As filed with the U.S. Securities and Exchange Commission on December 17, 2024.

Registration Statement No. 333-283428

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

Amendment No. 1
to
Form F-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_____________________________________

YD Bio Limited
(Exact Name of Registrant as Specified in Its Charter)

YD Biopharma Limited*
(Exact Name of Co-Registrant as Specified in Its Charter)

_____________________________________

Cayman Islands	2835	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12F., No. 3, Xingnan St.,
Nangang Dist.,
Taipei City 115001, Taiwan
+(886) 2382-0330
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

Ralph V. De Martino, Esq. Marc E. Rivera, Esq. ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Telephone: (202) 857.6000 Facsimile: (202) 857.6395	Benjamin Howard, Esq. Derick Pillai, Esq. Woolery & Co. PLLC 200 East 21st Street New York, NY 10010 Telephone: (212) 287.7377
Mathew J. Saur, Esq. Ekpyrosis Advisors PLLC 488 Broadway Southampton, NY 11968 Telephone: (917) 328.4795

_____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the Registrant and Co-registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant and Co-registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

*         For information regarding the Co-Registrant, see “Co-Registrant Table” on the following page.

CO-REGISTRANT TABLE

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
YD Biopharma Limited	Cayman Islands	2835	Not Applicable

____________

(1)      The Co-Registrant has the following principal executive office:

12F., No. 3, Xingnan St.

Nangang Dist.

Taipei City 115001, Taiwan

(2)      The agent for service for the Co-Registrant is:

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Breeze Holdings Acquisition Corp.
955 W. John Carpenter Fwy, Suite 100-929
Irving, TX 75039
Telephone: (619) 500-7747

[•], 2024

Dear Breeze Holdings Acquisition Corp. Stockholder:

You are cordially invited to attend the special meeting of stockholders of Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”) to be held at [•], Eastern Time, on [•], 2025 or at such other time, on such other date and at such other place to which the meeting may be adjourned (the “Special Meeting”). We are planning for the meeting to be held virtually over the Internet.

At the Special Meeting, our stockholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Merger Agreement and Plan of Reorganization, dated September 24, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among (i) Breeze, (ii) YD Bio Limited, a Cayman Islands exempted company (“Pubco”), (iii) Breeze Merger Sub, Inc., a Delaware corporation and which will be a direct, wholly-owned subsidiary of Pubco (“Breeze Merger Sub”), (iv) BH Biopharma Merger Sub Limited, a Cayman Islands exempted company (“Company Merger Sub,” with Company Merger Sub and Breeze Merger Sub together referred to herein as the “Merger Subs”), and (v) YD Biopharma Limited, a Cayman Islands exempted company (“YD Biopharma”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby. In connection with and upon the consummation of the merger contemplated by the Merger Agreement, Breeze will become a wholly-owned subsidiary of YD Bio Limited, which is hereinafter referred to (on a post-closing basis) as “Pubco.”

Pursuant to the terms of the Merger Agreement, Breeze Merger Sub will merge with and into Breeze with Breeze surviving the merger as a wholly owned subsidiary of Pubco (the “Breeze Merger”), and Company Merger Sub will merge with and into YD Biopharma, with YD Biopharma surviving such merger as a wholly owned subsidiary of Pubco (the “Company Merger” and together with the Breeze Merger, the “Mergers” and together with the other transactions and ancillary agreements contemplated by the Merger Agreement, the “Business Combination”). The consummation of the Business Combination is hereinafter referred to as the “Closing.”

As further described in the accompanying proxy statement/prospectus and on the terms and subject to the conditions set forth in the Merger Agreement, at the Breeze Merger Effective Time, (a) each share of Breeze common stock, par value $0.0001 per share (“Breeze Common Stock”) outstanding immediately prior to the Breeze Merger Effective Time that has not been redeemed, is not owned by Breeze or any of its direct or indirect subsidiaries as treasury shares and is not a Dissenting Parent Share will automatically convert into one ordinary share of Pubco (each, a “Pubco Ordinary Share”), (b) each Breeze Warrant shall automatically convert into one warrant to purchase a Pubco Ordinary Share (each, a “Pubco Warrant”) on substantially the same terms and conditions; and (c) each Breeze Right will be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder of such Breeze Right if it had been converted upon the consummation of a business combination in accordance with Breeze’s organizational documents.

The aggregate consideration to be received by the equity holders of YD Biopharma is based on a pre-transaction equity value of $647,304,110. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, each issued and outstanding ordinary share of YD Biopharma shall be cancelled and converted into a number of Pubco Ordinary Shares based on that Exchange Ratio described below. The Exchange Ratio will be equal to (i) $647,304,110, divided by (ii) the number of fully-diluted shares of YD Biopharma Common Stock outstanding as of the Closing, further divided by (iii) an assumed value of Pubco Ordinary Shares of $10.00 per share.

Concurrently with the execution of the Merger Agreement, Breeze, Pubco, YD Biopharma and the Parent Initial Stockholders (as defined in the Merger Agreement) entered into an Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Parent Initial Stockholders: (a) agreed to vote all of their shares of Breeze Common Stock in favor of the Parent Proposals, including the adoption of the Merger Agreement and the approval of the Transactions; (b) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of the Breeze Parties’ representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or YD Biopharma conditions to the Closing in the Merger Agreement not being satisfied; (c) (i) waived, subject to and conditioned upon the Closing and to the fullest extent permitted by applicable law and the Breeze organizational documents, and (ii) agreed not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Breeze Initial Stockholder may be entitled in connection with the Mergers or the other Transactions; (d) agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Mergers and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement prior to any valid termination of the Merger Agreement; (e) agreed not to transfer or pledge any of their shares of Breeze Common Stock, or enter into any arrangement with respect thereto, after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions; and (f) waived their rights to redeem any of their shares of Breeze Common Stock in connection with the approval of the Parent Proposals.

Concurrently with the execution of the Merger Agreement, Breeze, Pubco, YD Biopharma, and certain shareholders of YD Biopharma representing the requisite votes necessary to approve the Merger Agreement (the “YD Biopharma Equity Holders”) entered into Shareholder Support Agreements (the “Shareholder Support Agreement”), pursuant to which the YD Biopharma Equity Holders: (a) agreed to vote in favor of the adoption of the Merger Agreement and approve the Mergers and the other Transactions to which YD Biopharma is a party; (b) agreed to waive any appraisal or similar rights they may have pursuant to Cayman law with respect to the Mergers and the other Transactions; (d) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of YD Biopharma’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or the Breeze Parties’ conditions to the Closing in the Merger Agreement not being satisfied; and (e) agreed not to sell, assign, transfer or pledge any of their YD Biopharma ordinary shares (or enter into any arrangement with respect thereto) after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions.

In addition to the Business Combination Proposal, you will also be asked to consider and vote upon the following matters related to the Business Combination (a) a proposal to approve and vote upon the proposed second amended and restated memorandum and articles of association of Pubco, the form of which are attached to the accompanying proxy statement/prospectus as Annex B (the “Charter Proposal”), (b) proposals to consider and vote upon, on a non-binding advisory basis, certain provisions contained in the Proposed Charter which differ from the provisions of the current amended and restated memorandum and articles of association of Pubco (the “Existing Charter”), presented separately in accordance with SEC requirements (the “Advisory Charter Proposals”) (Proposal No. 3) and (c) a proposal to approve and adopt the Pubco Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex C, which is referred to herein as the “Incentive Plan Proposal.”

Consummation of the Business Combination is conditional on approval of each of the Business Combination Proposal, the Charter Proposal, the Nasdaq Stock Issuance Proposal and the Incentive Plan Proposal, and each such proposal is cross-conditioned on the others (collectively, the “Condition Precedent Proposals”). The Business Combination Proposal is not conditioned on the separate approval of the Advisory Governance Proposals as the Advisory Governance Proposals are advisory votes and are not binding on Breeze, Pubco or their respective board of directors. Regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, Pubco’s A&R MAA will take effect upon the Closing. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.

Pursuant to the Breeze Charter, a holder of Breeze’s public shares (a “public stockholder”) may request that Breeze redeem all or a portion of such public shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its shares. Public stockholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Breeze will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Breeze’s IPO, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on 893,712 shares subject to possible redemption as of June 30, 2024, this would have amounted to approximately $11.61 per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Special Meeting of Breeze — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 10% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 10% of the public shares, then any such shares in excess of that 10% limit would not be redeemed for cash.

The consummation of the transactions contemplated by the Merger Agreement, including the occurrence of the Closing, is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus under the section entitled “Proposal 1 — The Business Combination Proposal — Merger Agreement — Conditions to Closing”. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement or that the transactions contemplated by the Merger Agreement, including the Closing, will be consummated.

Breeze’s shares of Common Stock, rights exchangeable into one-twentieth of one share of common stock, and public warrants are currently quoted on the OTCQX under the symbols “BRZH,” “BRZHR” and “BRZHW,” respectively. Upon consummation of the Business Combination, Pubco’s Ordinary Shares and public warrants will be listed on The Nasdaq Capital Market under the symbols “YDES” and “YDESW,” respectively. Breeze’s units commenced public trading on November 23, 2020. Breeze’s shares of common stock and warrants began separate trading on December 23, 2020, and its units ceased trading on such separation date. Breeze is providing the accompanying proxy statement/prospectus and accompanying proxy card to Breeze’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by Breeze’s stockholders at the Special Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, all of Breeze’s stockholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 20 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Breeze has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Business Combination, and unanimously recommends that stockholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Breeze’s stockholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Breeze, you should keep in mind that the Breeze Initial Stockholders have interests in the Business Combination that may conflict with your interests as a stockholder. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to stockholders of Breeze than liquidating Breeze. See “Business Combination Proposal — Interests of Breeze’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other.

Pubco will be a “controlled company” under the Nasdaq Listing Rules and may be exempt from certain corporate governance requirements other than those exemptions available to foreign private issuers discussed herein. See “Risk Factors — Risks Relating to the Business Combination and Pubco — As a “controlled company” under the rules of the Nasdaq Capital Market, Pubco may choose to exempt itself from certain corporate governance requirements that could have an adverse effect on our public shareholders.” “Risk Factors — Risks Relating to the Business Combination and Pubco — If Pubco ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting, and other expenses that it would not incur as a foreign private issuer.” “Risk Factors — Risks Relating to the Business Combination and Pubco — Because Pubco is a foreign private issuer and is exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.” and “Risk Factors — Risks Relating to the Business Combination

and Pubco —  Although as a foreign private issuer, Pubco is exempt from certain corporate governance standards applicable to US domestic issuers, if Pubco cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, Pubco’s securities may not be listed or may be delisted, which could negatively affect the price of its securities and your ability to sell them.”

Pubco is considered a “foreign private issuer” under the Exchange Act and will remain a foreign private issuer after the consummation of the Business Combination. Therefore, it is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s Ordinary Shares. Accordingly, after the Business Combination, if you continue to hold Pubco’s Ordinary Shares, you may receive less or different information about Pubco than you currently receive about Breeze.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Nasdaq that it does follow, Pubco cannot give assurances that it will continue to follow such corporate governance requirements in the future as it may choose to rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the laws of the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation, nominating or corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Pubco Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco After the Business Combination — Corporate Governance Practices and Foreign Private Issuer Status.”

Pubco would no longer qualify as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Lastly, the Holding Foreign Companies Accountable Act (“HFCAA”) would subject Pubco to a number of prohibitions, restrictions and potential delisting if either it or its auditor were designated as an “HFCAA Issuer” or an auditor listed on an HFCAA Determination List, respectively, each as described further herein. An HFCAA Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as an HFCAA Issuer based on its annual report for the fiscal year ended December 31, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended December 31, 2022. If identified as an HFCAA Issuer, Pubco would be prevented from using an auditor that the Public Company Accounting Oversight Board of the U.S., or PCAOB, determines it could not inspect or fully investigate and would (i) prohibit the trading of securities of a company and (ii) require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm for three consecutive years. The HFCAA also requires public companies to disclose, among other things, whether they are owned or controlled by a foreign government, specifically, those that are based in or have a majority or significant amount of their operations in the PRC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which, if enacted, would amend the HFCAA and require the

SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As of the date of this proxy statement/prospectus, the auditor of YD Biopharma, ARK Pro CPA & Co, is not among the auditor firms listed on the HFCAA Determination List, which identifies all of the auditor firms that the PCAOB is not able to inspect.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in Mainland China and Hong Kong. The agreement includes detailed and specific commitments from the CSRC that would allow PCAOB inspections and investigations meeting U.S. standards, such as (i) independent discretion by the PCAOB to select any issuer audits for inspection or investigation in accordance with the Sarbanes-Oxley Act; (ii) direct access by the PCAOB to interview or take testimony from all personnel of the audit firms whose issuer engagements are being inspected or investigated; (iii) unfettered ability by the PCAOB to transfer information to the SEC in accordance with the Sarbanes-Oxley Act; and (iv) procedures for PCAOB inspectors to see complete audit work papers without any redactions. Implementation of the aforementioned framework is subject to uncertainties and will affect the PCAOB’s actual ability to inspect and thoroughly investigate audit firms in Mainland China and Hong Kong.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote at the virtual meeting, you may withdraw your proxy and vote at the virtual meeting.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO BREEZE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
/s/ [ ]
J. Douglas Ramsey, Ph.D.
Chairman, Chief Executive Officer and Chief Financial Officer

This proxy statement/prospectus is dated [•], 2024 and is first being mailed to the stockholders of Breeze on or about that date.

Breeze Holdings Acquisition Corp.
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Telephone: (619) 500-7747

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2025

To the Stockholders of Breeze Holdings Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”), will be held on [•], 2025, at [•], Eastern time. The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address: www.virtualshareholdermeeting.com/BRZH2025SM. You are cordially invited to attend the special meeting, which will be held for the following purposes:

•        The Business Combination Proposal — To consider and adopt the Merger Agreement and Plan of Reorganization, dated September 24, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among (i) Breeze, (ii) YD Bio Limited, a Cayman Islands exempted company (“Pubco”), (iii) Breeze Merger Sub, Inc., a Delaware corporation and which will be a direct, wholly-owned subsidiary of Pubco (“Breeze Merger Sub”), (iv) BH Biopharma Merger Sub Limited, a Cayman Islands exempted company (“Company Merger Sub,” with Company Merger Sub and Breeze Merger Sub together referred to herein as the “Merger Subs”), and (v) YD Biopharma Limited, a Cayman Islands exempted company (“YD Biopharma”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby (Proposal No. 1);

•        The Charter Proposal — To consider and vote upon a proposal to approve and adopt the proposed second amended and restated memorandum and articles of association of Pubco, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Proposed Charter”);

•        The Advisory Charter Proposals — To consider and vote upon, on a non-binding advisory basis, proposals to approve certain provisions contained in the Proposed Charter which differ from the provisions of the Existing Charter, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements (the “Advisory Charter Proposals”) (Proposal No. 3);

•        Advisory Charter Proposal 3(a) — To provide that Pubco shall have an authorized share capital of 500,000,000 Ordinary Shares, par value US$0.0001 per share

•        Advisory Charter Proposal 3(b) — To provide that any amendment to the Proposed Charter will require the approval of the holders of at least a two-third majority of the votes cast by, or on behalf of the shareholders who (being entitled to do so) vote in person or by proxy at the general meeting of Pubco.

•        Advisory Charter Proposal 3(c) — To remove the blank check provisions from the Existing Charter.

•        Advisory Charter Proposal 3(d) — To change the classification of the Pubco Board from two classes to three classes, with each class elected for a staggered term, as well as with each class consisting, as nearly as may be possible, of one third of the total number of directors constituting the whole board.

•        The Incentive Plan Proposal — To consider and vote upon the Pubco Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex C (Proposal No. 4).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Breeze Common Stock at the close of business on [•], 2025 (the “Breeze Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION ENTITLED “RISK FACTORS.”

Pursuant to the Existing Charter, Breeze will provide holders of Breeze’s public shares (“public shares”) with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount on deposit in Breeze’s trust account, which holds the proceeds of the Breeze IPO (as defined herein), as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the trust account and not previously released to Breeze to pay its taxes). For illustrative purposes, based on funds in the trust account of approximately $10.4 million on June 30, 2024, the estimated per share redemption price would have been approximately $11.61. Public stockholders (as defined herein) may elect to redeem their shares even if they vote for the Business Combination Proposal. A holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 10% of the public shares without the consent of Breeze. Accordingly, all public shares in excess of 10% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of Breeze. The Breeze Initial Stockholders have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock they may hold. Collectively, the Breeze Initial Stockholders own 77.8% of Breeze’s issued and outstanding common stock. The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting.

After careful consideration, Breeze’s board of directors (the “Breeze Board”) has determined that the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, and the Nasdaq Stock Issuance Proposal are fair to and in the best interests of Breeze and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Nasdaq Stock Issuance Proposal, and “FOR” the Incentive Plan Proposal.

Consummation of the Business Combination is conditional on approval of each of the Business Combination Proposal, the Charter Proposal, the Nasdaq Stock Issuance Proposal and the Incentive Plan Proposal, and each such proposal is cross-conditioned on the others (collectively, the “Condition Precedent Proposals”). The Business Combination Proposal is not conditioned on the separate approval of the Advisory Governance Proposals as the Advisory Governance Proposals are advisory votes and are not binding on Breeze, Pubco or their respective board of directors. Regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, the Pubco A&R MAA will take effect upon the Closing. The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.

All Breeze’s stockholders are cordially invited to attend the Special Meeting in virtual format. Breeze’s stockholders may attend, vote and examine the list of Breeze’s stockholders entitled to vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BRZH2025SM and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

A complete list of Breeze’s stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of Breeze for inspection by stockholders during business hours for any purpose germane to the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,
/s/ [ ]
J. Douglas Ramsey, Ph.D.
[•], 2024	Chairman of the Board of Directors

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE BREEZE REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO BREEZE’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF BREEZE S STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY — SUBJECT TO COMPLETION, DATED [•], 2024

PROXY STATEMENT FOR SPECIAL MEETING OF
THE STOCKHOLDERS OF Breeze Holdings Acquisition CORP.
(A DELAWARE CORPORATION)
AND
PROSPECTUS FOR [_______] ORDINARY SHARES OF YD BIO LIMITED

The board of directors of Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”, “we” or “our”), has unanimously approved (a) the merger of Breeze Merger Sub, Inc. (“Breeze Merger Sub”), a Delaware corporation and wholly-owned subsidiary of YD Bio Limited, a Cayman Islands exempted company and wholly-owned subsidiary of Breeze (“Pubco”) with and into Breeze, with Breeze surviving (the “Breeze Merger”), and (b) immediately following the merger, the merger of BH Biopharma Merger Sub, Inc., a Cayman Islands exempted company and a direct wholly-owned subsidiary of Pubco (“Company Merger Sub”) with and into YD Biopharma Limited (“YD Biopharma”), a Cayman Islands exempted company, with YD Biopharma surviving (the “Company Merger” and, together with the Breeze Merger, the “Mergers”), as a result of Mergers Breeze and YD Biopharma will become wholly-owned subsidiaries of Pubco pursuant to the terms of the Merger Agreement and Plan of Reorganization, dated September 24, 2024, by and among Breeze, Merger Sub and YD Biopharma, attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), and (c) the other transactions contemplated by the Merger Agreement and documents related thereto (collectively, the “Business Combination”). As used in this proxy statement/prospectus, “Pubco” refers to YD Bio Limited after giving effect to the Business Combination.

This prospectus covers [_______] Pubco Ordinary Shares to be issued to YD Biopharma Equity Holders in connection with the Business Combination, including the issuance of [_______] Pubco Ordinary Shares underlying awards granted under the YD Biopharma Incentive Plan. The number of Pubco Ordinary Shares that this prospectus covers represents the maximum number of shares that may be issued to YD Biopharma Equity Holders in connection with the Business Combination.

Breeze is, and Pubco will be, an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Pubco may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.

Breeze Common Stock, Breeze Rights, and Breeze Warrants are currently traded on OTCQX under the symbols “BRZH,” “BRZHR,” and “BRZHW”, respectively. Pubco intends to apply for listing, effective at the time of the Closing, of Pubco Ordinary Shares and Pubco Warrants on The Nasdaq Capital Market under the symbols “YDES” and “YDESW”, respectively. This proxy statement/prospectus provides stockholders of Breeze with detailed information about the proposed Business Combination and other matters to be considered at the special meeting of Breeze. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 20 of this proxy statement/prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [•], 2024 and is first being mailed to the stockholders of Breeze on or about that date.

i

ANNEXES

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by YD Bio Limited, a Cayman Islands exempted company limited by shares (“Pubco”), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the Pubco Ordinary Shares (as defined herein) to be issued to stockholders of the Company (the “Company Shareholders”), stockholders of Breeze Holdings Acquisition Corp. (the “Breeze Stockholders”), including as a result of the conversion of Breeze Public Rights (as defined herein) to Breeze Common Stock (as defined herein), the Pubco Public Warrants (as defined herein) to be issued to holders of Breeze Public Warrants, and the Pubco Ordinary Shares underlying such warrants, if the Business Combination (as defined herein) is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting at which Breeze Stockholders shall be asked to consider and vote upon a proposal to approve the Business Combination by the adoption of the Merger Agreement and the Transactions, among other matters.

References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been rounded to a single decimal place for the convenience of readers.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Breeze Stockholders, nor the issuance by Pubco of its Pubco Ordinary Shares in connection with the Business Combination will create any implication to the contrary. Information contained in this proxy statement/prospectus regarding Breeze has been provided by Breeze and information contained in this proxy statement/prospectus regarding Pubco and the Company (as defined herein) has been provided by Pubco and the Company. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning YD Biopharma’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by YD Biopharma’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which YD Biopharma operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Unless otherwise expressly stated, YD Biopharma obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources that YD Biopharma did not pay for, sponsor, conduct or otherwise commission. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which belong to us, YD Biopharma or Merger Sub and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we or YD Biopharma will not assert our or their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

FREQUENTLY USED TERMS

In this document:

“Aggregate Merger Consideration” means the aggregate Per Share Merger Consideration payable pursuant to the Merger Agreement to the participating YD Biopharma securityholders.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the New Employment Agreements and all other agreements, certificates and instruments executed and delivered by Breeze, Merger Sub or YD Biopharma in connection with the Transactions and specifically contemplated by the Merger Agreement.

“Breeze” means Breeze Holdings Acquisition Corp., a Delaware corporation.

“Breeze Common Stock” means the common stock of Breeze, par value $0.0001 per share.

“Breeze Founder Shares” means the 2,875,000 shares of Breeze Common Stock issued to the Sponsor for a purchase price of $25,000 (100,000 of which were transferred to the Initial Breeze Independent Directors and 300,000 of which were transferred to I-Bankers for no consideration).

“Breeze Holders” means holders of Breeze Common Stock, including, without limitation, the Breeze Initial Stockholders.

“Breeze Independent Directors” means the current and former independent directors of Breeze.

“Breeze Initial Stockholders” means the Sponsor, the Initial Breeze Independent Directors and I-Bankers.

“Breeze Proposals” means the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, and any other proposals the parties deem necessary to effectuate the Business Combination and the other Transactions.

“Breeze Public Holders” means holders of Breeze Common Stock who are not Breeze Initial Stockholders.

“Breeze Right” means a right issued by Breeze entitling the holder thereof to receive one-twentieth (1/20) of one share of Pubco Ordinary Shares upon the consummation of the Business Combination, subject to receipt of a valid certificate evidencing such Breeze Rights by the Rights Agent.

“Breeze Rights Holder” means a person that beneficially owns a Breeze Right.

“Breeze Units” means the 11,500,000 units issued in the IPO, each of which consisted of one share of Breeze Common Stock, one Breeze Right and one Public Breeze Warrant.

“Breeze Warrants” means the Public Breeze Warrants together with the Private Placement Warrants.

“Business Combination” means the transactions contemplated by the Merger Agreement, including the Merger.

“Business Combination Proposal” means the proposal to approve the adoption of the Merger Agreement and the Business Combination.

“Capitalization Assumptions” means, with respect to a given calculation of the ownership of Pubco Ordinary Shares immediately following the Closing, the following assumptions: (a) 76,268,916 Pubco Ordinary Shares will be issued at the Closing to YD Biopharma Equity Holders; (b) the Breeze Public Holders own 893,712 shares of Breeze Common Stock and no Breeze Public Holder elects to exercise redemption rights with respect to its shares of Breeze Common Stock; (c) the Breeze Initial Stockholders own an aggregate of 3,087,500 shares of Breeze Common Stock and none of these shares are forfeited pursuant to the Sponsor Support Agreement; (d) Northland owns 37,500 shares of Breeze Common Stock; (e) Anthony F. Vaccaro (the “Consultant”) owns 15,000 shares of Breeze Common Stock; (f) 575,000 Pubco Ordinary Shares will be issued at the Closing to the Breeze Rights Holders subject to receipt of a valid certificate evidencing such Breeze Rights by the Rights Agent; and (g) 81,143,192 Pubco Ordinary Shares are outstanding as of immediately following the Closing. None of the forgoing assumptions takes into account: (i) any Pubco Ordinary Shares issuable at $11.50 per share upon the exercise of 11,500,000 Public Breeze Warrants or 5,425,000 Private Placement Warrants; or (ii) any Pubco Ordinary Shares issuable with respect to any grants that may be issued pursuant to the Pubco Incentive Plan or which are issued and outstanding as of the Closing pursuant to the YD Biopharma Incentive Plan.

v

“Certificate of Merger” means the certificate of merger effecting the Merger pursuant to the Companies Act.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date upon which the Closing is to occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Completion Window” means the deadline for Breeze to consummate an initial business combination as set forth in the Existing Charter (as amended from time to time).

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the date and time of the filing of the Certificate of Merger with the Cayman Registrar.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means an amount equal to (a) $647,304,110 divided by (b) the number of fully-diluted YD Biopharma Ordinary Shares outstanding as of the Closing, further divided by (c) an assumed value of Pubco Ordinary Shares of $10.00 per share.

“FDA” means the U.S. Food and Drug Administration.

“I-Bankers” means I-Bankers Securities, Inc.

“Incentive Sponsor Shares” means the aggregate shares of Breeze Common Stock held by the Sponsor.

“Initial Breeze Independent Directors” means the independent directors of Breeze (current and former) who hold Breeze Founder Shares.

“IPO” means Breeze’s initial public offering of Breeze Units, consummated on November 25, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Legacy Breeze Transaction Expenses” means the expenses of Breeze incurred in connection with a prior proposed business combination other than the Business Combination.

“Lock-Up Agreement” means the Lock-Up Agreement, dated September 24, 2024, among Breeze, the Breeze Initial Stockholders, YD Biopharma and certain YD Biopharma Equity Holders.

“Merger” means the merger of Merger Sub with and into YD Biopharma, with YD Biopharma surviving as a wholly-owned subsidiary of Breeze.

“Merger Sub” means BH Biopharma Merger Sub, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Breeze.

“Merger Agreement” means the Merger Agreement and Plan of Reorganization, dated September 24, 2024, as may be amended, by and among Breeze, Merger Sub and YD Biopharma.

“Nasdaq” means the Nasdaq Capital Market.

“New Employment Agreements” means the employment offer letters entered into between YD Biopharma and certain members of YD Biopharma management which shall take effect at and contingent upon the Closing and which shall be assigned to, and assumed by, Pubco at the Closing.

“Northland” means Northland Capital Markets.

“OTCQX” means the OTCQX tier of the OTC Markets Group Inc.

“Outstanding Breeze Transaction Expenses” means, other than Legacy Breeze Transaction Expenses (i) the fees and expenses of outside counsel to Breeze in connection with the Transactions; (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Breeze or Merger Sub in connection with the Transactions or otherwise in connection with Breeze’s operations or efforts to extend the time period for Breeze to consummate a Business Combination; (iii) any amounts due to the underwriters of Breeze’s IPO; (iv) any loans owed by Breeze for amounts borrowed from its directors, officers or stockholders (including the Sponsor), (v) any costs or fees relating to the preparation, filing and mailing of the Extension Proxy Statement or the seeking of the Breeze Extension Approval (including the value of any additional securities or economic inducements offered to stockholders of Breeze in connection therewith), (vi) any costs or fees incurred by Breeze in connection with entering into agreements with any Redeeming Stockholders to incentivize them to either unwind or facilitate the unwinding of their respective exercise of applicable redemption rights, and (vii) all other costs and expenses incurred or payable and unpaid by Breeze in connection with Breeze’s operations through the Effective Time.

“Outstanding YD Biopharma Transaction Expenses” means (i) the fees and disbursements of outside counsel to YD Biopharma incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by YD Biopharma in connection with the Transactions.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Per Share Merger Consideration” means the number of Pubco Ordinary Shares resulting from the product of (x) each share of YD Biopharma Ordinary Shares that is issued and outstanding immediately prior to the Effective Time (excluding any cancelled or dissenting YD Biopharma Ordinary Shares) multiplied by (y) the Exchange Ratio (rounded to the nearest whole number).

“Permitted Financings” means the consummation of one or more private placement transactions by YD Biopharma of any equity securities or debt securities (or securities convertible into or exercisable for equity securities) of YD Biopharma prior to the Effective Time which raise no more than $100,000,000 in the aggregate.

“Permitted Financing Securities” means any equity securities or debt securities of YD Biopharma (or any securities convertible into or exercisable for equity securities of YD Biopharma) issued in any Permitted Financings, including any YD Biopharma Preferred Stock, notes that are convertible into shares of YD Biopharma Capital Stock and warrants exercisable for shares of YD Biopharma Capital Stock.

“Prospectus” means this proxy statement/prospectus.

“Pubco” or “Combined Company” means YD Bio Limited.

“Pubco A&R MAA” or “Proposed Charter” means the second amended and restated memorandum and articles of association of Pubco, substantially in the form attached to this proxy statement/prospectus as Annex B, to be adopted immediately prior to the Breeze Merger Effective Time.

“Pubco Board” means the board of directors of Pubco.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco.

“Public Breeze Warrants” means the Breeze Warrants originally included as part of the Breeze Units and redeemable following the Closing.

“Registration Rights Agreement” means the Registration Rights Agreement, dated November 21, 2024, among Breeze, the Breeze Initial Stockholders and Pubco.

“Rights Agreement” means the existing Rights Agreement, dated November 23, 2020, between Continental Stock Transfer & Trust Company, as rights agent (“Rights Agent”), and Breeze, pursuant to which the Breeze Rights were issued.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated September 24, 2024, among Breeze, YD Biopharma and the Breeze Initial Stockholders.

“Stockholder Support Agreement” means the Stockholder Support Agreement, dated September 24, 2024, among YD Biopharma, Breeze and certain YD Biopharma Equity Holders.

“Sponsor” means Breeze Sponsor, LLC, a Delaware limited liability company.

“Subsequent Transaction” means any transaction or series of transactions occurring after the Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Pubco, YD Biopharma or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of Pubco or the right to elect a majority of the Pubco board of directors or similar governing body of Pubco, (b) constituting a sale, merger, business combination, consolidation, liquidation, exchange offer or other similar transaction, however effected, following which the voting securities of Pubco immediately prior to such transaction do not continue to represent or are not converted into at least (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) constituting a sale, lease, license or other disposition of fifty percent (50%) or more of the assets of Pubco and its subsidiaries taken as a whole.

“Surviving Corporation” means YD Biopharma Limited, a Cayman Islands exempted company, as of the Effective Time.

“Transactions” means the transactions contemplated by the Merger Agreement and the Ancillary Agreements.

“Pubco” means YD Bio Limited following the consummation of the Business Combination.

“Pubco Ordinary Shares” means the ordinary shares of Pubco, par value $0.0001 per share, following the Business Combination.

“Trust Account” means the trust account established pursuant to Breeze’s IPO, with Continental Stock Transfer & Trust Company acting as trustee, in which the proceeds from the IPO and related private placements were placed.

“YD Biopharma” means YD Biopharma Limited, a Cayman Islands exempted company.

“YD Biopharma Convertible Securities” means, collectively, all options, warrants or rights to subscribe for or purchase any ordinary shares of YD Biopharma or securities convertible into or exchangeable for, or otherwise confer on the holder of any right to acquire any ordinary shares of YD Biopharma.

“YD Biopharma Equity Holders” means holders of YD Biopharma Ordinary Shares and YD Biopharma Convertible Securities.

“YD Biopharma Equity Value” means $647,304,110.

“YD Biopharma Participating Securityholders” means, as of immediately prior to the Closing, each holder of the following YD Biopharma Ordinary Shares.

“YD Biopharma Securities” means the YD Biopharma Ordinary Shares and the YD Biopharma Convertible Securities.

“U.S. GAAP” means United States generally accepted accounting principles.

“VWAP” means, for any trading day, the volume weighted average price of a security on its principal trading market for such day.

“Warrant Agreement” means the existing Warrant Agreement, dated November 23, 2020, between Continental Stock Transfer & Trust Company, as warrant agent, and Breeze, pursuant to which the Breeze Warrants were issued.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to consummate the Business Combination;

•        changes to the terms of or waivers of closing conditions in the Merger Agreement;

•        the benefits of the Business Combination;

•        Pubco’s financial performance following the Business Combination;

•        the ability to obtain the listing of our securities on Nasdaq following the Business Combination;

•        changes in YD Biopharma’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        YD Biopharma’s strategic advantages and the impact those advantages will have on future financial and operational results;

•        expansion plans and opportunities;

•        YD Biopharma’s ability to grow its business in a cost-effective manner;

•        the implementation, market acceptance and success of YD Biopharma’s business model;

•        developments and projections relating to YD Biopharma’s competitors and industry;

•        YD Biopharma’s approach and goals with respect to technology;

•        YD Biopharma’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        the impact of COVID-19 or other pandemics on YD Biopharma’s business;

•        changes in applicable laws or regulations; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your shares of Breeze Common Stock on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Pubco may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against Breeze, Merger Sub or YD Biopharma following the date of this proxy statement/prospectus;

•        the inability to complete the Business Combination due to the failure to obtain approval of the Breeze stockholders or to satisfy other conditions to the Closing in the Merger Agreement;

•        the inability to obtain or maintain the listing of the Pubco Ordinary Shares on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of YD Biopharma as a result of the announcement and consummation of the transactions described herein;

•        our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of YD Biopharma to grow and manage growth profitably following the Business Combination;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the effects of COVID-19 or other pandemics on YD Biopharma’s business;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities;

•        the risk that the post-combination company may never achieve or sustain profitability;

•        the risk that the post-combination company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•        the risk that the post-combination company experiences difficulties in managing its growth and expanding operations;

•        the risk that YD Biopharma is unable to secure or protect its intellectual property;

•        the risk that YD Biopharma is unable to secure or will experience delays in securing regulatory approval or clearance for its products; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

x

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Breeze Holders. Stockholders are urged to carefully read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and answers about the Business Combination

Q:     What is the Business Combination?

A:     Breeze, Breeze Merger Sub, a wholly-owned subsidiary of Breeze, Company Merger Sub, a wholly-owned subsidiary of Pubco, and YD Biopharma have entered into the Merger Agreement, pursuant to which Breeze Merger Sub will merge with and into Breeze, with Breeze surviving, and immediately following the consummation of the Breeze Merger but on the same day, Company Merger Sub will merge with and into YD Biopharma, with YD Biopharma surviving. As a result of the Mergers, Breeze and YD Biopharma will become wholly-owned subsidiaries of Pubco.

Breeze will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement and you are receiving this proxy statement/prospectus in connection with such meeting. In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Breeze is sending this proxy statement/prospectus to the Breeze Holders to help them decide how to vote their shares of Breeze Common Stock with respect to the matters to be considered at the Special Meeting.

Breeze and YD Biopharma have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and Breeze encourages its stockholders to read it in its entirety. The Breeze Holders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and approve the Transactions, which, among other things, include provisions for Breeze Merger Sub to be merged with and into Breeze, with Breeze surviving, and immediately following the consummation of the Breeze Merger but on the same day, Company Merger Sub will merge with and into YD Biopharma, with YD Biopharma surviving. As a result of the Mergers, Breeze and YD Biopharma will become wholly-owned subsidiaries of Pubco. See “Proposal No. 1 — The Business Combination Proposal.”

The Business Combination cannot be completed unless the Breeze Holders approve (a) a proposal to approve the Business Combination described in this proxy statement/prospectus, which is referred to herein as the “Business Combination Proposal,” and (b) a proposal to approve and adopt the Proposed Charter, a copy of which is attached hereto as Annex B, which is referred to herein as the “Charter Proposal.”

The Breeze Holders are also being asked to vote on (a) separate proposals to approve, on a non-binding advisory basis, certain material differences between the Proposed Charter and the Existing Charter, which we refer to as the “Advisory Charter Proposals,” and (b) a proposal to approve and adopt the Pubco Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex C, which is referred to herein as the “Incentive Plan Proposal.”. Information about the Special Meeting, the Business Combination and the other business to be considered by Breeze Holders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of Breeze and a prospectus of Breeze. It is a proxy statement because the Breeze Board is soliciting proxies using this proxy statement/prospectus from the Breeze Holders. It is a prospectus because Breeze, in connection with the Business Combination, is offering Pubco Ordinary Shares in exchange for the outstanding YD Biopharma Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Merger Consideration”.

Q:     What will YD Biopharma receive in the Business Combination?

A:     If the Business Combination is completed, each issued and outstanding share of YD Biopharma Ordinary Shares shall be cancelled and converted into a number of Pubco Ordinary Shares equal to the Exchange Ratio. Based on the number of YD Biopharma Ordinary Shares that will be outstanding as of the Closing, the total number of Pubco Ordinary Shares expected to be issued in connection with the Business Combination is approximately [_______], including those shares issuable to the holders of any Permitted Financing Securities.

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for [•], 2025; however, such meeting could be adjourned, as described herein. Neither Breeze nor YD Biopharma can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. Breeze must first obtain the approval of the Breeze Holders for certain of the proposals set forth in this proxy statement/prospectus for their approval and satisfy other closing conditions.

Q:     What happens if the Business Combination is not completed?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for information regarding the parties’ specific termination rights. In addition, the Business Combination will not be consummated if the Required Proposals are not approved or the other conditions to closing are not satisfied or waived.

In order to provide more time to consummate the Business Combination, on September 13, 2022, the Breeze Holders approved an amendment to the Existing Charter to extend the deadline for Breeze to complete its initial business combination from September 26, 2022 to March 26, 2023. On March 22, 2023, the Breeze Holders approved an amendment to the Existing Charter to extend the deadline for Breeze to complete its initial business combination from March 26, 2023 to September 26, 2023. On September 22, 2023, the Breeze Holders approved an amendment to the Existing Charter to extend the deadline for Breeze to complete its initial business combination from September 26, 2023 to June 26, 2024. On June 21, 2024, the Breeze Holders approved an amendment to the Existing Charter to extend the deadline for Breeze to complete its initial business combination from June 26, 2024 to December 26, 2024. If, as a result of the termination of the Merger Agreement or otherwise, Breeze is unable to complete a business combination by December 26, 2024, or amend the Existing Charter to further extend the date by which Breeze must consummate an initial business combination, the Existing Charter provides that Breeze will: (i) cease all operations except for the purpose of winding up; (ii) redeem the public shares of Breeze Common Stock at a per-share price equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding public shares of Breeze Common Stock, which redemption will completely extinguish Breeze Holders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Breeze’s remaining stockholders and the Breeze Board, dissolve and liquidate, subject in each case to Breeze’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors — Risks Related to Breeze and the Business Combination.” The Breeze Initial Stockholders have waived any right to any liquidation distribution with respect to their shares of Breeze Common Stock.

In the event of liquidation, there will be no distribution with respect to outstanding Breeze Warrants or Breeze Rights. Accordingly, the Breeze Warrants and the Breeze Rights will expire worthless.

Q:     What is the PIPE Financing.

A:     In connection with the Business Combination, the parties intend to consummate a financing, pursuant to which YD Biopharma would issue to certain investors Pubco Ordinary Shares or securities convertible or exchangeable for Pubco Ordinary Shares (the “PIPE Financing”). It is uncertain whether the parties will succeed in securing any PIPE Financing or what the size or terms of a PIPE Financing would be. To date, the parties have not received any commitments in respect of the PIPE Financing.

If the parties do not consummate the PIPE Financing, then Breeze would have to waive the applicable closing condition in the Merger Agreement in order for the Business Combination to be consummated. If Breeze were to elect to waive this condition and consummate the Business Combination without the PIPE Financing, Pubco would have only a limited amount of cash with which to operate its business after the Closing, which could prevent it from achieving its expected growth and cash flow, harm its business and financial position, and leave it with insufficient funds to pay the fees and expenses due at the Closing. For more information, please see “Risk Factors — If the parties do not consummate the PIPE Financing prior to Closing, Pubco may have only a limited amount of cash with which to operate its business after Closing.”

Q:     What equity stake will current Breeze Holders and current YD Biopharma Equity Holders hold in Pubco immediately after the consummation of the Business Combination?

A:     Immediately after the Closing, based on the Capitalization Assumptions, (i) YD Biopharma Equity Holders will own, collectively, approximately 93.5% of the outstanding Pubco Ordinary Shares; (ii) Breeze Public Holders and Breeze Rights Holders will retain an aggregate ownership interest of approximately 2.1% of the outstanding Pubco Ordinary Shares; and (iii) the Sponsor and the Breeze Independent Directors will own approximately 3.4% and 0.2%, respectively, of the outstanding Pubco Ordinary Shares. These indicative levels of ownership interest would amount to approximately 94.7%, 0.8%, 3.5% and 0.2%, respectively, assuming the maximum redemption scenario, where 893,712 shares of Breeze Common Stock are redeemed.

The following table illustrates the number and percentage ownership of Pubco Ordinary Shares immediately after the Closing based on the Capitalization Assumptions:

Stockholders	Number	Percentage
Breeze Holders:	4,608,712	6.5%
Breeze Public Holders	893,712	1.3%
Breeze Rights Holders	575,000	0.8%
Sponsor	2,415,000	3.4%
Breeze Independent Directors	160,000	0.2%
I-Bankers	512,500	0.7%
Northland	37,500	0.1%
Consultant	15,000	—%
YD Biopharma Equity Holders	66,104,197	93.5%
Total	70,712,909	100.0%

Q:     How will the level of redemptions by Breeze’s stockholders affect the ownership of non-redeeming Breeze’s stockholders in Pubco upon the closing of the Business Combination?

A:     Each share of Breeze Common Stock outstanding prior to the Business Combination will remain outstanding immediately prior to the Business Combination, following any redemption rights exercised by Breeze Public Holders, will convert into the right to receive one Pubco Ordinary Share. Accordingly, the total number of Pubco Ordinary Shares to be outstanding at the Closing (and the relative ownership levels of non-redeeming Breeze Public Holders) will be affected by: (i) the number of shares of Breeze Common Stock that are redeemed in connection with the Business Combination, (ii) the issuance of Pubco Ordinary Shares in connection with the Business Combination, and (iii) any shares to be issued in connection with a Permitted Financing.

Furthermore, to the extent that any Breeze Public Holders redeem their shares of Breeze Common Stock in connection with the Business Combination, each Public Breeze Warrant will convert into the right to receive one Pubco Warrant, notwithstanding the redemption of their Breeze Common Stock. Based on the trading price of the Public Breeze Warrants of $[•] per Public Breeze Warrant as of [•], 2025, the Breeze Record Date, the Public Breeze Warrants owned by the Breeze Public Holders were worth approximately $[•] million in the aggregate, and the Private Placement Warrants owned by the Breeze Initial Stockholders were worth approximately $[•] million as of such date.

The table below shows the relative ownership levels of holders of Pubco Ordinary Shares immediately after the Closing under varying redemption scenarios and based on the Capitalization Assumptions (except with respect to such redemption scenarios).

	Assuming No Redemption		Assuming 25% Maximum Redemption		Assuming 50% Maximum Redemption		Assuming 75% Maximum Redemption		Assuming Maximum Redemption(1)
	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%
Breeze Holders:	4,608,712	6.5%	4,385,284	6.2%	4,161,856	5.9%	3,938,428	5.6%	3,715,000	5.3%
Breeze Public Holders	893,712	1.3%	670,284	1.0%	446,856	0.6%	223,428	0.3%	—	—%
Breeze Rights Holders	575,000	0.8%	575,000	0.8%	575,000	0.8%	575,000	0.8%	575,000	0.8%
Sponsor	2,415,000	3.4%	2,415,000	3.4%	2,415,000	3.4%	2,415,000	3.5%	2,415,000	3.5%
Breeze Independent Directors	160,000	0.2%	160,000	0.2%	160,000	0.2%	160,000	0.2%	160,000	0.2%
I-Bankers	512,500	0.7%	512,500	0.7%	512,500	0.7%	512,500	0.7%	512,500	0.8%
Northland	37,500	0.1%	37,500	0.1%	37,500	0.1%	37,500	0.1%	37,500	0.1%
Consultant	15,000	—%	15,000	—%	15,000	—%	15,000	—%	15,000	—%
YD Biopharma Equity Holders	66,104,197	93.5%	66,104,197	93.8%	66,104,197	94.1%	66,104,197	94.4%	66,104,197	94.7%
Total Pubco Ordinary Shares Outstanding	70,712,909	100.0%	70.489,481	100.0%	70,266,053	100.0%	70,042,625	100.0%	69,819,197	100.0%

____________

(1)      Assumes that 893,712 shares of Breeze Common Stock are redeemed for an aggregate payment of approximately $10.4 million (based on the estimated per share redemption price of approximately $11.61 per share) from the Trust Account. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     What interests do the Breeze Initial Stockholders have in the Business Combination?

A:     The Breeze Initial Stockholders may have interests in the Business Combination that are different from, or in addition to, the interest of the Breeze Holders generally. These interests include the continued service of certain directors of Breeze as directors of Pubco and the indemnification of former Breeze directors and officers by Pubco.

In addition, the Breeze Initial Stockholders have financial interests in the Business Combination that are different from, or in addition to, the interests of the Breeze Holders, other than the Breeze Initial Stockholders. With respect to Breeze’s executive officers and directors, these interests include, among other things:

1.      The Existing Charter provides that if a definitive agreement to consummate a Business Combination has been executed but no Business Combination is consummated by December 26, 2024 (or such later date as may be approved by the Breeze Holders), Breeze is required to begin the dissolution process provided for in the Existing Charter. In the event of a dissolution,

a.      the 2,875,000 Breeze Founder Shares that were purchased by the Sponsor (100,000 of which were transferred to the Initial Breeze Independent Directors and 300,000 of which were transferred to I-Bankers following Breeze’s IPO) for a purchase price of $25,000 would become worthless, as the holders thereof have waived any redemption rights and rights to receive liquidation distributions with respect to these shares. Such shares had an aggregate market value of approximately $[•] million, based upon the closing sale price of $[•] of the Breeze Common Stock on OTCQX on [•], 2025, the Breeze Record Date; and

b.      the Private Placement Warrants purchased by the Sponsor and I-Bankers prior to Breeze’s IPO for a purchase price of approximately $1.00 per warrant would become worthless. Such Private Placement Warrants had an aggregate market value of approximately $[•] million, based upon the closing sale price of $[•] of the Public Breeze Warrants on OTCQX on [•], 2025, the Breeze Record Date.

2.      The parties to the Merger Agreement have agreed that J. Douglas Ramsey, Ph.D. and Albert McLelland will be directors of Pubco after the closing of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that Pubco’s board of directors determines to pay to its non-executive directors.

The members of the Breeze Board were aware of and considered the interests summarized above, among other matters, in evaluating and negotiating the Merger Agreement and the Business Combination and in recommending to the Breeze Holders, that the Merger Agreement be approved and adopted. These interests are described in more detail in the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Breeze Initial Stockholders in the Business Combination”. You should be aware of these interests when you consider the Breeze Board’s recommendation that you vote in favor of the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby.

Q:     When and where is the Special Meeting?

A:     The Special Meeting will be held at [•] Eastern Time, on [•], 2025, in virtual format. The Breeze Holders may attend, vote and examine the list of the Breeze Holders entitled to vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BRZH2025SM and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the COVID-19 pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically.

Q:     How do I attend a Virtual Meeting?

A:     As a registered stockholder, you received a proxy card from Broadridge. The form contains instructions on how to attend the virtual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact D.F. King at the phone number: (888) 625-2588 or e-mail: BRZH@dfking.com for assistance.

If you like you can pre-register to attend the virtual meeting starting [•], 2025, at www.virtualshareholdermeeting.com/BRZH2025SM. Enter the URL address into your browser www.virtualshareholdermeeting.com/BRZH2025SM, enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact their bank or broker to receive a control number. If you plan to vote at the meeting, you will need to have a legal proxy from your bank or broker or, if you would like to join and not vote, please use the control number provided by your bank or broker to access the meeting. Either way you may contact D.F. King for specific instructions on how to receive the control number. They can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing [•] (toll-free), outside the U.S. and Canada, [•] (standard rates apply) when prompted enter the pin number [•]. This is a listen-only line, you will not be able to vote or enter questions during the meeting.

Q:     What am I being asked to vote on and why is this approval necessary?

A:     The Breeze Holders are being asked to vote on the following:

1.      a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) approving and adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

2.      a proposal to approve and adopt the Proposed Charter, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

3.      separate proposals to approve, on a non-binding advisory basis, certain material differences between the Proposed Charter and the Existing Charter. Please see the section entitled “Proposal No. 3 — The Advisory Charter Proposals”; and

4.      a proposal to approve the Pubco Incentive Plan for the purpose of providing a means through which to enhance the ability to attract, retain, and motivate persons who make (or are expected to make) important contributions to Pubco by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”.

Breeze will hold the Special Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders should read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein.

Consummation of the Business Combination is conditional on approval of the Required Proposals, subject to the terms of the Merger Agreement. If any of these proposals is not approved, the other proposals will not be presented to the Breeze Holders for a vote.

The vote of the Breeze Holders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q      I am a Breeze Rights holder. Why am I receiving this proxy statement/prospectus?

A:     This proxy statement/prospectus includes important information about YD Biopharma and the business of Pubco following consummation of the Business Combination. As holders of Breeze Rights will be entitled to receive Pubco Ordinary Shares upon consummation of the Business Combination on the terms set forth below, Breeze urges you to read the information contained in this proxy statement/prospectus carefully.

Subject to the terms set forth below, each holder of a Breeze Right will receive one-twentieth (1/20) of one share of Pubco Ordinary Shares upon consummation of the Business Combination, even if the holder of such Breeze Right redeemed all Breeze Common Stock held by him, her or it in connection with the Business Combination. No additional consideration will be required to be paid by a holder of Breeze Rights in order to receive his, her or its additional Pubco Ordinary Shares upon consummation of the Business Combination. The shares issuable upon exchange of the Breeze Rights will be freely tradable (except to the extent held by affiliates of Pubco).

Promptly upon the consummation of the Business Combination, we will direct registered holders of the Breeze Rights to return their Breeze Rights to our Rights Agent. Upon receipt of the Breeze Rights, the Rights Agent will issue to the registered holder of such Breeze Right(s) the number of full Pubco Ordinary Shares to which he, she or it is entitled.

We will not issue any fractional shares upon conversions of the Breeze Rights once the units separate, and no cash will be payable in lieu thereof. As a result, a holder must have 20 Breeze Rights to receive one share of Pubco Ordinary Shares at the closing of the Business Combination. In the event that any holder would otherwise be entitled to any fractional share upon exchange of his, her or its Breeze Rights, we will round down any entitlement to receive Pubco Ordinary Shares to the nearest whole share (and in effect extinguishing any fractional entitlement). Any rounding down and extinguishment may be done with or without any in lieu cash payment or other compensation being made to the holder of the relevant Breeze Rights.

Q:     I am a Breeze Warrant holder. Why am I receiving this proxy statement/prospectus?

A:     Upon consummation of the Business Combination, the Breeze Warrants shall, by their terms, entitle the holders to purchase Pubco Ordinary Shares at a purchase price of $11.50 per share beginning 30 days after the consummation of the Business Combination. This proxy statement/prospectus includes important information about YD Biopharma and the business of Pubco following consummation of the Business Combination. As holders of Breeze Warrants will be entitled to purchase Pubco Ordinary Shares upon consummation of the Business Combination, Breeze urges you to read the information contained in this proxy statement/prospectus carefully.

Q:     What will happen to Breeze’s securities upon consummation of the Business Combination?

A:     Breeze Common Stock, Breeze Rights and Breeze Warrants are currently traded on OTCQX under the symbols BRZH, BRZHR and BRZHW, respectively. Upon consummation of the Business Combination, Pubco will have one class of ordinary shares, which will be listed on Nasdaq under the symbol “YDES”, and its warrants will be listed on Nasdaq under the symbol “YDESW.” Breeze Warrant holders and those Breeze Holders who do not elect to have their shares of Breeze Common Stock redeemed for a pro rata share of the trust account need not submit their Breeze Common Stock or Breeze Warrant certificates, and such shares of Breeze Common Stock and Breeze Warrants will remain outstanding.

Q:     Why is Breeze proposing the Business Combination?

A:     Breeze was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On November 25, 2020, Breeze completed its initial public offering of units, with each unit consisting of one public share, one right and one public warrant, each whole public warrant to purchase one share of Breeze Common Stock at a price of $11.50, raising total gross proceeds of $115,000,000, reflecting the exercise in full of the underwriters’ over-allotment option. Since Breeze’s IPO, Breeze’s activity has been limited to the evaluation of business combination candidates.

YD Biopharma is biopharmaceutical company focusing on blood-based-cancer detection, the development of stem cell- and exosome-based therapeutics with the potential to transform the treatment of a wide spectrum of diseases with high unmet medical need.

Based on its investigations of YD Biopharma and the industry in which it operates, including the financial and other information provided by YD Biopharma in the course of their negotiations in connection with the Merger Agreement, Breeze believes that the Business Combination with YD Biopharma is advisable and in the best interests of Breeze and its stockholders. See “Proposal No. 1 — The Business Combination — The Breeze Board’s Reasons for the Business.”

Q:     Did the Breeze Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     The Breeze Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with YD Biopharma. The directors and officers of Breeze and Breeze’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Breeze’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination with YD Biopharma. In addition, Breeze’s directors and officers and Breeze’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Breeze Board and Breeze’s advisors in valuing YD Biopharma’s business.

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you have the right to demand that Breeze redeem such shares for a pro rata portion of the cash held in Breeze’s trust account. Breeze sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 10% of the public shares without the consent of Breeze. Accordingly, all public shares in excess of 10% held by a public stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of Breeze. The Merger Agreement does not require that Breeze, YD Biopharma or Pubco have a minimum amount of cash on hand in order to close, however Pubco will be required to meet certain Nasdaq requirements in connection with the Closing and its listing on Nasdaq, which may include having a certain amount of working capital or stockholders’ equity at the time of Closing.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your public shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by Breeze Holders who will redeem their public shares and no longer remain Breeze Holders and the Business Combination may be consummated even though the funds available from Breeze’s trust account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. The Merger Agreement does not require that Breeze, YD Biopharma or Pubco have a minimum amount of cash on hand in order to close, however Pubco will be required to meet certain Nasdaq requirements in connection with the Closing and its listing on Nasdaq, which may include having a certain amount of working capital or stockholders’ equity at the time of Closing. With fewer public shares and public stockholders, the trading market for Pubco Ordinary Shares may be less liquid than the market for public shares prior to the Business Combination and Breeze may not be able to meet the listing standards of a national securities exchange.

Q:     How do I exercise my redemption rights?

A:     If you are a holder of public shares and wish to exercise your redemption rights, you must demand that Breeze redeem your shares for cash no later than the second (2nd) business day preceding the vote on the Business Combination Proposal at the Special Meeting by delivering your stock to Breeze’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of public shares will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the trust account (which, for illustrative purposes, was $[•] per share as of [•], 2025, the Breeze Record Date). Such amount, including interest earned on the funds held in the trust account and not previously released to Breeze to pay its taxes, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Breeze’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to Breeze’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that Breeze’s transfer agent return the shares (physically or electronically). You may make such request by contacting Breeze’s transfer agent at the address listed at the end of this section.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described to Breeze’s transfer agent as described herein, then, if the Business Combination is consummated, Breeze will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of Breeze Common Stock for cash and you will cease to have any rights as a Breeze Stockholder (other than the right to receive the redemption amount) upon consummation of the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 10% of the public shares without the consent of Breeze. Accordingly, all public shares in excess of 10% held by a public stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of Breeze.

For a discussion of the material U.S. federal income tax considerations for holders of public shares with respect to the exercise of these redemption rights, see “U.S. Federal Income Tax Consequences — Tax Consequences to Holders Electing to Exercise Redemption Rights”.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any public warrants that you may hold.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. Neither the Breeze Holders nor the Breeze Warrant holders have appraisal rights in connection with the Business Combination under the DGCL. See “Special Meeting of Breeze’s Stockholders — Appraisal Rights.”

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     A total of $116,725,000 in net proceeds of Breeze’s IPO and the amount raised from the private sale of warrants simultaneously with the consummation of Breeze’s IPO was placed in the trust account following Breeze’s IPO. In connection with the extension of Breeze’s completion window (the “Completion Window”) to September 26, 2022, 6,732,987 shares of Breeze Common Stock were redeemed, with 7,907,013 shares of Breeze Common Stock remaining outstanding after redemption. In connection with the extension of Breeze’s Completion Window to March 26, 2023, 3,076,817 shares of Breeze Common Stock were redeemed, with 4,830,196 shares of Breeze Common Stock remaining outstanding after the redemption; 1,690,196 of the shares of Breeze Common Stock remaining outstanding after the redemption are owned by our public stockholders. In connection with the extension of Breeze’s Completion Window to September 26, 2023, 509,712 shares of Breeze Common Stock were redeemed, with 4,320,484 shares of Breeze Common Stock remaining outstanding after the redemption; 1,180,484 of the shares of Breeze Common Stock remaining outstanding after the redemption are owned by our public stockholders. In connection with the extension of Breeze’s Completion Window to June 26, 2024, 21,208 shares of Breeze Common Stock were redeemed, with 4,299,276 shares of Breeze Common Stock remaining outstanding after the redemption; 1,159,276 of the shares of Breeze Common Stock remaining outstanding after the redemption are owned by our public stockholders. In connection with the extension of Breeze’s Completion Window to December 26, 2024, 265,564 shares of Breeze Common Stock were redeemed, with 4,033,712 shares of Breeze Common Stock remaining outstanding after the redemption;

893,712 of the shares of Breeze Common Stock remaining outstanding after the redemption are owned by our public stockholders. In connection with the extension of Breeze’s Completion Window to December 26, 2024, 265,564 shares of Breeze Common Stock were redeemed, with 4,033,712 shares of Breeze Common Stock remaining outstanding after the redemption; 893,712 of the shares of Breeze Common Stock remaining outstanding after the redemption are owned by our public stockholders. As of June 30, 2024, approximately $10.4 million in funds remain in the trust account.

After consummation of the Business Combination, the funds in the trust account will be used to pay holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate deferred underwriting fees of $3,162,500, $650,000 of which will be paid in cash) and for YD Bio’s working capital and general corporate purposes.

Q:     What happens if the Business Combination is not consummated?

A:     If Breeze does not complete the Business Combination with YD Biopharma for whatever reason, Breeze would search for another target business with which to complete a business combination. If Breeze does not complete the Business Combination with YD Biopharma or another target business within the Completion Window, Breeze must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account including interest earned on the funds held in the trust account and not previously released to the Breeze to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding public shares. The Breeze Initial Stockholders have no redemption rights with respect to their Breeze Founder Shares in the event a business combination is not effected in the Completion Window, and, accordingly, their Breeze Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to the outstanding Breeze Warrants. Accordingly, the warrants will expire worthless.

Q:     How do the holders of Breeze Founder Shares, representative shares and consultant shares intend to vote on the proposals?

A:     The holders of the Breeze Founder Shares, representative shares and consultant shares are entitled to vote an aggregate of 77.8% of the outstanding shares of Breeze Common Stock. The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting.

Q:     What constitutes a quorum at the Special Meeting?

A:     A majority of the voting power of the issued and outstanding shares of Breeze Common Stock entitled to vote at the Special Meeting must be present, virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Breeze Initial Stockholders hold 77.8% of the issued and outstanding shares of Breeze Common Stock which will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the Breeze Record Date for the Special Meeting, shares of Breeze Common Stock would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the Special Meeting?

A:     The Business Combination Proposal:    The majority of the votes cast by the stockholders present at a virtually or represented by proxy at the Special Meeting is required to approve the Business Combination Proposal. Accordingly, a Breeze Holder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. The Breeze Holders must approve the Business Combination Proposal in order for the Business Combination to occur. If the Breeze Holders fail to approve the Business Combination Proposal, the Business Combination will not occur.

The Charter Proposal:    The affirmative vote of the holders of a majority of the outstanding shares of Breeze Common Stock is required to approve the Charter Proposal. Accordingly, a Breeze Holder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal, will have the same effect as a vote “AGAINST” such Charter Proposal.

The Business Combination is conditioned upon the approval of the Charter Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Charter Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected.

The Advisory Charter Proposals:    The majority of the votes cast by the stockholders present at a virtually or represented by proxy at the Special Meeting is required to approve each Advisory Charter Proposal. Accordingly, a Breeze Holder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to any Advisory Charter Proposal, will have no effect on such Advisory Charter Proposal. The Advisory Charter Proposals are advisory votes and therefore are not binding on Breeze or the Breeze Board. Furthermore, the transaction is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, Breeze intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Charter Proposal).

The Incentive Plan Proposal:    The majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting is required to approve the Incentive Plan Proposal. Accordingly, a Breeze Holder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Incentive Plan Proposal, will have no effect on the Incentive Plan Proposal. The Business Combination is not conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

The Breeze Initial Stockholders have entered into a Sponsor Support Agreement with Breeze pursuant to which they have agreed to vote shares representing 77.8% of the aggregate voting power of the Breeze Common Stock in favor of the each of the proposals presented at the Special Meeting, regardless of how public stockholders vote. Accordingly, the Sponsor Support Agreement will increase the likelihood that Breeze will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby.

Q:     What do I need to do now?

A:     Breeze urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of Breeze. Breeze Holders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     If you are a holder of record of Breeze Common Stock on the Breeze Record Date, you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote virtually, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Breeze or by voting virtually at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee.

Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a Breeze Holder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, and the Incentive Plan Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Approval Proposal but will have no effect on the vote count for such other Proposals.

Q:     What if I attend the Special Meeting and abstain or do not vote?

A:     For purposes of the Special Meeting, an abstention occurs when a Breeze Holder attends the meeting at the virtual meeting and does not vote or returns a proxy with an “abstain” vote.

If you are a Breeze Holder that attends the Special Meeting virtually and fails to vote on the Charter Proposal, or if you respond to such proposal with an “abstain” vote, your failure to vote or “abstain” vote in each case will have the same effect as a vote “AGAINST” such proposal.

If you are a Breeze Holder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Advisory Charter Proposals, and the Incentive Plan Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such proposals. However, a failure to vote or an abstention with respect to the Charter Proposal will have the same effect as a vote against such proposal.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular Proposal, the Breeze Common Stock represented by your proxy will be voted as recommended by the Breeze Board with respect to that proposal. The Breeze Board intends to vote FOR all proposals.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Breeze Holders may send a later-dated, signed proxy card to Breeze’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the Special Meeting or attend the virtual Special Meeting and vote. Breeze Holders also may revoke their proxy by sending a notice of revocation to Breeze’s transfer agent, which must be received prior to the vote at the Special Meeting.

Q:     What happens if I fail to take any action with respect to the Special Meeting?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by the Breeze Holders and consummated, you will become a stockholder, and/or warrant holder (as applicable) of Pubco. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights with respect to shares of Breeze Common Stock. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder, warrant holder and/or rights holder (as applicable) of Breeze.

Q:     What should I do if I receive more than one set of voting materials?

A:     Breeze Holders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Breeze shares.

Q:     Who can help answer my questions?

A:     If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact Breeze’s proxy solicitor at:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Brokers and Banks Call Collect: (212) 269-5550
All Others Call Toll-Free: (888) 625-2588
Email: BRZH@dfking.com

You may also contact Breeze at:

Breeze Holdings Acquisition Corp.
Attention: J. Douglas Ramsey, Ph.D.
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Telephone: (619) 500-7747

To obtain timely delivery, Breeze Holders and warrant holders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Breeze from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Parties to the Business Combination

Breeze Holdings Acquisition Corp.

Breeze is a blank check company formed in Delaware on June 11, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. Currently, the Breeze Common Stock, Breeze Warrants and Breeze Rights are quoted on the OTCQX under the symbols “BRZH”, “BRZHW” and “BRZHR,” respectively. The market value of the publicly traded Breeze Common Stock, Breeze Warrants and Breeze Rights on September 24, 2024, the date preceding Breeze’s public announcement of the proposed business combination transaction, were approximately $129.5 million, $2.4 million and $46 thousand, respectively.

The closing sale prices of the publicly traded Breeze Common Stock, Breeze Warrants and Breeze Rights on September 24, 2024 were $11.26, $0.21 and $0.08, respectively.

Upon consummation of the Business Combination, Pubco will have one class of ordinary shares which will be listed on Nasdaq under the symbol “YDES”, and its warrants will be listed on Nasdaq under the symbol “YDESW”.

The mailing address of Breeze’s principal executive offices is 955 W. John Carpenter Freeway, Suite 100-929, Irving, TX 75039, and its telephone number is (619) 500-7747.

Breeze Merger Sub

Breeze Merger Sub, Inc. is a Delaware corporation and a direct wholly-owned subsidiary of Pubco. Breeze Merger Sub was incorporated on February 6, 2024. Breeze Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination. At the Effective Time, Breeze Merger Sub will merge with and into Breeze, with Breeze surviving the Merger as a wholly-owned subsidiary of Pubco.

Company Merger Sub

BH Biopharma Merger Sub Limited is a Cayman Islands exempted company and a direct wholly-owned subsidiary of Pubco. Company Merger Sub was incorporated on November 19, 2024 with registration number OC-415915. Company Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination. At the Effective Time, Company Merger Sub will merge with and into YD Biopharma, with YD Biopharma surviving the Merger as a wholly-owned subsidiary of Pubco.

YD Biopharma

YD Biopharma Limited is a Cayman Islands exempted company incorporated on March 14, 2024 with registration number 408174. The registered office of Pubco is at Portcullis (Cayman) Ltd, The Grand Cayman Pavillion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY101208, Cayman Islands. Its principal office is located at 12F., No. 3, Xingnan St., Nangang Dist., Taipei City 115001, Taiwan.

Pubco

Pubco, was originally formed as a Delaware company on February 6, 2024, and was registered by way of continuation as an exempted company limited by shares on November 15, 2024. Pubco was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement.

The address of Pubco’s registered office is at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands and its registration number is 415715. Upon the Closing, its principal office will be located at 12F., No. 3, Xingnan St., Nangang Dist., Taipei City 115001, Taiwan.

Upon the effectiveness of the Registration Statement of which this prospectus forms a part, Pubco will report under the Exchange Act as a non-U.S. public company with foreign private issuer status. Even after Pubco no longer qualifies as an emerging growth company, as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, Pubco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a foreign private issuer, Pubco will be permitted to follow home country corporate governance practices instead of certain corporate governance practices required by the Trading Market for U.S. domestic issuers. Also, upon completion of the Business Combination, Pubco will be a “controlled company” within the meaning of the Trading Market corporate governance standards and eligible to take advantage of exemptions from certain the Trading Market corporate governance standards.

The Holding Foreign Companies Accountable Act (“HFCAA”) would subject Pubco to a number of prohibitions, restrictions and potential delisting if either it or its auditor were designated as an “HFCAA Issuer” or an auditor listed on an HFCAA Determination List, respectively, each as described further herein. An HFCAA Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If identified as an HFCAA Issuer, Pubco would be prevented from using an auditor that the Public Company Accounting Oversight Board of the U.S., or PCAOB, determines it could not inspect or fully investigate and would (i) prohibit the trading of securities of a company and (ii) require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm for three consecutive years. As of the date of this proxy statement/prospectus, the auditor of YD Biopharma, ARK Pro CPA & Co, is not among the auditor firms listed on the HFCAA Determination List, which identifies all of the auditor firms that the PCAOB is not able to inspect.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in Mainland China and Hong Kong. The agreement includes detailed and specific commitments from the CSRC that would allow PCAOB inspections and investigations meeting U.S. standards, such as (i) independent discretion by the PCAOB to select any issuer audits for inspection or investigation in accordance with the Sarbanes-Oxley Act; (ii) direct access by the PCAOB to interview or take testimony from all personnel of the audit firms whose issuer engagements are being inspected or investigated; (iii) unfettered ability by the PCAOB to transfer information to the SEC in accordance with the Sarbanes-Oxley Act; and (iv) procedures for PCAOB inspectors to see complete audit work papers without any redactions. Implementation of the aforementioned framework is subject to uncertainties and will affect the PCAOB’s actual ability to inspect and thoroughly investigate audit firms in Mainland China and Hong Kong.

The Business Combination

The Merger Agreement

On September 24, 2024, Breeze, YD Biopharma and Merger Sub entered into the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Business Combination and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Merger Agreement. On November 20, 2024, following the re-domestication of Pubco and the formation of Company Merger Sub in the Cayman Islands, Pubco and Company Merger Sub executed a joinder making each a party to the Merger Agreement.

The Structure of the Business Combination

Pursuant to the Merger Agreement, at the Breeze Merger Effective Time, Breeze Merger Sub will merge with and into Breeze, with Breeze surviving, and immediately following the consummation of the Breeze Merger but on the same day, Company Merger Sub will merge with and into YD Biopharma, with YD Biopharma surviving. As a result of the Mergers, Breeze and YD Biopharma will become wholly-owned subsidiaries of Pubco. For more information, see the section entitled “The Merger Agreement — The Structure of the Business Combination.”

Consideration to Be Received in the Business Combination

The aggregate consideration to be received by the YD Biopharma Equity Holders is based on a pre-transaction equity value of $647,304,110. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of issued and outstanding YD Biopharma Ordinary Shares, par value $0.10 (“YD Biopharma Ordinary Shares”), shall be cancelled and converted into a number of Pubco Ordinary Shares, par value $0.0001 (“Pubco Ordinary Shares”), equal to the Exchange Ratio,. The Exchange Ratio will be equal to (i) the sum of (A) $647,304,110, divided by (ii) the number of fully-diluted YD Biopharma Ordinary Shares outstanding as of the Closing, further divided by (iii) an assumed value of Pubco Ordinary Shares of $10.00 per share.

For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Merger Consideration”.

Conditions to the Closing

The obligations of Breeze and YD Biopharma to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the HSR Act, (ii) the approval of Breeze’s stockholders, and (iii) the approval of YD Biopharma’s stockholders.

In addition, the obligations of Breeze and Merger Sub to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of YD Biopharma being true and correct to the standards applicable to such representations and warranties and each of the covenants of YD Biopharma having been performed or complied with in all material respects, (ii) delivery of certain ancillary agreements required to be executed and delivered in connection with the Business Combination; and (iii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred.

The obligation of YD Biopharma to consummate the Business Combination is also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of Breeze and Merger Sub being true and correct to the standards applicable to such representations and warranties and each of the covenants of Breeze and Merger Sub having been performed or complied with in all material respects, and (ii) the Pubco Ordinary Shares issuable in connection with the Business Combination being listed on the Nasdaq Stock Market.

Termination Rights

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Business Combination, including, but not limited to, (i) by mutual written consent of Breeze and YD Biopharma, (ii) by Breeze, on the one hand, or YD Biopharma, on the other hand, if there is any breach of the representations, warranties, covenant or agreement of the other party as set forth in the Merger Agreement, in each case, such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by either Breeze or YD Biopharma if the Business Combination is not consummated by April 30, 2025, provided the failure to close by such date is not due to a breach by the terminating party, (iv) by either Breeze or YD Biopharma if a meeting of Breeze’s stockholders is held to vote on the Required Proposals and the stockholders do not approve the Required Proposals, and (v) by Breeze if the YD Biopharma stockholders do not approve the Merger Agreement.

Under certain circumstances as described further in the Merger Agreement, if the Merger Agreement is validly terminated by Breeze, YD Biopharma will pay Breeze a fee equal to the actual documented expenses incurred by Breeze in connection with the Business Combination of up to $150,000.

Permitted Financings

The Merger Agreement contemplates that YD Biopharma may enter into agreements to raise capital in one or more private placement transactions prior to the Closing for aggregate gross proceeds of up to $100,000,000 (“Permitted Financings”).

Other Agreements Related to the Business Combination

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, Breeze, YD Biopharma, Pubco, and the Breeze Initial Stockholders executed the Sponsor Support Agreement, pursuant to which, among other things, the Breeze Initial Stockholders: (a) agreed to vote all of their shares of Breeze Common Stock in favor of the Breeze Proposals, including the adoption of the Merger Agreement and the approval of the Transactions; (b) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of Breeze’s or Breeze Merger Sub’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or YD Biopharma conditions to the Closing in the Merger Agreement not being satisfied; (c) (i) waived, subject to and conditioned upon the Closing and to the fullest extent permitted by applicable law and the Breeze organizational documents, and (ii) agreed not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Breeze Initial Stockholder may be entitled in connection with the Merger or the other Transactions; (d) agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement prior to any valid termination of the Merger Agreement; (e) agreed not to transfer or pledge any of their shares of Breeze Common Stock, or enter into any arrangement with respect thereto, after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions; and (f) waived their rights to redeem any of their shares of Breeze Common Stock in connection with the approval of the Breeze Proposals.

For more information about the Sponsor Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Stockholder Support Agreement

On September 24, 2024, in accordance with the Merger Agreement, Breeze, YD Biopharma, Pubco and certain YD Biopharma Equity Holders representing approximately 83.95% of the issued and outstanding shares of YD Biopharma executed the Stockholder Support Agreement, pursuant to which, among other things, such YD Biopharma Equity Holders: (a) agreed to vote in favor of the adoption of the Merger Agreement and approve the Merger and the other Transactions to which YD Biopharma is a party; (b) agreed to waive any appraisal or similar rights they may have pursuant to the Companies Act with respect to the Merger and the other Transactions; (c) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of YD Biopharma’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or Breeze or Breeze Merger Sub conditions to the Closing in the Merger Agreement not being satisfied; and (d) agreed not to sell, assign, transfer or pledge any of their YD Biopharma Ordinary Shares (or enter into any arrangement with respect thereto) after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions.

For more information about the Stockholder Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Stockholder Support Agreement.”

Lock-Up Agreement

On September 24, 2024, Breeze, YD Biopharma, Pubco, the Breeze Initial Stockholders and certain YD Biopharma Equity Holders entered into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which the Breeze Initial Stockholders and such YD Biopharma Equity Holders have agreed, among other things, to refrain from selling or transferring their Pubco Ordinary Shares for a period of eight months following the Closing, subject to early release (a) of 10% of their Pubco Ordinary Shares if the daily volume weighted average closing sale price of Pubco Ordinary Shares quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $12.50 per share, (b) of an additional 10% of their Pubco Ordinary Shares if the daily volume weighted average closing sale price of Pubco Ordinary Shares quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $15.00 per share; (c) of all of their Pubco Ordinary Shares upon the occurrence of a Subsequent Transaction; and (d) upon the determination of the Pubco board of directors (including a majority of the independent directors) following the six month anniversary of the Closing Date.

For more information about the Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Lock-Up Agreement.”

Registration Rights Agreement

On November 21, 2024, Breeze, the Breeze Initial Stockholders, Breeze Sponsor, and Pubco entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Pubco will be obligated to file a registration statement to register the resale of certain securities of Pubco held by the Breeze Initial Stockholders following the Closing. The Registration Rights Agreement also provides the Breeze Initial Stockholders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

For more information about the Registration Rights Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Pubco Incentive Plan

The Breeze Board expects to adopt, subject to stockholder approval, an equity incentive plan, for the purpose of providing a means through which to enhance the ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Pubco by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The Breeze Board believes that equity awards are necessary to remain competitive and are essential to recruiting and retaining the highly qualified employees. Breeze stockholders are being asked to consider and approve the Pubco Incentive Plan. For additional information, see “Proposal No. 4 — The Incentive Plan Proposal.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of Breeze’s board of directors to vote in favor of Proposal No.1 (the Business Combination Proposal), Breeze Holders should be aware that, aside from their interests as stockholders, the Breeze Initial Stockholders have interests in the Business Combination that are different from, or in addition to, those of other stockholders and warrant holders generally. Breeze’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Breeze Holders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        The Sponsor beneficially owns 2,475,000 Breeze Founder Shares, I-Bankers beneficially owns 300,000 Breeze Founder Shares and the Initial Breeze Independent Directors beneficially own an aggregate of 100,000 Breeze Founder Shares, which shares would become worthless if Breeze does not complete a business combination within the Completion Window, as such Breeze Initial Stockholders have waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of $25,000 for the 2,875,000 Breeze Founder Shares, 100,000 of which it transferred to the Initial Breeze Independent

Directors and 300,000 of which it transferred to I-Bankers for no consideration. Such shares have an aggregate market value of approximately $[•] based on the closing sale price of Breeze Common Stock of $[•] on OTCQX on [•], 2025, the Breeze Record Date.

•        The Sponsor has agreed to transfer 15,000 Breeze Founders Shares to each Breeze Independent Director that is serving in such capacity as of the date hereof upon the completion of the Business Combination, with such shares are currently beneficially owned by Sponsor.

•        The Sponsor also beneficially owns 4,325,000 Private Placement Warrants, for which it paid $4,325,000 and which will expire and be worthless if Breeze does not complete a business combination within the Completion Window.

•        Breeze’s officers and directors have an aggregate of $2,712,500 invested in the Sponsor, which will be lost if the Business Combination is not approved and concluded.

•        As of the expected Closing Date, the Sponsor will have lent to Breeze an estimated $9.2 million pursuant to interest-free loans, including for funds deposited in the Trust Account in connection with extensions of the deadline by which Breeze had to consummate its initial business combination in November 2021, February 2022, and monthly starting September 2022 to the month of Closing; these loans are due to be repaid at Closing. The Sponsor has the right (which it does not presently intend to exercise) to convert up to $1.0 million of such loans into warrants to purchase Breeze Common Stock at a price of $1.00 per share. None of those loans will be repaid, and any such warrants would expire and be worthless, if Breeze does not complete a business combination within the Completion Window.

•        The aggregate dollar amount of funds invested by the Breeze Initial Stockholders in Breeze Founder Shares and Private Placement Warrants, and the estimated $9.2 million in interest-free loans repayable at Closing, is $14.6 million, all of which will be lost if the Business Combination is not concluded.

•        Breeze’s directors will not receive reimbursement for the out-of-pocket expenses ($0.00 as of the date hereof) incurred by them on Breeze’s behalf incident to identifying, investigating and consummating a business combination, unless a business combination is consummated.

•        The Sponsor and its affiliates can earn a positive rate of return on their investments, even if the Breeze Public Holders experience a negative rate of return on their investments in Breeze and Pubco.

•        Certain of Breeze’s directors could potentially continue as directors of Pubco if the Business Combination is completed.

•        Because the Sponsor and the Breeze directors will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to Breeze stockholders, rather than liquidate Breeze.

•        Breeze would be unable to indemnify its current directors and officers or continue to provide directors’ and officers’ liability insurance unless the Business Combination is completed.

•        Each of Breeze’s officers and directors has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present business combination opportunities to such entity. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if the corporation could financially undertake the opportunity; the opportunity is within the corporation’s line of business; and it would not be fair to Breeze and its stockholders for the opportunity not to be brought to the attention of the corporation. Accordingly, if any of Breeze’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she is obligated to honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Breeze’s Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of Breeze’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Though Breeze does not believe that the elimination of the corporate opportunity doctrine in its Existing Charter impacted the search for an acquisition target, the competing fiduciary duties or contractual obligations of its officers or directors may have limited the business combination opportunities considered by Breeze and may have adversely impacted the value that may ultimately be realized by its stockholders.

Below is a table summarizing the entities to which Breeze’s executive officers and directors have fiduciary duties or contractual obligations, other than with respect to Breeze and/or the Sponsor:

Individual(1)	Entity(2)	Entity’s Business
J. Douglas Ramsey, Ph.D.	—	—
Russell D. Griffin	—	—
Charles C. Ross, P.E.	—	—
James L. Williams	Lotus Tiger International LLC Disruptive Healthcare Solutions, LLC	Strategic consulting Regenerative medicine
Albert McLelland	AmPac Strategic Capital LLC	Financial advisory services
Robert Lee Thomas	Thomas Ranch, LLC	Corporate technology and governance consulting
Bill Stark	Ulterra	Provides oil and gas drill bits and application specific technologies

____________

(1)      Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2)      Each of the entities listed in this table has priority and preference relative to Breeze with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

•        In addition, I-Bankers and Northland, the managing underwriters of Breeze’s IPO, received an aggregate of 300,000 and 0 Breeze Founder Shares, respectively, and 212,500 and 37,500 registered representative shares, respectively, of Breeze Common Stock in connection with Breeze’s IPO. None of those shares will have any value if Breeze fails to complete an initial business combination and liquidates. Also, pursuant to a business combination marketing agreement executed by Breeze and I-Bankers in connection with Breeze’s IPO, I-Bankers and Northland are entitled to receive a cash fee from Breeze in connection with the Business Combination in an amount equal to, $2,688,125 and $474,375, respectively. This fee is payable only if the Business Combination closes. In connection with Breeze’s IPO, I-Bankers and Northland also purchased 1,100,000 Private Placement Warrants for an aggregate purchase price of $1,100,000.

These interests may have influenced Breeze’s directors in approving the Business Combination and making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — Interests of Breeze’s Directors and Officers in the Business Combination.”

Reasons for the Approval of the Business Combination

After careful consideration, the Breeze Board recommends that the Breeze Holders vote “FOR” each proposal being submitted to a vote of the Breeze Holders at the special meeting. For a description of Breeze’s reasons for the approval of the Business Combination and the recommendation of the Breeze Board, see the section entitled “The Business Combination — Breeze’s Board of Directors’ Reasons for the Approval of the Business Combination”.

Redemption Rights

Pursuant to Breeze’s Existing Charter, we are providing our public stockholders with the opportunity to redeem all or a portion of their public shares of Breeze Common Stock for cash upon consummation of the Business Combination. The per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account that holds the proceeds of Breeze’s IPO, including interest (net of taxes payable), divided by the number of then outstanding public shares. For illustrative purposes, based on funds in the trust account of approximately $10.4 million on June 30, 2024 the estimated per share redemption price would have been approximately $11.61. In no event, however, will Breeze redeem shares of Breeze common stock in an amount that would cause Breeze’s net tangible assets to be less than $5,000,001.

If you properly exercise your redemption rights, your shares of Breeze Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own the shares for which you have demanded redemption. However, you will continue to own any Breeze Warrants and Breeze Rights you now hold, which will become exercisable for, or converted into, Pubco Ordinary Shares upon consummation of the Business Combination. See the section entitled “The Special Meeting of Breeze Holders — Redemption Rights”.

YD Bio’s Public Float Following the Business Combination

It is anticipated that, upon completion of the Business Combination, (i) the Breeze Holders will own approximately 6.5% of the issued and outstanding Pubco Ordinary Shares, including 4.1% of the issued and outstanding Pubco Ordinary Shares which are subject to certain lock-up arrangements pursuant to the Lock-Up Agreement, and (ii) the YD Biopharma Equity Holders will own approximately 93.5% of the issued and outstanding Pubco Ordinary Shares, including [XX.X]% of the issued and outstanding Pubco Ordinary Shares which are subject to certain lock-up arrangements pursuant to the Lock-Up Agreement.

The percentages set forth above are based on a number of assumptions, including the Capitalization Assumptions. If the actual facts are different than the Capitalization Assumptions, the percentage ownership of each group of stockholders will be different.

The following table illustrates the number and percentage ownership of Pubco Ordinary Shares immediately after the Closing based on the Capitalization Assumptions:

Stockholders	Number	Percentage
Breeze Holders:	4,608,712	6.5%
Breeze Public Holders	893,712	1.3%
Breeze Rights Holders	575,000	0.8%
Sponsor	2,415,000	3.4%
Breeze Independent Directors	160,000	0.2%
I-Bankers	512,500	0.7%
Northland	37,500	0.1%
Consultant	15,000	—%
YD Biopharma Equity Holders:	66,104,197	93.5%
Total	70,712,909	100.0%

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Organizational Structure

Prior to the Business Combination

The following diagram shows the current ownership structure of Breeze on a fully-diluted basis:

____________

(1)      1.4% consisting of Breeze Founder Shares and 1.0% consisting of shares of Breeze Common Stock issued in connection with the IPO.

The following diagram shows the current ownership structure of YD Biopharma on a fully-diluted basis:

Dr. Shen
Mr. Lin Yu-Ming
Vison AP
Other YD Shareholders
83.9%
6.0%
5.5%
4.6%
YD Biopharma
100%
Yong Ding

The following diagram shows the expected ownership of Pubco on a fully-diluted basis immediately following the Closing based on the Capitalization Assumptions:

Board of Directors of Pubco Following the Business Combination

The parties have agreed to take actions such that, effective immediately after the Closing, Pubco’s board of directors shall consist of seven directors, consisting of two Breeze designees (at least one of whom shall be an “independent director”), four YD Biopharma designees (at least three of whom shall be “independent directors”) and the chief executive officer of Pubco. To qualify as an “independent director” under the Merger Agreement, a designee shall both (i) qualify as “independent” under the rules of the Nasdaq and (ii) not have had any business relationship with either Breeze or YD Biopharma or any of their respective subsidiaries, including as an officer or director thereof, other than for a period of less than six months prior to the date of the Merger Agreement. Pubco’s executive management team will be led by the current management of YD Biopharma. See the section entitled “Management of Pubco after the Business Combination” for additional information.

Material Tax Consequences

For a detailed discussion of certain U.S. federal income tax consequences of the Business Combination, see the sections titled “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Breeze will be treated as the “acquired” company for accounting purposes, and the Business Combination will be treated as the equivalent of YD Biopharma issuing stock for the net assets of Breeze, accompanied by a recapitalization. The net assets of Breeze will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of YD Biopharma.

YD Biopharma has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        YD Biopharma’s existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 93.5% of the voting interest in each scenario, in each case, based on the Capitalization Assumptions, other than with respect to changes in redemption levels;

•        The largest individual stockholder of the combined entity is an existing majority stockholder of YD Biopharma;

•        YD Biopharma’s directors will represent a majority of the Pubco Board; and

•        YD Biopharma’s senior management will be the senior management of Pubco.

The preponderance of evidence as described above is indicative that YD Biopharma is the accounting acquirer in the Business Combination.

Matters Being Voted On

At the Special Meeting, Breeze’s stockholders will be asked to consider and vote on the following proposals:

•        a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) approving and adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

•        a proposal to approve and adopt the Proposed Charter. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

•        separate proposals to approve, on a non-binding advisory basis, certain material differences between the Proposed Charter and the Existing Charter. Please see the section entitled “Proposal No. 3 — The Advisory Charter Proposals”; and

•        a proposal to approve the Pubco Incentive Plan for the purpose of providing a means through which to enhance the ability to attract, retain, and motive persons who make (or are expected to make) important contributions to Pubco by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Breeze Common Stock, Breeze Warrants or Breeze Rights in connection with the Business Combination.

Date, Time and Place of Special Meeting

The special meeting of stockholders of Breeze will be held at [•] a.m., Eastern Time, on [•], 2025, or such other date and time to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address: www.virtualshareholdermeeting.com/BRZH2025SM.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Breeze Common Stock at the close of business on [•], 2024, which is the record date for the Special Meeting. You are entitled to one vote for each share of Breeze Common Stock that you owned as of the close of business on the Breeze Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Breeze Record Date, there were [•] shares of Breeze Common Stock outstanding.

The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of the Business Combination Proposal and the other proposals presented at the Special Meeting. The Breeze Warrants and the Breeze Rights are not entitled to vote at the special meeting of stockholders.

Proxy Solicitation

Proxies may be solicited by mail. Breeze has engaged D.F. King to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the virtual meeting if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting of Breeze Holders — Revocability of Proxies”.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Breeze’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the issued and outstanding Breeze Common Stock entitled to vote as of the Breeze Record Date is by their presence at a virtual meeting or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Breeze Initial Stockholders hold 77.8% of the issued and outstanding shares of Breeze Common Stock which will count towards this quorum. As of the Breeze Record Date, [•] shares of Breeze Common Stock would be required to achieve a quorum.

The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, and the Incentive Plan Proposal will require the affirmative vote of the majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Advisory Charter Proposals, and the Incentive Plan Proposal will have no effect on the Business Combination Proposal, the Advisory Charter Proposals, or the Incentive Plan Proposal. The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting.

Consummation of the Business Combination is conditional on approval of each of the Business Combination Proposal, the Charter Proposal, and the Incentive Plan Proposal, and each such proposal is cross-conditioned on the others (collectively, the “Condition Precedent Proposals”). The Business Combination Proposal is not conditioned on the separate approval of the Advisory Governance Proposals as the Advisory Governance Proposals are advisory votes and are not binding on Breeze, Pubco or their respective board of directors. If any of these proposals is not approved, the other proposals will not be presented to stockholders for a vote. Regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, Pubco A&R MAA will take effect upon the Closing.

Recommendation to Breeze Holders

The Breeze Board believes that the Business Combination Proposal and the other Proposals to be presented at the Special Meeting are fair to, and in the best interest of, Breeze’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Advisory Charter Proposal, and “FOR” the Incentive Plan Proposal.

When you consider the Breeze Board’s recommendation of the Proposals, you should keep in mind that the Breeze Initial Stockholders have interests in the Business Combination that are different from, or in addition to, the interests of Breeze stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Breeze’s Directors and Executive Officers in the Business Combination” for additional information. The Breeze Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Breeze stockholders that they vote “FOR” the proposals presented at the special meeting.

Risk Factors

This proxy statement/prospectus provides you with detailed information about the Business Combination and related transactions. You are encouraged to carefully read the entire document and the documents incorporated by reference. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 20. Some of the risks related to YD Biopharma, Breeze, and Pubco are summarized below:

Risks Related to YD Biopharma

•        We are highly dependent on the license agreement with EG BioMed Co., Ltd., the termination of which would prevent us from commercializing our products, and which imposes significant obligations on us.

•        We are highly dependent on the license agreement with 3D Global Biotech Inc., the termination of which would prevent us from commercializing our products, and which imposes significant obligations on us.

•        The sizes of the markets for our current and future products have not been established with precision and may be smaller than we estimate.

•        Our third-party manufacturers may not have the manufacturing and processing capacity to meet the production requirements of consumer demand or clinical testing in a timely manner.

•        YD Biopharma may need additional funding in order to implement its business plan.

•        If clinical testing of a particular cancer blood test or medical product does not yield successful results, then we will be unable to commercialize that test or product candidate.

•        YD Biopharma may incur substantial litigation costs to protect its intellectual property, and if YD Biopharma is unable to protect its intellectual property, it may lose its competitive advantage. YD Biopharma may be subject to intellectual property infringement claims, which could cause it to incur litigation costs and divert management attention from its business.

•        YD Biopharma may fail to comply with regulations in relation to the sales of drugs and medical related materials business.

•        YD Biopharma’s future success depends, in part, on its ability to develop new products and new technologies and maintain technologies, facilities and equipment to meet the needs of its customers.

•        A failure of YD Biopharma’s information technology systems, or an interruption in its operation due to internal or external factors including cyber-attacks, could have a material adverse effect on its business, reputation, financial condition or results of operations.

•        The success of YD Biopharma and Pubco depends upon certain key personnel, including product development and engineering staff.

•        YD Biopharma’s growth relies on market acceptance.

•        The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors of the benefits of such inspections. Our common stock may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of our common stock, or the threat of its being delisted, may materially and adversely affect the value of your investment.

Regulatory Risks

•        YD Biopharma may be unable to secure or may experience delays in securing regulatory approval or clearance for its products.

•        The cancer screening tests that have been licensed to YD Biopharma may not be able to be marketed as laboratory developed tests (“LDTs”) or there may be delays in marketing them as LDTs.

•        Even if regulatory clearance or approval is ultimately obtained for YD Biopharma’s products, such authorizations may include significant limitations on the indicated uses for the products, which may limit the potential commercial market for the products.

•        Later modifications to the products may require new regulatory approval or clearance.

•        Required clinical studies may be prevented, delayed, or halted for numerous reasons. Any inability to initiate or complete clinical studies successfully could result in additional costs, slow down or prevent product development, slow down or prevent regulatory clearance or approval, slow down or prevent receipt of positive reimbursement coverage decisions, and impair the ability to generate revenue.

•        Actual or perceived errors resulting from laboratory or reporting errors, false positive or false negative test results, or the manufacture, design, marketing, or labeling of our products, could subject YD Biopharma to product liability or professional liability claims.

Industry and Market Risk

•        We face intense competition in the biotechnology and pharmaceutical/medical device industries.

•        The market for our proposed tests and products is competitive and rapidly changing, and new cancer detection technologies that may be developed by others could impair our ability to maintain and grow our business and remain competitive.

•        Negative developments in the field of exosomes could damage public perception of any product candidates that we develop, which could adversely affect our ability to conduct our business or obtain regulatory clearances or approvals for such product candidates.

Risks Related to Intellectual Property Rights

•        Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

•        Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our diagnostic tests and therapeutic product candidates.

•        Obtaining and maintaining patent protection depends on compliance with various procedural, document submissions, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

•        Patent terms may be inadequate to protect our competitive position on our diagnostic tests or therapeutic product candidates for an adequate amount of time.

•        Issued patents covering our product candidates could be found invalid or unenforceable if challenged in court or the USPTO.

Risks Related to the Business Combination and Pubco

•        The historical consolidated financial results of YD Biopharma and the unaudited pro forma combined financial information included in this proxy statement/prospectus may not be indicative of what Pubco’s actual financial position or results of operations would have been had the Business Combination occurred as of the dates presented or will be in the future.

•        Pubco’s expected management team as of Closing has limited experience in operating a public company.

•        Pubco will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance activities.

•        If Breeze and YD Biopharma fail to consummate Permitted Financings, Breeze may not have enough funds to complete the Business Combination.

•        There can be no assurance that the Pubco Ordinary Shares will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that Pubco will be able to comply with the continued listing standards of Nasdaq.

•        A market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of its securities.

•        The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

•        The Breeze Initial Stockholders may have a conflict of interest in determining whether YD Biopharma is appropriate for Breeze’s initial business combination in order to close the Business Combination.

•        The Breeze Holders will experience dilution as a consequence of the Transactions.

•        Even if Breeze consummates the Business Combination, there is no guarantee that the Public Breeze Warrants will ever be in the money, and they may expire worthless.

•        Termination of the Business Combination could negatively impact Breeze and YD Biopharma.

•        Because there are no current plans to pay cash dividends on Pubco Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell Pubco Ordinary Shares for a price greater than that which you paid for it.

•        If Breeze Holders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Breeze Common Stock for a pro rata portion of the funds held in the Trust Account.

Additional Risks for Breeze Holders

•        The Pubco Ordinary Shares to be received by the Breeze Holders as a result of the Business Combination will have different rights from shares of Breeze Common Stock.

•        The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting, regardless of how the other Breeze Holders vote.

•        There is substantial doubt about Breeze’s ability to continue as a “going concern.”

SELECTED HISTORICAL FINANCIAL DATA OF Breeze

The following tables summarize certain financial data for Breeze’s business and should be read in conjunction with the section entitled “Breeze Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Breeze’s audited financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

Breeze’s balance sheet data as of December 31, 2023 and 2022 and statement of operations data for the year ended December 31, 2023 are derived from Breeze’s audited financial statements included elsewhere in this proxy statement/prospectus. Breeze’s balance sheet data as of June 30, 2024 and statement of operations data for the six months ended June 30, 2024 are derived from Breeze’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with Breeze’s financial statements and related notes and the section entitled “Breeze Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus.

The following table highlights key measures of Breeze’s financial condition and results of operations:

(in thousands, except share and per share amounts)	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022
Statement of Operations Data:
Loss from operations	$(1,585)	$(1,194)	$(2,070)	$(2,323)
Other income (expense)
Interest income	341	221	555	1
Unrealized gain on marketable securities held in Trust Account	—	—	—	189
Change in fair value of warrant liabilities	(3,656)	(1,185)	(1,016)	5,923
Total other income (expense), net	(3,315)	(964)	(461)	6,113
(Loss) income before income taxes	(4,900)	(2,518)	(2,531)	3,790
Income tax expense	12	7	18	2
Net (loss) income	$(4,912)	$(2,165)	$(2,549)	$3,788
Basic and diluted weighted average shares outstanding	4,260,132	4,548,587	4,427,788	9,294,000
Basic and diluted net (loss) income per share of Common Stock	$(1.15)	$(0.48)	$(0.58)	$0.41
	June 30, 2024	December 31, 2023	December 31, 2022
Balance Sheet Data:
Working capital deficit	$(9,582)	$(7,811)	$(5,348)
Cash held in Trust Account	10,380	12,978	17,731
Total assets	10,692	13,244	17,934
Total liabilities	15,750	10,278	6,735
Common stock subject to possible redemption	10,280	12,648	17,730
Total stockholders’ deficit	(15,339)	(9,682)	(6,532)

SELECTED HISTORICAL FINANCIAL DATA OF YD Biopharma

The information presented below is derived from YD Biopharma’s audited combined financial statements included elsewhere in this proxy statement/prospectus as of and for the fiscal years ended December 31, 2023 and 2022. YD Biopharma’s balance sheet data as of June 30, 2024 and statement of operations data for the six months ended June 30, 2024 and 2023 are derived from YD Biopharma’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. The information presented below should be read alongside YD Biopharma’s consolidated financial statements and accompanying footnotes included elsewhere in this proxy statement/prospectus together with “Risks Related to YD Biopharma’s Business,” and “YD Biopharma Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following table highlights key measures of YD Biopharma’s financial condition and results of operations:

(in thousands)	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenue	$225	$204	$350	$364
Cost of revenue	156	121	197	231
Gross profit	69	83	153	133
General and administrative expenses	256	89	153	174
Selling and marketing expenses	2	4	7	7
Impairment (recovery) of expected credit loss	4	2	3	(3)
Total operating expenses	262	95	163	178
(Loss) income from operations	(193)	(12)	(10)	(45)
Other income (expenses)
Other income (expenses), net	21	16	30	56
Interest income	1	0	0	0
Impairment of long-term investments	—	—	—	(56)
Interest expenses	0	(1)	(2)	(3)
Total other income (expenses), net	22	15	28	(4)
(Loss) income before income tax	(171)	2	18	(49)
Income tax	6	0	(4)	(2)
Net (loss) income	$(165)	$2	$14	$(51)
	June 30, 2024	December 31, 2023	December 31, 2022
Balance Sheet Data:
Working capital	$2,005	$(27)	$(43)
Total current assets	3,108	272	127
Total assets	6,032	321	227
Total liabilities	1,121	298	217
Total stockholders’ deficit and members’ equity including non-controlling interest	4,911	23	9

SELECTED HISTORICAL FINANCIAL DATA OF PUBCO

The financial statements of Pubco are omitted from the following tables because it has no assets, no operations, and no liabilities. The historical audited financial statements of Pubco as of June 30, 2024 and for the period from February 6, 2024 (inception) through June 30, 2024, and the related notes are included elsewhere in this proxy statement/prospectus.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information (the “Selected Pro Forma Information”) gives effect to the Business Combination and the other events contemplated by the Business Combination Agreement described in the section titled “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Breeze is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Pubco will represent a continuation of the financial statements of YD Biopharma with the Business Combination treated as the equivalent of YD Biopharma issuing stock for the net assets of Breeze, accompanied by a recapitalization. The net assets of Breeze will be stated at historical cost, with no goodwill or other intangible assets recorded.

The Selected Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined and consolidated financial information of Pubco appearing elsewhere in this proxy statement/prospectus and the accompanying notes in the section titled “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.” The unaudited pro forma condensed combined and consolidated financial information is derived from, and should be read in conjunction with, the historical financial statements and related notes of Breeze, YD Biopharma and Pubco for the applicable periods included elsewhere in this proxy statement/prospectus. The Selected Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Pubco’s financial position or results of operations actually would have been had the Business Combination and the other events contemplated by the Business Combination Agreement been completed as of the dates indicated. The Selected Pro Forma Information does not purport to project the future financial position or operating results of Pubco.

Breeze is providing the following Selected Pro Forma Information to assist you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined and consolidated financial information has been prepared using the assumptions summarized below and further discussed in the footnotes to the unaudited pro forma condensed combined and consolidated financial statements:

•        the issuance of additional [_______] shares by YD Biopharma subsequent to June 30, 2024;

•        the consummation of the Business Combination and reclassification of cash held in Breeze’s Trust Account to cash and cash equivalents, net of redemptions (see below); and

•        the accounting for transaction costs incurred by both Breeze and YD Biopharma.

The unaudited pro forma condensed combined and consolidated financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of Breeze common stock:

•        Assuming No Redemptions:    This scenario assumes that no public stockholders of Breeze exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions:    This scenario assumes that 893,712 Breeze shares of common stock subject to redemption are redeemed for an aggregate payment of approximately $10.4 million (based on an estimated per share redemption price of approximately $11.61 assuming the pro forma maximum redemption scenario pursuant to the Business Combination Agreement).

The following table sets out share ownership of Pubco on a pro forma basis assuming the No Redemptions Scenario and the Maximum Redemptions Scenario:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Breeze Public and Rights Holders	1,468,712	2.1%	575,000	0.8%
Breeze Sponsor and affiliates	3,140,000	4.4%	3,140,000	4.5%
YD Biopharma Equity Holders	66,104,197	93.5%	66,104,197	94.7%
Pro forma common stock at June 30, 2024	70,712,909	100.0%	69,819,197	100.0%

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined and consolidated financial information will be different and those changes could be material.

The following table sets out selected unaudited pro forma condensed combined balance sheet data as of June 30, 2024, giving pro forma effect to the Business Combination and the other related events contemplated by the Merger Agreement as if it had occurred on June 30, 2024:

	As of June 30, 2024
Selected Unaudited Pro Forma Balance Sheet Data: (amounts in thousands)	Assuming No Redemptions	Assuming Maximum Redemptions
Total assets	$16,723	$6,343
Total liabilities	$6,641	$6,641
Total stockholders’ equity	$10,082	$(298)

The following table sets out selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2023 and the six month period ended June 30, 2024, each giving effect to the Business Combination and the other related events contemplated by the Merger Agreement as if it had occurred on January 1, 2023.

(amounts in thousands, except share amounts)	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Statements of Operations Data for the six months ended June 30, 2024:
Revenue	$225	$225
Cost of sales	$156	$156
Gross profit	$69	$69
Total operating expenses	$1,847	$1,847
Other expense	$3,634	$3,634
Net loss	$(5,418)	$(5,418)
Basic and diluted net loss per share	$(0.08)	$(0.08)
Basic and diluted weighted average shares outstanding	70,712,909	69,819,197
Selected Unaudited Pro Forma Statements of Operations Data for the year ended December 31, 2023:
Revenue	$350	$350
Cost of sales	$197	$197
Gross profit	$153	$153
Total operating expenses	$6,164	$6,164
Other expense	$987	$987
Net loss	$(7,020)	$(7,020)
Basic and diluted net loss per share	$(0.10)	$(0.10)
Basic and diluted weighted average shares outstanding	70,712,909	69,819,197

RISK FACTORS

In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the Proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on YD Biopharma’s and Pubco’s business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of the Pubco Ordinary Shares could decline, and you could lose part or all of your investment. There may be additional risks that neither Breeze nor YD Biopharma presently knows, or that Breeze and YD Biopharma believe are immaterial as of the date hereof. Unless otherwise indicated, references in this section and elsewhere in this proxy statement/prospectus to the YD Biopharma business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, revenue, financial condition, results of operations and future prospects of Pubco.

Risks Related to YD Biopharma

We are highly dependent on our license agreements with EG BioMed Co., Ltd., the termination of which would prevent us from commercializing our products, and which imposes significant obligations on us.

We are highly dependent on the intellectual property licensed from EG BioMed Co., Ltd. (“EG BioMed”), pursuant to which we license DNA methylation analysis technology for application in pancreatic cancer and breast cancer (the “EG BioMed License Agreements”). Other products or services we may develop also may rely on the same technology. In the event that we default in the payment of any amount when due under the EG BioMed License Agreements, and such amount is not paid within 30 days of notice of nonpayment, EG BioMed may terminate the exclusivity of the licenses or terminate the EG BioMed License Agreements in full. Any termination of the EG BioMed License Agreements resulting in the loss of the licensed rights would prevent us from marketing and selling our DNA methylation analysis technology and any other products or services we may develop based on the same underlying technology. Any termination of the exclusivity of the licenses could damage our competitive position within the marketplace. In addition, disputes may also arise between us and EG BioMed regarding the EG BioMed License Agreements. If any such dispute results in an impairment of our ability to use the intellectual property, we may be unable to commercialize our DNA methylation analysis technology and any other product or service we may develop based on the same underlying technology. Accordingly, any such termination or dispute could threaten the viability of our business.

Furthermore, the EG BioMed License Agreements impose significant obligations on us. We are required to notify EG BioMed in writing on a quarterly basis of our total sales revenue for sales of the products using EG BioMed’s licensed patents and technology and pay a 7% and 20% product royalty on our total sales revenue each quarter under each license agreement. Additionally, we are required to pay patent application fees (if any) and patent maintenance fees for the licensed patents and technology, and any patents derived from the licensed patents and technology. Accordingly, we could be obligated to pay fees or other amounts to EG BioMed even though we have generated no or limited revenue. Such payments could materially and adversely affect our profitability and could limit our investment in our business.

We are highly dependent on the license agreement with 3D Global Biotech Inc., the termination of which would prevent us from commercializing our products, and which imposes significant obligations on us.

We are highly dependent on the intellectual property licensed from 3D Global Biotech Inc. (“3D Global”), pursuant to which we have licensed patented and proprietary technology to develop new drugs for dry eye disease, glaucoma, and corneal repair (the “3D Global License Agreement”). In the event that we default in the payment of any amount when due under the 3D Global License Agreement, and such amount is not paid within 30 days of notice of nonpayment, 3D Global may terminate the exclusivity of the license or terminate the agreement in full. Furthermore, if we breach the agreement, including by failing to use our commercially best efforts to achieve the milestones prescribed by the agreement, and we do not cure such breach within the applicable time period, in addition to seeking damages, 3D Global could terminate the agreement. Any termination of the 3D Global License Agreement resulting in the loss of the licensed rights would prevent us from marketing and selling our drugs related to dry eye disease, glaucoma, and corneal repair, and any other products or services we may develop based on the same underlying technology. Any termination of the exclusivity of the license could damage our competitive position within the marketplace. In addition, disputes may also arise between us and 3D Global regarding the 3D Global License Agreement. If any such dispute results in an impairment of our ability to use the intellectual property, we may be unable to commercialize our drugs related to dry eye disease, glaucoma, and corneal repair, and any other product or service we may develop based on the same underlying technology. Accordingly, any such termination or dispute could threaten the viability of our business.

Furthermore, the 3D Global License Agreement imposes significant obligations on us. We are required to make milestone payments, patent application fees (if any), patent maintenance fees, and project development fees. Accordingly, we could be obligated to pay fees or other amounts to 3D Global even though we have generated no or limited revenue. Such payments could materially and adversely affect our profitability and could limit our investment in our business.

The sizes of the markets for our current and future products have not been established with precision and may be smaller than we estimate.

Our estimates of the annual total addressable markets for our current products are based on a number of internal and third-party estimates, including, without limitation, the number of patients with pancreatic and breast cancers and precancer, the number of individuals who are at a higher risk for developing cancer, and the assumed prices at which we can sell tests for markets that have not been established. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our current or future products may prove to be incorrect. If the actual number of patients who would benefit from our products, the price at which we can sell our products, or the annual total addressable market for our products is smaller than we have estimated, it may impair our sales growth and have an adverse impact on our business.

YD Biopharma relies on third-party suppliers for most of its manufacturing.

YD Biopharma also relies on third-party suppliers for most of the manufacturing necessary to produce its products. The failure of suppliers to supply manufacturing components in a timely manner or on commercially reasonable terms could delay YD Biopharma’s plans to expand its business and otherwise disrupt production schedules and increase manufacturing costs. YD Biopharma’s orders with certain of its suppliers may represent a very small portion of their total orders. As a result, they may not give priority to YD Biopharma’s business, leading to potential delays in or cancellation of YD Biopharma’s orders. If any single-source supplier were to fail to supply YD Biopharma’s needs on a timely basis or cease providing it with manufacturing components, YD Biopharma would be required to locate and contract with substitute suppliers. YD Biopharma may have difficulty identifying a substitute supplier in a timely manner and on commercially reasonable terms. If this were to occur, YD Biopharma’s business would be harmed.

Our third-party manufacturers may not have the manufacturing and processing capacity to meet the production requirements of consumer demand or clinical testing in a timely manner.

Our capacity to commercialize our products and conduct any clinical trials required for additional regulatory clearances or approvals will depend in part on our ability to manufacture or provide our products on a large scale, at a competitive cost and in accordance with regulatory requirements. We must establish and maintain a commercial scale manufacturing process for all our products in order to meet customer demand and to complete the clinical trials required for certain regulatory clearance or approval pathways.

We have no direct experience in large-scale product manufacturing, nor do we currently have the internal resources or facilities to manufacture most of our products on a commercial scale. Accordingly, we expect to rely on third party manufacturers. We cannot guarantee that our third-party manufacturers will be able to establish or increase production and processing capacity in a timely or cost-effective manner, or at all. Our third-party manufacturers may encounter delays or other difficulties in establishing or in increasing production or processing capacity at any time that could result in delays in the commercialization of our products, in the distribution of our products, in the clinical trials for our products or in the submissions for additional regulatory clearances or approvals for our products. Any such delays could have an adverse effect on our ability to obtain regulatory clearance or approval for, commercialize and secure sales of our products.

If we attempt to bring any other products or services to market in addition to our DNA methylation analysis technology and medical products for dry eye disease, glaucoma and corneal repair, we likely will be required to make significant investments in research and development, which ultimately may prove unsuccessful. Our future performance may be affected by the success of products we have not yet developed, licensed, or acquired.

Although there can be no assurance that we will pursue the development of any products or services other than our DNA methylation analysis technology and medical products for dry eye disease, we may develop additional products or services based on the same underlying technologies or other technologies we develop, license, or acquire. If we attempt to bring any other such products or services to market, we likely will incur significant expenses on research and development efforts, which ultimately may prove unsuccessful.

Developing new or improved cancer detection and other medical products and services, and drugs are speculative and risky endeavors. Candidate products and services that may initially show promise may fail to achieve the desired results in larger clinical studies or may not achieve acceptable levels of clinical accuracy. Any test we develop will need to demonstrate a high level of accuracy in clinical studies. If in a clinical study a candidate product or service fails to identify even a small number of cases, the sensitivity rate may be materially and adversely affected, and we may have to abandon the candidate product or service.

We may need to explore a number of different designs, methods or technologies, alter our candidate products or services, and repeat clinical studies before we identify a potentially successful candidate. We may need to acquire, whether through purchase, license or otherwise, technologies owned by third parties, and we may not be able to acquire such technologies on commercially reasonable terms or at all. Product development is expensive, may take years to complete and can have uncertain outcomes. Failure can occur at any stage of the development. If, after development, a candidate product or service appears successful, we may, depending on the nature of the product or service, still need to obtain FDA and other regulatory clearances or approvals before we can market it. FDA’s clearance or approval pathways are likely to involve significant time, as well as additional research, development and clinical study expenditures. There can be no guarantee that FDA would clear or approve any future product or service we may develop. Even if FDA clears or approves a new product or service we develop, we would need to commit substantial resources to commercialize, sell and market it before it could be profitable, and the product or service may never be commercially viable. Additionally, development of any product or service may be disrupted or made less viable by the development of competing products or services.

Commitments to develop new products must be made well in advance of any resulting sales, and technologies and standards may change during development, potentially rendering our products outdated or uncompetitive before their introduction. Our ability to develop products to meet evolving industry requirements and at prices acceptable to our customers will be significant factors in determining our competitiveness. We may expend considerable funds and other resources on the development of our products without any guarantee that these products will be successful. If we attempt to bring, but are not successful in bringing, one or more products to market, whether because we fail to address marketplace demand, fail to develop viable products or otherwise, our results of operations could be seriously harmed.

If we determine that any of our current or future development programs is unlikely to succeed, we may abandon it without any return on our investment into the program. We may need to raise significant additional capital to bring any new products or services to market, which may not be available on acceptable terms, if at all.

We are party to agreements pursuant to which we may be required to make payments to certain of our affiliates, which may reduce our cash flow and profits.

We are party to agreements pursuant to which we may be required to make payments to certain of our affiliates as described in “Certain Transactions.” For instance, under the EG BioMed License Agreements, we are required to pay a 7% and 20% product royalty on our total sales revenue each quarter under each license agreement. Under our EG BioMed License Agreements, we are also required to pay patent application fees (if any) and patent maintenance fees for the licensed patents and technology, and any patents derived from the licensed patents and technology, as well as expenses, costs, taxes, and fees incurred during the term of the agreements. Under our 3D Global License Agreement, we are required to make up to an aggregate of $4.0 million in payments to 3D Global upon the achievement of certain milestones as well as quarterly royalty payments of 10% of total sales revenue for certain products. While we believe that the agreements reflect arm’s length negotiations, we cannot assure you that such services are not available at lower cost from third parties. Any payments made to affiliates will reduce our cash flow and profits.

YD Biopharma may not be able to manage its potential growth.

For YD Biopharma to succeed, it needs to experience significant expansion. Although management is experienced in the industry and in operating companies at a similar stage of growth, there can be no assurance that it will achieve this expansion. This expansion, if accomplished, may place a significant strain on YD Biopharma’s management, operational and financial resources. To manage any material growth, YD Biopharma will be required to continue to implement operational and financial systems, procedures and controls. It also will be required to expand its finance, administrative and operations staff. There can be no assurance that YD Biopharma’s current and planned personnel, systems, procedures and controls will be adequate to support its future operations at any increased level. YD Biopharma’s failure to manage growth effectively could have a material adverse effect on its business, results of operations and financial condition.

YD Biopharma may need additional funding in order to implement its business plan.

In the future, YD Biopharma may require additional capital to fund the planned expansion of its business and to respond to business opportunities, challenges, potential acquisitions, or unforeseen circumstances. YD Biopharma could encounter unforeseen difficulties that may deplete its capital resources rapidly, which could require it to seek additional financing in the near future. The timing and amount of any additional financing that is required to continue the expansion of YD Biopharma’s business and the marketing of its products will depend on its ability to improve its operating results and other factors. YD Biopharma may not be able to secure additional debt or equity financing in a timely basis or on favorable terms or at all. Such financing could result in substantial dilution of the equity interests of existing stockholders. YD Biopharma has no commitments for any additional financing should the need arise. If YD Biopharma is unable to secure any necessary additional financing, it may need to delay expansion plans, conserve cash, and reduce operating expenses. There is no assurance that any additional financing will be sufficient, that the financing will be available on terms favorable to YD Biopharma or to existing stockholders and at such times as required, or that YD Biopharma will be able to obtain the additional financing required for the continued operation and growth of YD Biopharma’s business. Any debt financing obtained by YD Biopharma in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for it to obtain additional capital and to pursue business opportunities. If YD Biopharma raises additional funds through further issuances of equity, convertible debt securities, or other securities convertible into equity, YD Biopharma’s existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities it issues could have rights, preferences, and privileges senior to those of holders of its Ordinary Shares. If YD Biopharma is unable to obtain adequate financing or financing on terms satisfactory to it, when YD Biopharma requires it, its ability to grow or support its business and to respond to business challenges could be significantly limited.

YD Biopharma’s business will continue to require substantial expenditures before profits, if any, are realized.

YD Biopharma continues to expand the scope of its business and product offerings. The development of YD Biopharma’s business requires, and will continue to require, significant expenditures, a substantial portion of which must be made before any material profits may be realized. YD Biopharma will likely continue to experience significant negative cash flow and operating losses until an adequate revenue base is established. There can be no assurance that an adequate revenue base will ever be established.

We may experience difficulties that delay or prevent our development, introduction or marketing of enhanced or new medical products.

Our success may also depend on our ability to effectively introduce enhanced or new medical products, including our cancer blood tests. The development of enhanced or new medical products is complex, costly and uncertain. Furthermore, enhancing or developing new medical products requires us to anticipate patients’, clinicians’ and payors’ needs and emerging technology trends accurately. We may experience research and development, regulatory, marketing and other difficulties that could delay or prevent our introduction of enhanced or new medical products. The research and development process in cancer blood tests generally takes a significant amount of time from the research and design stage to commercialization. This process is conducted in various stages, and each stage presents the risk that we will not achieve our goals. We may have to abandon a medical product in which we have invested substantial resources. In order to successfully commercialize medical products that we may develop in the future, we may need to conduct lengthy, expensive clinical trials and develop dedicated sales and marketing operations or enter into collaborative agreements to achieve market awareness and demand. Any delay in the research and development, approval, production, marketing or distribution of enhanced or new medical products could adversely affect our competitive position, branding and results of operations.

We cannot be certain that:

•        any medical products that we may enhance or develop will prove to be safe or effective in clinical trials;

•        we will be able to obtain, in a timely manner or at all, regulatory clearances or approvals, if needed;

•        any medical products that we may enhance or develop will be ordered and used by healthcare providers;

•        any medical products that we may enhance or develop can be provided at acceptable cost and with appropriate quality; or

•        any of our medical products can be successfully marketed.

These factors and other factors beyond our control could delay the launch of enhanced or new medical products.

If clinical testing of a particular cancer detection or medical product does not yield successful results, then we will be unable to commercialize that test or product candidate.

We must demonstrate the product safety and efficacy of our candidates for cancer blood tests and medical products in humans through extensive clinical testing. Our research and development programs are at an early stage of development. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of any test or medical product, including the following:

•        the results of pre-clinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials;

•        safety and efficacy results attained in early human clinical trials may not be indicative of results that are obtained in later clinical trials;

•        after reviewing test results, we may abandon projects that we might previously have believed to be promising;

•        we or our regulators may suspend or terminate clinical trials because the participating subjects or patients are being exposed to unacceptable health risks; and

•        our test or medical product candidates may not have the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved.

Even if our cancer blood tests or medical products receive marketing clearance or approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

Even if our medical products receive marketing clearance or approval, if needed, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors, and others in the medical community. If we do not generate significant product revenues, we may not become profitable. The degree of market acceptance of our products and tests, if approved for commercial sale, will depend on a number of factors, including:

•        their efficacy, safety, and other potential advantages compared to alternative tests or medical products;

•        our ability to offer them for sale at competitive prices;

•        their convenience and ease of administration compared to alternative cancer detection or treatments;

•        the willingness of the target patient population to try new medical products and of physicians to order these products;

•        the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•        the strength of marketing and distribution support;

•        the availability of governmental agencies and third-party medical insurance and adequate reimbursement for our cancer blood tests or medical products;

•        any restrictions on the use of our cancer blood tests or medical products together with other cancer detection methods or therapeutic treatments;

•        any restrictions on the use of our cancer blood tests or medical products together with other medications;

•        inability of certain types of patients to produce adequate samples for analysis in the use of our cancer blood tests;

•        inability of certain types of patients to use our cancer blood tests or other medical products; and

•        the prevalence and severity of side effects from our medical products.

If we are unable to address and overcome these and similar concerns, our business and results of operations could be substantially harmed.

If we are unable to establish effective sales, marketing, and distribution capabilities or enter into agreements with third parties with such capabilities, we may not be successful in commercializing our cancer blood tests or medical products if and when they are cleared or approved.

We do not have a sales or marketing infrastructure and have limited experience in the sale, marketing, or distribution of our cancer blood tests and medical products. To achieve commercial success for any cancer blood test or medical product for which we obtain marketing clearance or approval, we will need to successfully establish and maintain relationships directly and with third parties to perform sales and marketing functions.

Factors that may inhibit our efforts to commercialize our cancer blood tests or medical products on our own include:

•        our inability to recruit, train, and retain adequate numbers of effective sales, technical support, and marketing personnel;

•        the inability of sales personnel to obtain access to or educate physicians on the benefits of our cancer blood tests or medical products;

•        the lack of complementary cancer blood tests or medical products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive cancer blood tests or medical product lines;

•        unforeseen costs and expenses associated with creating an independent sales, technical support, and marketing organization; and

•        the inability to obtain sufficient coverage and reimbursement from third-party payors and governmental agencies.

If we do not establish sales, marketing, and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our cancer blood tests or medical products.

If we are unable to convince physicians of the benefits of our proposed cancer blood tests or medical products, we may incur delays or additional expense in our attempt to establish market acceptance.

Broad use of our proposed cancer blood tests and products may require pathology laboratories and physicians to be informed regarding our proposed cancer blood tests and products and their intended benefits. Inability to carry out this physician education process may adversely affect market acceptance of our proposed cancer blood tests or medical products. We may be unable to timely educate physicians regarding our proposed cancer blood tests or medical products in sufficient numbers to achieve our marketing plans or to achieve acceptance of our cancer blood tests or medical products. Any delay in physician education may materially delay or reduce demand for our cancer blood tests or medical products. In addition, we may expend significant funds toward physician education before any acceptance or demand for our proposed cancer blood tests or medical products is created, if at all.

YD Biopharma’s efforts to avoid the patent, trademark, and copyright rights of others may not provide notice to it of potential infringements in time to avoid investing in product development and promotion that must later be abandoned if suitable license terms cannot be reached.

There is no guarantee that YD Biopharma’s use of conventional technology searching and brand clearance searching will identify all potential rights holders. Rights holders may demand payment for past infringements and/or force YD Biopharma to accept costly license terms or discontinue use of protected technology and/or works of authorship that may include for example photos, videos, and software.

YD Biopharma may incur substantial litigation costs to protect its intellectual property, and if YD Biopharma is unable to protect its intellectual property, it may lose its competitive advantage. YD Biopharma may be subject to intellectual property infringement claims, which could cause it to incur litigation costs and divert management attention from its business.

YD Biopharma’s future success depends in part upon its ability to protect its intellectual property. YD Biopharma’s protective measures, including patents, trademarks, copyrights, trade secret protection and internet identity registrations, may prove inadequate to protect its proprietary rights and market advantage. The right to stop others from misusing its trademarks and service marks in commerce depends, to some extent, on YD Biopharma’s ability to show evidence of enforcement of its rights against such misuse in commerce. YD Biopharma’s failure to stop the misuse by others of our trademarks and service marks may lead to its loss of trademark and service mark rights, brand loyalty and notoriety among its customers and prospective customers. The scope of any patent to which YD Biopharma has or may obtain rights may not prevent others from developing and selling competing products. In addition, YD Biopharma’s patents may be held invalid upon challenge, or others may claim rights in, or ownership of, its patents. Moreover, YD Biopharma may become subject to litigation with parties that claim, among other matters, that it infringed on their patents or other intellectual property rights. The defense and prosecution of patent and other intellectual property claims are both costly and time-consuming and could result in a material adverse effect on YD Biopharma’s business and financial position.

Additionally, any intellectual property infringement claims against YD Biopharma, with or without merit, could be costly and time-consuming to defend and divert its management’s attention from its business. If YD Biopharma’s products were found to infringe a third-party’s proprietary rights, it could be forced to enter into costly royalty or licensing agreements in order to be able to continue to sell its products or discontinue use of the protected technology. Such royalty and licensing agreements may not be available on terms acceptable to YD Biopharma or at all. Rights holders may demand payment for past infringements or force it to accept costly license terms or discontinue use of protected technology or works of authorship.

YD Biopharma may become involved in litigation regarding patents and other intellectual property rights. Other companies, including its competitors, may develop intellectual property that is similar or superior to its intellectual property, duplicate its intellectual property or design around its patents, and may have or obtain patents or other proprietary rights that would prevent, limit or interfere with its ability to make, use or sell its products. Effective intellectual property protection may be unavailable or limited in some foreign countries in which YD Biopharma sells or will sell products or from which competing products may be sold.

Unauthorized parties may attempt to copy or otherwise use aspects of YD Biopharma’s intellectual property and products that we regard as proprietary. YD Biopharma’s means of protecting its proprietary rights in the U.S. or abroad may prove to be inadequate, and competitors may be able to develop similar intellectual property independently. If its intellectual property protection is insufficient to protect its intellectual property rights, YD Biopharma could face increased competition in the markets for its products.

Should any of YD Biopharma’s competitors file patent applications or obtain patents that claim inventions also claimed by it, YD Biopharma may choose to participate in an interference proceeding to determine the right to a patent for these inventions, because its business could be harmed if it fails to enforce and protect its intellectual property rights. Even if the outcome is favorable, an interference proceeding could result in substantial costs to YD Biopharma and disrupt its business.

In the future, YD Biopharma also may need to file lawsuits to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Any such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on its business, financial condition or results of operations.

Some of YD Biopharma’s products contain, or may in the future contain, licensed, third-party technology that provides important product functionality and features. The loss or inability to obtain and maintain any such licenses could have a material adverse effect on its business.

Some of YD Biopharma’s products contain, or may in the future contain, technology licensed from third-parties that provides important product functionality and features. YD Biopharma cannot assure you that it will have continued access to this technology. For example, if the licensing company ceases to exist, either as a result of bankruptcy, dissolution or purchase by a competitor, YD Biopharma may lose access to important third-party technology and may not be able to obtain replacement technology on favorable terms or at all. In addition, legal actions, such as intellectual property actions, brought against the licensing company could impact its future access to the technology. Any of these actions could negatively affect YD Biopharma’s technology licenses, thereby reducing the functionality and features of its products, and adversely affect its business, financial condition or results of operations.

YD Biopharma may fail to comply with regulations in relation to the sales of drugs and medical related materials business.

Pharmaceutical/medical device companies are required to comply with extensive regulations and hold a number of permits and licenses to carry on their business. Our ability to obtain and maintain these regulatory approvals will be subject to additional burdens placed by government regulation from time to time.

The pharmaceutical/medical device industry is heavily regulated by the government authorities, covering the clearance, approval, registration, production, packaging, licensing, distribution, storage, sales and manufacture and promotion of medicinal products and medical devices in various jurisdictions. In recent years, the regulatory framework regarding the pharmaceutical/medical device industry has undergone significant changes as the authorities tend to implement stricter requirements to ensure effect and safety of medicinal products and medical devices, and we expect that such trends will continue in the future. Any changes could lead to higher compliance costs for our current businesses of sales of pharmaceutical products and medical devices, as well as potential delays or obstacles in the successful development and commercialization of our drug/medical device candidates and could reduce the benefits we receive from drug/medical device development and manufacturing. In addition, even if we receive regulatory approval or clearance from competent authorities for any of our pharmaceutical products or medical devices, we will be subject to ongoing obligations and continued regulatory review in order to maintain the clearance or approval, which may result in significant additional expenses if new requirements are implemented. Any failure by us or our collaborators to maintain compliance with applicable laws and regulations or obtain and maintain required licenses and permits may result in administrative fines and/or the suspension or termination of our business activities. We believe our strategy and approach is aligned with the relevant government regulatory requirements and policies, but we cannot ensure that our strategy and approach will continue to be aligned.

YD Biopharma’s future success depends, in part, on its ability to develop new products and new technologies and maintain technologies, facilities and equipment to meet the needs of its customers.

Many of the markets in which YD Biopharma operates are characterized by rapidly changing technologies. The product, program and service needs of its customers change and evolve regularly. YD Biopharma’s success in the cancer detection industry depends upon its ability to identify emerging technological trends, develop technologically advanced, innovative and cost-effective products and services and market these products and services to its customers in the U.S. and internationally. In addition, YD Biopharma’s ability to develop innovative and technologically advanced products depends on continued funding for, and investment in, research and development projects. YD Biopharma’s success also depends on its continued access to assured suppliers of important technologies and components and its ability to provide the people, technologies, facilities, equipment and financial capacity needed to deliver those products and services with maximum efficiency. YD Biopharma’s customers and markets also increasingly require it to be agile and efficient, digitally enabled and able to harness integrated digital technologies and capabilities to deliver solutions with the agility and affordability that its customers seek. If YD Biopharma is unable to continue to develop new products and technologies in a timely fashion, and successfully to effect digital transformation, or if YD Biopharma fails to achieve market acceptance more rapidly than its competitors, it may be unable to maintain a competitive position and YD Biopharma’s future success could be materially adversely affected. If it fails to maintain its competitive position, YD Biopharma could lose a significant amount of future business to its competitors, which also could have a material adverse effect on its ability to generate favorable financial results and maintain market share and on its financial position, results of operations and/or cash flows.

YD Biopharma may be subject to intellectual property infringement claims, which could cause YD Biopharma to incur litigation costs and divert management attention from its business.

Any intellectual property infringement claims against YD Biopharma and/or IP Holdings, with or without merit, could be costly and time-consuming to defend and divert management’s attention from YD Biopharma’s and/or IP Holdings’ business. If YD Biopharma’s products were found to infringe a third party’s proprietary rights, YD Biopharma could be required to enter into costly royalty or licensing agreements to be able to sell its products. Royalty and licensing agreements, if required, may not be available on terms acceptable to YD Biopharma or at all.

A failure of YD Biopharma’s information technology systems, or an interruption in its operation due to internal or external factors including cyber-attacks, could have a material adverse effect on its business, reputation, financial condition or results of operations.

YD Biopharma’s operations depend on its ability to protect its information systems, computer equipment, and information databases from systems failures. YD Biopharma relies on its information technology systems generally to manage the day-to-day operations of its business, operate elements of its manufacturing facility, manage relationships with its customers, fulfill customer orders, and maintain its financial and accounting records. Failure of YD Biopharma’s information technology systems could be caused by internal or external events, such as incursions by intruders or hackers, computer viruses, cyber-attacks, failures in hardware or software, or power or telecommunication fluctuations or failures.

There have been an increasing number of cyber security incidents affecting companies around the world, which have caused operational failures or compromised sensitive corporate data. Although YD Biopharma does not believe its systems are at a greater risk of cyber security incidents than other similar organizations, such cyber security incidents may result in: the loss or compromise of customer, financial, or operational data; disruption of billing, collections, or normal operating activities; disruption of electronic monitoring and control of operational systems; and delays in financial reporting and other management functions. Possible impacts associated with a cyber-security incident may include, among others: remediation costs related to lost, stolen, or compromised data; repairs to data processing systems; increased cyber security protection costs; reputational damage; and adverse effects on YD Biopharma’s ability to comply with applicable privacy and other laws and regulations. The failure of YD Biopharma’s information technology systems to perform as anticipated for any reason could disrupt its business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations or increased costs, any of which could have a material adverse effect on its business, operating results and financial condition. Any technology and information security processes and disaster recovery plans YD Biopharma uses to mitigate its risk to these vulnerabilities may not be adequate to ensure that its operations will not be disrupted should such an event occur.

The success of YD Biopharma and Pubco depends upon certain key personnel, including product development and engineering staff.

The success of YD Biopharma and Pubco will depend in large part upon the skill and expertise of certain key personnel, including product development and engineering staff. The competition for qualified management and such key personnel is intense. There can be no assurance that any such individuals will continue to be associated with or employed by YD Biopharma or Pubco throughout their respective lives. The loss of services of one or more of such key personnel or the inability to hire, train and retain additional such key personnel could delay the development and sale of its products, disrupt its business, and interfere with its ability to execute our business plan. The loss of key personnel could also have a material adverse effect on YD Biopharma and, consequently, on Pubco.

YD Biopharma’s growth relies on market acceptance.

While YD Biopharma believes there will be significant customer demand for YD Biopharma’s products, there is no assurance there will be broad market acceptance of YD Biopharma’s product offerings. There also may not be broad market acceptance of YD Biopharma’s offerings if its competitors offer products which are preferred by prospective customers. In such event, there may be a material adverse effect on YD Biopharma’s results of operations and financial condition, and YD Biopharma may not be able to achieve its goals.

YD Biopharma’s ability to compete successfully depends on many factors, both within and outside its control.

These factors include the following:

•        YD Biopharma’s success in developing, producing, marketing, and successfully selling its products;

•        YD Biopharma’s ability to address the needs of its consumer, military and law enforcement customers;

•        the pricing, quality, performance, and reliability of YD Biopharma’s products;

•        the quality of YD Biopharma’s customer service;

•        the efficiency of YD Biopharma’s production; and

•        product or technology introductions by YD Biopharma’s competitors.

Because YD Biopharma believes technological and functional distinctions among competing products in its markets are perceived by many end-user consumers to be relatively modest, effectiveness in marketing and manufacturing are particularly important competitive factors in its business.

The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors of the benefits of such inspections. Our common stock may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of our common stock, or the threat of its being delisted, may materially and adversely affect the value of your investment.

Our auditor, ARK Pro CPA & Co, the independent registered public accounting firms that issue the audit reports included elsewhere in this proxy statement/ prospectus, as auditors of companies that are traded publicly in the United States and firms registered with the PCAOB, are currently subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess their compliance with the applicable professional standards. Our auditors are located in Hong Kong, a jurisdiction where the PCAOB was historically unable to conduct inspections and investigations completely before 2022. The inability of the PCAOB to conduct inspections of auditors in Hong Kong in the past has made it more difficult to evaluate the effectiveness of our independent registered public accounting firms’ audit procedures or quality control procedures as compared to auditors that are subject to the PCAOB inspections. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, if the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we and investors in our common stock would be deprived of the benefits of such PCAOB inspections again, which could cause investors and potential investors in our common stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Pursuant to the HFCAA, as amended, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our common stock from being traded on a national securities exchange or in the over-the-counter trading markets in the United States.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and our auditor was subject to that determination. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing. In accordance with the HFCAA, as amended, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our common stock when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our common stock. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

Regulatory Risks

Securing FDA clearance or approval of our products and products we may develop, license, or acquire is a complex process requiring substantial time, commitment of resources and expense without any assurance that FDA will grant such clearance or approval.

Some of our products may be subject to approval under a premarket approval application (“PMA”), the most stringent FDA premarket medical device scientific and regulatory review process, which requires sufficient valid scientific evidence in addition to general and special controls to assure that it is safe and effective for its intended use(s).

The process of securing FDA PMA approval is complex and requires substantial time, commitment of resources and expense. The process may take many years to complete, and approval may never be obtained. It requires us to demonstrate with substantial evidence, gathered in preclinical and large, complex well-controlled clinical trials, that the planned product is safe and effective for use as intended. We may not conduct such a trial or may not successfully enroll or complete any such trial, if required. Any products we may develop may not achieve the required primary endpoint in the clinical trial and may not receive regulatory approval. We must also demonstrate that the manufacturing facilities, processes, and controls for any products we may develop are adequate.

We may need to seek approval of a de novo classification request from FDA. Under the de novo classification process, a manufacturer whose device is not eligible for a 510(k) Notification or whose device under the FDCA would otherwise be automatically classified into Device Class III and require the submission and approval of a PMA prior to marketing is able to request down-classification of the device to Class I or Class II on the basis that the device presents a low or moderate risk. If the FDA grants the de novo classification request, the applicant will receive authorization to market the device. This device type may be used subsequently as a predicate device for future 510(k) submissions.

Even if our products are not required to obtain a PMA or de novo classification, they may instead require a 510(k) Notification. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence.

There can be no assurance that FDA will ever permit us to market any new product or service that we develop. Also, any regulatory clearance or approval of a product, once obtained, may be withdrawn. If we are unable to successfully obtain or maintain regulatory clearance or approval to sell any products in the U.S. we may develop, our business, financial condition, results of operations and growth prospects could be adversely affected. Furthermore, delays in receipt of clearances or approvals could materially delay or prevent us from commercializing our products and services or result in substantial additional costs that could decrease our profitability. Even if we were to successfully obtain and maintain regulatory clearance or approval for a product, any clearance or approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements.

FDA can delay, limit, or deny clearance or approval of a future product for many reasons, including but not limited to:

•        a future product may not be deemed to be safe and effective;

•        FDA officials may not find the data from clinical and preclinical studies sufficient;

•        FDA may not approve our or our third-party manufacturer’s processes or facilities; or

•        FDA may change its clearance or approval policies or adopt new regulations.

If any products we may develop fail to demonstrate safety and efficacy, or otherwise do not gain regulatory clearance or approval, our business and results of operations will be materially and adversely harmed.

Failure to obtain regulatory approvals in foreign jurisdictions will prevent us from marketing our products internationally.

We intend to seek distribution and marketing partners for one or more of the products we are developing in foreign countries. The approval procedures vary among countries and can involve additional clinical testing, and the time required to obtain approval may differ from that required to obtain FDA clearance or approval. Moreover, clinical studies or manufacturing processes conducted in one country may not be accepted by regulatory authorities in other countries. Clearance or approval by FDA does not ensure clearance or approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure clearance or approval by regulatory authorities in other foreign countries or by FDA. In addition, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. The foreign regulatory approval process may include all of the risks associated with obtaining FDA clearance or approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and even if we file, we may not receive necessary approvals to commercialize our products in any market.

Modifications to our cleared or approved products may require new clearances or approvals, or may require us to cease marketing or recall the modified products until clearances are obtained.

For any product approved pursuant to a PMA, we are required to seek supplemental approval for many types of changes to the approved product, for which we will need to determine whether a PMA supplement or other regulatory filing is needed or whether the change may be reported via the PMA Annual Report. Similarly, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design, or manufacture, requires new 510(k) clearance or, possibly, approval of a new PMA. The same is true for a device approved via the de novo pathway; any modification to a device approved via this pathway that could significantly affect its safety or effectiveness, or that would constitute a major change of its intended use, design, or manufacture, may require a new de novo classification or a new 510(k) Notification or even a PMA. If the FDA requires us to seek approvals or clearances for modifications to our previously approved or cleared products, for which we concluded that new approvals or clearances are unnecessary, we may be required to cease marketing or distribution of our products or to recall the modified product until we obtain the approval or clearance, and we may be subject to significant regulatory fines or penalties. Foreign regulatory regimes may have comparable requirements, which present the same or substantially similar risks.

Clinical trials necessary to support regulatory submission will be expensive and could require the enrollment of large numbers of patients. Suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials will prevent us from expanding our commercial efforts and will adversely affect our business, operating results and prospects.

Initiating and completing clinical trials necessary to support regulatory submission will be time-consuming and expensive and their outcome uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in early or later clinical trials.

Conducting successful clinical studies could require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depend on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by patients enrolled as subjects, the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites and ability to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our products or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks, discomforts or expenditures. Patients may also not participate in our clinical trials if they choose to participate in contemporaneous clinical trials of competitive products. In addition, patients participating in clinical trials may die before completion of the trial or suffer adverse medical events unrelated to investigational products.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy may be required and we may not adequately develop such protocols to support clearance and approval. Further, FDA may require us to submit data on a greater number of patients than it originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis for any clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our products or result in the failure of the clinical trial. FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

We expect to depend on clinical investigators, medical institutions, and contract research organizations (“CROs”) to perform the clinical trials. If these parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality, completeness, or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, our clinical trials may have to be extended, delayed, or terminated. Many of these factors would be beyond our control. We may not be able to enter into replacement arrangements without undue delays or considerable expenditures. If there are delays in testing or approvals as a result of the failure to perform by third parties, our research and development costs would increase, and we may not be able to obtain regulatory clearance or approval for our current products and any other products we may develop. In addition, we may not be able to establish or maintain relationships with these parties on favorable terms, if at all. Each of these outcomes would harm our ability to market our current products and any other products we may develop, license, or acquire, or to achieve sustained profitability.

The results of our clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.

Even if any of our clinical trials are completed as planned, it cannot be certain that study results will support product candidate claims or that FDA or foreign regulatory authorities will agree with our conclusions regarding them. Success in pre-clinical evaluation and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for the proposed indicated uses, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize our product candidates and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile.

If our clinical studies do not satisfy providers, payors, patients and others as to the reliability and performance of our tests, or any other product or service we may develop and seek to commercialize, we may experience reluctance or refusal on the part of physicians to order, and third-party payors to pay for, such test.

If the validity of an informed consent for a clinical trial of one of our products was to be challenged, we could be subject to fines, penalties, litigation, or regulatory sanctions, or other adverse consequences, including invalidating or requiring us to repeat clinical trials which could negatively affect our business and results of operations.

Our products are the subject of multiple clinical trials, and we anticipate they will continue to be so in the future. We have implemented measures to ensure that data and biological samples that we receive have been collected from, and any procedures that have been performed using our products have been on, subjects who have provided appropriate informed consent. We also act as a sponsor of clinical trials in connection with the development of our tests, which are frequently conducted in collaboration with different parties. We seek to receive approval from an ethical review board, or institutional review board, or “IRB,” for projects that meet the definition of “human subjects research,” which includes review and approval of processes for subject informed consent and authorization for use of personal information or waivers thereof. We could conduct clinical trials in a number of different countries. When we utilize clinical research contractor or partner with other third parties, we rely upon them to comply with the requirements to obtain the subject’s informed consent and to comply with applicable laws and regulations. The collection of data and samples in many different countries results in complex legal questions regarding the adequacy of informed consent and the status of genetic material under a large number of different legal systems. Those informed consents could be challenged and prove invalid, unlawful, or otherwise inadequate for our purposes. Any such findings against us, could force us to stop accessing or using data and samples or servicing or conducting clinical trials, which would hinder our product offerings or development. We could also become involved in legal actions, which could consume our management and financial resources.

Our business and reputation will suffer if we are unable to establish and comply with, stringent quality standards to assure that the highest level of quality is observed in the performance of our tests.

Inherent risks are involved in providing and marketing cancer detection tests and related services. Patients and healthcare providers rely on us to provide accurate clinical and diagnostic information that may be used to make critical healthcare decisions. As such, users of our tests may have a greater sensitivity to errors than users of some other types of products and services.

We must maintain top service standards and FDA-mandated and other quality controls. Past or future performance or accuracy defects, incomplete or improper process controls, excessively slow turnaround times, unanticipated uses of our tests, or mishandling of samples or test results (whether by us, patients, healthcare providers, courier delivery services or others) can lead to adverse outcomes for patients and interruptions to our services. These events could lead to voluntary or legally mandated safety alerts relating to our tests or our laboratory facilities and could result in the removal of our products and services from the market or the suspension of our laboratories’ operations. Insufficient quality controls and any resulting negative outcomes could result in significant costs and litigation, as well as negative publicity that could reduce demand for our tests and payers’ willingness to cover our tests. Even if we maintain adequate controls and procedures, damaging and costly errors may occur.

Our current products and any other products we develop that receive regulatory clearance or approval will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

Even after regulatory clearance or approval has been obtained for our products, the cleared or approved product and its manufacturer remain subject to continual review by FDA or non-U.S. regulatory authorities. Our cleared or approved products may be subject to limitations on the indicated uses for which the product may be marketed. Furthermore, future approvals may contain requirements for potentially costly post-marketing follow-up studies to monitor the safety and efficacy of the approved product. There is a risk that FDA may modify or withdraw the clearance or approval of a product if the results of a post-clearance or post-approval study are not satisfactory or are inconsistent with previous studies. We may rely on third parties, such as contract research organizations, medical institutions and clinical investigators to conduct any post-approval studies. We will have limited control over the activities of these third parties and any post-approval studies may be delayed or halted prior to its completion for reasons outside our control.

In addition, we and our cleared or approved products will be subject to extensive and ongoing regulatory requirements by FDA and other regulatory authorities with regard to the labeling, packaging, adverse event reporting, storage, advertising, promotion, and recordkeeping for our products. We and our contract manufacturers also will be required to comply with current good manufacturing practice, or “cGMP,” regulations regarding the manufacture of our products, which include requirements related to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, regulatory authorities may need to approve these manufacturing facilities before they can be used to manufacture medical devices and/or other medical products, and these facilities are subject to continual review and periodic inspections by FDA and other regulatory authorities for compliance with cGMP regulations. Operations at these facilities could be interrupted or halted if FDA or other governmental agency deems the findings of such inspections unsatisfactory.

Failure to comply with FDA or other regulatory requirements could result in fines, unanticipated compliance expenditures, recall or seizures of our products, import alerts preventing the importation of products from other countries, total or partial suspension of production or distribution, restrictions on labeling and promotion, termination of ongoing research, disqualification of data for submission to regulatory authorities, enforcement actions, injunctions and criminal prosecution. If we or a third party discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturer or us, including requiring recall of the product from the market or suspension of manufacturing and distribution of the product. We also may voluntarily recall a product. Any recalls could have an adverse effect on our ability to provide our products, which in turn would adversely affect our financial condition.

If we are found to be promoting the use of our devices for unapproved or “off-label” uses or engaging in other noncompliant activities, we may be subject to recalls, import alerts, seizures, fines, penalties, injunctions, adverse publicity, prosecution, or other adverse actions, resulting in damage to our reputation and business.

Our labeling, advertising, promotional materials and user training materials must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of a medical device for a use that has not been cleared or approved by FDA. Obtaining 510(k) clearance, de novo approval, or PMA approval only permits us to promote our products for the uses specifically cleared or approved by FDA. Use of a device outside its cleared or approved indications is known as “off-label” use. Physicians and consumers may use our products off-label because FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine nor is there oversight on patient use of over-the-counter devices. Although we may request additional cleared or approved indications for our current products, FDA may deny those requests, require additional expensive clinical data to support any additional indications or impose limitations on the intended use of any cleared or approved product as a condition of clearance. Even if regulatory clearance or approval of a product is granted, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product.

If FDA or another regulatory authority determines that our labeling, advertising, promotional materials, or user training materials, or representations made by our personnel, include the promotion of an off-label use for the medical product, or that we have made false or misleading or inadequately substantiated promotional claims, or claims that could potentially change the regulatory status of the product, the authority could take the position that these materials have misbranded our products and request that we modify our labeling, advertising, or user training or promotional materials and/or subject us to regulatory or legal enforcement actions, including the issuance of an Untitled Letter or a Warning Letter, injunction, seizure, recall, import alert, adverse publicity, civil penalties, criminal penalties, or other adverse actions. It is also possible that other federal, state, or foreign enforcement authorities might take action if they consider our labeling, advertising, promotional, or user training materials to constitute promotion of an unapproved use, which could result in significant fines, penalties, or other adverse actions under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, we could be subject to extensive fines and penalties and our reputation could be damaged and adoption of the products would be impaired. Although we intend to refrain from statements that could be considered off-label promotion of our products, FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, any such off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims, and such claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

Clinical laboratories and medical diagnostic companies are subject to extensive and frequently changing federal, state, and local laws. We could be subject to significant fines and penalties if we or our third-party laboratory partners fail to comply with these laws and regulations.

As a provider of clinical cancer detection products and services, we and our third-party laboratory partners are subject to extensive and frequently changing federal, state, and local laws and regulations governing various other aspects of our business. In particular, the clinical laboratory industry is subject to significant governmental certification and licensing regulations, as well as federal and state laws regarding:

•        test ordering and billing practices;

•        marketing, sales and pricing practices;

•        health information privacy and security, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and comparable state laws;

•        insurance;

•        anti-markup legislation; and

•        consumer protection.

We are also required to comply with FDA regulations, including with respect to our labeling and promotion activities. In addition, advertising of our tests is subject to regulation by the Federal Trade Commission, or FTC, and advertising of laboratory services is regulated by certain state laws. Violation of any FDA requirement could result in enforcement actions, such as seizures, injunctions, civil penalties and criminal prosecutions, and violation of any FTC or state law requirement could result in injunctions and other associated remedies, all of which could have a material adverse effect on our business. Most states also have similar regulatory and enforcement authority for devices. Additionally, most foreign countries have authorities comparable to FDA and processes for obtaining marketing approvals. Obtaining and maintaining these approvals, and complying with all laws and regulations, may subject us to similar risks and delays as those we could experience under FDA, FTC and state regulation. We incur various costs in complying and overseeing compliance with these laws and regulations.

Healthcare policy has been a subject of extensive discussion in the executive and legislative branches of the federal and many state governments and healthcare laws and regulations are subject to change. Development of the existing commercialization strategy for our current products has been based on existing healthcare policies. We cannot predict what additional changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on our business, financial condition and results of operations.

If we or our partners fail to comply with these laws and regulations, we could incur significant fines and penalties, and our reputation and prospects could suffer. Additionally, any such partners could be forced to cease offering our products and services in certain jurisdictions, which could materially disrupt our business.

Many aspects of our business, beyond the specific elements described above are subject to complex, intertwined, costly and/or burdensome federal health care laws and regulations which may open to interpretation and be subject to varying levels of discretionary enforcement. If we fail to comply with these laws and regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Even though we do not and do not expect to control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The regulations that may affect our ability to operate include, without limitation:

•        the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs;

•        the U.S. Foreign Corrupt Practices Act, or “FCPA,” which prohibits payments or the provision of anything of value to foreign officials for the purpose of obtaining or keeping business;

•        the federal False Claims Act, or “FCA,” which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities like us which provide coding and billing advice to customers;

•        federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•        the federal transparency requirements under the Health Care Reform Law requires manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

•        the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information, and

•        state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The Patient Protection and Affordable Care Act, as amended by the health Care and Education Affordability Reconciliation Act, or “PPACA,” among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

In 2018, Congress passed Eliminating Kickbacks in Recovery Act, or “EKRA,” as part of the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment for Patients and Communities Act. Similar to the Anti-Kickback Statute, EKRA imposes criminal penalties for knowing or willful payment or offer, or solicitation or receipt, of any remuneration, whether directly or indirectly, overtly or covertly, in cash or in kind, in exchange for the referral or inducement of laboratory testing (among other healthcare services) unless a specific exception applies. However, unlike the Anti-Kickback Statute, EKRA is not limited to services covered by federal or state healthcare programs but applies more broadly to services covered by “healthcare benefit programs,” including commercial insurers. As currently drafted, EKRA potentially expands the universe of arrangements that could be subject to government enforcement under federal fraud and abuse laws. In addition, while the Anti-Kickback Statute includes certain exceptions that are widely relied upon in the healthcare industry, not all of those same exceptions apply under EKRA. Because EKRA is a relatively new law, there is no agency guidance or court precedent to indicate how and to what extent it will be applied and enforced. We cannot assure you that our relationships with healthcare providers, sales representatives, hospitals, customers, or any other party will not be subject to scrutiny or will survive regulatory challenge under EKRA.

Recently, the medical device industry has been under heightened scrutiny as the subject of government investigations and regulatory or legal enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If our operations or arrangements are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of us being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against that action and the underlying alleged violations, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If the physicians or other providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

The regulations that govern pricing and reimbursement for new products vary widely from country to country, and may adversely affect the pricing, coverage and reimbursement rates of our products in other countries.

The regulations that govern pricing and reimbursement for new products vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing clearance or approval is granted. In some foreign markets, pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory clearance or approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenue we are able to generate from the sale of the product in that country. In addition, to obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available therapies. Adverse pricing limitations may hinder our ability to recoup our investment in our products and any other products, tests, or services we develop, even if our products obtain regulatory approval.

Healthcare reform measures could hinder or prevent our products’ commercial success.

In the U.S., there have been, and we expect there will continue to be, ongoing legislative and regulatory changes to the healthcare system which could affect our future revenue and profitability. Federal and state lawmakers regularly propose and, at times, enact legislation that could result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, one of the most significant healthcare reform measures in decades, the PPACA, was enacted in 2010. The PPACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs. The PPACA, among other things, also could result in the imposition of injunctions.

While the U.S. Supreme Court has repeatedly upheld the constitutionality of most elements of the PPACA, other legal challenges are still pending final adjudication in several jurisdictions. Although efforts in Congress to repeal the PPACA have repeatedly fallen short, there are a number of ongoing legislative initiatives to modify it. At this time, it remains unclear whether there will be any changes made to the PPACA. We cannot assure you that the PPACA, as currently enacted or as amended in the future, will not adversely affect our business and financial results and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care. Medicare reimbursement for all products and services, including ours, remains highly susceptible to threats of automatic reductions triggered by budgetary shortfalls. Such payments are subject to recovery of purported overpayment for several years. We cannot predict the initiatives that may be adopted in the future or their full impact. We cannot predict whether any additional legislative changes will affect our business.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of health care may adversely affect:

•        our ability to set a price that we believe is fair for our products;

•        our ability to generate revenue and achieve or maintain profitability; and

•        the availability of capital.

Further, changes in regulatory requirements and guidance may occur, both in the United States and in foreign countries, and we may need to amend clinical study protocols to reflect these changes. Amendments may require us to resubmit our clinical study protocols to an IRB for reexamination, which may impact the costs, timing or successful completion of a clinical study. In light of widely publicized events concerning the safety risk of certain drug and medical device products, regulatory authorities, members of Congress, the Governmental Accounting Office, medical professionals and the general public have all raised concerns about potential safety issues. These events have resulted in the recall and withdrawal of medical device products, revisions to product labeling that further limit use of products and establishment of risk management programs that may, for instance, restrict distribution of certain products or require safety surveillance or patient education. The increased attention to safety issues may result in a more cautious approach by FDA or other regulatory authorities to clinical studies and the medical device clearance or approval process. Adverse event data from clinical studies may receive greater scrutiny with respect to product safety, which may make FDA or other regulatory authorities more likely to terminate or suspend clinical studies before completion, or require longer or additional clinical studies that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

Given the serious public health risks of high profile adverse safety events with certain products, FDA or other regulatory authorities may require, as a condition of approval, costly risk evaluation and mitigation strategies, which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, preapproval of promotional materials and restrictions on direct-to-consumer advertising.

We face uncertainty related to healthcare reform, pricing, coverage, and reimbursement, which could reduce our revenue.

Healthcare reform laws, including the PPACA and PAMA, are significantly affecting the U.S. healthcare and medical services industry. Recently passed legislation and possible future legal and regulatory changes, including potential repeal or modification of the PPACA, or approval of health plans that allow lower levels of coverage for preventive services, could substantially change the structure and finances of the health insurance system and the methodology for reimbursing medical services, drugs and devices, including our current and future products and services. Healthcare reforms, which may intend to reduce healthcare costs, may have the effect of discouraging third-party payors from covering certain kinds of medical products and services, particularly newly developed technologies, such as our current products, or any other products or services we develop. We cannot predict whether future healthcare reform initiatives will be implemented at the federal or state level or the effect any such future legislation or regulation will have on us. The taxes imposed by new legislation, cost reduction measures and the expansion in the government’s role in the U.S. healthcare industry may result in decreased profits to us, which may adversely affect our business, financial condition and results of operations.

Because Medicare currently covers a significant portion of the patients in the current targeted screening population for our products, any reduction in the CMS reimbursement rate for our products would negatively affect our revenues and our business prospects. There can be no assurance under PAMA that adequate CMS reimbursement rates will initially be assigned or will continue to be assigned to our tests. Further, it is possible that Medicare or other federal payors that provide reimbursement for our tests in the future may later suspend, revoke or discontinue coverage at any time, may require co-payments from patients, or may reduce the reimbursement rates payable to us. Any such action could have a negative impact on our revenues.

Our products may cause serious adverse side effects or even death or have other properties that could delay or prevent their regulatory clearance or approval, limit the commercial desirability of an approved label or result in significant negative consequences following any marketing clearance or approval.

All clinical trials have a substantial risk of failing to meet their safety or effectiveness endpoints. It is impossible to predict when or if our current products, or any other products we develop, license or acquire will prove safe and effective and receive regulatory approval. Undesirable side effects caused by any products we are developing could cause us or regulatory authorities to interrupt, delay or halt any required clinical trials. They could also result in a more restrictive label or the delay or denial of regulatory clearance or approval by FDA or other comparable foreign regulatory authority.

Additionally, after receipt of marketing clearance or approval of any products we may develop, if we or others later identify undesirable side effects or even deaths caused by such products, a number of potentially significant negative consequences could result, including:

•        we may be forced to recall such product and suspend the marketing of such product;

•        FDA may issue an Import Alert preventing the importation of a product into the United States from another country;

•        regulatory authorities may withdraw their clearance or approval of such product;

•        regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of such products;

•        FDA or other regulatory bodies may issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings about such product;

•        FDA may require the establishment or modification of Risk Evaluation Mitigation Strategies, or a comparable foreign regulatory authority may require the establishment or modification of a similar strategy that may, for instance, restrict distribution of our products and impose burdensome implementation requirements on us;

•        we may be required to change the way the product is administered or conduct additional clinical trials;

•        we could be sued and held liable for harm caused to subjects or patients;

•        we may be subject to litigation or product liability claims; and

•        our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product.

Our medical products may in the future be subject to product recalls that could harm our reputation, business, and financial results.

FDA has the authority to request and/or require the recall of commercialized medical products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a medical product is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. FDA requires that certain classifications of recalls be reported to FDA within ten working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of FDA. If FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect its sales. In addition, FDA could take enforcement action for failing to report the recalls when they were conducted. No recalls of our medical products have been reported to FDA.

Our medical products may in the future be subject to import alerts.

FDA has the authority to place products and companies on an import alert if the Agency believes that there has been a violation of FDA laws and/or regulations. Import alerts allow FDA to detain future shipments from another country without testing or otherwise physically examining them. If a company on an import alert attempts to import product, or if a product on an import alert is nonetheless offered for import, the product will be detained and refused entry into the U.S. unless the importer can demonstrate to FDA that the product and/or company is not in violation of FDA laws and regulations.

If our medical products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device or drug reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under FDA medical device reporting regulations, medical device manufacturers are required to report to FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. Similarly, under FDA drug reporting regulations, drug manufacturers are required to submit to FDA information that a drug has or may have caused an unanticipated experience or side effect that places a patient at risk of, or results in, death or serious injury. If we fail to report these events to FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of our products.

We face an inherent risk of product liability exposure related to the sale of certain of our products and any other products we develop. The marketing, sale and use of our products could lead to the filing of product liability claims against us if someone alleges product failures, product malfunctions, manufacturing flaws, or design defects resulted in injury to patients. We may also be subject to liability for a misunderstanding of, or inappropriate reliance upon, the information we provide. If we cannot successfully defend ourselves against claims that a product we developed caused injuries, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•        decreased demand for our products;

•        injury to our reputation and significant negative media attention;

•        withdrawal of patients from clinical studies or cancellation of studies;

•        significant costs to defend the related litigation and distraction to our management team;

•        substantial monetary awards to patients;

•        loss of revenue; and

•        the inability to commercialize any products that we may develop.

In addition, insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Compliance with the HIPAA security, privacy and breach notification regulations may increase our costs.

The HIPAA privacy, security and breach notification regulations, including the expanded requirements under HITECH, establish comprehensive federal standards with respect to the uses and disclosures of protected health information, or “PHI,” by health plans, healthcare providers and healthcare clearinghouses, in addition to setting standards to protect the confidentiality, integrity and security of PHI. The regulations establish a complex regulatory framework on a variety of subjects, including:

•        the circumstances under which uses and disclosures of PHI are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for our services, and our healthcare operations activities;

•        a patient’s rights to access, amend and receive an accounting of certain disclosures of PHI;

•        requirements to notify individuals if there is a breach of their PHI;

•        the contents of notices of privacy practices for PHI;

•        administrative, technical and physical safeguards required of entities that use or receive PHI; and

•        the protection of computing systems maintaining electronic PHI.

We have implemented practices intended to meet the requirements of the HIPAA privacy, security and breach notification regulations, as required by law. We are required to comply with federal privacy, security and breach notification regulations as well as varying state privacy, security and breach notification laws and regulations, which may be more stringent than federal HIPAA requirements. In addition, for healthcare data transfers from other countries relating to citizens of those countries, we must comply with the laws of those countries. The federal privacy regulations restrict our ability to use or disclose patient identifiable data, without patient authorization, for purposes other than payment, treatment, healthcare operations and certain other specified disclosures such as public health and governmental oversight of the healthcare industry.

HIPAA provides for significant fines and other penalties for wrongful use or disclosure of PHI, including potential civil and criminal fines and penalties. Computer networks are always vulnerable to breach and unauthorized persons may in the future be able to exploit weaknesses in the security systems of our computer networks and gain access to PHI. Additionally, we share PHI with third-parties who are legally obligated to safeguard and maintain the confidentiality of PHI. Unauthorized persons may be able to gain access to PHI stored in such third-parties computer networks. Any wrongful use or disclosure of PHI by us or such third-parties, including disclosure due to data theft or unauthorized access to our or our third-parties computer networks, could subject us to fines or penalties that could adversely affect our business and results of operations. Although the HIPAA statute and regulations do not expressly provide for a private right of damages, we could also incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information.

Our employees, independent contractors, consultants, commercial partners, and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud, misconduct, or other illegal activity by our employees, independent contractors, consultants, commercial partners, and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to: comply with the rules and regulations of the CMS, FDA, and other comparable foreign regulatory authorities; provide true, complete and accurate information to such regulatory authorities; comply with manufacturing and clinical laboratory standards; comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to us. In particular, research, sales, marketing, education, and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing, and other abusive practices, as well as off-label product promotion. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, educating, marketing and promotion, sales and commission, certain customer incentive programs, and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of participant recruitment for clinical studies, which could result in regulatory sanctions and cause serious harm to our reputation. We have adopted a code of business conduct and ethics, but it is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions. Even if it is later determined after an action is instituted against us that we were not in violation of these laws, we may be faced with negative publicity, incur significant expenses defending our actions, and have to divert significant management resources from other matters.

Industry And Market Risk

We face intense competition in the biotechnology and pharmaceutical industries.

The biotechnology and pharmaceutical industries are intensely competitive. We face direct competition from U.S. and foreign companies focusing on cancer blood tests and pharmaceutical products, which are rapidly evolving. Our competitors include major multinational diagnostic and pharmaceutical companies, specialized biotechnology firms, and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs, and more effective marketing and manufacturing organizations than we do. In addition, academic and government institutions are increasingly likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial tests or products based on technology developed at such institutions. Our competitors may succeed in developing or licensing technologies, tests, and products that are more effective or less costly than ours or succeed in obtaining CAP/CLIA validation or FDA or other regulatory approvals for diagnostic test and medical product candidates before we do. Acquisitions of, or investments in, competing diagnostic, pharmaceutical, or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing, and other resources.

The market for our proposed tests and products is competitive and rapidly changing, and new cancer detection technologies which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

The cancer detection, pharmaceutical, and biotechnology industries are subject to rapid and substantial technological change. Developments by others may render our proposed tests or products noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition from diagnostic, pharmaceutical and biotechnology companies, universities, governmental entities, and others diversifying into the field is intense and is expected to increase.

As a company engaged in the development of cancer detection technology with limited revenue generated to date, our resources are limited, and we may experience technical challenges inherent in such technologies. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar diagnostic efficacy compared to our proposed tests or products. Our competitors may develop cancer detection technologies that are more effective or less costly than our proposed tests or products and therefore present a serious competitive threat.

The potential widespread acceptance of cancer blood tests or therapies that are alternatives to ours may limit market acceptance of our proposed tests or products, even if commercialized. Many of our targeted diseases and conditions can also be detected by other tests or treated by other medications. These tests and treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive technologies may limit the potential for our technologies, formulations, tests, and products to receive widespread acceptance if commercialized.

Negative developments in the field of exosomes could damage public perception of any product candidates that we develop, which could adversely affect our ability to conduct our business or obtain regulatory approvals for such product candidates.

Exosome therapeutics are novel and unproven therapies, with no exosome therapeutic approved to date. Exosome therapeutics may not gain the acceptance of the public or the medical community. To date, other efforts to leverage natural exosomes have generally demonstrated an inability to generate exosomes with predictable biologically active properties or to manufacture exosomes at suitable scale to treat more than a small number of patients. Some studies used natural exosomes without an intended or understood mechanism of action or pharmacology. Other studies included payloads but generated inconclusive results. Our success will depend on our ability to demonstrate that our exosomes can overcome these challenges.

If one of our current or future product candidates is unable to successfully target a certain cell type or pathway and establish proof of concept in a certain disease, it may indicate that we will not be able to apply our technology to other diseases mediated by that cell type or pathway. This may also indicate a decrease in the probability of our success for other targets using the same modality in the same or different cell types, as well as for our engineered exosome approach more generally. Such failures could negatively affect the public or medical community’s perception of our technology and exosome therapeutics in general.

Additionally, our success will depend upon physicians who specialize in the treatment of diseases targeted by our product candidates, if approved, prescribing testing or treatments that involve the use of our product candidates, if cleared or approved, in lieu of, or in addition to, existing treatments with which they are more familiar and for which greater clinical data may be available. Adverse events in clinical trials of our product candidates or in clinical trials of others developing similar products and the resulting publicity, as well as any other adverse events in the field of exosome therapeutics, could result in a decrease in demand for any product that we may develop. These events could also result in the suspension, discontinuation, or clinical hold of, or modification to, our clinical trials. Any future negative developments in the field of exosomes and their use as therapies could also result in greater governmental regulation, stricter labeling requirements and potential regulatory delays in the testing or approvals of our product candidates. Any increased scrutiny could delay or increase the costs of obtaining marketing approval for any of our product candidates.

Risks Related to Taiwan

Your investment may be adversely affected by political considerations relating to Taiwan.

Taiwan has a unique international political status. The People’s Republic of China (“PRC”) claims that Taiwan is part of China. Although significant economic and cultural relations have been established during recent years between Taiwan and the PRC, relations have often been strained. The PRC government has refused to renounce the use of military force to gain control over Taiwan. Furthermore, the PRC government passed an Anti-secession Law in March 2005, which authorizes non-peaceful means and other necessary measures should Taiwan move to gain independence from the PRC. Relations between the PRC and Taiwan have at times been strained. Strained relations could result in future military actions or economic sanctions or other disruptive activities undertaken by either government. Past tensions between them have on occasion depressed the market prices of the securities of companies in Taiwan. As the headquarter of our major subsidiary (i.e., Yong Ding Biopharm Co., Ltd.) is based in Taiwan, relations between Taiwan and the PRC and other factors affecting military, political or economic conditions in Taiwan could materially and adversely affect our financial condition and results of operations. There can be no assurance that the present tensions will not worsen, which could have a significant adverse impact on our financial condition, results of operations and future prospects.

The imposition of foreign exchange restrictions may have an adverse effect on the Company’s ability to repatriate the dividends.

Apart from trade-related or service-related foreign exchange transactions, Taiwanese companies may, without foreign exchange approval, remit foreign currency of up to US$100 million (or its equivalent) to and from Taiwan (or such other amount as determined by the Central Bank of the Republic of China (Taiwan) from time to time at its discretion in consideration of the economic and financial conditions of Taiwan) in each calendar year. The above limits apply to remittances involving either a conversion of NT dollars into a foreign currency or a conversion of foreign currency into NT dollars.

Taiwan government may impose further foreign exchange restrictions in certain emergency situations, including situations where there are sudden fluctuations in interest rates or exchange rates, where Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan. There can be no assurance that these restrictions, if imposed, will not adversely affect, among other things, the Company’s ability to repatriate its and/or its subsidiary’s funds in Taiwan, which may in turn limit our ability to receive and use our revenue effectively.

Due to our major subsidiary’s location in Taiwan, natural disasters and other events outside of our control may seriously disrupt our business operations.

Taiwan is vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, nuclear and radiation accidents, power loss, telecommunications failures, break-ins, wars, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures or internet failures, which could cause, including but not limit to, the damage or destruction of real or personal property, the loss or corruption of data or malfunctions of software or hardware, disruption of our major subsidiary’s business operation, interruption of ongoing development of the biopharmaceutical products as well as adversely affect our business. Although we have not been adversely affected in the past by natural disasters and other calamities, natural disasters and other events outside of our control in Taiwan in the future could seriously disrupt our business operations.

You may not be able to enforce a judgment of a foreign court in Taiwan.

Our major subsidiary (i.e., Yong Ding Biopharma Co., Ltd.) is a company limited by shares and incorporated under the Taiwan Company Act. Also, all our directors and management are located in Taiwan, and a certain portion of our assets and the assets of such persons are located in Taiwan. As a result, it may be difficult for investors to enforce judgments obtained outside Taiwan against us, our major subsidiary or such persons in Taiwan, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert NTD into foreign currencies and, if NTD were to decline in value, reducing our revenues and profits in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in Taiwan uses the New Taiwan Dollar as the functional currencies. The majority of our revenues derived and expenses incurred are in NTD. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the NTD depends to a large extent on Taiwanese government policies, domestic and international economic and political developments as well as supply and demand in the local market.

Any further economic downturn or decline in the growth of the population in Taiwan may materially and adversely affect YD BioPharma’s financial condition, results of operations and prospects.

YD Biopharma conducts most of our operations and generate most of our revenues in Taiwan. As a result, any decline in the Taiwan economy or a decline in the growth of the population in Taiwan may materially and adversely affect their financial condition, results of operations and prospects. For example, the global slowdown in technology expenditures has from time to time adversely affected the Taiwan economy, which is highly dependent on the technology industry. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies. There have also been concerns over unrest in the Middle East, Africa and Ukraine, which has resulted in higher oil prices and significant market volatility.

As the Company’s business is significantly dependent on economic growth, any uncertainty or further deterioration in economic conditions could have a material adverse effect on the Company’s financial condition and results of operations. YD Biopharma cannot assure that economic conditions in Taiwan will continue to improve in the future or that our business and operations will not be materially and adversely affected by deterioration in the Taiwan economy.

Risks Related to the Business Combination and Pubco

The historical combined/consolidated financial results of YD Biopharma and the unaudited pro forma combined financial information included in this proxy statement/prospectus may not be indicative of what Pubco’s actual financial position or results of operations would have been had the Business Combination occurred as of the dates presented or will be in the future.

The historical combined/consolidated financial results of YD Biopharma included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows YD Biopharma would have achieved as a standalone public company during the periods presented or those Pubco will achieve in the future. This is primarily the result of the following factors: (i) Pubco will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Pubco’s capital structure will be different from that reflected in YD Biopharma’s historical consolidated financial statements. Pubco’s financial condition and future results of operations could be materially different from amounts reflected in YD Biopharma’s historical combined/consolidated financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Pubco’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what YD Biopharma’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated or those Pubco will achieve in the future. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Pubco’s expected management team as of Closing has limited experience in operating a public company.

Some of Pubco’s executive officers have limited experience in the management of a publicly traded company. Therefore, Pubco’s management team may not successfully or effectively manage YD Biopharma’s transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of Pubco. Pubco may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that Pubco will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

Pubco will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance activities.

As a public company, Pubco will incur significant legal, accounting and other expenses that YD Biopharma did not incur as a private company, and these expenses may increase even more after Pubco is no longer an “emerging growth company” under the U.S. securities laws. Pubco will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as current and future rules adopted by the SEC and Nasdaq. Pubco’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Pubco expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. The increased costs will increase Pubco’s net loss. For example, Pubco expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance, and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Pubco cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Pubco to attract and retain qualified persons to serve on its board of directors, its board of advisors or as executive officers.

Pubco’s ability to successfully operate the business after consummation of the Business Combination will be largely dependent upon the efforts of certain key personnel of YD Biopharma.

Breeze’s ability to successfully effect the Business Combination, and Pubco’s and YD Biopharma’s ability to successfully operate the business thereafter, is dependent upon the efforts of key personnel including product development and engineering staff of YD Biopharma. It is possible that YD Biopharma will lose some of such key personnel, which could negatively impact the operations and profitability of Pubco (as the parent of YD Biopharma). Although YD Biopharma anticipates that all of its senior management will remain in place following the Business Combination, the loss of such key personnel could negatively impact the operations and profitability of Pubco and its financial condition could suffer as a result.

Following the Business Combination, YD Biopharma’s founders, directors and executive officers may be among Pubco’s largest shareholders.

Following the closing of the Business Combination, YD Biopharma’s founders, directors and executive officers own and/or control a significant percentage of Pubco and can exert significant control over Pubco’s business and affairs. Additionally, the holdings of Pubco’s directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional interest in Pubco. The interests of such persons may potentially differ from the interests of Pubco’s other shareholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control over all corporate actions requiring shareholder approval, irrespective of how Pubco’s other shareholders, including purchasers in the offering, may vote, including with respect to the following actions: to elect or remove Pubco’s directors; to amend or prevent amendment of the Proposed Charter; to effect or prevent a merger, sale of assets or other corporate transaction; and to control the outcome of any other matter submitted to Pubco’s shareholders for vote. Such persons’ ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Pubco, which in turn could reduce Pubco’s share price or prevent Pubco’s shareholders from realizing a premium over Pubco’s share price.

Following the completion of the Business Combination, Pubco will still require substantial additional funding to finance its operations, but adequate additional financing may not be available when it needs it, on acceptable terms or at all.

Prior to the Business Combination, YD Biopharma financed its operations and capital expenditures primarily through funding from private sources. Following the Closing, Pubco could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and Pubco’s failure to raise capital when needed could harm its business. For example, the global COVID-19 health crisis and related financial impact has resulted in, and may continue to result in, significant disruption and volatility of global financial markets that could adversely impact its ability to access capital. Pubco may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If Pubco sells any such securities in subsequent transactions, our current investors may be materially diluted. Any additional debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, or at all, we may not be able to maintain or grow our business or respond to competitive pressures.

There can be no assurance that the Pubco Ordinary Shares and the Pubco Warrants (including the Pubco Ordinary Shares underlying the Pubco Warrants) will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that Pubco will be able to comply with the continued listing standards of Nasdaq.

Pubco’s eligibility for listing may depend on, among other things, the number of shares of Breeze Common Stock that are redeemed in connection with the Business Combination. Pubco intends to apply for the listing of the Pubco Ordinary Shares and Pubco Warrants (including the Pubco Ordinary Shares issuable upon exercise of Pubco Warrants) on Nasdaq. If Nasdaq denies Pubco’s application for failure to meet the listing standards, the parties will not be obligated to consummate the Business Combination. If Breeze and YD Biopharma both waive the closing condition and agree to consummate the Business Combination notwithstanding Nasdaq’s failure to approve Pubco’s listing application, Pubco and its shareholders could face significant material adverse consequences including:

•        a limited availability of market quotations for Pubco Ordinary Shares and Pubco Warrants;

•        reduced liquidity for its securities;

•        a determination that Pubco Ordinary Shares are a “penny stock,” which will require brokers trading Pubco Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for those shares;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts U.S. states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Pubco Ordinary Shares and Pubco Warrants are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of Pubco’s securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then states can regulate or bar the sale of covered securities in a particular case. While Pubco is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states.

Further, if the Pubco Ordinary Shares are not listed on Nasdaq, they would not be covered securities, and Pubco would be subject to regulation in each state in which it offers its securities.

A market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of Pubco’s securities may fluctuate significantly due to the market’s reaction to the Business Combination, the performance of Pubco’s business and general market and economic conditions. An active trading market for Pubco’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, if Pubco’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the securities may be more limited than if they were quoted or listed on Nasdaq or another national securities exchange. Holders of Pubco Ordinary Shares or Pubco Warrants may be unable to sell their securities unless a market can be established or sustained.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about Pubco, its business, or its market, or if they adversely change their recommendations regarding Pubco Ordinary Shares, then the price and trading volume of Pubco Ordinary Shares could decline.

The trading market for Pubco Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about Pubco, its business, its market, or its competitors. Securities and industry analysts do not currently publish research on Breeze, and they may never publish research on Pubco. If no securities or industry analysts commence coverage of Pubco, Pubco Share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Pubco change their recommendation regarding Pubco Ordinary Shares adversely, or provide more favorable recommendations about Pubco’s competitors, the price of Pubco Ordinary Shares would likely decline. If any analyst who may cover Pubco were to cease coverage or fail to regularly publish reports, Pubco could lose visibility in the financial markets, which could cause the Pubco Share price or trading volume to decline.

The JOBS Act permits “emerging growth companies” like Pubco to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

Pubco currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. Within this frame, YD Biopharma takes advantage of exemptions from certain reporting requirements, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, which are applicable to other public companies for as long as it continues to be an emerging growth company. This factor may prevent Pubco stockholders to access certain information they deem important. Pubco expects to remain an emerging growth company until at least December 31, 2023.

In addition, Section 107 of the JOBS Act provides that as long as a company qualifies as an emerging growth company, it may take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. While the JOBS Act provides that a company can chose to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, opting out is irrevocable. Pubco expects to avail itself of this extended transition period, so when a standard is issued or revised, Pubco can adopt the new or revised standard at the time private companies do so. This practice may prevent making a proper comparison of Pubco financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period.

Pubco cannot predict if these exemptions will make its shares less attractive to investors. If some investors find the Pubco Ordinary Shares less attractive, it may decrease share price and increase volatility. Pubco does not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

YD Biopharma is subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on YD Biopharma’s team members and third parties may have an adverse effect on YD Biopharma. These uncertainties may impair YD Biopharma’s ability to retain and motivate key personnel and could cause third parties that deal with YD Biopharma to defer entering into contracts or making other decisions or seek to change existing business relationships. If key team members depart because of uncertainty about their future roles and the potential complexities of the Business Combination, YD Biopharma’s business could be harmed.

Breeze’s and YD Biopharma’s ability to consummate the Business Combination, and the operations of Pubco following the Closing, may be materially adversely affected by the recent COVID-19 pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of YD Biopharma, or Pubco following the Closing, could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and Breeze’s and YD Biopharma’s ability to consummate the Business Combination, and Pubco’s financial condition and results of operations following the Business Combination, may be materially adversely affected. Each of Breeze, YD Biopharma and Pubco may also incur additional costs due to delays caused by COVID-19, which could adversely affect Pubco’s financial condition and results of operations following the Closing.

If the net proceeds of the Breeze IPO and the sale of the Private Placement Warrants not being held in the trust account are insufficient, Breeze may not be able to complete the Business Combination.

As more fully described in Note 1 to Breeze’s financial statements included in this proxy statement/prospectus, there is substantial doubt about Breeze’s ability to continue as a going concern. Breeze’s management plans to address this uncertainty through consummation of the Business Combination. However, if the net proceeds of Breeze’s issuance of the Breeze Founder Shares and the sale of the Private Placement Warrants are insufficient, it could limit the amount available to fund and complete the Business Combination and Breeze will depend on loans from its sponsor or management team to pay its franchise and income taxes and to complete the Business Combination. If Breeze is unable to obtain these loans, it may be unable to complete the Business Combination.

The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In an underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Merger Agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price, which may result in the share price being harder to sustain after the consummation of a business combination than following an underwritten offering.

If the parties do not consummate a PIPE Financing prior to Closing, Pubco may have only a limited amount of cash with which to operate its business after the Closing.

The Merger Agreement includes a condition to closing that YD Biopharma must have closed the PIPE Financing prior to Closing. As of the date of this proxy statement/prospectus, the parties have not entered into any agreements with any investors for the PIPE Financing. If the parties do not consummate a PIPE Financing sufficient to satisfy this condition, then Breeze would have to waive the condition in order for the Business Combination to be consummated. If Breeze were to elect to waive this condition and consummate the Business Combination without the PIPE Financing, Pubco would have only a limited amount of cash with which to operate its business after the Closing, which could prevent it from achieving its expected growth and cash flow, harm its business and financial position, and leave it with insufficient funds to pay the fees and expenses due at the Closing.

Since the Breeze Initial Stockholders will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether YD Biopharma is appropriate for Breeze’s initial business combination in order to close the Business Combination.

At the Closing, Breeze’s Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Breeze’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Breeze’s behalf. Unless Breeze consummates an initial business combination, Breeze’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account, and which amount is $[•] as of the Breeze Record Date. Although the amount of such expenses will vary depending on the level of redemptions of Breeze Common Stock in connection with the Business Combination, these out-of-pocket expenses are estimated to be approximately $[__] if there are no redemptions, $[___] if 50% of the outstanding shares of Breeze Common Stock are redeemed and $[__] if the maximum amount of redemptions occur that would continue to allow Breeze to consummate the Business Combination. These financial interests of the Sponsor, executive officers and directors of Breeze may have influenced their motivation in identifying and selecting YD Biopharma for the Business Combination in order to close the Business Combination.

The Breeze Initial Stockholders and Breeze’s directors, officers, advisors or their affiliates may elect to purchase shares of Breeze Common Stock from Breeze’s stockholders, which may influence a vote on a proposed business combination and reduce the public float of Breeze’s issued and outstanding capital stock.

The Breeze Initial Stockholders and Breeze’s directors, officers, advisors or their affiliates may purchase shares of Breeze Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Breeze Initial Stockholders or Breeze’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Breeze Holders who have already elected to exercise their redemption rights, such selling Breeze Holders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to satisfy the certain Nasdaq listing standards at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public float of Breeze Common Stock and the number of beneficial holders of Breeze’s securities may be reduced, possibly making it difficult for Pubco to obtain the quotation, listing or trading of its securities on a national securities exchange.

The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. The Sponsor has also agreed to pay for any liquidation expenses if a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Transactions.

If the Transactions or another business combination are not consummated by Breeze within the Completion Window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Breeze for services rendered or contracted for or products sold to Breeze. If Breeze consummates a business combination, including the Transactions, on the other hand, Breeze will be liable for all such claims. Neither Breeze nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Breeze. Please see the section entitled “Other Information Related to Breeze — Liquidation if no Business Combination” for further information.

These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Transactions and to continue to pursue the Business Combination. Each of the Breeze Initial Stockholders has an indirect economic interest in the Breeze Founder Shares and the Breeze Private Placement Warrants purchased by the Sponsor as a result of his, her or its membership interest in the Sponsor. In considering the recommendations of the Breeze Board to vote for the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus, the Breeze Holders should consider these interests.

The exercise of Breeze’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in the Breeze Holders’ best interest.

In the period leading up to Closing, events may occur that, pursuant to the Merger Agreement, would require Breeze to agree to amend the Merger Agreement, to consent to certain actions taken by YD Biopharma or to waive rights that Breeze is entitled to under, or conditions of, the Merger Agreement. Such events could arise because of a request by YD Biopharma to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on YD Biopharma’s business and would entitle Breeze to terminate the Merger Agreement. In any of such circumstances, it would be at Breeze’s discretion, acting through the Breeze Board, to grant its consent or waive those rights or conditions. The existence of the financial and personal interests of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Breeze and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Breeze does not believe there will be any material changes or waivers that Breeze’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. While certain changes could be made without further stockholder approval, Breeze will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Transactions that would have a material impact on the Breeze Holders are required prior to the vote on the Business Combination Proposal.

The Breeze Holders may be held liable for claims by third parties against Breeze to the extent of distributions received by them.

If Breeze is unable to complete the Transactions or another business combination within the Completion Window, Breeze will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Breeze Holders and the Breeze Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Breeze cannot assure you that it will properly assess all claims that may potentially be brought against Breeze. As such, the Breeze Holders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of the Breeze Holders may extend well beyond the third anniversary of the date of distribution. Accordingly, Breeze cannot assure you that third parties will not seek to recover from the Breeze Holders amounts owed to them by Breeze.

If Breeze is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by the Breeze Holders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the Breeze Holders. Furthermore, because Breeze intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Breeze Board may be viewed as having breached their fiduciary duties to Breeze’s creditors and/or may have acted in bad faith, and thereby exposing itself and Breeze to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Breeze cannot assure you that claims will not be brought against it for these reasons.

The Breeze Holders will experience dilution as a consequence of, among other transactions, the issuance of Pubco Ordinary Shares as consideration in the Business Combination, the issuance of Pubco Ordinary Shares upon the exercise of any Public Breeze Warrants, Private Placement Warrants or Pubco Warrants and due to future issuances pursuant to the Pubco Incentive Plan. Having a minority share position in Pubco may reduce the influence that the current Breeze Holders have on the management of Pubco.

It is anticipated that, upon completion of the Business Combination, (i) the YD Biopharma Equity Holders will own, collectively, approximately 93.5% of the outstanding Pubco Ordinary Shares; (ii) the Breeze Public Holders will retain an ownership interest of approximately 1.4% of the outstanding Pubco Ordinary Shares; and (iii) the Sponsor and the Breeze Independent Directors will own approximately 3.0% and 0.20%, respectively, of the outstanding Pubco Ordinary Shares, in each case, based on the Capitalization Assumptions.

Breeze Warrants to purchase an aggregate of 16,925,000 Pubco Ordinary Shares will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional Pubco Ordinary Shares will be issued, which will result in dilution to the holders of Pubco Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Pubco Ordinary Shares.

In addition, YD Biopharma employees, directors and consultants hold equity awards and/or purchase rights under the YD Biopharma Incentive Plan and after the Closing may be granted equity awards and/or purchase rights under the Pubco Incentive Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for Pubco Ordinary Shares.

The issuance of additional Pubco Ordinary Shares will significantly dilute the equity interests of existing holders of Breeze securities and may adversely affect prevailing market prices for Pubco Ordinary Shares or public warrants. Having a minority ownership interest in Pubco may reduce the influence that the current Breeze Holders have on the management of Pubco.

YD Biopharma’s financial forecasts, which were presented to the Breeze Board, may not prove accurate.

In connection with the Transactions, Breeze’s management presented certain forecasted financial information for YD Biopharma to the Breeze Board, which was internally prepared and provided by YD Biopharma, and adjusted by Breeze’s management to take into consideration the consummation of the Business Combination (assuming that no shares of Breeze Common Stock are redeemed by Breeze Holders), as well as certain adjustments that were appropriate in their judgment and experience. The forecasts were based on numerous variables and assumptions known to YD Biopharma and Breeze at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of YD Biopharma or Breeze. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of YD Biopharma (including its ability to achieve a timely buildout of operations, strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Breeze and YD Biopharma have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Breeze if the Business Combination is not completed.

Each of Breeze and YD Biopharma has incurred and expects that it will incur significant, non-recurring costs in connection with the Business Combination and operating as a public company following the Closing. Breeze and YD Biopharma may also incur additional costs to retain key employees. Breeze and YD Biopharma will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination, which will be paid by Pubco following the Closing. Even if the Business Combination is not completed, Breeze expects to incur approximately $[•] million in expenses as of the Breeze Record Date. These expenses will reduce the amount of cash available to be used for other corporate purposes by Breeze if the Business Combination is not completed.

Even if Breeze consummates the Business Combination, there is no guarantee that the Public Breeze Warrants will ever be in the money, and they may expire worthless.

The exercise price for Breeze Public Warrants is $11.50 per share of Breeze Common Stock. There is no guarantee that the Breeze Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. If Breeze is unable to complete an initial business combination, the Breeze Public Warrants may expire worthless.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. These conditions to the Closing may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval, or Breeze or YD Biopharma may elect to terminate the Merger Agreement in certain other circumstances. See the section entitled “The Merger Agreement — Termination”.

Termination of the Business Combination could negatively impact Breeze and YD Biopharma.

If the Business Combination is not completed for any reason, including as a result of the Breeze Holders or the YD Biopharma stockholders declining to approve the proposals required to effect the Business Combination, the ongoing business of Breeze may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Breeze would be subject to a number of risks, including the following:

•        Breeze may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        Breeze will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not it is completed; and

•        since the Merger Agreement restricts the conduct of Breeze’s businesses prior to completion of the Business Combination, Breeze may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the benefits of the Business Combination do not meet the expectations of investors, stockholders or financial analysts, the market price of Pubco Ordinary Shares may decline.

If the benefits of the Business Combination do not meet the expectations of investors, stockholders or securities analysts, the market price of Pubco Ordinary Shares following the Closing may decline. The market price of Pubco Ordinary Shares at the time of the Business Combination may vary significantly from the market price of Breeze’s common stock on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which the Breeze Holders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of Breeze’s securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for stock relating to YD Biopharma’s business and trading in shares of Breeze’s common stock has not been active. Accordingly, the valuation ascribed to YD Biopharma’s business and Breeze’s common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination.

The trading price of Pubco Ordinary Shares following the consummation of the Business Combination may fluctuate substantially and may be lower than the current market price of Breeze’s common stock. This may be especially true for companies like Pubco with a small public float. If an active market for Breeze’s securities develops and continues, the trading price of Breeze’s securities following the consummation of the Business Combination could be volatile and subject to wide fluctuations. The trading price of Pubco Ordinary Shares following the consummation of the Business Combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond Pubco’s control and may not be related to Pubco’s operating performance. These fluctuations could cause you to lose all or part of your investment in Pubco Ordinary Shares since you might be unable to sell your shares at or above the price attributed to them in the Business Combination.

During the pendency of the Business Combination, Breeze will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

During the pendency of the Business Combination, Breeze will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement, in part because of the inability of the Breeze Board to change its recommendation in connection with the Business Combination. The Merger Agreement does not permit the Breeze Board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Proposals.

Certain covenants in the Merger Agreement impede the ability of Breeze to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, Breeze may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement, due to the passage of time during which these provisions have remained in effect.

Future sales, or the perception of future sales, by Pubco stockholders in the public market following the Business Combination could cause the market price for Pubco Ordinary Shares to decline.

The sale of Pubco Ordinary Shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of Pubco Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for Pubco to sell equity securities in the future at a time and at a price that it deems appropriate.

The grant and future exercise of registration rights may adversely affect the market price of Pubco Ordinary Shares upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement which is described elsewhere in this proxy statement/prospectus, the Breeze Initial Stockholders can demand that Pubco register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. In addition, following the consummation of the Business Combination, Pubco is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of Pubco.

The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Ordinary Shares following the completion of the Business Combination.

In addition, the Pubco Ordinary Shares reserved for future issuance under the Pubco Incentive Plan will become eligible for sale in the public market once those shares are issued.

A total of approximately [•]% of the fully-diluted Pubco Ordinary Shares (not including awards rollover over from the YD Biopharma Incentive Plan) has been reserved for future issuance under the Pubco Incentive Plan. The compensation committee of Pubco’s board of directors may determine the exact number of shares to be reserved for future issuance under its equity incentive plan at its discretion. Pubco is expected to file one or more registration statements on Form S-8 under the Securities Act to register Pubco Ordinary Shares or securities convertible into or exchangeable for Pubco Ordinary Shares issued pursuant to the Pubco Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, Pubco may also issue its securities in connection with investments or acquisitions. The amount of Pubco Ordinary Shares issued in connection with an investment or acquisition could constitute a material portion of Pubco’s then-outstanding Ordinary Shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Pubco’s stockholders.

Because there are no current plans to pay cash dividends on Pubco Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell Pubco Ordinary Shares for a price greater than that which you paid for it.

Following the Closing, Pubco will have no direct operations and no significant assets other than its ownership interest in YD Biopharma. Pubco will depend on YD Biopharma’s business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to Pubco Ordinary Shares. The earnings from, or other available assets of, YD Biopharma’s business may not be sufficient to pay dividends or make distributions or loans to enable Pubco to pay any dividends on Pubco Ordinary Shares or satisfy Pubco’s other financial obligations.

Pubco may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Pubco’s board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, Pubco’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if Pubco’s board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, and will depend on, among other things, Pubco’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that Pubco’s board of directors may deem relevant. In addition, Pubco’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in Pubco Ordinary Shares unless you sell your shares of common stock for a price greater than that which you paid for it.

Anti-takeover provisions in Pubco’s Proposed Charter and under Delaware law could make an acquisition of Pubco, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove Pubco’s current management.

The Proposed Charter that will be in effect upon completion of the Business Combination will contain provisions that may delay or prevent an acquisition of Pubco or a change in its management. These provisions may make it more difficult for stockholders to replace or remove members of its board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by its stockholders to replace or remove its current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for Pubco Ordinary Shares. Among other things, these provisions include:

•        the limitation of the liability of, and the indemnification of, its directors and officers;

•        the ability of the board of directors to issue shares without shareholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board of directors; and

•        the division of our board of directors into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.

Pubco may be subject to securities litigation, which is expensive and could divert management attention.

The market price of Pubco’s securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. Pubco may be the target of this type of litigation in the future. Securities litigation against Pubco could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

If Pubco ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting, and other expenses that it would not incur as a foreign private issuer.

As a foreign private issuer, Pubco will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, it will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and it will not be required to disclose in its periodic reports all of the information that United States domestic issuers are required to disclose. If it ceases to qualify as a foreign private issuer in the future, it would incur significant additional expenses that could have a material adverse effect on its results of operations.

Because Pubco is a foreign private issuer and is exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.

Pubco’s status as a foreign private issuer exempts it from compliance with certain Nasdaq corporate governance requirements if it instead complies with the statutory requirements applicable to a Cayman Islands exempted company. The statutory requirements of Pubco’s home country of Cayman Islands, do not strictly require a majority of its board to consist of independent directors. Thus, although a director must act in the best interests of Pubco it is possible that fewer board members will be exercising independent judgment and the level of board oversight of the management the company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have an independent compensation committee with a minimum of two members, a nominating committee, and an independent audit committee with a minimum of three members. Pubco, as a foreign private issuer, with the exception of needing an independent audit committee composed of at least three members, is not subject to these requirements. The Nasdaq Listing Rules may also require shareholder approval for certain corporate matters that Pubco’s home country’s rules do not. Following Cayman Islands governance practices, as opposed to complying with the requirements applicable to a U.S. company listed on Nasdaq, may provide less protection to you than would otherwise be the case.

Although as a foreign private issuer, Pubco is exempt from certain corporate governance standards applicable to US domestic issuers, if Pubco cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, Pubco’s securities may not be listed or may be delisted, which could negatively affect the price of its securities and your ability to sell them.

Pubco will seek to have its securities approved for listing on Nasdaq in connection with the Business Combination. Pubco cannot assure you that it will be able to meet those initial listing requirements at that time. Even if Pubco’s securities are listed on Nasdaq, it cannot assure you that its securities will continue to be listed on Nasdaq.

In addition, following the Business Combination, in order to maintain its listing on Nasdaq, Pubco will be required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if Pubco initially meets the listing requirements and other applicable rules of Nasdaq, Pubco may not be able to continue to satisfy these requirements and applicable rules. If Pubco is unable to satisfy Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.

If Nasdaq does not list Pubco’s securities, or subsequently delists its securities from trading, Pubco could face significant consequences, including:

•        a limited availability for market quotations for its securities;

•        reduced liquidity with respect to its securities;

•        a determination that its ordinary shares are a “penny stock,” which will require brokers trading in Pubco Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Pubco Ordinary Shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because Pubco is incorporated under Cayman Islands law.

Pubco is an exempted company registered by way of continuation under the laws of the Cayman Islands. Pubco’s corporate affairs are governed by Pubco’s Amended and Restated Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against Pubco’s directors, actions by Pubco’s minority shareholders and the fiduciary duties of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of Pubco’s shareholders and the fiduciary duties of Pubco’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

There is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of courts of the United States against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; and (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final and conclusive; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. It may be difficult or impossible for you to bring an action against Pubco or against these individuals in the Cayman Islands in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against Pubco’s assets or the assets of Pubco’s directors and officers.

Shareholders of Cayman Islands exempted companies like Pubco have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Pubco’s directors have discretion under Pubco’s Amended and Restated Memorandum and Articles of Association that will become effective immediately prior to completion of the Business Combination to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, Pubco’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by Pubco’s management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Cayman Islands companies may not have standing to initiate a derivative action in a federal court of the United States. As a result, your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a United States federal court may be limited to direct shareholder lawsuits.

As a “controlled company” under the rules of the Nasdaq Capital Market, Pubco may choose to exempt itself from certain corporate governance requirements that could have an adverse effect on our public shareholders.

We expect that Dr. Ethan Shen, our Group Chairman, will hold a majority of the voting power of the Pubco following the completion of the Business Combination. Accordingly, Pubco will be a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c). Pubco therefore, will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market. Pubco’s status as a controlled company could cause its securities to look less attractive to certain investors or otherwise harm the trading price.

As a controlled company, Pubco will qualify for, and our board of directors, the composition of which is and will be controlled by Dr. Shen, may rely upon, exemptions from several of Nasdaq’s corporate governance requirements, including requirements that:

•        a majority of the board of directors consist of independent directors;

•        compensation of officers, including that of the CEO, be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee comprised solely of independent directors; and

•        director nominees be selected or recommended to the board of directors by a majority of its independent directors or by a nominating committee that is composed entirely of independent directors.

Accordingly, to the extent that we may choose to rely on one or more of these exemptions, Public Shareholders would not be afforded the same protections afforded to the shareholders of other Nasdaq-listed companies that are subject to these corporate governance requirements.

We do not currently intend to rely on the “controlled company” exemption under the Nasdaq listing rules. However, we may elect to avail ourselves of these exemptions in the future.

Risks Related to Intellectual Property Rights

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•        others may be able to make diagnostic tests and therapeutic product candidates that are the same as or similar to ours but that are not covered by the claims of the patents that we own or have exclusively licensed;

•        we or our licensors or future collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or have exclusively licensed;

•        we or our licensors or future collaborators might not have been the first to file patent applications covering certain inventions;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing intellectual property rights we own or have exclusively licensed;

•        it is possible that noncompliance with the U.S. Patent and Trademark Office (“USPTO”) and foreign governmental patent agencies requirement for a number of procedural, documentary, fee payment, and other provisions during the patent process can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction for patents that we own or have exclusively licensed;

•        it is possible that pending patent applications that we have exclusively licensed will not lead to issued patents;

•        issued patents that we own or have exclusively licensed may be revoked, modified, or held invalid or unenforceable, as a result of legal challenges by our competitors;

•        our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive tests and products for sale in our major commercial markets;

•        we may not develop additional proprietary technologies that are patentable;

•        we cannot predict the scope of protection of any patent issuing based on pending patent applications, including whether the patent applications that we own or license will result in issued patents with claims that are directed to our diagnostic tests and product candidates or uses thereof in the U.S. or foreign countries;

•        there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the U.S. for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns;

•        countries other than the U.S. may have patent laws less favorable than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop, and market competing diagnostic tests and product candidates; and

•        if enforced, a court may not hold that patents we own or have exclusively licensed are valid, enforceable, and infringed.

Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our diagnostic tests and therapeutic product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the U.S. could increase the uncertainties and costs, and may diminish our ability to protect our inventions, obtain, maintain, enforce, and license intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of any owned and licensed patents.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing owned or licensed patents.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submissions, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuities fees, and various other governmental fees on patents and/or patent applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent and/or patent application. The USPTO and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our diagnostic tests or therapeutic product candidates, our competitive position would be adversely affected.

Patent terms may be inadequate to protect our competitive position on our diagnostic tests or therapeutic product candidates for an adequate amount of time.

The term of any individual patent depends on applicable law in the country where the patent is granted. In the U.S., provided all maintenance fees are timely paid, a patent generally has a term of 20 years from its application filing date or earliest claimed non-provisional filing date. Extensions may be available under certain circumstances, but the life of a patent and, correspondingly, the protection it affords is limited. Even if we or our licensors obtain patents covering our diagnostic tests and therapeutic product candidates, when the terms of all patents covering a diagnostic test or therapeutic product expire, our business may become subject to competition from our competitors. Given the amount of time required for the development, testing, and regulatory review and approval of new diagnostic test or therapeutic product candidates, patents protecting such candidates may expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing diagnostic tests and therapeutic products similar or identical to ours.

Issued patents covering our product candidates could be found invalid or unenforceable if challenged in court or the USPTO.

If we or a licensor initiate legal proceedings against a third party to enforce a patent covering one of our diagnostic tests or therapeutic product candidates, the defendant could counterclaim that the patent covering our diagnostic tests or therapeutic product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post grant review, and equivalent proceedings in foreign jurisdictions (i.e., opposition proceedings). Such proceedings could result in revocation or amendments to our owned or licensed patents in such a way that they no longer cover our diagnostic tests or therapeutic product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our diagnostic tests or therapeutic product candidates. Such a loss of patent protection could have a material adverse impact on our business.

Risks Related to Pubco Operating as a Public Company

YD Biopharma’s management team has limited experience managing a public company.

The members of YD Biopharma’s management team have limited or no experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. There are significant obligations it will now be subject to relating to reporting, procedures and internal controls, and the Pubco management team may not successfully or efficiently manage its transition to being a public company. These new obligations and scrutiny will require significant attention from management and could divert their attention away from the day-to-day management of YD Biopharma’s business, which could adversely affect its business, financial condition and operating results.

In the future, if Pubco fails to implement and maintain an effective system of internal controls, Pubco may be unable to accurately report its results of operations, meets its reporting obligations or prevent fraud, and investor confidence and the market price of Pubco’s Ordinary Shares may be materially and adversely affected.

Upon completion of the Business Combination, Pubco will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that Pubco include a report from management on the effectiveness of Pubco’s internal control over financial reporting in Pubco’s annual report on Form 20-F beginning with Pubco’s annual report in Pubco’s second annual report on Form 20-F after becoming a public company. In addition, once Pubco ceases to be an “emerging growth company” as such term is defined in the JOBS Act, Pubco’s independent registered public accounting firm must attest to and report on the effectiveness of Pubco’s internal control over financial reporting. Moreover, even if Pubco’s management concludes that Pubco’s internal control over financial reporting is effective, Pubco’s independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with Pubco’s internal controls or the level at which Pubco’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from Pubco. In addition, after Pubco becomes a public company, Pubco’s reporting obligations may place a significant strain on Pubco’s management, operational and financial resources and systems for the foreseeable future. Pubco may be unable to timely complete its evaluation testing and any required remediation.

During the course of documenting and testing Pubco’s internal control procedures, in the event that Pubco identifies weaknesses and deficiencies in Pubco’s internal control over financial reporting, and fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, Pubco may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. Generally speaking, if Pubco fails to achieve and maintain an effective internal control environment, it could result in material misstatements in Pubco’s financial statements and could also impair Pubco’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, Pubco’s businesses, financial condition, results of operations and prospects, as well as the trading price of the ordinary shares, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose Pubco to increased risk of fraud or misuse of corporate assets and subject Pubco to potential delisting from the stock exchange on which Pubco lists, regulatory investigations and civil or criminal sanctions. Pubco may also be required to restate its financial statements from prior periods. Pubco will incur increased costs as a result of being a public company.

Upon completion of the Business Combination, Pubco will become a public company and expect to incur significant legal, accounting, and other expenses. For example, as a result of becoming a public company, Pubco will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. Operating as a public company will make it more difficult and more expensive for it to obtain director and officer liability insurance, and Pubco may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, Pubco will incur additional costs associated with its public company reporting requirements. It may also be more difficult for Pubco to find qualified persons to serve on its board of directors or as executive officers.

After Pubco is no longer an “emerging growth company,” Pubco may incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC.

As a “controlled company” under the rules of the Nasdaq Capital Market, Pubco may choose to exempt itself from certain corporate governance requirements that could have an adverse effect on our public shareholders.

We expect that Dr. Ethan Shen, our CEO and Chairman, will hold a majority of the voting power of the Pubco following the completion of the Business Combination. Accordingly, Pubco will be a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c). Pubco therefore, will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market. Pubco’s status as a controlled company could cause its securities to look less attractive to certain investors or otherwise harm the trading price.

As a controlled company, Pubco will qualify for, and our board of directors, the composition of which is and will be controlled by Dr. Shen, may rely upon, exemptions from several of Nasdaq’s corporate governance requirements, including requirements that:

•        a majority of the board of directors consist of independent directors;

•        compensation of officers, including that of the CEO, be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee comprised solely of independent directors; and

•        director nominees be selected or recommended to the board of directors by a majority of its independent directors or by a nominating committee that is composed entirely of independent directors.

Accordingly, to the extent that we may choose to rely on one or more of these exemptions, Public Shareholders would not be afforded the same protections afforded to the shareholders of other Nasdaq-listed companies that are subject to these corporate governance requirements.

We do not currently intend to rely on the “controlled company” exemption under the Nasdaq listing rules. However, we may elect to avail ourselves of these exemptions in the future.

Risks Related to Redemption

If Breeze Holders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Breeze Common Stock for a pro rata portion of the funds held in the Trust Account.

Regardless of whether they vote for or against the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus and whether they held Breeze Common Stock as of the Breeze Record Date or acquired them after the Breeze Record Date, holders of Breeze public shares may exercise their rights to redeem their public shares for a pro rata portion of the Trust Account. To exercise their redemption rights, holders of Breeze public shares are required to deliver their stock, either physically or electronically using the DWAC System, to Breeze’s transfer agent prior to the vote at the Special Meeting. If a Breeze Holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with YD Biopharma is consummated, Breeze will redeem these shares for a pro rata portion of funds deposited in the Trust Account, and the Breeze Holder will no longer own such shares following the Closing. See the section entitled “Special Meeting of Breeze’s Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Breeze does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Breeze to complete the Business Combination with which a substantial majority of the Breeze Holders do not agree.

The Existing Charter does not provide a specified maximum redemption threshold, except that Breeze will not redeem public shares in an amount that would cause Breeze’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Merger Agreement provides that Breeze’s and YD Biopharma’s respective obligations to consummate the Business Combination are conditioned on Breeze having at least $5,000,001 of net tangible assets as of Closing. As a result, Breeze may be able to complete the Business Combination even though a substantial portion of public stockholders do not approve the Business Combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Breeze or the persons described above have been entered into with any such investor or holder. Breeze will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the other Proposals (as described in this proxy statement/prospectus) at the Special Meeting.

If you or a “group” of stockholders of which you are a part is deemed to hold an aggregate of more than 10% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 10% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its public shares or, if part of such a group, the group’s public shares, in excess of 10% of the public shares unless such stockholder first obtains Breeze’s prior consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Breeze will require each public stockholder seeking to exercise redemption rights to certify to Breeze whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Breeze at that time, such as Schedule 13D, Schedule 13G filings under the Exchange Act, will be the sole basis on which Breeze makes the above-referenced determination.

Your inability to redeem any such excess public shares will reduce your influence over Breeze’s ability to consummate the Business Combination and could result in you suffering a material loss on your investment in Breeze if you sell such excess public shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Breeze consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 10% of the shares sold in the Breeze IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Breeze cannot assure you that the value of such excess public shares will appreciate over time following the Business

Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge Breeze’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, Breeze’s stockholders’ ability to vote all of their public shares (including such excess shares) for or against the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus is not restricted by this limitation on redemption.

General Tax Risk Factors

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of Pubco’s income or other tax returns could adversely affect its financial condition and results of operations.

Pubco may be subject to income taxes, and its tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Pubco’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        changes in tax laws, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where Pubco has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where it has higher statutory tax rates.

In addition, Pubco may be subject to audits of its income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on Pubco’s financial condition and results of operations.

There may be tax consequences of the Business Combination that may adversely affect holders of Breeze Common Stock or Breeze Warrants.

The exchange of Breeze Common Stock for Pubco Ordinary Shares pursuant to the Merger generally is expected to qualify as a tax-free exchange for U.S. federal income tax purposes. However, to the extent the Merger does not so qualify, it could result in the imposition of substantial taxes on Breeze Holders. In addition, as more fully described in the section titled “Material U.S. Federal Income Tax Consequences — U.S. Holders — The Business Combination,” the appropriate U.S. federal income tax treatment of Breeze Warrants in connection with the Merger is uncertain; as a result, the Merger may be a taxable transaction for U.S. federal income tax purposes to holders of Breeze Warrants.

The IRS may not agree that Pubco should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under generally applicable U.S. federal income tax rules, Pubco, which is incorporated under and governed by the laws of Luxembourg, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code, however, contains rules that may cause a non-U.S. corporation to, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If Pubco were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial U.S. tax liability, in addition to tax liability in its country of residence, and the gross amount of any dividend payments to its Non-U.S. Holders could be subject to U.S. withholding tax.

As more fully described in the section titled “Material U.S. Federal Income Tax Consequences — Tax Residence of Pubco for U.S. Federal Income Tax Purposes,” Pubco is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes. However, whether the requirements for such treatment have been satisfied must be finally determined at the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Further, the rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court in the event of litigation.

The IRS may take the position that Section 367(a) of the Code requires a U.S. Holder to recognize gain (but not loss) with respect to the exchange of shares of Breeze Common Stock for Pubco Ordinary Shares pursuant to the Merger.

Section 367(a) of the Code generally requires a U.S. holder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment unless certain conditions are met. Although it is currently expected that these conditions will be met, U.S. Holders are cautioned that the potential application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until the closing of the Merger and the interpretation of legal authorities and facts relating to the Business Combination. Accordingly, there can be no assurance that the IRS will not take the position that Section 367(a) of the Code applies to cause U.S. Holders to recognize gain as a result of the Merger or that a court will not agree with such a position of the IRS in the event of litigation. U.S. Holders should consult with their own tax advisors regarding the potential application of Section 367(a) of the Code in their particular situation.

If Pubco were a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. Holders of Pubco Ordinary Shares could be subject to adverse United States federal income tax consequences.

If Pubco is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences — U.S. Holders”) holds Pubco Ordinary Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Pubco has not made a determination as to whether it currently is, or in the future may become, a PFIC, but there is a possibility that it may be classified as a PFIC for its taxable year that includes the date of the Merger or in the foreseeable future. There can be no assurance that Pubco will not be treated as a PFIC for any taxable year.

If Pubco were treated as a PFIC, a U.S. Holder of Pubco Ordinary Shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a qualified electing fund (“QEF”) or a mark-to-market election) may be available to U.S. Holders of Pubco Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. Holders will not be able to make similar elections with respect to the Pubco Warrants. There is no assurance that Pubco will provide the information necessary for a U.S. Holder to make a QEF election with respect to the U.S. Holder’s Pubco Ordinary Shares.

Additional Risks for Breeze Holders

There is substantial doubt about Breeze’s ability to continue as a “going concern.”

As more fully described in Note 1 to Breeze’s financial statements included in this proxy statement/prospectus, there is substantial doubt about Breeze’s ability to continue as a going concern. As of June 30, 2024, Breeze had a working capital deficit of approximately $9.6 million and approximately $0.04 million of cash held outside of the Trust Account available for working capital needs. Further, Breeze has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Management’s plans to address this need for capital are discussed under the section of this proxy statement/prospectus titled “Breeze’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If Breeze is unable to raise additional funds to alleviate liquidity needs and complete an initial business combination by the Completion Window, then Breeze will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about Breeze’s ability to continue as a going concern. Management intends to complete an initial business combination on or before the Completion Window. However, it is uncertain whether management will succeed in doing so. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Breeze’s inability to continue as a going concern.

Breeze has no operating or financial history and its results of operations and those of Pubco may differ significantly from the unaudited pro forma financial data included in this proxy statement.

Breeze has no operating history and no revenues other than interest earned on the Trust Account. This proxy statement/prospectus includes unaudited pro forma combined financial statements for Pubco. The unaudited pro forma combined statement of operations of Pubco combines the historical audited results of operations of Breeze for the year ended December 31, 2023 with the historical audited results of operations of YD Biopharma for the year ended December 31, 2023 and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2023.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Pubco. Accordingly, Pubco’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Breeze may not be able to complete its initial business combination or amend the Existing Charter prior to December 26, 2024, in which case Breeze would cease all operations except for the purpose of winding up and Breeze would redeem its public shares and liquidate. If this occurs, Breeze’s public stockholders may only receive approximately $11.61 per share of Breeze Common Stock, or less than such amount in certain circumstances, and the Breeze Warrants and Breeze Rights will expire worthless.

The Existing Charter currently provides that Breeze must complete its initial business combination by December 26, 2024. Breeze may not be able to complete its initial business combination or amend its Existing Charter to extend the time to consummate its initial business combination, within such time period. Breeze’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If Breeze has not completed its initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares of Breeze Common Stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Breeze to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares of Breeze Common Stock, which redemption will completely extinguish the Breeze Holders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Breeze Holders and board of directors, dissolve and liquidate, subject in each case to Breeze’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Breeze Holders may only receive approximately $11.61 per public share of Breeze Common Stock, and the Breeze Warrants and Breeze Rights will expire worthless. In certain circumstances, the Breeze Holders may receive less than approximately $11.61 per share on the redemption of their shares.

The exercise by the Breeze Holders of redemption rights with respect to a large number of shares of Breeze Common Stock could increase the probability that the Business Combination will be unsuccessful and that Breeze Holders will have to wait for liquidation in order to redeem their Breeze Common Stock.

With regard to certain Nasdaq listing standards, the probability that the Business Combination will be unsuccessful is increased if a large number of shares of Breeze Common Stock are tendered for redemption. If the Business Combination is unsuccessful, the Breeze Holders who demanded redemption will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the Breeze Holders are in need of immediate liquidity, they could attempt to sell their Breeze Common Stock in the open market; however, at such time, the Breeze Common Stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, Breeze Holders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Breeze is liquidated or Breeze Holders are able to sell their Breeze Common Stock in the open market.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares of Breeze Common Stock or Breeze Warrants, potentially at a loss.

Breeze Holders will be entitled to receive funds from the Trust Account only in connection with the valid redemption of their shares of Breeze Common Stock, which will not occur until the earliest of: (a) the completion of Breeze’s initial business combination, (b) the approval of certain amendments to the Existing Charter and (c) Breeze’s failure to complete its initial business combination by December 26, 2024. Breeze Holders who do not exercise their redemption rights in connection with an amendment to the Existing Charter would still have redemption rights in connection with a subsequent business combination. In no other circumstances will a Breeze Holder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your public shares of Breeze Common Stock or Breeze Warrants, potentially at a loss.

Breeze Holders cannot be sure of the market value of the Pubco Ordinary Shares to be issued upon completion of the Business Combination.

The holders of shares of Breeze Common Stock issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will hold an equal number of Pubco Ordinary Shares following the Business Combination. The market value of Breeze Common Stock at the time of the Business Combination may vary significantly from its price on the date the Merger Agreement was executed, the date of the Registration Statement of which this proxy statement/prospectus is a part or the date on which the Breeze Holders vote on the Business Combination. The entirety of the consideration to be received by the Breeze Holders with respect to their shares of Breeze Common Stock will be Pubco Ordinary Shares. Following consummation of the Business Combination, the market price of Pubco’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•        changes in financial estimates by analysts;

•        announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

•        fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        general economic conditions;

•        changes in market valuations of similar companies;

•        terrorist acts;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        future sales of Pubco Ordinary Shares;

•        regulatory developments in the United States, foreign countries or both;

•        litigation involving Pubco, its subsidiaries or its general industry; and

•        additions or departures of key personnel.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the Special Meeting of stockholders. As a result, the market value of Breeze Common Stock may vary significantly from the date of the special meeting to the date of the completion of the Business Combination. You are urged to obtain up-to-date prices for Breeze Common Stock. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.

Breeze has not obtained a third-party valuation or fairness opinion, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

Breeze is not required to, and has not, obtained an opinion from an independent investment banking firm that the merger consideration it is paying for YD Biopharma is fair to Breeze’s stockholders from a financial point of view. The fair market value of YD Biopharma has been determined by the Breeze Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. Accordingly, Breeze’s stockholders will be relying on the judgment of its board of directors with respect to such matters and assuming the risk that its board of directors may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead to an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact Breeze’s ability to consummate the Business Combination.

The Pubco Ordinary Shares to be received by the Breezes Holders as a result of the Business Combination will have different rights from shares of Breeze Common Stock.

Following completion of the Business Combination, there will be important differences between your current rights as a Breeze Holder and your rights as a Pubco shareholder. See the section entitled “Comparison of Stockholder Rights” for a discussion of the different rights associated with the securities.

The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting, regardless of how the other Breeze Holders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Breeze Initial Stockholders, who currently own approximately 77.8% of the outstanding shares of Breeze Common Stock, have agreed to vote their shares of Breeze Common Stock, as well as any additional shares of Breeze Common Stock they may purchase prior to the Special Meeting, in favor of the Business Combination Proposal. Accordingly, it is more likely that the necessary stockholder approval to complete the Business Combination will be received than would be the case if the Breeze Initial Stockholders had agreed to vote their shares in accordance with the majority of the votes cast by the Breeze Public Holders.

The Breeze Initial Stockholders have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement/prospectus.

When you consider the recommendation of the Breeze Board in favor of approval of Proposal No. 1 (the Business Combination Proposal) you should keep in mind that the Sponsor and certain of Breeze’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a Breeze Holder. These interests include, among other things:

•        The Sponsor beneficially owns 2,475,000 Breeze Founder Shares, I-Bankers beneficially owns 300,000 Breeze Founder Shares and the Initial Breeze Independent Directors beneficially own an aggregate of 100,000 Breeze Founder Shares, which shares would become worthless if Breeze does not complete a business combination within the Completion Window, as such Breeze Initial Stockholders have waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of $25,000 for its 2,875,000 Breeze Founder Shares, 100,000 of which it transferred to the Breeze Initial Independent Directors and 300,000 of which it transferred to I-Bankers for no consideration. Such shares have an aggregate market value of approximately $[•] based on the closing sale price of Breeze Common Stock of $[•] on OTCQX on [•], 2025, the Breeze Record Date.

•        The Sponsor has agreed to transfer 15,000 Breeze Founders Shares to each Breeze Independent Director that is serving in such capacity as of the date hereof upon the completion of the Business Combination, with such shares are currently beneficially owned by Sponsor.

•        The Sponsor also beneficially owns 4,325,000 Private Placement Warrants, for which it paid $4,325,000 and which will expire and be worthless if Breeze does not complete a business combination within the Completion Window.

•        Breeze’s officers and directors have an aggregate of $2,712,500 invested in the Sponsor, which will be lost in the event that a business combination is not approved and concluded within the Completion Window.

•        As of the expected Closing Date, the Sponsor will have lent to Breeze an estimated $9.2 million pursuant to interest-free loans, including for funds deposited in the Trust Account in connection with extensions of the deadline by which Breeze had to consummate its initial business combination in November 2021 and February 2022; these loans are due to be repaid at Closing. None of those loans will be repaid, and any such warrants would expire and be worthless, if Breeze does not complete a business combination within the Completion Window.

•        The aggregate dollar amount of funds invested by the Breeze Initial Stockholders in Breeze Founder Shares and Private Placement Warrants, and the estimated $9.2 million in interest-free loans repayable at Closing, is $14.6 million, all of which will be lost if the Business Combination is not concluded.

•        Breeze’s directors will not receive reimbursement for the out-of-pocket expenses ($0.00 as of the date hereof) incurred by them on Breeze’s behalf incident to identifying, investigating and consummating a business combination, unless a business combination is consummated within the Completion Window.

•        The Sponsor and its affiliates can earn a positive rate of return on their investments, even if the Breeze Public Holders experience a negative rate of return on their investments in Breeze and Pubco.

•        Certain of Breeze’s directors could potentially continue as directors of Pubco if the Business Combination is completed.

•        Because the Breeze Initial Stockholders will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to the Breeze Holders, rather than liquidate Breeze.

•        Breeze would be unable to indemnify its current directors and officers or continue to provide directors’ and officers’ liability insurance unless the Business Combination is completed.

•        Each of Breeze’s officers and directors has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present business combination opportunities to such entity. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if the corporation could financially undertake the opportunity; the opportunity is within the corporation’s line of business; and it would not be fair to Breeze and its stockholders for the opportunity not to be brought to the attention of the corporation. Accordingly, if any of Breeze’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she is obligated to honor his or her fiduciary or contractual obligations to present such opportunity to such entity. The Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of Breeze’s officers or directors in circumstances where the application of the doctrine would conflict with any other fiduciary duties or contractual obligations they may have. Though Breeze does not believe that the elimination of the corporate opportunity doctrine in its Existing Charter impacted the search for an acquisition target, the competing fiduciary duties or contractual obligations of its officers or directors may have limited the business combination opportunities considered by Breeze and may have adversely impacted the value that may ultimately be realized by the Breeze Holders.

Below is a table summarizing the entities to which Breeze’s executive officers and directors have fiduciary duties or contractual obligations, other than with respect to Breeze and/or the Sponsor:

Individual(1)	Entity(2)	Entity’s Business
J. Douglas Ramsey, Ph.D.	—	—
Russell D. Griffin	—	—
Charles C. Ross, P.E.	—	—
James L. Williams	Lotus Tiger International LLC Disruptive Healthcare Solutions, LLC	Strategic consulting Regenerative medicine
Albert McLelland	AmPac Strategic Capital LLC	Financial advisory services
Robert Lee Thomas	Thomas Ranch, LLC	Corporate technology and governance consulting
Bill Stark	Ulterra	Provides oil and gas drill bits and application specific technologies

____________

(1)      Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2)      Each of the entities listed in this table has priority and preference relative to Breeze with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

•        In addition, I-Bankers and Northland, the managing underwriters of the Breeze IPO, received an aggregate of 300,000 and 0 Breeze Founder Shares, respectively, and 212,500 and 37,500 registered representative shares, respectively, of Breeze Common Stock in connection with the IPO. None of those shares will have any value if Breeze fails to complete an initial business combination and liquidates. Also, pursuant to a business combination marketing agreement executed by Breeze and I-Bankers in connection with the Breeze IPO, I-Bankers and Northland are entitled to receive a cash fee from Breeze in connection with the Business Combination in an amount equal to $2,688,125 and $474,375, respectively. This fee is payable only in the event that the Business Combination closes. In connection with the Breeze IPO, I-Bankers and Northland also purchased 1,100,000 Private Placement Warrants for an aggregate purchase price of $1,100,000.

The Breeze Board considered these interests when reviewing the proposed terms of the Business Combination and how they might impact the identification of and negotiations with YD Biopharma and how they might impact Pubco if the Business Combination were to be completed. In reviewing these interests, and others deemed relevant by the Breeze Board, the Breeze Board concluded that, on the whole, these interests provided an alignment between the interests of Breeze’s officers and directors, on the one hand, and those of the Breeze Holders, on the other hand. Nonetheless, these interests may influence Breeze’s directors in making their recommendation to vote in favor of Proposal No. 1 (the Business Combination Proposal) and the other Proposals described in the Registration Statement of which this proxy statement/prospectus is a part. You should also read the section entitled “The Business Combination.”

The Breeze Holders who purchased Breeze Common Stock in the Breeze IPO and do not exercise their redemption rights could pursue rescission rights and related claims.

The Breeze Holders owning public shares may allege that some aspects, including the structure, of the Business Combination are inconsistent with the disclosure contained in the Breeze IPO prospectus. Consequently, a Breeze Holder who purchased Breeze Units in the Breeze IPO, still holds the component shares of Breeze Common Stock, Breeze Warrants and Breeze Rights following consummation of the Business Combination and who does not seek to exercise redemption rights with respect to the Breeze Common Stock might seek rescission of the purchase of the Breeze Units such holder acquired in the Breeze IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such Breeze Holder’s securities caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the securities. If the Breeze Holders bring successful rescission claims against Breeze, Breeze may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against Pubco following the consummation of the Business Combination, Pubco’s results of operations could be adversely affected and, in any event, Pubco may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

The Breeze Holders’ ownership and voting interest in Pubco will be significantly reduced from their interest in Breeze, and the Breeze Holders will exercise little influence over management.

After the completion of the Business Combination, the Breeze Holders will own a significantly smaller percentage of Pubco than they currently own of Breeze. Upon completion of the Business Combination, it is anticipated that the Breeze Holders will own approximately 6.5% of the issued and outstanding Pubco Ordinary Shares immediately after the consummation of the Business Combination, based on the Capitalization Assumptions. Consequently, the Breeze Holders, as a group, will have reduced ownership and voting power in Pubco compared to their ownership and voting power in Breeze.

Breeze identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Breeze’s ability to report its results of operations and financial condition accurately and in a timely manner.

Breeze’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Breeze’s management also evaluates the effectiveness of Breeze’s internal controls and will disclose any changes and material weaknesses in those internal controls identified through such evaluation. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

During the year ended December 31, 2023, Breeze determined that it failed to accurately prepare its income tax provision for the year ended December 31, 2023. The control deficiencies related to the preparation, reviews and accounting of the Company’s income tax provision and related expense represents a material weakness related to financial reporting.

Breeze has implemented a remediation plan, but can give no assurance that the measures it has taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though Breeze has strengthened its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

If Breeze is unable to successfully maintain effective internal control over financial reporting, investors may lose confidence in Breeze’s reported financial information and its stock price and business may be adversely impacted.

As a public company, Breeze is required to maintain internal control over financial reporting and Breeze’s management is required to evaluate the effectiveness of its internal control over financial reporting as of the end of each fiscal year. If the company is not successful in maintaining effective internal control over financial reporting, there could be inaccuracies or omissions in the financial information Breeze is required to file with the SEC. Additionally, even if there are no inaccuracies or omissions, Breeze will be required to publicly disclose the conclusion of its management that the company’s internal control over financial reporting or disclosure controls and procedures are not effective. These events could cause investors to lose confidence in Breeze’s reported financial information, adversely impact Breeze’s stock price, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits that could be costly to resolve and distract management’s attention, limit the company’s ability to access the capital markets.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED
FINANCIAL INFORMATION

Breeze is providing the following unaudited pro forma condensed combined and consolidated financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined and consolidated financial information presents the combination of the financial information of Breeze and YD Biopharma adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

The historical financial information of Breeze was derived from the unaudited condensed consolidated interim financial statements of Breeze as of and for the six months ended June 30, 2024, and the audited financial statements of Breeze for the year ended December 31, 2023, included elsewhere in this proxy statement. The historical financial information of YD Biopharma was derived from the unaudited condensed consolidated financial statements of YD Biopharma as of and for the six months ended June 30, 2024, and the audited combined financial statements of YD Biopharma for the year ended December 31, 2023, included elsewhere in this proxy statement. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of Breeze and YD Biopharma, respectively, and should be read in conjunction with the historical financial statements and related notes, each of which is included elsewhere in this proxy statement. This information should be read together with Breeze’s and YD Biopharma’s audited financial statements and related notes, the sections titled “Breeze’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “YD Biopharma’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Breeze is treated as the “acquired” company for financial reporting purposes. YD Biopharma has been determined to be the accounting acquirer because existing YD Biopharma shareholders, as a group, will retain the largest portion of the voting rights in the combined entity when contemplating the various redemption scenarios, the executive officers of YD Biopharma are the initial executive officers of the combined company, and the operations of YD Biopharma will be the continued operations of the combined company.

The unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2024 assumes that the Business Combination and related transactions occurred on June 30, 2024. The unaudited pro forma condensed combined and consolidated statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2023. Breeze and Pubco have not had any historical relationship with YD Biopharma prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined and consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined and consolidated financial information.

Description of the Business Combination

On September 24, 2024, Breeze Holdings Acquisition Corp., a Delaware corporation, entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among (i) Breeze, (ii) a Cayman Islands exempted company and wholly-owned subsidiary of Parent expected to be named “YD Bio Limited,” which is in the process of being formed, and once formed will enter into a joinder to the Merger Agreement (“Pubco or YD Bio”), (iii) Breeze Merger Sub, Inc., a Delaware corporation and which will be a direct, wholly-owned subsidiary of Pubco (“Breeze Merger Sub”), (iv) a Cayman Islands exempted company which will be a wholly-owned subsidiary of Pubco, expected to be named “BH Biopharma Merger Sub Limited,” and once formed, will enter into a joinder to the Merger Agreement (“Company Merger Sub,” with Company Merger Sub and Breeze Merger Sub together referred to herein as the “Merger Subs”), and (v) YD Biopharma Limited, a Cayman Islands exempted company (“YD Biopharma”).

Pursuant to and in accordance with the terms set forth in the Merger Agreement, (a) Breeze Merger Sub will merge with and into Breeze, with Breeze continuing as the surviving entity (the “Breeze Merger”), as a result of which, (i) Breeze will become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of Breeze immediately prior to the effective time of the Breeze Merger (the “Breeze Merger Effective Time”) (other than shares of Breeze common stock that have been redeemed or are owned by Breeze or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares (as defined in the Merger Agreement)) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco (other than the Parent Rights, which shall be automatically converted into ordinary shares of Pubco), and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into YD Biopharma, with YD Biopharma continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) YD Biopharma will become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of YD Biopharma immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any Cancelled Shares or Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco.

Pursuant to and in accordance with the terms set forth in the Merger Agreement, at the Breeze Merger Effective Time, (a) each share of Breeze common stock, par value $0.0001 per share (“Breeze Common Stock”) outstanding immediately prior to the Breeze Merger Effective Time that has not been redeemed, is not owned by Breeze or any of its direct or indirect subsidiaries as treasury shares and is not a Dissenting Parent Share will automatically convert into one Pubco Ordinary Share, (b) each Breeze Warrant shall automatically convert into one warrant to purchase a Pubco Ordinary Share (each, a “YD Bio Warrant”) on substantially the same terms and conditions; and (c) each Breeze Right will be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder of such Breeze Right if it had been converted upon the consummation of a business combination in accordance with Breeze’s organizational documents.

The aggregate consideration to be received by the YD Biopharma shareholders is based on a pre-transaction equity value of $647,304,110, and the market capitalization of Breeze based on a closing price of $11.50 on November 20, 2024, which results in a combined company equity value of $693,691,798. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, each issued and outstanding ordinary share of YD Biopharma shall be cancelled and converted into a number of Pubco Ordinary Shares based on that Exchange Ratio described below. The Exchange Ratio will be equal to (A) $647,304,110, divided by the number of fully-diluted shares of YD Biopharma Common Stock outstanding as of the Closing, further divided by (B) an assumed value of Pubco Ordinary Shares of $10.00 per share.

The unaudited pro forma condensed combined and consolidated financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of Breeze common stock:

•        Assuming No Additional Redemptions:    This scenario assumes that no public stockholders of Breeze exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions:    This scenario assumes that 893,712 Breeze shares of common stock subject to redemption are redeemed for an aggregate payment of approximately $10.4 million (based on an estimated per share redemption price of approximately $11.61 assuming the pro forma maximum redemption scenario pursuant to the Merger Agreement). If the Business Combination is unsuccessful, the Breeze Holders who demanded redemption will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated.

The following summarizes the pro forma common stock outstanding under the two scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Breeze Holders:	4,608,712	6.5%	3,715,000	5.3%
Breeze Public Holders	893,712	1.3%	—	—%
Breeze Rights Holders	575,000	0.8%	575,000	0.8%
Sponsor	2,415,000	3.4%	2,415,000	3.5%
Breeze Independent Directors	160,000	0.2%	160,000	0.2%
I-Bankers	512,500	0.7%	512,500	0.8%
Northland	37,500	0.1%	37,500	0.1%
Consultant	15,000	—%	15,000	—%
YD Biopharma Equity Holders	66,104,197	93.5%	66,104,197	94.7%
Pro forma common stock at June 30, 2024	70,712,909	100.0%	69,819,197	100.0%

The following unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2024 and the unaudited pro forma condensed combined and consolidated statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 are based on the historical financial statements of Breeze and YD Biopharma. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined and consolidated financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2024
(in thousands, except share and per share amounts)

	Breeze (Historical)	Pubco	YD Biopharma (Historical)	Issuance of Common Stock [Reserved]		Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets
Cash and cash equivalents	$40	$—	$2,774	$—	A	$10,380	B	$13,194	$(10,380)	H	$2,814
Accounts receivable, net	—	—	166	—		—		166	—		166
Inventory	—	—	10	—		—		10	—		10
Prepaid expenses and other current assets	271	—	158	—		—		429	—		429
Total current assets	311	—	3,108	—		10,380		13,799	(10,380)		3,419
Investments held in Trust Account	10,380	—	—	—		(10,380)	B	—	—		—
Long-term investments	—	—	10	—		—		10	—		10
Operating lease right-of-use assets	—	—	35	—		—		35	—		35
Property and equipment, net	—	—	50	—		—		50	—		50
Intangible assets, net	—	—	2,800	—		—		2,800	—		2,800
Deferred tax assets	—	—	29	—		—		29	—		29
Total assets	$10,691	$—	$6,032	$—		$—		$16,723	$(10,380)		$6,343

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$566	$—	$23	$—		$—		$589	$—		$589
Accrued expenses	—	—	54	—		—		54	—		54
Excise tax payable	87	—	—	—		—		87	—		87
Due to Sponsor	9,240	—	—	—		(9,240)	C	—	—		—
Operating lease liabilities, current portion	—	—	17	—		—		17	—		17
Amount due to a shareholder and affiliate	—	—	990	—		(990)	F	—	—		—
Long-term bank loan with current maturities	—	—	19	—		—		19	—		19
Total current liabilities	9,893	—	1,103	—		(10,230)		766	—		766
Operating leases liabilities, non-current	—	—	18	—		—		18	—		18
Warrant liabilities	5,857	—	—	—		—		5,857	—		5,857
Total liabilities	15,750	—	1,121	—		(10,230)		6,641	—		6,641

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED
BALANCE SHEET — (Continued)
AS OF JUNE 30, 2024
(in thousands, except share and per share amounts)

	Breeze (Historical)	Pubco	YD Biopharma (Historical)	Issuance of Common Stock		Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Common stock subject to possible redemption	10,280	—	—	—		(10,280)	D	—	—		—

Stockholders’ equity (deficit)
Common stock	0	—	105	—	A	0	C	7	(0)	H	7
						0	D
						0	F
						(98)	G
Additional paid-in capital	—	—	5,404	—	A	12,052	C	13,485	(10,380)	H	3,105
						10,280	D
						(15,339)	E
						990	F
						98	G
(Accumulated deficit) retained earnings	(15,339)	—	(681)	—		(2,813)	C	(3,494)	—		(3,494)
						15,339	E
Accumulated other comprehensive income	—	—	83	—		—		83	—		83
Total stockholders’ equity (deficit)	(15,339)	—	4,911	—		20,510		10,082	(10,380)		(298)
Total liabilities, temporary equity, and stockholders’ equity	$10,691	$—	$6,032	$—		$—		$16,723	$(10,380)		$6,343

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2024
(in thousands, except share and per share amounts)

	Breeze (Historical)	Pubco	YD Biopharma (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$—	$225	$—		$225	$—	$225
Cost of sales	—	—	156	—		156	—	156
Gross profit	—	—	69	—		69	—	69

Operating costs
Formation and operations	1,585	—	—	—		1,585	—	1,585
Selling and marketing expenses	—	—	2	—		2	—	2
General and administrative	—	—	256	—		256	—	256
Impairment of expected credit loss	—	—	4	—		4	—	4
Total operating costs	1,585	—	262	—		1,847	—	1,847
Operating loss	(1,585)	—	(193)	—		(1,778)	—	(1,778)
Other income (expense), net
Interest income	341	—	1	(341)	AA	1	—	1
Interest expense	—	—	0	—		0	—	0
Other income (expenses), net	—	—	21	—		21	—	21
Change in fair value of warrant liabilities	(3,656)	—	—	—		(3,656)	—	(3,656)
Total other income (expense), net	(3,315)	—	22	(341)		(3,634)	—	(3,634)
Income (loss) from operations before income taxes	(4,900)	—	(171)	(341)		(5,412)	—	(5,412)
Income tax (expense) benefit	(12)	—	6	—		(6)	—	(6)
Net loss	$(4,912)	$—	$(165)	(341)		$(5,418)	$—	$(5,418)

Net income (loss) per share (Note 4):
Weighted average shares outstanding of common stock	4,260,132	—	—	—		—		—
Basic and diluted net loss per share of common stock	$(1.15)	—	—	—		—		—
Weighted average shares outstanding – basic	—	—	1,051,997	—		70,712,909		69,819,197
Weighted average shares outstanding – diluted	—	—	1,051,997	—		70,712,909		69,819,197
Net loss per share – basic	—	—	$(0.16)	—		$(0.08)		$(0.08)
Net loss per share – diluted	—	—	$(0.16)	—		$(0.08)		$(0.08)

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2023
(in thousands, except share and per share amounts)

	Breeze (Historical)	Pubco	YD Biopharma (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$—	$350	$—		$350	$—	$350
Cost of sales	—	—	197	—		197	—	197
Gross profit	—	—	153	—		153	—	153

Operating costs
Formation and operations	2,070	—	—	—		2,070	—	2,070
Selling and marketing expense	—	—	7	—		7	—	7
General and administrative	—	—	153	3,931	BB	4,084	—	4,084
Impairment of expected credit loss	—	—	3	—		3	—	3
Total operating costs	2,070	—	163	3,931		6,164	—	6,164
Operating loss	(2,070)	—	(10)	(3,931)		(6,011)	—	(6,011)
Other income (expense)
Interest income	555	—	—	(555)	AA	—	—	—
Interest expense	—	—	(2)	—		(2)	—	(2)
Other income (expenses), net	—	—	30	—		30	—	30
Change in fair value of warrant liabilities	(1,016)	—	—	—		(1,016)	—	(1,016)
Total other income (expense), net	(461)	—	28	(555)		(987)	—	(987)
Income (loss) from operations before income taxes	(2,531)	—	18	(4,486)		(6,998)	—	(6,998)
Income tax expense	(18)	—	(4)	—		(22)	—	(22)
Net income (loss)	$(2,549)	$—	$14	$(4,486)		$(7,020)	$—	$(7,020)

Net income (loss) per share (Note 4):
Weighted average shares outstanding of common stock	4,427,788	—	—			—		—
Basic and diluted net income per share of common stock	$(0.58)	—	—			—		—
Weighted average shares outstanding – basic	—	—	1,051,997			70,712,909		69,819,197
Weighted average shares outstanding – diluted	—	—	1,051,997			70,712,909		69,819,197
Net loss per share – basic	—	—	$0.01			$(0.10)		$(0.10)
Net loss per share – diluted	—	—	$0.01			$(0.10)		$(0.10)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED
FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Breeze will be treated as the “accounting acquiree” and YD Biopharma as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of YD Biopharma issuing shares for the net assets of Breeze, followed by a recapitalization. The net assets of Breeze will be stated at historical cost. Operations prior to the Business Combination will be those of YD Biopharma.

The unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2024 assumes that the Business Combination and related transactions occurred on June 30, 2024. The unaudited pro forma condensed combined and consolidated statement of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2023. These periods are presented on the basis that YD Biopharma is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that Breeze believes are reasonable under the circumstances. The unaudited condensed combined and consolidated pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Breeze believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined and consolidated financial information.

The unaudited pro forma condensed combined and consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined and consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Breeze and YD Biopharma.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined and consolidated financial information. As a result, the unaudited pro forma condensed combined and consolidated financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed combined and consolidated financial statements, certain reclassifications were made to align Breeze’ financial statement presentation with that of YD Biopharma.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Financial Information

The unaudited pro forma condensed combined and consolidated financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Breeze has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined and consolidated financial information. Breeze and YD Biopharma have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined and consolidated statement of operations are based upon the number of shares of YD Biopharma’ common stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2023.

Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet

The adjustments included in the unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2024 are as follows:

A.     [Reserved for PIPE Financing].

B.      Reflects the reclassification of approximately $10.4 million of investments held in the Trust Account to cash and cash equivalents that becomes available at closing of the Business Combination, assuming no additional redemptions.

C.     Represents YD Biopharma’s estimated transaction costs of $2.5 million, and Breeze’s estimated transactions costs of $4.3 million inclusive of advisory, banking, printing, legal, and accounting fees that are expensed as a part of the Business Combination. These balances will be partially settled through equity issuance of approximately $2.8 million, with the remaining amount of approximately $3.9 million to be settled in cash. The Breeze Due to Sponsor amount of $9.2 million will be assumed by Sponsor at closing of the Business Combination as these amounts are associated with prior terminated deal costs.

D.     Reflects the reclassification of Breeze’s common stock subject to possible redemption into permanent equity.

E.      Reflects the reclassification of Breeze’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

F.      Represents the conversion of amounts due to a shareholder and affiliate of YD Biopharma into 123,786 shares of Pubco at closing of the Business Combination at a par value of $0.0001 per share.

G.     Represents the recapitalization of historical YD Biopharma shares into YD Bio shares after giving effect to the exchange ratio at the close of the Business Combination.

H.     Reflects the maximum redemption of 893,712 Breeze Public Shares for aggregate redemption payments of $10.4 million allocated to New Breeze common stock and additional paid-in capital using par value $0.0001 per share and a redemption price of $11.61 per share.

Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined and consolidated statement of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 are as follows:

AA.  Reflects elimination of interest income on the Trust Account.

BB.   Reflects estimated non-recurring transaction costs not already reflected in the historical financial statements to be incurred by Breeze and YD Biopharma of approximately $3.9 million as if incurred on January 1, 2023, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined and consolidated statement of operations.

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined and consolidated financial information has been prepared to present two alternative scenarios with respect to redemption of shares of common stock by Public Stockholders at the time of the Business Combination for the six months ended June 30, 2024 and for the year ended December 31, 2023 (in thousands, except share and per share amounts):

	For the Six Months Ended June 30, 2024(1)		For the Year Ended December 31, 2023(1)
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Numerator:
Pro forma net loss	$(5,418)	$(5,418)	$(7,020)	$(7,020)
Denominator:
Weighted average shares outstanding – basic and diluted(2)	70,712,909	69,819,197	70,712,909	69,819,197
Net loss per share:
Basic and diluted	$(0.08)	$(0.08)	$(0.10)	$(0.10)

____________

(1)      Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

(2)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share information for Breeze and YD Biopharma, respectively and unaudited pro forma condensed combined per share information of YD Biopharma after giving effect to the Mergers and other events contemplated by the Merger Agreement, in each case, presented under the two following scenarios:

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no further Breeze Public Holders exercise redemption rights with respect to their shares of Breeze Common Stock upon consummation of the Business Combination, in addition to those already exercised through June 30, 2024;

•        Scenario 2 — Assuming redemptions of 893,712 shares of Breeze Common Stock for cash:    This presentation assumes that the Breeze Public Holders exercise their redemption rights with respect to 893,712 shares of Breeze Common Stock held by such Breeze Public Holders upon consummation of the Business Combination at a redemption price of approximately $11.61 per share. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions. The maximum redemption amount reflects the maximum number of shares of Breeze Common Stock that can be redeemed without violating the conditions of the Merger Agreement or the requirement of the Existing Charter that Breeze cannot redeem shares of Breeze Common Stock if it would result in Breeze having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders.

The pro forma book value information reflects the Mergers as if they had occurred on June 30, 2024. The pro forma weighted average shares outstanding and net loss per share information reflect the Mergers and other events contemplated by the Merger Agreement as if they had occurred on January 1, 2023.

The Breeze pro forma equivalent per share financial information is calculated on the basis of one share of Breeze Common Stock to one Pubco Ordinary Share. The YD Biopharma pro forma equivalent per share financial information is calculated by multiplying the combined unaudited pro forma per share amounts by the assumed exchange ratio, whereby each share of YD Biopharma Common Stock will be exchanged for a number of Pubco Ordinary Shares equal to the Exchange Ratio and each share of Breeze Common Stock will be exchanged for one Pubco Ordinary Share.

This information is only a summary and should be read in conjunction with the historical financial statements of Breeze and YD Biopharma and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Breeze and YD Biopharma is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had Breeze and YD Biopharma been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Breeze and YD Biopharma would have been had the companies been combined during the periods presented.

(in thousands, except share and per share amounts)

	Breeze (Historical)	YD Biopharma (Historical)	Pro Forma Combined		YD Biopharma equivalent pro forma per share data(3)
			No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
As of and for the Six Months ended June 30, 2024(1)
Book Value per share(2)	$(4.89)	$4.67	$0.14	$0.00	$8.77	$(0.26)
Net loss per share subject to possible redemption – basic and diluted	$(1.15)	—	$(0.08)	$(0.08)	$(4.71)	$(4.77)
Weighted average shares outstanding subject to possible redemption – basic and diluted	1,120,132	—	70,712,909	69,819,197	1,074,324	1,074,324
Net loss per share not subject to possible redemption – basic and diluted	$(1.15)	$—	—	—	—	—
Weighted average shares outstanding not subject to possible redemption – basic and diluted	3,140,000	—	—	—	—	—
Net loss per YD Biopharma Common Stock – basic and diluted	—	$(0.16)	—	—	—	—
Weighted average shares outstanding of YD Biopharma common stock basic and diluted	—	1,051,997	—	—	—	—
As of and for the Year Ended December 31, 2023(1)
Book Value per share(2)	$(3.08)	$0.02	N/A	N/A	N/A	N/A
Net loss per share subject to possible redemption – basic and diluted	$(0.58)	—	$(0.10)	$(0.10)	$(6.11)	$(6.19)
Weighted average shares outstanding subject to possible redemption – basic and diluted	1,287,788	—	70,712,909	69,819,197	1,074,324	1,074,324
Net loss per share not subject to possible redemption – basic and diluted	$(0.58)	—	—	—	—	—
Weighted average shares outstanding not subject to possible redemption – basic and diluted	3,140,000	—	—	—	—	—
Net income per YD Biopharma Common Stock – basic and diluted	—	$0.01	—	—	—	—
Weighted average shares outstanding of YD Biopharma common stock basic and diluted	—	1,051,997	—	—	—	—

____________

(1)      There were no cash dividends declared in the period presented.

(2)      Book value per share is calculated as (a) total permanent equity divided by (b) the total number of Pubco Ordinary Shares outstanding classified in permanent equity.

(3)      The equivalent per share data for YD Biopharma is calculated by multiplying the combined pro forma per share data by the Exchange Ratio.

THE SPECIAL MEETING OF Breeze HOLDERS

The Breeze Special Meeting

Breeze is furnishing this proxy statement/prospectus to Breeze Holders as part of the solicitation of proxies by its board of directors for use at Breeze’s special meeting of stockholders to be held on [•], 2025. This proxy statement/prospectus is first being furnished to the Breeze Holders on or about [•], 2024. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Breeze will be held at [•] a.m., Eastern time, on [•], 2025 at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the Proposals. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address: www.virtualshareholdermeeting.com/BRZH2025SM.

Purpose of the Special Meeting

At the Special meeting, Breeze will ask the Breeze Holders to vote in favor of the following proposals:

•        The Business Combination Proposal — To consider, approve and adopt the Merger Agreement and Plan of Reorganization, dated September 24, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Breeze, Breeze Merger Sub, a wholly-owned direct subsidiary of Pubco, Company Merger Sub, a wholly-owned direct subsidiary of Pubco, Pubco, and YD Biopharma, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby (Proposal No. 1);

•        The Charter Proposal — To consider and vote upon a proposal to approve and adopt the Proposed Charter, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (Proposal No. 2);

•        The Advisory Charter Proposals — To consider and vote upon, on a non-binding advisory basis, proposals to approve certain Advisory Charter provisions contained in the Proposed Charter which differ from the provisions of the Existing Charter, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements (the “Advisory Charter Proposals”) (Proposal No. 3);

•        Advisory Charter Proposal 3(a) — To provide that Pubco shall have an authorized share capital of 500,000,000 Ordinary Shares, par value US$0.0001 per share.

•        Advisory Charter Proposal 3(b) — To provide that any amendment to the Proposed Charter will require the approval of the holders of at least a two-third majority of the votes cast by, or on behalf of the shareholders who (being entitled to do so) vote in person or by proxy at the general meeting of Pubco.

•        Advisory Charter Proposal 3(c) — To remove the blank check provisions from the Existing Charter.

•        Advisory Charter Proposal 3(d) — To change the classification of the Pubco Board from two classes to three classes, with each class elected for a staggered term, as well as with each class consisting, as nearly as may be possible, of one third of the total number of directors constituting the whole board; and

•        The Incentive Plan Proposal — To consider and vote upon the Pubco Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex C (Proposal No. 4).

Recommendation of the Breeze Board of Directors

Breeze’s board of directors believes that each Proposal is in the best interests of Breeze and its stockholders and unanimously recommends that its stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the Charter Proposal;

•        vote “FOR” the Advisory Charter Proposals; and

•        vote “FOR” the Incentive Plan Proposal.

When you consider the recommendation of Breeze’s board of directors in favor of approval of the Proposals, you should keep in mind that the Sponsor and certain of Breeze’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        The Sponsor beneficially owns 2,475,000 Breeze Founder Shares, I-Bankers beneficially owns 300,000 Breeze Founder Shares and the Initial Breeze Independent Directors beneficially own an aggregate of 100,000 Breeze Founder Shares, which shares would become worthless if Breeze does not complete a business combination within the Completion Window, as such Breeze Initial Stockholders have waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of $25,000 for the 2,875,000 Breeze Founder Shares, 100,000 of which it transferred to the Initial Breeze Independent Directors and 300,000 of which it transferred to I-Bankers for no consideration. Such shares have an aggregate market value of approximately $[•] based on the closing sale price of Breeze Common Stock of $[•] on OTCQX on [•], 2025, the Breeze Record Date.

•        The Sponsor has agreed to transfer 15,000 Breeze Founders Shares to each Breeze Independent Director that is serving in such capacity as of the date hereof upon the completion of the Business Combination, with such shares are currently beneficially owned by Sponsor.

•        The Sponsor also beneficially owns 4,325,000 Private Placement Warrants, for which it paid $4,325,000 and which will expire and be worthless if Breeze does not complete a business combination within the Completion Window.

•        Breeze’s officers and directors have an aggregate of $2,712,500 invested in the Sponsor, which will be lost in the event that the Business Combination is not approved and concluded.

•        As of the expected Closing Date, the Sponsor will have lent to Breeze an estimated $9.2 million pursuant to interest-free loans, including for funds deposited in the Trust Account in connection with extensions of the deadline by which Breeze had to consummate its initial business combination in November 2021 and February 2022; these loans are due to be repaid at Closing. None of those loans will be repaid, and any such warrants would expire and be worthless, if Breeze does not complete a business combination within the Completion Window.

•        The aggregate dollar amount of funds invested by the Breeze Initial Stockholders in Breeze Founder Shares and Private Placement Warrants, and the estimated $9.2 million in interest-free loans repayable at Closing, is $14.6 million, all of which will be lost if the Business Combination is not concluded.

•        Breeze’s directors will not receive reimbursement for the out-of-pocket expenses ($0.00 as of the date hereof) incurred by them on Breeze’s behalf incident to identifying, investigating and consummating a business combination, unless a business combination is consummated.

•        The Sponsor and its affiliates can earn a positive rate of return on their investments, even if the Breeze Public Holders experience a negative rate of return on their investments in Breeze and Pubco.

•        Certain of Breeze’s directors could potentially continue as directors of Pubco if the Business Combination is completed.

•        Because the Sponsor and the Breeze directors will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to Breeze stockholders, rather than liquidate Breeze.

•        Breeze would be unable to indemnify its current directors and officers or continue to provide directors’ and officers’ liability insurance unless the Business Combination is completed.

•        Each of Breeze’s officers and directors has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present business combination opportunities to such entity. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if the corporation could financially undertake the opportunity; the opportunity is within the corporation’s line of business; and it would not be fair to Breeze and its stockholders for the opportunity not to be brought to the attention of the corporation. Accordingly, if any of Breeze’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she is obligated to honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Breeze’s Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of Breeze’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Though Breeze does not believe that the elimination of the corporate opportunity doctrine in its Existing Charter impacted the search for an acquisition target, the competing fiduciary duties or contractual obligations of its officers or directors may have limited the business combination opportunities considered by Breeze and may have adversely impacted the value that may ultimately be realized by its stockholders.

Below is a table summarizing the entities to which Breeze’s executive officers and directors have fiduciary duties or contractual obligations, other than with respect to Breeze and/or the Sponsor:

Individual(1)	Entity(2)	Entity’s Business
J. Douglas Ramsey, Ph.D.	—	—
Russell D. Griffin	—	—
Charles C. Ross, P.E.	—	—
James L. Williams	Lotus Tiger International LLC Disruptive Healthcare Solutions, LLC	Strategic consulting Regenerative medicine
Albert McLelland	AmPac Strategic Capital LLC	Financial advisory services
Robert Lee Thomas	Thomas Ranch, LLC	Corporate technology and governance consulting
Bill Stark	Ulterra	Provides oil and gas drill bits and application specific technologies

____________

(1)      Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2)      Each of the entities listed in this table has priority and preference relative to Breeze with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

•        In addition, I-Bankers and Northland, the managing underwriters of Breeze’s IPO, received an aggregate of 300,000 and 0 founder shares, respectively, and 212,500 and 37,500 registered representative shares, respectively, of Breeze Common Stock in connection with the IPO. None of those shares will have any value if Breeze fails to complete an initial business combination and liquidates. Also, pursuant to a business combination marketing agreement executed by Breeze and I-Bankers in connection with the IPO, I-Bankers and Northland are entitled to receive a cash fee from Breeze in connection with the Business Combination in an amount equal to, $2,688,125 and $474,375, respectively. This fee is payable only in the event that the Business Combination closes. In connection with Breeze’s IPO, I-Bankers and Northland also purchased 1,100,000 Private Placement Warrants for an aggregate purchase price of $1,100,000.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting of stockholders if you owned shares of Breeze Common Stock at the close of business on [•], 2025, which is the record date for the Special Meeting. You are entitled to one vote for each share of Breeze Common Stock that you owned as of the close of business on the Breeze Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Breeze Record Date, there were [•] shares of Breeze Common Stock outstanding.

The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting. Holders of Breeze Warrants and Breeze Rights do not have voting rights at the Special Meeting of stockholders by virtue of their ownership in Breeze Warrants and Breeze Rights, respectively.

Breeze Meeting Registration

To register for the meeting, please follow these instructions as applicable to the nature of your ownership of Breeze Common Stock.

If your shares are registered in your name and you wish to attend the meeting, go to www.virtualshareholdermeeting.com/BRZH2025SM, enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the Breeze Meeting.

Beneficial stockholders who wish to participate in the meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to [•]. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the Breeze Meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the Breeze Meeting

You will need your control number for access. If you do not have your control number, you must contact your bank or broker to obtain one. Please contact our proxy solicitor, D.F. King, if you need assistance. D.F. King contact information is as follows: (888) 625-2588 or email BRZH@dfking.com.

Voting Your Shares

Each share of Breeze Common Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Breeze Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Breeze Common Stock at the special meeting of stockholders:

•        You can vote by proxy, by telephone, online, or by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy, your shares will be voted in accordance with your instructions. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Breeze Common Stock will be voted as recommended by the Breeze Board, which is to say “FOR” each of the proposals presented at the special meeting of stockholders.

•        You can attend the special meeting and vote virtually. However, if your shares of Breeze Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Breeze Common Stock, you may contact Breeze’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Brokers and Banks Call Collect: (212) 269-5550
All Others Call Toll-Free: (888) 625-2588
Email: BRZH@dfking.com

Quorum and Vote Required for the Proposals

A quorum of Breeze’s Holders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Breeze Common Stock outstanding and entitled to vote at the meeting is represented at the virtual meeting or by proxy.

The Business Combination Proposal:    The majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting is required to approve the Business Combination Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. Breeze’s stockholders must approve the Business Combination Proposal in order for the Business Combination to occur. If Breeze’s stockholders fail to approve the Business Combination Proposal, the Business Combination will not occur.

The Charter Proposal:    The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve the Charter Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal, will have the same effect as a vote “AGAINST” such Charter Proposal. The Business Combination is conditioned upon the approval of the Charter Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Charter Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected.

The Advisory Charter Proposals:    The majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting is required to approve each Advisory Charter Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to any Advisory Charter Proposal, will have no effect on such Advisory Charter Proposal. The Advisory Charter Proposals are advisory votes and therefore are not binding on Breeze or the Breeze Board. Furthermore, the transaction is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, Breeze intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Charter Proposal).

The Incentive Plan Proposal:    The majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting is required to approve the Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Incentive Plan Proposal, will have no effect on the Incentive Plan Proposal. The Business Combination is not conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

Abstentions and Uninstructed Shares

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Breeze believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee will not vote your shares, and they will not be represented at the special meeting or counted for purposes of determining the presence of a quorum. Shares that are not voted will have the same effect as a vote “AGAINST” Proposal No. 2 (the Charter Proposal) and no effect on the other Proposals.

Abstentions will be counted for purposes of determining the presence of a quorum at Breeze’s special meeting of stockholders. Abstentions will have the same effect as a vote “AGAINST” Proposal No. 2 (the Charter Proposal) and no effect on the other Proposals.

Revocability of Proxies

If you have submitted a proxy to vote your shares or warrants and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to D.F. King, Breeze’s proxy solicitor, prior to the date of the special meeting or by voting virtually at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: D.F. King, 48 Wall Street, 22nd Floor New York, NY 10005, provided such revocation is received prior to the vote at the special meeting of stockholders.

Redemption Rights

Pursuant to Breeze’s Existing Charter, we are providing our public stockholders with the opportunity to redeem all or a portion of their Public Shares of Breeze Common Stock for cash upon consummation of the Business Combination. The per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account that holds the proceeds of our IPO, including interest (net of taxes payable), divided by the number of then outstanding Public Shares. For illustrative purposes, based on funds in the Trust Account of approximately $10.4 million on June 30, 2024 the estimated per share redemption price would have been approximately $11.61. In no event, however, will Breeze redeem shares of Breeze common stock in an amount that would cause Breeze’s net tangible assets to be less than $5,000,001. Holders of Breeze Common Stock may elect to redeem their Public Shares even if they vote for the Business Combination Proposal and the other Proposals set forth herein.

Redemption rights are not available to holders of Breeze Warrants or Breeze Rights in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on [•], 2025 (two business days before the special meeting), both:

•        Submit a request in writing that Breeze redeem your Breeze Common Stock for cash to Continental Stock Transfer & Trust Company, Breeze’s transfer agent, at the following address:

Continental Stock Transfer &
Trust Company 1 State Street,
30th Floor
New York, NY
10004
Attention:
Mark Zimkind
Email: Mzimkind@continentalstock.com

•        Identify yourself as the beneficial holder and provide your legal name, phone number, and address in order to validly redeem your Public Shares; and

•        Deliver your Public Shares either physically or electronically through DTC to Breeze’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Breeze’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Breeze does not have any control over this process, and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Breeze’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Breeze’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Breeze’s transfer agent return the shares (physically or electronically). You may make such request by contacting Breeze’s transfer agent at the phone number or address listed above.

Each redemption of Breeze Common Stock by the Breeze Holders will decrease the amount in the Trust Account. In no event, however, will Breeze redeem Breeze Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001 either before or upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of the Breeze Common Stock as they may receive higher proceeds from the sale of their Breeze Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price.

Breeze cannot assure you that you will be able to sell your shares of Breeze Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Breeze Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Breeze Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares, although you will continue to own any Breeze Warrants and Breeze Rights you may hold. You will be entitled to receive cash for your shares of Breeze Common Stock only if you properly demand redemption.

If Proposal No. 1 (the Business Combination Proposal) is not approved and Breeze does not consummate an initial business combination by December 26, 2024, or further amend the Breeze Existing Charter to extend the date by which Breeze must consummate an initial business combination, Breeze will be required to dissolve and liquidate. In such event, the holders of Public Shares will be entitled to redeem their Public Shares for a pro rata share of the amount on deposit in the Trust Account, and the Breeze Warrants and Breeze Rights will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Breeze Common Stock, Breeze Rights or Breeze Warrants in connection with the Business Combination.

Solicitation of Proxies

Breeze will pay the cost of soliciting proxies for the special meeting. Breeze has engaged D.F. King to assist in the solicitation of proxies for the special meeting. Breeze has agreed to pay D.F. King a fee of $25,000. Breeze will reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. Breeze also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Breeze Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Breeze Common Stock and in obtaining voting instructions from those owners. Breeze’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the Breeze Record Date, the Breeze Initial Stockholders beneficially own an aggregate of [•]% of the outstanding shares of Breeze Common Stock. The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting.

THE BUSINESS COMBINATION

The Background of the Business Combination

Breeze is a blank check company incorporated on June 11, 2020, as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a search for a business combination target, as described in greater detail below, Breeze utilized the network, investing, industry and transaction experience of our Sponsor, Breeze management, our board of directors and our advisors. The terms of the Merger Agreement and the related ancillary documents are the result of extensive negotiations among Breeze, Merger Sub, YD Biopharma, and each of their respective representatives and advisors including legal and tax counsel.

On November 25, 2020, Breeze completed its IPO of 11,500,000 Breeze Units at a price of $10.00 per unit, generating gross proceeds of $115,000,000 before underwriting discounts and expenses, reflecting the exercise in full of the underwriters’ over-allotment option. Each Breeze Unit consisted of one share of Breeze Common Stock, one Breeze Right and one Breeze Warrant. Simultaneously with the IPO closing, Breeze closed a private placement in which 4,325,000 Private Placement Warrants were purchased by the Sponsor and an aggregate of 1,100,000 Private Placement Warrants were purchased by I-Bankers and Northland.

Of the proceeds received from the consummation of the IPO (including the exercise of the underwriters’ over-allotment option) and the private placement purchases by the Sponsor and I-Bankers, an aggregate of $116,725,000 was deposited in the Trust Account.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Breeze to pay income taxes, and subject to prior redemptions of shares of Breeze Common Stock, none of the funds held in the Trust Account will be released until the earlier of the completion of Breeze’s initial business combination or its failure to affect a business combination within the allotted time.

Breeze did not select any business combination target in advance of its IPO and did not, nor did anyone on its behalf, initiate any substantive discussions with any business combination target in advance of its IPO. After its IPO, Breeze considered over 56 potential business combination targets. Of those potential targets, Breeze entered into non-disclosure agreements with over 26 entities. The non-disclosure agreements did not contain standstill provisions or “don’t ask, don’t waive” provisions. Breeze focused its search on businesses that, in Breeze’s view, are best in class within an attractive industry. Breeze prioritized companies that target large addressable markets with long-term growth potential and whose products and technologies have low risk of obsolescence. Breeze also focused on companies that could serve as platforms for both organic and acquisitive growth and were led by an experienced management team with a proven track record and complementary capabilities. Breeze focused primarily on companies with an equity value between $350 million and $1.5 billion but did evaluate companies outside of that range as well. Additional criteria that Breeze considered for potential target companies are described in its prospectus related to its IPO. Numerous conversations were held between J. Douglas Ramsey, Ph.D., Breeze’s Chairman, Chief Executive Officer and Chief Financial Officer, and the other members of the Breeze board regarding the state of the market and various opportunities under review by the team identifying and evaluating investments for Breeze. Throughout this process, Breeze leveraged the investing, industry and transaction experience of Breeze’s management, board of directors and advisors to screen, prioritize and diligence potential acquisition candidates. A number of the potential targets that Breeze evaluated did not, in the board’s opinion, meet enough of the criteria Breeze sought in its business combination partner. Other potential targets, while suitable for a business combination, either were not ready to transact or, in the Breeze board’s opinion, were deemed less attractive than YD Biopharma.

The following is a brief description of the background of the negotiations between Breeze and YD Biopharma and summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation, event or transaction among the parties to the Merger Agreement or their representatives.

On August 5, 2024, the Amended and Restated Merger Agreement and Plan of Reorganization, dated as of February 14, 2024, by and among Breeze, TV Ammo, Inc., True Velocity, Inc., BH Velocity Merger Sub Inc., and Breeze Merger Sub Inc. was terminated. As a result of this termination, the Company is no longer pursuing a business combination with TV Ammo.

On or about August 9, 2024, Breeze and YD Biopharma executed a non-disclosure agreement which did not contain standstill or “don’t ask, don’t waive” provisions.

On August 12, 2024, Breeze’s then-counsel, Ralph De Martino of ArentFox Schiff LLP, had a conversion with Dr. Ramsey during which he mentioned that YD Biopharma, which was also represented by ArentFox Schiff LLP, might be interested in pursuing a potential business combination with Breeze. Mr. De Martino advised Dr. Ramsey that if Breeze were to pursue a transaction with YD Biopharma, ArentFox would not be able to represent Breeze in the transaction as YD Biopharma was an existing client of ArentFox. Following the call, Breeze’s senior management began its due diligence review of YD Biopharma and its industry. On August 18, 2024, a capitalization table was circulated by Mr. De Martino at YD Biopharma’s direction outlining the proposed capitalization of YD Biopharma following a business combination with Breeze.

On August 19, 2024, during a meeting of the Audit Committee, Breeze’s management discussed potential business combinations with YD Biopharma and another biopharmaceutical company.

Also on August 19, 2024, members of Breeze’s senior management met with I-Bankers — Breeze’s financial advisors — as well as Ralph De Martino of ArentFox Schiff LLP, regarding the potential structure of a business combination with YD Biopharma and associated economic considerations.

On August 30, 2024, Breeze and YD Biopharma began to negotiate a preliminary draft letter of intent regarding the potential business combination.

On September 2, 2024, senior members of the Breeze management team along with advisors to Breeze attended a due diligence web meeting with YD Biopharma’s management regarding YD Biopharma’s business.

On September 6, 2024, Breeze entered into a letter of intent relating to the proposed Business Combination with YD Biopharma.

On September 20, 2024, the Breeze board of directors approved the signing of the Merger Agreement

On September 24, 2024, Breeze, YD Biopharma and Breeze Merger Sub entered into the Merger Agreement.

On October 22, 2024, Dr. Ramsey and Mr. Albert McLelland met with Mr. Bob Chiu, a representative of YD Biopharma, in Dallas, Texas regarding the state of commercialization of YD Biopharma’s product offerings, tasks remaining to complete the merger, public company readiness, corporate governance, and executive and board composition including board compensation post-Business Combination of the Pubco Board. At that meeting, Dr. Ramsey and Mr. McLelland agreed to send industry data related to board compensation for consideration by YD Biopharma. Additionally, Dr. Ramsey, Mr. McLelland, and Mr. Chiu agreed that Dr. Ethan Shen, the Chief Executive Officer and Chairman of YD Biopharma, would be nominated as a director and Chairman of the board, and appointed as the Chief Executive Officer, of the public company resulting from any business combination between the parties, and Dr. Ramsey and Mr. McLelland would be directors of Pubco, subject to approval of each by Breeze and Pubco. Discussions between the parties are ongoing regarding post-Business Combination employment, directorships, and benefits of Pubco.

On November 18, 2024, True Velocity, Inc. changed its name to YD Bio Limited.

Breeze’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, Breeze’s board of directors, in evaluating the Business Combination, consulted with Breeze’s management and financial and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, Breeze’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, Breeze’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Breeze’s board of directors may have given different weight to different factors.

The explanation of the reasons for the approval by Breeze’s board of directors of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements”.

Before reaching its decision, Breeze’s board of directors discussed the results of the due diligence conducted by Breeze’s management, and their advisors, which included:

•        review of YD Biopharma’s material contracts, exclusive licenses, financial, tax, legal, real estate, environmental insurance and accounting due diligence;

•        meetings and calls with the management team and advisors of YD Biopharma regarding operations and forecasts;

•        consultations with YD Biopharma’s management and legal and financial advisors;

•        virtual and in-person tours of YD Biopharma’s facilities;

•        discussions with YD Biopharma’s customers, suppliers and industry partners;

•        YD Biopharma’s audited and unaudited financial statements;

•        financial review and analysis of YD Biopharma and the Business Combination;

•        financial projections prepared by YD Biopharma’s management team;

•        study of analyst reports and market trends in the industries;

•        analysis of comparable target companies; and

•        research on comparable transactions.

The officers and directors of Breeze have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination.

While the Breeze board of directors elected not to obtain a fairness opinion or appraisal from an unaffiliated valuation firm, the board did evaluate as part of its due diligence review two valuation reports that were commissioned and provided by YD Biopharma. One was a report completed by BDO Taiwan addressed to YD Biopharma’s Yong Ding subsidiary, and dated July 19, 2024 (the “BDO Report”), a copy of which is attached hereto as Annex D. In connection with the diligence and evaluation process, YD Biopharma did not provide its own forecasts to Breeze or its board relating to financial metrics of the company, however such valuation reports included certain forecasted financial metrics of YD Biopharma. The BDO Report evaluated the issued equity value of total number of common shares issued by Yong Ding as of the valuation date of January 1, 2024. The report concluded that as of January 1, 2024, 100% of the common share equity value of Yong Ding was between $140.8 million and $163.7 million. In arriving at this valuation, BDO Taiwan utilized the following methodologies:

Market Approach

The market approach is based on the comparable targets’ transaction price, considers the differences between the valuation target and comparable targets and uses appropriate value multiples to estimate the value of valuation target. The typical types of market approach are as follows.

1)      Comparable companies method — referring to the companies with similar or the same business whose shares are frequently traded in open market. The transaction price, value multiples and relevant transaction information can determine the value of target. This method is suitable for valuation of an enterprise.

2)      Comparable transactions method — referring to the transaction prices of similar or same assets. The value multiples and relevant transaction information can determine the value of target. This method is suitable for valuation of an enterprise, a business, individual asset or individual liability

Income Approach

The income approach is based on the future benefit stream generated by the valuation target and turns the future income stream into the value of valuation target via capitalization or discount. When this approach is selected, the benefit stream should be defined and the corresponding discount rate or capitalization rate should also be used in consideration of whether the risk of valuation target is reasonably reflected.

Asset Approach

The asset approach is a method of determining the value of an enterprise or a business by evaluating the total value of assets net of liabilities. The asset approach estimates the consideration. of replacement or achievement based on the going-concern assumption. Unless the asset approach is appropriate due to the particularities of the valuation target, this approach cannot be the only method adopted for valuation. However, if the target is not assumed to be continuously a going-concern, the asset approach is usually selected for the valuation of such target, i.e., the liquidation value. The valuation target’s balance sheet is the main focus of this approach as well as consideration of off-balance-sheet assets and liabilities.

When the asset approach is adopted, the individual asset or asset group, individual liability or liability group or combination of both should be seen as separate valuation objects and be evaluated via proper approaches, including market approach and income approach, depending on the specific natures.

The other report was a valuation, dated September 9, 2024, addressed to the board of directors of Yong Ding completed by China Intangible Assets Appraisement Co., Ltd. (“CIAA”) a copy of which is attached hereto as Annex E (the “CIAA Valuation”). The CIAA Valuation evaluated the value of YD Biopharma’s exclusive license to EG BioMed’s breast cancer detection technology under the EG BioMed License Agreement and concluded that as of June 30, 2024, the investment value of such license was between $747.8 million to $769.6 million. In arriving at this conclusion, CIAA utilized the following methodologies in accordance with the Statements of Valuations Standards issued by the Accounting Research and Development Foundation:

The Cost Approach:

The cost approach is often used for intangible assets with no identifiable benefit flow, with the cost of obtaining or reproducing the similar or the same assets need. And it is commonly used in intangible assets such as assembled workforce, website, etc. The major two cost methods used in practice include the following.

•   Replacement Cost Method:    It measures the total cost, in current prices, to develop a new intangible asset having the same functionality or utility as the intangible asset.

•   Reproduction Cost Method:    It measures the total cost, in current prices, to develop an exact duplicate of the intangible asset.

The Market Approach:

The market approach uses actual sales information of similar or the same intangible assets. It considers the transaction price of the similar or same assets, the implied multiples, and information on the price to decide the intangible assets’ value.

The Income Approach:

The income approach uses a discounted cash flow methodology (e.g., net present value) to value an intangible asset based on future benefit flow. That is, this approach measures the present value or capitalized value of expected future benefit flows generated from the intangible asset. The common methods are as follows.

•   Relief from Royalty Method:    It is based on the hypothetical royalty payments that would be saved by owning the asset rather than license it. The net present value of all forecast royalties represents the value of an intangible to the business.

•   Multi-Period Excess Earnings Method:    MPEEM isolates those cash flows contributory assets charges associated with an intangible asset and measures fair market value by discounting them to present value. It is commonly used in the main intangible asset of the company or customer relationship, etc.

•   With and Without Method:    It estimates an intangible asset’s value by calculating the difference between two discounted cash-flow models: one based on the situation for the business with the intangible asset, and the other without it. The net present value of the incremental benefit flow generated by the intangible asset is the value of the intangible asset.

In the case of each of the above reports, the Breeze board of directors had no role in commissioning the reports, reviewing the qualifications of the valuation firms, or selecting the valuation firms. Likewise, no consideration was paid by Breeze to either BDO Taiwan or CIAA in connection with the two reports. Accordingly, while the Breeze board of directors evaluated the reports as part of its due diligence review of YD Biopharma, it assigned no particular weight to the reports in its determination to pursue the Business Combination.

Breeze’s board of directors considered a wide range of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        Innovative, Technology-Driven, Sole-Sourced Manufacturing Process.    Breeze’s board of directors considered YD Biopharma’s proprietary automated manufacturing capabilities enable scalability and leverage technology to maximize production capacity and efficiencies;

•        Proprietary Technology Supported by a Substantial IP Portfolio.    Breeze’s board of directors considered YD Biopharma’s significant IP portfolio that we estimate is worth multiple times invested capital, which we believe strategically positions YD Biopharma to become a leader in the cancer detection market and facilitates global licensing and distribution opportunities;

•        Due Diligence.    Breeze’s board considered the results of Breeze’s due diligence investigation of YD Biopharma conducted by Breeze’s management team and its financial, technical and legal advisors;

•        Experienced and Proven Management Team.    Breeze’s board of directors believes that YD Biopharma has an experienced management team with a proven ability to evaluate, license and market innovative biopharmaceutical technologies. YD Biopharma’s executive team is set forth in the Section entitled “Management of YD Biopharma.” YD Biopharma’s executives and engineers have extensive experience at leading technology companies;

•        Stockholder’s Options.    Breeze’s board of directors considered the fact that, in connection with the Business Combination, Breeze Holders have the option to (i) remain stockholders of Pubco, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account pursuant to the terms of Breeze’s certificate of incorporation; and

•        Negotiated Transaction.    Breeze’s board considered that the financial and other terms of the Merger Agreement are reasonable and the product of arm’s- length negotiations between the parties thereto.

In the course of its deliberations, Breeze’s board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including, but not limited to, the following:

•        Benefits May Not Be Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Development Stage Company.    YD Biopharma’s status as early-stage company and the risks associated with executing on its business plan, including, without limitation, the risks associated with YD Biopharma’s scale-up plans, and YD Biopharma’s ability to meet its development timelines, execute on its market strategy and integrate a complex supply chain;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Breeze’s control;

•        Redemption Risk.    The risk that a significant number of Breeze’s Holders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to Breeze’s existing charter, which may potentially make the Business Combination more difficult to complete and would reduce the amount of cash available to Pubco to fund its business plan following the consummation of the Business Combination;

•        Breeze Holders Receiving a Minority Position.    The fact that Breeze Holders will hold a minority position in Pubco;

•        Fees and Expenses.    The significant fees and expenses associated with completing the Business Combination and the substantial time and effort of Breeze’s management required to complete the Business Combination;

•        Interests of Breeze’s Directors and Officers.    The interests of Breeze’s directors and officers in the Business Combination, and the potential conflicts of interest they present (see “— Interests of Certain Persons in the Business Combination”); and

•        Other Risk Factors.    Various other risk factors associated with YD Biopharma’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

After extensive review, Breeze’s board of directors concluded that the potential benefits that it expects Breeze and its stockholders to realize as a result of the Business Combination outweigh the potential risks associated with the Business Combination. Accordingly, the Breeze Board, based on its consideration of the specific factors listed above, unanimously approved and declared advisable the Business Combination, the other ancillary documents and all transactions contemplated thereby.

Interests of Breeze’s Directors and Officers in the Business Combination

When you consider the recommendation of the Breeze Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and certain of Breeze’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        The Sponsor beneficially owns 2,475,000 Breeze Founder Shares, I-Bankers beneficially owns 300,000 Breeze Founder Shares and the Initial Breeze Independent Directors beneficially own an aggregate of 100,000 Breeze Founder Shares, which shares would become worthless if Breeze does not complete a business combination within the Completion Window, as such Breeze Initial Stockholders have waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of $25,000 for the 2,875,000 Breeze Founder Shares, 100,000 of which it transferred to the Initial Breeze Independent Directors and 300,000 of which it transferred to I-Bankers for no consideration. Such shares have an aggregate market value of approximately $[•] based on the closing sale price of Breeze Common Stock of $[•] on OTCQX on [•], 2025, the Breeze Record Date.

•        The Sponsor has agreed to transfer 15,000 Breeze Founders Shares to each Breeze Independent Director that is serving in such capacity as of the date hereof upon the completion of the Business Combination, with such shares are currently beneficially owned by Sponsor.

•        The Sponsor also beneficially owns 4,325,000 Private Placement Warrants, for which it paid $4,325,000 and which will expire and be worthless if Breeze does not complete a business combination within the Completion Window.

•        Breeze’s officers and directors have an aggregate of $2,712,500 invested in the Sponsor, which will be lost in the event that the Business Combination is not approved and concluded.

•        As of the expected Closing Date, the Sponsor will have lent to Breeze an estimated $9.2 million pursuant to interest-free loans, including for funds deposited in the Trust Account in connection with extensions of the deadline by which Breeze had to consummate its initial business combination in November 2021 and February 2022; these loans are due to be repaid at Closing. None of those loans will be repaid, and any such warrants would expire and be worthless, if Breeze does not complete a business combination within the Completion Window.

•        The aggregate dollar amount of funds invested by the Breeze Initial Stockholders in Breeze Founder Shares and Private Placement Warrants, and the estimated $9.2 million in interest-free loans repayable at Closing, is $14.6 million, all of which will be lost if the Business Combination is not concluded.

•        Breeze’s directors will not receive reimbursement for the out-of-pocket expenses ($0.00 as of the date hereof) incurred by them on Breeze’s behalf incident to identifying, investigating and consummating a business combination, unless a business combination is consummated.

•        The Sponsor and its affiliates can earn a positive rate of return on their investments, even if the Breeze Public Holders experience a negative rate of return on their investments in Breeze and Pubco.

•        Certain of Breeze’s directors could potentially continue as directors of Pubco if the Business Combination is completed.

•        Because the Sponsor and the Breeze directors will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to Breeze Holders, rather than liquidate Breeze.

•        Breeze would be unable to indemnify its current directors and officers or continue to provide directors’ and officers’ liability insurance unless the Business Combination is completed.

•        Each of Breeze’s officers and directors has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present business combination opportunities to such entity. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if the corporation could financially undertake the opportunity; the opportunity is within the corporation’s line of business; and it would not be fair to Breeze and its stockholders for the opportunity not to be brought to the attention of the corporation. Accordingly, if any of Breeze’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she is obligated to honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Breeze’s Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of Breeze’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Though Breeze does not believe that the elimination of the corporate opportunity doctrine in its Existing Charter impacted the search for an acquisition target, the competing fiduciary duties or contractual obligations of its officers or directors may have limited the business combination opportunities considered by Breeze and may have adversely impacted the value that may ultimately be realized by its stockholders.

Below is a table summarizing the entities to which Breeze’s executive officers and directors have fiduciary duties or contractual obligations, other than with respect to Breeze and/or the Sponsor:

Individual(1)	Entity(2)	Entity’s Business
J. Douglas Ramsey, Ph.D.	—	—
Russell D. Griffin	—	—
Charles C. Ross, P.E.	—	—
James L. Williams	Lotus Tiger International LLC Disruptive Healthcare Solutions, LLC	Strategic consulting Regenerative Medicine
Albert McLelland	AmPac Strategic Capital LLC	Financial advisory services
Robert Lee Thomas	Thomas Ranch, LLC	Corporate technology and governance consulting
Bill Stark	Ulterra	Provides oil and gas drill bits and application specific technologies.

____________

(1)      Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2)      Each of the entities listed in this table has priority and preference relative to Breeze with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

•        In addition, I-Bankers and Northland, the managing underwriters of Breeze’s IPO, received an aggregate of 300,000 and 0 Breeze Founder Shares, respectively, and 212,500 and 37,500 registered representative shares, respectively, of Breeze Common Stock in connection with the IPO. None of those shares will have any value if Breeze fails to complete an initial business combination and liquidates. Also, pursuant to a business combination marketing agreement executed by Breeze and I-Bankers in connection with the IPO, I-Bankers and Northland are entitled to receive a cash fee from Breeze in connection with the Business Combination in an amount equal to, $2,688,125 and $474,375, respectively. This fee is payable only in the event that the Business Combination closes. In connection with Breeze’s IPO, I-Bankers and Northland also purchased 1,100,000 Private Placement Warrants for an aggregate purchase price of $1,100,000.

The Breeze Board considered these interests when reviewing the proposed terms of the Business Combination and how they might impact the identification of and negotiations with YD Biopharma and how they might impact Pubco if the Business Combination were to be completed. In reviewing these interests, and others deemed relevant by the Board, the Board concluded that, on the whole, these interests provided an alignment between the interests of Breeze’s officers and directors, on the one hand, and those of Breeze’s stockholders, on the other hand. Nonetheless, these interests may influence Breeze’s directors in making their recommendation to vote in favor of Proposal No. 1 (the Business Combination Proposal) and the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.

Potential Actions to Satisfy Merger Agreement Closing Conditions

In connection with the stockholder vote to approve the Business Combination, the Breeze Initial Stockholders and Breeze’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Breeze Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per-share pro rata portion of the Trust Account. None of the Sponsor or Breeze’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Breeze Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Breeze’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Breeze Holders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Breeze Common Stock owned by the Sponsor and/or Breeze’s directors, officers, advisors, or their affiliates. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

Regulatory Approvals Required for the Business Combination

Non-U.S. regulatory bodies and U.S. state attorneys general could take action under applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Breeze and YD Biopharma are not aware of any other regulatory approvals in the United States or elsewhere required for the consummation of the Business Combination.

Listing of Pubco Ordinary Shares

Approval of the listing on Nasdaq of the Pubco Ordinary Shares to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Breeze will be treated as the “acquired” company for accounting purposes, and the Business Combination will be treated as the equivalent of YD Biopharma issuing stock for the net assets of Breeze, accompanied by a recapitalization. The net assets of Breeze will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of YD Biopharma.

YD Biopharma has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        YD Biopharma’s existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 94.0% of the voting interest, in each case, based on the Capitalization Assumptions, other than with respect to changes in redemption levels;

•        The largest individual minority stockholder of the combined entity is an existing stockholder of YD Biopharma;

•        YD Biopharma’s directors will represent the majority of the Pubco Board; and

•        YD Biopharma’s senior management will be the senior management of Pubco.

The preponderance of evidence as described above is indicative that YD Biopharma is the accounting acquirer in the Business Combination.

THE MERGER AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, and the summary below is included solely to provide investors with information regarding the terms of the Merger Agreement. This summary is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement was entered into by and among Breeze, Merger Sub and YD Biopharma on September 24, 2024 and contains representations and warranties by Breeze, Merger Sub and YD Biopharma which were made only for purposes of the Merger Agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of Breeze, Merger Sub, YD Biopharma or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Merger Agreement.

The Merger Agreement

On September 24, 2024, Breeze, YD Biopharma, Pubco, Breeze Merger Sub and Company Merger Sub entered into the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the mergers and the other transactions contemplated thereby, as summarized below.

The Structure of the Business Combination

Pursuant to the Merger Agreement, each of the following transactions will occur:

•        At the Effective Time, Breeze Merger Sub will merge with and into Breeze, with Breeze surviving, and immediately following the consummation of the Breeze Merger but on the same day, Company Merger Sub will merge with and into YD Biopharma, with YD Biopharma surviving. As a result of the Mergers, Breeze and YD Biopharma will become wholly-owned subsidiaries of Pubco.

•        Each share of issued and outstanding YD Biopharma Ordinary Shares, par value $0.10 (“YD Biopharma Ordinary Shares”), shall be cancelled and converted into a number of Pubco Ordinary Shares, par value $0.0001 (“Pubco Ordinary Shares”), equal to the Exchange Ratio. The Exchange Ratio will be equal to (i) 647,304,110, divided by the number of fully-diluted YD Biopharma Ordinary Shares outstanding as of the Closing, further divided by (ii) an assumed value of Pubco Ordinary Shares of $10.00 per share.

The Merger is to become effective by the filing of the Certificate of Merger with the Cayman Registrar. The Certificate of Merger will specify that the Merger will become effective at the Effective Time. The parties will hold the Closing on the date of the Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

The following diagram shows the current ownership structure of Breeze on a fully-diluted basis:

____________

(1)    1.4% consisting of Breeze Founder Shares and 1.0% consisting of shares of Breeze Common Stock issued in connection with the IPO.

The following diagram shows the current ownership structure of YD Biopharma on a fully-diluted basis:

The following diagram shows the expected ownership of Pubco on a fully-diluted basis immediately following the Closing based on the Capitalization Assumptions:

Consideration to Be Received in the Business Combination

The aggregate consideration to be received by the YD Biopharma Equity Holders is based on a pre-transaction equity value of $647,304,110, and results in a combined company equity value of $693,691,798. In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, each share of issued and outstanding YD Biopharma Ordinary Shares, par value $0.10 (“YD Biopharma Ordinary Shares”), shall be cancelled and converted into a number of Pubco Ordinary Shares, par value $0.0001 (“Pubco Ordinary Shares”), equal to the Exchange Ratio. The Exchange Ratio will be equal to (i) 647,304,110, divided by the number of fully-diluted YD Biopharma Ordinary Shares outstanding as of the Closing, further divided by (ii) an assumed value of Pubco Ordinary Shares of $10.00 per share.

Ownership of YD Biopharma upon Completion of the Business Combination

Following the consummation of the Business Combination, YD Biopharma will be a direct wholly-owned subsidiary of Pubco.

Representation and Warranties

The Merger Agreement contains customary representations, warranties and covenants of YD Biopharma, Merger Sub and Breeze, relating to, among other things, Organization and Qualification, Subsidiaries, Capitalization, Authority Relative to the Merger Agreement, No Conflicts, Required Filings and Consents, Permits, Compliance, Financial Statements, Absence of Litigation, Labor and Employment Matters, Real Property, Title to Assets, Intellectual Property, Taxes, Environmental Matters, Material Contracts, Insurance, Vote Required, Certain Business Practices, Interested Party Transactions, Brokers, and Exclusivity of Representations and Warranties. The representations and warranties in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations and warranties contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of Breeze, Merger Sub, YD Biopharma or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conduct of Business Pending Consummation of the Business Combination

YD Biopharma agreed that, between the date of the Merger Agreement and the Effective Time or the earlier termination of the Merger Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of the Merger Agreement or any Ancillary Agreement, (2) as set forth in the YD Biopharma Disclosure Schedule or (3) as required by applicable Law, unless Breeze shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

•        YD Biopharma shall use its reasonable best efforts to conduct its business in the ordinary course of business; and

•        YD Biopharma shall use its reasonable best efforts to preserve substantially intact the business organization of YD Biopharma, to keep available the services of the current officers and Key Employees of YD Biopharma and to preserve the current relationships of YD Biopharma with customers, Suppliers and other Persons with whom YD Biopharma has significant business relations.

Except as (1) expressly contemplated by any other provision of the Merger Agreement or any Ancillary Agreement, (2) as set forth in the YD Biopharma Disclosure Schedule or (3) as required by applicable Law, YD Biopharma shall not during the Interim Period do any of the following without the prior written consent of Breeze (which consent shall not be unreasonably conditioned, withheld or delayed):

•        amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•        issue, sell, pledge, dispose of, grant or encumber or subject to any Lien or otherwise amend any terms of, (A) any shares of any class of capital stock of YD Biopharma, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, provided that the consummation of a Permitted Financing shall require the consent of Breeze; or (B) any material assets of YD Biopharma, other than sales of assets in the ordinary course of business;

•        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of YD Biopharma, acquire any equity interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement;

•        declare, set aside, make or pay any dividend or other distribution;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, any of its capital stock;

•        (A) acquire any corporation, partnership, other business organization or any division thereof; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person in excess of $5,000,000 in the aggregate;

•        (A) except as provided for through the New Employment Agreements, grant any increase in the compensation or incentives payable or to become payable to any director, officer, employee or service provider of YD Biopharma that has a base salary or compensation in excess of $150,000 (each, a “YD Biopharma Service Provider”), (B) enter into any new, or terminate or amend any existing, employment, retention, bonus, change in control, or termination agreement with any YD Biopharma Service Provider, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any YD Biopharma Service Provider, or (D) establish any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees; provided, however, that notwithstanding anything herein to the contrary, YD Biopharma may (1) provide increases in salary, wages, bonuses or benefits to employees as required under the terms of any Plan in existence as of the date of the Merger Agreement or, for employees (other than Key Employees), in the ordinary course of business consistent with past practice, (2) change the title of its employees (other than Key Employees) in the ordinary course of business, and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice;

•        grant any severance or termination pay to (A) any Key Employee or any director or officer of YD Biopharma or (B) other than in the ordinary course of business consistent with past practice, any other current employee of YD Biopharma;

•        adopt, amend or terminate any material Employee Benefit Plan except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions or (C) in connection with health and welfare plan renewals in the ordinary course of business consistent with past practice;

•        waive the restrictive covenant obligations of any employee of YD Biopharma;

•        materially amend or change any of YD Biopharma’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as may be required by a change in GAAP;

•        make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes or enter into any Tax sharing or similar agreement in respect of material Taxes;

•        materially amend, or modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of YD Biopharma’s material rights thereunder, in each case in a manner that is adverse to YD Biopharma, taken as a whole, except in the ordinary course of business;

•        (A) exclusively license, sell, transfer, assign or otherwise dispose of, divest or spin-off, any material YD Biopharma IP or other material Intellectual Property used or held for use in the business of YD Biopharma, (B) abandon, relinquish, permit to lapse any material YD Biopharma IP, or (C) disclose or otherwise make available to any Person who is not subject to a written agreement to maintain the confidentiality of such trade secrets any material Trade Secret;

•        waive, release, assign, settle or compromise any Action, other than settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $1,000,000 in the aggregate; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing in the Merger Agreement shall require YD Biopharma to obtain consent from Breeze to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing in the Merger Agreement shall give to Breeze the right to control or direct the ordinary course of business operations of YD Biopharma prior to the Closing Date.

Conduct of Business by Breeze and Merger Sub Pending the Merger

Except as expressly contemplated by any other provision of the Merger Agreement or any Ancillary Agreement, and except as set forth on the Breeze Disclosure Schedule and as required by applicable Law, Breeze agrees that during the Interim Period, unless YD Biopharma shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Breeze and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice.

Except as expressly contemplated by any other provision of the Merger Agreement or any Ancillary Agreement, as set forth on the Breeze Disclosure Schedule or as required by applicable Law, neither Breeze nor Merger Sub shall, during the Interim Period do any of the following without the prior written consent of YD Biopharma, which consent shall not be unreasonably withheld, delayed or conditioned:

•        amend or otherwise change Breeze organizational documents or the Merger Sub organizational documents;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire any of Breeze Common Stock, Breeze Rights or Breeze Warrants except for redemptions from the Trust Account that are required pursuant to Breeze organizational documents;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Breeze or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock;

•        acquire any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

•        incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Breeze;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

•        make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any Tax sharing or similar agreement in respect of material Taxes;

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of Breeze or Merger Sub;

•        amend, waive, modify or consent to the termination of the Trust Agreement or any other agreement related to the Trust Account;

•        (A) enter into, materially amend, or modify or consent to the termination of any Contracts to which Breeze or Merger Sub is party in a manner that would materially and adversely affect Breeze or any of its Subsidiaries after the Closing or (B) enter into any Contract that would entitle any third party to any bonuses, payments or other fees upon or conditioned upon the consummation of the Closing, other than any services providers engaged by Breeze prior to the Closing for printing, mailing and solicitation services with respect to the Proxy Statement or the Registration Statement; or

•        enter into, renew, modify or revise any Breeze Related Party Transaction; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing in the Merger Agreement shall give to YD Biopharma the right to control or direct the ordinary course of business operations of Breeze prior to the Closing Date.

Proxy Statement; Registration Statement

As soon as reasonably practicable following the date of the Merger Agreement, (i) Breeze shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) to be sent to the stockholders of Breeze, in which Breeze shall solicit proxies from Breeze’s stockholders to vote at the special meeting of Breeze’s stockholders called for the purpose of voting on the following matters (the “Breeze Stockholders’ Meeting”) in favor of:

•        the adoption of the Merger Agreement and approval of the Merger;

•        the issuance of shares of Breeze Common Stock contemplated by the Merger Agreement;

•        the approval and adoption of the Proposed Charter;

•        the approval and adoption of the Pubco Incentive Plan; and

•        any approval of other proposals the parties deem necessary to effectuate the Merger and the other Transactions;

and (ii) Breeze shall prepare and file with the SEC a registration statement on Form F-4 (the “Registration Statement”), which Registration Statement shall include the Proxy Statement in connection with the registration under the Securities Act of the shares of Breeze Common Stock to be issued pursuant to the Merger Agreement.

Breeze shall (w) cause the Proxy Statement and Registration Statement when filed with the SEC to comply with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, Breeze shall mail the Proxy Statement to its stockholders.

As promptly as practicable after the initial filing of the Registration Statement, YD Biopharma shall prepare an information statement relating to the action to be taken by the stockholders of YD Biopharma pursuant to the Written Consent. As promptly as practicable after the date on which the Registration Statement becomes effective, YD Biopharma shall deliver the Consent Solicitation Statement and the prospectus contained in the Registration Statement to its stockholders.

Breeze Stockholders’ Meeting

Breeze shall call and hold Breeze Stockholders’ Meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the Proposals. Breeze shall use its reasonable best efforts to obtain the approval of the Proposals at Breeze Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Proposals. Breeze Board shall recommend to its stockholders that they approve the Proposals (the “Breeze Board Recommendation”) and shall include such recommendation in the Proxy Statement. Breeze Board shall not (i) change, withdraw, withhold, qualify or modify Breeze Board Recommendation, (ii) publicly propose to change, withdraw, withhold, qualify or modify Breeze Board Recommendation or (iii) fail to include Breeze Board Recommendation in the Proxy Statement.

YD Biopharma Stockholder Approval

YD Biopharma shall (i) obtain the irrevocable written consent, in form and substance reasonably acceptable to Breeze, of its shareholders constituting the Requisite Approval in favor of the adoption of the Merger Agreement and the approval of the Merger and the other Transactions (the “Written Consent” and such approval, the “YD Biopharma Stockholder Approval”), as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective. In addition, the YD Biopharma Board shall recommend to its shareholders that they adopt the Merger Agreement and approve the Merger and the other Transaction to which YD Biopharma is a party (the “YD Biopharma Board Recommendation”). The YD Biopharma Board shall not (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, YD Biopharma Board Recommendation, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or (iii) fail to include YD Biopharma Board Recommendation in the Consent Solicitation Statement.

Non-Solicitation

During the Interim Period, YD Biopharma shall not (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do, or do, any of the foregoing. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, then such party shall promptly notify such Person in writing of the terms of the Merger Agreement.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) relating to (i) any acquisition of a business that constitutes 50% or more of the net revenues, net income or assets of YD Biopharma, (ii) any acquisition of 50% or more of the consolidated assets of YD Biopharma, (iii) acquisition of beneficial ownership of 50% or more of the total voting power of the equity securities of YD Biopharma, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the total voting power of the equity securities of YD Biopharma, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving YD Biopharma or (iv) any issuance or sale or other disposition of 50% or more of the total voting power of the equity securities of YD Biopharma.

During the Interim Period, Breeze shall not (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage any Business Combination other than the Transactions (a “Alternative Business Combination Proposal”), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning any Alternative Business Combination Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Business Combination Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding or other similar agreement for or relating to any Alternative Business Combination Proposal or (v) propose, resolve or agree to do, or do, any of the foregoing. If a party receives any inquiry or proposal with respect to an Alternative Business Combination Proposal at any time prior to the Closing, then such party shall promptly notify such Person in writing of the terms of the Merger Agreement.

Employee Benefits Matters

Breeze shall provide the employees of YD Biopharma who remain employed immediately after the Effective Time (“Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by the Surviving Corporation for service accrued or deemed accrued prior to the Effective Time with YD Biopharma. In addition, Breeze shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by Pubco following the Closing that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Pubco will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

Directors’ and Officers’ Indemnification

From and after the Effective Time, Breeze shall indemnify and hold harmless each present and former director and officer of YD Biopharma against any costs or expenses incurred in connection with any claim arising out of or pertaining to matters existing or occurring at or prior to the Effective Time. For a period of six years from the Effective Time, Breeze shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by YD Biopharma’s directors’ and officers’ liability insurance policy on terms not less favorable than the terms of such current insurance coverage. On the Closing Date, Breeze shall enter into customary indemnification agreements with the post-Closing directors and officers of Pubco.

Further Action; Reasonable Best Efforts

Each of the parties has agreed use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions.

During the Interim Period, if Breeze determines that consummating any Additional Financings at or prior to the Closing is necessary or desirable, Breeze shall use its reasonable best efforts to consummate the Additional Financings in accordance with the Subscription Agreements, and YD Biopharma shall reasonably cooperate with Breeze in such efforts. Breeze will provide such information and such other assistance as is reasonably requested by YD Biopharma in connection with any Permitted Financings. Breeze shall not, without the prior written consent of YD Biopharma (such consent not to be unreasonably withheld, delayed or conditioned), increase, decrease or otherwise modify the Additional Financings in any material respect.

During the Interim Period, Breeze shall use reasonable best efforts to cause holders of Breeze Common Stock not to exercise or otherwise waive their redemption rights, including by entry into binding non-redemption agreements. Breeze shall not enter into any Contracts between Breeze or any of its Affiliates and any holder of Breeze Common Stock or any of its Affiliates relating to any such waiver of redemption rights without the prior written consent of TV Ammo; provided that the Sponsor shall be expressly permitted to transfer, assign or convey shares of Breeze Common Stock beneficially owned by the Sponsor in connection with such Contracts to secure waivers of the redemption rights; provided further, that any shares of Breeze Common Stock transferred, assigned or conveyed in connection with securing such waivers of redemption rights shall remain obligated under the terms of the Sponsor Support Agreement.

Nasdaq Listing

Pubco will cause the Pubco Ordinary Shares issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at the Closing.

Tax Matters

For U.S. federal and applicable state income Tax purposes, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and that the Merger Agreement shall constitute, and the parties hereto hereby adopt the Merger Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). None of the parties hereto shall (and each shall cause its Affiliates not to) take or cause to be taken (or fail to take or cause to be taken) any action, which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Antitrust

To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party to the Merger Agreement agreed to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of the Merger Agreement, YD Biopharma and Breeze each agreed to file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. However, it was determined that a Notification and Report Form was not required in connection with the Business Combination.

Trust Account

At least forty-eight (48) hours prior to the Effective Time, Breeze shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Breeze (other than funds required to be paid from the Trust Account to stockholders of Breeze that elected to redeem their shares of Breeze Common Stock in connection with the Merger pursuant to the Breeze organizational documents) pursuant to the Trust Agreement (to be held as available cash on the balance sheet of Breeze, and to be used to pay (a) as and when due all amounts payable to the stockholders of Breeze holding shares of Breeze Common Stock in the event they elect to redeem their Breeze Common Stock pursuant to Breeze organizational documents, (b) any Breeze Outstanding Transaction Expenses on the Closing Date or (c) for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Related Party Agreements

Prior to the Closing, (a) YD Biopharma shall have terminated certain enumerated Contracts set forth in the YD Biopharma Disclosure Schedule and any other Contracts between YD Biopharma and any of its directors, officers or holder of more than 10% of the Capital Stock, or any immediate family member of any of the foregoing or that would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K without any liability to YD Biopharma, other than (i) ordinary course agreements relating to director and employee compensation and benefits and (ii) certain enumerated Contracts set forth on the YD Biopharma Disclosure Schedule, and (b) Breeze shall have terminated, or caused to be terminated, all Breeze Related Party Transactions, other than the Contracts set forth in the Breeze Disclosure Schedule.

Assignment of Legacy Breeze Transaction Expenses

Prior to the Closing, Breeze shall (a) obtain the consent of each payee of Legacy Transaction Expenses to the assignment of such Legacy Breeze Transaction Expenses to the Sponsor, and that such payee will not seek any recourse from Breeze or any of its subsidiaries (including, following the Closing, YD Biopharma) with respect to such Legacy Breeze Transaction Expenses, and (b) assign to the Sponsor all of the Legacy Breeze Transaction Expenses.

At-The-Market Facility

The parties to the Merger Agreement shall use their reasonable best efforts to enter into an at-the-market facility (“At-the-Market Facility”) prior to Closing on terms and conditions reasonably satisfactory to Breeze and YD Biopharma.

Board of Directors

The parties shall cause the Pubco Board to be comprised at and as of immediately following the Effective Time of (a) the chief executive officer of Pubco, (b) up to four directors (at least three of whom shall be an “independent director”) designated by YD Biopharma and reasonably acceptable to Breeze and (c) up to two directors (at least one of whom shall be an “independent director”) designated by the Sponsor and reasonably acceptable to YD Biopharma, with a majority of the directors on the Pubco Board qualifying as an “independent director”, with each such director to hold office in accordance with the Proposed Charter and until their respective successors are duly elected or appointed and qualified. To qualify as an “independent director”, a Person shall both (i) qualify as “independent” under the rules of the Nasdaq Capital Market and (ii) not have had any business relationship with either Breeze or YD Biopharma other than for a period of less than six months prior to the date of the Merger Agreement.

Conditions to Closing the Business Combination

Conditions to the Obligations of Each Party

The obligations of YD Biopharma, Breeze and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

•        The YD Biopharma Stockholder Approval shall have been obtained;

•        The Required Breeze Stockholder Approval shall have been obtained in accordance with the Proxy Statement, the DGCL, the Breeze organizational documents and the rules and regulations of the Nasdaq Capital Market;

•        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions;

•        All required filings under the HSR Act shall have been completed and any waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

•        All required regulatory approvals relating to the Foreign Investment Risk Review Modernization Act of 2018 shall have been obtained;

•        All required regulatory approvals relating to the International Traffic in Arms Regulations shall have been obtained;

•        The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC; and

•        Breeze shall have at least $5,000,001 of net tangible assets following the exercise of redemption rights in accordance with the Breeze organizational documents.

Conditions to the Obligations of Breeze and Merger Sub

The obligations of Breeze and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•        The representations and warranties of YD Biopharma shall each be true and correct according to various enumerated materiality standards as set forth in the Merger Agreement;

•        YD Biopharma shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by YD Biopharma prior to the Effective Time;

•        YD Biopharma shall have delivered to Breeze a certificate certifying as to the satisfaction of certain conditions precedent to Closing;

•        There shall not have occurred any YD Biopharma Material Adverse Effect that is continuing on the Closing Date;

•        YD Biopharma shall have completed the PIPE Financing on terms mutually agreeable to Breeze and YD Biopharma;

•        The Specified Stockholders shall have delivered to Breeze duly executed copies of the Lock-Up Agreements; and

•        YD Biopharma shall have delivered to Breeze a properly executed certification that the shares of YD Biopharma are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Breeze with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; provided, however, that if YD Biopharma fails to deliver such certificate and notice, this condition precedent shall nevertheless be deemed satisfied and Breeze and Merger Sub, as applicable, shall be entitled to withhold from the Aggregate Merger Consideration as required by Section 1445 of the Code.

Conditions to the Obligations of YD Biopharma

The obligations of YD Biopharma to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

•        The representations and warranties of Breeze and Merger Sub according to various enumerated materiality standards as set forth in the Merger Agreement;

•        Breeze and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by Breeze or YD Biopharma prior to the Effective Time;

•        Breeze shall have delivered to YD Biopharma a certificate certifying as to the satisfaction of certain conditions precedent to Closing;

•        There shall not have occurred any Breeze Material Adverse Effect that is continuing on the Closing Date;

•        All directors and officers of Breeze that have not been designated to serve as directors and officers of Breeze as of and immediately following the Effective Time shall have resigned or been removed by Breeze prior to the Closing.

Termination Rights

The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the stockholders of YD Biopharma or Breeze, as follows:

•        by mutual written consent of Breeze and YD Biopharma;

•        by written notice from either Breeze or YD Biopharma to the other if the Effective Time shall not have occurred prior to April 30, 2025 (the “Outside Date”);

•        by written notice from either Breeze or YD Biopharma to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting the consummation of the Transactions;

•        by written notice from either Breeze or YD Biopharma to the other if the Breeze Stockholders’ Meeting has been held, has concluded, the Breeze stockholders have duly voted and the Required Breeze Stockholder Approval has not been obtained;

•        by YD Biopharma if Breeze shall have failed to deliver the consent of Breeze, as the sole stockholder of Merger Sub, to the adoption of the Merger Agreement and the approval of the Transactions within twenty-four (24) hours after the execution of the Merger Agreement;

•        by written notice from Breeze to YD Biopharma if the Stockholder Support Agreement has not been delivered by a number of Company stockholders sufficient to deliver the YD Biopharma Stockholder Approval within seven (7) Business Days of the execution and delivery of the Merger Agreement;

•        by written notice from Breeze to YD Biopharma if YD Biopharma shall have failed to obtain YD Biopharma Stockholder Approval within five (5) Business Days after the Registration Statement becomes effective;

•        by written notice from Breeze to YD Biopharma upon a breach of any representation, warranty, covenant or agreement on the part of YD Biopharma set forth in the Merger Agreement, or if any representation or warranty of YD Biopharma shall have become untrue, in either case such that certain of Breeze’s conditions to Closing would not be satisfied (“Terminating YD Biopharma Breach”); provided that Breeze has not waived such Terminating YD Biopharma Breach and Breeze and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Merger Agreement; provided, further, that if such Terminating YD Biopharma Breach is curable by YD Biopharma, Breeze may not terminate the Merger Agreement under this section for so long as YD Biopharma continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Breeze to YD Biopharma; or

•        by written notice from YD Biopharma to Breeze upon a breach of any representation, warranty, covenant or agreement on the part of Breeze or Merger Sub set forth in this Agreement, or if any representation or warranty of Breeze or Merger Sub shall have become untrue, in either case such that certain of YD Biopharma’s conditions to Closing would not be satisfied (“Terminating Breeze Breach”); provided that YD Biopharma has not waived such Terminating Breeze Breach and YD Biopharma is not then in material breach of its representations, warranties, covenants or agreements in the Merger Agreement; provided, further, that if such Terminating Breeze Breach is curable by Breeze or Merger Sub, YD Biopharma may not terminate the Merger Agreement under this section for so long as Breeze and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by YD Biopharma to Breeze.

Effect of Termination

In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and have no effect, without any liability on the part of any party to the Merger Agreement, other than liability of any party to the Merger Agreement for any Willful Breach by such party. “Willful Breach” means a party’s material breach of any of its representations, warranties or covenants as set forth in the Merger Agreement or any other Transaction Document, which material breach constitutes a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a material breach of the Merger Agreement or such Transaction Document.

If the Merger Agreement is validly terminated by Breeze because YD Biopharma has failed to provide the YD Biopharma Stockholder Approval within five (5) Business Days after the Registration Statement becomes effective or because YD Biopharma has breached its representations, warranties, covenants or agreements such that certain of Breeze’s conditions to Closing would not be satisfied (provided that such breach by YD Biopharma is a Willful Breach), and Breeze has provided written notice to YD Biopharma of such breach in accordance with the terms of the Merger Agreement, YD Biopharma shall pay to Breeze a fee in an amount equal to the actual documented expenses incurred by Breeze in connection with the preparation, negotiation and execution of the Merger Agreement, the Merger and the other Transactions, which amount shall constitute liquidated damages under the Merger Agreement and shall not exceed $150,000 (the “Expense Reimbursement”).

Breeze and Merger Sub agree that in the event the Expense Reimbursement is paid to Breeze following the termination of the Merger Agreement, (i) the payment of such Expense Reimbursement shall be the sole and exclusive remedy of Breeze and Merger Sub and their respective equityholders and Affiliates against YD Biopharma or any of its directors, officers and other Affiliates for, and (ii) in no event will Breeze or Merger Sub be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the

Merger to be consummated, (B) the termination of the Merger Agreement, (C) any liabilities or obligations arising under the Merger Agreement or (D) any claims or Actions arising out of or relating to any breach, termination or failure of or under the Merger Agreement, and upon payment to Breeze of the Expense Reimbursement, neither

YD Biopharma nor any of its directors, officers or other Affiliates shall have any further liability or obligation to Breeze or Merger Sub or any of their equityholders or Affiliates relating to or arising out of the Merger Agreement or the Transaction.

Amendment; Waiver

The Merger Agreement may be amended in writing by all parties thereto at any time prior to the Effective Time. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

At any time prior to the Effective Time, (a) Breeze may (i) extend the time for the performance of any obligation or other act of YD Biopharma, (ii) waive any inaccuracy in the representations and warranties of YD Biopharma contained in the Merger Agreement or in any document delivered by YD Biopharma pursuant thereto and (iii) waive compliance with any agreement of YD Biopharma or any condition to its own obligations contained in the Merger Agreement and (b) YD Biopharma may (i) extend the time for the performance of any obligation or other act of Breeze or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Breeze or Merger Sub contained in the Merger Agreement or in any document delivered by Breeze or Merger Sub pursuant thereto and (iii) waive compliance with any agreement of Breeze or Merger Sub or any condition to its own obligations contained in the Merger Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Governing Law; Consent to Jurisdiction

The Merger Agreement shall be governed by the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of the Merger Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties (a) irrevocably submit to the exclusive jurisdiction of the Delaware courts for the purpose of any Action arising out of or relating to the Merger Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware. Each of the parties hereby irrevocably and unconditionally waived (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) the Merger Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Specific Performance

The parties agree that irreparable damage would occur if any provision of the Merger Agreement were not performed in accordance with the terms hereof, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in the Merger Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Stockholder Support Agreement

On September 24, 2024, Breeze, YD Biopharma, Pubco and certain YD Biopharma Equity Holders representing approximately 83.95% of the issued and outstanding shares of YD Biopharma executed the Stockholder Support Agreement, pursuant to which, among other things, such YD Biopharma Equity Holders:

•        agreed to vote in favor of the adoption of the Merger Agreement and approve the Merger and the other Transactions to which YD Biopharma is a party;

•        agreed to waive any appraisal or similar rights they may have pursuant to the Companies Act with respect to the Merger and the other Transactions;

•        agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (a) a breach of any of YD Biopharma’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (b) any of the mutual or Breeze or Merger Sub conditions to the Closing in the Merger Agreement not being satisfied; and

•        agreed not to sell, assign, transfer or pledge any of their YD Biopharma Ordinary Shares (or enter into any arrangement with respect thereto) after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, Breeze, YD Biopharma, Pubco and the Breeze Initial Stockholders executed the Sponsor Support Agreement, pursuant to which, among other things, the Breeze Initial Stockholders:

•        agreed to vote all of their shares of Breeze Common Stock in favor of the Breeze Proposals, including the adoption of the Merger Agreement and the approval of the Transactions;

•        agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (a) a breach of any of Breeze’s or Merger Sub’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (b) any of the mutual or YD Biopharma conditions to the Closing in the Merger Agreement not being satisfied;

•        (a) waived, subject to and conditioned upon the Closing and to the fullest extent permitted by applicable law and the Breeze organizational documents, and (b) agreed not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Breeze Initial Stockholder may be entitled in connection with the Merger or the other Transactions;

•        agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement prior to any valid termination of the Merger Agreement;

•        agreed not to transfer or pledge any of their shares of Breeze Common Stock, or enter into any arrangement with respect thereto, after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions; and

•        waived their rights to redeem any of their shares of Breeze Common Stock in connection with the approval of the Breeze Proposals.

Additionally, the Sponsor has agreed to:

•        assume and pay all Legacy Breeze Transaction Expenses in full and indemnify Breeze, YD Biopharma and their respective subsidiaries from any and all liabilities related thereto, and to not sell or transfer any of its shares of Breeze Common Stock or distribute any of its assets unless and until such time as it has assumed and paid in full all Legacy Breeze Transaction Expenses.

Lock-Up Agreement

On September 24, 2024, Breeze, YD Biopharma, Pubco, the Breeze Initial Stockholders and certain YD Biopharma Equity Holders entered into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which the Breeze Initial Stockholders and such YD Biopharma Equity Holders have agreed, among other things, to refrain from selling or transferring their Pubco Ordinary Shares for a period of eight months following the Closing, subject to early release (a) of 10% of their Pubco Ordinary Shares if the daily volume weighted average closing sale price of Pubco Ordinary Shares quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $12.50 per share, (b) of an additional 10% of their Pubco Ordinary Shares if the daily volume weighted average closing sale price of Pubco Ordinary Shares quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $15.00 per share; (c) of all of their Pubco Ordinary Shares upon the occurrence of a Subsequent Transaction; and (d) upon the determination of the Pubco board of directors (including a majority of the independent directors) following the six month anniversary of the Closing Date.

Registration Rights Agreement

On November 21, 2024, Breeze, the Breeze Initial Stockholders and Pubco entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Pubco will be obligated to file a registration statement to register the resale of certain securities of Pubco held by the Breeze Initial Stockholders after the Closing. The Registration Rights Agreement also provides the Breeze Initial Stockholders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part, the statements of law and legal conclusions set forth below represent the opinion of ArentFox Schiff LLP.

This section describes the material U.S. federal income tax consequences (i) of the Business Combination to U.S. Holders and Non-U.S. Holders (each as defined below) of Breeze Common Stock, Breeze Rights and Breeze Warrants (collectively, the “Breeze securities”), (ii) of the ownership and disposition of the Pubco Ordinary Shares and Pubco Warrants (collectively, the “Pubco securities”) and (iii) of the exercise of the Breeze Common Stock redemption rights by U.S. Holders and Non-U.S. Holders.

This discussion is limited to considerations relevant to U.S. Holders and Non-U.S. Holders that hold Breeze securities, and, after the Breeze Merger, Pubco securities, in each case, as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        controlled foreign corporations or passive foreign investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in any such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of Breeze Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of Breeze Common Stock, or, after the Breeze Merger, the outstanding Pubco Ordinary Shares; or

•        persons holding Breeze securities, or, after the Business Combination (including the Breeze Merger), Pubco securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Breeze securities, and, after the completion of the Breeze Merger, Pubco securities received in the Breeze Merger, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Breeze Merger and the subsequent ownership and disposition of Pubco securities received in the Breeze Merger.

ALL HOLDERS OF Breeze SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF HOLDCO SHARES AND HOLDCO WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

Tax Residence of Pubco for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under generally applicable U.S. federal income tax rules, Pubco, which is organized under the laws of the Cayman Islands, is classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code, however, contains rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and require an analysis of all relevant facts and circumstances, and there is limited guidance on their application.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if, pursuant to a plan or series of related transactions, each of the following three conditions are met: (i) the non-U.S. corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation; (ii) after the acquisition, the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities (as determined under the Treasury Regulations); and (iii) subject to the Third Country Rule discussed below, after the acquisition, the percentage (by vote or value) of the shares of the acquiring non-U.S. corporation held by former shareholders and security holders of the U.S. corporation by reason of holding shares and securities (including rights to acquire shares and securities) of the U.S. corporation (which includes the receipt of the non-U.S. corporation’s shares in the acquisition) (the “Section 7874 Percentage”) is at least 80%. The third requirement is referred to herein as the “Ownership Test.”

The Treasury Regulations promulgated under Section 7874 include a rule that generally provides that, if (i) there is an acquisition of a domestic company by a non-U.S. corporation in which the Section 7874 Percentage is at least 60% (without the application of the Third Party Rule, as defined below), and (ii) in a related acquisition, such non-U.S. corporation acquires another non-U.S. corporation and the acquiring non-U.S. corporation is not subject to tax as a resident in the foreign country in which the acquired non-U.S. corporation was subject to tax as a resident prior to the acquisitions, then stock of the acquiring non-U.S. corporation held by former shareholders of the acquired non-U.S. corporation by reason of having held stock in the acquired non-U.S. corporation is excluded in applying the Ownership Test. This rule is referred to herein as the “Third Country Rule.” If applicable, the Third Country Rule increases the Section 7874 Percentage and generally results in the acquiring non-U.S. corporation meeting the Ownership Test. As a result, the application of Section 7874 to the Business Combination depends on the Section 7874 Percentage.

Based on the terms of the Business Combination, the rules for determining share ownership and calculating the Section 7874 Percentage under Section 7874 and the Treasury Regulations promulgated thereunder, and certain factual assumptions, immediately after the Business Combination, former Breeze security holders are expected to be treated as holding less than 60% (by both vote and value) of the Pubco Ordinary Shares by reason of their ownership of Breeze Common Stock and other securities. As a result, under current law, regardless of whether Third Country Rule applies, Pubco should be treated as a non-U.S. corporation for U.S. federal income tax purposes. However, neither Breeze nor Pubco has sought nor will seek any ruling from the Internal Revenue Service (the “IRS”) or any opinion from any tax advisor as to such tax treatment, and the closing of the Business Combination is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Further, there can be no assurance that your, Breeze’s or Pubco’s tax advisors, the IRS, or a court will agree with the position that Pubco is not treated as a U.S. corporation pursuant to Section 7874. No representation is being made to you that Pubco will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. As noted above, the rules under Section 7874 are complex and require an analysis of all relevant facts and circumstances, and there is limited guidance as to their application. Further, whether the Ownership Test has been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances.

The computation of the Section 7874 Percentage is subject to various complex adjustments for which there is limited guidance. For example, for purposes of determining the Section 7874 Percentage, (i) any “non-ordinary course distributions” (within the meaning of the Treasury Regulations) made by the acquired U.S. corporation during the 36 months preceding the acquisition, including certain dividends and share repurchases, (ii) shares of the acquiring non-U.S. corporation’s stock attributable to the foreign acquirer’s passive assets (as determined under applicable rules), and (iii) any shares held by shareholders of the acquiring non-U.S. corporation that were issued for cash in a public offering related to the acquisition or other passive assets, in each case, are disregarded. In addition, changes to the rules in Section 7874 or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect Pubco’s status as a non-U.S. corporation for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to one of those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

If Pubco were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial U.S. tax liability, in addition to tax liability in its country of residence, and the gross amount of any dividend payments to its Non-U.S. Holders could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.

The remainder of this discussion assumes that Pubco will not be treated as a U.S. corporation for U.S. federal income tax purposes. However, neither Breeze nor Pubco is representing to you that Pubco will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874.

U.S. Holders

This section applies to you if you are a U.S. Holder. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Breeze securities, and, after the Business Combination, Pubco securities received in the Breeze Merger, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The Business Combination

Subject to the discussion below of Breeze Warrants and Section 367(a) of the Code, for U.S. federal income tax purposes, it is intended that, together with the Company Breeze Merger, the Breeze Merger would be treated as an exchange described in Section 351(a) of the Code. The provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the consummation of the Business Combination that are beyond Breeze’s control. For example, if more than 20% of the Pubco Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. Accordingly, due to the factual uncertainty, Woolery & Co is unable to opine with respect to the Breeze Merger’s qualification as part of an exchange subject to Section 351 of the Code. If the Breeze Merger qualifies as part of an exchange subject to Section 351 of the Code, a U.S. Holder that exchanges its Breeze Common Stock and/or Breeze Rights in the Breeze Merger for Pubco Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code discussed below and further subject to the discussion below regarding the treatment of U.S. holders that exchange both Breeze Common Stock and/or Breeze Rights and Breeze Warrants. In such case, assuming gain recognition is not required under Section 367(a) of the Code as described below, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Breeze Merger by a U.S. Holder would be equal to the adjusted tax basis of the Breeze Common Stock surrendered in the Breeze Merger in exchange therefor. The holding period of the Pubco Ordinary Shares would include the holding period of the Breeze Common Stock surrendered in the Breeze Merger in exchange therefor.

The completion of the Breeze Merger is not conditioned on the receipt of an opinion of counsel regarding the U.S. federal income tax consequences of the Breeze Merger or the Business Combination, and neither Breeze nor Pubco intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Breeze Merger or the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the views expressed herein or that a court would not sustain such a challenge.

If a U.S. Holder of Breeze Warrants is treated as transferring its Breeze Warrants and shares of Breeze Common Stock and/or Breeze Rights to Pubco in exchange for Pubco Warrants and Pubco Ordinary Shares in an exchange governed only by Section 351(a) of the Code (and not by Section 368 of the Code), the U.S. Holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Pubco Warrants and the Pubco Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the Breeze Warrants, Breeze Rights and Breeze Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the Pubco Warrants treated as having been received by such holder in such exchange.

U.S. Holders of Breeze Warrants are urged to consult with their tax advisors regarding the treatment of their Breeze Warrants in connection with the Breeze Merger.

Section 367(a)

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for qualifying under Sections 351 or 368 of the Code with respect to transactions where a U.S. person transfers stock or securities in a U.S. corporation to a non-U.S. corporation in exchange for stock or securities in a non-U.S. corporation. U.S. Holders of Breeze Common Stock and/or Breeze Rights will be deemed to transfer shares of such stock to Pubco in exchange for Pubco Ordinary Shares, so that these requirements will apply.

In general, Section 367(a) requires a U.S. Holder to recognize gain (but not loss) on the exchange of Breeze Common Stock for Pubco Ordinary Shares by a U.S. Holder in the Business Combination unless each of the following conditions is met: (i) the U.S. corporation complies with certain reporting requirements; (ii) no more than 50% of both the total voting power and the total value of the stock of Pubco is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership); (iii) no more than 50% of each of the total voting power and the total value of the stock of Pubco is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of Breeze; (iv) either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of Pubco or (B) the U.S. Holder is a “five-percent transferee shareholder” of Pubco and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (v) the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) Pubco or any qualified subsidiary of Pubco to be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the transfer and neither the transferors nor Pubco to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of Pubco to be at least equal to the fair market value of Breeze, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i), (ii), (iii) and (v) above more likely than not will be met and that, as a result, the Breeze Merger is not expected to fail to satisfy the applicable requirements on account of such conditions. It should be noted, however, that satisfaction of these requirements depends on an interpretation of legal authorities and facts relating to the Business Combination, and there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, the determination of whether Section 367(a) of the Code will apply to U.S. Holders of Breeze Common Stock cannot be made until the Breeze Merger is completed, and no rulings will be sought regarding the tax consequences of the Business Combination. Accordingly, there can be no assurance that Section 367(a) of the Code will not apply to U.S. Holders of Breeze Common Stock that participate in the Breeze Merger to recognize taxable gain as a result of the Breeze Merger.

To the extent that a U.S. Holder of Breeze Common Stock is required to recognize gain under Section 367(a) for any of the foregoing reasons, such U.S. Holder would recognize gain, if any, in the Breeze Merger in an amount equal to the excess of (i) the sum of the fair market value of the Pubco Ordinary Shares (and, if such holder’s Breeze Warrants convert to Pubco Warrants, the fair market value of the Pubco Warrants) received by such holder, over (ii) such holder’s adjusted tax basis in the Breeze Common Stock, Breeze Rights and/or Breeze Warrants, if any, exchanged therefor. Any such gain would be capital gain, and generally will be long-term capital gain if the U.S. Holder’s holding period for the Breeze Common Stock, Breeze Rights and/or Breeze Warrants exceeds one year at the time of the Breeze Merger.

Tax Consequences to Holders Electing to Exercise Redemption Rights

In the event that a U.S. Holder elects to redeem its Breeze Common Stock for cash as described in the redemption provisions herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the Breeze Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the Breeze Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Breeze Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Breeze Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

If the redemption does not qualify as a sale or exchange of Breeze Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Breeze’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Breeze Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock. Dividends paid to a U.S. Holder that is a taxable corporation may qualify for the dividends received deduction if the requisite holding period is satisfied, subject to the “extraordinary dividend” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. Holder’s Breeze Common Stock and increase the amount of gain or decrease the amount of loss recognized by such U.S. Holder in connection with a disposition of its shares). With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Breeze Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Breeze Common Stock treated as held by the U.S. Holder (including any Breeze Common Stock constructively owned by the U.S. Holder as a result of owning Breeze Warrants or Breeze Rights) relative to all of the shares of Breeze Common Stock outstanding both before and after the redemption. The redemption of Breeze Common Stock generally will be treated as a sale or exchange of the Breeze Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Breeze or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Breeze Common Stock actually owned by the U.S. Holder, but also shares of Breeze Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Breeze Common Stock which could be acquired pursuant to the exercise of the Breeze Warrants or Breeze Rights. In order to meet the substantially disproportionate test, the percentage of Breeze’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the Breeze Common Stock must, among other requirements, be less than 80% of the percentage of Breeze’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Breeze Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Breeze Common Stock actually owned by the

U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Breeze Common Stock. The redemption of the Breeze Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Breeze. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Breeze will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Breeze Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Breeze Warrants or possibly in other Breeze Common Stock constructively owned by it.

Distributions on Pubco Ordinary Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on Pubco Ordinary Shares that is made out of Pubco’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code. To the extent that the amount of the distribution exceeds Pubco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Pubco Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange.

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” dividends received by non-corporate U.S. Holders (including individuals), from a “qualified foreign corporation” may be eligible for preferential rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the U.S. Treasury Department to be satisfactory for purposes of these rules and which includes an exchange of information provision. There can be no assurances that Pubco will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the Nasdaq (on which Pubco intends to apply to list the Pubco Ordinary Shares) will be considered readily tradable on an established securities market in the United States. Even if the Pubco Ordinary Shares are listed on Nasdaq, there can be no assurance that the Pubco Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that (i) do not meet a minimum holding period requirement during which they are not protected from the risk of loss or (ii) elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense), will not be eligible for the preferential rates of taxation regardless of Pubco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “— Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by Pubco may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Pubco Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Securities

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Pubco Ordinary Shares or Pubco Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in the Pubco Ordinary Shares or Pubco Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Pubco Ordinary Shares or Pubco Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Pubco Ordinary Shares or Pubco Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to certain limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of Pubco Ordinary Shares or Pubco Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a Pubco Warrant

Except as discussed below with respect to the cashless exercise of a Pubco Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Pubco Share on the exercise of a Pubco Warrant for cash. A U.S. Holder’s tax basis in a Pubco Share received upon exercise of the Pubco Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Pubco Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a Pubco Share received upon exercise of the Pubco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants and will not include the period during which the U.S. Holder held the Pubco Warrants. If a Pubco Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Pubco Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Pubco Ordinary Shares received would equal the holder’s basis in the Pubco Warrant. If the cashless exercise were treated as not being a gain recognition event, a U.S. Holder’s holding period in the Pubco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Share would include the holding period of the Pubco Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Pubco Warrants treated as surrendered to pay the exercise price of the Pubco Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Pubco Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Pubco Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Pubco Ordinary Shares received would equal the U.S. Holder’s tax basis in the Pubco Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Pubco Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of Pubco Warrants provide for an adjustment to the number of Pubco Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Pubco Warrants would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the warrant holders’ proportionate interest in Pubco’s assets or earnings and profits (e.g., through an increase in the number of Pubco Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of

Pubco Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “— Distributions on Pubco Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Pubco Warrants received a cash distribution from Pubco equal to the fair market value of such increased interest. The rules regarding constructive distributions are complex. U.S. holders should consult their own tax advisors regarding the application of the rules to them in light of their own circumstances.

Passive Foreign Investment Company Rules

Generally.    The treatment of U.S. Holders of the Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. A PFIC is any foreign corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Pubco has not made a determination as to whether it currently is, or in the future may become, a PFIC, but there is a possibility that it may be classified as a PFIC for its taxable year that includes the date of the Breeze Merger or in the foreseeable future. The tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of Pubco is expected to depend, in part, upon (a) the market value of the Pubco Ordinary Shares, and (b) the composition of the assets and income of Pubco. Further, because Pubco may value its goodwill based on the market value of the Pubco Ordinary Shares, a decrease in the market value of the Pubco Ordinary Shares and/or an increase in cash or other passive assets (including as a result of the Breeze Merger) would increase the relative percentage of its passive assets. Moreover, Pubco may be classified as a PFIC for its taxable year that includes the date of the closing of the Breeze Merger as a result of interest income that Pubco earns on its deposits, which generally will be treated as passive income. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Pubco is a PFIC for the taxable year that includes the date of the Breeze Merger or in a future year.

If Pubco is or becomes a PFIC during any year in which a U.S. Holder holds Pubco Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. Holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. Holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime.    If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your Pubco Ordinary Shares, and (ii) any “excess distribution” you receive on your Pubco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Pubco Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

•        the gain or excess distribution will be allocated ratably over the period during which you held your Pubco Ordinary Shares;

•        the amount allocated to the current taxable year, will be treated as ordinary income; and

•        the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your Pubco Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime.    A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. Pubco shareholders that are U.S. Holders subject to U.S. federal income tax should not expect that they will receive cash distributions from Pubco sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, U.S. Holders of Pubco Warrants will not be able to make a QEF election with respect to their warrants.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to our shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder may over time be taxed on amounts that as an economic matter exceed our net profits.

A U.S. Holder’s tax basis in Pubco Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as QDI. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. You should consult your tax advisors as to the manner in which QEF income inclusions affect your allocable share of Pubco’s income and your basis in your Pubco Ordinary Shares.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Pubco. There is no assurance that Pubco will provide such information. There is also no assurance that Pubco will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. In addition, if Pubco holds an interest in a lower-tier PFIC (including, without limitation, in any PFIC subsidiaries), U.S. Holders will generally be subject to the PFIC rules described above with respect to any such lower-tier PFICs. There can be no assurance that a portfolio company or subsidiary in which Pubco holds an interest will not qualify as a PFIC, or that a PFIC in which Pubco holds an interest will provide the information necessary for a QEF election to be made by a U.S. Holder (in particular if Pubco does not control that PFIC).

Mark-to-Market Regime.    Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the SEC or on the national market system established under Section 11A of the Exchange Act; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that Pubco Ordinary Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that Pubco Ordinary Shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Pubco Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. Holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly-traded holding company (such as Pubco) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We advise you to consult your own tax advisor to determine whether the mark-to-market tax election is available to you and the consequences resulting from such election. In addition, U.S. Holders of Pubco Warrants will not be able to make a mark-to-market election with respect to their warrants.

PFIC Reporting Requirements.    A U.S. Holder of Pubco Ordinary Shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Breeze securities, and, after the Breeze Merger, Pubco securities received in the Breeze Merger, that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes, including:

•        a nonresident alien individual, other than certain former citizens and residents of the United States;

•        a foreign corporation; or

•        a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder who is such an individual should consult his or her tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Breeze securities or Pubco Ordinary Shares or Pubco Warrants.

Ownership and Disposition of Pubco Securities

Assuming that Pubco is not treated as a U.S. corporation under the rules discussed above, a Non-U.S. Holder of Pubco Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Pubco Ordinary Shares or any gain recognized on a sale or other disposition of Pubco Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the Non-U.S. Holder’s Pubco Ordinary Shares) unless the dividend or gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder). In addition, special rules may apply to a Non-U.S. Holder who is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Pubco Ordinary Shares.

Dividends and gains that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (or, under certain income tax treaties, that are attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate provided by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Pubco Warrant, or the lapse of a Pubco Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Pubco Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Pubco Ordinary Shares and Pubco Warrants.

Exercise of Redemption Rights

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Breeze Common Stock as described in the redemption provisions herein generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Breeze Common Stock, as described above.

Any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any capital gain recognized as a result of the redemption unless one of the exceptions described in “— Non-U.S. Holders — Ownership and Disposition of Pubco securities” applies.

With respect to any redemption treated as a distribution other than a sale or exchange, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Breeze will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Breeze Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders with respect to their Pubco Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of Pubco Ordinary Shares and Pubco Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Information reporting requirements will also apply to redemptions from U.S. Holders of Breeze Common Stock. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to Pubco securities, subject to certain exceptions (including an exception for Pubco securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, to their tax return, for each year in which they hold Pubco securities. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult with their own tax advisors regarding information reporting requirements relating to their ownership of Pubco securities.

Dividends paid with respect to Pubco Ordinary Shares (including constructive dividends) and proceeds from the sale or other disposition of Pubco Ordinary Shares and Pubco Warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-ECI, or otherwise establishes an exemption, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

FATCA generally imposes a U.S. federal withholding tax of 30% on dividends on Breeze Common Stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on Breeze Common Stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding obligations under FATCA generally apply to payments of dividends (including constructive dividends) on Breeze Common Stock. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

Additionally, FATCA may impose a 30% withholding tax on payments of gross proceeds from the sale, exchange or redemption of property that gives rise to U.S.-source dividends or interest, including the Breeze Common Stock. The IRS recently issued Proposed Treasury Regulations that eliminate withholding on payments of gross proceeds. Pursuant to the Proposed Treasury Regulations, the issuer and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued. Redeeming Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible application of FATCA to redemptions of Breeze Common Stock.

CAYMAN ISLANDS TAXATION

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

As discussed in this proxy statement/prospectus, Breeze Holders are being asked to consider and vote on the Business Combination Proposal. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, you are directed to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

Vote Required for Approval

The majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting is required to approve the Business Combination Proposal. Adoption of the Business Combination Proposal is cross-conditioned upon the adoption of the Charter Proposal, and the Incentive Plan Proposal.

Failure to vote by proxy or to vote virtually at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Business Combination Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Business Combination Proposal will not be effected.

The Breeze Initial Stockholders, including the Sponsor, have agreed to vote all shares of Breeze Common Stock held by them in favor of the Business Combination Proposal. See “Proposal No.1 — The Business Combination Proposal — Related Agreements — Lock-Up Agreement” for more information.

Recommendation of the Board

Breeze’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

Overview

In connection with the Business Combination, Breeze is asking its stockholders to approve and adopt the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Charter Proposal are approved, and subject to the adoption of the Proposed Charter by Pubco, the Proposed Charter would become the memorandum and articles of association of Pubco. All shareholders are encouraged to read the Proposed Charter in its entirety.

Reasons for the Approval of the Charter Proposal

In the judgment of the Breeze Board, the Proposed Charter is necessary to address the needs of the post-combination company. In particular:

•        the greater number of authorized shares of Pubco is desirable for Pubco to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits;

•        the provisions that relate to the operation of Breeze as a blank check company prior to the consummation of its initial business combination will not be applicable to Pubco (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time); and

•        the change to the classification of the Pubco Board from two classes to three classes, with each class elected for a staggered term, as well as with each class consisting, as nearly as may be possible, of one third of the total number of directors constituting the whole board, will increase board continuity and the likelihood that experienced directors with familiarity of Pubco’s business operations would serve on the Pubco Board at any given time and would make it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco Board.

Notwithstanding the foregoing, authorized but unissued shares may enable the Board to render it more difficult or to discourage an attempt to obtain control of Pubco and thereby protect continuity of or entrench its management, which may adversely affect the market price of Pubco’s ordinary shares. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal were not in the best interests of Pubco, such shares could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Pubco to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Breeze currently has no plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Vote Required for Approval

Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Breeze common stock entitled to vote thereon, voting together as a single class.

Failure to vote by proxy or to vote virtually at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Proposal.

The Business Combination is conditioned upon the approval of the Charter Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Charter Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Proposal and upon consummation of the Business Combination and adoption of the same by Pubco and filing with the Registrar of Companies of the Cayman Islands, is attached to this proxy statement/prospectus as Annex B.

The Breeze Initial Stockholders, including the Sponsor, have agreed to vote all shares of Breeze Common Stock held by them in favor of the Charter Proposal. See “Proposal No.1 — The Business Combination Proposal — Related Agreements — Lock-Up Agreement” for more information.

Recommendation of the Breeze Board

THE BREEZE BOARD UNANIMOUSLY RECOMMENDS THAT THE BREEZE’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY CHARTER PROPOSALS

Overview

In connection with the Business Combination, Breeze is asking its stockholders to vote upon, on a non-binding advisory basis, four separate proposals in connection with the adoption of the Proposed Charter. As required by SEC guidance, Breeze is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Breeze or the Breeze Board (separate and apart from the approval of the Charter Proposal). In the judgment of the Breeze Board, these provisions are necessary to adequately address the needs of the post-combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal).

Advisory Charter Proposals

The following table sets forth a summary of the governance provisions applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the Proposed Charter, in the form attached hereto as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Advisory Charter Amendment Proposal	Breeze Existing Charter/Bylaws	Proposed Charter
Advisory Proposal A — Changes in Authorized Capital Stock

Under the Existing Charter, Breeze is currently authorized to issue 101,000,000 shares of capital stock, consisting of (a) 100,000,000 shares of common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

The Proposed Charter would authorize 500,000,000 shares of US$0.0001 par value each.
Advisory Proposal B — Required Vote to Amend the Charter

The Existing Charter provides that the Existing Charter may be amended in accordance with Delaware law; provided that, prior to an initial business combination, any amendment to the Existing Charter that would alter or change the provisions relating to an initial business combination requires the affirmative vote of the holders of at least 65% of all common stock then outstanding.

Under the Proposed Charter, the Proposed Charter may only be amended, changed or repealed by the affirmative vote of the holders of at least a two-thirds majority of the votes cast by, or on behalf of the shareholders who (being entitled to do so) vote in person or by proxy at the general meeting.

Advisory Proposal C — Other Changes in Connection with Adoption of the Proposed Charter	The Existing Charter includes provisions related to Breeze’s status as a blank check company prior to the consummation of a business combination.
Advisory Proposal D — Classification of the Pubco Board

Subject to the rights of the holders of one or more series of preferred stock to elect one or more directors, the Breeze Board is classified into two classes of directors with staggered terms of office, with each class consisting, as nearly as may be possible, of one half of the total number of directors constituting the whole board.

The Pubco Board is classified in three classes of directors with staggered terms of office, with each class elected for a staggered term, as well as with each class consisting, as nearly as may be possible, of one third of the total number of directors constituting the whole board

Reasons for Approval of the Advisory Charter Proposals

Advisory Charter Proposal A — Changes in Authorized Capital Stock

Breeze’s stockholders are being asked to approve, on a non-binding advisory basis, the difference in the authorized capital stock of Breeze and Pubco. The Proposed Charter is intended to provide adequate authorized capital stock to (a) accommodate the issuance of Pubco Ordinary Shares as part of the consideration in the Business Combination and (b) provide flexibility for future issuances of shares of Pubco stock if determined by the Pubco Board to be in the best interests of Pubco after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

The Proposed Charter will have authorized share capital of 500,000,000 Ordinary Shares, par value US$0.0001 per share.

This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Exhibit 3.3 and Annex B. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of their terms.

Advisory Charter Proposal B — Required Vote to Amend the Proposed Charter

Breeze’s stockholders are being asked to approve, on a non-binding advisory basis, the difference between the required vote to amend the Breeze Charter and Pubco’s Proposed Charter, as the laws of the Cayman Islands provide that a two-third majority of the votes cast by, or on behalf of the shareholders who (being entitled to do so) vote in person or by proxy at the general meeting of Pubco, is required in order to amend provisions in the Proposed Charter.

This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Exhibit 3.3 and Annex B. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of their terms.

Advisory Charter Proposal C — Other Changes in Connection with Adoption of the Proposed Charter

Breeze’s stockholders are being asked to approve, on a non-binding advisory basis, the difference in Breeze’s Charter and the Proposed Charter, which will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of Breeze’s operations should Breeze not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Charter) because, following the consummation of the Business Combination, Pubco will not be a blank check company.

This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Exhibit 3.3 and Annex B. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of their terms.

Advisory Charter Proposal D — Classification of the Pubco Board

Breeze’s stockholders are being asked to approve, on a non-binding advisory basis, the difference in Breeze’s Charter and the Proposed Charter, which will change the classification of the Pubco Board from two classes to three classes, with each class elected for a staggered term, as well as with each class consisting, as nearly as may be possible, of one third of the total number of directors constituting the whole board, subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors. The Breeze Board believes that this modification of the number of classes of directors (a) increases board continuity and the likelihood that experienced directors with familiarity of Pubco’s business operations would serve on the Pubco Board at any given time and (b) makes it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco Board.

This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Exhibit 3.3 and Annex B. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of their terms.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Breeze stockholders present virtually or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the material differences between the Breeze Charter and the Pubco Proposed Charter relating to the authorized share capital, the required vote to amend the Proposed Charter, the status as blank check company, and the classification of the Pubco board as described in four separate proposals be approved in all respects.”

Recommendation of the Breeze Board of Directors

THE Breeze BOARD UNANIMOUSLY RECOMMENDS THAT Breeze’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of Breeze’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of Breeze and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See “The Business Combination Proposal — Interests of Breeze’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 4 — THE INCENTIVE PLAN PROPOSAL

Overview

The Pubco Board expects to adopt, subject to stockholder approval, an equity incentive plan, a form of which is attached to this proxy statement/prospectus as Annex C (the “Pubco Incentive Plan”), for the purpose of providing a means through which to enhance the ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Pubco by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

Breeze is asking its stockholders to approve the Pubco Incentive Plan and the material terms thereunder. If approved by Breeze’s stockholders, the Pubco Incentive Plan will become effective upon the consummation of the Business Combination. As of [•], 2024, the latest practicable date, the closing sale price on the OTCQX per share of Breeze Common Stock was $[•].

The Pubco Incentive Plan is described in more detail below. A copy of the Pubco Incentive Plan is attached to this proxy statement/prospectus as Annex C.

Description of the Material Features of the Pubco Incentive Plan

The following summary is not a complete statement of the Pubco Incentive Plan and is qualified in its entirety by reference to the complete text of the Pubco Incentive Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

General

The purposes of the Pubco Incentive Plan are to attract, retain and motivate officers and key employees (including prospective employees), directors, consultants and others who may perform services for Pubco and its affiliates to compensate them for their contributions to the long-term growth and profits of Pubco and its affiliates. These incentives are provided through the grant of stock options (including incentive stock options intended to be qualified under Section 422 of the Code), stock appreciation rights, restricted stock, restricted stock units, cash-based awards and other stock-based awards. Any of these awards may, but need not, be made as performance-based incentive awards.

Authorized Shares

The maximum number of Pubco Ordinary Shares that are available for awards under the Pubco Incentive Plan will be equal to [•]. Such amount of shares will automatically increase on January 1st of each year beginning in 2024 and ending with a final increase on January 1, 2033 by [•]% of the Pubco Ordinary Shares outstanding as of the day prior to such increase.

If shares covered by an award are not purchased or if the award is forfeited or expires, is settled through the issuance of consideration other than shares (including cash), or otherwise terminates without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the Pubco Incentive Plan. However, shares tendered by a participant, repurchased by Pubco using proceeds from the exercise of a stock option or withheld by Pubco in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an award will not again be available for future grants under the Pubco Incentive Plan.

Adjustments to Shares Subject to the Pubco Incentive Plan

In the event of a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution that results in any increase or decrease in the number of issued shares, the Administrator (as defined below), in order to preserve, but not increase, participants’ rights under the Pubco Incentive Plan, will substitute or adjust the number and kind of shares that may be issued under the Pubco Incentive Plan or under particular forms of award agreements, the number and kind of shares subject to outstanding awards, the exercise or grant prices of options and stock appreciation rights, and the annual award limits and other value determinations applicable to outstanding awards.

Administration

The Pubco board of directors, or any committee designated by the board of directors (referred to as the “Administrator”) will administer the Pubco Incentive Plan; provided that such committee consists of at least two members of the board of directors, each of whom qualifies as a non-employee director under Rule 16b-3 of the Exchange Act, and as an independent director under the rules of the Nasdaq for so long as Pubco is a publicly traded corporation. Subject to the provisions of the Pubco Incentive Plan, the Administrator has the power to administer the Pubco Incentive Plan, including but not limited to, the authority to (1) direct Pubco to grant awards pursuant to the Pubco Incentive Plan, (2) determine the grantees to whom and the times at which awards will be granted, (3) determine the price at which options are granted, (4) determine the type of option to be awarded and the number of shares subject to such option, (5) determine the number of shares granted pursuant to each award, (6) to employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of the Pubco Incentive Plan, and (7) approve the form and terms and conditions of the award documents and of each award. The Administrator’s interpretation and construction of any provisions of the Pubco Incentive Plan or any award are final, binding and conclusive.

Eligibility

Awards may be granted to employees, directors, consultants and advisors of Pubco and any affiliate of Pubco. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of Pubco or any parent or subsidiary corporation of Pubco.

Stock Options

Stock options in the form of non-statutory stock options or incentive stock options may be granted under the Pubco Incentive Plan. The Administrator determines the number of shares subject to each option. The Administrator determines the exercise price of options granted under the Pubco Incentive Plan; provided that the exercise price must at least be equal to the fair market value of the Pubco Ordinary Shares on the date of grant. The term of a stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of Pubco’s outstanding stock, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The grantee may pay the exercise price of an option (i) by cash or its equivalent, (ii) previously acquired shares, (iii) a cashless exercise in accordance with procedures authorized by the Administrator, (iv) through net-share settlement or similar procedure involving the withholding of shares, or (v) any combination of the foregoing. An option may not be exercised later than the expiration of its term. Subject to the provisions of the Pubco Incentive Plan, the Administrator determines the other terms of options. After the termination of service of a grantee other than due to death or disability, his or her option will remain exercisable for the period provided in the award agreement, but no more than three months from the date of termination in the event of an incentive stock option. After the termination of service of a grantee due to death or disability, the option will remain exercisable for the period provided in the award agreement, but no more than one year from the date of termination in the event of an incentive stock option.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Pubco Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Pubco Ordinary Shares between the date of grant and the exercise date. Stock appreciation rights may not have a term exceeding ten years. The exercise price for a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant. Subject to the provisions of the Pubco Incentive Plan, the Administrator determines the other terms of stock appreciation rights, including when such rights become exercisable.

Restricted Stock Awards

Restricted stock may be granted under the Pubco Incentive Plan. Restricted stock awards are grants of Pubco Ordinary Shares that vest in accordance with terms and conditions established by the Administrator. The Administrator will determine the number of shares of restricted stock granted to any employee, director, consultant or advisor and, subject to the provisions of the Pubco Incentive Plan, will determine the terms and conditions of such awards. The Administrator may impose whatever conditions to vesting it determines to be appropriate. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights with respect to such shares upon grant unless the Administrator provides otherwise.

Restricted Stock Units

Restricted stock units may be granted under the Pubco Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of Pubco Ordinary Shares. Subject to the provisions of the Pubco Incentive Plan, the Administrator determines the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. A holder of restricted stock units will have only the rights of a general unsecured creditor of Pubco, until the delivery of shares, cash or other securities or property. On the delivery date, the holder of each restricted stock unit not previously forfeited or terminated will receive one share, cash or a combination thereof, as specified by the Administrator.

Performance Shares

Performance shares may be granted under the Pubco Incentive Plan. Each performance share represents an amount equal to the fair market value of one share of Pubco Ordinary Shares and are earned based upon the achievement of certain pre-established performance goals over a stated performance period. Subject to the provisions of the Pubco Incentive Plan, the Administrator determines the terms and conditions of performance share awards, including the performance goals, the performance period and the form and timing of payment. A holder of performance shares will have only the rights of a general unsecured creditor of the Pubco, until the delivery of shares, cash or other securities or property, if any, after the end of the applicable performance period as determined by the Administrator. On the delivery date, the holder of each earned performance share not previously forfeited or terminated will receive one share, cash or a combination thereof, as specified by the Administrator.

Transferability of Awards

Unless otherwise determined by the Administrator in its sole discretion, no award (or any rights and obligations thereunder) granted to any person under the Pubco Incentive Plan may be transferred other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and all such awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or the recipient’s legal representative.

Grants to Non-Employee Directors

Grants made to non-employee directors may be in any form other than incentive stock options. The Administrator may also permit a non-employee director to receive an award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees).

Change in Control

The Pubco Incentive Plan provides that in the event of a change of control, as defined under the Pubco Incentive Plan, each outstanding award will be treated as the Administrator determines, including accelerating the expiration or termination date or the date of exercisability of an award, settling any award by means of a cash payment, or removing any restrictions from or imposing any additional restrictions on any outstanding awards.

Amendment; Termination

The board of directors has the authority to amend the Pubco Incentive Plan from time to time; provided that such amendment does not materially adversely impair the rights of the recipient of any award without the recipient’s consent. Stockholder approval also is required to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency. The board of directors has also reserved the right to terminate the Pubco Incentive Plan at any time, and the Pubco Incentive Plan will automatically terminate in 2033.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Pubco Incentive Plan Proposal will not be presented at the Special Meeting. The approval of the Incentive Plan Proposal requires the majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote virtually at the Special Meeting, abstentions and broker non-votes will have no effect on the Incentive Plan Proposal.

The Business Combination is conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

The Breeze Initial Stockholders, including the Sponsor, have agreed to vote all shares of Breeze Common Stock held by them in favor of the Incentive Plan Proposal. See “Proposal No.1 — The Business Combination Proposal — Related Agreements — Lock-Up Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Pubco Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex C, be adopted and approved.”

Recommendation of the Breeze Board

THE BREEZE BOARD UNANIMOUSLY RECOMMENDS THAT THE BREEZE’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

INFORMATION ABOUT Breeze

References in this section to “we”, “our”, “us”, the “Company”, or “Breeze” generally refer to Breeze Holdings Acquisition Corp.

Overview

We are a blank check company incorporated on June 11, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We have reviewed a number of opportunities to enter into a business combination. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, Breeze is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash. While we may pursue an acquisition opportunity in any industry or sector, we are focusing on assets used in exploring, developing, producing, transporting, storing, gathering, processing, fractionating, refining, distributing or marketing of natural gas, natural gas liquids, crude oil or refined products in North America.

Our executive offices are located at 955 W. John Carpenter Fwy., Suite 100-929, Irving, TX 75039, and our telephone number is (619) 500-7747.

Company History

On November 23, 2020, our registration statement for our initial public offering was declared effective. On October 22, 2021, we consummated our initial public offering of 10,000,000 units (the “units” and, with respect to the Class A ordinary shares included in the units being offered, the “public shares”), at $10.00 per unit, generating gross proceeds of $100.0 million. We granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at our initial public offering price to cover over-allotments, if any. The underwriter exercised the over-allotment option in full and purchased an additional 1,500,000 units on November 25, 2020, generating gross proceeds of approximately $15.0 million.

Simultaneously with the closing of our initial public offering, we consummated the sale of 5,425,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, to the Sponsor and I-Bankers, generating gross proceeds of $5,425,000.

Upon the closing of our initial public offering, the private placement and the over-allotment, $116,725,000 ($10.15 per unit) of the net proceeds of our initial public offering and certain of the proceeds of the private placement was placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by Breeze, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the trust account as described below.

Breeze’s public shares of common stock, rights and public warrants are currently traded on OTCQX under the symbols “BRZH,” “BRZHR” and “BRZHW,” respectively.

Financial Position

As of June 30, 2024, approximately $10.4 million in funds remain in the trust account after payment of the estimated expenses of Breeze’s initial public offering. With the funds available, Breeze offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio.

Effecting Breeze’s Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that Breeze’s business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of Breeze’s signing a definitive agreement in connection with Breeze’s initial business combination. Breeze’s board of directors determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of its initial business combination, the prospects for Breeze’s success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that Breeze will not have the resources to diversify its operations and mitigate the risks of being in a single line of business. By completing its initial business combination with only a single entity, Breeze’s lack of diversification may:

•        subject it to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which it operates after its initial business combination; and

•        cause it to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Stockholders upon Completion of the Business Combination

Breeze is providing its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two (2) business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to Breeze to pay is income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.00 per public share. The per share amount Breeze will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Breeze will pay to the underwriter of its initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. There will be no redemption rights upon the completion of Breeze’s initial business combination with respect to its warrants. Further, Breeze will not proceed with redeeming its public shares, even if a public stockholder has properly elected to redeem its shares, if the Business Combination does not close. The redemptions referred to herein shall take effect as repurchases under the Current Charter.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Current Charter provides that in no event will Breeze redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

Breeze has until December 26, 2024 (unless such date is extended in accordance with the Current Charter) to complete a business combination. If Breeze is unable to consummate an initial business combination by December 26, 2024, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, to pay its income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Breeze’s remaining stockholders and the Breeze Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Breeze’s warrants, which will expire worthless if Breeze fails to consummate an initial business combination by December 26, 2024. The Current Charter provides that, if Breeze winds up for any other reason prior to the consummation of Breeze’s initial business combination, it will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Delaware law.

The Breeze Initial Stockholders have entered into an agreement with Breeze, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Breeze Founder Shares they hold if Breeze fails to consummate an initial business combination by December 26, 2024 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if Breeze fails to complete Breeze’s initial business combination by December 26, 2024).

The Sponsor, directors and executive officers have agreed, pursuant to a written agreement with Breeze, that they will not propose any amendment to the Current Charter (A) that would modify the substance or timing of Breeze’s obligation to provide holders of shares of the Breeze Common Stock the right to have their shares redeemed in connection with its initial business combination or to redeem 100% of Breeze’s public shares if Breeze does not complete its initial business combination by December 26, 2024 or (B) with respect to any other provision relating to the rights of holders of shares of the Breeze Common Stock, unless Breeze provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Breeze to pay income taxes, if any, divided by the number of the then-outstanding public shares. However, Breeze may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that Breeze cannot satisfy the net tangible asset requirement, Breeze would not proceed with the amendment or the related redemption of its public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director or director nominee, or any other person.

Breeze expects that all costs and expenses associated with implementing Breeze’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $[•] proceeds of its initial public offering held outside the trust account as of the Breeze Record Date plus up to $100,000 of funds from the trust account available to Breeze to pay dissolution expenses, although Breeze cannot assure you that there will be sufficient funds for such purpose.

If Breeze were to expend all of the net proceeds of its initial public offering and the sale of the private placement units, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by stockholders upon its dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of Breeze’s creditors that would have higher priority than the claims of Breeze’s public stockholders. Breeze cannot assure you that the actual per-share redemption amount received by stockholders will not be less than $10.00. While Breeze intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Breeze will seek to have all vendors, service providers (excluding Breeze’s independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with Breeze waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Breeze’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Breeze than any alternative. Examples of possible instances where Breeze may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of Breeze’s initial public offering did not execute agreements with Breeze waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Breeze and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to Breeze if and to the extent any claims by a vendor for services rendered or products sold to Breeze, or a prospective target business with which Breeze has discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Breeze’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under Breeze’s indemnity of the underwriters of Breeze’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. However, Breeze has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Breeze believes that the Sponsor’s only assets are securities of Breeze. The Sponsor may not be able to satisfy those obligations. None of Breeze’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Breeze’s tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Breeze’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Breeze currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Breeze, it is possible that Breeze’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Breeze cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

Breeze will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (excluding Breeze’s independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Breeze waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under Breeze’s indemnity of the underwriters of Breeze’s initial public offering against certain liabilities, including liabilities under the Securities Act. As of September 30, 2024, Breeze had access to up to $10.6 million from the proceeds of the initial public offering and the sale of the private placement units with which to pay any such potential claims (including costs and expenses incurred in connection with liquidation, currently estimated to be no more than approximately $100,000). In the event that Breeze liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholder who received funds from the trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from the trust account received by any such stockholder.

If Breeze files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of Breeze’s stockholders. To the extent any bankruptcy claims deplete the trust account, Breeze cannot assure you it will be able to return $10.00 per public share to its public stockholders. Additionally, if Breeze files a bankruptcy petition or an involuntary bankruptcy petition is filed against Breeze that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover some or all amounts received by Breeze’s stockholders. Furthermore, the Breeze Board of directors may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and Breeze to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Breeze cannot assure you that claims will not be brought against it for these reasons.

Human Capital Management

Breeze currently has five executive officers. These individuals are not obligated to devote any specific number of hours to Breeze’s matters but they intend to devote as much of their time as they deem necessary to its affairs until it has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for Breeze’s initial business combination and Breeze’s stage of the business combination process. Breeze does not intend to have any full-time employees prior to the completion of its initial business combination.

Directors and Executive Officers

Breeze’s directors and executive officers are as follows:

Name	Age	Position
J. Douglas Ramsey, Ph.D.	64	Chairman, Chief Executive Officer and Chief Financial Officer
Russell D. Griffin	61	President and Director
Charles C. Ross, P.E.	67	Chief Operating Officer
Albert McLelland	66	Independent Director
Robert Lee Thomas	65	Independent Director
Bill Stark	69	Independent Director
James L. Williams	71	Independent Director

J. Douglas Ramsey, Ph.D. has served as our Chairman, Chief Executive Officer and Chief Financial Officer since June 2020. Dr. Ramsey was the President and Chief Financial Officer of Saddle Operating and served in that role from May 2014 until February 2019. Prior to joining Saddle Operating, Dr. Ramsey served as the Director of Strategic Planning and Special Projects of EXCO from June 2013 until April 2014, Vice President — Finance and Special Assistant to the Chairman of EXCO Resources from August 2009 until May 2013 and as Treasurer of EXCO Resources from December 1997 until May 2013. From December 1997 until July 2009, Dr. Ramsey served as EXCO Resources’ Chief Financial Officer during which time EXCO Resources completed over 160 transactions and its assets grew from $3 million to over $6 billion with over 15,000 wells and more than 1,400 employees and contractors. Dr. Ramsey also played a key role in EXCO Resources’ $698 million IPO in February 2006 after EXCO Resources had gone private in July 2003. Other key financing transactions in which Dr. Ramsey was involved included a $2 billion mandatory convertible preferred stock offering, a $2.4 billion line of credit with 34 banks in the syndicate, and two bond offerings totaling $750 million. Dr. Ramsey also served as a director of EXCO Resources from March 1998 until July 2003. From March 1992 until December 1997, Dr. Ramsey worked for Coda Energy as the Financial Analyst and Assistant to the President and then as the Financial Planning Manager. Dr. Ramsey also taught finance at various universities including Southern Methodist University in its undergraduate and professional MBA programs and Baylor University in its Executive MBA program. Dr. Ramsey was named the 1996 Distinguished Alumnus of the College of Business Administration at Cal Poly Pomona. Dr. Ramsey earned his BS in Finance from Cal Poly Pomona, an MBA from the University of Chicago Booth School of Business and an MA and Ph.D. in Business and Financial Economics from the Claremont Graduate University. Dr. Ramsey is National Association of Corporate Directors (NACD) Directorship Certified.

Russell D. Griffin has served as our President and as a director since June 2020. Mr. Griffin was the Chief Operating Officer of Saddle Operating and served in that role from November 2015 until June 2019. Prior to joining Saddle Operating, Mr. Griffin served as the Vice President of Environmental, Health and Safety of EXCO Resources from June 2010 until November 2015, and as the Vice President of Environmental, Health and Safety of TGGT Holdings, an independent midstream oil and gas company, from 2012 until 2013. Prior to joining EXCO Resources, Mr. Griffin was the Senior Regulatory Representative for Hunt Oil Company, an independent international oil and natural gas company, from August 2005 until January 2008 and held positions in exploration and production operations from

August 1984 until August 2005. His areas of expertise include onshore U.S. conventional and non-conventional, offshore Gulf of Mexico Outer Continental Shelf (OCS) as well as State waters of both Louisiana and Texas. Mr. Griffin has also led or participated in multiple acquisitions and divestitures, both domestic and international. He is a member of the American Association of Drilling Engineers, Society of Petroleum Engineers and American Association of Safety Professionals. Mr. Griffin received his BS degree in Petroleum Engineering Technology and an AS degree in Safety Management from Nicholls State University. Mr. Griffin is National Association of Corporate Directors (NACD) Directorship Certified.

Charles C. Ross, P.E. has served as our Chief Operating Officer since June 2020. Mr. Ross was the Vice President of Regulatory Affairs and EHS of Saddle Operating and served in that role from December 2015 until June 2019. In January 2010 until December 2013, Mr. Ross was the Director of Regulatory Affairs of TGGT Midstream. In August 2012, Mr. Ross was named Director of Regulatory Affairs for EXCO Resources, as well, until November 2015. Mr. Ross began his career in 1982 working for the Railroad Commission of Texas Oil and Gas Division as a New Field Discovery Examiner. Mr. Ross continued working for the RRC for 27 more years in various positions including Engineering Supervisor of the Underground Injection Control Section, District Engineer, Assistant District Director, and Director of Field Operations. As Director of Field Operations, Mr. Ross oversaw nine district offices and 247 employees. Mr. Ross is an expert witness at Railroad Commission hearings, civil trials, legislative committee meetings, and legislative hearings on various issues related to oil and gas regulatory and technical matters. Mr. Ross currently serves as the Chair of the Regulatory Practice Committees at both TXOGA (Texas Oil and Gas Association) and TIPRO (Texas Independent Producers and Royalty Association). Mr. Ross has been a registered Professional Engineer (Petroleum) since 1988, and currently serves as the Chair of the TIPRO (Texas Independent Producers and Royalty Association) Regulatory Committee. Mr. Ross received his BS in Architectural Engineering and a BS in Petroleum Engineering both from the University of Texas at Austin.

Albert McLelland has served as a director since November 2020. Since 2002, Mr. McLelland has served as the Managing Director of AmPac Strategic Capital LLC, an advisory firm and investment holding company that creates value across the investment process from deal origination and execution to management, oversight and exit. Before founding AmPac, from 1998 until 2002, Mr. McLelland was the Director of the Chairman’s Asian Cross-Border Transactions Initiative for PricewaterhouseCoopers (“PwC”) Financial Advisory Services. Mr. McLelland assisted PwC’s largest clients to complete cross-border transactions in Asia. In 1993, Mr. McLelland founded Pearl Delta Capital Corp. in Taiwan, which he subsequently sold in 1998. From 1991 until 1993, Mr. McLelland was Senior Manager for Corporate Finance at CEF Taiwan Limited, a large Hong Kong based merchant bank. In 1990, Mr. McLelland assisted in the formation of Riddell*Tseng where he worked until 1993. Mr. McLelland started his investment banking career at Shearson Lehman in 1987, where he worked until 1990. Mr. McLelland has served as an adjunct professor and guest lecturer at leading business schools in the US and China. He currently serves on the Advisory Board at the Institute for Excellence in Corporate Governance at the University of Texas (Dallas), where he is also the Chairman of the Steering Committee for the North Texas Private Equity Council. Mr. McLelland received his BA in Political Science and History from the University of South Florida, an MBA from the University of Chicago Booth School of Business and an MA in International Affairs from Columbia University. Mr. McLelland has served as an Independent Director, Audit Committee Chairman and Financial Expert for four Nasdaq listed companies. In his public board capacity, he has also served as the Chairman of the Special Committee for the sale of China Fire & Security Group, Inc. Mr. McLelland holds a National Association of Corporate Directors (NACD) Directorship Certification.

Robert Lee Thomas has served as a director since November 2020. Mr. Thomas was Vice President and Chief Information Officer at Kosmos Energy from 2015 until May 2020. In this role, Mr. Thomas had corporate information systems oversight, as well as geotechnical systems strategy responsibility. Prior to Kosmos, Mr. Thomas was a corporate officer and Chief Information Officer at EXCO Resources from 2008 until 2015. In addition to corporate information systems oversight, Mr. Thomas had responsibility for the geoscience personnel and technology. From 1994 until 2006, Mr. Thomas held a series of roles, from geotechnical systems leadership to international business management to Chief Information Officer at Burlington Resources Canada with Burlington Resources Oil and Gas. Following the acquisition of Burlington Resources by ConocoPhillips in 2006, Mr. Thomas co-led the integration of systems into ConocoPhillips, earning a President’s Award, and was Director of IT Strategy and Architecture at ConocoPhillips until 2008. From 1981 until 1994, Mr. Thomas held a series of roles from geophysical seismic acquisition and processing to exploration system development in the exploration technology groups with Sun Oil Company and the Oryx Energy spinoff. Mr. Thomas earned his BS in Economics and Finance from The University of Texas at Dallas. Mr. Thomas was elected and served on the City Council in Murphy, Texas, was a former member of the Advisory Board at the

University of North Texas School of Information Technology Decision Sciences and has been an active member of the Society of Exploration Geophysicists for over 25 years. Mr. Thomas is National Association of Corporate Directors (NACD) Directorship Certified.

Bill Stark has served as a director since November 2020. Mr. Stark currently serves as Senior Vice President of the Americas, and previous served as the Vice President — Western U.S. Operations of Ulterra from August 2017 to March 2021. Mr. Stark has operated in different executive positions over the Permian since joining Ulterra. In December 2009, Mr. Stark became the District Manager over the Permian. In January 2012, Mr. Stark was promoted to Area Manager for Ulterra — Permian. Prior to this, he was an agent for Halliburton — Security DBS, as well as President/Owner of Permian Bit Service Inc. and Permian Equipment Rentals Inc. Mr. Stark was one of the first to successfully introduce and continually market PDC bits in the Spraberry Trend. He has over 40 years of experience in the oil industry, all of which were with Halliburton before joining Ulterra. Mr. Stark led a team in the Permian that became one of the largest revenue districts in the U.S. for Halliburton-Security DBS. From 2012 to 2017, Mr. Stark operated as the Director of National Sales which grew Ulterra into becoming number one in market share in the U.S. In addition to his success with Ulterra, in 2012, Mr. Stark also became President and CEO of Cactus Fuel, LLC while continuously maintaining his role at Ulterra. Mr. Stark lives in Midland, Texas.

James L. Williams began serving as a director in August 2022. General Williams served in the United States Marine Corps for over 35 years, most recently as a Major General, 4th Marine Division, where he commanded Marines at every level in combat operations and readiness until he retired from military service in 2010. During the Global War on Terrorism, General Williams held positions as Assistant Division Commander, 2nd Marine Division, in combat operations at Camp Blue Diamond, Al-Ramadi, Iraq and as Deputy Commanding General, 1st Marine Expeditionary Force in Fallujah, Iraq. General Williams also served on the Secretary of Defense’s Reserve Force Policy Board, and included in his military decorations are the Defense Meritorious Service Medal, Legion of Merit, Bronze Star Medal, Meritorious Service Medal, and the National Defense Medal, to name a few. General Williams currently serves as Managing Senior Partner of Lotus Tiger International, LLC and Senior Managing Partner of Disruptive Healthcare Solutions, LLC. General Williams previously served as Chief Executive Officer and Chairman of Zenneck Power LLC. General Williams received a Bachelor of Science Degree from Slippery Rock University, PA and reported to Officer Candidate School, receiving his commission in 1976. His education includes Master’s Degrees from Georgetown University in Government and National Affairs and from Yale University in Hospital Management and Public Health. He has completed program studies at Harvard’s JFK School of Government in the National and International Studies Program. General Williams has completed the LOGTECH Program, Center of Excellence in Logistics and Technology, University of North Carolina, Kenan-Flagler Business School, Chapel Hill, North Carolina and a Master of Science in Strategic Studies, U.S. Army War College, Carlisle Barracks, Carlisle, Pennsylvania. General Williams has served on boards of directors and/or boards of advisors of for-profit companies, including Zenneck Power, LLC, Rewards.com/RewardToken.IO, PayForAll, LLC, Mobile Equity Corporation (d.b.a. Qruz), and DCG International. In the non-profit sector, General Williams served with the Board of International Learning of Texas Public Charter School District, the Tower Center at Southern Methodist University, Cybercrime Committee of the North Texas Crime Commission, the Tarleton State Criminal Justice Program, the Admiral Nimitz Foundation and National Museum of the Pacific War, the American Board of Physician Specialties and Disaster Medicine Committee, the Veterans Coalition of North Central Texas, the VA Medical Center of North Texas, the World Craniofacial Foundation, and the Bridge-Homeless Program. General Williams also spends time helping Veterans and surviving spouses fight for the benefits and services they so rightfully deserve.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The class I directors consist of Messrs. Griffin, Stark and Williams, and their term expired at our first annual meeting of stockholders at which all class I directors were reelected. The class II directors consist of Messrs. Ramsey, McLelland and Thomas, and their term will expire at the second annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Involvement in Certain Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of Breeze or its subsidiaries or any other individual having a relationship which in the opinion of Breeze’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Mr. Williams, Mr. McLelland, Mr. Thomas and Mr. Stark are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. Our audit committee, compensation committee, and nominating and corporate governance committee are composed solely of independent directors.

Audit Committee

Messrs. McLelland, Thomas and Williams serve as members of our audit committee, and Mr. McLelland serves as its chairman. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members on the audit committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Messrs. McLelland, Thomas and Williams qualify as independent directors under applicable rules. Each member of the audit committee is financially literate and our board of directors has determined that Mr. McLelland qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; (i) obtaining and reviewing a report, at least annually, from the independent registered accounting firm describing (ii) the independent registered accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Messrs. McLelland, Thomas and Stark serve as members of our compensation committee, and Mr. Thomas serves as its chairman. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members on the compensation committee, all of whom must be independent.

We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Messrs. Williams, Thomas and Stark serve as members of our nominating and corporate governance committee, and Mr. Williams serves as its chairman.

The primary purposes of our nominating and corporate governance committee is to assist the board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of Breeze; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the Nasdaq.

Code of Ethics

We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics, our audit committee charter, our compensation committee charter, and our nominating and corporate governance committee as exhibits to our registration statement in connection with our initial public offering. You may review these documents by accessing our public filings at the Commission’s website at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.

Conflicts of Interest

I-Bankers and its affiliates engage in a broad spectrum of activities including principal investing, specialized investment vehicle management, asset management, financial advisory, securities underwriting, sales and trading, investment research, lending and other activities. In the ordinary course of business, they engage in activities where their interests or the interests of their clients may conflict with our interests. Accordingly, there may be situations in which I-Bankers or an affiliate has an obligation or an interest that actually or potentially conflicts with our interests. You should assume that these conflicts will not be resolved in our favor and, as a result, we may be denied certain acquisition opportunities or otherwise disadvantaged in certain situations by our relationship with I-Bankers.

I-Bankers, its affiliates and their clients make investments in a variety of different businesses and may directly compete with us for acquisition opportunities provided or created by I-Bankers or its affiliates that meet our initial business combination objectives. Neither I-Bankers nor any of its affiliates has an obligation to offer potential acquisition opportunities to us and may allocate them at its discretion to us or other parties. We will not have any priority in respect of acquisition opportunities provided or created by I-Bankers or its affiliates. You should assume that I-Bankers and its affiliates and clients will have priority over us in terms of access to acquisition opportunities and, as a result, we may be denied certain acquisition opportunities or otherwise disadvantaged in certain situations by our relationship with I-Bankers.

Clients of I-Bankers and its affiliates may also compete with us for investment opportunities meeting our initial business combination objectives. If I-Bankers or any of its affiliates is engaged to act for any such clients, we may be precluded from pursuing opportunities that would conflict with I-Bankers’ or its affiliates’ obligations to such client. In addition, investment ideas generated within I-Bankers or its affiliates may be suitable for our company or a client of I-Bankers or its affiliates, and may be directed to any of such persons or entities rather than to us. I-Bankers or its affiliates may also be engaged to advise the seller of a company, business or assets that would qualify as an acquisition opportunity for us. In such cases, we may be precluded from participating in the sale process or from purchasing the company, business or assets. If, however, we are permitted to pursue the opportunity, the interests of I-Bankers or its affiliates, or their obligations to the seller, may diverge from our interests.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then- current fiduciary or contractual obligations, he or she will honor these fiduciary obligations under applicable law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our business combination. Our Existing Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Our Sponsor and executive officers have agreed, pursuant to a written letter agreement, not to participate in the formation of, or become an officer of, any other blank check company until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within 18 months after the closing of our initial public offering; provided that this agreement would not prevent our executive officers from serving as directors in other blank check companies. Neither I-Bankers nor any of its affiliates has entered into such an agreement, and, accordingly, are not precluded from participating in any other blank check company or from underwriting an offering by any other blank check company. Potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see “— Directors and Executive Officers.”

•        The Breeze Initial Stockholders have agreed to waive their redemption rights with respect to their shares of Breeze Common Stock in connection with the consummation of our initial business combination. Additionally, the Breeze Initial Stockholders have agreed to waive their redemption rights with respect to their Breeze Founder Shares if we fail to consummate our initial business combination within 18 months after the closing of our initial public offering. If we do not complete our initial business combination within the Completion Window, the proceeds of the sale of the private placement warrants will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the Breeze Founder Shares will not be transferable, assignable or salable by the holder of such shares until the earlier of (1) one year after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after our initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination, the Breeze Founder Shares will be released from the lock-up. With certain limited exceptions, the Private Placement Warrants and the shares of Breeze Common Stock underlying such warrants, will not be transferable, assignable or salable by our sponsor until 30 days after the completion of our initial business combination. Since the Breeze Initial Stockholders directly or indirectly own shares of Breeze Common Stock and Private Placement Warrants following our initial public offering, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        The Sponsor and our directors and officers may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,000,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

•        We have engaged certain I-Bankers as advisors in connection with our business combination to assist us in holding meetings with our stockholders to discuss the potential business combination and the target business’s attributes, introduce us to potential investors that are interested in purchasing our securities in connection with the potential business combination, assist us in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with the business combination. We will pay the I-Bankers a cash fee for such services upon the consummation of our initial business combination in an amount equal to, in the aggregate, 2.75% of the gross proceeds of our initial public offering, including any proceeds from the full or partial exercise of the over-allotment option.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. We do not believe that these contractual obligations will materially affect our ability to complete our business combination. Our Existing Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm other than our registered independent public accounting firm, that such an initial business combination is fair to our company from a financial point of view.

In the event that we submit our initial business combination to our public stockholders for a vote, the Breeze Initial Stockholders have agreed to vote their Breeze Founder Shares and any public shares purchased during or after our initial public offering in favor of our initial business combination and our officers and directors have also agreed to vote any public shares purchased during or after our initial public offering in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any public shares they may acquire after our initial public offering (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account, and not to seek recourse against the trust account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

INFORMATION RELATED TO PUBCO

Pubco was originally formed as a Delaware company on February 6, 2024, and was registered by way of continuation as an exempted company with limited liability on November 15, 2024 solely for the purpose of effectuating the Business Combination described herein. Pubco is considered a foreign private issuer as defined in Rule 3b-4 under the Exchange Act.

Pubco has an authorized share capital of US$50,000 divided into 500,000,000 ordinary shares of $0.0001 par value each. Prior to Closing, Pubco intends to amend and restate its memorandum and articles of association which will constitute the Pubco A&R MAA. Under the Pubco A&R MAA, Pubco will have no change to its authorized share capital and will continue to remain authorized to issue a maximum of 500,000,000 shares of $0.0001 par value each of a single class. Prior to the consummation of the Business Combination, Pubco has 1 share of par value of US$0.0001 in issue, which currently represents the sole issued and outstanding shares of Pubco. For descriptions of Pubco securities, please see the section titled “Description of Pubco Securities.” The objects for which Pubco is established are unrestricted and Pubco has full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Prior to the consummation of the Business Combination, the sole shareholder of Pubco is Breeze. Prior to the consummation of the Business Combination, the directors of Pubco are J. Douglas Ramsey, Ph.D., Russell D. Griffin, James L. Williams, Albert McLelland, Robert Thomas and Bill Stark. Upon the Closing, the Pubco Board will consist of seven directors, which will include J. Douglas Ramsey, Ph.D., Albert McLelland, and Ethan Shen, Ph.D.. Pubco expects to appoint the remaining Board members prior to the Closing.

Pubco’s registered office address is at the offices of 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands and its registration number is OC-415715. After the consummation of the Business Combination, its principal executive office and mailing address shall be that of the Company located at 12F., No. 3, Xingnan St., Nangang Dist., Taipei City 115001, Taiwan.

INFORMATION ABOUT YD BIOPHARMA

THE BUSINESS

Overview

We are a biopharmaceutical company focusing on blood-based cancer detection, the development of stem cell- and exosome-based therapeutics with the potential to transform the treatment of a wide spectrum of diseases with high unmet medical need, and serving as a trusted supplier of clinical testing drugs for pharmaceutical companies.

Our business model is centered on developing partnerships with biopharmaceutical companies to transform innovative technologies into commercially viable drugs and cancer detection. By leveraging translational medicine expertise of our management team, we accelerate the journey from research to clinical trials, positioning YD Biopharma as a leader in the industry.

Advancing Noninvasive Cancer Detection with Circulating Cell-Free DNA (“cfDNA”) Methylation Technology

Our business focuses on developing highly sensitive and specific noninvasive blood tests for the detection of cancers, including pancreatic, breast, and various other types of cancers. We have licensed cfDNA methylation analysis technology from EG BioMed, a company registered in Taiwan and of which Dr. Shen currently owns a 45% equity stake. This technology has the potential to develop derivative products for monitoring and detecting various types of cancer, including lung, colorectal, breast, liver, oral, prostate, thyroid, gastric, and pancreatic cancers. The technology licensed from EG BioMed should have the advantages of a non-invasive methodology ensures patient comfort and safety, user-friendly testing procedures facilitate ease of operation, early detection capabilities enable timely intervention and treatment, high accuracy rates enhance cancer detection precision and expedited report generation ensures swift access to critical information.

Our EG BioMed license agreement for pancreatic cancer was entered into on June 25, 2024, and has an initial term of 10 years with an automatic extension period of 5 years, unless both parties agree not to extend. The agreement was amended on September 30, 2024 to increase the licensed period to 20 years from the date of the original agreement, which will be automatically extended for an additional 5 years upon the completion of the Business Combination. Under the agreement, we have agreed to develop jointly, with EG BioMed, products using EG BioMed’s patent and technology in the United States. Under the agreement, we agreed to pay EG BioMed a one-time license fee of New Taiwan Dollars 60,000,000 (US$1,848,000) and are required to notify EG BioMed in writing on a quarterly basis of our total sales revenue for sales of the products using EG BioMed’s licensed patent and technology and pay a 7% product royalty on our total sales revenue each quarter. Additionally, we are required to pay patent application fees (if any) and patent maintenance fees for the licensed patent and technology, and any patents derived from the licensed patent and technology, as well as expenses, costs, taxes, and fees incurred during the term of the agreement.

From a small blood sample, we should be able to utilize the DNA methylation analysis technology to detect the methylation level of tumor suppressor genes in cfDNA in the blood to assess the risk of cancer and facilitate early cancer detection, cancer progression monitoring and post-treatment evaluation. This technology, which detects circulating tumor DNA (“ctDNA”) released from tumors undergoing apoptosis and necrosis as well as circulating cell-free DNA partially released from the tumor environment — including surrounding stromal tissues and immune blood cells near tumor sites — undergoes gradual DNA methylation alterations both before and after tumor formation. It is emerging as a powerful tool in real-time cancer detection, reflecting the presence and quantity of tumors in the body. cfDNA methylation analysis technology can precisely detect target genes, identify cancer at gene sites with methylation alterations, and be used to assess the risk of different cancers. In connection with this process, we are able to utilize EG BioMed’s DNA methylation AI cloud database as test results are connected with disease information and treatment plans, which may become a useful tool for the development of new drugs to accurately monitor cancer cell changes. A diagnosis of pancreatic cancer is devastating, but what’s worse is the fact that the diagnosis often comes when it is far too late to take action. Only 12% of pancreatic cancer survived in past 5 years (American Cancer Society’s Cancer Facts & Figures 2023) and more than 80% of pancreatic cancers are not diagnosed unit late stage (National Cancer Institute, 2021). We aim to change this.

The use of cfDNA detection technology supports the principles of precision medicine, allowing for tailored treatment strategies based on individual patient needs. For example, the following are applications of cfDNA detection at various stages of breast cancer treatment:

Early-Stage Breast Cancer
Pre- and Post-Surgery:	cfDNA analysis can help determine if residual tumors are present after surgery and whether patients require subsequent adjuvant therapy.
During Treatment:	Monitoring cfDNA levels enables clinicians to assess treatment effectiveness and decide if there’s a need for escalation or de-escalation of therapy.
Post-Treatment Follow-Up:	cfDNA can be used to track the risk of recurrence and confirm whether the patient has achieved remission.
Late-Stage Breast Cancer
During Treatment	Monitoring cfDNA can be used to evaluate treatment efficacy and monitor disease progression, helping to guide ongoing therapeutic decisions

The integration of cfDNA into clinical practice provides enhanced accuracy in assessment and decision-making, surpassing traditional genetic testing methods and leading to more personalized patient care.

The global cancer diagnostic market is projected to grow from an estimated $102.24 billion in 2022 to $162.57 billion in 2030, with a compound annual growth rate (“CAGR”) of 6.1%, according to a market research report issued by Research and Markets in June 2023. We have the potential to play a significant role in the cancer diagnostic market because our DNA methylation analysis technology is noninvasive, cost-effective, and has a potential to lead to better patient outcomes.

EG BioMed has submitted a de novo application to the FDA for its breast cancer blood tests and received a decision letter outlining several points to be addressed within 180 days. The company has developed strategies and is prepared to discuss them with the FDA via a Q-submission. The Q-submission process allows companies to request feedback from FDA regarding potential or planned medical device submissions, including feedback on clinical trials and analytical studies.

Concurrently, EG BioMed has contracted with an independent laboratory in Washington State, which is preparing to develop its cancer screening test as LDTs, aiming to obtain laboratory certification for this technology by March 2025.

Pancreatic Cancer Testing

A diagnosis of pancreatic cancer is devastating, but what’s worse is the fact that the diagnosis often comes when it is far too late to take action. According to the American Cancer Society’s Cancer Facts and Figures the 5-year survival rate for people diagnosed with pancreatic cancer is only 12% and 85% of pancreatic cancers are not diagnosed unit late stage. Our goal is to change these outcomes through early detection.

Earlier this year, we obtained an exclusive license to utilize patents and technology from EG BioMed in the U.S. for core methylation detection of pancreatic cancer with what we hope will be 95% sensitivity, 93% specificity and 94% accuracy. We believe that we can use EG Test-E1 to detect pancreatic cancer early, covering stages 1, 2, 3, and 4 of pancreatic cancer. This cooperation has led to the establishment of an independent laboratory in the U.S. dedicated to pancreatic cancer early detection and monitoring technology that marks a significant expansion of our research and development capabilities.

We hope to work with providers around the world to identify new patients. We also aim to collaborate with over 2,000 clinics in U.S. as well as hospitals, insurance companies and pharmaceutical companies to identify and follow up with patients as we begin to test and hopefully market and distribute our pancreatic tests and DNA methylation AI cloud services. The laboratory established by EG BioMed with which the Company has a contract is preparing to submit its pancreatic cancer medical test as an LDT in Washington State, aiming to develop laboratory certification for this technology by March 2025. This independent laboratory will be certified under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”) and meet the regulatory requirements under CLIA to perform high complexity testing. As such, using EG BioMed technology, we hope that it will be able to design, manufacture, and use within the laboratory a pancreatic cancer screening test which it can then market as an LDT. See the section below entitled “Regulations — U.S. Government Regulation and Product Approval — U.S. Regulation of Medical Devices” for more information regarding the FDA clearance and approval requirements for LDTs.

Regarding the strategies to advance the FDA clearance or approval of its pancreatic cancer blood test, EG BioMed has entered into a strategic partnership with a U.S.-based CRO to support the regulatory submission process to the FDA.

The selected CRO brings extensive expertise in in vitro diagnostics (“IVD”), with over 15 years of experience and a proven track record of successfully completing nearly 200 trials. The CRO will provide comprehensive project management and support, including regulatory affairs guidance, site selection and initiation, recruitment assistance, clinical monitoring, data management, and other critical services.

EG BioMed is actively preparing its pancreatic cancer blood test for regulatory submission and is evaluating expedited pathways, such as the FDA’s Breakthrough Devices Program or Safer Technologies Program (SteP) for Medical Devices. Following its evaluation, the company intends to file a formal request for a pre-submission meeting with the FDA to obtain feedback on the proposed regulatory pathway and clinical trial design.

This partnership and the subsequent regulatory steps mark significant progress in EG BioMed’s mission to advance innovative early detection solutions for pancreatic cancer.

According to a recent Grand View Research forecast, the global pancreatic cancer diagnostics market size in U.S. was valued at over $870 million in 2023 and is expected to reach over $1.4 billion by 2033.

The global pancreatic cancer diagnostic market size was valued at USD 2.37 billion in 2022 and is expected to grow at a compound annual growth rate (CAGR) of 6.53% from 2023 to 2030. The increasing prevalence of pancreatic cancer and the rise in awareness regarding early disease diagnosis is the leading factor driving the global market. In addition, technological advancements in terms of accuracy & sensitivity of diagnostic tests, evolution in molecular diagnostics, and biomarker tests used for malignancy detection are other factors propelling the market demand forward.

Breast Cancer Testing

Breast cancer is the second leading cancer-related cause in women. According to SEER Cancer Statistics Review, nearly 20 – 30% of patients with early-stage disease develop metastases over the disease course. In clinical practice, detecting recurrence or metastasis in patients with stage II or III breast cancer through blood tests remains a significant challenge. This often necessitates advanced imaging procedures such as CT or MRI scans, or bone scans, which, while accurate, are not convenient for routine clinical needs due to their high cost, limited accessibility, and often restricted insurance coverage. In countries like the U.S., where these procedures are expensive and insurance coverage is limited, they are typically reserved for patients presenting overt symptoms rather than being used as a regular monitoring tool. Current blood tests for breast cancer monitoring lack sufficient sensitivity. According to previous literature, the CA-153 level has a sensitivity of only 60% – 70%. Even the simultaneous use of serum markers CA-153 and carcinoembryonic antigen (CEA) results in diagnosing metastasis in up to 60% – 80% of patients with breast cancer early, while according to our unpublished data, the simultaneous use of both CA-153 and CEA resulted in the early diagnosis of metastasis in less than 50% of patients with breast cancer. We aim to change this by utilizing the DNA methylation analysis technology for which we have an exclusive license from EG BioMed covering EG BioMed’s patent and know-how. The licensed patent has been successfully approved sequentially in Taiwan, Europe, Malaysia, China, Spain, Poland, and the U.S. Additionally, the patent is currently under review and defense proceedings in Japan, Korea, Singapore, and Australia. The license includes, for example, U.S. patent application No. 17/053,688, titled “Methods for Early Prediction, Treatment Response, Recurrence, and Prognosis Monitoring of Breast Cancer.” On November 6, 2024, the United States Patent and Trademark Office issued an allowance for certain claims under this application. YD Biopharma is obligated to pay a royalty of 20% of the revenue of the sales or services generated from this technology to EG BioMed on a quarterly basis. The agreement will become effective from the date of completion of the proposed merger transaction with Breeze with a term of 20 years, and it will automatically renew for an additional 5 years unless both parties agree not to renew. This technology will allow us to develop, market and sell noninvasive tests to diagnose breast cancer with only 8 milliliters of blood for circulating with 95% sensitivity, 90% specificity and 95% accuracy.

According to BioSpace, the global breast cancer diagnostics market size was valued at $4.6 billion in 2023 and is predicted to expand with CAGR of 7% from 2024 to 2033. According to Research and Markets, the breast cancer diagnostics market size in the US is $2.4 billion in 2024, which is expected to increase to $5.6 billion in 2033, representing a 7.1% CAGR. Even higher rates of growth are projected in Europe (13.2%) and the Asia-Pacific region (13.8%). The new generation of the breast cancer detection and scanning detection market is growing rapidly, especially in the Asian market.

In July 2024, EG BioMed submitted a De Novo application to the FDA for its breast cancer monitoring blood test. On September 24, 2024, the company received a decision letter detailing several points that must be addressed within 180 days. EG BioMed has developed strategic responses and is prepared to engage with the FDA through a Q-submission. This process allows companies to seek feedback from the FDA on subsequent submissions, including guidance on clinical trials and analytical studies.

In the meantime, we are cooperating with EG BioMed as it is in the process of establishing a dedicated testing laboratory in the United States. This independent laboratory, which we expect to open by March 2025, will be certified under CLIA and meet the regulatory requirements under CLIA to perform high complexity testing. As such, using EG BioMed technology, we hope that it will be able to design, manufacture, and use within the laboratory a breast cancer monitoring blood test which it can then market as an LDT.

Our estimated timeline for bringing our pancreatic and breast cancer blood tests services and products to market is as follows:

Phase 1 (Taiwan)

Feb 2024:

•        EG BioMed established EG Clinical Laboratory in Taiwan.

Feb – Mar 2024:

•        Completed the validation of cfDNA Methylation Blood Test and established the quality management system (QMS) at EG Clinical Laboratory.

Mar – Sep 2024:

•        EG Clinical Laboratory obtained TAF-ISO15189 accreditation for cfDNA Methylation Blood Test.

Phase 2 (USA)

July – Oct 2024:

•        Establish cfDNA Methylation Blood Test (LDT) EG BioMed US Bothell Lab.

Oct 2024:

•        EG BIOMED US Inc. signed a contract with ARBELOS GENOMICS INC. to initiate clinical laboratory setup services.

Oct – Nov 2024 (4-6 weeks post contract signed)

•        Project Preparation: Establish the QMS and conduct the validation of Factor V Leiden (Molecular Pathology) clinical test.

•        Application Submission: MTS/CAP Application Submission (License #: MTSA.FS61634886/
CAP#: 9932418)

Phase 3 (USA)

Oct – Dec 2024:

•        cfDNA Methylation Blood Test (LDT)

•        Conduct validation for cfDNA Methylation Blood Test.

•        Based on the certified documents from Taiwan, complete the documentation for clinical cfDNA Methylation Blood Test in the U.S.

Nov – Dec 2024 (6 weeks):

•        MTS Paper Review Initiation

•        CAP application run in parallel

•        MTS On-Site Inspection scheduled

Dec 2024 – Jan 2025 (4 weeks):

•        MTS On-Site Inspection

Jan – Feb 2025 (4 weeks):

•        MTS post-inspection review/reply/receiving approval

Feb 2025 (2 weeks):

•        MTS license approval: State/CLIA license/Ready to conduct clinical testing

•        Finalize CAP application

•        Medicare application starts

Mar 2025 (2 weeks): Complete addition of LDT

•        Finalize validation of cfDNA Methylation Blood Tests.

•        Integrate cfDNA Methylation Blood Tests into the clinical laboratory testing repertoire at the EG BioMed US Bothell Lab.

Phase 4 (USA)

Mar – May 2025 (6-8 weeks):

•        CAP inspection scheduling

Jun 2025 (4 weeks):

•        CAP inspection reply/accreditation approved

Our Eye Disease Treatment Business

Our eye-products-related development and production line schedule is as follows:

We have obtained global exclusive licenses to utilize patents and technology from 3D Global to develop new drugs for dry eye disease, glaucoma and corneal repair. The licensed period of the patent with 3D Global is 20 years after all the relevant products are launched. However, YD Biopharma is obligated to pay a royalty of 10% of the sales of the product sold for 15 years and YD Biopharma is allowed to sub-license this patent to other third-party customers. In addition, we are required to pay 3D Global up to an aggregate of $4.0 million upon the achievement of certain milestones. In cooperation with 3D Global, we have pioneered the application of corneal mesenchymal stem cells and their exosomes for treating eye diseases. We intend to introduce new drugs and treatments for conditions such as dry eye disease, glaucoma, and corneal repair. YD Biopharma plans to optimize the treatment market by distribution through pharmacies, optometrists, and charity foundations.

Utilizing the technology we have licensed from 3D Global, we intend to develop several new advanced drugs and treatments for conditions such as dry eye disease, glaucoma, and corneal repair. According to Precedence Research, the global market size for contact lenses and global glaucoma treatment are $16.3 billion and $6.1 billion in 2023, respectively. It is expected to reach $26.5 billion and $8.5 billion by 2033 and expecting the growing at a CAGR of 5.0% and 3.3% from 2024 to 2033, respectively. According to Future Market Insights, the global market size for contact lenses solution is projected to $1.8 billion in 2024 and expected to reach $2.8 billion by 2034 and expecting the growing at a CAGR of 4.3% from 2024 to 2034. According to Fortune Business Insights, the global market size for dry eye syndrome was $7.0 billion in 2023 and projected to $7.5 billion in 2024 and expected to reach $13.0 billion by 2032 and expecting the growing at a CAGR of 7.1% from 2024 to 2032. 3D Global is publicly traded on the Taipei Stock Exchange.

The patented and proprietary technology for “Human Limbal Cell Culture Method” (Patent Application Publication No.: US 2019/0062704 A1) which we have licensed from 3D Global, includes cell culture process technology, cell bank construction technology, exosome purification and authentication technology, and exosome production technology. We may use the above technologies for product development, manufacturing, offering for sale, selling, using or importing products. We believe that our technology enables rapid cell culture without immune rejection and allows long-term cell preservation.

Our Clinical Testing Drug Supply Business

We are a trusted supplier of drugs and medical materials for clinical trials in Taiwan. Since 2015, we have been appointed by leading pharmaceutical companies in Taiwan, as a supplier of clinical testing drugs.

Advantages of Our Blood-based Cancer Detection Technology

Our licensed cancer blood test technology is at the forefront of a new era in cancer detection, including our access to EG BioMed’s plasma cfDNA methylation database which analyzes millions of methylation sites from cancer patients and healthy individuals across Eastern and Western populations. This immense dataset enables the identification of critical epigenomic markers shared across diverse populations, culminating in the development of a transformative, blood-based cancer detection test. With rigorous validation using extensive clinical samples, our licensed technology ensures precision and reliability.

Detecting early-stage cancers is a formidable challenge due to the fact that cancer-derived ctDNA often constitutes less than 1% of the total cfDNA. Conventional next-generation sequencing (NGS) technologies fall short in such scenarios, as they indiscriminately sequence all cfDNA, consuming excessive time, resources, and blood samples on non-cancer-relevant data. Our licensed technology has redefined the paradigm by concentrating exclusively on the most critical epigenomic markers during development. This approach streamlines the detection process, requiring only a small blood sample to accurately identify essential genetic variations. The result is a cancer detection solution that is faster, more cost-effective, and widely accessible to patients.

Cancer blood test technology delivers advantages:

•        Minimal sample requirement:    Just 1 mL of plasma

•        Convenience:    Painless and simple blood collection

•        Speed:    Rapid turnaround for test results

•        Affordability:    Cost-effective, competitively priced testing

•        Accuracy:    Over 90% precision in cancer detection

This innovation redefines cancer screening by offering a solution that is user-friendly, reliable, and accessible.

Intellectual Property Portfolio

Our commercial success depends in part upon our ability to obtain rights in patented and other proprietary and commercially important technologies, inventions, and trade secrets related to our business, and operate without infringing valid and enforceable intellectual property rights of others.

The patent positions for biotechnology companies like us are generally uncertain and can involve complex legal, scientific, and factual issues. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted and even challenged after issuance. As a result, we cannot guarantee that any of our product candidates will be protectable or remain protected by enforceable patents. We cannot predict whether the patent applications we are currently licensing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we license may be challenged, circumvented, or invalidated by third parties.

In addition to patent protection, we also rely on know-how and trade secrets for proprietary information that is not amenable to, or that is not appropriate for, patent protection, to develop and maintain our proprietary position. However, trade secrets can be difficult to protect. Although we take steps to protect our proprietary information, including restricting access to our premises and our confidential information, as well as entering into agreements with our employees, consultants, advisors, and potential collaborators, third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. As a result, we may be unable to meaningfully protect know-how, trade secrets, and other proprietary information that we own or license from third parties.

Environmental Matters

The cost of compliance with federal, state, and local provisions related to the protection of the environment has had no material effect on our business. There were no material capital expenditures for environmental control facilities in the year ended December 31, 2023, and there are no material expenditures planned for such purposes for the year ended December 31, 2024.

Employees

As of November 9, 2024, we employed five full-time employees, and two part-time employees. We have never had a work stoppage, and none of our employees are represented by a labor organization or under any collective bargaining arrangements. We consider our employee relations to be good. Certain employees are subject to contractual agreements that specify requirements on confidentiality and restrictions on working for competitors, as well as other standard matters.

Properties

Currently, the Company does not own any real property. The Company currently rents its executive office space at 12F., No. 3, Xingnan St., Nangang Dist., Taipei City 115001, Taiwan.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Neither our company nor any of our subsidiaries currently is a party to any legal proceeding that, individually or in the aggregate, is material to our company as a whole.

REGULATIONS APPLICABLE TO YD BIOPAHRMA’S BUSINESS

We are subject to a variety of U.S. and Taiwan laws, rules and regulations across a number of aspects of our business. This section sets forth a summary of the most significant laws and regulations that are applicable to our current business activities within the territory of U.S. and Taiwan.

U.S. Government Regulation and Product Approval

Government Regulation and Competent Authority

The legal structure of the United States consists of the constitution, laws, and regulations. The FDA was established by Congress to protect and promote public health and regulates products including food, drugs, medical devices, and tobacco. The principal statute governing the regulation by the FDA of these products is the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301 et seq. (“FDCA”).

U.S. Regulation of Medical Devices

Section 201(h)(1) of the FDCA, 21 U.S.C. 321(h)(1), defines a medical device as “an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part, or accessory, which is . . . intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease . . . or intended to affect the structure or any function of the body . . . , and which does not achieve its primary intended purposes through chemical action within or on the body . . . and which is not dependent upon being metabolized for the achievement of its primary intended purposes.” The FDCA classifies medical devices into one of three categories based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are low risk, and are subject only to general regulatory controls. Class II devices are moderate risk, and are subject to general controls and may also be subject to special controls. Class III devices are generally the highest risk devices. They are required to obtain premarket approval and comply with post-market conditions of approval in addition to general regulatory controls.

The Company manufactures and sells in vitro diagnostic tests. Certain in vitro diagnostic devices (“IVDs”), including those offered as LDTs, are classified as medical devices under the FDCA and may require FDA clearance or approval to be lawfully marketed.

The Company additionally manufactures and sells medical devices for the treatment of certain eye conditions. Such devices may also require FDA clearance or approval to be lawfully marketed.

Laboratory Developed Tests

The FDA and Centers for Medicare and Medicaid Services (“CMS”) have complementary authority over LDTs. The FDA considers an LDT to be a test that is developed, validated, and performed within a single laboratory that is certified under the CLIA and meets the regulatory requirements under CLIA to perform high complexity testing. CMS oversees clinical laboratory operations through the CLIA program, which regulates laboratories that perform testing on patient specimens in order to ensure accurate and reliable test results.

Clinical Laboratory Improvement Amendments of 1988

Clinical laboratories testing specimens collected in the U.S. for the purpose of disease diagnosis or health assessment are subject to CLIA, unless exempt. CLIA establishes quality standards for all clinical laboratory testing to ensure the accuracy, reliability, and timeliness of patient test results regardless of where the test was performed. In particular, these regulations mandate that clinical laboratories must be certified by the federal government or an accreditation organization with deemed status from the federal government, or must be located in a state that has been granted an exemption from CLIA requirements because the state has laws in effect that provide for requirements equal to or more stringent than CLIA requirements. CLIA also requires that laboratories meet quality assurance, quality control and personnel standards, perform proficiency testing, and undergo inspections. The CLIA standards applicable to clinical laboratories are based on the complexity of the testing performed by the laboratory, which ranges from “waived” to “moderate complexity” to “high complexity.”

When a laboratory develops a test system such as an LDT in-house without receiving FDA clearance or approval, CLIA prohibits the release of any test results prior to the laboratory establishing certain performance characteristics relating to analytical validity for the use of that test system in the laboratory’s own environment. This analytical validation is limited, however, to the specific conditions, staff, equipment, and patient population of the particular laboratory, so the findings of these laboratory-specific analytical validation are not meaningful outside of the laboratory that did the analysis. For those laboratories subject to routine surveys (i.e., laboratories that have a CLIA certificate other than a Certificate of Waiver or Certificate for Provider-performed Microscopy procedures), the laboratory’s analytical validation of LDTs is reviewed during its routine biennial survey conducted by CMS — after the laboratory has already started testing. Nonetheless, CLIA itself does not address the clinical validity of any test.

The College of American Pathologists (“CAP”) is a member-based physician organization comprising approximately 18,000 board-certified pathologists. CAP’s Laboratory Accreditation Program has been granted deeming authority from the federal government, meaning that CAP accreditation can be used to qualify for CLIA certification and to satisfy CLIA inspection requirements.

FDA Regulation of Laboratory Developed Tests

While the FDA has historically asserted its authority to regulate LDTs as medical devices under the FDCA, in the past it generally exercised enforcement discretion with regard to LDTs. This means that, while the FDA believed it could impose regulatory requirements on LDTs, such as requirements to obtain premarket approval, de novo classification, or clearance of LDTs, it generally chose not to enforce those requirements. Nevertheless, the FDA has, on occasion, sent warning letters to laboratories offering LDTs that the agency believed were not eligible for enforcement discretion because of how they were developed, validated, performed, or marketed with consequent risks to the public.

In September 2023, the FDA announced a proposed rule that it said would ensure the safety and effectiveness of LDTs by amending its regulations to explicitly say that IVDs offered as LDTs fall under the FDCA. This proposed rule would phase out the FDA’s general enforcement discretion approach for most LDTs. The proposed policy made it clear that the FDA intends to provide greater oversight of LDTs. The FDA issued a final rule on May 6, 2024, which finalized the phaseout policy and subjects any products that we may market as LDTs to the FDA’s standard regulatory requirements applicable to medical devices in accordance with the phaseout policy enumerated in the rule, including the potential requirement for FDA marketing authorization.

Under the May 6, 2024 final rule, the FDA has initiated a phased implementation process in which it will require laboratories to register their LDTs and begin the premarket review process over the next four years. This phaseout policy is as follows:

•        Stage 1:    Beginning on May 6, 2025, the FDA will expect compliance with medical device reporting (MDR) requirements, correction and removal reporting requirements, and quality system (QS) requirements regarding complaint files.

•        Stage 2:    Beginning on May 6, 2026, the FDA will expect compliance with requirements not covered during other stages of the phaseout policy, including registration and listing requirements, labeling requirements, and investigational use requirements.

•        Stage 3:    Beginning on May 6, 2027, the FDA will expect compliance with QS requirements (other than requirements regarding complaint files that are already addressed in stage 1).

•        Stage 4:    Beginning on November 6, 2027, the FDA will expect compliance with premarket review requirements for high-risk IVDs offered as LDTs (IVDs that may be classified into class III or that are subject to licensure under section 351 of the Public Health Service Act), unless a premarket submission has been received by the beginning of this stage in which case the FDA intends to continue to exercise enforcement discretion for the pendency of its review.

•        Stage 5:    Beginning on May 6, 2028, the FDA will expect compliance with premarket review requirements for moderate-risk and low-risk IVDs offered as LDTs (that require premarket submissions), unless a premarket submission has been received by the beginning of this stage in which case the FDA intends to continue to exercise enforcement discretion for the pendency of its review.

During this enforcement discretion period, the Company intends to establish a dedicated testing laboratory in the United States. This independent laboratory will need to be certified under CLIA and meet the regulatory requirements under CLIA to perform high complexity testing. Once that occurs, using EG BioMed technology, we hope that the laboratory will be able to design, manufacture, and use within the laboratory cancer screening tests using EG BioMed technology which it can then market as LDTs. Problems or delays in the laboratory becoming certified under CLIA, or in meeting the regulatory requirements under CLIA to perform high complexity testing, or difficulties in designing, manufacturing or using a particular cancer screening test could lead to delays in, or prevent, the marketing of the LDT screening tests in the United States. The FDA could take the position that these screening tests are not subject to the enforcement discretion announced in the final rule and thus the Company would not be able to market these tests until it obtained subsequent approval to do so from the FDA. In addition, the final rule states that regardless of any enforcement discretion policy, FDA retains discretion to pursue enforcement action at any time against what it would deem to be violative IVDs “when appropriate.” The agency has stated it intends to carefully monitor LDTs falling within this policy and intends to take action regarding such LDTs as appropriate, taking into account any public health concerns as evaluated on a case-by-case basis. Furthermore, any future rulemaking, guidance, or other oversight of LDTs and clinical laboratories that develop and perform them, if and when finalized, may affect the sales of our products and how customers use our products, and may require us to change our business model in order to maintain compliance with these laws.

FDA Clearance and Approval for Medical Devices

We have not yet obtained FDA clearance or approval for any of our cancer screening testing products. The time required and ability to obtain clearance or approval by the FDA is unpredictable, typically taking up to several years following the commencement of clinical studies (if required), and depending upon numerous factors, including the type, complexity, and novelty of our products and future products. In addition, policies, laws, regulations, or the type and amount of clinical data necessary to gain clearance or approval may change during the course of a test’s clinical development, which may cause delays in the clearance or approval of, or the decision not to approve, an application.

The FDA has substantial discretion in the premarket review/clearance process and may refuse to accept any application, decide that all or part of our data are unusable or insufficient for clearance or approval, require additional clinical or other data, including analytical validation data, determine that our manufacturing and quality systems are insufficient or in violation of applicable requirements, or determine that our clinical research program is insufficient or in violation of applicable good clinical practice or other requirements related to research compliance, human subject protections, or data integrity. Even if we believe our data are sufficient to support marketing authorization, regulatory authorities may disagree, or may require the generation and submission of additional data or analyses, which could significantly delay or preclude marketing authorization.

Other than an LDT subject to the final enforcement discretion rule, before a new medical device can be marketed in the United States, a company must first either submit an application for and receive 510(k) clearance pursuant to a premarket notification submitted under Section 510(k) of the FDCA, 21 U.S.C. 360(k), or request approval of a premarket approval application (“PMA”), or seek approval of a de novo classification request from the FDA, unless an exemption applies.

In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. The Company submitted a 510(k) Notification for its breast cancer monitoring blood test in September 2023, however the FDA concluded that the test had different technological characteristics from the predicate device that could affect its safety and effectiveness. Therefore, the FDA said that the 510(k) Notification process would not be appropriate for the breast screening test.

In the de novo classification process, a manufacturer whose device is not eligible for a 510(k) Notification or whose device under the FDCA would otherwise be automatically classified into Device Class III and require the submission and approval of a PMA prior to marketing is able to request down-classification of the device to Class I or Class II on the basis that the device presents a low or moderate risk. If the FDA grants the de novo classification request, the applicant will receive authorization to market the device. This device type may be used subsequently as a predicate device for future 510(k) submissions. In July 2024, the Company submitted a de novo application for its breast cancer detection test. However, in a letter dated September 24, 2024, the FDA requested additional information on the test, including additional clinical testing. The Company intends to conduct the additional clinical testing and respond to the

Agency’s additional information request via a Q-submission. However, there is no assurance that the FDA will accept the additional information submitted by the Company — or it may request further additional information — in which case the breast cancer monitoring blood test would not be granted de novo status. In that case, a PMA may be required.

In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, analytical validation, pre-clinical, clinical trial, manufacturing, and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.

The PMA approval, 510(k) clearance, and de novo classification processes can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months, but can take longer. The FDA has a user fee goal to review a de novo request in 150 calendar review days. During the process, the FDA may issue an Additional Information request, which stops the clock. The applicant then has 180 days to respond. Therefore, the total review time could be as long as 330 days and in practice may be much longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance or the de novo classification process and generally takes from one to three years, or even substantially longer, from the time the application is submitted to the FDA. In addition, the PMA and de novo classification process generally require the performance of one or more clinical trials. Despite the time, effort and cost, a device may not obtain marketing authorization by the FDA. Any delay or failure to obtain necessary regulatory marketing authorizations could harm our business. Furthermore, even if we are granted such marketing authorizations, they may include significant limitations on the indicated uses for the test, which may limit the potential commercial market for the test.

In the United States, any modification to a product for which we receive clearance or approval may require us to submit a new 510(k) notification and obtain clearance, to submit a PMA and obtain FDA approval, or to submit a de novo request prior to implementing the change. For example, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, generally requires a new 510(k) clearance or other marketing authorization. The FDA requires every manufacturer to make such determinations in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with a manufacturer’s decisions regarding whether new clearances or approvals are necessary. If we obtain clearances or approvals from the FDA, we may make modifications or add additional features in the future that we believe do not require a new 510(k) clearance, de novo request or approval of a PMA application or supplement. If the FDA disagrees with our determination and requires us to seek new marketing authorizations for the modifications for which we have concluded that new marketing authorizations are unnecessary, we may be required to cease marketing and/or to recall the modified product until we obtain such marketing authorization, and we may be subject to significant regulatory fines or penalties. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our business.

Previously Obtained 510(k) Clearance

The Company has 510(k) clearance for a contact lens device (Innova Vision Hydrogel (Hioxifilcon A) Soft (Hydrophilic) Contact Lens) under 510(k) number K213119. This was obtained on May 13, 2022. Under the 510(k) clearance, the contact lenses are indicated for the following uses:

•        Innova Vision Sphere and Asphere (Hioxifilcon A) Soft Contact lenses are indicated for the correction of ametropia (myopia and hyperopia) in aphakic and non-aphakic persons with non-diseased eyes in powers from -20.00 to +20.00 diopters. The lenses may be worn by persons who exhibit astigmatism of 2.00 diopters or less that does not interfere with visual acuity.

•        Innova Vision Toric (Hioxifilcon A) Soft Contact lenses are indicated for the correction of ametropia (myopia or hyperopia with astigmatism) in aphakic and non-aphakic persons with non-diseased eyes in powers from -20.00 to +20.00 diopters and astigmatic corrections from -0.25 to -10.00 diopters.

•        Innova Vision Multifocal (Hioxifilcon A) Soft Contact lenses are indicated for the correction of refractive ametropia (myopia and hyperopia) and emmetropia with presbyopia in aphakic and non-aphakic persons with non-diseased eyes in powers from -20.00 to +20.00 diopters and with add powers from +0.25 to +4.00 diopters. The lenses may be worn by persons who exhibit astigmatism of 2.00 diopters or less that does not interfere with visual acuity.

•        Multifocal Toric Innova Vision Multifocal Toric (Hioxifilcon A) Soft Contact lenses are indicated for the optic correction of distance and near vision in presbyopic phakic or aphakic persons with non-diseased eyes in powers of -20.00 to +20.00 diopters with add powers from +0.25 to +4.00 diopters and astigmatism corrections from -0.25 to -10.00 diopters.

510(k) number K213119 further specifies as follows:

•        Eye Care Practitioners may prescribe the Innova Vision Hydrogel (Hioxifilcon A) Soft (Hydrophilic) Contact lenses for frequent/planned replacement wear, with cleaning, disinfection and scheduled replacement or for single-use disposable wear.

•        When prescribed for frequent/planned replacement, the Innova Vision Hydrogel (Hioxifilcon A) Soft (Hydrophilic) Contact Lens is to be cleaned, rinsed and disinfected each time the lens is removed. The contact lens is to be discarded after the recommended wearing period as prescribed by the Eye Care Professional.

•        When prescribed for frequent/planned replacement wear, the lenses may be disinfected using a chemical disinfection only.

•        When prescribed for single-use disposable wear, Innova Vision Hydrogel (Hioxifilcon A) Soft (Hydrophilic) Contact Lens is to be discarded after each removal.

Clinical Development

Clinical testing is expensive, time-consuming, and subject to uncertainty. Initiating and completing clinical studies necessary to validate and market our products, and to support regulatory authorizations or certifications and coverage and reimbursement, will be time-consuming and expensive and the outcomes are inherently uncertain. Clinical studies must be conducted in accordance with the laws and regulations of the FDA and other applicable regulatory authorities’ legal requirements and regulations, and are subject to oversight by governmental agencies and institutional review boards (“IRBs”) or ethics committees at the medical institutions where the clinical studies are conducted.

The results of our development efforts and clinical studies of our products conducted to date and ongoing or future studies of our current or future products may not be predictive of the results of later clinical studies, and interim results of a clinical study do not necessarily predict final results. Our interpretation of data and results from our clinical studies does not ensure that we will achieve similar or favorable results in future clinical studies. In addition, clinical data are often susceptible to various interpretations, analyses, and methodological limitations, and many companies that have believed their products performed satisfactorily in earlier clinical studies have nonetheless failed to replicate results in later clinical studies. Products in later future clinical studies may fail to show the desired safety and efficacy despite having success in previous clinical studies.

In addition, we cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all, or within the anticipated budget. The timely completion of clinical studies in accordance with their protocols and applicable requirements depends, among other things, on our ability to enroll a sufficient number of participants who remain in the study until its conclusion. Many of our clinical studies require enrolling a large number of asymptomatic participants (i.e., individuals without symptoms of cancer) who may not see value in enrollment. Additionally, we may encounter delays as a result of the administrative complexities in managing and recruiting for studies of this scope and size. If we are unable to recruit sufficient participants for our clinical studies, or if we are unable to maintain sufficient participation of enrolled participants to maintain statistical power for our endpoints, our product development, commercialization activities, and our ability to seek regulatory clearance or approval for our products could be delayed, require modification, or be prevented.

Furthermore, the FDA may require that we conduct additional studies or expand the enrollment of completed or ongoing studies to support an application for clearance or approval of one of our products, which could add significant time delay, which would negatively impact our business, financial condition, results of operations, and growth prospects.

The initiation and completion of clinical studies may be prevented, delayed, or halted for numerous reasons, including as a result of the following:

•        the inability to generate sufficient data to support the initiation or continuation of clinical studies;

•        the inability to rely on previously-collected data on earlier versions of our products, support of the launch or submission for marketing authorization of the later or enhanced versions of our products, or our other products and future products;

•        the requirement to submit an Investigational Device Exemption (“IDE”) application to the FDA, which must become effective prior to commencing certain human clinical studies of medical devices, and which the FDA may disapprove;

•        delays caused by failures to enroll sufficient participants in the clinical studies meeting the criteria that the FDA has established. This is a particular risk for certain trials, e.g., those including pancreatic cancer patients, as currently available testing makes it difficult to identify patients with Stage 1 or Stage 2 pancreatic cancer;

•        delays caused by participants withdrawing from clinical studies or failing to return for follow-up or by institutions failing to submit data, including follow-up data, to us;

•        delays or failure in reaching a consensus or agreement, if required, with regulatory agencies on study design or feedback from regulatory agencies necessitating changes to ongoing or planned clinical study design;

•        delays or failure in reaching agreement on acceptable terms with CROs, service providers, and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

•        delays or failure in obtaining any required IRB approval or ethics committee approval for our clinical study sites;

•        delays in amending, or the inability to amend, our IRB- or ethics committee-approved protocols at clinical study sites when necessary or desired;

•        difficulty or delays in collaborating with sites, institutions, and investigators;

•        failure by us, investigators, sites, or participants to comply with the applicable study protocol or applicable regulatory requirements and standards for data collection, reporting, records maintenance, or data integrity;

•        failure by us or any CROs or other third parties to adhere to clinical study requirements, including the applicable protocol;

•        failure to perform in accordance with good clinical practice (“GCP”) and good laboratory practice (“GLP”) requirements, and/or other applicable regulations and requirements of the FDA or other applicable governmental authorities; failure to comply with applicable data privacy and security laws, including laws related to processing of special categories of personal data clinical studies;

•        challenges caused by transferring personal information or biological samples from other countries to our systems or facilities in the United States for processing;

•        failure of our products and future products to achieve acceptable performance metrics, such as sensitivity, specificity, positive predictive value, and/or safety endpoints;

•        unacceptable safety findings, including findings related to the risk, such as higher likelihood, of false positive test results (which could lead to unnecessary confirmatory testing, such as biopsy, or anxiety) or false negative test results (which could lead to foregoing standard of care screening, a delay in diagnosis or disease progression);

•        termination or suspension of a study or site by us or the data safety monitoring board (or independent data monitoring committee), suspension or termination of a study or site by an IRB, ethics committee, or institution, or clinical hold or termination of a study or site by a regulatory authority, including the FDA;

•        our inability to collaborate with clinical investigators, including if they are disqualified, terminated, suspended, or change affiliated institutions;

•        adverse inspections of our clinical study sites or results by any applicable regulatory authority, including the FDA;

•        changes in statutory or regulatory requirements or guidance, or clinical guidelines, that require amending existing or designing new clinical protocols, obtaining new IRB or ethics committee approvals, modifying our clinical studies, modifying our consent process or obtaining additional consent from study participants, or altering the pathway to clearance, approval, or certification of our products and future products;

•        changes in the standard of care on which a clinical development plan was based, which may require new or additional clinical studies;

•        the cost of clinical studies of our products and future products being greater than we anticipate;

•        destruction or compromise of, or other inability to access or receive, clinical study samples processed, stored, managed, or otherwise in the control of a clinical site or other third party;

•        determination that data from research conducted outside the United States, does not meet the FDA’s requirements for submission and support of a marketing authorization or future clinical study IDE application, for example because the foreign data are not applicable to the U.S. population and U.S. medical practice, the studies have been performed by clinical investigators of unsuitable competence, or the FDA cannot validate the data through an on-site inspection or other appropriate means;

•        clinical studies of our products and future products producing negative or inconclusive results, which may result in our deciding, or regulators requiring us, to conduct additional clinical studies or abandon development programs; and

•        lack of adequate funding.

Any such delays could adversely affect the costs, timing, or successful completion of our clinical studies. Moreover, we depend on our collaborators and on medical and clinical institutions and CROs to conduct our clinical studies in compliance with applicable GCP and other regulatory requirements, and while we have agreements governing their committed activities, we have limited influence over their actual performance. To the extent we, our collaborators or the CROs fail to enroll participants for our clinical studies, fail to conduct the study according to applicable GCP or other regulatory requirements, or are delayed for a significant time in the execution of studies, including achieving full enrollment, we may be affected by increased costs, program delays, enforcement actions, or a determination that the data are unusable for regulatory or product development purposes. In addition, clinical studies that are conducted in countries outside the United States may subject us to further delays and expenses.

Any inability to initiate or complete clinical studies successfully could result in additional costs to us, slow down or prevent our product development and receipt of positive reimbursement coverage decisions, or impair our ability to generate revenue. Delays in initiating or completing our planned clinical studies could also allow third parties to bring products to market sooner than expected, which could impair our ability to successfully commercialize our products and future products, if launched, and may harm our business, financial condition, results of operations, and growth prospects. In addition, many of the factors that may cause, or lead to, a delay in initiation or completion of clinical studies may also ultimately lead to the delay or the narrowing or denial of any regulatory clearance, approval, or certification we may seek with respect to our products and future products. Delays in the initiation or completion of any clinical study of our products or future products in development, or seeking broad coverage and reimbursement, will increase our costs, slow down or jeopardize our product development and regulatory clearance or approval process, and delay or potentially jeopardize broad adoption of our products and future products and their ability to generate revenue.

Registration and Listing

Under the FDCA, owners or operators of establishments involved in the production and distribution of medical devices intended for use in the United States are required to register annually with the FDA and pay the accompanying fee. All medical devices marketed in the United States must additionally be listed with the FDA. The FDA determines which entities are responsible for listing medical devices based on the activities performed at those companies. For example, a domestic manufacturer and domestic specification developer would both be responsible for listing any relevant medical device, even for the same devices.

Under the phaseout policy provided in the LDT final rule, the FDA will expect compliance with the registration and listing requirements for LDTs beginning May 6, 2026.

Complying with the QSR

For the FDA to approve or clear a medical device marketing application, the methods used in, and the facilities used for, the manufacture of our products must comply with the FDA’s Quality System Regulations (QSR), which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. Furthermore, to obtain FDA clearance or approval, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors.

For LDTs, FDA requires compliance with various QSR requirements by the following dates:

•        May 6, 2025: QSR requirements regarding complaint files.

•        May 6, 2026: QSR requirements regarding labeling.

•        May 6, 2027: All other QSR requirements.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the availability of our products or a delay in obtaining FDA authorization of our marketing application. In addition, the FDA issued a final rule to amend the QSR, which establishes current good manufacturing practice requirements for medical devices, to align more closely with the International Organization for Standardization standards. Specifically, this final rule goes into effect on February 2, 2026, replaces the QSR with the Quality Management System Regulation (“QMSR”), and among other things, incorporates by reference the quality management system requirements of ISO 13485:2016.

Although the FDA has stated that the standards contained in ISO 13485:2016 are substantially similar to those set forth in the QSR, it is unclear the extent to which this final rule, once effective on February 2, 2026, could impose additional or different regulatory requirements on us that could increase the costs of compliance or otherwise create market pressure that may negatively affect our business. If we or our third party manufacturers are unable to comply with the QMSR, once effective, or with any other applicable FDA requirements or if we or a third party manufacturer later discovers previously unknown problems with our products or manufacturing processes, these could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us, our suppliers, or our employees.

Any of these actions could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

Adverse Event Reporting

For products for which we obtain FDA clearance or approval or that are otherwise subject to affirmative FDA oversight, we will be subject to the FDA’s medical device reporting regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. Under the LDT final rule, the adverse reporting requirements become effective on May 6, 2025, so for any of our devices that are marketed as LDTs, we will need to comply with the Adverse Reporting Requirements as of that date.

The timing of our obligation to report adverse events is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA could take action.

Recalls

The FDA has the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Labeling and Advertising

The labeling, advertising, marketing, and promotional practices our products is governed by numerous state and federal regulators, including the FDA and the FTC, as well as subject to third-party claims. Any statements related to our products that could be construed as misleading, untruthful, or unsubstantiated, could subject the Company to regulatory enforcement action, third-party lawsuits, or plaintiffs’ complaints. Any of these actions could significantly and negatively affect our reputation, expose us to liability claims, and we could lose customers and experience reduced sales and increased costs.

We must comply with requirements concerning advertising and promotion for any products for which we obtain marketing clearance or approval from the FDA. When the FDA issues a regulatory approval or clearance for a product, the regulatory approval or clearance is limited to those specific uses and indications for which a product is approved or cleared. If we promote the product for other uses or indications, we may be subject to enforcement action by the FDA or other federal and state authorities.

There can be no assurance that labeling claims will be consistent with our anticipated claims or marketing statements. If the approved or cleared certified indication or other labeling claims the FDA allows us to make are more limited than we expect, our business, prospects, and growth may be adversely affected and we may be limited in our ability to sell, or unable to sell, our products. If we are not able to obtain FDA approval or clearance for the desired uses or indications for our products, we may not market or promote them for those indications and uses, and our business, financial condition, results of operations, stock price and prospects could be materially harmed. We also must sufficiently substantiate any claims that we make for any products, including claims comparing those products to other companies’ products, and must abide by the FDA’s strict requirements regarding the content of promotion and advertising.

Misleading, untruthful, or unsubstantiated labeling, advertising, marketing, or promotional practices could cause significant harm to our business, operations, and financial conditions. The FTC has instituted enforcement actions against certain healthcare testing companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising. These enforcement actions may result in warning letters, consent decrees, and the payment of civil penalties and/or restitution by the companies involved. Should the FTC determine that our claims are false or misleading or unsubstantiated, we could be subject to FTC enforcement action and may face significant penalties which may result in a material adverse effect on our reputation, business, financial condition, results of operations, and growth prospects.

Misuse or Off-Label Use

The misuse or off-label use of our products could harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Any marketing clearance or approval we may receive or obtain for our products by the FDA will include specified indications for use and approved (or certified) labeling. We cannot, however, prevent a health care provider from using our products off-label, when in the health care provider’s independent professional medical judgment they deem it appropriate. There may be increased risk of injury to patients if health care providers attempt to use our products off-label, which could harm our reputation in the marketplace among health care providers and patients.

If, after FDA clearance or approval, the FDA determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. It is also possible that other federal or state authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.

In addition, health care providers may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

Cybersecurity

At least one of the Company’s products is considered to be a “cyber device” under the FDCA. Per the FDA, a “cyber device” is a device that (1) includes software validated, installed, or authorized by the sponsor as a device or in a device, (2) has the ability to connect to the internet, and (3) contains any such technological characteristics validated, installed, or authorized by the sponsor that could be vulnerable to the cybersecurity threats.

Under the FDCA, companies seeking a 510(k) Notification, de novo classification, or PMA for a cyber device must submit to the FDA documentation to demonstrate that the device meets certain cybersecurity requirements. Specifically, such companies must:

•        Submit to the FDA a plan to monitor, identify, and address, as appropriate, in a reasonable time, postmarket cybersecurity vulnerabilities and exploits, including coordinated vulnerability disclosure and related procedures;

•        Design, develop, and maintain processes and procedures to provide a reasonable assurance that the device and related systems are cybersecure, and make available postmarket updates and patches to the device and related systems; and

•        Provide a software bill of materials, including commercial, open-source, and off-the-shelf software components.

FDA Enforcement Tools

The FDA enforces its requirements by market surveillance and periodic inspections, both announced and unannounced, to review records, equipment, facilities, laboratories, and processes to confirm regulatory compliance. These inspections may include the manufacturing facilities of subcontractors. Following an inspection, the FDA may issue a report, known as an FDA Form 483 Notice of Observations, listing instances where the manufacturer has failed to comply with applicable regulations and/or procedures. The FDA may also issue a public untitled letter or public warning letter for an FDCA violation, regardless of whether the violation was identified during an inspection or through market surveillance. If the relevant company does not adequately respond to a Form 483 or warning letter, the FDA may take enforcement action or impose other sanctions or consequences, which may include:

•        Cease and desist orders;

•        Injunctions or consent decrees;

•        Civil monetary penalties;

•        Recall, detention, or seizure of products;

•        Issue an Import Alert preventing the importation of a product from a manufacturing facility located outside the United States;

•        Operating restrictions, including partial or total shutdown of production facilities;

•        Refusal of or delay in granting requests for 510(k) clearance, de novo classification, or premarket approval of new or modified products;

•        Withdrawing 510(k) clearances, de novo classifications, or premarket approvals that are already granted;

•        Refusal to grant export approval or export certificates for devices; and

•        Criminal prosecution.

Product Liability

Actual or perceived errors resulting from laboratory or reporting errors, false positive or false negative test results, or the manufacture, design, marketing, or labeling of our products, could subject us to product liability or professional liability claims. A product liability or professional liability claim against us could result in substantial damages and be costly and time-consuming to defend. These risks may be more pronounced for certain applications in our precision oncology portfolio, such as companion diagnostic development, as our products would be directly involved with the choice to use certain treatments in a particular case. Although we maintain liability insurance, including for errors and omissions, our insurance may not fully protect us from the financial impact of defending against these types of claims or any judgments, fines, or settlement costs arising out of any such claims. Any liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any liability lawsuit could damage our reputation or force us to suspend sales of our products. The occurrence of any of these events could have a material adverse effect on our business, financial condition, results of operations, and growth prospects.

Taiwan Regulation

Regulations on Company Establishment

The establishment, operation and management of companies in Taiwan is governed by the Taiwan Company Act, which was latest amended on December 29, 2021. There are four types of companies in Taiwan: unlimited company, unlimited company with limited liability shareholders, limited company and company limited by shares. Unlimited company and unlimited company with limited liability shareholders are rarely used in practice; a company limited by shares is the most common form of business undertaken for foreign investors in Taiwan. The Taiwan Company Act applies to both Taiwan domestic companies and foreign-invested companies, unless otherwise provided in the relevant foreign investment laws and regulations.

Regulations on Foreign Investment

The principal regulations governing foreign investments in Taiwan are the Statute for Investment by Foreign Nationals, the Regulations for Verification of Investment by Overseas Chinese and Foreign Nationals, and the Regulations Governing Investment in Securities by Overseas Chinese and Foreign Nationals. In order to efficiently provide services and manage foreign investments, Taiwan government has specifically established the Department of Investment Review (the “DIR”) under the Ministry of Economic Affairs.

All investments made by foreign nationals within the territory of Taiwan must comply with the provisions of the Statute for Investment by Foreign Nationals and receive permission from the Investment Commission. According to the administrative ordinance “Negative List for Investment by Overseas Chinese and Foreign Nationals” issued by the DIR, Taiwan maintains a negative list of industries closed to foreign investment because the authorities assert relate to national security and consumer protection, including postal service, mass media, and transportation.

Regulations on Merger and Acquisition

The main laws and regulations governing merger and acquisition (“M&A) activities in Taiwan are the Business Merger and Acquisitions Act, the Company Act, the Securities and Exchange Act and the Fair Trade Act.

The competent authority in charge of the regulations in relation to M&A is the Ministry of Economic Affairs. The main regulatory body in charge of public M&A transactions is the Securities Futures Bureau of the Financial Supervisory Commission, the government agency in charge of public companies. Other relevant regulatory bodies include the Fair Trade Commission, the authority in charge of antitrust clearance, and the DIR, the authority in charge of reviewing foreign and PRC investments. If the target holds any special license, the transaction may also be subject to the review of the authority in charge of such special license.

Except for certain specific sensitive activities, foreign investments are generally not restricted in Taiwan but are subject to the prior approval from the DIR if a foreign investor wants to acquire 10% or more of the shares of a Taiwan listed company in a single tranche. The approval must be obtained before the final completion of the transaction.

Drug Regulations

Government Regulation and Competent Authority

The legal structure of Taiwan consists of the constitution, laws, and regulations. Taiwan’s Legislative Yuan established the Pharmaceutical Affairs Act in accordance with the Constitution to protect people’s health and sanitation. The Pharmaceutical Affairs Act provides that the drugs are prohibited to be imported or marketed for sale unless they are approved by the Taiwan Food and Drug Administration (“TFDA”). In addition to the provisions regarding the licensing procedures, the Pharmaceutical Affairs Act also addresses the management of pharmaceutical companies, patent linkage of drugs, sales and manufacture of drugs, and the advertisement on drugs.

The TFDA is the competent authority for drug management in Taiwan. The TFDA is responsible for approving the license application required by the Pharmaceutical Affairs Act. In addition, the TFDA should continuously monitor and inspect the safety of the drugs from the development stage to the marketing and sales stage. In addition, the departments of health at city/county governments (“Local DOH”) should also monitor and inspect the safety of the drugs after the marketing and sales stage. Furthermore, they have the power to penalize those who violate the provisions in the Pharmaceutical Affairs Act.

Review and Approval for Pharmaceutical Dealer’s License

Before a company is permitted to engage in the business of importation, manufacture, sales and marketing of drugs, it is required to obtain the following license from the Local DOH at the location of such company:

•        Pharmaceuticals dealer’s license

Only after a company obtains such license will it be able to apply for marketing authorization (“MA”) of its drug products.

Review and Approval for MA of Drugs

Before a drug is permitted to be imported into the market or be manufactured, and to sale as a product on the market, the pharmaceutical firm is required to obtain the following approvals or licenses:

•        Drug license (i.e., MA):

•        MA for Import; or

•        MA for Manufacture;

•        For domestically manufactured products:

•        Drugs manufacturing factory registration (Register the drug manufacturing factory with the Ministry of Economic Affairs and comply with the Factory Management Act);

•        Medicament manufacturing license (“Manufacturing License”);

•        For imported products:

•        Recognition of overseas drug manufacturing factory.

For new drugs, the process required by the TFDA before a drug may be marketed in Taiwan generally involves the following steps (the process may be simplified for generic drugs):

•        Completion of the preclinical research which is incompliance with the Good Laboratory Practice (“GLP”);

•        Submission of the application for clinical trial of the investigational new drug application (“IND”) to the TFDA, which application should be approved before starting the clinical trial;

•        Completion of the clinical trial which is incompliance with the Regulations for Good Clinical Practice and the Guidance for Good Clinical Practice (collectively as “GCP”);

•        Starting from the stage of the clinical trial stage, the investigational drugs and the drug products should be in compliance with the Good Manufacturing Practice (“GMP”); and

•        Submission of the new drug application (“NDA”) to the TFDA, along with the complete risk evaluation and mitigation strategy (“REMS”).

The process is provided in more detail in Preclinical Development, Clinical Development, Alarm Reporting Requirements, Submitting the Reports, Complying with the GMP, Bridging Study Evaluation, and NDA Submission and Review sections below.

Preclinical Development

As a requirement to apply for the IND, the applicant shall submit the documents containing the drug characteristic data (non-clinical and clinical trial data such as drug physical and chemical properties, toxic pharmacological effects, pharmacokinetics, etc.). In order to collect the data, the applicant shall conduct pre-clinical research.

In order to encourage the pharmaceutical firms to develop new drugs, the TFDA has engaged a non-profit organization, Center for Drug Evaluation (“CDE”), to involve in the whole process before the new drugs are approved to market in Taiwan. Anyone who intends to apply for the IND can reach out to the CDE for advice before he/she submits the application. When CDE receives the request, it will meet with the potential applicant and provide its advice from the preclinical research stage.

Different from the clinical trial which is human study, the preclinical research is animal testing or testing with the human biological samples in the laboratory. To perform an experiment which may be approved by the TFDA when applying for the IND, the researchers shall conduct the research in compliance with the GLP. If the applicant for the IND fails to conduct the preclinical research in compliance with the GLP, the TFDA may reject the application for the IND.

Clinical Development

The IND is valid subject to both the TFDA’s and the Institutional Review Board (“IRB”)’s approvals. After the sponsor submits the application documents to the TFDA, including the approval letter of the IRB, the TFDA will start to examine the application. Depending on the TFDA’s discretion, it may form a professional consulting committee, a committee formed by pharmaceutical and medical experts, to evaluate the feasibility of the clinical trial. In practice, if it is the first time for the drug to be applied on human studies, the TFDA is more likely to form the committee and come out with the decision after considering the committee’s conclusion. Generally, the TFDA comes out with a decision whether to approve the application or not around 60-90 days. Once the sponsor gets the TFDA’s approval, the sponsor is permitted to administer the investigational product to humans.

The clinical trials are typically conducted in the following three phases:

•        Phase I:    The purpose for Phase I is mainly to understand the safe dose of the drug, the highest dose that can be tolerated by the human body. This phase is usually performed by experienced physicians in specific clinical trial wards. Pursuant to Regulations for Registration of Medicinal Products, there should be at least 10 valid Taiwanese subjects for a Phase I clinical trial, such as pharmacokinetics study or pharmacodynamics study.

•        Phase II:    Through studying with a group of patients with high homogeneity, the efficacy and safety of the drug is able to be explored out. Phase II is a clinical trial for a small number of patients, usually dozens of people. The outcome of the Phase II clinical trial will be referred to evaluate how many subjects should be included in Phase III. Pursuant to Regulations for Registration of Medicinal Products, there should be at least 20 valid Taiwanese subjects for a phase II clinical trial.

•        Phase III:    In this phase, a larger-scale clinical trial will be conducted. The design is generally carried out in the form of random allocation, double-blind and controlled trials, etc., mainly to verify the efficacy and safety of the drug, as a pre-marketing trial. Pursuant to Regulations for Registration of Medicinal Products, there should be at least 80 valid Taiwanese subjects for a Phase III pivotal trial; and the results have to show the similarity between Taiwan and other countries.

Though Regulations for Registration of Medicinal Products provides the standard number of the subjects, if the TFDA deems necessary, it has the power to request the investigator or the sponsor to include more subjects on grounds of the improvement in quality, safety or efficacy of the drug, the nation’s welfare or special circumstances.

During the whole process of the clinical trials, the clinical trials shall always comply with the GCP Rules. The obligations provided in the GCP Rules include the following four aspects:

Alarm Reporting Requirements

If any of the following events occurs, the investigator or the sponsor of the clinical trial shall report to the TFDA:

•        The investigator or the sponsor decides to suspend or terminate the clinical trial;

•        If the clinical trial has a data safety monitoring board (“DSMB”), and the DSMB decides that certain issues should be reported to the TFDA;

•        If the investigator has implemented the deviation or change of the protocol; and

•        Any unexpected serious adverse reactions have occurred.

Submitting the Reports

Under the GCP rules, the investigator or the sponsor is not required to provide periodic reports to the TFDA. However, the TFDA is entitled to request the investigator or the sponsor to provide specific reports. For example, the TFDA may require the investigator or the sponsor to provide the safety reports or the report elaborating the trial status. Though the periodic reports are not a requirement, the sponsor is required to submit a clinical trial report upon the end of the clinical trial. Along with the clinical trial report, if requested by the TFDA, a risk management plan should also be submitted.

Complying with the GMP

The GCP Rules provides that the manufacturing, handling and storage of the investigational product(s) shall comply with the GMP. Whether the product complies with the GMP is relevant to the quality of the products. Therefore, the GMP compliance requirement is required not only in the clinical trial stage, but also in the stage after the NDA is approved.

To verify whether the clinical trial complies with the GCP Rules, the TFDA has the power to inspect the sponsor and the trial site at any time. In practice, the TFDA does not inspect all of the clinical trials but focus only on those trials relating to human studies involving new drugs. If the TFDA requests to inspect, the sponsor and the trial site shall cooperate with the inspection without interruption.

Bridging Study Evaluation

If the clinical trial is conducted outside Taiwan, the TFDA may accept the outcome from such foreign clinical trial as part of the NDA documents, provided that the applicant has completed the bridging study evaluation (“BSE”) in Taiwan.

A BSE is carried out through evaluating the data of pharmacokinetics/pharmacodynamics, efficacy, safety, and dosage to evaluate whether the foreign clinical trial data can be extrapolated to the corresponding population in Taiwan. The BSE data can be used to support NDA and to reduce duplicate clinical trials. An applicant should submit documents in accordance with the requirements set forth in the Guidelines on Bridging Studies, and verify whether the drug is regarded as requiring a BSE before submission.

In addition to the BSE requirement, if a foreign clinical trial is included in the NDA, the TFDA will also evaluate if the foreign clinical trial is in compliance with those laws and regulations which the domestic clinical trial shall comply, such as the GCP and GMP.

NDA Submission and Review

After the clinical trial is completed, and the applicant has prepared the required documents, the applicant can submit the NDA to the TFDA. The NDA review process conducted by the TFDA mainly focuses on three aspects.

The first aspect is to examine the safety and the efficacy of the drugs. At this stage, the TFDA focuses on (i) if the chemical, manufacturing and regulatory data can show that the quality of the raw materials and preparations of the drug is well controlled, and has stable quality consistency between different batches; (ii) if the pharmacological and toxicological data of animals can support the mechanism of action of the drug and can fully evaluate the possible potential toxic reactions; (iii) if the basic pharmacokinetics/pharmacodynamics of the drug can be understood from the pharmacokinetic/pharmacodynamic data of animals and humans The pharmacokinetic information of the drug in special groups and the interaction information with other drugs are helpful to evaluate the rationality of the dosage adjustment of the drug in special groups and in combination with other drugs; and (iv) if the results of clinical trials can show that the drug has credible curative effect and acceptable safety in the group of declared indications, so as to support the rationality of the claimed usage and dosage.

The second aspect is to examine the quality of the drugs. At this stage, the TFDA will examine the chemistry, manufacturing and controls (“CMC”), and will perform the audit to examine if the clinical trial is in compliance with the GMP, GLP and GCP.

The third aspect is to examine the labeling of the drugs. At this stage, the TFDA will evaluate whether the direction of use shown on the labeling (especially the package insert) is appropriate and will not mislead the patients.

After the TFDA receives the NDA, it will convene a filing meeting within 30 days to verify if the application is submitted along with all required documents. If the application lacks required documents, the TFDA will issue a notice before the 42nd day to inform the applicant that the application is not qualified. On the other hand, if the application meets the requirements, the TFDA will not issue any notice to the applicant on the 42nd day. The TFDA will then convene a review meeting before the 100th day. At the review meeting, if the examiners decide that the applicant should provide supplementary documents, the TFDA will issue a request letter to the applicant before the 120th day. If the applicant provides the supplementary documents on time, the TFDA will then convene another review meeting before the 210th day and will complete the review report before the 315th day. If the TFDA decides to approve the NDA, it will issue the approval letter before the 330th day. Though the timeline announced by the TFDA indicates that the target is to issue the MA within the 360th day after the submission, the actual progress will be dependent on whether the supplementary documents are sufficient and the case handler’s workload.

Post-Approval Requirements

After the TFDA approves the NDA and issues an MA, the new drug products are obligated to comply with several laws and regulations. The post-approval requirements under the Pharmaceutical Affairs Act and its relative regulations mainly relating to four aspects:

Manufacturing

Pursuant to the Pharmaceutical Affairs Act, for the domestically manufactured drugs, the manufacturer of the drugs is prohibited to manufacture before it registers its manufacturing factory with the Ministry of Economic Affairs and obtains the Manufacturing License from the TFDA to prove it meets the GMP requirements. According to Regulations for Registration of Medicinal Products, the registration of the factory and the Manufacturing License are prerequisite for the MA to be issued; though such documents do not need to be ready when filing the NDA, it should be supplemented prior to the issuance of the MA.

When operating the factory, the manufacturers are required to continuously comply with applicable laws and regulations; otherwise, the Ministry of Economic Affair is entitled to de-register the factory.

In terms of the Manufacturing License, it is valid for two years. When the period expires, the manufacturer shall apply for another Manufacturing License. As continuous compliance of the GMP is the requirement for the TFDA to issue the Manufacturing License, the manufacturer shall always comply with the GMP.

Distribution

As mentioned above, before a company is permitted to engage in the business of importation, manufacture, sales and marketing of drugs, it is required to obtain a pharmaceuticals dealer’s license from the Local DOH. In addition, the pharmaceutical dealer that engages in the import, manufacture, and/or distribution business should meet the requirements of Good Distribution Practice (“GDP”) and thus should apply for a pharmaceuticals distribution license (“Distribution License”) from the TFDA to prove that it has met the GDP requirements. The Distribution License is valid for 3-5 years, subject to the TFDA’s discretion. If the manufacturer fails to comply with the GDP, the TFDA is entitled to reject the renewal of the Distribution License, leading to the suspension of the importing, manufacturing, and/or distributing of the drug products.

Advertisement

In order to avoid the pharmaceutical firm conveys misleading information to the audience, the Pharmaceutical Affairs Act provides that the pharmaceutical firm should obtain the approval of the Local DOH before publishing or broadcasting drug advertisement. In addition, the advertisement approval number should be included in the advertisement that is published or broadcasted. The approved content cannot be altered without an approval of the alteration. For prescription drugs, direct-to-consumer advertisement is prohibited, and the advertisement must be published or broadcasted in the channels that are only accessible to healthcare professionals. The advertisement approval is valid for one year and can be renewed.

If the pharmaceutical firm fails to comply with the provision, the Local DOH shall impose administrative fines (ranging from NTD200,000 to NTD25,000,000), and depending on the severity may announce in the newspaper the name of the responsible person of the pharmaceutical firm, the name of the drug, and the act of violation, and may revoke the MA, along with the restriction that no application for use of the original name of the said medicament shall be accepted within a period of two years thereafter. The authorities have broad discretion on whether a material is a disguised drug advertisement.

Drug Safety Surveillance

In order to ensure the quality, efficacy and safety of drugs, and to reduce the incidence of adverse drug reactions (“ADR”), the MA holder is required to surveil the safety of the drugs and to report any serious adverse reactions caused by drugs to the TFDA.

The Regulations for the Management of Drug Safety Surveillance (“Surveillance Regulations”) provides the main obligations which the MA holder shall fulfil. Under the current Surveillance Regulations, in addition to reporting any serious adverse reactions within the period provided by the Regulations for Reporting Severe Adverse Reactions of Medicaments, the MA holder shall also submit drug safety update reports periodically during the whole effective period of the MA.

That is to say, if the MA is in effect, the MA holder shall keep tracking the safety of the drugs. In addition, the MA holder shall have a pharmacovigilance plan as its internal policy. During the surveillance period, which is also the effective period of the MA, the MA holder shall follow its own pharmacovigilance plan and take mitigation measures, if necessary. In addition to keep submitting the periodic drug safety update reports of new drug during the first five years, the MA holder shall also submit a drug safety summary report at the end of the first five years of the surveillance period. For the remaining period of the surveillance period, the MA holder should only keep implementing its pharmacovigilance plan without submitting the update reports to the TFDA. However, if the TFDA considers necessary, it may request the MA holder continues to collect the data and submit the periodic update for a designated period. Furthermore, the TFDA may provide such request more than once.

Healthcare Regulation

Drug Price Regulations

Taiwan has been implementing a compulsory, universal, single-payer national health insurance (“NHI”) system since 1995, with the overall coverage reaching 99.9%. The benefit package is comprehensive, covering inpatient, outpatient, and dental services, traditional Chinese medicine, and so on. Most drugs including orphan drugs, target therapy drugs, and many expensive drugs are covered. In Taiwan, the National Health Insurance Administration (“NHIA”), one of the departments of the Ministry of Health and Welfare, imposes direct price controls on drugs by fixing the reimbursement prices product by product. Every one or two years, the NHIA implements the price regulation to re-set (usually decrease) the reimbursement price of each product. According to NHI’s Principles on Drug Reimbursement Price Approval, a new drug is defined as a newly applied pharmaceutical product that owns a new chemical entity, new dosage form, new administrated route or new therapeutic effect compound to the listed items in the pharmaceutical benefit scheme. New drugs are further categorized as breakthrough, me-too, and line extension based on drug innovation. Different reimbursement price policies are applied in accordance with how drugs are categorized based upon these definitions.

National Health Insurance Reform

Taiwan’s healthcare system has been praised for its minimal wait times, low cost, and convenient access for outpatient visits; but these services also contribute to waste. Due to the system’s incredible accessibility, Taiwan’s healthcare expenditures have increased steadily over the years, and there is currently a budget shortfall. During recent years, there have been calls to reform Taiwan’s NHI to avoid bankrupting the healthcare system.

As a large portion of the healthcare expenditures arise from the drug reimbursement, one of the main targets in the reform plan is to utilize the healthcare budget more reasonably and to allocate more reimbursement on new drugs considering patients’ benefits.

In order to achieve such goal, the NHIA has taken some measures during the reform since 2018. The NHIA has adopted the mechanism of managed entry agreement to set up an upper limit of drug expenditures in order to mitigate the financial impact caused by new drugs on the NHI. Though under the managed entry agreement mechanism, the price of the new drugs is subject to limitation, the NHIA have increased its budgets on new drug reimbursement after 2020, trying to figure out a balance between including more new drugs in the medical insurance coverage and the financial impact it may cause to the healthcare system.

Other Healthcare Compliance Requirement

Though Taiwan does not enact a special law for the management of the healthcare fraud, if anyone performs healthcare fraud, he/she shall be subject to the Criminal Code. In order to establish a clearer standard for the pharmaceutical firms and the doctors to follow, the TFDA has published the Rule of the Relationship Between the Doctors and the Pharmaceutical Firms. Though such rule does not have mandatory enforcement, the court may refer to such rule as the standard to judge whether the behaviors of the doctors or the pharmaceutical firms constitute the fraud as defined in the Criminal Code. In addition, the healthcare professionals employed by public healthcare institutions (including state-owned or local government-owned hospitals) are considered civil servant under administrative laws.

Such healthcare professionals should comply with the Civil Servants’ Ethical Rules which is promulgated based on the Civil Servant’s Services Act. In case of a violation of such ethical rules, such healthcare professionals may be subject to punishment under the Civil Servant’s Services Act.

Regulations on Consumer Protection

In Taiwan, the main regulation governing the consumer protection is the Consumer Protection Act. Pursuant to the Consumer Protection Act, a manufacture shall be liable for any damage caused by its products, unless it is able to prove that the products have met and complied with the contemporary technical and professional standards of reasonably expected safety requirements prior to the launching of such products into the market. Furthermore, if the products may endanger consumers’ lives, bodies, health or property, they shall be labelled in a conspicuous place with a warning and the methods for emergency handling of such danger. If an enterprise fails to perform its labelling obligations in this regard, it will be held liable for the damage caused thereby.

In addition to the Consumer Protection Act, Taiwan regulations also provide special liability regimes for medicinal products. Pursuant to the Drug Injury Relief Act, the pharmaceutical manufactures and importers are required to make contributions to the Drug Injury Relief Fund according to a certain percentage of their drug sales in the previous year. Under the Drug Relief Act, alleged victims or their heirs/legal guardians may apply for drug injury compensation for death, disability and serious illness. Violation of such provision may result in fines.

Regulations on Personal Data Protection

Under Taiwan law, the Personal Data Protection Act is the main law governing personal data protection. Under the Personal Data Protection Act, unless otherwise specified, a company is generally required to give notice to and obtain consent from an individual before collecting, processing, or using any of the said individual’s personal information, subject to certain exceptions.

Pursuant to the Personal Data Protection Act, the personal data pertaining to a natural person’s medical records, healthcare, genetics, sex life, physical examination and criminal records is classified as sensitive personal data, which shall be subject to certain stricter obligations.

In addition to the Personal Data Protection Act, when conducting the clinical trial, the sponsor and the investigator shall also comply with other relative regulations or practices with regard to the protection of the subject’s personal data, such as the GCP Rules, the Human Subjects Research Act and the Regulations on Human Trials.

In addition to the Personal Data Protection Act, when conducting the clinical trial, the sponsor and the investigator shall also comply with other relative regulations or practices with regard to the protection of the subject’s personal data, such as the GCP Rules, the Human Subjects Research Act and the Regulations on Human Trials.

Regulations on Environmental Protection

The bedrock of environmental protection in Taiwan is the Basic Environment Act. In addition to the Basic Environment Act, Taiwan regulations regulate each type of pollution by a different set of regulations, including the Soil and Groundwater Pollution Remediation Act, the Waste Disposal Act, the Air Pollution Control Act, the Water Pollution Control Act, and Toxic and Concerned Chemical Substances Control Act. The competent authority governing the environmental regulations is the Ministry of Environment. Failure to comply with such regulations may result in fines and other administrative sanctions.

Regulations on Foreign Currency Exchange

The principal regulation governing foreign currency exchange in Taiwan is the Foreign Exchange Regulation Act, amended on April 29, 2009. Pursuant to the Foreign Exchange Regulation Act, Taiwan Dollars amounting under the amount of NTD$500,000 are freely convertible no matter what transaction they are in relation with. On the other hand, the transactions involving NTD$500,000 or more or its equivalent in foreign currency shall fulfill certain obligations as provided in the Regulations Governing the Declaration of Foreign Exchange Receipts and Disbursements or Transactions.

Under the Regulations Governing the Declaration of Foreign Exchange Receipts and Disbursements or Transactions, for those foreign exchange transactions which amounts more than NTD$500,000 and relates to the sales of goods or provision of services, such transaction shall be declared through filing a declaration statement. For those foreign exchange transactions which are not related to the sales of goods or provision of services, ranging from NTD$500,000 to US$100 million (or its equivalent), such transaction shall be declared through filing a declaration statement, and providing supporting documents, such as contracts or letters of approval, to the bank. For those foreign exchange transactions which are not related to the sales of goods or provision of services, amounting more than US$100 million (or its equivalent) (or such other amount as determined by the Central Bank of the Republic of China (Taiwan) from time to time at its discretion in consideration of the economic and financial conditions of Taiwan) in each calendar year, such transaction shall be declared through filing a declaration statement, providing supporting documents to the bank, and obtaining the approval of the Central Bank of the Republic of China (Taiwan).

Though Taiwan government has promulgated the Regulations Governing Foreign Exchange Control on July 2, 1997, pursuant to the Foreign Exchange Regulation Act, the requirements for the government to implement those foreign exchange control measures should be subject to either of the following conditions: (1) When the domestic or foreign economic disorder might endanger the stability of the domestic economy; and (2) When this country suffers a severe balance of payments deficit. From the past, since the Regulations Governing Foreign Exchange Control came into effect, Taiwan government has never implemented those foreign exchange control measures.

Regulations on Dividend Distribution

The principal regulations governing dividend distribution is the Company Act. Pursuant to the Company Act, a Taiwan company shall not pay dividends unless its losses have been covered and statutory reserve funds has been set aside, which should be 10% of the company’s after-tax net profits. However, in the event that the company’s statutory reserve funds have reached the total amount of the company’s paid-in capital, the company does not need to set aside any amounts for its statutory reserve funds. If the company has no net profits, in principle, it shall not pay dividends.

Regulations on Employee Stock Incentive Plan

The principal regulations governing dividend distribution is the Company Act. Pursuant to the Company Act, a Taiwan company may choose to implement the employee stock incentive plan through five kinds of strategies: (1) employee stock compensation, (2) employee stock option certificates, (3) employee subscription of new shares using cash as consideration, (4) treasury shares transferred to employees, (5) employee restricted share units. After the amendment of the Company Act on August 1, 2018, transferring the company’s stocks to the employees of the company’s parent company or its subsidiaries under the employee stock incentive plan is also permitted by law.

Regulations on Employment and Social Insurance

The labor law in Taiwan is regulated mainly by the Labor Standards Act, amended in July 2024. The Labor Standards Act governs the terms and conditions of employment such as working hours, holidays, rest periods, wages, overtime, leave, and termination of employment. According to the Labor Standard Act, an employer is required to reach an agreement on salary with the employees, in which the agreed salary shall meet with the minimum amount set by the competent authority. Violations of the Labor Standards Act may result in fines and other administrative sanctions, and serious violations may result in criminal liabilities.

In order to protect workers’ safety and health and to prevent occupational accidents, the employers in Taiwan are also required to comply with the Occupational Safety and Health Act. According to the Occupational Safety and Health Act, the employer shall arrange safety equipment to prevent any emergency. In addition, the employer shall provide safety education and trainings for the employees which shall enable the employees to protect themselves when any accident occurs.

Taiwan governmental authorities have passed a variety of laws and regulations regarding social insurance and employee’s pension from time to time, including, among others, the Labor Insurance Act, the National Health Insurance Act, the Labor Pension Act, and the Employment Insurance Act. Pursuant to these laws and regulations, Taiwan companies must make contributions at specified levels for their employees to the relevant social insurance and pension funds. Failure to comply with such laws and regulations may result in various fines and legal sanctions.

Regulations on Taxation

According to the Taiwan Income Tax Act, a company incorporated in Taiwan is a Taiwan tax resident and will be subject to 20% corporate income tax on its worldwide income. A non-resident company will be subject to 20% corporate income tax on its Taiwan-sourced income. If a resident company does not distribute its financial earnings generated in a year to its shareholders by the end of the following year, a 5% undistributed earnings tax (UET) would be imposed.

According to the Taiwan Statute for Industrial Innovation, for research and development (“R&D”) expenditure, a company conducting qualifying R&D activities may select one of the following incentives: (i) up to 15% of qualifying R&D expenses may be credited against corporate income tax payable in the current year; or (ii) up to 10% of qualifying R&D expenses may be credited against corporate income tax payable in the year expenses incurred and carried forward for the next 2 years. In addition, if a company uses NTD 1 million or more of its undistributed earnings to construct or purchase buildings, software or hardware equipment, or technology for use in production or operation within 3 years from the year such earnings are derived, such investment amounts may be deducted from the undistributed earnings when calculating the 5% UET. The tax incentives above are currently available until the end of 2029, with potential for extension.

The alternative minimum tax (“AMT”) imposed under the Taiwan Basic Tax Act is a supplemental income tax which applies if the amount of regular corporate income tax calculated pursuant to the Taiwan Income Tax Act and relevant laws and regulations is below the amount of basic tax prescribed under the Taiwan Basic Tax Act. The taxable income for calculating AMT includes most income that is exempt from income tax under various legislations, such as capital gains from qualified securities and future transactions. The prevailing AMT rate for business entities is 12%.

According to the Taiwan Income Tax Act, a withholding tax rate of 21% shall generally be applicable to dividends distributed to non-Taiwan resident enterprise/individual investors. The withholding tax on the dividends may be reduced to 10% pursuant to a tax treaty between Taiwan and the jurisdictions in which the non-Taiwan shareholders reside. Taiwan currently has a treaty network with 35 countries.

International Regulation

In addition to regulations in the United States, the European Union and Taiwan, we will be subject to a variety of other regulations governing clinical trials and commercial sales and distribution of our products to the extent we choose to develop or sell any products outside of the United States, Europe or Taiwan. The approval and reimbursement process varies from country to country and the time may be longer or shorter than that required to obtain US FDA, EMA or NMPA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. In all cases the clinical trials must be conducted in accordance with cGCP requirements and the applicable regulatory requirements and the ethical principles having their origin in the Declaration of Helsinki.

Anti-Corruption Laws

The FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities, prohibit any U.S. individual or business from paying, offering or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. This could become relevant in the conduct of international clinical trials where the sites for such studies may be a government-owned hospital. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight and debarment from government contracts.

In the European Union, interactions between pharmaceutical companies and physicians are governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct both at the European Union level and in the individual European Union member states. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited in the European Union. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the European Union member states. Violation of these laws could result in substantial fines and imprisonment. Payments made to physicians in certain European Union member states also must be publicly disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her regulatory professional organization, and/or the competent authorities of the individual European Union member states. These requirements are provided in the national laws, industry codes, or professional codes of conduct, applicable in the individual European Union member states. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Enforceability of Civil Liabilities Against Foreign Persons

Pubco was registered by way of continuation as an exempted company in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany registration in the Cayman Islands. These disadvantages include, but are not limited to:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our operations are conducted in Taiwan, and substantially all of our assets are located in Taiwan. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and some of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon Pubco or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against the Pubco and the Pubco’s officers and directors.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our legal counsel as to Cayman Islands law, and [_______], our legal counsel as to Taiwan law have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and Taiwan, respectively, would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final and conclusive; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. As the courts of the Cayman Islands have yet to rule on making such a determination, it is uncertain whether such civil liability judgments from United States courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Any United States judgments obtained against us will be enforced by courts in Taiwan without further review of the merits only if the court of Taiwan in which enforcement is sought is satisfied with the following:

•        the court rendering the judgment has jurisdiction over the subject matter according to the laws of Taiwan;

•        if the judgment was rendered by default by the court rendering the judgment, (i) we were duly served within a reasonable period of time within the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on us with judicial assistance of Taiwan;

•        the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of Taiwan; and

•        judgments of the courts of Taiwan are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

MANAGEMENT OF YD Biopharma

Board of Directors and Executive Officers

The directors and executive officers of YD Biopharma as of the date hereof are as follows:

Name	Age	Position(s)
Ethan Shen, Ph.D.	48	Chief Executive Officer, Chairman of the Board

Executive Officers and Directors

Ethan Shen, Ph.D., Chief Executive Officer and Chairman, has served as Chief Executive Chairman and Chairman of the Board since March 2024. Dr. Shen has served as Chief Executive Officer and founder of Yong Ding Biopharma Co., Ltd., the subsidiary of YD Biopharma since 2013. Dr. Shen has deep expertise in translational medicine, new drug development, medical-grade health product development, and financial management. From 2001 to 2008 Dr. Shen served as the Key Account Manager at Novartis, where he managed projects and oversaw new drug submissions. His expertise spans R&D, innovation and entrepreneurship, financial management, as well as genetics and cellular technologies. Dr. Shen is currently director of EG BioMed and Shen Capital Co., Ltd. Dr. Shen graduated from Taipei Medical University with a degree in Pharmacy and holds a pharmacist license. Dr. Shen also holds a master’s degree in finance from Baruch College, CUNY, and executive MBA degrees from National Taiwan University and Fudan University. Dr. Shen obtained a Ph.D. in Translational Medicine from Academia Sinica and Taipei Medical University.

YD BIOPHARMA MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information that YD Biopharma’s management believes is relevant to an assessment and understanding of YD Biopharma’s combined/consolidated results of operations and financial condition. The discussion should be read together with the historical combined/consolidated financial statements and related notes and unaudited pro forma condensed financial information that are included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in the discussion in this section to “YD Biopharma”, “we”, “us” and “our” refer to the business and operations of YD Biopharma and its predecessors and consolidated subsidiaries.

The discussion may contain certain “forward-looking statements” based upon the current expectations of YD Biopharma’s management, which expectations involve risks and uncertainties. We do not undertake to update any forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” You should, however, consult further disclosures and risk factors included elsewhere in this proxy statement/prospectus. See the section entitled “Risk Factors.”

Overview

YD Biopharma specializes in the biopharmaceutical business and serves as a supplier of drugs and medical materials for clinical trials in Taiwan. In 2015, YD Biopharma was appointed as a clinical testing drug supplier by a top five global pharmaceutical company and has since expanded its offerings to include development and supply of ancillary products post-launch. YD Biopharma’s mission is to create a cancer-free world through advancements in biotechnology.

More recently, YD Biopharma obtained patent and technology authorization from 3D Global to pioneer the application of corneal mesenchymal stem cells and their exosomes for treating eye diseases. YD Biopharma will introduce new advanced drugs and treatments for conditions such as dry eye disease, glaucoma, and corneal repair. YD Biopharma aims to optimize the treatment market for eye diseases by distribution through pharmacies, optometrists, and other channels.

Early in June 2024, YD Biopharma obtained patents, technology and U.S. market authorization from EG BioMed for core methylation detection of pancreatic cancer with high sensitivity, specificity and accuracy. This cooperation will lead to the establishment of an independent laboratory in the U.S. dedicated to pancreatic cancer early detection and monitoring technology that marks a significant expansion of YD Biopharma’s research and development capabilities to collaborate with hospitals, insurance companies and pharmaceutical companies to reach new patients.

On September 30, 2024, YD Biopharma entered into an exclusive licensed patent and know-how agreement with EG BioMed for the licensed patent and know-how of breast cancer detection technology (“EG BioMed Breast Cancer Patent”) in the licensed territory, including the United States, Europe, and Asia (the “Licensed Territory”). YD Biopharma can use the licensed patent and know-how in the Licensed Territory for manufacturing, offering for sale, selling, using, or importing the product and providing detection services for the aforementioned purposes. The consideration of the EG BioMed Breast Cancer Patent is nil, but YD Biopharma is obligated to pay a royalty of 20% of the revenue of the sales or services generated from EG BioMed Breast Cancer Patent to EG BioMed on quarterly basis. The agreement of the EG BioMed Breast Cancer Patent will become effective from the date of completion of the proposed merger transaction with Breeze with a term of 20 years, and it will automatically renewal for an additional 5 years unless both parties agree not to renew.

Outlook

YD Biopharma’s vision is to bring early cancer detection to the world. This provides patients with far more treatment options that can be less invasive versus later stage treatment options. The success of YD Biopharma will be dependent on an employee base that includes specialists with extensive medical and biological training. YD Biopharma will focus on product development, continuous improvement of its manufacturing equipment, and increasing capacity to meet the quality and quantity standards that customers demand. We intend to accomplish this through new product development, acquisitions, licensing, the application of intellectual property unique to the medical industry, and through investing in manufacturing equipment and processes that enable us to compete globally. Further, YD Biopharma intends to continue increasing the market value of its intellectual property portfolio to support licensure of all its products globally.

Key Factors Affecting Our Performance

YD Biopharma believes that future success will be dependent on several key factors, including those discussed below. While these areas represent opportunities for us, they also represent challenges and risks that we must successfully address in order to continue the growth of our business and improve our results of operations.

Proven Capabilities Across a Broad Spectrum of Solutions

YD Biopharma has an extensive suite of solutions ranging from ophthalmology cellular drug development to pancreatic and breast cancer blood tests to nutritional product sales. YD Biopharma faces competition from well financed biopharma companies and is working to distinguish itself through cutting edge advancements which distinguish its solutions from the competition.

Notable Strategic Partnerships, Offering Validation and Growth Potential

YD Biopharma is a clinical testing drug supplier for a top five global pharmaceutical company, as well as having licensing partnerships with EG BioMed for pancreatic and breast cancer detection and 3D Global to develop treatment for eye disorders. The length of the existing licensing partnerships and the establishment of new licensing partnerships will have a direct impact on YD Biopharma’s future revenues.

Proprietary Technology Supported by Licensing Agreements and IP Portfolio

Multi-decade, exclusive licensing agreements and owned, patented technology provides YD Biopharma with significant competitive first-mover advantage in each of its clinical markets.

Large and Underserved Markets for Each Solution Showcase Untapped Growth Potential

Multi-billion-dollar global market sizes over the next decade provide significant growth potential for YD Biopharma’s solutions. Entering large and underserved markets requires significant increases in production capacity, business development expenses, IT expenses, marketing expenses, labor costs related to employee headcount, and back office support.

Strong Leadership Team with Deep Expertise in Biotech and Finance

YD Biopharma has a founder-led management team with experience in new drug development, medical-grade health product development, pharmacy channel development, and financial management and accounting. Expansion of YD Biopharma will lead to increased costs to hire skilled labor with the level of expertise required to execute YD Biopharma’s expansion plans. The labor pool for expertise of the caliber required to execute YD Biopharma’s business plan is limited and will likely require significant expenditures related to salary and wages to attract qualified talent to the business.

Production Capacity

YD Biopharma may be required to make significant capital expenditures to execute its business plan. These capital expenditures would be invested in facilities, production equipment and other expenses to support increases in production. To the extent YD Biopharma outsources production, its cost of revenue may be higher versus in-house production but may be offset in whole or in part because capital expenditures will be reduced.

Customer Demand

Favorable industry dynamics for early detection testing for pancreatic and breast cancer present YD Biopharma with numerous growth opportunities. According to a report published by Precedence Research, the global breast cancer diagnostics market was approximately $4.7 billion in 2023, and is estimated to grow at a 7.1% compound annual growth rate (“CAGR”) to 2033. The pancreatic cancer diagnostics market in the United States was approximately $1.5 billion in 2023, and is estimated to grow at a 4.8% CAGR to 2030. YD Biopharma’s licensors are uniquely positioned to address this growing demand given their modular and portable production design and anticipated high return on invested capital.

According to a study published by Precedence Research, the global glaucoma treatment market was approximately $6.1 billion in 2023, and is estimated to grow at a 3.3% CAGR by 2033. According to a study published by Fortune Business Insights, the global dry eye syndrome product market was approximately $7.0 billion in 2023, and is estimated to grow at a 7.12% CAGR by 2032.

Commitment to Research and Expenses

According to the agreement entered with 3D Global in respect of its patent in June 2024, YD Biopharma is obligated to pay up to $4,000,000 when certain conditions and milestones are satisfied and completed by 3D Global.

Costs of Revenue

Our profitability may be affected by our ability to effectively manage our manufacturing costs. Our manufacturing costs could be impacted by fluctuations in the price of materials and subcontracting costs. If material prices increase, we will have to offset these higher costs either through price increases to our customers or through productivity improvements. Our ability to control our materials costs is also dependent on our ability to negotiate with our suppliers for a better price and our ability to source raw materials from reliable suppliers in a cost-efficient manner. In addition, we expect that an increase in our sales volume will enable us to lower our manufacturing costs through economies of scale and that we will see a reduction in the cost of critical components through enhanced and improved manufacturing processes with our suppliers. Our royalty costs will also increase the costs of revenue in accordance with the increased revenue generated from the sales of licensed products and rendering of licensed services in future.

Regulatory Landscape

The sale and purchase of YD Biopharma’s products and services are subject to extensive federal, state, local, and foreign government laws. YD Biopharma is also subject to the rules and regulations of the U.S. Federal Drug Administration and various state and international agencies that control the export, import, distribution, and sale of medical device products and cancer early detection services. Such regulations may adversely affect demand for our products by imposing limitations that increase the costs or limit the availability of our products.

Results of Operations

Six Months Ended June 30, 2024 Compared to the Six Months Ended June 30, 2023

The following table presents summarized financial information taken from our condensed consolidated statements of operations for the six-month periods ended June 30, 2024 and June 30, 2023 (amounts in thousands):

	For the Six Months Ended
	June 30, 2024	June 30, 2023
Revenue	$225	$204
Cost of revenue	(156)	(121)
Gross profit	69	83
General and administrative expenses	256	89
Selling and marketing expenses	2	4
Impairment of expected credit loss	4	2
Total operating expenses	262	95
Loss from operations	(193)	(12)
Other income (expenses), net	21	15
Interest income	1	0
Interest expenses	0	(1)
Total other income, net	22	14
(Loss) income before income taxes	(171)	2
Income taxes	6	—
Net (loss) income	$(165)	$2

Net Revenue

Net revenue increased by $20,722 or 10% from $204,258 for the six months ended June 30, 2023 compared to $224,980 for the six months ended June 30, 2024. The revenue for the period arises from the sales of medical and other related products, including the manufactured nutritional products in Taiwan. The increase in revenue was primarily due to the increase in sales demand of the products during the period resulted from the post COVID-19 era.

Cost of Revenue

Cost of revenue increased by $34,355 or 28% from $121,525 for the six months ended June 30, 2023 compared to $155,880 for the six months ended June 30, 2024. Our cost of revenue consists primarily of purchase costs of products for resales, and the material costs and subcontracting costs of manufactured nutritional products. The increase in cost of revenue was higher than the increase of net revenue, which was primarily due to the change of sales mix to the products sold with a lower margin during the period.

Gross Profit

In accordance with U.S. GAAP, YD Biopharma utilizes the lower of cost or net realizable value for determining its inventory value.

We believe that, as we continue to grow net revenue through new markets and expanded distribution, our gross profit will also increase. We plan to accomplish this through the following:

•        improving the resales product and raw material sources;

•        increasing and diversifying our customer base;

•        introducing new product lines and subcontractors that carry higher margins;

•        commencing the new cancer early detection services;

•        establishing additional licensing agreements;

•        reducing component costs through greater purchasing power and scalability;

•        expanding strategic relationships with component providers;

Operating Expenses

For the six months ended June 30, 2024, our total operating expenses increased by $167,229 or 176% to $262,264 compared to the six months ended June 30, 2023. The increase was caused by a $167,063 increase in general and administrative expenses, primarily due to the increase in legal and professional fees by $140,833 as YD Biopharma incurred the professional fees related to the group restructuring in early 2024.

Interest and Other Income (Expenses), Net

For the six months ended June 30, 2024, other income, net increased by approximately $5,541 or 35% to $21,284 compared to the six months ended June 30, 2023 due primarily to the increase in the agency fee earned for facilitating the sale of products on behalf of third-party sellers to our customers in accordance with the customers’ specific requirements. On the other hand, YD Biopharma ceased one of the subleasing arrangements to a drug store in June 2023, the income generated from the operating lease arrangements for the six months ended June 30, 2024 is therefore decreased, although we commenced to lease the equipment to corporate customers during the period.

Net (Loss) Income

For the six months ended June 30, 2024 we had a net loss of $165,364 compared to net income of $1,867 for the six months ended June 30, 2023.

Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

The following table presents summarized financial information taken from our combined statements of operations for the year ended December 31, 2023 compared with the year ended December 31, 2022 (amounts in thousands):

	For the Year Ended
	December 31, 2023	December 31, 2022
Net revenue	$350	$364
Cost of revenue	(197)	(231)
Gross profit	153	133
General and administrative expenses	153	174
Selling and marketing expenses	7	7
Impairment (recovery) of expected credit loss	3	(3)
Total operating expenses	163	178
Loss from operations	(10)	(45)
Other income, net	30	55
Interest income	0	0
Impairment of long-term investments	—	(56)
Interest expenses	(2)	(3)
Total other income (expenses), net	28	(4)
Income (loss) before income tax	18	(49)
Income taxes	(4)	(2)
Net income (loss)	$14	$(51)

Net Revenue

Net revenue decreased by $13,993 or 4% from $364,124 for the year ended December 31, 2022 compared to $350,131 for the year ended December 31, 2023. The slight decrease was due to the change in foreign exchange translation during the years.

Cost of Revenue

Cost of revenue decreased by $34,255 or 15% from $230,941 for the year ended December 31, 2022 to $196,686 for the year ended December 31, 2023. This was primarily the result of an efficient cost control to decrease the costs of products sold.

Gross Profit

YD Biopharma utilizes the lower of cost or net realizable value for determining its inventory value. Gross profit increased $20,262 or 15% from $133,183 for the year ended December 31, 2022 compared to $153,445 for the year ended December 31, 2023, resulted from the lowering of costs.

Operating Expenses

Total operating expenses decreased by $14,800 or 8%, from $178,092 for the year ended December 31, 2022 compared to $163,292 for the year ended December 31, 2023. The decrease was caused by a decrease in general and administrative expenses of $20,827, offset by an increase in selling and marketing expenses of $613 and an increase in impairment of expected credit loss of $5,414. YD Biopharma tightened the cost control of operating expenses.

Interest and Other Income (Expenses), Net

For the year ended December 31, 2023, interest expense decreased by $1,032 or 32%, to $2,144 compared with the year ended December 31, 2022 resulted from the reducing outstanding balance of long-term bank loan. For the year ended December 31, 2023, other income decreased by $26,614 or 48% to $29,351 compared with the year ended December 31, 2022 due primarily to the cease of a subleasing arrangement with a drug store in June 2023 and therefore lowered the other income for the year ended December 31, 2023. On the other hand, YD Biopharma recognized a non-recurring impairment of long-term investment of $56,391 during the year ended December 31, 2022, which is not incurred in the year ended December 31, 2023.

Net Income (Loss)

For the year ended December 31, 2023, YD Biopharma had net income of approximately $13,560 compared to a net loss of $50,785 for the year ended December 31, 2022.

Liquidity and Capital Resources

YD Biopharma has operated primarily as a development stage company since its formation. YD Biopharma recognized a net loss of $165,364 for the six months ended June 30, 2024, net income of $1,867 for the six months ended June 30, 2023 and an accumulated deficit of $680,848 as of June 30, 2024. YD Biopharma recognized net income of $13,560 for the year ended December 31, 2023, a net loss of $50,785 for the year ended December 31, 2022 and had an accumulated deficit of $515,484 as of December 31, 2023.

YD Biopharma has historically funded operations through private equity offerings, related party debt and financial institution debt.

YD Biopharma may also raise up to $15.0 million of additional capital in one or more financings as permitted by the Merger Agreement.

We believe that these financing activities will allow YD Biopharma to meet both its operating and debt obligations over the next year. However, our liquidity assumptions may prove to be incorrect, and we could utilize our available financial resources sooner than we currently expect. We also recognize that there can be no assurance that our forecasted plan will be met. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section entitled “Risk Factors.”

We may need to raise additional funds to finance our operations through further equity or equity-linked offerings or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by the incurrence of indebtedness, we will be subject to increased fixed payment obligations and could also be subject to restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. See the section entitled “Risk Factors — Risks Related to YD Biopharma — YD Biopharma will need additional funding in order to implement its business plan.” YD Biopharma recognizes that there is no assurance that any such additional financing will be obtained or that the terms of such arrangements will be reasonable. If we are unable to obtain additional funds, we would also take other measures to reduce expenses to offset any shortfall.

Cash and Cash Equivalents

Cash and cash equivalents included cash on hand placed with banks or other financial institutions, which are unrestricted as to withdrawal and use and with an original maturity of three months or less. As of June 30, 2024, YD Biopharma’s cash was approximately $2.8 million compared to $87,098 at December 31, 2023. This increase was primarily due to an equity raise of approximately $5.0 million for the period, offset by an acquisition of intangible assets of approximately $2.8 million.

As of December 31, 2023, YD Biopharma’s cash was $87,098 compared to $30,142 at December 31, 2022. This increase was primarily due to proceeds from a shareholder and an affiliate.

Cash Flows

The following table summarizes YD Biopharma’s cash flows for the period indicated (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022
Net cash provided by (used in) operating activities	$(283)	$(74)	$(56)	$70
Net cash used in investing activities	(2,853)	0	0	(67)
Net cash provided by (used in) financing activities	5,788	101	114	(72)

Cash Flows Provided by (Used in) Operating Activities

Net cash used in operating activities for the six months ended June 30, 2024 was $283,279, primarily related to YD Biopharma’s net loss for the period of $165,364 and an increase in prepaid expenses and other assets of $144,468.

Net cash used in operating activities for six months ended June 30, 2023 was $73,837, primarily related to increases in accounts receivable and inventories by $46,276 and $33,599, respectively.

Net cash used in operating activities for the year ended December 31, 2023 was $55,657, primarily related to an increase in accounts receivable and inventories of $63,858 and $30,570, respectively, offset by a reduction in operating lease liabilities of $47,082.

Net cash provided by operating activities for the year ended December 31, 2022 was $69,946, primarily related to a decrease in accounts receivable and non-cash impairment of long-term investments by $99,227 and $56,391, offset by the net loss for the year of $50,785.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2024 was approximately $2.9 million, driven by the acquisition of intangible assets, and property, plant and equipment.

Net cash used in investing activities for the six months ended June 30, 2023 was $294, driven by the acquisition of property, plant and equipment.

Net cash used in investing activities during the year ended December 31, 2023 was $290, also driven by the acquisition of property, plant and equipment.

Net cash used in investing activities during the year ended December 31, 2022 was $67,400, driven by the long-term investments.

Cash Flows Provided by (Used in) Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2024 was approximately $5.8 million, consisting primarily of net proceeds from equity financings.

Net cash provided by financing activities for the six months ended June 30, 2023 was $101,400, consisting of proceeds from a shareholder and an affiliate net of a $16,412 repayment of a long-term bank loan.

Net cash provided by financing activities during the year ended December 31, 2023 was $113,887, consisting primarily of proceeds from a shareholder and an affiliate net of a $32,609 repayment of a long-term bank loan.

Net cash used in financing activities during the year ended December 31, 2022 was $71,839, consisting primarily of a repayment of an amount due to a shareholder and repayment of a long-term bank loan net of a $8,089 proceed from an affiliate.

Commitments and Contingencies

YD Biopharma’s commitments include our operating lease liabilities. Other commitments primarily consist of debt obligations, including long-term bank loan, amount due to a shareholder and affiliate.

The following table summarize our contractual obligations and other commitments for cash expenditures as of June 30, 2024, and the years in which these obligations are due as follows (in thousands):

	Payments Due In
	Less than 1 year	1 – 2 years	2 – 3 years	3 – 4 years	4 – 5 years	Thereafter	Total
Operating lease liabilities(a)	$17	18	—	—	—	—	35
Amount due to a shareholder(b)	893	—	—	—	—	—	893
Amount due to an affiliate(b)	97	—	—	—	—	—	97
Bank loan(c)	19	—	—	—	—	—	19
Total commitments	$1,026	18	—	—	—	—	1,044

____________

(a)      YD Biopharma has contractual obligations in the form of operating leases for offices. During the six months ended June 30, 2024, YD Biopharma entered into a new operating lease agreement for the use of an office for 24 months. On the lease commencement, we recognized $37,984 and $37,984 of right-of-use and operating lease liabilities, respectively. The operating lease will be matured in April 2026.

(b)      The amount due to a shareholder and the amount due to an affiliate is interest-free, unsecured and payable on demand.

(c)      Interest on YD Biopharma’s bank loan is calculated based on stated contractual rates. The bank loan is unsecured and matures in December 2024.

According to the agreement entered with 3D Global in respect of the 3D Global Patent in June 2024, YD Biopharma is obligated to pay up to $4.0 million when certain conditions and milestones are satisfied and completed by 3D Global.

Off-Balance Sheet Arrangements

As of June 30, 2024 and December 31, 2023, we did not engage in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued and Adopted Accounting Standards

See Note 2 to YD Biopharma’s combined/condensed consolidated financial statements, included elsewhere in this proxy statement/prospectus, for a full description of recent accounting pronouncements, including the actual and expected dates of adoption and estimate effects on our consolidated results of operations and financial condition, which is incorporated herein by reference.

Significant Accounting Policies

Inventories

Inventories are accounted for using weighted average costing method and are stated at the lower of cost or net realizable value. YD Biopharma has established the policy of writing-down potential obsolete or slow-moving inventories is recorded as cost of revenue based on management’s assumptions about future demands and market conditions. There were no write-downs of inventory during the years ended December 31, 2022 and 2023, or for the three and six months ended June 30, 2024 and 2023.

Impairment of Long-Lived Assets

YD Biopharma reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. There was no impairment of long-lived assets recorded for the years ended December 31, 2022 and 2023, or for the three and six months ended June 30, 2024 and 2023.

Revenue Recognition

YD Biopharma recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

1.      Identify the contract with a customer

2.      Identify the performance obligations in the contract

3.      Determine the transaction price

4.      Allocate the transaction price to the performance obligations in the contract

5.      Recognize revenue when, or as, performance obligations are satisfied

As of June 30, 2024, YD Biopharma engages in the sales of drugs and medical and other related materials to corporate and retail customers. Products are marketed and sold primarily to the consumers in Taiwan, and all sales and property and equipment are within the Asia region. With the acquiring of the patents with 3D Global and EG BioMed, we planned to expand the product offering to corneal eye repair products and provide cancer detection testing services for pancreatic and breast cancer in near future. Revenue is recognized when its customer obtains control of promised goods and services provided in an amount that reflects the consideration which YD Biopharma expects to receive in exchange for those goods and services. YD Biopharma’s revenue from contracts with customers is derived from product revenue principally from the sale of products directly to its customers and presents revenue net of value-added tax (“VAT”).

The timing of product revenue recognition is a matter of judgment that depends on the relevant facts and circumstances to determine when the customer obtains control of the products being delivered. Revenues are recognized at the point in time when YD Biopharma has completed its performance obligation under the contract to deliver and transfer title of the products to the customer, which is generally upon shipment or when the customer accepts the product at their location. YD Biopharma does not offer sales rebates to its customers. Any discount will be net of the revenue at the time of the sale. Additionally, YD Biopharma does not provide its customers with the right to return product (except for quality issues). The customer is required to perform a product quality check immediately upon delivery of the products and any issue must be reported to YD Biopharma within a few days if identifying a quality issue.

YD Biopharma entered into subleasing arrangements to two drug stores in Taiwan to lease part of the leased premises to them. During the six months ended June 30, 2024, YD Biopharma also entered into leasing arrangements to corporate customers to lease equipment. YD Biopharma receives income from operating leases based on the fixed required rents (base rent) per the lease agreements. Rent revenue from base rents is recorded on the straight-line method, when collectability of the lease payments is deemed probable, over the terms of the related lease agreements. Operating lease revenue, as recorded on the straight-line method, in the statements of operation is recorded as other income. YD Biopharma recognized $24,533 and $38,594 of income from the subleasing arrangements to the drug stores for the years ended December 31, 2023 and 2022, respectively, and recognized $12,788 of income from the subleasing arrangement to a drug store and the leasing of equipment to other corporate customers for the six months ended June 30, 2024.

YD Biopharma also acts as an agent in certain revenue arrangements where it facilitates the sale of products on behalf of third-party sellers. In these arrangements, YD Biopharma does not control the specified goods before they are transferred to the customer, and therefore, YD Biopharma is an agent. When YD Biopharma is an agent, revenue is recognized on a net basis, representing the fee earned for facilitating the transaction. YD Biopharma’s performance obligation is to arrange for the provision of the product by the third-party seller to the customer.

BREEZE MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Breeze’s financial condition and results of operations should be read in conjunction with Breeze’s audited financial statements and the notes related thereto which are included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus. Pubco has engaged in no business activities to date and has no assets or liabilities of any kind, other than those incident to its formation. Management’s discussion and analysis of financial condition and results of operations of Pubco are omitted because it has not assets, no operations and no liabilities. The historical audited financial statements of Pubco as of June 30, 2024 and for the period from February 6, 2024 (inception) through June 30, 2024, and the related notes are included elsewhere in this proxy statement/prospectus. References in this section to “we”, “our”, “us”, the “Company”, or “Breeze” generally refer to Breeze Holdings Acquisition Corp.

Overview

Breeze is a blank check company formed under the laws of the State of Delaware on June 11, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of the IPO and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.

As indicated in the accompanying condensed consolidated financial statements at June 30, 2024 and December 31, 2023, the Company had $39,970 and $4,228 in cash, respectively, and a working capital deficit of $9,523,707 and $7,849,292, respectively (excluding prepaid income taxes, prepaid franchise taxes and excise tax payable). We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial business combination will be successful.

On November 25, 2020, Breeze consummated the IPO of 10,000,000 units at a price of $10.00 per unit, generating gross proceeds of $100,000,000. Following the IPO, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $116,725,000 was placed in the trust account. On September 24, 2024, Breeze, YD Biopharma and Merger Sub entered into the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Merger Agreement.

Pursuant to the Merger Agreement, at the Effective Time, the parties will consummate the Business Combination and YD Biopharma will become a direct subsidiary of Breeze.

Pursuant to the Merger Agreement and related agreements, on the Closing Date:

•        at the Effective Time, Breeze Merger Sub will merge with and into Breeze, with Breeze surviving, and immediately following the consummation of the Breeze Merger but on the same day, Company Merger Sub will merge with and into YD Biopharma, with YD Biopharma surviving. As a result of the Mergers, Breeze and YD Biopharma will become wholly-owned subsidiaries of Pubco. At the Effective Time, each share of Breeze Common Stock outstanding immediately prior to the Effective Time will become one share of Pubco Ordinary Shares;

•        each share of YD Biopharma Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into a number of Pubco Ordinary Shares equal to the Exchange Ratio;

•        at the Effective Time, all Breeze Warrants will become Pubco Warrants; and

•        at the Effective Time, all Breeze Rights will convert into the right to receive Pubco Ordinary Shares, subject to receipt of a valid certificate evidencing such Breeze Rights by the Rights Agent

The Merger is to become effective by the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The Certificate of Merger will specify that the Merger will become effective at the Effective Time. The parties will hold the Closing on the date of the Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from June 11, 2020 (inception) through June 30, 2024 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, after our Initial Public Offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account, and changes in the fair value of warrant liabilities. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2024, we had a net income of $17,103,566 which consisted of a gain of $17,476,250 in the fair value of warrant liabilities and operating costs of $537,407 offset by interest income of $170,987 on our Trust Account.

For the six months ended June 30, 2024, we had a net loss of $4,912,173, which consisted of a loss of $3,656,250 in the fair value of warrant liabilities and operating costs of $1,584,448, offset by interest income of $340,567 on our Trust Account.

For the three months ended June 30, 2023, we had a net loss of $1,510,300, which consisted of a loss of $1,354,000 in the fair value of warrant liabilities, interest income on the Trust Account of $152,184, partially offset by operating and formation costs of $303,335.

For the six months ended June 30, 2023, we had a net loss of $2,164,561, which consisted of a loss of $1,184,750 in the fair value of warrant liabilities, and interest income on the Trust Account of $220,511, partially offset by operating and formation costs of $1,193,464.

Liquidity and Capital Resources

On November 25, 2020, we consummated the IPO of 11,500,000 Units at a price of $10.00 per Unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the IPO (including the exercise of the over-allotment option), we consummated the sale of 5,425,000 Private Placement Warrants to the Sponsor and I-Bankers at a price of $1.00 per warrant, generating gross proceeds of $5,425,000.

Following the IPO, the exercise of the over-allotment option and the sale of the Private Placement Warrants, a total of $116,725,000 was placed in the Trust Account. We incurred $4,099,907 in transaction costs, including $2,300,000 of underwriting fees, $1,322,350 of representative share offering costs, and $477,557 of other offering costs.

As of June 30, 2024, we had cash held in an interest-bearing trust account of $39,970.

On December 20, 2022, January 25, 2023 and February 23, 2023 Breeze executed the fourth, fifth and sixth one-month extensions through March 26, 2023. The Company held a meeting of its stockholders on March 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “A&R COI”) to authorize the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. On March 29, 2023, Breeze executed the seventh one-month extension through April 26, 2023. On April 25, 2023, May 25, 2023, and June 26, 2023 Breeze executed the eighth, ninth and tenth one-month extensions through July 26, 2023. On August 3, 2023 and August 28, 2023, Breeze executed the eleventh and twelfth one-month extensions through September 26, 2023.

The Company held a meeting of its stockholders on September 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of September 26, 2023, up to nine (9) times for an additional one (1) month each time (ultimately until as late as June 26, 2024), and

(ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. On September 27, 2023, Breeze executed the thirteenth one-month extension through October 26, 2023. On October 25, 2023, November 27, 2023, December 27, 2023, January 26, 2024, February 27, 2024, March 26, 2024, May 7, 2024 Breeze executed the fourteenth, fifteenth, sixteenth, seventeenth, eighteenth, nineteenth, twentieth and twenty-first one-month extensions through June 26, 2024. On September 27, 2023, $206,650 was withdrawn of interest income from the Trust Account for payment of franchise and income taxes.

The Company held a meeting of its stockholders on June 21, 2024 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of June 26, 2024, up to six (6) times for an additional one (1) month each time (ultimately until as late as December 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. On June 26, 2024, August 1. 2024, and November 22, 2024 Breeze executed (including accrued interest) the twenty-second, twenty-third, twenty-fourth, twenty-fifth and twenty-sixth one-month extensions through November 26, 2024. If the Company executes all six (6) extensions, up to December 26, 2024 and has not completed a business combination, the Company may hold a meeting of its stockholders to approve (i) a proposal to amend the Company’s A&R COI to authorize the Company an extension for a designated time, and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company.

As of June 30, 2024, we had cash held in the trust account of $10,380,257, including $340,567 of interest. Interest income on the balance in the trust account may be used by us to pay taxes. On May 10, 2022, $109,000 was withdrawn from the Trust Account for payment of franchise and income taxes, on September 8, 2022, $122,247 was withdrawn from the Trust Account for payment of franchise and income taxes, on September 27, 2023, $209,650 was withdrawn of interest income from the Trust Account for payment of franchise and income taxes, and on June 24, 2024, $59,000 of interest income was withdrawn from the Trust Account for payment of franchise and income taxes.

For the six months ended June 30, 2024, cash used in operating activities was $1,222,258 which was due to a net loss of $4,912,173, a non-cash decrease in fair value of warrant liabilities of $3,656,250, interest income of $340,567 on the Trust Account, and a decrease in working capital of $374,232. For the same period cash provided by investing activities was $2,937,839 which was due to an investment of cash in the Trust Account of $202,873 a redemption of common stock of $3,081,712, and a withdrawal of $59,000 to pay for franchise and income taxes, and net cash used in financing activities was $1,679,839 which was due to proceeds from working capital loans and a promissory note from Sponsor of $1,199,000 and $202,873 respectively, and a redemption of common stock of $3,081,712.

For the six months ended June 30, 2023, cash used in operating activities was $1,053,129 which was due to net loss of $2,164,561, primarily offset by a non-cash increase in fair value of warrant liabilities of $1,184,750, interest of $220,511 on the Trust Account, and a decrease in working capital of $147,193. For the same period cash provided by investing activities was $5,112,348 which was due to investment in the Trust Account of $283,581, a redemption of common stock of $5,395,929, and net cash used in financing activities was $4,070,164 which was due to proceeds from a related party working capital loan of $1,083,500 and proceeds from a related party promissory note of $242,265 and, a redemption of common stock of $5,395,929.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less deferred underwriting commissions and income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2024 and December 31, 2023, the Company had $39,970 and $4,228, respectively, in cash held outside the Trust Account and a working capital deficit of $9,523,707 and $7,849,292, respectively (excluding prepaid income taxes, prepaid franchise taxes and excise tax payable).

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the initial stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.00 per warrant at the option of the lender.

However, all working capital promissory notes specifically state that the Sponsor has elected not to covert. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

On November 19, 2021, the Sponsor loaned the Company an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which the Company has to consummate a business combination from November 25, 2021 to February 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) December 26, 2024.

On February 1, 2022, the Company signed a Promissory Note with Sponsor, with a Maturity Date of March 26, 2023, for a total of up to $1,500,000. On October 1, 2022, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $4,000,000. On April 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $5,000,000. On October 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $6,000,000. On March 1, 2024, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $7,000,000. On July 1, 2024, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of December 26, 2024 for a total of up to $7,500,000. As of June 30, 2024, the amount outstanding under this working capital loan was $5,811,109 for direct working capital, and $926,698 for monthly SPAC extension funds for the months of September 2022 through June 2024 for a total of $6,737,807 from Sponsor. The Promissory Note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) December 26, 2024.

On February 18, 2022, the Sponsor loaned the Company an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which the Company has to consummate a business combination from February 25, 2022 to May 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) December 26, 2024.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the initial stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we will repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to our Sponsor, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Going Concern

As of June 30, 2024, the Company had $39,970 in cash held outside of the Trust Account and negative working capital of $9,523,707, excluding prepaid income taxes, prepaid franchise taxes and excise tax payable.

The Company’s liquidity needs prior to the consummation of the IPO were satisfied through proceeds of $25,000 from the sale of the Founder Shares, and a loan of $300,000 under an unsecured and non-interest-bearing promissory note. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied from the net proceeds from the private placement held outside of the Trust Account.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a business combination. In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). There is no assurance that the Company’s plans to consummate a business combination or obtain Working Capital Loans will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We believe we will need to raise additional funds in order to meet the expenditures required for operating our business. If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern within one year after the date that the financial statements are available to be issued. The Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of June 30, 2024 are not sufficient to complete its planned activities. These conditions raise a substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

Breeze did not have any off-balance sheet arrangements as of June 30, 2024 and December 31, 2022.

Contractual Obligations

On November 19, 2021 (as amended), the Sponsor loaned Breeze an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which Breeze has to consummate a business combination from November 25, 2021 to February 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) December 26, 2024.

On February 1, 2022, Breeze signed a Promissory Note with Sponsor, with a Maturity Date of March 26, 2023, for a total of up to $1,500,000. On October 1, 2022, Breeze signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $4,000,000. On April 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $5,000,000. On October 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $6,000,000. On March 1, 2024, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $7,000,000. On July 1, 2024, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of December 26, 2024 for a total of up to $7,500,000. As of June 30, 2024, the amount outstanding under this Promissory Note was $5,811,109 for direct working capital, and $926,698 for monthly SPAC extension funds for the months of September 2022 through June 2024 for a total of $6,737,807 from Sponsor. The Promissory Note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) December 26, 2024.

On February 18, 2022 (as amended), the Sponsor loaned Breeze an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which Breeze has to consummate a business combination from February 25, 2022 to May 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) December 26, 2024. Breeze additionally owes Sponsor $202,621 for expenses paid by Sponsor on behalf of the Company. The total amount owed Sponsor as of June 30, 2024 is $9,240,428.

Breeze does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay Breeze Financial, Inc. a monthly fee of $5,000 for office space, administrative and support services to Breeze.

The underwriters are entitled to a deferred fee of $0.275 per share based on 11,500,000 shares issued in the IPO, or $3,162,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

On October 30, 2024, Breeze signed a Merger Proxy/Business Combination Rate Agreement with Edgar Agents LLC, for SEC document preparation, printing and filing for the merger with YD Biopharma. The agreement includes an obligation to pay a Transaction Success Fee of $50,000 upon successful completion and filing of the documents with the SEC.

On February 29, 2024, Breeze signed a Public Relations Agreement with Gateway Group, Inc., for public relations services for a business combination. The agreement includes an obligation to pay a Transaction Success Fee of $20,000 upon the successful completion of a business combination.

On October 17, 2024, Breeze signed a Proxy Solicitation Services Agreement with D.F. King & Co., Inc. (“D.F. King”), for proxy solicitation services related to the Breeze shareholder meeting to approve the merger with YD Biopharma. The agreement includes an obligation to pay a service fee of $25,000 and a discretionary success fee, if warranted, at the sole discretion of Breeze, based upon the campaign and D.F. King’s performance.

Critical Accounting Policies

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. The critical accounting estimates, assumptions, judgements and the related policies that we believe have the most significant impact on our condensed consolidated financial statements are described below:

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the period ended December 31, 2023 as filed with the SEC on April 25, 2024. The financial information as of December 31, 2023 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K/A for the period ended December 31, 2023. The interim results for the six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the period ending December 31, 2024 or for any future interim periods.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiaries, Pubco, Breeze Merger Sub, and Company Merger Sub. From the inception of each operating subsidiary through June 30, 2024, the subsidiaries had no activity.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2024 and December 31, 2023.

Cash Held in Trust Account

As of June 30, 2024 and December 31, 2023, all of the assets held in the Trust Account were held as cash in an interest-bearing bank demand deposit account.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, see Note 7 to Breeze’s audited financial statements) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the condensed consolidated balance sheet and measured at fair value at inception (on the date of the Initial Public Offering) and at each reporting date thereafter in accordance with ASC 820, “Fair Value Measurement” (“ASC 820”), with changes in fair value recognized in the condensed consolidated statements of operations in the period of change.

In determining the fair value of the Company’s Public Warrants and Private Placement Warrants our third-party valuation firm uses the most observable inputs available. The valuation approach for our Public Warrants utilizes a back-solve lattice model and for our Private Placement Warrants uses a Modified Black-Scholes model. Some of the inputs used in the models include the dividend yield on the Company’s common stock, expected common stock price volatility, risk-free interest rate, expected business combination date and probability of completing the business combination. Several of these inputs are known and several use judgments. For instance, the probability of completing the business combination is derived by taking a sample of other special purpose acquisition companies and calculating the implied probability of completion for each company in the sample set. The average and 1st and 3rd quartiles of the implied probability of completion then formulates the basis for the probability utilized for the Company in the models. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact the Company’s valuation of its Public Warrants and Private Placement Warrants as of each valuation date and may have a material impact on the valuation of these warrants.

Breeze accounts for the warrants issued in connection with our initial public offering in accordance with Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the condensed statements of operations in the period of change.

Representative and Consultant Shares

Pursuant to the underwriting agreement (the “Underwriting Agreement”) between Breeze and I-Bankers (the “Representative”), on November 23, 2020, Breeze issued to the Representative and its designee 250,000 shares of common stock and separately agreed to issue Breeze’s Consultant 15,000 shares of common stock for nominal consideration in a private placement intended to be exempt from registration under Section 4(a)(2) of the Act. Breeze accounts for the Representative Shares and Consultant Shares as a deferred offering cost of the IPO. Accordingly, the offering cost will be allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Warrants will be expensed immediately in the Statement of Operations, while offering costs allocated to the redeemable Public Shares will be deferred and subsequently charged to temporary equity upon the completion of the IPO.

Common Stock Subject to Possible Redemption

All of the 11,500,000 shares of common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in Accounting Standards Classification (“ASC”) 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. Therefore, all of the shares of common stock sold as part of the Units in the Initial Public offering have been classified outside of permanent equity.

On September 13, 2022, the Company held its annual stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to March 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 3,076,817 shares of the Company’s common stock were redeemed. The 1,690,196 shares of common stock remaining from the Initial Public Offering were classified outside of permanent equity at that time.

On March 22, 2023, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to September 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.56 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 509,712 shares of the Company’s common stock were redeemed.

On September 22, 2023, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to June 26, 2024 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.77 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 21,208 shares of the Company’s common stock were redeemed.

On June 21, 2024, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to December 26, 2024 and was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($11.085 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 265,564 shares of the Company’s common stock were redeemed. The 893,712 shares and 1,159,276 shares of common stock remaining from the Initial Public Offering have been classified outside of permanent equity at June 30, 2024 and December 31, 2023, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are recorded as charges to additional paid-in capital and, if necessary, accumulated deficit. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are recorded as charges or credits to additional paid-in capital and, if necessary, accumulated deficit. Stockholders who elect to redeem their shares do so for a pro rata portion of the amount then in the Trust Account, and also receive any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses).

As of June 30, 2024 the common stock reflected in the condensed consolidated balance sheet are reconciled in the following table:

Common Stock Subject to Possible Redemption – December 31, 2023	$12,647,701
Plus:
Re-measurement of Common stock to redemption value	714,268
Less:
Common stock redeemed June 26, 2024	(3,081,712)
Common stock subject to possible redemption – June 30, 2024	$10,280,257

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-270 prescribes a recognition threshold and a measurement attribute for the financial statement’s recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company believes its calculation to be a reliable estimate an allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through June 30, 2024 and does not use the annual effective tax rate (AETR) method.

Net Income (Loss) Per Share

Net income per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period. As the Public Shares are considered to be redeemable at fair value, and a redemption at fair value does not amount to a distribution different than other stockholders, redeemable and non-redeemable shares of common stock are presented as one class of shares in calculating net income per share of common stock. As a result, the calculated net income per share is the same for redeemable and non-redeemable shares of common stock. For the six months ended June 30, 2024 and the year ended December 31, 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income per share is the same as basic net income per share for the periods presented.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the condensed consolidated balance sheet for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1	—

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2	—

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3	—	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Recent Accounting Standards

On December 14, 2023, the Financial Accounting Standards Board (FASB or Board) issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024 (generally, calendar year 2025) and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statement disclosures. Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Breeze is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Evaluation of Disclosure Controls and Procedures

Our management, including our Chief Executive Officer, who serves as our principal executive officer and our principal financial officer, carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on that evaluation, our management concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of June 30, 2024, because of the identified material weakness in our internal control over financial reporting described below.

During the year ended December 31, 2023, the Company determined that it failed to accurately prepare its income tax provision for the year ended December 31, 2023. The control deficiencies related to the preparation, reviews and accounting of the Company’s income tax provision and related expense represents a material weakness related to financial reporting.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in Internal Control Over Financial Reporting

During the most recently completed fiscal quarter, there has been no change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Breeze’s Relationships and Related Party Transactions

Founder Shares

On June 11, 2020, the Sponsor purchased 100 Breeze Founder Shares for an aggregate purchase price of $25,000. On July 15, 2020, Breeze effected a 28,750-for-1 forward stock split and, as a result, the Sponsor held 2,875,000 Breeze Founder Shares as of the date of Breeze’s IPO.

The 2,875,000 Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, 375,000 Founder Shares are no longer subject to forfeiture. The Founder Shares will automatically convert into shares of common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments.

The Sponsor and each holder of Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The Company had agreed with each of its four independent directors (the “Directors”) subsequent to incorporation of the Company to provide them the right to each purchase 25,000 Founder Shares with a par value of $0.0001 of the Company from Breeze Sponsor, LLC (the “Sponsor”). The Directors each exercised their right in full on July 6, 2021 and purchased 100,000 shares (25,000 per each Director) of the Founder Shares from Sponsor for a total of $10 in the aggregate. Sponsor has agreed to transfer 15,000 shares of its common stock to each of the Directors upon the closing of a Business Combination by the Company, with such shares currently beneficially owned by Sponsor.

The Sponsor and I-Bankers purchased an aggregate of 5,425,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of Breeze’s IPO. Of such amount, 4,325,000 Private Placement Warrants were purchased by the Sponsor, and an aggregate of 1,100,000 Private Placement Warrants were purchased by I-Bankers and Northland. The Private Placement Warrants (including the common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of Breeze’s initial business combination.

If any of Breeze’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Breeze’s executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Breeze’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Breeze’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or Breeze’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Breeze’s behalf.

Related-Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. However, all working capital promissory notes specifically state that the Sponsor has elected not to convert. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loan.

The Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses of Breeze’s IPO. On November 25, 2020, the outstanding balance under the promissory note in the aggregate amount of $145,617 was repaid.

On November 19, 2021 (as amended), the Sponsor loaned Breeze an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which Breeze has to consummate a business combination from November 25, 2021 to February 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) December 26, 2024.

On February 1, 2022, Breeze signed a Promissory Note with Sponsor, with a Maturity Date of March 26, 2023, for a total of up to $1,500,000. On October 1, 2022, Breeze signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $4,000,000. On February 18, 2022 (as amended), the Sponsor loaned Breeze an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which Breeze has to consummate a business combination from February 25, 2022 to May 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) December 26, 2024. Breeze additionally owes Sponsor $202,621 for expenses paid by Sponsor on behalf of the Company. The total amount owed Sponsor as of June 30, 2024 is $9,240,428.

On April 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $5,000,000. On October 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $6,000,000. On March 1, 2024, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $7,000,000. As of June 30, 2024, the amount outstanding under this Promissory Note was $5,811,109 for direct working capital, and $926,698 for monthly SPAC extension funds the Sponsor deposited into the Trust Account during the months of September 2022 through June 2024 for a total of $6,737,807 from Sponsor. The Promissory Note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) June 26, 2024. The Company additionally owes the Sponsor $202,621 for expenses paid by Sponsor on behalf of the Company. The total amount owed to the Sponsor as of June 30, 2024 is $9,240,428. On July 1, 2024, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of December 26, 2024 for a total of up to $7,500,000.

The Company had 12 months from the closing of the Initial Public Offering to consummate its initial Business Combination. However, by resolution of its board, requested by the Sponsor, the Company extended the period of time to consummate a Business Combination two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination). The Sponsor deposited additional funds into the Trust Account in order to extend the time available for the Company to consummate its initial Business Combination. The Sponsor deposited into the Trust Account for each three-month extension, $1,150,000 ($0.10 per share) on or prior to the date of the applicable deadline. On September 13, 2022, the Company held its annual stockholders’ meeting and approved the Company to extend the date of September 26, 2022, up to six (6) times for an additional one (1) month each time (ultimately until as late as March 26, 2023). For each one-month extension on September 26, October 26, November 26, December 26, 2022, January 25, 2023 and February 23, 2023 $59,157 ($0.035 per share) per extension, up to an aggregate of $354,942, or approximately $0.21 per share. The Company held a meeting of its stockholders on March 22, 2023 where the Company’s stockholders approved the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023). For each one-month extension through September 26, 2023, the Sponsor deposited into the Trust Account $41,317 ($0.035 per share) on March 30, 2023. April 25, 2023, May 25, 2023, June 26, 2023, August 2, 2023 and August 28, 2023. The Company held a meeting of its stockholders on September 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of September 26, 2023, up to nine (9) times for an additional one (1) month each time (ultimately until as late as June 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. For each one-month extension the Company deposited $40,575 ($0.035 per share) into the Trust Account. On September 27, 2023, Breeze executed the thirteenth one-month extension through October 26, 2023. On October 24, 2023, November 26, 2023, December 27, 2023, January 26, 2024, February 27, 2024, March 26, 2024, May 7, 2024 and June 3, 2024 Breeze executed the fourteenth, fifteenth, sixteenth, seventeenth, eighteenth, nineteenth, twentieth and twenty-first one-month extensions through June 26, 2024. The payments were made in the form of a loan. The loans are non-interest bearing and payable upon the consummation of the Company’s initial Business Combination. If the Company completes an initial Business Combination, it will repay such loaned amounts out of the proceeds of the Trust Account released to it. If the Company does not complete a Business Combination, it will not repay such loans. Furthermore, the letter agreement with the Company’s initial stockholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that the Company does not complete a Business Combination.

The Company held a meeting of its stockholders on June 21, 2024 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of June 26, 2024, up to six (6) times for an additional one (1) month each time (ultimately until as late as December 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. For each one-month extension the Company will deposit $31,280 ($0.035 per share) into the Trust Account. On June 26, 2024, August 1, 2024 and November 22, 2024, Breeze executed (including accrued interest) the twenty-second, twenty-third, twenty-fourth, twenty-fifth and twenty-sixth one-month extensions through November 26, 2024. If the Company executes all six (6) extensions, up to December 26, 2024 and has not completed a business combination, the Company may hold a meeting of its stockholders to approve (i) a proposal to amend the Company’s A&R COI to authorize the Company an extension for a designated time, and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Breeze’s officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we will repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from Breeze’s trust account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to the Sponsor, including as to exercise price, exercisability and exercise period. The terms of such loans by Breeze’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Breeze does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in Breeze’s trust account.

After Breeze’s initial business combination, members of Breeze’s management team who remain with us may be paid consulting, management or other fees from Pubco with any and all amounts being fully disclosed to Breeze’s Holders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to Breeze’s Holders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider Breeze’s initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

Breeze entered into a registration rights agreement and a lock-up agreement with respect to the Breeze Founder Shares, the Private Placement Warrants and warrants issued upon conversion of working capital loans (if any).

Administrative and Support Agreement

The Company entered into an agreement whereby, commencing on November 23, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $5,000 per month for office space, utilities and secretarial and administrative support services. For the six months ended June 30, 2024, the Company incurred and paid $30,000 in fees for these services of which such amounts are included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.

Representative and Consultant Shares

Pursuant to the underwriting agreement (the “Underwriting Agreement”) between Breeze and I-Bankers (the “Representative”), on November 23, 2020, Breeze issued to the Representative and its designee 250,000 shares of common stock and separately agreed to issue Breeze’s Consultant 15,000 shares of common stock for nominal consideration in a private placement intended to be exempt from registration under Section 4(a)(2) of the Act. Breeze accounts for the Representative Shares and Consultant Shares as a deferred offering cost of the IPO. Accordingly, the offering cost will be allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Warrants will be expensed immediately in the Statement of Operations, while offering costs allocated to the redeemable Public Shares will be deferred and subsequently charged to temporary equity upon the completion of the IPO.

In 2020, the Company estimated and recorded the fair value of the Representative Shares and Consultant Shares to be $1,322,350 based upon the price of the common stock issued ($4.99 per share) to the Representative and Consultant. The holders of the Representative Shares and Consultant Shares have agreed not to transfer, assign or sell any such shares until the later of (i) 30 days after the completion of a Business Combination and 180 days pursuant to FINRA Conduct Rule 5110(e)(1) following the effective date of the Registration Statement to anyone other than (i) the Representative or an underwriter or selected dealer in connection with the Offering, or (ii) a bona fide officer or partner of the Representative or of any such underwriter or selected dealer. Additionally, pursuant to FINRA Conduct Rule 5110(e), the Representative Shares and Consultant Shares will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement.

In addition, the holders of Representative Shares and Consultant Shares have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the time specified in the certificate of incorporation.

Registration and Stockholder Rights

Pursuant to a registration rights and stockholder agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration and stockholder rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In the case of the private placement warrants and representative shares issued to I-Bankers Securities, the demand registration rights provided will not be exercisable for longer than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C) and the piggyback registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company has engaged I-Bankers Securities, Inc. on November 23, 2020, as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay I-Bankers Securities, Inc. a cash fee for such services upon the consummation of a Business Combination in an amount equal to 2.75% of the gross proceeds of Initial Public Offering, or $3,162,500.

Public Relations Agreement

On February 29, 2024, the Company signed a Public Relations Agreement with Gateway Group, Inc., for public relations services for a business combination. The agreement includes an obligation to pay a Transaction Success Fee of $20,000 upon the successful completion of a business combination.

Policy for Approval of Related Party Transactions

Breeze’s audit committee must review and approve any related person transaction we propose to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of our company and our stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

•        whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•        whether there are business reasons for us to enter into the transaction;

•        whether the transaction would impair the independence of an outside director;

•        whether the transaction would present an improper conflict of interest for any director or executive officer; and

•        any pre-existing contractual obligations.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

Our Sponsor, officers and directors are deemed to be our “promoter” as such term is defined under the federal securities laws.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that our initial business combination is fair to our company and our stockholders from a financial point of view. No finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by us to our sponsor, officers or directors, or any affiliate of our sponsor or officers, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, the following payments have been or will be made to our sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of our initial public offering held in the trust account prior to the completion of our initial business combination:

•        Repayment of up to an aggregate of $145,617 in loans made to us by our sponsor to cover offering related and organizational expenses;

•        Payment to an affiliate of our sponsor of $5,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        Repayment of loans which may be made by our sponsor or an affiliate of our sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,000,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender.

Breeze’s audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates.

YD Biopharma’s Relationships and Related Party Transactions

License Agreements

On June 19, 2024, Yong Ding Biopharm Co., Ltd. (“Yong Ding”), a subsidiary of YD Biopharma (together, the “Group”), entered into an exclusive licensed patent and know-how agreement and a supplementary agreement dated on June 28, 2024 with 3D Global Biotech Inc. (“3D Global”), a company registered in Taiwan and listed in Taipei Stock Exchange, to acquire a global exclusive licensed patent and know-how. Dr. Shen, the Chief Executive Officer and Chairman of the Group, owns approximately 14.97% of common shares of 3D Global. The licensed patent involves the formula and technology of cell culture process, technology of cell bank construction, exosome purification, authentication technology, and exosome production which are derived from the methods of culturing human corneal limbus cells and the relevant know-how (the “3D Global Patent”). The total consideration of the 3D Global Patent is $5,000,000 included VAT or $4,761,905 net of VAT. As of June 30, 2024, the Group paid $1,000,000 included VAT or $952,381 net of VAT to 3D Global for the patent, formula and know-how of the technology, which is not for use in particular research and development projects and that have alternative future use.

The Group will pay the remaining amounts to 3D Global for further research and development of this technology and expand the application to a variety of new eye-related drugs and products when certain conditions and milestones are satisfied and completed by 3D Global. The Group is also obligated to pay a royalty of 10% of the sales of the products generated from 3D Global Patent to 3D Global on a quarterly basis.

On June 25, 2024, the Group entered into an exclusive licensed patent and know-how agreement with EG BioMed Co., Ltd. (“EG BioMed”), a Taiwan registered company, under which Dr. Shen, the Chief Executive Officer and Chairman of the Group is a director and owns 46.16% of equity interest, to acquire the licensed patent of Methylation analysis technology for application in pancreatic cancer and the relevant know-how (the “EG BioMed Pancreatic Cancer Patent”). The Group can use the licensed patent and know-how in the United States for manufacturing, offering for sale, selling, using, or importing the product and providing detection services for the aforementioned purposes. The consideration of the EG BioMed Pancreatic Cancer Patent is NTD 60,000,000 ($1,848,000), and the Group is obligated to pay a royalty of 7% of the sales of the services generated from EG BioMed Patent to EG BioMed on quarterly basis. When acquired, the EG BioMed Pancreatic Cancer Patent and the know-how enable the Group to commence the pancreatic cancer early detection service business for income generation.

On September 30, 2024, the Group entered into a supplementary agreement with EG BioMed, a Taiwan registered company, under which Dr. Shen, the Chief Executive Officer and Chairman of the Group is a director and owns 46.16% of equity interest, in respect of the EG BioMed Pancreatic Cancer Patent. It was mutually agreed by both parties to extend the licensed period of the EG BioMed Pancreatic Cancer Patent to the term of 20 years from the date of the original agreement and automatically renews for an additional 5 years upon the completion of the Business Combination.

On September 30, 2024, the Group entered into an exclusive licensed patent and know-how agreement with EG BioMed, a Taiwan registered company under which Dr. Shen, the Chief Executive Officer and Chairman of the Group is a director and owns 46.16% of equity interest, to acquire the licensed patent of Methylation analysis technology for application in breast cancer and the relevant know-how (the “EG BioMed Breast Cancer Patent”). The Group can use the licensed patent and know-how in the United States for manufacturing, offering for sale, selling, using, or importing the product and providing detection services for the aforementioned purposes. The Group is obligated to pay a royalty of 20% of the sales of the services generated from EG BioMed Breast Cancer Patent to EG BioMed on a quarterly basis. When acquired, the EG BioMed Breast Cancer Patent and the know-how enable the Group to commence the breast cancer early detection service business for income generation.

Other Related Party Transactions

In June 2020, the Group entered into an operating lease with Chencheng Pei-hu Pharmacy (“Chencheng”) to lease part of its office premises from June 2020 to June 2023. Chencheng is owned by Mr. Wu, who is a director of Yong Ding and a shareholder of YD Biopharma. As of June 30, 2024 and December 31, 2023, the lease has no outstanding lease term with Chencheng.

As of [_______], 2024, the Group had amounts due from related parties of $[_______] and amounts due to related parties of $[_______].

Policy for Approval of Related Party Transactions Post-Business Combination

Upon consummation of the Business Combination, it is anticipated that the Pubco board of directors will adopt a written Related Person Transactions Policy that sets forth Pubco’s policies and procedures regarding the identification, review, consideration, and oversight of “related person transactions.” For purposes of Pubco’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Pubco or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to Pubco as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of Pubco’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of Pubco’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to Pubco’s audit committee (or, where review by Pubco’s audit committee would be inappropriate, to another independent body of the Pubco Board) for review. To identify related person transactions in advance, Pubco will rely on information supplied by Pubco’s executive officers, directors and certain significant shareholders.

In determining whether to approve a related party transaction, Pubco’s audit committee must consider, among other factors, the following factors to the extent relevant:

•        whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•        whether there are business reasons for us to enter into the transaction;

•        whether the transaction would impair the independence of an outside director;

•        whether the transaction would present an improper conflict of interest for any director or executive officer; and

•        any pre-existing contractual obligations.

Pubco’s audit committee will approve only those transactions that it determines are fair to us and in Pubco’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

References in this section to “we”, “our”, “us” and the “Company” generally refer to YD Biopharma and its consolidated subsidiaries, prior to the Business Combination and Pubco and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following table sets forth the persons Breeze and YD Biopharma anticipate will become the directors and executive officers of Pubco.

Name	Age	Position
Ethan Shen, Ph.D.	48	Chief Executive Officer & Chairman
		Chief Financial Officer
		Chief Medical Officer
		Chief Technology Officer
		Director
		Director
		Director
		Director
Albert McLelland	66	Director
J. Douglas Ramsey, Ph.D.	64	Director

The Pubco Board is expected to be composed of seven (7) directors, consisting of two Breeze designees (at least one of whom shall be an “independent director”), four YD Biopharma designees (at least three of whom shall be “independent directors”) and the chief executive officer of Pubco. Additionally, certain current YD Biopharma management personnel will become officers of Breeze. To qualify as an “independent director” under the Merger Agreement, a designee shall both (i) qualify as “independent” under the rules of the Nasdaq Stock Market and (ii) not have had any business relationship with either Breeze or YD Biopharma or any of their respective subsidiaries, including as an officer or director thereof, other than for a period of less than six months prior to the date of the Merger Agreement.

Biographical information concerning the anticipated directors and executive officers of Pubco is set forth below.

A description of the business experience of Ethan Shen, Ph.D., is provided above under the heading “Management of YD Biopharma — Board of Directors and Executive Officers.”

A description of the business experience of J. Douglas Ramsey, Ph.D. and Albert McLelland, is provided above under the heading “Information about Breeze — Directors and Executive Officers.”

[PLACEHOLDER FOR DIRECTOR AND OFFICER BIOS]

Corporate Governance

We will structure our corporate governance in a manner Breeze and YD Biopharma believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•        we will have a majority of independent directors and independent director representation on our audit, compensation, and nominating and corporate governance committees immediately following the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        we will implement a range of other corporate governance practices, including implementing a robust director education program.

Foreign Private Issuer Status

As a foreign private issuer, Pubco will be exempt from the rules under the Exchange Act requiring the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Pubco will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. Pubco will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, Pubco’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

Corporate Governance Practices and Foreign Private Issuer Status

Pubco is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, Pubco is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco Ordinary Shares. Accordingly, after the Business Combination, if you continue to hold Pubco Ordinary Shares, you may receive less or different information about Pubco than you currently receive about Breeze.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the laws of the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee, a nominating or a corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Pubco Ordinary Shares.

Pubco also intends to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and with respect to Nasdaq shareholder approval rules. Whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 331∕3% of the total issued and outstanding voting power of our shares at each general meeting, pursuant to the post-Closing Pubco A&R MAA to be effective immediately prior to the listing of the Pubco Ordinary Shares, the quorum required for a general meeting will consist of [at least two (2) shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-third in nominal value of the total issued voting shares.]

Classification of Board of Directors

Effective immediately upon the Closing of the Business Combination, each Class I director will have a term that expires immediately following Pubco’s first annual general meeting, each Class II director will have a term that expires immediately following Pubco’s second annual general meeting, and each Class III director will have a term that expires immediately following Pubco’s third annual general meeting, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death.

We are proposing [_______] and [•] to serve as the Class I directors, [_______] to serve as Class II directors and [_______] to serve as Class III directors.

Independence of our Board of Directors

Pubco currently expects that upon consummation of the Business Combination, four (4) of its seven (7) directors will be independent directors and Pubco’s Board will have an independent audit committee, nominating and corporate governance committee, and compensation committee. We anticipate that [_______] will be “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules.

Board Committees

Audit Committee

Our audit committee will be responsible for, among other things

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon consummation of the Business Combination, we anticipate that Pubco’s audit committee will consist of [_______], each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and Nasdaq rules and will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Pubco’s Board will adopt a new written charter for the audit committee, which will be available on Pubco’s website after adoption. The reference to Pubco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Pubco’s website into this proxy statement/prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•        overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•        reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•        reviewing and approving all employment agreement and severance arrangements for our executive officers;

•        making recommendations to our board of directors regarding the compensation of our directors; and

•        retaining and overseeing any compensation consultants.

Upon consummation of the Business Combination, we anticipate that Pubco’s compensation committee will consist of [________] each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. Pubco’s Board will adopt a new written charter for the compensation committee, which will be available on Pubco’s website after adoption. The reference to Pubco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Pubco’s website into this proxy statement/prospectus.

Nominating and Corporate Governance Committee

Our nominating committee will be responsible for, among other things:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        overseeing succession planning for our Chief Executive Officer and other executive officers;

•        periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•        overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•        developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines.

Upon consummation of the Business Combination, we anticipate that Pubco’s nominating and corporate governance committee will consist of [_______], each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to nominating and corporate governance committee membership. Pubco’s Board will adopt a new written charter for the nominating and corporate governance committee, which will be available on Pubco’s website after adoption. The reference to Pubco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Pubco’s website into this proxy statement/prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Code of Ethics

Pubco’s Board will adopt a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on Pubco’s website. In addition, Pubco intends to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to Pubco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Pubco’s website into this proxy statement/prospectus.

Compensation of Directors and Officers

Following the Closing of the Business Combination, we expect Pubco’s executive compensation program to reflect YD Biopharma’s compensation policies and philosophies, as they may be modified and updated from time to time.

Following the Closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the Pubco Board. Following the consummation of the Business Combination, we intend to adopt an appropriate non-employee director compensation program pursuant to which our non-employee directors will be eligible to receive a combination of an annual cash retainer, meeting fees, and equity-based awards.

EXECUTIVE COMPENSATION

Breeze Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Until the earlier of consummation of our initial business combination and our liquidation, beginning on the closing date of our initial public offering, we have agreed to pay an affiliate of one of our officers a total of $5,000 per month for office space, utilities, secretarial support and other administrative and consulting services. Our executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from Pubco. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined by a compensation committee constituted solely by independent directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

DESCRIPTION OF PUBCO’S SECURITIES

As a result of the Business Combination, Breeze Holders and YD Biopharma Equity Holders who receive Pubco Ordinary Shares in the Business Combination will become Pubco shareholders. Your rights as Pubco shareholders will be governed by the laws of the Cayman Islands, the Companies Act and Pubco’s memorandum and articles of association. The following description of the material terms of the share capital of Pubco following the closing of the Business Combination includes a summary of specified provisions of the Pubco A&R MAA that will be in effect upon closing of the Business Combination. This description is qualified by reference to the Pubco A&R MAA as will be in effect upon consummation of the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated in this proxy statement/prospectus by reference. In this section, the terms “Pubco,” “we,” “our” or “us” refer to YD Bio Limited following the completion of the Business Combination, and all capitalized terms used in this section are as defined in the Pubco A&R MAA, unless elsewhere defined herein.

Pubco is a Cayman Islands exempted company and its affairs are governed by Pubco’s memorandum and articles of association, as amended, and subject to, the Companies Act, and the common law of the Cayman Islands.

As of the date of this proxy statement/prospectus, the authorized share capital of Pubco is US$50,000 divided into 500,000,000 Pubco Ordinary Shares of US$0.0001 par value each, with one Pubco Ordinary Share issued and outstanding.

Following the completion of the Business Combination, Pubco will have up to [________] Pubco Ordinary Shares issued and outstanding (assuming no redemptions upon Closing), or up to [______] Pubco Ordinary Shares issued and outstanding (assuming maximum redemptions upon Closing).

The following includes a summary of the material provisions of the Pubco A&R MAA of the Pubco after the completion of the Business Combination and the Cayman Companies Act in so far as they relate to the material terms of Pubco Ordinary Shares. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Pubco A&R MAA attached as Annex B to this proxy statement/prospectus.

Ordinary Shares

General

All of the issued Pubco Ordinary Shares are fully paid and non-assessable. Pubco Ordinary Shares are issued in registered form and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Companies Act and the Pubco A&R MAA regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Dividends

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Pubco A&R MAA:

•        the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

•        our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors. Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account.

Voting Rights

Resolution put to the vote of the meeting shall be decided on a poll, and subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, or, in the case of corporations, by their duly authorized representatives, at a general meeting, and includes a written resolution signed by the requisite majority in accordance with the Pubco A&R MAA, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting includes a written resolution signed by all of the shareholders entitled to vote at such meeting.

Directors’ Power to Issue Shares

Subject to the provisions of the Cayman Companies Act and the Pubco A&R MAA (including provisions about the redemption and purchase of Pubco Ordinary Shares), our board of directors may, in their absolute discretion and without the approval of the shareholders, cause us to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide.

Transfer of Pubco Ordinary Shares

Subject to any applicable requirements set forth in the Pubco A&R MAA and provided that a transfer of Pubco Ordinary Shares complies with applicable rules of a designated stock exchange, a shareholder may transfer Pubco Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by a designated stock exchange or in any other form approved by the directors, executed:

•        where the Pubco Ordinary Shares are fully paid, by or on behalf of that shareholder; and

•        where the Pubco Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Pubco Ordinary Share until the name of the transferee is entered into our register of members.

Where the Pubco Ordinary Shares in question are not listed or subject to the rules of a designated stock exchange, the board of directors may in its absolute discretion, decline to register any transfer of any Pubco Ordinary Share that has not been fully paid up or is subject to a company lien. The board of directors may also decline to register any transfer of any Pubco Ordinary Shares unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the Pubco Ordinary Shares to which it relates and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of Pubco Ordinary Shares;

•        the instrument of transfer is properly stamped, if required;

•        the Pubco Ordinary Shares transferred are Fully Paid Up (as defined under the Pubco A&R MAA) and free of any lien in favor of Pubco;

•        in the case of a transfer to joint holders, the number of joint holders to whom the Pubco Ordinary Share is to be transferred does not exceed four; and

•        any applicable fee of such maximum sum as a designated stock exchange may determine to be payable or such lesser sum as the directors may from time to time require is paid to Pubco in respect thereof.

If our directors refuse to register a transfer of any share of any class not listed on a designated stock exchange, they shall, within one month after the date on which the instrument of transfer was lodged with the Pubco, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 Clear Days (as defined under the Pubco A&R MAA)’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 Clear Days in any year.

Liquidation

If the Pubco is wound up, the shareholders may, subject to the Pubco A&R MAA and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

•        to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

•        to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

•        either alone or jointly with any other person, whether or not that other person is a shareholder; and

•        whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 clear days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Forfeiture or Surrender of Shares

If a call remains unpaid after it has become due and payable, the directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall contain the place where payment is to be made and a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with the Pubco A&R MAA, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the directors think fit.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Redemption of Pubco Ordinary Shares

Subject to the provisions of the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

•        issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

•        with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

•        purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Variations of Rights of Shares

Whenever the capital of Pubco is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a Special Resolution (as defined in Pubco A&R MAA) at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 clear days’ notice of an extraordinary general meeting and 21 clear days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Inspection of Books and Records

Holders of Pubco Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders).

Alteration of Share Capital

Subject to the Companies Act, we may from time to time by ordinary resolution:

•        increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

•        consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•        convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

•        sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

•        cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Directors

Under the Pubco A&R MAA, unless fixed by ordinary resolution, the maximum number of directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless otherwise determined by the Pubco by ordinary resolution, the directors (other than alternate directors) shall be entitled to such remuneration by way of fees for their services in the office of Director as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

A director may be removed by ordinary resolution.

A director may at any time resign from office by giving us notice in writing or, if permitted pursuant to the notice provisions, in an electronic record delivered in either case in accordance with those provisions. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Without prejudice to the provisions in Pubco A&R MAA, for retirement (by rotation or otherwise), a director’s office shall forthwith if:

•        he is prohibited by the law of the Cayman Islands from acting as a director;

•        he is made bankrupt or makes an arrangement or composition with his creditors generally;

•        he resigns his office by notice to us;

•        he only held office as a director for a fixed term and such term expires;

•        in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

•        he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

•        he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

•        without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is affected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)     the statutory provisions as to the required majority vote have been met;

(b)    the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)     the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)    the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)     an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)    an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)     an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Special Considerations for Exempted Companies

Pubco is an exempted company incorporated with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to make its register of members open to inspection by shareholders of that company;

•        does not have to hold an annual general meeting;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Pubco A&R MAA on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Pubco’s shares. In addition, there are no provisions in the Pubco A&R MAA governing the ownership threshold above which shareholder ownership must be disclosed.

Enforceability of Civil Liability under Cayman Islands Law

The Pubco was registered by way of continuation as an exempted company with limited liability in the Cayman Islands. The Pubco enjoys the following benefits: (a) political and economic stability; (b) an effective judicial system; (c) a favorable tax system; (d) the absence of exchange control or currency restrictions; and (e) the availability of professional and support services. However, certain disadvantages accompany registered as exempted company in the Cayman Islands. These disadvantages include:

•        the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

There is uncertainty as to whether the courts of the Cayman Islands would:

•        recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)     is given by a foreign court of competent jurisdiction;

(b)    imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)     is final;

(d)    is not in respect of taxes, a fine or a penalty;

(e)     was not obtained by fraud; and

(f)     is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases, the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•        the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

•        the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

•        the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g., to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

Registration Rights

On November 21, 2024, Breeze, the Breeze Initial Stockholders and Pubco entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Pubco will be obligated to file a registration statement to register the resale of certain securities of Pubco held by the Breeze Initial Stockholders after the Closing. The Registration Rights Agreement also provides the Breeze Initial Stockholders with “piggy-back” registration rights, subject to certain requirements and customary conditions. For more information, see the section titled “The Merger Agreement — Other Agreements Related to the Business Combination.”

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

MARKET PRICE AND DIVIDEND INFORMATION

The Breeze Common Stock, Breeze Warrants, and Breeze Rights are each quoted on OTCQX Best Market under the symbols “BRZH,” “BRZHW,” and “BRZHR” respectively.

The closing price of the Breeze Common Stock, Breeze Warrants, and Breeze Rights on September 24, 2024, the last Trading Day before announcement of the execution of the Merger Agreement, was $11.26, $0.21, and $0.08 respectively. As of [•], 2024, the closing price for the Breeze Common Stock, Breeze Warrants, and Breeze Rights was $[•], $[•], $[•], and $[•], respectively.

Pubco intends to apply to list the Pubco Ordinary Shares and Pubco Public Warrants on the Trading Market with the ticker symbols “YDES” and “YDESW”. It is a condition to consummation of the Business Combination in the Merger Agreement that the Pubco Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq. Pubco, the Company and Breeze have certain obligations in the Merger Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying the Nasdaq. The Nasdaq listing condition in the Merger Agreement may be waived by the parties to the Merger Agreement.

Holders

As of [•], 2024, there were holders of record of Breeze Common Stock [•] holders of record of Breeze Warrants, and [•] holders of record of Breeze Rights.

Dividend Policy

Breeze has not paid any cash dividends on its shares of Breeze Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of Pubco from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of Pubco.

COMPARISON OF STOCKHOLDER RIGHTS

	Breeze	Pubco
STOCKHOLDER APPROVAL OF BUSINESS COMBINATIONS

Generally, under the DGCL, completion of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

The DGCL also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the DGCL.

The Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies of the Cayman Islands. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. Under the Companies Act, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

	Breeze	Pubco
SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED STOCKHOLDERS

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

The Companies Act does not require interested shareholders to refrain from voting on proposals in respect of a merger or consolidation with other companies, unless otherwise specified in the company’s memorandum and articles.

STOCKHOLDER RIGHTS PLAN

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

Breeze does not currently have a stockholder rights plan in effect.

There are no provisions under the Companies Act which requires shareholders’ approval for issuance of shares under the company’s authorized share capital, unless such requirement is specified in the company’s memorandum and articles of association.

Pubco A&R MAA provides that the board of directors have a general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Accordingly, the directors may issue such shares within its authorised share capital at its discretion on such terms, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

APPRAISAL RIGHTS

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

Breeze’s Existing Charter and Existing Bylaws do not provide a provision regarding appraisal rights.

Section 238 of the Cayman Islands Companies Act gives shareholders a statutory right to dissent from the merger of a Cayman Islands incorporated company. Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

	Breeze	Pubco
STOCKHOLDER CONSENT TO ACTION WITHOUT MEETING

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing.

Breeze’s Existing Proposal provides that any action required or permitted to be taken by the stockholders of Breeze must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been approved by either (i) at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders who, being entitled to do so, attend and vote at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of our shareholders.

The Pubco Amended Memorandum and Articles will provide that shareholders may pass (i) a special resolution in writing in lieu of a meeting if it is signed unanimously by all shareholders entitled to vote at such meeting and (ii) an ordinary resolution in writing in lieu of a meeting if it is signed by the required majority of shareholders entitled so to vote and subject to the satisfaction of the conditions set out in the Pubco Amended Memorandum and Articles.

MEETINGS OF STOCKHOLDERS

Breeze’s Existing Bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the Breeze Board. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Breeze’s Existing Bylaws provide that a special meeting of the stockholders of Breeze may be called only by the chairman of the Breeze, chief executive officer, or the Breeze Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person.

Pubco A&R MAA provides that Pubco may, but shall not (unless required by the applicable Designated Stock Exchange Rules) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the board.

The directors may call a general meeting at any time. The directors must also call a general meeting if requisition by one or more shareholders who together hold at least ten per cent of the rights to vote at such general meeting. All general meetings other than annual general meetings shall be called extraordinary general meetings.

	Breeze	Pubco

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting. Breeze’s Existing Bylaws provide that at a stockholders meeting the holders of shares of outstanding capital stock of Breeze representing a majority of the voting power of all outstanding shares of capital stock of Breeze entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

•   surplus of the corporation, which is defined as net assets less statutory capital; or

•   if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors shall not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Pubco A&R MAA, (i) the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and (ii) Pubco’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie. Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, Pubco may by action of the directors:

•   issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

	Breeze	Pubco

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares, which are entitled upon any distribution of its assets to a preference over another class or series of its shares, if such shares will be retired and the capital reduced.

Pursuant to the Breeze Existing Charter, Breeze will provide all holders of shares of Breeze Common Stock included as part of the units sold in the Breeze IPO with the opportunity to have their shares redeemed upon the consummation of the Business Combination for cash equal to the applicable redemption price per share; provided, however, that Breeze will only redeem or repurchase such shares so long as (after such redemption) Breeze’s net tangible assets will be at least $5,000,001 either immediately prior to or upon the consummation of the Business Combination. Additionally, it is a condition to YD Biopharma closing under the Merger Agreement, that Pubco has, in the aggregate, at least $30,000,000 of available cash upon the consummation of the Business Combination.

•   with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

•   purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

Pubco may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares. When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

NUMBER OF DIRECTORS

A typical certificate of incorporation and bylaws under the DGCL would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. The Breeze Board consists of seven directors, divided into three classes, with only one class of directors being elected in each year, and each class serving a three-year term.

Pubco A&R MAA provides that Pubco shall have a board of directors consisting of not less than one person provided however that the Company may by ordinary resolution increase or reduce the limits in the number of directors. Unless fixed by ordinary resolution, the maximum number of directors shall be unlimited.

	Breeze	Pubco
VACANCIES ON BOARD OF DIRECTORS

The Breeze Existing Charter provides that any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if such remaining directors comprise less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was added or in which the vacancy occurred and until such director’s successor has been duly elected and qualified.

As a matter of Cayman Islands law, nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

The Pubco A&R MAA provide that a director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

The Breeze Existing Charter provides for a classified board divided into two classes, with only one class of directors being elected in each year and each class serving a two-year term, and that directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of Breeze’s stockholders entitled to vote generally in the election of directors, voting together as a single class.

As a matter of Cayman Islands law, nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

The Pubco A&R MAA provide that a director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director. In addition, for as long as Pubco’s shares are listed on a designated stock exchange, the directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible, of one third of the total number of directors constituting the whole board.

COMMITTEES	Breeze’s Existing Bylaws authorize the Breeze Board to designate one or more committees by resolution of the Board. Each committee is to consist of one or more directors.

The Pubco A&R MAA authorize the Pubco board to delegate any of their powers to one or more committees by resolution of the Board. For so long as Shares are listed on a Designated Stock Exchange, any such committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by applicable law.

	Breeze	Pubco
CUMULATIVE VOTING

Under the DGCL, a corporation may adopt in its certificate of incorporation that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion. Breeze has not adopted cumulative voting rights.

There are no prohibitions in relation to cumulative voting under the Companies Act but our Pubco A&R MAA do not provide for cumulative voting.
AMENDMENT OF GOVERNING DOCUMENTS

Under the DGCL, a certificate of incorporation may be amended if:

•   the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

•   the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise.

Under the Companies Act, the memorandum and articles of association of a Cayman Islands company may only be amended if the same has been approved by special resolution of the shareholders, being a resolution of a general meeting passed by a two thirds majority of the shareholders entitled to vote thereat present at the meeting or a written resolution signed by all Members entitled to vote.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend the bylaws.

The Breeze Existing Charter provides that Breeze reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Breeze Existing Charter.

	Breeze	Pubco

The Breeze Existing Charter provides that the Breeze Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Existing Bylaws. The affirmative vote of a majority of the board shall be required to adopt, amend, alter or repeal the Existing Bylaws.

The Existing Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, that in addition to any vote of the holders of any class or series of capital stock of Breeze required by law or by this Existing Charter, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Breeze entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Existing Bylaws; and provided further, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Breeze Board that would have been valid if such bylaws had not been adopted.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination made by the corporation that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

•   by a majority of the disinterested directors, even if such directors comprise less than a quorum;

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud, dishonesty, willful default or willful neglect.

Breeze	Pubco

•   by a committee of disinterested directors designated by a majority vote of disinterested directors, even if such directors comprise less than a quorum;

•   by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

•   by the stockholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers, contingent upon those individuals’ commitment to repay any advances, unless it is ultimately determined that those individuals are entitled to be indemnified.

Breeze’s Existing Charter provides that to the fullest extent permitted by applicable law, Breeze shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Breeze or, while a director or officer of Breeze, is or was serving at the request of Breeze as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses reasonably incurred by such indemnitee in connection with such proceeding.

Pubco Amended Memorandum and Articles provide that, to the extent permitted by law, Pubco shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, willful default or willful neglect.

	Breeze	Pubco
LIMITED LIABILITY OF DIRECTORS

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Breeze’s certificate of incorporation provides that a director of Breeze shall not be personally liable to Breeze or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL unless a director (i) violated his or her duty of loyalty to Breeze or its stockholders, (ii) acted in bad faith, (iii) knowingly or intentionally violated the law, (iv) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (v) derived improper personal benefit from his or her actions as a director.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the indemnified person’s own fraud, dishonesty, willful default or willful neglect or against the consequences of committing a crime.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF STOCKHOLDERS

Under the Breeze Existing Bylaws, any stockholder may bring proper business before an annual meeting, including nominations to the Breeze Board, but only if the stockholder gives timely notice, in writing and proper form, of the stockholder’s intention to bring the business before the meeting.

The Cayman Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association.

STOCKHOLDERS’ SUITS

Under the DGCL, a stockholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated stockholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a stockholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a stockholder through the duration of the lawsuit.

In principle, the company will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•   a company acts or proposes to act illegally or ultra vires;

•   the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•   those who control the company are perpetrating a “fraud on the minority.

Breeze	Pubco

The DGCL requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

Under Breeze’s Existing Charter, unless Breeze consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any derivative action or proceeding brought on behalf of Breeze.

BENEFICIAL OWNERSHIP

The following table sets forth information regarding the beneficial ownership of Breeze Common Stock as of [•], 2024, by:

•        each person known by Breeze to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•        each of Breeze’s executive officers and directors that beneficially owns shares of our common stock; and

•        all Breeze’s executive officers and directors as a group.

The Breeze Initial Stockholders and Breeze’s directors, officers, advisors or their affiliates may purchase shares of Breeze Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so and have no current plans to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Breeze’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Breeze Holders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Breeze Common Stock owned by the Sponsor and/or Breeze’s directors, officers, advisors, or their affiliates.

In addition, if such purchases are made, the public “float” of Breeze Common Stock and the number of beneficial holders of Breeze’s securities may be reduced, possibly making it difficult for Pubco to obtain the quotation, listing or trading of its securities on a national securities exchange.

Unless otherwise indicated, Breeze believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Breeze Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. In the table below, percentage ownership is based on 4,033,712 shares of common stock as of the Breeze Record Date.

Name and Address of Beneficial Owner(1)	Common Stock
	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
Breeze Sponsor, LLC(2)	2,475,000	61.4%
J. Douglas Ramsey, Ph.D.(3)	2,475,000	61.4%
Russell D. Griffin(3)	—	*
Charles C. Ross(3)	—	*
Albert McLelland	25,000	*
Bill Stark	25,000	*
Robert Lee Thomas	25,000	*
James L. Williams	—	*
All directors and executive officers as a group (7 individuals)	2,550,000	63.2%
Harraden Circle Investors, LP(4)	534,698	13.3%
Feis Equities LLC(5)	533,108	13.2%
I-Bankers Securities, Inc.	512,500	12.7%
Cowen Financial Products LLC(6)	250,000	6.2%

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each of the following entities or individuals (other than I-Bankers Securities, Inc.) is c/o Breeze Holdings Acquisition Corp., 955 W. John Carpenter Fwy., Suite 100-929, Irving, TX 75039.

(2)      Represents shares of common stock owned by our sponsor, Breeze Sponsor, LLC (our “Sponsor”). Dr. Ramsey is the manager of the Sponsor and has voting and dispositive control over all such shares. Dr. Ramsey disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein. Our Sponsor has agreed to transfer 15,000 shares of its common stock to each independent director upon the closing of an initial business combination by the Company, with such shares currently beneficially owned by Sponsor.

(3)      Does not include any securities held by our Sponsor, of which each person is a direct or indirect member.

(4)      Based solely on the Schedule 13G filed with the SEC on May 6, 2022 by Harraden Circle Investors, LP (“Harraden Circle Investors”) with respect to shares of common stock held by Harraden Circle Investors. Harraden GP is the general partner to Harraden Circle Investors, and Harraden LLC is the general partner of Harraden GP. Harraden Adviser serves as investment manager to Harraden Circle Investors. Mr. Fortmiller is the managing member of each of Harraden LLC and Harraden Adviser. In such capacities, each of Harraden GP, Harraden LLC, Harraden Adviser and Mr. Fortmiller may be deemed to indirectly beneficially own the Shares reported herein directly beneficially owned by Harraden Circle Investors. The business address of the reporting persons is 299 Park Avenue, 21st Floor, New York, NY 10171.

(5)      Based solely on the amendment to Schedule 13G filed with the SEC on May 3, 2022 by Feis Equities LLC (“Feis Equities”) and Lawrence M. Feis (“Mr. Feis”) with respect to shares of common stock held by Feis Equities and Mr. Feis. Mr. Feis is the Managing Member of Feis Equities. The business address of the reporting persons is 20 North Wacker Drive, Suite 2115, Chicago, IL 60606.

(6)      Based solely on the amendment to Schedule 13G filed with the SEC on February 2, 2024 by Cowen Financial Products LLC. The business address of the reporting person is 599 Lexington Ave., New York, NY 10022.

The following table shows the beneficial ownership of YD Biopharma Securities as of [•], 2024 by:

•        each person known by YD Biopharma to beneficially own more than 5% of the outstanding YD Biopharma Securities;

•        each of YD Biopharma’s named executive officers and directors; and

•        all of YD Biopharma’s executive officers and directors as a group.

Unless otherwise indicated, YD Biopharma believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of YD Biopharma Securities beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any YD Biopharma Securities as to which the holder has sole or shared voting power or investment power and also any YD Biopharma Securities which the holder has the right to acquire within 60 days of [•], 2024 through the exercise of any option, conversion or any other right. The table does not include stock options and restricted shares held by the executive officers that do not vest or become exercisable, and do not provide voting rights, within 60 days of the date of this proxy statement/prospectus. See the section entitled “Management of YD Biopharma.”

As of November [•], 2024, there were 1,191,766 YD Biopharma Securities outstanding (excluding treasury shares and on a fully-diluted basis).

Unless otherwise noted, the business address of each beneficial owner is c/o YD Biopharma Limited, 12F., No. 3, Xingnan St., Nangang Dist., Taipei City 115001, Taiwan.

Name of Beneficial Owner(1)	YD Biopharma Securities
	Number	Percentage
Ethan Shen, Ph.D.	960,448	80.6%
		%
All directors and executive officers as a group ([_] individuals)	960,448	80.6%

5% Stockholders
Lin Yu Ming	63,507	5.3%
Vision AP	57,720	5.0%

____________

*        Less than one percent

The following table shows the beneficial ownership of Pubco Ordinary Shares following the consummation of the Business Combination by:

•        each person known to Pubco who will beneficially own more than 5% of the Pubco Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination;

•        each person who will become an executive officer or a director of Pubco upon consummation of the Business Combination;

•        all of the executive officers and directors of Pubco as a group upon consummation of the Business Combination; and

•        Breeze Sponsor, LLC.

Except as otherwise noted herein, the number and percentage of Pubco Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Pubco Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Pubco Ordinary Shares which the holder has the right to acquire within 60 days of [•], 2024 through the exercise of any option, warrant or any other right.

The expected beneficial ownership of Pubco Ordinary Shares immediately following the Closing has been determined based upon the Capitalization Assumptions.

Unless otherwise noted, the business address of each beneficial owner is c/o YD Biopharma Limited, 12F., No. 3, Xingnan St., Nangang Dist., Taipei City 115001, Taiwan. In the table below, percentage ownership is based on 70,712,909 Pubco Ordinary Shares immediately after the Closing based on the Capitalization Assumptions:

Name of Beneficial Owner	Post-Business Combination
	Number	Percentage
Ethan Shen, Ph.D.		%
J. Douglas Ramsey, Ph.D.		%
Albert McLelland		*
%
All directors and executive officers as a group (10 individuals)		%
Lin Yu Ming
Vision AP
Breeze Sponsor, LLC		%

Dividends

Breeze has not paid any cash dividends on the Breeze Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, Pubco will have [•] Pubco Ordinary Shares authorized but unissued. Upon completion of the Business Combination, Pubco share capital will equal $[•], represented by [•] Pubco Ordinary Shares with a par value of $0.0001 per share.

The following table illustrates the number and percentage ownership of Pubco Ordinary Shares immediately after the Closing based on the Capitalization Assumptions:

Stockholders	Number	Percentage
Breeze Holders:	4,608,712	6.5%
Breeze Public Holders	893,712	1.3%
Breeze Rights Holders	575,000	0.8%
Sponsor	2,415,000	3.4%
Breeze Independent Directors	160,000	0.2%
I-Bankers	512,500	0.7%
Northland	37,500	0.1%
Consultant	15,000	—%
YD Biopharma Equity Holders:	66,104,197	93.5%
Total	70,712,909	100.0%

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Sales of substantial amounts of the Pubco Ordinary Shares in the public market could adversely affect prevailing market prices of the Pubco Ordinary Shares. Prior to the Business Combination, there has been no public market for Pubco Ordinary Shares. Pubco intends to apply for listing of the Pubco Ordinary Shares and Pubco Warrants on Nasdaq, but Pubco cannot assure you that Nasdaq will approve the Pubco Ordinary Shares or the Pubco Warrants for listing or that a regular trading market will develop in the Pubco Ordinary Shares and Pubco Warrants.

Lock-Up and Registration Rights Agreements

On September 24, 2024, Breeze, YD Biopharma, Pubco, the Breeze Initial Stockholders and certain YD Biopharma Equity Holders entered into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which the Breeze Initial Stockholders and such YD Biopharma Equity Holders have agreed, among other things, to refrain from selling or transferring their Pubco Ordinary Shares for a period of eight months following the Closing, subject to early release (a) of 10% of their Pubco Ordinary Shares if the daily volume weighted average closing sale price of Pubco Ordinary Shares quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $12.50 per share, (b) of an additional 10% of their Pubco Ordinary Shares if the daily volume weighted average closing sale price of Pubco Ordinary Shares quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $15.00 per share; (c) of all of their Pubco Ordinary Shares upon the occurrence of a Subsequent Transaction; and (d) upon the determination of the Pubco board of directors (including a majority of the independent directors) following the six month anniversary of the Closing Date.

On November 21, 2024, Breeze, the Breeze Initial Stockholders, and Pubco entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Pubco will be obligated to file a registration statement to register the resale of certain securities of Pubco held by the Breeze Initial Stockholders after the Closing. The Registration Rights Agreement also provides the Breeze Initial Stockholders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Rule 144

All of the Pubco Ordinary Shares that will be outstanding upon the completion of the Business Combination, other than (a) the Pubco Ordinary Shares held by holders of Breeze Public Shares and (b) the Pubco Ordinary Shares issued to YD Biopharma Shareholders other than affiliates of YD Biopharma prior to the Merger, may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Pubco and has beneficially owned Pubco’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Pubco. Persons who are affiliates of Pubco and have beneficially owned Pubco’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class; or

•        the average weekly trading volume of Pubco Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Pubco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

SECURITIES ACT RESTRICTIONS ON RESALE OF BREEZE’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Pubco Ordinary Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Pubco at the time of, or at any time during the three months preceding, a sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Pubco was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Pubco Ordinary Shares for at least six months but who are affiliates of Pubco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Pubco Ordinary Shares then outstanding; or

•        the average weekly reported trading volume of the Pubco Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Pubco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, Pubco will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Breeze Initial Stockholders will be able to sell their common stock and private placement warrants, and any Pubco Ordinary Shares received as a result thereof, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

APPRAISAL RIGHTS

Breeze stockholders, Breeze unitholders and Breeze warrant holders do not have appraisal rights in connection with the Transactions under the DGCL.

OTHER PROPOSED ACTION

The Breeze Board does not intend to bring any other matters before the Special Meeting, nor does it know of any matters which other persons intend to bring before the Special Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Special Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Breeze Board.

REQUISITION OF SHAREHOLDER MEETINGS

Pubco’s Proposed Charter establish an advance notice procedure for shareholders who wish to requisition a general meeting of shareholders. Pubco’s Proposed Charter provides that requisition must be in writing and given by one or more shareholders who together hold at least ten per cent (10%) of the rights to vote at such general meeting. The requisition must also (a) specify the purpose of the meeting; (b) be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign); and (c) be delivered in accordance with the notice provisions. Should the directors of Pubco fail to call a general meeting within 21 clear days’ from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before Pubco begins to print and send out its proxy materials for such 2024 annual meeting.

FUTURE SHAREHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the shareholders at our 2025 annual meeting of shareholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our memorandum and articles of association then in effect. Such proposals must be received by Pubco at its executive offices a reasonable time before Pubco begins to print and mail its 2025 annual meeting proxy materials in order to be considered for inclusion in Pubco proxy materials for the 2025 annual meeting.

Shareholder Proposals

Pubco’s Proposed Charter establishes an advance notice procedure for shareholders who wish to requisition a general meeting of shareholders. Pubco’s Proposed Charter provide that the requisition must be in writing and given by one or more shareholders who together hold at least ten per cent (10%) of the rights to vote at such general meeting. The requisition must also (a) specify the purpose of the meeting; (b) be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign); and (c) be delivered in accordance with the notice provisions. Should the directors of Pubco fail to call a general meeting within 21 clear days’ from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

LEGAL MATTERS

The validity of the Pubco Ordinary Shares to be issued in connection with the Business Combination and certain other Cayman Islands legal matters will be passed upon for Pubco by Ogier. Certain legal matters relating to U.S. law will be passed upon for Pubco by ArentFox Schiff, LLP, Washington, D.C. and the material U.S. federal income tax consequences of the Business Combination will be passed upon by ArentFox Schiff, LLP, Washington, DC. Certain legal matters relating to Taiwan law will be passed upon for Pubco by [____].

EXPERTS

The consolidated financial statements of YD Bio Limited as of June 30, 2024 and for the period from February 6, 2024 (inception) through June 30, 2024 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of YD Bio Limited to continue as a going concern as described in Note 2 of the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of YD Biopharma Limited as of December 31, 2023, and for the years ended December 31, 2023 and 2022, included in this proxy statement/prospectus have been audited by ARK Pro CPA & Co, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Breeze Holdings Acquisition Corp. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Breeze to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT; WARRANT AGENT; RIGHTS AGENT AND REGISTRAR

The registrar and transfer agent for the shares of common stock of Breeze and Pubco and the warrant agent for Breeze’s warrants is Continental Stock Transfer & Trust Company. Breeze has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, warrant agent, and rights agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

STOCKHOLDER COMMUNICATIONS AND DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Stockholders and interested parties may communicate with the Breeze Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care Breeze Holdings Acquisition Corp., 955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039. Following the Business Combination, such communications should be sent in care of YD Biopharma, 12F., No. 3, Xingnan St., Nangang Dist., Taipei City 115001, Taiwan. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Householding Information

Pursuant to the rules of the SEC, Breeze and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Breeze’s annual report to stockholders and Breeze’s proxy statement/prospectus. Upon written or oral request, Breeze will deliver a separate copy of the annual report and/or proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Breeze deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Breeze deliver single copies of such documents in the future. Stockholders may notify Breeze of their requests by calling or writing Breeze at its principal executive offices at 955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039 or (619) 500-7747.

WHERE YOU CAN FIND MORE INFORMATION

Breeze files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Breeze’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

All documents subsequently filed by Breeze pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date on which the special meeting of stockholders is held, shall be deemed to be incorporated by reference into this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Breeze Holdings Acquisition Corp.
Attention: J. Douglas Ramsey, Ph.D., CEO
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Telephone: (619) 500-7747

You may also obtain these documents by requesting them in writing or by telephone from Breeze’s proxy solicitation agent at the following address, telephone number and email:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Brokers and Banks Call Collect: (212) 269-5550
All Others Call Toll-Free: (888) 625-2588
Email: BRZH@dfking.com

If you are a stockholder of Breeze and would like to request documents, please do so by [•], 2024 to receive them before the Breeze special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information in this proxy statement/prospectus relating to Breeze has been supplied by Breeze, and all such information relating to YD Biopharma has been supplied by YD Biopharma. Information provided by either Breeze or YD Biopharma does not constitute any representation, estimate or projection of any other party.

None of Breeze, Breeze Merger Sub, Company Merger Sub, Pubco or YD Biopharma has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus.

Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

YD BIO LIMITED

YD BIOPHARMA LIMITED AND SUBSIDIARY

BREEZE HOLDINGS ACQUISITION CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors of
YD Bio Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of YD Bio Limited (the “Company”) as of June 30, 2024, the related consolidated statements of operations, changes in stockholder’s deficit and cash flows for the period from February 6, 2024 (inception) through June 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and the results of its operations and its cash flows for the period from February 6, 2024 (inception) through June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has not commenced operations and will need to raise additional funds to meet its future obligations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp
Marcum llp

We have served as the Company’s auditor since 2024.

Morristown, New Jersey
December 17, 2024

YD BIO LIMITED
CONSOLIDATED BALANCE SHEET
(In U.S. dollars, except for share and per share data)

June 30, 2024
ASSETS
Receivable from stockholder	$0
Total assets	$0

LIABILITIES AND STOCKHOLDER’S EQUITY
Total liabilities	$—
Stockholder’s equity:
Ordinary Shares, $0.0001 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	0
Additional paid-in capital	—
Total stockholder’s equity	0
Total liabilities and stockholder’s equity	$0

The accompanying notes are an integral part of these financial statements.

YD BIO LIMITED
CONSOLIDATED STATEMENT OF OPERATIONS
(In U.S. dollars, except for share and per share data)

For the period from February 6, 2024 (inception) through June 30, 2024
Operating expenses
General and administrative expenses	$—
Total operating expenses	—

Net income	$—

Weighted average number of share outstanding, basic and diluted	1,000
Basic and diluted net income per ordinary share	$—

The accompanying notes are an integral part of these financial statements.

YD BIO LIMITED
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
(In U.S. dollars, except for share and per share data)

	Ordinary shares		Accumulated income	Total stockholder’s equity
	Shares	Amount
Balance as of February 6, 2024 (inception)	—	$—	$—	$—
Issuance of common stock	1,000	0	—	0
Balance as of June 30, 2024	1,000	$0	$—	$0

The accompanying notes are an integral part of these financial statements.

YD BIO LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS
(In U.S. dollars)

For the period from February 6, 2024 (inception) through June 30, 2024
Cash Flows from Financing Activities
Receivable from stockholder	$(0)
Sale of common stock	0
Net cash provided by (used in) financing activities	—
Net change in cash	—
Cash, beginning of the period	—
Cash, end of the period	$—

The accompanying notes are an integral part of these financial statements.

YD BIO LIMITED
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

YD Bio Limited (the “Company” or “Pubco”) was registered by way of continuation as a Cayman Islands exempted company limited by shares on November 14, 2024. The Company was originally incorporated in Delaware under the name True Velocity, Inc. on February 6, 2024, becoming a direct wholly-owned subsidiary of Breeze Holdings Acquisition Corp., and changed its name to YD Bio Limited on November 18, 2024. The Company has not commenced any operations since its formation. The Company was re-domesticated solely for the purpose of completing the transactions contemplated by the Merger Agreement and Plan of Reorganization, dated September 24, 2024 (as may be further amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”).

The parties to the Merger Agreement include (i) Pubco, (ii) Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”), (iii) Breeze Merger Sub, Inc., a Delaware corporation and which will be a direct, wholly-owned subsidiary of Pubco (“Breeze Merger Sub”), (iv) BH Biopharma Merger Sub Limited, a Cayman Islands exempted company (“Company Merger Sub,” with Company Merger Sub and Breeze Merger Sub together referred to herein as the “Merger Subs”), and (v) YD Biopharma Limited, a Cayman Islands exempted company (“YD Biopharma”), including the transactions contemplated thereby. In connection with and upon the consummation of the merger contemplated by the Merger Agreement, Breeze will become a wholly-owned subsidiary of Pubco.

Pursuant to the terms of the Merger Agreement, Breeze Merger Sub will merge with and into Breeze with Breeze surviving the merger as a wholly-owned subsidiary of Pubco (the “Breeze Merger”), and Company Merger Sub will merge with and into YD Biopharma, with YD Biopharma surviving such merger as a wholly-owned subsidiary of Pubco (the “Company Merger” and together with the Breeze Merger, the “Mergers” and together with the other transactions and ancillary agreements contemplated by the Merger Agreement, the “Business Combination”).

Following the consummation of the transaction contemplated by the Merger Agreement, the Company will be the surviving publicly traded entity and will own all of the equity interests of Breeze and YD Biopharma. However, the consummation of the transactions contemplated by the Merger Agreement is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

NOTE 2 — GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Company has not commenced any operations since its formation. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to generate net income for the foreseeable future. Accordingly, the Company may not be able to obtain additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to address this uncertainty through a Business Combination as discussed in Notes 1. The Company’s financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The financial statement of the Company is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation:

The financial statements include the financial statements of the Company and its subsidiary.

YD BIO LIMITED
Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS

The Company was originally incorporated in Delaware and capitalized under the name True Velocity, Inc. on February 6, 2024, through the issuance of 1,000 shares of common stock to Breeze. There are no contractual obligations or other arrangements with related parties except as specified in the Merger Agreement.

NOTE 5 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to December 13, 2024, the date that the interim financial statement was available to be issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Common Stock

On November 14, 2024, upon the re-domestication of the Company the authorized share capital of the Company was changed to 500,000,000 ordinary shares with a par value of $0.0001 per share, and the Company was changed from a Delaware corporation to a Cayman Islands exempted company.

On November 18, 2024, the name of the Company was changed to YD Bio Limited from True Velocity, Inc..

Company Merger Sub

On November 19, 2024, the Company Merger Sub was incorporated as a Cayman Islands exempted company with authorized share capital of 50,000 ordinary shares with a par value of $1.00 per share, transferred 1 ordinary share from the subscriber to the Company and issued 9 ordinary shares to the Company for $1.00 per share making the Company Merger Sub a wholly-owned subsidiary of the Company. The Company Merger Sub has had no other activity since its inception.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of YD Biopharma Limited

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of YD Biopharma Limited and Subsidiary (the “Company”) as of December 31, 2023 and 2022, and the related combined statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

We have served as the Company’s auditor since 2024.

Hong Kong, China

August 30, 2024

PCAOB ID: 3299

YD BIOPHARMA LIMITED
COMBINED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$87,098	$30,142
Accounts receivable, net	98,167	36,578
Inventories	69,404	38,666
Prepaid expenses and other current assets	17,055	21,986
TOTAL CURRENT ASSETS	271,724	127,372
Long-term investments	10,618	10,650
Operating lease right-of-use assets, net	13,115	56,099
Property, plant and equipment, net	1,190	3,855
Deferred tax assets, non-current	24,565	28,781
TOTAL ASSETS	$321,212	$226,757
LIABILITIES
CURRENT LIABILITIES
Amount due to a shareholder	$113,642	$60,724
Amount due to an affiliate	103,609	9,214
Long-term bank loan with current maturities	34,319	32,356
Operating lease liabilities, current	13,257	44,539
Accounts payable	17,976	12,573
Accrued expenses and other liabilities	15,415	10,800
TOTAL CURRENT LIABILITIES	298,218	170,206

Long-term bank loan	—	35,087
Operating lease liabilities, non-current	—	12,129
TOTAL LIABILITIES	298,218	217,422
Commitments and contingencies (Note 13)
SHAREHOLDERS’ EQUITY
Common shares, $0.10 par value; 5,000,000 shares authorized; 1,051,997 issued and outstanding as of December 31, 2023 and 2022, respectively*	$105,200	$105,200
Additional paid-in capital	386,067	386,067
Accumulated deficits	(515,484)	(529,044)
Accumulated other comprehensive income	47,211	47,112
Total shareholder’s equity	22,994	9,335
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$321,212	$226,757

____________

*        The shares amounts are presented on a retroactive basis, due to group reorganization (see Note 1).

The accompanying notes are an integral part of these combined financial statements.

YD BIOPHARMA LIMITED
COMBINED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
Revenue	$350,131	$364,124
Cost of revenue	(196,686)	(230,941)
Gross profit	153,445	133,183

Operating expenses
General and administrative expenses	153,069	173,896
Selling and marketing expenses	7,492	6,879
Impairment (recovery) of expected credit loss	2,731	(2,683)
Total operating expenses	163,292	178,092

Loss from operations	(9,847)	(44,909)

Other income (expenses)
Other income (expenses), net	29,351	55,965
Interest income	290	96
Impairment of long-term investments	—	(56,391)
Interest expenses	(2,144)	(3,176)
Total other income (expenses), net	27,497	(3,506)

Income (loss) before income tax	17,650	(48,415)
Income tax	(4,090)	(2,370)
Net income (loss)	$13,560	$(50,785)

The accompanying notes are an integral part of these combined financial statements.

YD BIOPHARMA LIMITED
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2023	2022
Net income (loss)	$13,560	$(50,785)
Other comprehensive income (loss), net of tax:
Change in cumulative foreign currency translation	99	(4,802)
Comprehensive income (loss)	$13,659	$(55,587)

The accompanying notes are an integral part of these combined financial statements.

YD BIOPHARMA LIMITED
COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Shares		Additional paid-in capital	Accumulated deficits	Accumulative other comprehensive income	Total
	Shares*	Amount
Balance at January 1, 2022	1,051,997	$105,200	$386,067	$(478,259)	$51,914	$64,922
Net loss	—	—	—	(50,785)	—	(50,785)
Foreign currency translation adjustment	—	—	—	—	(4,802)	(4,802)
Balance at December 31, 2022	1,051,997	$105,200	$386,067	$(529,044)	$47,112	$9,335
Net income	—	—	—	13,560	—	13,560
Foreign currency translation adjustment	—	—	—	—	99	99
Balance at December 31, 2023	1,051,997	$105,200	$386,067	$(515,484)	$47,211	$22,994

____________

*        The shares amounts are presented on a retroactive basis, due to group reorganization (see Note 1).

The accompanying notes are an integral part of these combined financial statements.

YD BIOPHARMA LIMITED
COMBINED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$13,560	$(50,785)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Income taxes	4,090	2,370
Depreciation expenses	2,452	3,634
Impairment (recovery) of expected credit loss	2,731	(2,683)
Impairment of long-term investments	—	56,391
Loss on disposal of property and equipment	466	—
Lease expenses	47,740	59,511
Changes in operating assets and liabilities
Accounts receivable	(63,858)	99,227
Inventories	(30,570)	(2,613)
Prepaid expenses and other current assets	4,818	(9,592)
Accounts payable	5,391	(12,184)
Notes payables	—	(7,640)
Accrued expenses and other liabilities	4,605	(8,160)
Operating lease liabilities	(47,082)	(57,530)
Net cash (used in) provided by operating activities	(55,657)	69,946

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(290)	—
Proceed for long-term investment	—	(67,400)
Net cash used in investing activities	(290)	(67,400)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (repayment of) amount due to a shareholder	52,952	(46,629)
Proceeds from amount due to an affiliate	93,544	8,089
Repayment of long-term bank loans	(32,609)	(33,299)
Net cash provided by (used in) financing activities	113,887	(71,839)
Effect of change in exchange rate	(984)	(7,083)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	56,956	(76,376)
Cash and cash equivalents, beginning of year	30,142	106,518
Cash and cash equivalents, end of year	$87,098	$30,142

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid	$—	$—
Interest paid	$2,144	$3,176

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTMENT AND FINANCIAL ACTIVITIES INFORMATION:
Lease liabilities arising from obtaining right-of-use assets	$4,249	$—

The accompanying notes are an integral part of these combined financial statements.

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

1. ORGANIZATION

YD Biopharma Limited (“YD Bio” or the “Company”) was incorporated in the Cayman Islands on March 14, 2024 by Dr. Shen Hsieh-Tsung (“Dr. Shen”), with the initial authorized and issued share capital of $50,000 divided into 50,000 common shares at the par value of $1.00 each. It was established in connection with the group restructuring of Yong Ding Biopharma Co., Ltd. (“Yong Ding”), a company incorporated in the Republic of China (“ROC” or “Taiwan”) on April 23, 2013 (the “Group Restructuring”).

The address of its registered office is 17th floor, No. 3, Yuanqu Street, Nangang District, Taipei City, Taiwan. Yong Ding was established and controlled by Dr. Shen. Upon its formation, Yong Ding had share capital of New Taiwan Dollars (“NTD”) 1,000,000 (U.S. Dollar “US$” or “$” 33,400). On June 23, 2014, Yong Ding changed the organization structure to a corporation and changed the share capital to 100,000 common shares at NTD 10 each. At the same date, Yong Ding capitalized the shareholders loans of NTD 5,005,000 ($167,167) and issued 500,500 common shares at NTD 10 each. Thereafter, Yong Ding has 600,500 common shares at NTD 10 each and the share capital became NTD 6,005,000 ($200,567). On October 6, 2014, Yong Ding increased the authorized share capital to NTD 20,005,000 ($652,767) with 2,000,500 shares at NTD 10 each. On the same date, Yong Ding’s shareholders approved to issue 900,000 common shares at NTD 10 each for cash. On November 28, 2014, the issuance of 900,000 shares was completed. Thereafter, Yong Ding has the authorized share capital of NTD 20,005,000 ($652,767) and issued share capital of NTD 15,005,000 ($491,267).

Upon incorporation in June 2014, Dr. Shen owned 99.92% of Yong Ding. After the completion of share issuance on November 28, 2014, Dr. Shen owned 99.97% of Yong Ding’s equity interest. On June 1, 2015, Dr. Shen sold 280,000 shares (18.66% of Yong Ding’s equity interest) to two third party shareholders, and lowered his shareholding in Yong Ding to 81.31%. On July 7, 2016, Dr. Shen sold 150,000 shares (10.00% of Yong Ding’s equity interest) and 150,000 shares (10.00% of Yong Ding’s equity interest) to a director of Yong Ding, Mr. Wu Cheng-feng (“Mr. Wu”) and Mr. Lin Yu-Ming (“Mr. Lin”), respectively. Dr. Shen has then lowered his shareholding in Yong Ding to 61.31%. On July 23, 2019, Dr. Shen purchased 80,000 shares (5.33% of Yong Ding’s equity interest) from a third party shareholder, and increased his shareholding in Yong Ding to 66.64%. On February 9, 2021, Dr. Shen purchased 200,000 shares (13.33% of Yong Ding’s equity interest) from another third party shareholder, and increased his shareholding in Yong Ding to 79.97%. On April 20, 2021, Dr. Shen sold 150,000 shares (10.00% of Yong Ding’s equity interest) to MacLaude Investment Company Limited (“MacLaude Investment”), a third party Taiwan registered company. Dr. Shen has then lowered his shareholding in Yong Ding to 69.97%.

On March 31, 2022, Dr. Shen sold 30,000 shares (2.00% of equity interest) to Mr. Lin and the aggregate of 60,000 shares (3.99% of equity interest) to other shareholders at NTD 10 each, for a total of NTD 1,200,000 (US$62,882). Dr. Shen has lowered the equity interest of Yong Ding to 63.98%. On the same day, Mr. Lin transferred his entire equity interest of Yong Ding (180,000 shares or 12.00% of equity interest) to Yu-Din Investment Co., Ltd. (“Yu-Din Investment”), a Taiwan registered company which he controlled and held 99.80%, at NTD 10 per share, for a total of NTD1,800,000 (US$62,882).

On June 12, 2024, Dr. Shen acquired 500 shares (0.03% of equity interest) from another shareholder at NTD per share, for a total of NTD 5,000 (US$167). After that and prior to the Group Restructuring in June 2024, Dr. Shen owned 64.01% of Yong Ding. Yu-Din Investment and Mr. Wu held 12.00% and 10.00% of Yong Ding’s equity interest, respectively. MacLaude Investment owned 10.00% of Yong Ding’s equity interest. The remaining 3.99% of equity interests are owned by 4 other shareholders (the “Other Yong Ding Shareholders”). Prior to the Group Restructuring, Dr. Shen, Mr. Lin, Mr. Wu and the Other Yong Ding Shareholders (collectively known as the “Yong Ding Original Shareholders”) effectively owned 89.98% of Yong Ding’s equity interest.

On March 14, 2024, Dr, Shen established YD Bio, a company incorporated in Cayman Islands as the sole shareholder with the initial authorized and issued share capital of $50,000 divided into 50,000 common shares at the par value of $1.00 each, with the intention to perform the Group Restructuring of Yong Ding and the Company. On June 7, 2024, YD Bio amended its Memorandum and Articles of Association and altered the authorized share capital by sub-dividing the authorized share capital to $50,000 divided into 500,000 common shares with the par value of $0.10

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

1. ORGANIZATION (cont.)

each. Thereafter, Dr. Shen owned 500,000 common shares with the par value of $0.10 each. On the same date, YD Bio increased the authorized share capital from $50,000 divided into 500,000 common shares with the par value of $0.10 each to $500,000 divided into 5,000,000 common shares with the par value of $0.10 each.

On June 12, 2024, YD Bio issued 57,720 common shares to Vision AP Capital Management Consulting Limited (“Vision AP”) with the par value at $0.10 each for $0.10 per share, which represented the share capital of $5,772. On June 14, 2024, YD Bio bought back 500,000 common shares from Dr. Shen for $50,000. At the same date, YD Bio issued the aggregate of 154,277 shares with the par value of $0.10 each to the Yong Ding Original Shareholders for $3.00 per share, which represented the share capital of $15,428 and the additional paid in capital of $447,403.

After that, YD Bio has the issued and outstanding common shares of 211,997 with the par value of $0.10 each, and represented the share capital of $21,200 and the additional paid in capital of $447,403. After that, the Yong Ding Original Shareholders owned 72.77% of YD Bio’s common shares. On June 18, 2024, YD Bio purchased the entire equity interest of Yong Ding from the Yong Ding Original Shareholders at NTD 10 each and owned 90.00% equity interest of Yong Ding.

On June 19, 2024, Dr. Shen acquired 150,000 shares (10.00% of the equity interest) of Yong Ding from MacLaude Investment. On June 20, 2024, Dr. Shen transferred these 150,000 shares of Yong Ding to YD Bio at NTD 10 each, for the total of NTD 1,500,000 ($46,366). After that, YD Bio has completed the acquisition of 100% of common shares of Yong Ding at NTD 15,005,000 ($462,833) from all the shareholders of Yong Ding and became the sole shareholder of Yong Ding. On June 26, 2024, Yong Ding increased the authorized share capital from NTD 20,005,000 ($652,767) with 2,000,500 shares at NTD 10 each to NTD 210,000,000 ($6,458,756) with 2,100,000 shares at NTD 10 each. On the same date, Yong Ding issued 17,882,700 shares to the Company at the par value of NTD 10 each for the share capital of NTD 178,827,000 ($5,500,000). The issued share capital of Yong Ding represented 92.3% of the authorized share capital. The Company has no commitment to fill up the remaining authorized share capital of Yong Ding.

On June 26, 2024, YD Bio issued an additional 840,000 common shares with the par value of $0.10 each at $6.00 per shares to the Yong Ding Original Shareholders and another investor, which represented the share capital of $84,000 and the additional paid in capital of $4,464,733. Upon the completion of the Group Restructuring on June 26, 2024 and as of June 30, 2024, YD Bio has the authorized shares and issued and outstanding shares of 5,000,000 and 1,051,997 common shares, respectively. YD Bio’s share capital and additional paid in capital became $105,200 and $5,403,403, respectively. The Yong Ding Original Shareholders owned 92.61% of the Company’s common shares. Dr. Shen owned 83.95% of the Company’s common shares.

The Company and its subsidiary, Yong Ding (the “Group’) is primarily engaged in sales of drugs and medical related materials to corporate and retail customers in Taiwan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation and presentation

The Group Restructuring was accounted for as a common control transaction immediately following completion of the transaction, the shareholders of Yong Ding immediately prior to the Group Restructuring had effective control of the Company through (1) their majority shareholder interest in the combined entity, (2) significant representation on the Board of Directors (the founder and major shareholder of Yong Ding, Dr. Shen, became the sole director of the Company after the Group Restructuring), and (3) being named to all of the senior executive positions. For accounting purposes, Yong Ding was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Yong Ding (i.e., a capital transaction involving the issuance of shares by the Company to the shareholders of Yong Ding and then the Company acquire the shares of Yong Ding).

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accordingly, the combined assets, liabilities and results of operations of Yong Ding became the historical financial statements of the Company at the closing of the transaction, and the Company’s assets (primarily cash and cash equivalents), liabilities and results of operations were consolidated with Yong Ding beginning on the acquisition date. No step-up in basis or intangible assets or goodwill was recorded in this transaction. All direct costs of the transaction were charged to operations in the period that such costs were incurred. The combined financial statements issued following the Group Restructuring are those of the accounting acquirer for all periods required presented, and are retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree. Comparative information presented in those combined financial statements is also retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree.

The combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The functional currency of the Group is the NTD; however, the accompanying financial statements have been translated and presented in US$.

Principles of Combination

The combined financial statements include the account of the Company and its wholly-owned subsidiary, Yong Ding, prior to the completion of the Group Restructuring. All intercompany balances and transactions have been eliminated in combination.

Uses of Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires management of the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Group’s management based on their estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Group’s combined financial statements included revenue recognition, provision for expected credit losses of accounts receivable, long-term investment impairment assessment, inventories impairment assessment, property, plant and equipment impairment assessment, the valuation allowance for deferred tax assets, right-of-use (“ROU”) assets and operating lease liabilities. Actual results could differ from those estimates.

Risk and uncertainties

Generally, the industry in which the Group operates subjects the Group to a number of risks and uncertainties that can affect its operating results and financial condition. Such factors include, but are not limited to: the timing, costs and results of clinical trials and other development activities versus expectations; the ability to manufacture products successfully; competition from products sold or being developed by other companies; the price of, and demand for products once approved; the ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products.

The global economy has also been materially negatively affected by the COVID-19 and there is continued severe uncertainty about the duration and intensity of its impacts. The global growth forecast is uncertain, which may seriously affect our business. While the potential economic impact brought by, and the duration of COVID-19 and its new variants may be difficult to assess or predict, a widespread pandemic could result in significant disruption of general economy that could materially negatively affect our business.

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The Group has adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. ASC 820 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable input, which may be used to measure fair value and include the following:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —

Input other than Level 1 that is observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other input that is observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable input that is supported by little or no market activity and that is significant to the fair value of the assets or liabilities.

Our cash and cash equivalents are classified within level 1 of the fair value hierarchy because they are valued using quoted market price.

The carrying amounts of the other financial assets and liabilities, which consist of accounts receivable, other current assets, accounts and notes payable, other liabilities, bank loan, amount due to a shareholder and amount due to an affiliate approximate their fair values due to the short-term nature of these instruments.

Cash and cash equivalents

Cash and cash equivalents included cash on hand placed with banks or other financial institutions, which are unrestricted as to withdrawal and use and with an original maturity of three months or less.

Deposits in banks in Taiwan are only insured by Central Deposit Insurance Corporation, a government agency, up to NTD 3 million ($97,500), and are consequently exposed to risk of loss. The Group believes the probability of a bank failure, causing loss to the Group, is remote.

Receivable and Allowances

The Group adopted ASC 326, Financial Instruments — Credit Losses, which requires to create an impairment model that is based on expected losses.

The Group’s accounts receivables, prepaid expenses and other current assets are within the scope of ASC 326. Accounts receivables are recognized and carried at the original invoice amounts less the expected credit loss. The Group has a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable expected credit losses in the existing accounts receivable. The Group performs ongoing credit evaluations of the customers and maintains an allowance for potential bad debts if required. Other current assets are recognized and carried at the initial amount when occurred less an allowance for any uncollectible amount.

To estimate expected credit losses, the Group has identified the relevant risk characteristics of its counterparty and the related receivables and other current assets which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Group’s customer collection trends. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Group’s receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed annually based on the

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Group’s specific facts and circumstances. There has been no significant impact from changes in the assumptions since adoption. The Group has assessed its receivable including credit term and corresponding all its receivables in December 2023. Upon such credit terms, bad debt expense (recovery) was $(2,731) and $2,683 during the years ended December 31, 2023 and 2022, respectively. The Group recognized $3,769 and $1,015 expected credit loss provision for account receivables, prepaid expenses and other current assets as of December 31, 2023 and 2022.

Inventories

Inventories are stated at the lower of cost and net realizable value, with cost determined by the weighted average method. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Write-down of potential obsolete or slow-moving inventories is recorded as cost of revenue based on management’s assumptions about future demands and market conditions. No write-down was recorded for inventories during the years ended December 31, 2023 and 2022, respectively.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses, if any. Depreciation is computed on a straight-line basis with no salvage value over the estimated useful lives of 3 to 5 years for equipment, fixtures and furniture and software, shorter of the lease term or the estimated useful life for leasehold improvements.

The cost and accumulated depreciation of property, plant and equipment disposed of or sold are removed from the balance sheets and resulting gains and losses are recognized in the statements of operations.

Investments

Equity investments with readily determinable fair values are measured at fair value. Equity investments without readily determinable fair values are measured at cost with adjustments for observable changes in price or impairments (referred to as the measurement alternative). In accordance with the ASC 321, Investments — Equity Securities, the Group accounts for the investments into the equity interest of CytoArm Co., Ltd at the cost method minus impairment, if any, plus or minus changes resulting from observable price changes on a non-recurring basis since its equity investments is without readily determinable fair values and does not have significant influence into it.

The Group performs a qualitative assessment on a periodic basis and recognizes an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value. Changes in value are recorded in other income (expense), net. The Group recognized the impairment of long-term investment expense of nil and $56,391 for the years ended December 31, 2023 and 2022, respectively.

Impairment of Long-Lived Assets

In accordance with the ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant and equipment, ROU and purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. There is no impairment of long-lived assets recorded for the years ended December 31, 2023 and 2022, respectively.

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Lease

The Group accounts for leases in accordance with ASC 842, Leases, which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. For the leases with the term within 12 months, the Group applies the recognition requirements of ASC 842 to short-term leases.

The Group determines if a contract contains a lease based on whether it has the right to obtain substantially all of the economic benefits from the use of an identified asset which the Group does not own and whether it has the right to direct the use of an identified asset in exchange for consideration. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. ROU assets are recognized as the amount of the lease liability, adjusted for lease incentives received. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Group’s incremental borrowing rate (“IBR”), because the interest rate implicit in most of the Group’s leases is not readily determinable.

The IBR is a hypothetical rate based on the Group’s understanding of what its credit rating would be to borrow and resulting interest the Group would pay to borrow an amount equal to the lease payments in a similar economic environment over the lease term on a collateralized basis. Lease payments may be fixed or variable, however, only fixed payments or in-substance fixed payments are included in the Group’s lease liability calculation.

Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred. The Group recognized no impairment of ROU assets as of December 31, 2023 and 2022.

Statutory reserve

Pursuant to the laws applicable to Taiwan, Taiwanese entities must make appropriations from after-tax profit to the non-distributable “statutory reserve”. Subject to certain cumulative limits, the “statutory reserve” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 100% of the authorized capital (as determined under accounting principles generally accepted in Taiwan (“Taiwan GAAP”) at each year-end). Since the Yong Ding has accumulated deficit under Taiwan GAAP during the reporting period, it does not require to make appropriations to the statutory reserve.

Revenue Recognition

The Group recognizes revenue when its customer obtains control of promised goods or receives services provided in an amount that reflects the consideration which the Group expects to receive in exchange for those goods and services. To determine revenue recognition for the arrangements that the Group determines are within the scope of ASC 606, Revenue from Contracts with Customers, the Group performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Group’s revenue from contracts with customers is derived from product revenue principally from the sales of products directly to its customers and presents revenue net of VAT.

Product revenue recognition — point of time

The performance obligations are considered to be met and revenue is recognized when the customer obtains control of the goods. Revenue is recognized at that point of time. The customers pick up the goods directly from the Group’s premise, and the Group has satisfied the contracts’ performance obligations when the goods have been picked up and the acceptance document has been signed by the customers. The Group does not offer sales rebate to its customers.

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Any discount will be net of the revenue at the point of time. The Group does not provide its customers with the right of return (except for product quality issue). The customer is required to perform product’s quality check immediately upon delivery of the products and reports to the Group within a few days if there is quality issue.

Other revenue

The Group has entered into subleasing arrangements to two drug stores in Taiwan to lease part of the leased premises to them. The Group receives income from operating leases based on the fixed required rents (base rent) per the lease agreements. Rent revenue from base rents is recorded on the straight-line method, when collectability of the lease payments is deemed probable, over the terms of the related lease agreements. Operating lease revenue, as recorded on the straight-line method, in the statements of operation is recorded as other revenue. The Group recognized $24,533 and $38,594 of income from the subleasing arrangements to two drug stores, for the years ended December 31, 2023 and 2022, respectively.

The Group also acts as an agent in certain revenue arrangements where it facilitates the sale of products on behalf of third-party sellers. In these arrangements, the Group does not control the specified goods before they are transferred to the customer, and therefore, the Group is an agent. When the Group is an agent, revenue is recognized on a net basis, representing the fee earned for facilitating the transaction. The Group’s performance obligation is to arrange for the provision of the product by the third-party seller to the customer.

Cost of revenue

Cost of revenue consists primarily of purchased costs of products for resales, the material costs and subcontracting costs of manufactured products which are directly attributable to the manufacture of products and other costs directly related to rendering of services performance.

Shipping and handling expenses

The Group expenses shipping and handling expenses as incurred. The Group recorded $12,753 and $12,040 of shipping and handling expenses for the years ended December 31, 2023 and 2022, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Income Taxes. Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns.

Deferred tax assets and liabilities are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Group records a valuation allowance against the amount of deferred tax assets that it determines is not more likely than not of being realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest related to unrecognized tax benefits and penalties, if any, within income tax expenses.

Retirement and other post-retirement benefits

Contributions to retirement schemes which are defined contribution plans are charged to the statement of operations as and when the related employee service is provided.

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Full time employees of the Group in Taiwan participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care benefits are provided to employees. Taiwanese labor regulations require that the Group to make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately $2,036 and $4,314 for the years ended December 31, 2023 and 2022, respectively.

Translation of foreign currency financial statements

The functional currency is NTD, the local currency of the Group where operates. The reporting currency of the Group is the US$. Accordingly, the combined financial statements of the Group are translated at the following exchange rates: assets and liabilities — current rate on balance sheet date; shareholders’ equity — historical rate; income and expenses — average rate during the year. The resulting translation adjustment is reflected in the accumulated other comprehensive income (loss).

Transactions denominated in other than the functional currencies are recorded at the rate of exchange in effect when the transaction occurs. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into the entities’ functional currency, or when foreign currency receivable and payable are settled, are credited or charged to income in the period of conversion or settlement. At year-end, the balances of foreign currency monetary assets and liabilities are recorded based on prevailing exchange rates and any resulting gains or losses are included in the statements of comprehensive income (loss). Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rates prevailing on the transaction dates. The transaction date is the date on which the Group initially recognizes such non-monetary assets and liabilities. Non-monetary assets and liabilities that are stated at fair value are translated using the exchange rates prevailing at the dates the fair value is measured. The resulting exchange differences are recognized in accumulated other comprehensive income (loss).

Translation of amounts from NTD into US$ has been made at the following exchange rates for the respective years:

	2023	2022
Year-end NTD: US$1 exchange rate	30.73	30.66
Annual average NTD: US$1 exchange rate	31.08	29.69

Comprehensive income (loss)

Comprehensive income (loss) represents net income (loss) plus the results of certain changes in shareholders’ equity (deficit) during a period from non-owner sources.

Comprehensive income (loss) is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group’s comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments, which are presented in the statements of comprehensive income (loss).

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of risks

Concentration of suppliers

The following suppliers accounted for 10% or more of purchase for the years ended December 31, 2023 and 2022:

Supplier	2023	2022
A	22.4%	—
B (represents Chencheng Pei-Hu Pharmacy (note 14))	13.2%	11.5%
C	11.6%	*
D	*	16.6%
E	—	11.6%

____________

*        Represents less than 10% of purchase for the years ended December 31, 2023 and 2022.

Account payable to suppliers that individually comprised 10% or more of accounts payable balances as of December 31, 2023 and 2022 are as follows:

Supplier	December 31, 2023	December 31, 2022
C	59.5%	55.8%
F	16.2%	21.7%

____________

*        Represents less than 10% of accounts payable balances as of December 31, 2023 and 2022.

Concentration of customers

The following customers accounted for 10% or more of sales for the years ended December 31, 2023 and 2022:

Customer	2023	2022
A	40.0%	18.0%
B	31.0%	30.9%
C	*	18.2%

____________

*        Represents less than 10% of sales for the years ended December 31, 2023 and 2022.

Account receivables from customers that individually comprised 10% or more of accounts receivable balances as of December 31, 2023 and 2022 are as follows:

Customer	December 31, 2023	December 31, 2022
A	68.0%	31.6%
C	*	20.2%
D	11.5%	13.1%
E	*	11.6%

____________

*        Represents less than 10% of accounts receivable balances as of December 31, 2023 and 2022.

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of credit risk

Financial instruments that potentially expose the Group to the concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets. The Group places its cash and cash equivalents with financial institutions with credit ratings and quality where the Group considers acceptable.

The risks with respect to accounts receivable are mitigated by credit evaluations performed on the debtors and ongoing monitoring of outstanding balances.

Foreign currency exchange risk

The reporting currency of the Group is US$, to date the majority of the revenues and costs are denominated in NTD and a significant portion of the assets and liabilities are denominated in NTD. As a result, the Group is exposed to foreign currency exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and NTD. If NTD depreciates against US$, the value of NTD revenues and assets as expressed in US$ financial statements will decline. The Group does not hold any derivative or other financial instruments that expose us to substantial market risk.

NTD is not a freely convertible currency. The Central Bank of the Republic of China, under the authority of Taiwan government, controls the conversion of NTD to foreign currencies. There are restrictions and limits on the conversion of NTD to other currencies, especially for capital account transactions. Individuals and businesses face conversion quotas and approvals required from the authorities.

Recent Accounting Pronouncements

In March 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-01, “Leases (Topic 842): Common Control Arrangements” (“ASU 2023-01”), that is intended to improve the guidance for applying ASU 2023-01 to arrangements between entities under common control. ASU 2023-01 requires all entities, including public companies, to amortize leasehold improvements associated with common control leases over the useful life to the common control group. The standard will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been made available for issuance. If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. The adoption of ASU 2023-01 is not expected to have any impact on the Group’s combined financial statement presentation or disclosures.

In October 2023, the FASB issued ASU No. 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative” (“ASU 2023-06”), to clarify or improve disclosure and presentation requirements of a variety of topics, which will allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the FASB accounting standard codification with the SEC’s regulations. The Group does not anticipate that the adoption of this guidance will have a material impact on the combined financial statements.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), that would enhance disclosures for significant segment expenses for all public entities required to report segment information in accordance with ASC 280. ASC 280 requires a public entity to report for each reportable segment a measure of segment profit or loss that its chief operating decision maker (“CODM”) uses to assess segment performance and to make decisions about resource allocations. The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more useful financial analyses. Currently, Topic 280 requires that a public entity disclose certain information about its reportable segments. For example, a public entity is required to report a measure of segment profit or loss that the CODM uses to assess segment performance and make decisions

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

about allocating resources. ASC 280 also requires other specified segment items and amounts such as depreciation, amortization and depletion expense to be disclosed under certain circumstances. The amendments in ASU 2023-07 do not change or remove those disclosure requirements.

The amendments in ASU 2023-07 also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in ASU 2023-07 retrospectively to all prior periods presented in the financial statements. The Group assessed the effect of adopting ASU 2023-07 is not expected to have a material impact on the Group’s results within the combined statements of operations and financial condition.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). The intent of ASU 2023-09 is to improve the disclosures around a company’s rate reconciliation information and certain types of income taxes companies are required to pay. Specifically, these new disclosure requirements will provide more transparency regarding income taxes companies pay in the United States and other countries, along with more disclosure around a company’s rate reconciliation, among other new disclosure requirements, such that users of financial statements can get better information about how the operations, related tax risks, tax planning and operational opportunities of companies affect their effective tax rates and future cash flow prospects. ASU 2023-09 is effective for annual fiscal years beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments under ASU 2023-09 should be applied on a prospective basis, although retrospective application is permitted. The Group is currently evaluating the potential impact of ASU 2023-09 on its financial statements and disclosures.

Except as mentioned above, the Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Group’s combined balance sheets, combined statements of operations and combined comprehensive income (loss) and combined statements of cash flows.

3. ACCOUNTS RECEIVABLE

Accounts receivable, net consist of the following:

	December 31, 2023	December 31, 2022
Accounts receivable	$101,936	$37,593
Less: allowance for expected credit losses	(3,769)	(1,015)
Total accounts receivable, net	$98,167	$36,578

Details of the movements of the expected credit loss provision are as follows:

	2023	2022
Beginning of the year	$1,015	$3,610
Provision (reversal) for the year	2,731	(2,683)
Foreign exchange realignment	23	88
End of the year	$3,769	$1,015

As of December 31, 2023 and 2022, the accounts receivable is normally due to the corporate customers with long-term relationship and online sales platforms. The Group recognized the impairment (reversal) of expected credit loss for account receivable of $2,731 and $(2,683) for the years ended December 31, 2023 and 2022, respectively.

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

4. INVENTORIES

Inventories, net consist of the following:

	December 31, 2023	December 31, 2022
Finished goods	$69,404	$38,666

The Group had no write-downs of inventories for the years ended December 31, 2023 and 2022, respectively.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The amount of prepaid expenses and other current assets consist of the followings:

	December 31, 2023	December 31, 2022
Prepaid expenses	$1,992	$2,472
Security deposits	8,902	12,388
Advance to suppliers	5,894	6,171
Value added tax credit	267	955
Total	$17,055	$21,986

The Group did not accrue any expected credit loss provision for the years ended December 31, 2023 and 2022, respectively.

6. LONG-TERM INVESTMENT

Long-term investments consist of the followings:

	December 31, 2023	December 31, 2022
Equity investment in CytoArm Co., Ltd. (“CytoArm”)	$65,000	$65,200
Impairment	(54,382)	(54,550)
	$10,618	$10,650

In March 2022, the Group invested NTD 2,000,000 ($65,200) into CytoArm for 200,000 common shares, which represented 0.54% and 0.67% of equity interest in CytoArm as of December 31, 2023 and 2022, respectively.

CytoArm is a privately-owned company incorporated in Taiwan and engaged in biomedical research business. The equity securities of CytoArm are not publicly traded and they are qualified as equity securities without readily determinable fair value. According to the financial statement of CytoArm, the applicable net asset value of the Group’s investments in CytoArm is significantly lower than the cost and therefore impairment in long-term investments of nil and $56,391 are recognized during the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, the director of the Company, Dr. Shen, indirectly held 2.92% and nil of equity interest of CytoArm.

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of the following:

	December 31, 2023	December 31, 2022
Equipment, fixtures and furniture	$9,139	$37,446
Leasehold improvement	—	47,778
Software	—	2,934
Subtotal	9,139	88,158
Less: accumulated depreciation	(7,949)	(84,303)
Total	$1,190	$3,855

Depreciation expenses included in general and administration expenses for the years ended December 31, 2023 and 2022 were $2,452 and $3,634, respectively. There were no impairments recognized during the years ended December 31, 2023 and 2022

8. LEASES

The Group’s operating leases consist of leases for office space. The Group is the lessee under the terms of the operating leases. For the years ended December 31, 2023 and 2022, the operating lease cost was $47,740 and $59,511, respectively. There was no short-term lease cost recognized for the years ended December 31, 2023 and 2022, respectively.

The Group’s operating leases have remaining lease terms of approximately 4 months and 15 months as of December 31, 2023 and 2022, respectively. As of December 31, 2023, the weighted average remaining lease term and weighted average discount rate were 0.37 years and 3.43%, respectively.

As of December 31, 2023 and 2022, the Group stated the following amounts in the Group’s combined balance sheets:

	December 31, 2023	December 31, 2022
Assets
Right-of-use assets	$13,115	$56,099
Total	13,115	56,099

Liabilities
Operating lease liabilities, current	13,257	44,539
Operating lease liabilities, non-current	—	12,129
Total lease liabilities	$13,257	$56,668

Maturities of lease liabilities were as follows:

As of December 31, 2023	Operating Lease
From January 1, 2024 to April 30, 2024	$13,343
Less: amounts representing interest	(86)
Present Value of future minimum lease payments	13,257
Less: Current obligations	(13,257)
Long term obligations	$—

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

9. ACCRUED EXPENSES AND OTHER LIABILITIES

The amount of accrued expenses and other liabilities were consisted of the followings:

	December 31, 2023	December 31, 2022
Accrued expenses	$13,102	$10,800
Value added tax payables	1,969	—
Advance receipts	344	—
Total	$15,415	$10,800

10. LONG-TERM BANK LOAN

The amount of long-term bank loan was consisted of the followings:

	December 31, 2023	December 31, 2022
Loan payable to CTBC Bank and matures on December 29, 2024	$34,319	$67,443
Less: current	(34,319)	(32,356)
Non-current	$—	$35,087

The long-term bank loan was unsecured and charged the interest rate of Taiwan Corporate Interest Index Rate plus 2.69% (December 31, 2023: 4.03% and December 31. 2022: 4.20%). For the years ended December 31, 2023 and 2022, the interest expense was $2,144 and $3,176, respectively.

11. SHARE CAPITAL

The Company was incorporated in the Cayman Islands on March 14, 2024 by Dr. Shen with the initial authorized and issued share capital of $50,000 divided into 50,000 common shares at the par value of $1.00 each. The Company was established in connection with the Group Restructuring of Yong Ding, a company incorporated in Taiwan on April 23, 2013 (the “Group Restructuring”). Upon incorporation, Yong Ding has share capital of NTD 1,000,000 ($33,400). On June 23, 2014, Yong Ding changed the organization structure to a corporation and changed the share capital to 100,000 common shares at NTD 10 each. At the same date, Yong Ding capitalized the shareholders loans of NTD 5,005,000 ($167,167) and issued 500,500 common shares at NTD 10 each. Thereafter, Yong Ding has 600,500 common shares at NTD 10 each and the share capital became NTD 6,005,000 ($200,567). On October 6, 2014, Yong Ding increased the authorized share capital to NTD 20,005,000 ($652,767) with 2,000,500 shares at NTD 10 each. On the same date, Yong Ding’s shareholders approved to issue 900,000 common shares at NTD 10 each for cash. On November 28, 2014, the issuance of 900,000 shares was completed. Thereafter, Yong Ding has the authorized share capital of NTD 20,005,000 ($652,767) and issued share capital of NTD 15,005,000 ($491,267).

Upon incorporation in June 2014, Dr. Shen owned 99.92% of Yong Ding. After the completion of share issuance on November 28, 2014, Dr. Shen owned 99.97% of Yong Ding’s equity interest. On June 1, 2015, Dr. Shen sold 280,000 shares (18.66% of Yong Ding’s equity interest) to two third party shareholders, and lowered his shareholding in Yong Ding to 81.31%. On July 7, 2016, Dr. Shen sold 150,000 shares (10.00% of Yong Ding’s equity interest) and 150,000 shares (10.00% of Yong Ding’s equity interest) to a director of Yong Ding, Mr. Wu and Mr. Lin, respectively. Dr. Shen has then lowered his shareholding in Yong Ding to 61.31%. On July 23, 2019, Dr. Shen purchased 80,000 shares (5.33% of Yong Ding’s equity interest) from a third party shareholder, and increased his shareholding in Yong Ding to 66.64%. On February 9, 2021, Dr. Shen purchased 200,000 shares (13.33% of Yong Ding’s equity interest) from another third party shareholder, and increased his shareholding in Yong Ding to 79.97%. On April 20, 2021, Dr. Shen sold 150,000 shares (10.00% of Yong Ding’s equity interest) to MacLaude Investment, a third party Taiwan registered company. Dr. Shen has then lowered his shareholding in Yong Ding to 69.97%.

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

11. SHARE CAPITAL (cont.)

On March 31, 2022, Dr. Shen sold 30,000 shares (2.00% of equity interest) to Mr. Lin and the aggregate of 60,000 shares (3.99% of equity interest) to other shareholders at NTD 10 each, for a total of NTD 1,200,000 (US$62,882). Dr. Shen has lowered the equity interest of Yong Ding to 63.98%. On the same day, Mr. Lin transferred his entire equity interest of Yong Ding (180,000 shares or 12.00% of equity interest) to Yu-Din Investment, a Taiwan registered company which he controlled and held 99.80%, at NTD 10 per share, for a total of NTD1,800,000 (US$62,882).

On June 12, 2024, Dr. Shen acquired 500 shares (0.03% of equity interest) from another shareholder at NTD per share, for a total of NTD 5,000 (US$167). After that and prior to the Group Restructuring in June 2024, Dr. Shen owned 64.01% of Yong Ding. Yu-Din Investment and Mr. Wu held 12.00% and 10.00% of Yong Ding’s equity interest, respectively. MacLaude Investment owned 10.00% of Yong Ding’s equity interest. The remaining 3.99% of equity interests are owned by 4 other shareholders (the “Other Yong Ding Shareholders”). Prior to the Group Restructuring, Dr. Shen, Mr. Lin, Mr. Wu and the Other Yong Ding Shareholders (collectively known as the “Yong Ding Original Shareholders”) effectively owned 89.98% of Yong Ding’s equity interest.

On March 14, 2024, Dr, Shen established YD Bio, a company incorporated in Cayman Islands as the sole shareholder with the initial authorized and issued share capital of $50,000 divided into 50,000 common shares at the par value of $1.00 each, with the intention to perform the Group Restructuring of Yong Ding and the Company. On June 7, 2024, YD Bio amended its Memorandum and Articles of Association and altered the authorized share capital by sub-dividing the authorized share capital to $50,000 divided into 500,000 common shares with the par value of $0.10 each. Thereafter, Dr. Shen owned 500,000 common shares with the par value of $0.10 each. On the same date, YD Bio increased the authorized share capital from $50,000 divided into 500,000 common shares with the par value of $0.10 each to $500,000 divided into 5,000,000 common shares with the par value of $0.10 each.

On June 12, 2024, YD Bio issued 57,720 common shares to Vision AP with the par value at $0.10 each for $0.10 per share, which represented the share capital of $5,772. On June 14, 2024, YD Bio bought back 500,000 common shares from Dr. Shen for $50,000. At the same date, YD Bio issued the aggregate of 154,277 shares with the par value of $0.10 each to the Yong Ding Original Shareholders for $3.00 per share, which represented the share capital of $15,428 and the additional paid in capital of $447,403. After that, YD Bio has the issued and outstanding common shares of 211,997 with the par value of $0.10 each, and represented the share capital of $21,200 and the additional paid in capital of $447,403. After that, the Yong Ding Original Shareholders owned 72.77% of YD Bio’s common shares. On June 18, 2024, YD Bio purchased the entire equity interest of Yong Ding from the Yong Ding Original Shareholders at NTD 10 each and owned 90.00% equity interest of Yong Ding.

On June 19, 2024, Dr. Shen acquired 150,000 shares (10.00% of the equity interest) of Yong Ding from MacLaude Investment. On June 20, 2024, Dr. Shen transferred these 150,000 shares of Yong Ding to YD Bio at NTD 10 each, for the total of NTD 1,500,000 ($46,366). After that, YD Bio has completed the acquisition of 100% of common shares of Yong Ding at NTD 15,005,000 ($462,833) from all the shareholders of Yong Ding and became the sole shareholder of Yong Ding. On June 26, 2024, Yong Ding increased the authorized share capital from NTD 20,005,000 ($652,767) with 2,000,500 shares at NTD 10 each to NTD 210,000,000 ($6,458,756) with 2,100,000 shares at NTD 10 each. On the same date, Yong Ding issued 17,882,700 shares to the Company at the par value of NTD 10 each for the share capital of NTD 178,827,000 ($5,500,000). The issued share capital of Yong Ding represented 92.3% of the authorized share capital. The Company has no commitment to fill up the remaining authorized share capital of Yong Ding.

On June 26, 2024, YD Bio issued an additional 840,000 common shares with the par value of $0.10 each at $6.00 per shares to the Yong Ding Original Shareholders and another investor, which represented the share capital of $84,000 and the additional paid in capital of $4,464,733. Upon the completion of the Group Restructuring on June 26, 2024 and as of June 30, 2024, YD Bio has the authorized shares and issued and outstanding shares of 5,000,000 and 1,051,997 common shares, respectively. YD Bio’s share capital and additional paid in capital became $105,200 and $5,403,403, respectively. The Yong Ding Original Shareholders owned 92.61% of the Company’s common shares. Dr. Shen owned 83.95% of the Company’s common shares.

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

12. INCOME TAXES

The Company is incorporated in the Cayman Islands, which is exempt from income tax. The Company’s operating subsidiary, Yong Ding, is incorporated in the ROC and is subject to the ROC Income Tax Law. The applicable tax rate is 20% in 2023 and 2022.

The components of income before income taxes are as follows:

Significant components of the provision for income taxes are as follows:

	2023	2022
Current tax	$—	$—
Deferred tax – tax loss	5,049	1,206
Deferred tax – book-tax difference	(959)	1,164
Income taxes expenses	$4,090	$2,370

Reconciliation of the differences between the ROC Income Tax rate applicable to profits and the income tax expenses of the Group:

	2023	2022
Income (loss) before taxation	$17,650	$(48,415)
Notional tax on income (loss) before tax
Computed expected tax expense	3,530	(9,683)
Non-taxable or non-deductible expenses	560	12,053
Change in valuation allowances	—	—
Total	$4,090	$2,370

Deferred tax assets (liabilities) are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets
Tax losses carry forwards	24,720	29,908
Expected credit losses	551	—
Others	761	—
Valuation allowance	—	—
Total deferred tax assets	$26,032	$29,908
Deferred tax liabilities
Property, plant and equipment	$(1,467)	$(686)
Others	—	(441)
Total deferred tax liabilities	(1,467)	(1,127)
Net deferred tax assets	$24,565	$28,781

13. COMMITMENTS AND CONTINGENCIES

As of December 31, 2023 and 2022, the Group did not have commitments for capital expenditure contracted for but not provided in the financial statements in respect of the acquisition of property, plant and equipment.

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

14. RELATED PARTY TRANSACTION

As of December 31, 2023, the amount due to a shareholder was consisted of the following:

Name	Amount	Relationship	Note
Dr. Shen	$113,642	A director and major shareholder of the Company	Other payables, interest free and payment on demand.

As of December 31, 2023, the amount due to an affiliate was consisted of the following:

Name	Amount	Relationship	Note
Chencheng Pei-Hu Pharmacy (“Chencheng”)	$103,609	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Other payables and lease expenses due to the Group, interest free and payment on demand.

As of December 31, 2022, the amount due to a shareholder was consisted of the following:

Name	Amount	Relationship	Note
Dr. Shen	$60,724	A director and major shareholder of the Company	Other payables, interest free and payment on demand.

As of December 31, 2022, the amount due to an affiliate was consisted of the following:

Name	Amount	Relationship	Note
Chencheng	$9,214	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Other payables and lease expenses due to the Group, interest free and payment on demand.

In June 2020, the Company entered into entered an operating lease with Chencheng to lease part of its office premises from June 2020 to June 2023. As of December 31, 2023 and 2022, the lease has the outstanding lease term of nil and 6 months, respectively.

During the year ended December 31, 2023, the Company had the following transaction with affiliate:

Name	Amount	Relationship	Note
Chencheng	$6,133	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Operating leasing income for the rental of office premise from the Group
Chencheng	$30,442	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Sales of products to the Group

During the year ended December 31, 2022, the Company had the following transaction with affiliate:

Name	Amount	Relationship	Note
Chencheng	$19,337	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Operating leasing income for the rental of office premise from the Group
Chencheng	$19,578	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Sales of products to the Group

YD BIOPHARMA LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

15. SEGMENT REPORTING

The Group’s chief operating decision maker, who has been identified as the Group’s directors, evaluates segment performance and allocates resources based on several factors, of which the primary financial measure is operating income.

The Group operates in a single segment, sales of medical and other related products segment. The financial performance of the Group represented the performance of sales of medical and other related products only. As a result, there is not necessary to have a separate segmental information to be presented.

16. SUBSEQUENT EVENTS

On March 14, 2024, Dr, Shen established YD Bio, a company incorporated in Cayman Islands as the sole shareholder with the initial authorized and issued share capital of $50,000 divided into 50,000 common shares at the par value of $1.00 each, with the intention to perform the Group Restructuring of Yong Ding and the Company. On June 7, 2024, YD Bio amended its Memorandum and Articles of Association and altered the authorized share capital by sub-dividing the authorized share capital to $50,000 divided into 500,000 common shares with the par value of $0.10 each. Thereafter, Dr. Shen owned 500,000 common shares with the par value of $0.10 each. On the same date, YD Bio increased the authorized share capital from $50,000 divided into 500,000 common shares with the par value of $0.10 each to $500,000 divided into 5,000,000 common shares with the par value of $0.10 each.

On June 12, 2024, YD Bio issued 57,720 common shares to Vision AP with the par value at $0.10 each for $0.10 per share, which represented the share capital of $5,772. On June 14, 2024, YD Bio bought back 500,000 common shares from Dr. Shen for $50,000. At the same date, YD Bio issued the aggregate of 154,277 shares with the par value of $0.10 each to the Yong Ding Original Shareholders for $3.00 per share, which represented the share capital of $15,428 and the additional paid in capital of $447,403. After that, YD Bio has the issued and outstanding common shares of 211,997 with the par value of $0.10 each, and represented the share capital of $21,200 and the additional paid in capital of $447,403. After that, the Yong Ding Original Shareholders owned 72.77% of YD Bio’s common shares. On June 18, 2024, YD Bio purchased the entire equity interest of Yong Ding from the Yong Ding Original Shareholders at NTD 10 each and owned 90.00% equity interest of Yong Ding.

On June 19, 2024, Dr. Shen acquired 150,000 shares (10.00% of the equity interest) of Yong Ding from MacLaude Investment. On June 20, 2024, Dr. Shen transferred these 150,000 shares of Yong Ding to YD Bio at NTD 10 each, for the total of NTD 1,500,000 ($46,366). After that, YD Bio has completed the acquisition of 100% of common shares of Yong Ding at NTD 15,005,000 ($462,833) from all the shareholders of Yong Ding and became the sole shareholder of Yong Ding. On June 26, 2024, Yong Ding increased the authorized share capital from NTD 20,005,000 ($652,767) with 2,000,500 shares at NTD 10 each to NTD 210,000,000 ($6,458,756) with 2,100,000 shares at NTD 10 each. On the same date, Yong Ding issued 17,882,700 shares to the Company at the par value of NTD 10 each for the share capital of NTD 178,827,000 ($5,500,000). The issued share capital of Yong Ding represented 92.3% of the authorized share capital. The Company has no commitment to fill up the remaining authorized share capital of Yong Ding.

On June 26, 2024, YD Bio issued an additional 840,000 common shares with the par value of $0.10 each at $6.00 per shares to the Yong Ding Original Shareholders and another investor, which represented the share capital of $84,000 and the additional paid in capital of $4,464,733. Upon the completion of the Group Restructuring on June 26, 2024 and as of June 30, 2024, YD Bio has the authorized shares and issued and outstanding shares of 5,000,000 and 1,051,997 common shares, respectively. YD Bio’s share capital and additional paid in capital became $105,200 and $5,403,403, respectively. The Yong Ding Original Shareholders owned 92.61% of the Company’s common shares. Dr. Shen owned 83.95% of the Company’s common shares.

YD BIOPHARMA LIMITED AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,773,576	$87,098
Accounts receivable, net	150,886	98,167
Accounts receivable, net from an affiliate	15,384	—
Inventories	10,562	69,404
Prepaid expenses and other current assets	157,939	17,055
TOTAL CURRENT ASSETS	3,108,347	271,724

Long-term investments	10,062	10,618
Operating lease right-of-use assets, net	34,938	13,115
Property, plant and equipment, net	49,657	1,190
Intangible assets	2,799,720	—
Deferred tax assets	29,397	24,565
TOTAL ASSETS	$6,032,121	$321,212

LIABILITIES
CURRENT LIABILITIES
Amount due to a shareholder	$893,477	$113,642
Amount due to an affiliate	96,810	103,609
Long-term bank loan with current maturities	19,139	34,319
Operating lease liabilities, current	17,136	13,257
Accounts and notes payable	23,062	17,976
Accrued expenses and other liabilities	53,607	15,415
TOTAL CURRENT LIABILITIES	1,103,231	298,218

Operating lease liabilities, non-current	17,802	—
TOTAL LIABILITIES	$1,121,033	$298,218

Commitments and contingencies (Note 14)

SHAREHOLDERS’ EQUITY

Common shares, $0.10 par value; 5,000,000 shares authorized; 1,051,997 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively*	$105,200	$105,200
Additional paid-in capital	5,403,403	386,067
Accumulated deficits	(680,848)	(515,484)
Accumulated other comprehensive income	83,333	47,211
Total shareholders’ equity	4,911,088	22,994
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,032,121	$321,212

____________

*        The shares amounts are presented on a retroactive basis, due to group reorganization (see Note 1).

The accompanying notes are an integral part of these condensed consolidated financial statements.

YD BIOPHARMA LIMITED AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$160,235	$114,926	$224,980	$204,258
Cost of revenue	(121,129)	(68,571)	(155,880)	(121,525)
Gross profit	39,106	46,355	69,100	82,733

Operating expenses
General and administrative expenses	215,064	39,932	256,264	89,201
Selling and marketing expenses	428	2,079	1,834	3,946
Impairment of expected credit loss	3,824	1,124	4,166	1,888
Total operating expenses	219,316	43,135	262,264	95,035
(Loss) income from operations	(180,210)	3,220	(193,164)	(12,302)

Other income (expenses)
Other income (expense), net	14,677	6,254	21,284	15,743
Interest income	767	81	767	81
Interest expenses	(164)	(592)	(486)	(1,241)
Total other income (expenses), net	15,280	5,743	21,565	14,583
(Loss) income before income tax	(164,930)	8,963	(171,599)	2,281
Income tax	6,080	(1,772)	6,235	(414)
Net (loss) income	$(158,850)	$7,191	$(165,364)	$1,867

The accompanying notes are an integral part of these condensed consolidated financial statements.

YD BIOPHARMA LIMITED AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net (loss) income	$(158,850)	$7,191	$(165,364)	$1,867
Other comprehensive income (loss), net of tax
Change in cumulative foreign currency translation	37,674	(234)	36,898	(174)
Comprehensive (loss) income	$(121,176)	$6,957	$(128,466)	$1,693

The accompanying notes are an integral part of these condensed consolidated financial statements.

YD BIOPHARMA LIMITED AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Three months and Six months Ended June 30, 2024

	Common Shares		Additional paid-in capital	Accumulated deficits	Accumulative other comprehensive income	Total
	Shares*	Amount
Balance at January 1, 2024	1,051,997	$105,200	$386,067	$(515,484)	$47,211	$22,994
Net loss (unaudited)	—	—	—	(6,514)	—	(6,514)
Foreign currency translation adjustment	—	—	—	—	(776)	(776)
Balance at March 31, 2024 (unaudited)	1,051,997	$105,200	$386,067	$(521,998)	$46,435	$15,704
Issuance of common shares	—	—	5,017,336	—	—	5,017,336
Net loss (unaudited)	—	—	—	(158,850)	—	(158,850)
Foreign currency translation adjustment	—	—	—	—	36,898	36,898
Balance at June 30, 2024 (unaudited)	1,051,997	$105,200	$5,403,403	$(680,848)	$83,333	$4,911,088

Three months and Six months Ended June 30, 2023

	Common Shares		Additional paid-in capital	Accumulated deficits	Accumulative other comprehensive income	Total
	Shares*	Amount
Balance at January 1, 2023	1,051,997	$105,200	$386,067	$(529,044)	$47,211	$9,335
Net loss (unaudited)	—	—	—	(5,324)	—	(5,324)
Foreign currency translation adjustment	—	—	—	—	60	60
Balance at March 31, 2023 (unaudited)	1,051,997	$105,200	$386,067	$(534,368)	$47,172	$4,071
Net income (unaudited)	—	—	—	7,191	—	7,191
Foreign currency translation adjustment	—	—	—	—	(234)	(234)
Balance at June 30, 2023 (unaudited)	1,051,997	$105,200	$386,067	$(527,177)	$46,938	$11,028

____________

*        The shares amounts are presented on a retroactive basis, due to group reorganization (see Note 1).

The accompanying notes are an integral part of these condensed consolidated financial statements.

YD BIOPHARMA LIMITED AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(165,364)	$1,867
Adjustments to reconcile net (loss) income to net cash used in operating activities
Income taxes	(6,235)	414
Depreciation expenses	3,647	1,502
Impairment of expected credit loss	4,166	1,888
Lease expenses	8,762	28,558
Changes in operating assets and liabilities
Accounts receivable	(61,284)	(46,276)
Amount due from an affiliate	(17,421)	—
Inventories	56,336	(33,599)
Prepaid expenses and other current assets	(144,468)	(2,832)
Accounts and notes payable	6,124	241
Accrued expenses and other liabilities	39,728	2,453
Operating lease liabilities	(7,270)	(28,053)
Net cash used in operating activities	(283,279)	(73,837)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(53,122)	(294)
Acquisition of intangible assets	(2,799,720)	—
Net cash used in investing activities	(2,852,842)	(294)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common shares	5,017,336	—
Proceeds from amount due to a shareholder	785,897	53,112
(Repayment of) proceeds from amount due to an affiliate	(1,509)	64,700
Repayment of long-term bank loans	(13,675)	(16,412)
Net cash provided by financing activities	5,788,049	101,400
Effect of change in exchange rate	34,550	(883)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,686,478	26,386
Cash and cash equivalents, beginning of period	87,098	30,142
Cash and cash equivalents, end of period	$2,773,576	$56,528

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid	$—	$—
Interest paid	$486	$1,241

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTMENT AND FINANCIAL ACTIVITIES INFORMATION:
Lease liabilities arising from obtaining right-of-use assets	$38,724	$—
Deduction of right-of-use assets from cancellation of operating leases	$8,665	$—
Change in additional paid-in capital due to group structuring	$491,267	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

1. ORGANIZATION

YD Biopharma Limited (“YD Bio” or the “Company”) was incorporated in the Cayman Islands on March 14, 2024 by Dr. Shen Hsieh-Tsung (“Dr. Shen”), with the initial authorized and issued share capital of $50,000 divided into 50,000 common shares at the par value of $1.00 each. On June 7, 2024, the Company amended its Memorandum and Articles of Association and altered the authorized share capital by sub-dividing the authorized share capital to $50,000 divided into 500,000 common shares with the par value of $0.10 each. It was established in connection with the restructuring of Yong Ding Biopharma Co., Ltd. (“Yong Ding”), a company incorporated in the Republic of China (“ROC” or “Taiwan”) on April 23, 2013 (the “Group Restructuring”). In connection with the Group Restructuring all of the issued and outstanding equity interests in Yong Ding were acquired by the Company in exchange for ordinary shares of the Company. Upon the completion of the Group Restructuring on June 26, 2024 and as of June 30, 2024, the Company had the 5,000,000 authorized shares of which 1,051,997 common shares were issued and outstanding.

The address of its registered office is 17th floor, No. 3, Yuanqu Street, Nangang District, Taipei City, Taiwan. Yong Ding was established and controlled by Dr. Shen.

The Company and its subsidiary, Yong Ding (the “Group”) are primarily engaged in sales of drugs and medical related materials to corporate and retail customers in Taiwan. In June 2024, the Group acquired certain licensed patents and know-how and commenced the pancreatic cancer early detection service and sales of contact lenses business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation and presentation

The Group Restructuring was accounted for as a common control transaction immediately following completion of the transaction, the shareholders of Yong Ding immediately prior to the Group Restructuring had effective control of the Company through (1) their majority shareholder interest in the combined entity, (2) significant representation on the Board of Directors (the founder and major shareholder of Yong Ding, Dr. Shen, became the sole director of the Company after the Group Restructuring), and (3) being named to all of the senior executive positions. For accounting purposes, Yong Ding was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Yong Ding (i.e., a capital transaction involving the issuance of shares by the Company to the shareholders of Yong Ding and then the Company acquire the shares of Yong Ding).

Accordingly, the combined assets, liabilities and results of operations of Yong Ding became the historical financial statements of the Company at the closing of the transaction, and the Company’s assets (primarily cash and cash equivalents), liabilities and results of operations were consolidated with Yong Ding beginning on the acquisition date. No step-up in basis or intangible assets or goodwill was recorded in this transaction. All direct costs of the transaction were charged to operations in the period that such costs were incurred. The condensed consolidated financial statements issued following the Group Restructuring are those of the accounting acquirer for all periods required presented, and are retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree. Comparative information presented in those combined financial statements is also retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree.

The condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) pursuant to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. The condensed consolidated financial statements have been prepared on the same basis as YD’s combined financial statements for the year ended December 31, 2023 and, in the opinion of management, reflect all adjustments, which consist of normal recurring adjustments, considered necessary for a fair presentation of the periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2024. These condensed consolidated financial statements should be read in conjunction with the Company’s audited combined financial statements and accompanying footnotes included. The condensed consolidated balance sheet as of December 31, 2023 was derived from the combined financial statements of the Company as of that date, but does not include all disclosures, including notes, required by U.S. GAAP.

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The functional currency of the Group is the NTD; however, the accompanying condensed consolidated financial statements have been translated and presented in US$.

Principles of Consolidation

The condensed consolidated financial statements include the account of the Company and its wholly-owned subsidiary, Yong Ding. All intercompany balances and transactions have been eliminated in consolidation.

Uses of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management of the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Group’s management based on their estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Group’s condensed consolidated financial statements included revenue recognition, provision for expected credit losses of accounts receivable, long-term investment impairment assessment, inventories impairment assessment, property, plant and equipment impairment assessment, intangible assets impairment assessment, the valuation allowance for deferred tax assets, right-of-use (“ROU”) assets and operating lease liabilities. Actual results could differ from those estimates.

Risk and uncertainties

Generally, the industry in which the Group operates subjects the Group to a number of risks and uncertainties that can affect its operating results and financial condition. Such factors include, but are not limited to: the timing, costs and results of clinical trials and other development activities versus expectations; the ability to manufacture products successfully; competition from products sold or being developed by other companies; the price of, and demand for products once approved; the ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products.

The global economy has also been materially negatively affected by the COVID-19 and there is continued severe uncertainty about the duration and intensity of its impacts. The global growth forecast is uncertain, which may seriously affect our business. While the potential economic impact brought by, and the duration of COVID-19 and its new variants may be difficult to assess or predict, a widespread pandemic could result in significant disruption of general economy that could materially negatively affect our business.

Fair Value of Financial Instruments

The Group has adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. ASC 820 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable input, which may be used to measure fair value and include the following:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —

Input other than Level 1 that is observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other input that is observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable input that is supported by little or no market activity and that is significant to the fair value of the assets or liabilities.

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Our cash and cash equivalents are classified within level 1 of the fair value hierarchy because they are valued using quoted market price.

The carrying amounts of the other financial assets and liabilities, which consist of accounts receivable, other current assets, accounts and notes payable, other liabilities, bank loan, amount due to a shareholder and amount due to an affiliate approximate their fair values due to the short-term nature of these instruments.

Cash and cash equivalents

Cash and cash equivalents included cash on hand placed with banks or other financial institutions, which are unrestricted as to withdrawal and use and with an original maturity of three months or less.

Deposits in banks in Taiwan are only insured by Central Deposit Insurance Corporation, a government agency, up to NTD 3 million ($92,400), and are consequently exposed to risk of loss. The Group believes the probability of a bank failure, causing loss to the Group, is remote.

Receivable and Allowances

The Group adopted ASC 326, Financial Instruments — Credit Losses, which requires to create an impairment model that is based on expected losses.

The Group’s accounts receivable, amount due from an affiliate, prepaid expenses and other current assets are within the scope of ASC 326. Accounts receivable and amount due from an affiliate are recognized and carried at the original invoice amounts less the expected credit lost. The Group has a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable expected credit losses in the existing accounts receivable. The Group performs ongoing credit evaluations of the customers and maintains an allowance for potential bad debts if required. Other current assets are recognized and carried at the initial amount when occurred less an allowance for any uncollectible amount.

To estimate expected credit losses, the Group has identified the relevant risk characteristics of its counterparty and the related receivables, amount due from an affiliate and other current assets which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Group’s customer collection trends. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Group’s receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed annually based on the Group’s specific facts and circumstances. No significant impact of changes in the assumptions since adoption. The Group has assessed its receivable and amount due from an affiliate including credit term and corresponding all its receivables in June 2024. Upon such credit terms, the bad debt expense (recovery) was $3,824 and $1,124 for the three months ended June 30, 2024 and 2023, respectively. The bad debt expense (recovery) was $4,166 and $1,888 for the six months ended June 30, 2024 and 2023, respectively. The Group recognized $7,657 and $3,769 expected credit loss provision for account receivables, amount due from an affiliate, prepaid expenses and other current assets as of June 30, 2024 and December 31, 2023.

Inventories

Inventories are stated at the lower of cost and net realizable value, with cost determined by the weighted average method. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Write-down of potential obsolete or slow-moving inventories is recorded as cost of revenue based on management’s assumptions about future demands and market conditions. No wrote-down is recorded for inventories during the three months and six months ended June 30, 2024 and 2023, respectively.

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses, if any. Depreciation is computed on a straight-line basis with no salvage value over the estimated useful lives of 3 to 5 years for equipment, fixtures and furniture.

The cost and accumulated depreciation of property, plant and equipment disposed of or sold are removed from the balance sheets and resulting gains and losses are recognized in the statements of operations.

Investments

Equity investments with readily determinable fair values are measured at fair value. Equity investments without readily determinable fair values are measured at cost with adjustments for observable changes in price or impairments (referred to as the measurement alternative). In accordance with the ASC 321, Investments — Equity Securities, the Group accounts for the investments into the equity interest of CytoArm Co., Ltd at the cost method minus impairment, if any, plus or minus changes resulting from observable price changes on a non-recurring basis since its equity investments is without readily determinable fair values and does not have significant influence into it.

The Group performs a qualitative assessment on a periodic basis and recognizes an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value. Changes in value are recorded in other income (expense), net. There is no impairment of long-term investment expense recorded for the three months and six months ended June 30, 2024 and 2023, respectively.

Impairment of Long-Lived Assets

In accordance with the ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant and equipment, ROU and purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. There is no impairment of long-lived assets recorded for the three months and six months ended June 30, 2024 and 2023, respectively.

Lease

The Group accounts for leases in accordance with ASC 842, Leases, which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. For the leases with the term within 12 months, the Group applies the recognition requirements of ASC 842 to short-term leases.

The Group determines if a contract contains a lease based on whether it has the right to obtain substantially all of the economic benefits from the use of an identified asset which the Group does not own and whether it has the right to direct the use of an identified asset in exchange for consideration. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. ROU assets are recognized as the amount of the lease liability, adjusted for lease incentives received. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Group’s incremental borrowing rate (“IBR”), because the interest rate implicit in most of the Group’s leases is not readily determinable.

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The IBR is a hypothetical rate based on the Group’s understanding of what its credit rating would be to borrow and resulting interest the Group would pay to borrow an amount equal to the lease payments in a similar economic environment over the lease term on a collateralized basis. Lease payments may be fixed or variable, however, only fixed payments or in-substance fixed payments are included in the Group’s lease liability calculation.

Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred. The Group recognized no impairment of ROU assets as of June 30, 2024 and December 31, 2023.

Statutory reserve

Pursuant to the laws applicable to Taiwan, Taiwanese entities must make appropriations from after-tax profit to the non-distributable “statutory reserve”. Subject to certain cumulative limits, the “statutory reserve” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 100% of the authorized capital (as determined under accounting principles generally accepted in Taiwan (“Taiwan GAAP”) at each year-end). Since the Company’s subsidiary in Taiwan has accumulated deficit under Taiwan GAAP during the reporting period, it does not require to make appropriations to the statutory reserve.

Revenue Recognition

The Group recognizes revenue when its customer obtains control of promised goods or receives services provided in an amount that reflects the consideration which the Group expects to receive in exchange for those goods and services. To determine revenue recognition for the arrangements that the Group determines are within the scope of ASC 606, Revenue from Contracts with Customers, the Group performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Group’s revenue from contracts with customers is derived from product revenue principally from the sales of products directly to its customers and presents revenue net of VAT.

Product revenue recognition — point of time

The performance obligations are considered to be met and revenue is recognized when the customer obtains control of the goods. Revenue is recognized at that point of time. The customers pick up the goods directly from the Group’s premise, and the Group has satisfied the contracts’ performance obligations when the goods have been picked up and the acceptance document has been signed by the customers. The Group does not offer sales rebate to its customers. Any discount will be net of the revenue at the point of time. The Group does not provide its customers with the right of return (except for product quality issue). The customer is required to perform product’s quality check immediately upon delivery of the products and reports to the Group within a few days if there is quality issue.

Other revenue

The Group has entered into subleasing arrangements to two drug stores in Taiwan to lease part of the leased premises to them. The Company also entered into various operating lease arrangements for leasing certain property and equipment to its customers over time. The Group receives income from operating leases based on the fixed required rents (base rent) per the lease agreements. Rent revenue from base rents is recorded on the straight-line method, when collectability of the lease payments is deemed probable, over the terms of the related lease agreements. Operating lease revenue, as recorded on the straight-line method, in the condensed consolidated statements of operation is recorded as other revenue. The Group has recognized $7,618 and $6,200 of income from the operating lease arrangements to two drug stores and other customers, for the three months ended June 30, 2024 and 2023, respectively. The Group has recognized $12,788 and $15,571 of income from the operating lease arrangements to two drug stores and other customers, for the six months ended June 30, 2024 and 2023, respectively.

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group also acts as an agent in certain revenue arrangements where it facilitates the sale of products on behalf of third-party sellers. In these arrangements, the Group does not control the specified goods before they are transferred to the customer, and therefore, the Group is an agent. When the Group is an agent, revenue is recognized on a net basis, representing the fee earned for facilitating the transaction. The Group’s performance obligation is to arrange for the provision of the product or service by the third-party seller to the customer.

Cost of revenue

Cost of revenue consists primarily of purchased costs of products for resales, the material costs and subcontracting costs of manufactured products which are directly attributable to the manufacture of products and other costs directly related to rendering of services performance.

Shipping and handling expenses

The Group expenses shipping and handling expenses as incurred. The Group recorded $4,907 and $3,263 of shipping and handling expenses for the three months ended June 30, 2024 and 2023, respectively. The Group recorded $11,069 and $6,932 of shipping and handling expenses for the six months ended June 30, 2024 and 2023, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Income Taxes. Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns.

Deferred tax assets and liabilities are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Group records a valuation allowance against the amount of deferred tax assets that it determines is not more likely than not of being realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest related to unrecognized tax benefits and penalties, if any, within income tax expenses.

Retirement and other post-retirement benefits

Contributions to retirement schemes which are defined contribution plans are charged to the condensed statement of operations as and when the related employee service is provided.

Full time employees of the Group in Taiwan participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care benefits are provided to employees. Taiwanese labor regulations require that the Group to make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately $995 and $761 for the three months ended June 30, 2024 and 2023, respectively. The employee benefit expenses, which were expensed as incurred, were approximately $1,073 and $1,681 for the six months ended June 30, 2024 and 2023, respectively.

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Translation of foreign currency financial statements

The functional currency is NTD, the local currency of the Group where operates. The reporting currency of the Group is the USD. Accordingly, the financial statements of the Group are translated at the following exchange rates: assets and liabilities — current rate on balance sheet date; shareholders’ equity — historical rate; income and expenses — average rate during the period. The resulting translation adjustment is reflected in the accumulated other comprehensive income (loss).

Transactions denominated in other than the functional currencies are recorded at the rate of exchange in effect when the transaction occurs. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into the entities’ functional currency, or when foreign currency receivable and payable are settled, are credited or charged to income in the period of conversion or settlement. At period-end, the balances of foreign currency monetary assets and liabilities are recorded based on prevailing exchange rates and any resulting gains or losses are included in the condensed consolidated statements of comprehensive income (loss).

Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rates prevailing on the transaction dates. The transaction date is the date on which the Group initially recognizes such non-monetary assets and liabilities. Non-monetary assets and liabilities that are stated at fair value are translated using the exchange rates prevailing at the dates the fair value is measured. The resulting exchange differences are recognized in accumulated other comprehensive income (loss).

Translation of amounts from NTD into US$ has been made at the following exchange rates for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Period-end NTD: US$1 exchange rate	32.52	31.13	32.52	31.13
Period average NTD: US$1 exchange rate	32.38	30.74	31.87	30.62

Comprehensive income (loss)

Comprehensive income (loss) represents net income (loss) plus the results of certain changes in shareholders’ equity (deficit) during a period from non-owner sources.

Comprehensive income (loss) is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group’s comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments, which are presented in the condensed consolidated statements of comprehensive income (loss).

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of risks

Concentration of suppliers

The following suppliers accounted for 10% or more of purchase for the three months and six months ended June 30, 2024 and 2023:

Supplier	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
A	72.1%	13.1%	47.8%	*
B (represents Chencheng Pei-Hu Pharmacy (note15))	*	10.8%	*	17.5%
C	—	28.6%	*	32.3%
D	—	17.4%	*	*

____________

*        Represents less than 10% of purchase for the three months and six months ended June 30, 2024 and 2023.

Account payable to suppliers that individually comprised 10% or more of accounts and notes payable balances as of June 30, 2024 and December 31, 2023 are as follows:

Supplier	June 30, 2024	December 31, 2023
A	48.5%	59.5%
E	20.0%	*
F	11.4%	—
G	*	16.2%

____________

*        Represents less than 10% of accounts and notes payable balances as of June 30, 2024 and December 31, 2023.

Concentration of customers

The following customers accounted for 10% or more of sales for the three months and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
Customer	2024	2023	2024	2023
A	28.0%	40.6%	21.4%	45.1%
B	22.0%	32.7%	30.3%	29.0%
C	14.5%	—	10.4%	—
D (represents Chencheng Pei-Hu Pharmacy (note15))	10.3%	—	*	—
E	*	*	12.7%	*

____________

*        Represents less than 10% of sales for the three months and six months ended June 30, 2024 and 2023.

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Account receivables from customers that individually comprised 10% or more of accounts receivable balances as of June 30, 2024 and December 31, 2023 are as follows:

Customer	June 30, 2024	December 31, 2023
A	28.4%	68.0%
B	19.8%	*
E	30.7%	*
F	10.6%	—
G	—	11.5%

____________

*        Represents less than 10% of accounts receivable balances as of June 30, 2024 and December 31, 2023.

Concentration of credit risk

Financial instruments that potentially expose the Group to the concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets. The Group places its cash and cash equivalents with financial institutions with credit ratings and quality where the Group considers acceptable.

The risks with respect to accounts receivable are mitigated by credit evaluations performed on the debtors and ongoing monitoring of outstanding balances.

Foreign currency exchange risk

The reporting currency of the Group is US$, to date the majority of the revenues and costs are denominated in NTD and a significant portion of the assets and liabilities are denominated in NTD. As a result, the Group is exposed to foreign currency exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and NTD. If NTD depreciates against US$, the value of NTD revenues and assets as expressed in US$ financial statements will decline. The Group does not hold any derivative or other financial instruments that exposes us to substantial market risk.

NTD is not a freely convertible currency. The Central Bank of the Republic of China, under the authority of Taiwan government, controls the conversion of NTD to foreign currencies. There are restrictions and limits on the conversion of NTD to other currencies, especially for capital account transactions. Individuals and businesses face conversion quotas and approvals required from the authorities.

Recent Accounting Pronouncements

In March 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-01, “Leases (Topic 842): Common Control Arrangements” (“ASU 2023-01”), that is intended to improve the guidance for applying ASU 2023-01 to arrangements between entities under common control. ASU 2023-01 requires all entities (that is, including public companies) to amortize leasehold improvements associated with common control leases over the useful life to the common control group. The Group does not anticipate that the adoption of ASU 2023-01 will have a material impact on the condensed consolidated financial statements.

In October 2023, the FASB issued ASU No. 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative” (“ASU 2023-06”), to clarify or improve disclosure and presentation requirements of a variety of topics, which will allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the FASB accounting standard codification with the SEC’s regulations. The Group does not anticipate that the adoption of this guidance will have a material impact on the condensed consolidated financial statements.

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), that would enhance disclosures for significant segment expenses for all public entities required to report segment information in accordance with ASC 280. ASC 280 requires a public entity to report for each reportable segment a measure of segment profit or loss that its chief operating decision maker (“CODM”) uses to assess segment performance and to make decisions about resource allocations. The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more useful financial analyses. Currently, Topic 280 requires that a public entity disclose certain information about its reportable segments. For example, a public entity is required to report a measure of segment profit or loss that the CODM uses to assess segment performance and make decisions about allocating resources. ASC 280 also requires other specified segment items and amounts such as depreciation, amortization and depletion expense to be disclosed under certain circumstances. The amendments in ASU 2023-07 do not change or remove those disclosure requirements.

The amendments in ASU 2023-07 also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in ASU 2023-07 retrospectively to all prior periods presented in the financial statements. The Group assessed the effect of adopting ASU 2023-07 is not expected to have a material impact on the Group’s results within the condensed consolidated statements of operations and financial condition.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). The intent of ASU 2023-09 is to improve the disclosures around a company’s rate reconciliation information and certain types of income taxes companies are required to pay. Specifically, these new disclosure requirements will provide more transparency regarding income taxes companies pay in the United States and other countries, along with more disclosure around a company’s rate reconciliation, among other new disclosure requirements, such that users of financial statements can get better information about how the operations, related tax risks, tax planning and operational opportunities of companies affect their effective tax rates and future cash flow prospects. ASU 2023-09 is effective for annual fiscal years beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments under ASU 2023-09 should be applied on a prospective basis, although retrospective application is permitted. The Group is currently evaluating the potential impact of ASU 2023-09 on its condensed consolidated financial statements and disclosures.

Except as mentioned above, the Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Group’s condensed consolidated balance sheets, condensed consolidated statements of operations and comprehensive income (loss) and condensed consolidated statements of cash flows.

3. ACCOUNTS RECEIVABLE

Accounts receivable, net consist of the following:

	June 30 2024	December 31, 2023
	(Unaudited)
Accounts receivable	$156,834	$101,936
Less: allowance for expected credit losses	(5,948)	(3,769)
Total accounts receivable, net	$150,866	$98,167

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

3. ACCOUNTS RECEIVABLE (cont.)

Details of the movements of the expected credit loss provision are as follows:

Six months ended June 30, 2024
(Unaudited)
Beginning of the period	$3,769
Provision for the period	2,423
Foreign exchange realignment	(244)
End of the period	$5,948

As of June 30, 2024 and December 31, 2023, the accounts receivable is normally due to the corporate customers with long-term relationship and online sales platforms. The Group recognized the impairment of expected credit loss for account receivable of $2,081 and $1,124 for the three months ended June 30, 2024 and 2023, respectively. The Group recognized the impairment of expected credit loss for account receivable of $2,423 and $1,888 for the six months ended June 30, 2024 and 2023, respectively.

4. INVENTORIES

Inventories, net consist of the following:

	June 30, 2024	December 31, 2023
	(Unaudited)
Finished goods	$10,562	$69,404

The Group has no wrote-down of inventories for the three months and six months ended June 30, 2024 and 2023, respectively.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The amount of prepaid expenses and other current assets consist of the followings:

	June 30, 2024	December 31, 2023
	(Unaudited)
Prepaid expenses	5,942	1,992
Security deposits	6,750	8,902
Advance to suppliers	791	5,894
Value added tax credit	144,456	267
Total	157,939	17,055

The Group did not record any expected credit loss provision for the prepaid expenses and other current assets for the three months and six months ended June 30, 2024 and 2023, respectively.

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

6. LONG-TERM INVESTMENT

Long-term investments consist of the followings:

	June 30, 2024	December 31, 2023
	(Unaudited)
Equity investment in CytoArm Co., Ltd. (“CytoArm”)	$61,600	$65,000
Impairment	(51,538)	(54,550)
	$10,062	$10,650

In March 2022, the Group invested NTD 2,000,000 ($65,200) into CytoArm for 200,000 common shares, which represented 0.54% of equity interest in CytoArm as of June 30, 2024 and December 31, 2023, respectively.

CytoArm is a privately-owned company incorporated in Taiwan and engaged in biomedical research business. The equity securities of CytoArm is not publicly traded and it is qualified as equity securities without readily determinable fair value. According to the financial statement of CytoArm, the applicable net asset value of the Group’s investments in CytoArm is significantly lower than the cost and therefore the Group has recognized impairment in long-term investments of $56,391 in prior period. No further impairment in long-term investments is recognized during the three months and six months ended June 30, 2024 and 2023, respectively. As of June 30, 2024 and December 31, 2023, the director and major shareholder of the Company, Dr. Shen, indirectly held 2.85% and 2.92% of equity interest of CytoArm, respectively.

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	June 30, 2024	December 31, 2023
	(Unaudited)
Equipment, fixtures and furniture	$60,768	$9,139
Less: accumulated depreciation	(11,111)	(7,949)
Total	$49,657	$1,190

Depreciation expenses included in general and administration expenses for the three months ended June 30, 2024 and 2023 was $2,389 and $620, respectively. Depreciation expenses included in general and administration expenses for the six months ended June 30, 2024 and 2023 was $3,647 and $1,502, respectively. There were no impairments recognized during the three months and six months ended June 30, 2024 and 2023.

8. INTANGIBLE ASSETS

On June 19, 2024, the Group entered into an exclusive licensed patent and know-how agreement and a supplementary agreement dated on June 28, 2024 with 3D Global Biotech Inc. (“3D Global”), a company registered in Taiwan and listed in Taipei Stock Exchange, to acquire a global exclusive licensed patent and know-how. Dr. Shen owns approximately 14.97% of common shares of 3D Global. The licensed patent involves the formula and technology of cell culture process, technology of cell bank construction, exosome purification, authentication technology, and exosome production which are derived from the methods of culturing human corneal limbus cells and the relevant know-how (the “3D Global Patent”). The licensed period of the 3D Global Patent is 20 years after all the relevant products are launched. However, the Group is obligated to pay a royalty of 10% of the sales of the product sold for 15 years and the Group is allowed sub-license the 3D Global Patent to other third-party customers. When acquired the 3D Global Patent, the know-how enables the Company to form and produce the major ingredient of the contact lens solutions and commence the contact lens business. The Group expects the useful life of the 3D Global Patent for the contact lens business is 15 years. The total consideration of the 3D Global Patent is $5,000,000 included VAT or $4,761,905 net of VAT. As of June 30, 2024, the Group paid $1,000,000 included VAT or $952,381 net of VAT to

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

8. INTANGIBLE ASSETS (cont.)

3D Global for the patent, formula and know-how of the technology, which is not for use in particular research and development projects and that have alternative future use. It enables us to provide future economic benefits from the commercial production of contact lens business and generate income.

The Group will pay the remaining amounts to 3D Global for further research and development of this technology and expand the application to a variety of new eye-related drugs and products when certain conditions and milestones are satisfied and completed by 3D Global. The Group is also obligated to pay a royalty of 10% of the sales of the products generated from 3D Global Patent to 3D Global on quarterly basis.

On June 25, 2024, the Group entered into an exclusive licensed patent and know-how agreement with EG BioMed Co., Ltd. (“EG BioMed”), a Taiwan registered company, under which Dr. Shen is a director and owns 46.16% of equity interest, to acquire the licensed patent of Methylation analysis technology for application in pancreatic cancer and the relevant know-how (the “EG BioMed Patent”). The Group can use the licensed patent and know-how in the United States for manufacturing, offering for sale, selling, using, or importing the product and providing detection services for the aforementioned purposes. The licensed period of the EG BioMed Patent is initially 10 years and automatically renews for an additional 5 years unless both parties agree not to renew, and thus the useful life of the EG BioMed Patent is 15 years. The consideration of the EG BioMed Patent is NTD 60,000,000 ($1,848,000), and the Group is obligated to pay a royalty of 7% of the sales of the services generated from EG BioMed Patent to EG BioMed on quarterly basis. When acquired the EG BioMed Patent, the know-how enables the Group to commence the pancreatic cancer early detection service business for income generation.

Intangible assets consist of the following:

	June 30, 2024	December 31, 2023
	(Unaudited)
Licensed Patents and Know-how
3D Global Patent	951,720	—
EG BioMed Patent	1,848,000	—
Less: accumulated amortization	—	—
Total	$2,799,720	$—

Amortization expense included in general and administration expenses for the three months ended June 30, 2024 and 2023 was nil and nil, respectively. Amortization expense included in general and administration expenses for the six months ended June 30, 2024 and 2023 was nil and nil, respectively.

The estimated amortization is as follows:

As of June 30, 2024	Estimated amortization expense
From July 1, 2024 to June 30, 2025	$186,648
From July 1, 2025 to June 30, 2026	186,648
From July 1, 2026 to June 30, 2027	186,648
From July 1, 2027 to June 30, 2028	186,648
From July 1, 2028 to June 30, 2029	186,648
Thereafter	1,866,480
Total	$2,799,720

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

9. LEASES

The Group’s operating leases consist of leases for office space. The Group is the lessee under the terms of the operating leases. For the three months ended June 30, 2024 and 2023, the operating lease cost was $3,559 and $13,487, respectively. For the six months ended June 30, 2024 and 2023, the operating lease cost was $8,762 and $28,558, respectively.

The Group’s operating leases have remaining lease terms of approximately 22 months and 4 months as of June 30, 2024 and December 31, 2023, respectively. As of June 30, 2024, the weighted average remaining lease term and weighted average discount rate were 1.83 years and 4.27%, respectively.

As of June 30, 2024 and December 31, 2023, the Group stated the following amounts in the Group’s condensed consolidated balance sheets:

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Right-of-use assets	$34,938	$13,115
Total	34,938	13,115

Liabilities
Operating lease liabilities, current	17,136	13,257
Operating lease liabilities, non-current	17,802	—
Total lease liabilities	$34,938	$13,257

Maturities of lease liabilities were as follows:

As of June 30, 2024	Operating Lease
From July 1, 2024 to June 30, 2025	$19,765
From July 1, 2025 to June 30, 2026	16,470
Less: amounts representing interest	(1,297)
Present Value of future minimum lease payments	34,938
Less: Current obligations	(17,136)
Long term obligations	$17,802

The Group also leased office and car park space under various short-term operating leases with the duration of less than 12 months in Taiwan. The short term leases cost was $886 and nil for the three months ended 30 June 2024 and 2023, respectively. The short term leases cost was $886 and nil for the six months ended 30 June 2024 and 2023, respectively.

10. ACCRUED EXPENSES AND OTHER LIABILITIES

The amount of accrued expenses and other liabilities were consisted of the followings:

	June 30, 2024	December 31, 2023
	(Unaudited)
Accrued expenses	13,939	13,102
Value added tax payables	6,755	1,969
Advance receipts	32,339	344
Other payables	574	—
Total	53,607	15,415

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

11. LONG-TERM BANK LOAN

The amount of long-term bank loan was consisted of the followings:

	June 30, 2024	December 31, 2023
	(Unaudited)
Loan payable to CTBC Bank matures on December 29, 2024	$19,139	$34,319
Less: current	(19,139)	(34,319)
Non-current	$—	$—

The long-term bank loan was unsecured and charged the interest rate of Taiwan Corporate Interest Index Rate plus 2.69% (June 30, 2024: 4.38% and December 31. 2023: 4.03%). For the three months ended June 30, 2024 and 2023, the interest expense was $172 and $592, respectively. For the six months ended June 30, 2024 and 2023, the interest expense was $494 and $1,241, respectively.

12. SHARE CAPITAL

The Company was incorporated in the Cayman Islands on March 14, 2024 by Dr. Shen with the initial authorized and issued share capital of $50,000 divided into 50,000 common shares at the par value of $1.00 each.

On June 7, 2024, the Company amended its Memorandum and Articles of Association and altered the authorized share capital by sub-dividing the authorized share capital to $50,000 divided into 500,000 common shares with the par value of $0.10 each.

Upon the completion of the Group Restructuring on June 26, 2024 and as of June 30, 2024, the Company had 5,000,000 authorized shares of which 1,051,997 common shares were issued and outstanding.

13. INCOME TAXES

The Company is incorporated in the Cayman Islands, which is exempt from income tax. The Company’s operating subsidiary, Yong Ding, is incorporated in the ROC and is subject to the ROC Income Tax Law. The applicable tax rate is 20% for the three months and six months ended June 30, 2024 and 2023.

Significant components of the provision for income taxes (benefits) are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Current tax	$—	$—	$—	$—
Deferred tax – tax loss	(471)	2,929	(4,653)	1,749
Deferred tax – book-tax difference	(5,609)	(1,157)	(1,582)	(1,335)
Income taxes (benefits) expenses	$(6,080)	$1,772	$(6,235)	$414

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

13. INCOME TAXES (cont.)

Reconciliation of the differences between the Income Tax rate applicable to profits and the income tax (benefits) expenses of the Group:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(Loss) income before taxation	$(164,930)	$8,963	$(171,599)	$2,281
Notional tax on profit before tax
Computed expected tax expense	(32,987)	1,793	(34,320)	456
Non-taxable or non-deductible expenses	26,907	(21)	28,085	(42)
Change in valuation allowances	—	—	—	—
Total	$(6,080)	$1,772	$(6,235)	$414

Deferred tax assets (liabilities) are as follows:

	June 30, 2024	December 31, 2023
	(Unaudited)
Deferred tax assets
Tax losses carry forwards	$27,992	$24,720
Expected credit losses	1,340	551
Others	1,499	761
Valuation allowance	—	—
	$30,831	$26,032

Deferred tax liabilities
Property, plant and equipment	$(1,434)	$(1,467)
Total deferred tax liabilities	$(1,434)	$(1,467)

14. COMMITMENTS AND CONTINGENCIES

According to the agreement entered with 3D Global in respect of the 3D Global Patent in June 2024, the Group is obligated to pay up to $4,000,000 when certain conditions and milestones are satisfied and completed by 3D Global.

Except for the above, as of June 30, 2024 and December 31, 2023, the Group did not have other commitments for capital expenditure contracted for but not provided in the condensed consolidated financial statements in respect of the acquisition of property, plant and equipment and intangible assets.

15. RELATED PARTY TRANSACTION

As of June 30, 2024, the trade receivable due from an affiliate was consisted of the following:

Name	Amount	Relationship	Note
Chencheng Pei-Hu Pharmacy (“Chencheng”)	17,093	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Trade receivable due from the Group, interest free and payment on demand.
Less: allowance for expected credit losses	(1,709)
Net	15,384

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

15. RELATED PARTY TRANSACTION (cont.)

Details of the movements of the expected credit loss provision are as follows:

Six months ended June 30, 2024
(Unaudited)
Beginning of the period	$—
Provision for the period	1,743
Foreign exchange realignment	(34)
End of the period	$1,709

The Group recognized the impairment of expected credit loss for the amount due from an affiliate of $1,743 and nil for the three months ended June 30, 2024 and 2023, respectively. The Group recognized the impairment of expected credit loss for the amount due from an affiliate of $1,743 and nil for the six months ended June 30, 2024 and 2023, respectively.

As of June 30, 2024, the amount due to a shareholder was consisted of the following:

Name	Amount	Relationship	Note
Dr. Shen	893,477	A director and major shareholder of the Company	Other payables, interest free and payment on demand.

As of June 30, 2024, the amount due to an affiliate was consisted of the following:

Name	Amount	Relationship	Note
Chencheng	96,810	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Other payables and lease expenses due to the Company, interest free and payment on demand.

As of December 31, 2023, the trade receivable due from an affiliate was consisted of the following:

Name	Amount	Relationship	Note
Chencheng	—	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Trade receivable due from the Company, interest free and payment on demand.

As of December 31, 2023, the amount due to a shareholder was consisted of the followings:

Name	Amount	Relationship	Note
Dr. Shen	113,642	A director and major shareholder of the Company	Other payables, interest free and payment on demand.

As of December 31, 2023, the amount due to an affiliate was consisted of the following:

Name	Amount	Relationship	Note
Chencheng	$103,609	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Other payables and lease expenses due to the Company, interest free and payment on demand.

In June 2020, the Group entered into entered an operating lease with Chencheng to lease part of its office premises from June 2020 to June 2023. As of June 30, 2024 and December 31, 2023, the lease has no outstanding lease term with Chencheng.

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

15. RELATED PARTY TRANSACTION (cont.)

During the three months ended June 30, 2024, the Group had the following transaction with affiliates:

Name	Amount	Relationship	Note
Chencheng	225	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Sales of products to the Group
Chencheng	16,597	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Purchase of products from the Group
EG BioMed	1,848,000	Company owned by a director and major shareholder of the Company, Dr. Shen	Granting of licensed patent and know-how to the Group
3D Global	952,381	Company owned by a director and major shareholder of the Company, Dr. Shen	Granting of licensed patent and know-how to the Group

During the three months ended June 30, 2023, the Group had the following transaction with affiliates:

Name	Amount	Relationship	Note
Chencheng	$1,542	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Operating leasing income for the rental of office premise from the Group
Chencheng	$8,466	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Sales of products to the Group

During the six months ended June 30, 2024, the Group had the following transaction with affiliates:

Name	Amount	Relationship	Note
Chencheng	$1,673	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Sales of products to the Group
Chencheng	$16,597	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Purchase of products from the Group
EG BioMed	$1,848,000	Company owned by a director and major shareholder of the Company, Dr. Shen	Granting of licensed patent and know-how to the Group
3D Global	$952,381	Company owned by a director and major shareholder of the Company, Dr. Shen	Granting of licensed patent and know-how to the Group

During the six months ended June 30, 2023, the Group had the following transaction with affiliates:

Name	Amount	Relationship	Note
Chencheng	$6,228	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Operating leasing income for the rental of office premise from the Group
Chencheng	$27,580	Company owned by a director of Yong Ding and a shareholder of the Company, Mr. Wu	Sales of products to the Group

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

16. SEGMENT REPORTING

The Group’s chief operating decision maker, who has been identified as the Group’s director, evaluates segment performance and allocates resources based on several factors, of which the primary financial measure is operating income.

During the three months and six months ended June 30, 2024 and 2023, the Group operates in a single segment, sales of medical and other related products segment. The financial performance of the Group represented the performance of sales of medical and other related products only. As a result, there is not necessary to have a separate segmental information of revenue and expenses to be presented.

As of June 30, 2024, the Group has acquired 3D Global Patent and EG BioMed Patent and commence the pancreatic cancer early detection service and sales of contact lenses business. There was no revenue generated from the patents for the three months and six months ended June 30, 2024

Segmental information for assets is:

	June 30, 2024	December 31, 2023
	(Unaudited)
Total assets
Sales of medical and other related product	$3,232,401	$321,212
Pancreatic cancer early detection service	1,848,000	—
Sales of contact lenses	951,720	—
Total	$6,032,121	$321,212

17. SUBSEQUENT EVENTS

On August 31, 2024, the Company issued 77,269 common shares with the par value of $0.10 each at $6.00 per shares to Dr. Shen to settle the amount due to Dr. Shen. It represented the share capital of $7,727 and the additional paid in capital of $455,887.

On September 24, 202 4, the Company has entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) by and among (i) Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”) (ii) a Cayman Islands exempted company and wholly-owned subsidiary of Breeze expected to be named “YD Bio Limited,” which is in the process of being formed, and once formed will enter into a joinder to the Merger Agreement (“Pubco”), (iii) Breeze Merger Sub, Inc., a Delaware corporation and which will be a direct, wholly-owned subsidiary of Pubco (“Parent Merger Sub”), (iv) a Cayman Islands exempted company which will be a wholly-owned subsidiary of Pubco, expected to be named “BH Biopharma Merger Sub Limited,” and once formed, will enter into a joinder to the Merger Agreement (“Company Merger Sub,” with Company Merger Sub and Parent Merger Sub together referred to herein as the “Merger Subs”), and (v) the Company.

Pursuant to and in accordance with the terms set forth in the Merger Agreement, (a) Parent Merger Sub will merge with and into Breeze, with Breeze continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Breeze will become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of Breeze immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Breeze common stock that have been redeemed or are owned by Breeze or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares (as defined in the Merger Agreement)) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco (other than the Parent Rights, which shall be automatically converted into ordinary shares of Pubco), and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) the Company will become a wholly-owned

YD BIOPHARMA LIMITED AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

17. SUBSEQUENT EVENTS (cont.)

subsidiary of Pubco, and (ii) each issued and outstanding security of the Company immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any Cancelled Shares or Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco. The Mergers and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

The Business Combination is expected to close in February 2025, subject to customary closing conditions, the receipt of certain governmental approvals and the required approval by the stockholders of Breeze and the Company.

On September 30, 2024, the Company issued the aggregate of 62,500 common shares with the par value of $0.10 each at $8.00 per shares to two existing shareholders for cash, which represented the share capital of $6,250 and the additional paid in capital of $493,750.

On September 30, 2024, the Company has entered into a supplementary agreement with EG BioMed in respect of the EG BioMed Patent. It was mutually agreed by both parties to extend the licensed period of the EG BioMed Patent to the term of 20 years from the date of the original agreement and automatically renewal for additional 5 years, upon the proposed merger transaction by the Company with Breeze is completed.

On September 30, 2024, the Company has entered an exclusive licensed patent and know-how agreement with EG BioMed for the licensed patent and know-how of breast cancer detection technology (“EG BioMed Breast Cancer Patent”) in the licensed territory, including the United States, Europe, and Asia (the “Licensed Territory”). The Company can use the licensed patent and know-how in the Licensed Territory for manufacturing, offering for sale, selling, using, or importing the product and providing detection services for the aforementioned purposes. The consideration of the EG BioMed Breast Cancer Patent is nil, but the Company is obligated to pay a royalty of 20% of the revenue of the sales or services generated from EG BioMed Breast Cancer Patent to EG BioMed on quarterly basis. The agreement of the EG BioMed Breast Cancer Patent will become effective from the date of completion of the proposed merger transaction with Breeze with a term of 20 years, and it will automatically renewal for an additional 5 years unless both parties agree not to renew.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Breeze Holdings Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Breeze Holdings Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before April 26, 2024 or extend the business combination deadline by an additional two months through June 26, 2024. The Company entered into a Merger Agreement and Plan of Reorganization with a business combination target on October 31, 2022; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to April 26, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after June 26, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY
April 1, 2024

BREEZE HOLDINGS ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash	$4,228	$14,129
Due from Sponsor	18,672	18,073
Prepaid expenses	148,953	160,503
Prepaid franchise taxes	57,550	10,000
Prepaid income taxes	36,742	—
Total Current Assets	266,145	202,705
Cash held in Trust Account	12,977,528	17,730,969
Total Assets	$13,243,673	$17,933,674
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$206,639	$67,500
Income tax payable	—	2,089
Excise tax payable	56,270	—
Due to Sponsor	7,814,506	5,480,941
Total Current Liabilities	8,077,415	5,550,530
Warrant liabilities	2,200,250	1,184,750
Total Liabilities	10,277,665	6,735,280
Commitments
Common stock subject to possible redemption, 1,159,276 and 1,690,196 shares at redemption value as of December 31, 2023 and 2022, respectively	12,647,701	17,730,156
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,140,000 shares and 3,140,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively (excluding 1,159,276 and 1,690,196 shares subject to possible redemption, respectively)	315	315
Additional paid-in capital	—	—
Accumulated deficit	(9,682,008)	(6,532,077)
Total Stockholders’ Deficit	(9,681,693)	(6,531,762)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$13,243,673	$17,933,674

The accompanying notes are an integral part of the consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31, 2023	December 31, 2022
Operating and formation costs	$2,070,143	$2,323,153
Loss from operations	(2,070,143)	(2,323,153)
Other (expenses) income:
Interest income	554,701	813
Unrealized gain on marketable securities held in Trust Account	—	188,903
Change in fair value of warrant liabilities	(1,015,500)	5,923,750
Total other (expenses) income, net	(460,799)	6,113,466
(Loss) income before income taxes	(2,530,942)	3,790,313
Income tax expense	(18,169)	(2,089)
Net (loss) income	$(2,549,111)	$3,788,224
Basic and diluted weighted average shares outstanding	4,427,788	9,294,000
Basic and diluted net (loss) income per share of Common Stock	$(0.58)	$0.41

The accompanying notes are an integral part of the consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
December 31, 2021	3,140,000	$315	$—	$(8,919,461)	$(8,919,146)
Accretion of Common Stock to redemption value	—	—	—	(1,400,840)	(1,400,840)
Net income	—	—	—	3,788,224	3,788,224
December 31, 2022	3,140,000	$315	$—	$(6,532,077)	$(6,531,762)
Accretion of Common Stock to redemption value	—	—	—	(544,550)	(544,550)
Excise taxes payable	—	—	—	(56,270)	(56,270)
Net loss	—	—	—	(2,549,111)	(2,549,111)
December 31, 2023	3,140,000	$315	$—	$(9,682,008)	$(9,681,693)

The accompanying notes are an integral part of the consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2023	December 31, 2022
Cash Flows from Operating Activities:
Net (loss) income	$(2,549,111)	$3,788,224
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest and unrealized gain on marketable securities held in Trust Account	(554,701)	(189,716)
Change in fair value of warrant liabilities	1,015,500	(5,923,750)
Changes in operating assets and liabilities:
Prepaid expenses	10,951	(54,419)
Prepaid franchise taxes	(47,550)	—
Prepaid income taxes	(36,742)	—
Long-term liabilities	—	95,790
Accounts payable and accrued expenses	139,139	(530,947)
Franchise tax payable	—	(210,000)
Income tax payable	(2,089)	2,089
Net cash used in operating activities	(2,024,603)	(3,022,729)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(528,514)	(1,400,840)
Cash withdrawn from Trust Account to redeeming shareholders	5,627,005	101,545,684
Cash withdrawn from Trust Account to pay franchise and income taxes	209,650	231,246
Net cash provided by investing activities	5,308,141	100,376,090
Cash Flows from Financing Activities:
Proceeds from short-term working capital loan – related party	1,811,900	2,800,209
Proceeds from promissory note – related party	521,666	1,400,840
Redemptions of common stock	(5,627,005)	(101,545,684)
Net cash used in financing activities	(3,293,439)	(97,344,635)
Net Change in Cash	(9,901)	8,726
Cash – Beginning of period	14,129	5,403
Cash – End of period	$4,228	$14,129
Supplemental disclosure of non-cash financing activities:
Excise taxes payable	$56,270	$—
Accretion of common stock subject to redemption value	$544,550	$1,400,840

The accompanying notes are an integral part of the consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations

Breeze Holdings Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 11, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from June 11, 2020 (inception) through December 31, 2020, and the years ended December 31, 2023 and 2022, relate to the Company’s formation, the Initial Public Offering (“Initial Public Offering”), which is described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and from changes in the fair value of its warrant liability.

The registration statement for the Company’s Initial Public Offering was declared effective on November 23, 2020. On November 25, 2020, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,425,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Breeze Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and I-Bankers Securities, Inc., generating gross proceeds of $5,425,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 25, 2020, an amount of $115,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and $1,725,000 from the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.

Transaction costs incurred in connection with the Initial Public Offering amounted to $4,099,907, consisting of $2,300,000 of underwriting fees, $1,322,350 of representative share offering costs, and $477,557 of other offering costs. As of December 31, 2023, cash of $4,228 was held outside of the Trust Account and was available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations (cont.)

approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased by it during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, regardless of whether they vote for or against a Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 10% or more of the Public Shares, without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by November 25, 2021 (which can be extended up to 6 months) and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

On November 22, 2021, the Company announced that its sponsor, Breeze Sponsor, LLC, timely deposited an aggregate of $1,150,000 (the “Extension Payment”), representing $0.10 per public share, into the Trust Account to extend the date by which the Company has to consummate a business combination from November 25, 2021 to February 25, 2022. The Sponsor loaned the Extension Payment to the Company in exchange for a promissory note in the amount of the Extension Payment. The loan under the promissory note is non-interest bearing and will be repaid upon the consummation of a business combination. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with such extension.

On February 22, 2022, the Company announced that its sponsor, Breeze Sponsor, LLC, timely deposited an aggregate of $1,150,000 (the “Second Extension Payment”), representing $0.10 per public share, into the Trust Account to extend the date by which the Company has to consummate a business combination from February 25, 2022 to May 25, 2022. The Sponsor loaned the Second Extension Payment to the Company in exchange for a promissory note in the

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations (cont.)

amount of the Second Extension Payment. The loan under the promissory note is non-interest bearing and will be repaid upon the consummation of a business combination. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with such extension.

On May 5, 2022, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to September 26, 2022 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 6,732,987 shares of the Company’s common stock were redeemed for $69,700,628, (the “Redemption”). On May 10, 2022, $109,000 was withdrawn from the Trust Account for payment of franchise and income taxes.

On September 13, 2022, the Company held its annual stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to March 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 3,076,817 shares of the Company’s common stock were redeemed for $31,845,056 and on September 8, 2022, $122,247 was withdrawn from the Trust Account for payment of franchise and income taxes.

At the annual meeting of the Company held on September 13, 2022, the Company’s stockholders approved (i) a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “A&R COI”) to authorize the Company to extend the date of September 26, 2022, up to six (6) times for an additional one (1) month each time (ultimately until as late as March 26, 2023) by which the Company must (a) consummate a merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination, which we refer to as our initial business combination, or (b) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and redeem all of the shares of common stock of the Company included as part of the units sold in the Company’s initial public offering that was consummated on November 25, 2020, and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. The amended Trust Agreement authorizes the Company’s Board of Directors to extend the time to complete the Business Combination up to six (6) times for an additional one (1) month each time (for a maximum of six one-month extensions), upon the deposit into the Trust Account of $0.035 for each outstanding public share by the Sponsor or its designees on or prior to September 26, 2022 or such other date as may be extended. Breeze executed its first one-month extension of September 26, 2022 depositing $59,157 in the Trust Account. On October 21, November 23, and December 20, 2022 Breeze executed the second, third and fourth one-month extensions through January 26, 2023. On January 25, 2023 and February 23, 2023, Breeze executed the fifth and sixth one-month extensions depositing $59,157 in the Trust Account for each monthly extension through March 26, 2023. The Company held a meeting of its stockholders on March 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company.

The Company held a meeting of its stockholders on September 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of September 26, 2023, up to nine (9) times for an additional one (1) month each time (ultimately until as late as June 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. On September 27, 2023 Breeze executed the thirteenth one-month extension through October 26, 2023. On October 25, 2023, November 27, 2023, December 27, 2023, January 26, 2024, February 27, 2024 and March 26, 2024 Breeze executed the fourteenth, fifteenth, sixteenth, seventeenth, eighteenth and nineteenth one-month extensions through April 26, 2024.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations (cont.)

If the executes all nine (9) extensions, it will have until June 26, 2024 (unless the Company’s shareholders approve a proposal to amend the A&R COI to permit an extension of up to six additional one-month periods) to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.35 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and will not apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.35 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and will not apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On January 26, 2022, the Company (or “Breeze”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Combination Agreement”), by and among Breeze, D-Orbit S.p.A, an Italian Società per azioni (“D-Orbit”), D-Orbit S.A., a newly-formed joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (“Holdco”), Lift-Off Merger Sub, Inc.,

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations (cont.)

a Delaware corporation (“Merger Sub”), and Seraphim Space (Manager) LLP, a UK limited liability partnership. On August 12, 2022, the parties to the Combination Agreement entered into a Termination Agreement (the “Termination Agreement”) which terminated the Combination Agreement and the Ancillary Agreements, effective as of August 12, 2022. Pursuant to the Termination Agreement, the Company will not be obligated to remit nor will it be entitled to receive a termination payment.

On October 31, 2022, Breeze entered into the Original Merger Agreement, by and among Breeze, Company Merger Sub, and TV Ammo. On February 14, 2024, Breeze entered into an Amended and Restated Merger Agreement and Plan of Reorganization (the “A&R Merger Agreement”), by and among Breeze, True Velocity, Parent Merger Sub, Company Merger Sub, and TV Ammo, which amended and restated the Original Merger Agreement in its entirety.

The A&R Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Breeze, True Velocity Parent Merger Sub, Company Merger Sub, and TV Ammo.

Pursuant to and in accordance with the terms set forth in the A&R Merger Agreement, (a) Parent Merger Sub will merge with and into Breeze, with Breeze continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Breeze will become a wholly owned subsidiary of True Velocity, and (ii) each issued and outstanding security of Breeze immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Breeze Common Stock that have been redeemed or are owned by Breeze or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity (other than the Breeze Rights, which shall be automatically converted into shares of True Velocity), and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into TV Ammo, with TV Ammo continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) TV Ammo will become a wholly owned subsidiary of True Velocity, and (ii) each issued and outstanding security of TV Ammo immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any Cancelled Shares or Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity. The Mergers and the other transactions contemplated by the A&R Merger Agreement are hereinafter referred to as the “Business Combination.”

The Business Combination is expected to close in the second quarter of 2024, subject to customary closing conditions, including the satisfaction of the minimum available cash condition, the receipt of certain governmental approvals and the required approval by the stockholders of Breeze and TV Ammo.

The aggregate consideration to be received by the TV Ammo equity holders is based on a pre-transaction equity value of $1,185,234,565, the market capitalization of Breeze based on a closing price of $11.21 on February 6, 2024, which results in a combined company equity value of $1,233,429,449. In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (a) each share of issued and outstanding TV Ammo common stock, par value $0.01 (“TV Ammo Common Stock”), shall be cancelled and converted into a number of shares of True Velocity common stock, par value $0.0001 (“True Velocity Common Stock”), equal to the Exchange Ratio described below, (b) each option to purchase shares of TV Ammo Common Stock (each, a “TV Ammo Option”) shall be assumed and converted into an option to purchase a number of shares of True Velocity Common Stock equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Option, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Effective Time, divided by the Exchange Ratio, (c) each restricted stock unit in respect of shares of TV Ammo Common Stock (each, a “TV Ammo RSU”) shall be assumed and converted into a restricted stock unit in respect of a number of shares of True Velocity Common Stock equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo RSU, multiplied by the Exchange Ratio, and (d) each warrant to purchase a number of shares of TV Ammo Common Stock (each, a “TV Ammo Warrant”) shall be converted into a warrant to purchase shares of True Velocity Common Stock equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Warrant, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations (cont.)

per share in effect immediately before the Effective Time, divided by the Exchange Ratio. The Exchange Ratio will be equal to (i) the sum of (A) $1,185,234,565, plus (B) any amounts raised by TV Ammo after the date of the A&R Merger Agreement and prior to the Closing in permitted financing transactions in excess of $50,000,000, plus (C) the aggregate dollar amount payable to TV Ammo upon the conversion of all outstanding TV Ammo convertible notes and the exercise of all vested in-the-money TV Ammo Warrants and vested in-the-money TV Ammo Options, divided by (ii) the number of fully-diluted shares of TV Ammo Common Stock outstanding as of the Closing, further divided by (iii) an assumed value of True Velocity Common Stock of $10.00 per share.

A pro rata portion of the shares of True Velocity Common Stock received in exchange for the shares of TV Ammo Common Stock are subject to forfeiture if certain future stock-price based milestones are not achieved as described below (the “Earnout Shares”). The number of Earnout Shares will be equal to the product of (a) 15% and (b) the amount by which 118,523,456 exceeds the number of shares of True Velocity Common Stock issuable upon the exercise or conversion of securities issued by TV Ammo in permitted financing transactions prior to the Closing. The Earnout Shares will be issued at the Closing and subject to forfeiture. One-half of the Earnout Shares shall become fully vested and no longer subject to forfeiture if, during the three-year period beginning at the Closing (the “Milestone Event Period”), the True Velocity Common Stock achieves a daily volume weighted average closing sale price of at least $12.50 per share for any 20 trading days within a 30 consecutive trading day period (“Milestone Event I”). The other half of the Earnout Shares will become fully vested and no longer subject to forfeiture if, during the Milestone Event Period, the True Velocity Common Stock achieves a daily volume weighted average closing sale price of at least $15.00 per share for a similar number of days (“Milestone Event II”). The 30 consecutive trading day periods used to satisfy Milestone Event I and Milestone Event II may not overlap; if both Milestone Event I and Milestone Event II would be satisfied using the same 30 consecutive trading day period, Milestone Event II will be deemed satisfied and the threshold closing sale price to achieve Milestone Event I shall be increased to $13.50. Any Earnout Shares that remain unvested at the end of the Milestone Event Period will be forfeited. All of the Earnout Shares will become fully vested and no longer subject to forfeiture upon the occurrence of a transaction or series of transactions occurring after the Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than True Velocity, TV Ammo or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of True Velocity or the right to elect a majority of the True Velocity board of directors or similar governing body of True Velocity, (b) constituting a sale, merger, business combination, consolidation, liquidation, exchange offer or other similar transaction, however effected, following which the voting securities of True Velocity immediately prior to such transaction do not continue to represent or are not converted into at least (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) constituting a sale, lease, license or other disposition of fifty percent (50%) or more of the assets of True Velocity and its subsidiaries taken as a whole (any of the foregoing, a “Subsequent Transaction”).

The parties have agreed to take actions such that, effective immediately after the Closing of the Business Combination, True Velocity’s board of directors shall consist of seven directors, consisting of two Breeze designees (at least one of whom shall be an “independent director”), four TV Ammo designees (at least three of whom shall be “independent directors”) and the chief executive officer of True Velocity. True Velocity’s executive management team will be led by the current management of TV Ammo. To qualify as an “independent director” under the A&R Merger Agreement, a designee shall both (a) qualify as “independent” under the rules of the Nasdaq Stock Market and (b) not have had any business relationship with either Breeze or TV Ammo or any of their respective subsidiaries, including as an officer or director thereof, other than for a period of less than six months prior to the date of the Merger Agreement.

The A&R Merger Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type, including, among others, covenants providing for (a) certain limitations on the operation of the parties’ respective businesses prior to consummation of the Business Combination, (b) the parties’ efforts to satisfy conditions to consummation of the Business Combination, including by obtaining

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations (cont.)

necessary approvals from governmental agencies (including U.S. federal antitrust authorities and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)), (c) prohibitions on the parties soliciting alternative transactions, (d) True Velocity preparing and filing a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), and (e) Breeze taking certain other actions to obtain the requisite approval of Breeze’s stockholders to vote in favor of certain matters, including the adoption of the Merger Agreement and approval of the Business Combination, at a special meeting to be called for the approval of such matters, and (f) the protection of, and access to, confidential information of the parties. On February 14, 2024, True Velocity filed a registration statement/proxy on Form S-4 with the SEC, which included a preliminary proxy statement of Breeze.

The parties to the A&R Merger Agreement agreed to use their reasonable best efforts to enter into an at-the-market facility (“At-the-Market Facility”) prior to the Closing on terms and conditions reasonably satisfactory to Breeze and TV Ammo.

The obligations of Breeze, True Velocity, Parent Merger Sub and Company Merger Sub (the “Breeze Parties”) and TV Ammo to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the approval of Breeze’s stockholders, (ii) the approval of TV Ammo’s stockholders, and (iii) True Velocity’s Form S-4 registration statement becoming effective.

In addition, the obligations of the Breeze Parties to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of TV Ammo being true and correct to the standards applicable to such representations and warranties and each of the covenants of TV Ammo having been performed or complied with in all material respects, (ii) delivery of certain ancillary agreements required to be executed and delivered in connection with the Business Combination, and (iii) no Material Adverse Effect having occurred.

The obligation of TV Ammo to consummate the Business Combination is also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of the Breeze Parties being true and correct to the standards applicable to such representations and warranties and each of the covenants of the Breeze Parties having been performed or complied with in all material respects, (ii) the shares of True Velocity Common Stock issuable in connection with the Business Combination being listed on the Nasdaq Stock Market, and (iii) Breeze having cash on hand at the Closing (inclusive of proceeds from certain permitted financings) (“Breeze Cash on Hand”) of at least $30,000,000 (the “Minimum Cash Amount”) (after deducting any amounts paid to Breeze stockholders that exercise their redemption rights in connection with the Business Combination and net of certain transaction expenses incurred or subject to reimbursement by the Sponsor). If, after the Breeze stockholder meeting to approve the Business Combination is held, Breeze Cash on Hand is less than the Minimum Cash Amount, then Breeze may, in accordance with the terms of the A&R Merger Agreement, sell additional shares of Breeze Common Stock to investors for not less than $10.00 per share (“Additional Financings”) up to the amount that would cause Breeze Cash on Hand to be at least equal to the Minimum Cash Amount.

The A&R Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Business Combination, including, but not limited to, (i) by mutual written consent of Breeze and TV Ammo, (ii) by Breeze, on the one hand, or TV Ammo, on the other hand, if there is any breach of the representations, warranties, covenant or agreement of the other party as set forth in the A&R Merger Agreement, in each case, such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by either Breeze or TV Ammo if the Business Combination is not consummated by March 15, 2024 (which date may be extended by mutual agreement of the parties to the A&R Merger Agreement), (iv) by either Breeze or TV Ammo if a meeting of Breeze’s stockholders is held to vote on proposals relating to the Business Combination and the stockholders do not approve the proposals, and (v) by Breeze if the TV Ammo stockholders do not approve the A&R Merger Agreement.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations (cont.)

Under certain circumstances as described further in the A&R Merger Agreement, if the A&R Merger Agreement is validly terminated by Breeze, TV Ammo will pay Breeze a fee equal to the actual documented expenses incurred by Breeze in connection with the Business Combination of up to $1,000,000.

The A&R Merger Agreement contemplates that TV Ammo (a) may enter into agreements to raise capital in one or more private placement transactions prior to the Closing for aggregate gross proceeds of up to $100,000,000 or (b) consummate an initial sale of any shares of capital stock of TV Ammo in an underwritten public offering registered under the Securities Act or any direct listing of any shares of capital stock of TV ammo on a securities exchange or securities market (“Permitted Financings”).

Concurrently with the execution of the A&R Merger Agreement, Breeze, True Velocity, TV Ammo and the Parent Initial Stockholders entered into an Amended and Restated Sponsor Support Agreement (the “A&R Sponsor Support Agreement”), pursuant to which, among other things, the Breeze Initial Stockholders: (a) agreed to vote all of their shares of Breeze Common Stock in favor of the Parent Proposals, including the adoption of the A&R Merger Agreement and the approval of the Transactions; (b) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of the Breeze Parties’ representations, warranties, covenants, agreements or obligations under the A&R Merger Agreement or (ii) any of the mutual or TV Ammo conditions to the Closing in the A&R Merger Agreement not being satisfied; (c) (i) waived, subject to and conditioned upon the Closing and to the fullest extent permitted by applicable law and the Breeze organizational documents, and (ii) agreed not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Breeze Initial Stockholder may be entitled in connection with the Mergers or the other Transactions; (d) agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Mergers and the other Transactions on the terms and subject to the conditions set forth in the A&R Merger Agreement prior to any valid termination of the A&R Merger Agreement; (e) agreed not to transfer or pledge any of their shares of Breeze Common Stock, or enter into any arrangement with respect thereto, after the execution of the A&R Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions; and (f) waived their rights to redeem any of their shares of Breeze Common Stock in connection with the approval of the Parent Proposals.

Additionally, the Sponsor has agreed to: (a) forfeit for no consideration up to 20% of the aggregate shares of Breeze Common Stock held by it if Breeze reasonably determines that the issuance of additional shares of Breeze Common Stock to investors or Redeeming Stockholders (at a price per share not to be less than $10.00) would be reasonably required (i) to cause Breeze Cash on Hand to be at least equal to the Minimum Cash Amount or (ii) to secure any Additional Financing; (b) forfeit for no consideration up to 20% of the aggregate shares of True Velocity Common Stock held by it if, on the six month anniversary of the Closing, the sum of (i) Breeze Cash on Hand plus (ii) the funds requested or received under the At-the-Market Facility (or other similar equity or hybrid equity-based instrument or facility) at or prior to such date is less than $50,000,000; and (c) assume and pay all Legacy Parent Transaction Expenses in full and indemnify Breeze, True Velocity, TV Ammo and their respective subsidiaries from any and all liabilities related thereto, and to not sell or transfer any of its shares of True Velocity Common Stock or distribute any of its assets unless and until such time as it has assumed and paid in full all Legacy Parent Transaction Expenses.

The foregoing description of the A&R Sponsor Support Agreement is subject to and qualified in its entirety by reference to the full text of the A&R Sponsor Support Agreement, a copy of which is included as Exhibit 10.1 in our Current Report filed with the SEC on Form 8-K on February 21, 2024, and the terms of which are incorporated herein by reference.

On November 9, 2022, in accordance with the Merger Agreement, Breeze, TV Ammo and certain TV Ammo Equity Holders representing approximately 66.8% of the issued and outstanding shares of TV Ammo executed the Stockholder Support Agreement, pursuant to which, among other things, such TV Ammo Equity Holders: (a) agreed to vote in favor of the adoption of the Merger Agreement and approve the Merger and the other Transactions to which TV Ammo is a party; (b) agreed to approve, in accordance with the terms and subject to the conditions of the TV

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations (cont.)

Ammo organizational documents, the TV Ammo Preferred Conversion to take effect immediately prior to the Closing; (c) agreed to waive any appraisal or similar rights they may have pursuant to the TBOC with respect to the Merger and the other Transactions; (d) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of TV Ammo’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or Breeze or Merger Sub conditions to the Closing in the Merger Agreement not being satisfied; and (e) agreed not to sell, assign, transfer or pledge any of their shares of TV Ammo Common Stock or TV Ammo Preferred Stock (or enter into any arrangement with respect thereto) after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions.

The foregoing description of the Stockholder Support Agreement is subject to and qualified in its entirety by reference to the full text of the form of Stockholder Support Agreement, a copy of which is included as Exhibit 10.2 in our Current Report filed with the SEC on Form 8-K on November 1, 2022, and the terms of which are incorporated herein by reference.

In accordance with the A&R Merger Agreement, within thirty (30) days following the execution of the A&R Merger Agreement, Breeze, True Velocity, TV Ammo, and certain stockholders of TV Ammo representing the requisite votes necessary to approve the Merger Agreement (the “TV Ammo Equity Holders”) are expected to amend and restate the Stockholder Support Agreement previously entered into between Breeze, TV Ammo and such TV Ammo Equity Holders. Pursuant to such amended and restated Stockholder Support Agreement (the “A&R Stockholder Support Agreement”), the TV Ammo Equity Holders will: (a) agree to vote in favor of the adoption of the A&R Merger Agreement and approve the Mergers and the other Transactions to which TV Ammo is a party; (b) agree to approve, in accordance with the terms and subject to the conditions of the TV Ammo organizational documents, the TV Ammo Preferred Conversion to take effect immediately prior to the Closing; (c) agree to waive any appraisal or similar rights they may have pursuant to Texas law with respect to the Mergers and the other Transactions; (d) agree to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of TV Ammo’s representations, warranties, covenants, agreements or obligations under the A&R Merger Agreement or (ii) any of the mutual or the Breeze Parties’ conditions to the Closing in the A&R Merger Agreement not being satisfied; and (e) agree not to sell, assign, transfer or pledge any of their shares of TV Ammo Common Stock or TV Ammo Preferred Stock (or enter into any arrangement with respect thereto) after the execution of the A&R Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions.

In accordance with the A&R Merger Agreement, within thirty (30) days after the execution of the A&R Merger Agreement, Breeze, True Velocity, TV Ammo, the Breeze Initial Stockholders and certain TV Ammo Equity Holders are expected to amend and restate that certain Lock-Up Agreement previously entered into between Breeze, TV Ammo, the Breeze Initial Stockholders and certain TV Ammo Equity Holders. Pursuant to such amended and restated Lock-Up Agreement (the “A&R Lock-Up Agreement”), the Breeze Initial Stockholders and such TV Ammo Equity Holders will agree, among other things, to refrain from selling or transferring their shares of True Velocity Common Stock for a period of eight months following the Closing, subject to early release (a) of 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period beginning on the four-month anniversary of the Closing exceeds $12.50 per share, (b) of an additional 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period beginning on the four-month anniversary of the Closing exceeds $15.00 per share; (c) of all of their shares of True Velocity Common Stock upon the occurrence of a Subsequent Transaction; and (d) upon the determination of the True Velocity board of directors (including a majority of the independent directors) following the six month anniversary of the Closing Date.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations (cont.)

In accordance with the A&R Merger Agreement, within thirty (30) days after the execution of the A&R Merger Agreement, Breeze, the Breeze Initial Stockholders, True Velocity, and certain TV Ammo Equity Holders are expected to further amend and restate that certain Amended and Restated Registration Rights Agreement entered into among Breeze, the Breeze Initial Stockholders, and certain TV Ammo Equity Holders. Pursuant to such further amended and restated Registration Rights Agreement (the “Second A&R Registration Rights Agreement”), True Velocity will, among other things, be obligated to file a registration statement to register the resale of certain securities of True Velocity held by the Breeze Initial Stockholders and such TV Ammo Equity Holders. The Second A&R Registration Rights Agreement also provides the Breeze Initial Stockholders and such TV Ammo Equity Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The foregoing description of the A&R Stockholder Support Agreement, the A&R Lock-Up Agreement and the Second A&R Registration Rights Agreement are subject to and qualified in its entirety by reference to the full text of the forms of A&R Stockholder Support Agreement, A&R Lock-Up Agreement and Second A&R Registration Rights Agreement, respectively, copies of which were attached as Exhibits 10.2, 10.3 and 10.4 in our Current Report filed with the SEC on Form 8-K on February 21, 2024, and the terms of which are incorporated herein by reference.

Going concern

As of December 31, 2023, the Company had $4,228 in cash held outside of the Trust Account and a working capital deficit of $7,849,292 (excluding prepaid franchise tax, prepaid income tax and excise tax payable).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares, and a loan of $300,000 under an unsecured and non-interest bearing promissory note (see Note 5). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied from the net proceeds from the private placement held outside of the Trust Account.

On November 27, 2023, the Company received a notice from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”), the Company’s securities (shares, warrants, and rights) would be subject to suspension and delisting from The Nasdaq Capital Market at the opening of business on December 6, 2023 due to the Company’s non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. The Company requested a hearing before the Panel to request additional time to complete its business combination. The hearing request resulted in a stay of any suspension or delisting action pending the hearing which was held on February 27, 2024. On March 15, 2024, the Company received the Panel’s determination granting the Company an exception until May 28, 2024 to complete its initial business combination. In the event the Business Combination is not closed by May 28, 2024, the Company’s common stock, rights and warrants will trade over-the-counter until such time as the Business Combination is completed.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Business Combination as discussed above. In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). There is no assurance that the Company’s plans to consummate the Business Combination or obtain Working Capital Loans will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The transaction has been unanimously approved by the boards of directors of both True Velocity and Breeze Holdings. It is expected to close in the second quarter of 2024, subject to regulatory and stockholder approvals, and other customary closing conditions. In the event the Business Combination is not completed by April 26, 2024, the Sponsor

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations (cont.)

will be required to make additional monthly extension payments into the Company’s Trust Account until such time as the Business Combination is completed. If the Business Combination is not completed by June 26, 2024, the Company will seek shareholder approval to extend the date by which the Business Combination must be completed. Any extension approved the Company’s shareholders may require Sponsor to deposit additional funds into the Company’s Trust Account.

Risks and uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

With rising tensions around the world based on the current conflict between Ukraine and Russia, we may be unable to complete a business combination if concerns related to this and other potential conflicts impact global capital markets, the ability to transfer money, currency exchange rates, cyber attacks and infrastructure including power generation and transmission, communications, and travel. The outcome of these conflicts or their impact cannot be predicted and may have an adverse impact in a material way on our ability to consummate a business combination, or to operate a target business with which we ultimately consummate a business combination.

With rising tensions around the world based on the current conflict between Israel and Hamas, we may be unable to complete a business combination if concerns related to this and other potential conflicts impact global capital markets, the ability to transfer money, currency exchange rates, cyber attacks and infrastructure including power generation and transmission, communications, and travel. Escalating conflicts could also have an impact on global demands for health care, international trade including vendor supply chains, and energy. In addition, there have been recent threats to infrastructure and equipment including cyber attacks, physical facility destruction and equipment destruction. The outcome of these conflicts or their impact cannot be predicted and may have an adverse impact in a material way on our ability to consummate a business combination, or to operate a target business with which we ultimately consummate a business combination.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into law, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023, with certain exceptions. Because the Company is a Delaware corporation and its securities trade on the Nasdaq Stock Market, the Company is a “covered corporation” within the meaning of the Inflation Reduction Act, and while not free from doubt, it is possible that the excise tax will apply to any redemptions of its common stock after December 31, 2022, including redemptions in connection with an initial Business Combination and any amendment to its certificate of incorporation to extend the time to consummate an initial Business Combination, unless an exemption is available. Consequently, the value of an investment in the Company’s securities may decrease as a result of the excise tax. In addition, the excise tax may make a transaction with the Company less appealing to potential Business Combination targets, and thus, potentially hinder the Company’s ability to enter into and consummate an initial Business Combination. Further, the application of the excise tax in the event of a liquidation is uncertain absent further guidance.

On March 29, 2023, the Company redeemed 509,712 shares of its common stock subject to redemption at $10.56 per share for $5.4 million. On September 26, 2023, the Company redeemed 21,208 shares of its common stock subject to redemption at $10.77 per share for approximately $231,000. Management evaluated the classification of the stock redemption under Accounting Standards Codification (“ASC”) 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. Management determined that it should recognize a 1% excise tax on the redemption amount paid. As of December 31, 2023, the Company recorded $56,270 of excise tax liability calculated

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 1 — Description of Organization and Business Operations (cont.)

as 1% of shares redeemed on March 29, 2023 and September 26, 2023. Any reduction to this liability resulting from either a subsequent stock issuance or an event giving rise to an exception that occurs within this tax year, will be recognized in the period (including an interim period) that such stock issuance or event giving rise to an exception occurs.

We may maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation (the “FDIC”) insurance limit. The FDIC took control and was appointed receiver of Silicon Valley Bank and New York Signature Bank on March 10, 2023 and March 12, 2023, respectively. The Company does not have any direct exposure to Silicon Valley Bank or New York Signature Bank. However, if other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability to access our existing cash, cash equivalents and investments may be threatened and could have a material adverse effect on our business and financial condition.

Note 2 — Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary, Merger Sub, after elimination of all intercompany transactions and balances as of December 31, 2023 and December 31, 2022.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 2 — Summary of Significant Accounting Policies (cont.)

Use of estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and December 31, 2022.

Cash held in Trust Account

At December 31, 2023 all of the assets held in the Trust Account were held as cash in an interest-bearing bank demand deposit account. At December 31, 2022, all of the assets held in the Trust Account were held as cash in a non-interest bearing bank account.

Common stock subject to possible redemption

All of the 11,500,000 shares of common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. Therefore, all of the shares of common stock sold as part of the Units in the Initial Public offering have been classified outside of permanent equity.

On September 13, 2022, the Company held its annual stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to March 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 3,076,817 shares of the Company’s common stock were redeemed. The 1,690,196 shares of common stock remaining from the Initial Public Offering were classified outside of permanent equity at that time.

On March 22, 2023, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to September 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.56 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 509,712 shares of the Company’s common stock were redeemed. The 1,159,276 shares of common stock remaining from the Initial Public Offering have been classified outside of permanent equity at September 30, 2023.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 2 — Summary of Significant Accounting Policies (cont.)

On September 22, 2023, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to June 26, 2024 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.77 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 21,208 shares of the Company’s common stock were redeemed. The 1,159,276 shares of common stock remaining from the Initial Public Offering have been classified outside of permanent equity at December 31, 2023.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are recorded as charges to additional paid-in capital and, if necessary, accumulated deficit.

As of December 31, 2023, the common stock reflected in the consolidated balance sheet are reconciled in the following table:

Common stock subject to possible redemption – December 31, 2022	$17,730,156
Plus:
Accretion of Common stock to redemption value	173,001
Less:
Common stock redeemed March 22, 2023	(5,395,929)
Common stock subject to possible redemption – March 31, 2023	12,507,228
Plus:
Accretion of Common stock to redemption value	123,951
Common stock subject to possible redemption – June 30, 2023	12,631,179
Plus:
Accretion of Common stock to redemption value	125,875
Less:
Common stock redeemed September 13, 2023	(231,076)
Common stock subject to possible redemption – September 30, 2023	12,525,978
Plus:
Accretion of Common stock to redemption value	121,723
Common stock subject to possible redemption – December 31, 2023	$12,647,701

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, see Note 7) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the consolidated balance sheet and measured at fair value at inception (on the date of the Initial Public Offering) and at each reporting date thereafter in accordance with ASC 820, “Fair Value Measurement” (“ASC 820”), with changes in fair value recognized in the consolidated statement of operations in the period of change.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 2 — Summary of Significant Accounting Policies (cont.)

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-270 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net (loss) income per share

Net (loss) income per share of common stock is computed by dividing net (loss)income by the weighted-average number of common shares outstanding during the period. As the Public Shares are considered to be redeemable at fair value, and a redemption at fair value does not amount to a distribution different than other shareholders, redeemable and non-redeemable shares of common stock are presented as one class of shares in calculating net (loss) income per share of common stock. As a result, the calculated net (loss) income per share is the same for redeemable and non-redeemable shares of common stock. At December 31, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted (loss) income per share is the same as basic (loss) income per share for the periods presented.

The following table reflects the calculation of basic and diluted net (loss) income per common share (in dollars, except per share amounts):

	For the Twelve Months Ended December 31, 2023	For the Twelve Months Ended December 31, 2022
Numerator:
Net (loss) income	$(2,549,111)	$3,788,224
Denominator:
Weighted average shares of Common Stock	4,427,788	9,294,000
Basic and diluted net (loss) income per share of Common Stock	$(0.58)	$0.41

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporate coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 2 — Summary of Significant Accounting Policies (cont.)

generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the balance sheet for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 10 for additional information on assets and liabilities measured at fair value.

Recent accounting pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The new standard is effective for the Company on January 1, 2023, although early adoption is permitted. The ASU allows the use of the modified retrospective method or the fully retrospective method. The Company adopted ASU 2020-06 as of January 1, 2023. There was no effect from such adoption to the financial statements,

On July 26, 2023, the SEC adopted rules requiring registrants to disclose material cybersecurity incidents they experience and to disclose on an annual basis material information regarding their cybersecurity risk management, strategy, and governance. The final rules became effective 30 days following publication of the adopting release in the Federal Register. The Form 10-K and Form 20-F disclosures will be due beginning with annual reports for fiscal years ending on or after December 15, 2023. The Company developed its processes and procedures needed for assessing, identifying, and managing material risks from cybersecurity threats, as well as the material effects or reasonably likely material effects of risks from cybersecurity threats and previous cybersecurity incidents. This includes describing the board of directors’ oversight of risks from cybersecurity threats and management’s role and expertise in assessing and managing material risks from cybersecurity threats.

On December 14, 2023, the Financial Accounting Standards Board (FASB or Board) issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 is

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 2 — Summary of Significant Accounting Policies (cont.)

effective for public business entities for annual periods beginning after December 15, 2024 (generally, calendar year 2025) and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a purchase price of $10.00 per Unit on November 23, 2020, for an aggregate purchase price of $100,000,000. Each Unit consists of one share of common stock, $0.0001 par value, one Right to receive one-twentieth (1/20) of one share of common stock upon the consummation of an initial business combination and one redeemable warrant (“Public Warrant”). In connection with the underwriters’ exercise of the over-allotment option on November 25, 2020, the Company sold an additional 1,500,000 Units at a price of $10.00 per Unit. Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per whole share (see Note 7). Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 18 months from the closing of the Initial Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to June 26, 2024, assuming all remaining one-month extensions are utilized, the Warrants will expire worthless at the end of such period.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor and I-Bankers purchased an aggregate of 5,425,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $5,425,000. Each Private Placement Warrant is exercisable to purchase one share of common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, certain of the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party

Founder Shares

In June 2020, the Sponsor purchased 100 shares of common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On July 15, 2020, the Sponsor effected a 28,750-for-1 forward stock split and, as a result, our initial shareholders held 2,875,000 Founder Shares as of the date of our initial public offering.

The 2,875,000 Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, 375,000 Founder Shares are no longer subject to forfeiture. The Founder Shares will automatically convert into shares of common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 6.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 5 — Related Party (cont.)

The Sponsor and each holder of Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The Company had agreed with each of its four independent directors (the “Directors”) subsequent to incorporation of the Company to provide them the right to each purchase 25,000 Founder Shares with a par value of $0.0001 of the Company from Breeze Sponsor, LLC (the “Sponsor”). The Directors each exercised their right in full on July 6, 2021 and purchased 100,000 shares (25,000 per each Director) of the Founder Shares from Sponsor for a total of $10 in the aggregate. Sponsor has agreed to transfer 15,000 shares of its common stock to each of the Directors upon the closing of a Business Combination by the Company, with such shares currently beneficially owned by Sponsor.

The sale or allocation of the Founders Shares to the Company’s Directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 100,000 shares purchased by the Company’s Directors was $401,000 or $4.01 per share. The compensation expense related to these share purchases was recorded in full on the grant date of July 6, 2021 for a total of $401,000. This expense is included within operating and formation costs on the statement of operations for the year ended December 31, 2021.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on November 23, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $5,000 per month for office space, utilities and secretarial and administrative support services. For the years ended December 31, 2023 and 2022 the Company incurred $60,000, and $60,000, respectively, in fees for these services, of which such amounts are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. However, all working capital promissory notes specifically state that the Sponsor has elected not to convert. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loan.

On February 1, 2022 (as amended), the Company signed a Promissory Note with Sponsor, with a Maturity Date of March 26, 2023, for a total of up to $1,500,000. On October 1, 2022, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $4,000,000. On April 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $5,000,000. On October 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $6,000,000. As of December 31, 2023, the amount outstanding under

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 5 — Related Party (cont.)

this Promissory Note was $4,612,109 for direct working capital, and $723,825 for monthly SPAC extension funds for the month of September 2022 through December 2023 for a total of $5,335,934 from Sponsor. The Promissory Note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) June 26, 2024. The Company additionally owes Sponsor $178,572 for expenses paid by Sponsor on behalf of the Company. The total amount owed Sponsor as of December 31, 2023 is $7,814,506.

The Company had 12 months from the closing of the Initial Public Offering to consummate its initial Business Combination. However, by resolution of its board, requested by the Sponsor, the Company extended the period of time to consummate a Business Combination two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination). The Sponsor deposited additional funds into the Trust Account in order to extend the time available for the Company to consummate its initial Business Combination. The Sponsor deposited into the Trust Account for each three-month extension, $1,150,000 ($0.10 per share) on or prior to the date of the applicable deadline. On September 13, 2022, the Company held its annual stockholders’ meeting and approved the Company to extend the date of September 26, 2022, up to six (6) times for an additional one (1) month each time (ultimately until as late as March 26, 2023). For each one-month extension on September 26, October 26, November 26, December 26, 2022, January 25, 2023 and February 23, 2023 $59,157 ($0.035 per share) per extension, up to an aggregate of $354,942, or approximately $0.21 per share. The Company held a meeting of its stockholders on March 22, 2023 where the Company’s stockholders approved the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023). For each one-month extension through September 26, 2023, the Sponsor deposited into the Trust Account $41,317 ($0.035 per share) on March 30, 2023, April 25, 2023, May 25, 2023, June 26, 2023, August 2, 2023 and August 28, 2023.The Company held a meeting of its stockholders on September 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of September 26, 2023, up to nine (9) times for an additional one (1) month each time (ultimately until as late as June 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. For each one-month extension the Company will deposit $40,575 ($0.035 per share) into the Trust Account. On September 27, 2023 Breeze executed the thirteenth one-month extension through October 26, 2023. On October 24, 2023, November 26, 2023, December 27, 2023, January 26, 2024, February 27, 2024 and March 26, 2024 Breeze executed the fourteenth, fifteenth, sixteenth, seventeenth, eighteenth and nineteenth one-month extensions through April 26, 2024. The payments were made in the form of a loan. The loans are non-interest bearing and payable upon the consummation of the Company’s initial Business Combination. If the Company completes an initial Business Combination, it will repay such loaned amounts out of the proceeds of the Trust Account released to it. If the Company does not complete a Business Combination, it will not repay such loans. Furthermore, the letter agreement with the Company’s initial stockholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that the Company does not complete a Business Combination.

Representative and Consultant Shares

Pursuant to the underwriting agreement (the “Underwriting Agreement”) between the Company and I-Bankers Securities (the “Representative”), on November 23, 2020, the Company issued to the Representative and its designee 250,000 shares of common stock and separately agreed to issue the Company’s Consultant 15,000 shares of common stock for nominal consideration in a private placement intended to be exempt from registration under Section 4(a)(2) of the Act. In August 2021, the Company issued to the Consultant such Consultant Shares. The Company accounted for the Representative Shares and Consultant Shares as a deferred offering cost of the Initial Public Offering. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Warrants were expensed immediately in the statement of operations, while offering costs allocated to the redeemable Public Shares were deferred and subsequently charged to temporary stockholders’ equity following the completion of the Initial Public Offering.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 5 — Related Party (cont.)

In 2020, the Company estimated and recorded the fair value of the Representative Shares and Consultant Shares to be $1,322,350 based upon the price of the common stock issued ($4.99 per share) to the Representative and Consultant. The holders of the Representative Shares and Consultant Shares have agreed not to transfer, assign or sell any such shares until the later of (i) 30 days after the completion of a Business Combination and 180 days pursuant to FINRA Conduct Rule 5110(e)(1) following the effective date of the Registration Statement to anyone other than (i) the Representative or an underwriter or selected dealer in connection with the Offering, or (ii) a bona fide officer or partner of the Representative or of any such underwriter or selected dealer. Additionally, pursuant to FINRA Conduct Rule 5110(e), the Representative Shares and Consultant Shares will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement.

In addition, the holders of Representative Shares and Consultant Shares have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the time specified in the certificate of incorporation.

Note 6 — Commitments

Registration and Stockholder Rights

Pursuant to a registration rights and stockholder agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration and stockholder rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In the case of the private placement warrants and representative shares issued to I-Bankers Securities, the demand registration rights provided will not be exercisable for longer than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C) and the piggyback registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On November 25, 2020, the underwriters fully exercised their over-allotment option to purchase an additional 1,500,000 Units at $10.00 per Unit.

Business Combination Marketing Agreement

The Company has engaged I-Bankers Securities, Inc. on November 23, 2020, as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 6 — Commitments (cont.)

in connection with the Business Combination. The Company will pay I-Bankers Securities, Inc. a cash fee for such services upon the consummation of a Business Combination in an amount equal to 2.75% of the gross proceeds of Initial Public Offering, or $3,162,500.

Merger Proxy/Business Combination Rate Agreement

On December 2, 2022, the Company signed a Merger Proxy/Business Combination Rate Agreement with Edgar Agents LLC, for SEC document preparation, printing and filing for the merger with TV Ammo. The agreement includes an obligation to pay a Transaction Success Fee of $50,000 upon successful completion and filing of the documents with the SEC.

Proxy Solicitation Services Agreement

On January 31, 2022, the Company signed a Proxy Solicitation Services Agreement with D.F. King & Co., Inc., for proxy solicitation services associated with the business combination with TV Ammo. The agreement includes an obligation to pay a Service Fee of $25,000 and a discretionary fee, if warranted, at the sole discretion of the Company upon completion of the proxy solicitation services.

Public Relations Agreement

On February 29, 2024, the Company signed a Public Relations Agreement with Gateway Group, Inc., for public relations services for the business combination with TV Ammo. The agreement includes an obligation to pay a Transaction Success Fee of $20,000 upon the successful completion of the business combination with TV Ammo.

Note 7 — Warrants

As of December 31, 2023 and 2022, there were 11,500,000 Public Warrants and 5,425,000 Private Placement Warrants outstanding. The Company classifies the outstanding Public Warrants and Private Placement Warrants as warrant liabilities on the balance sheet in accordance with the guidance contained in ASC 815-40. Under the guidance in ASC 815-40, certain warrants do not meet the criteria for equity treatment. These warrants include a clause whereby the warrant holder may be entitled to receive a net cash settlement upon the acceptance by the holders of the Company’s common stock of a tender, exchange or redemption offer. Upon such a qualifying tender cash offer (an event which could be outside the control of the Company), all Warrant holders would be entitled to cash. This factor precludes the Company from applying equity accounting as the warrant holder could receive a net cash settlement value that is greater than a holder of the Company’s common stock. Accordingly, the Company has concluded that liability accounting is required. As such, these warrants are recorded at fair value as of each reporting date with the change in fair value reported within other income in the accompanying consolidated statements of operations as “Change in fair value of warrant liability” until the warrants are exercised, expired or other facts and circumstances lead the warrant liability to be reclassified to stockholders’ equity. The Company utilized a Modified Black Scholes Model to estimate the fair values of the warrants, which incorporates significant inputs that are not observable in the market, and thus represents a Level 3 measurement as defined in ASC 820. The unobservable inputs utilized for measuring the fair value of the contingent consideration reflect management’s own assumptions about the assumptions that market participants would use in valuing the contingent consideration. The Company determined the fair value by using the below key inputs to the Modified Black Scholes Model.

Public Warrants may only be exercised for a whole number of shares. No fractional shares are issued upon exercise of the Public Warrants. The Public Warrants are exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 7 — Warrants (cont.)

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our reasonable best efforts to file, and within 60 business days after the closing of our initial business combination, to have declared effective, a registration statement relating to the shares of common stock issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders.

We may not redeem the warrants when a holder may not exercise such warrants.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share,

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 7 — Warrants (cont.)

the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the original holders or their permitted transferees. If the Private Placement Warrants are held by someone other than the original holders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units being sold in the Initial Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are substantially identical to those of the Warrants being sold as part of the Units in the Initial Public Offering.

The Sponsor and I-Bankers Securities purchased from the Company an aggregate of 5,425,000 Warrants at a price of $1.00 per Warrant (a purchase price of $5,425,000), in a private placement that occurred simultaneously with the completion of the Initial Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50. The purchase price of the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account pending completion of the Company’s initial Business Combination.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distributions to the public stockholders and the Warrants issued to the Sponsor and I-Bankers Securities will expire worthless.

The warrant liabilities were initially measured at fair value upon the closing of the Initial Public Offering and subsequently re-measured at each reporting period using a Modified Black Scholes model. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The Company recognized a loss in connection with changes in the fair value of warrant liabilities of $1,015,500 and a gain $5,923,750 within change in fair value of warrant liabilities in the consolidated statement of operations for the years ended December 31, 2023 and 2022, respectively.

Note 8 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. At December 31, 2023 and 2022, there were 3,140,000 shares of common stock issued and outstanding, respectively, excluding 1,159,276 and 1,690,196 shares of common stock subject to possible redemption.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 8 — Stockholders’ Deficit (cont.)

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Right will automatically receive one-twentieth (1/20) of a share of common stock upon consummation of the Business Combination, even if the holder of a Right converted all shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s certificate of incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the Business Combination, each holder of a Right will be required to affirmatively convert his, her or its Rights in order to receive the one-twentieth (1/20) of a share of common stock underlying each Right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her or its additional share of common stock upon consummation of the Business Combination. The shares issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of shares of common stock will receive in the transaction on an as-converted into common stock basis.

The Company will not issue fractional shares in connection with an exchange of Rights. As a result, the holders of the Rights must hold Rights in multiples of 20 in order to receive shares for all of the holders’ Rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Additionally, in no event will the Company be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

Note 9 — Income Taxes

The Company’s net deferred tax assets are as follows:

	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$71,824	$23,712
Capitalized start-up costs	777,461	598,616
Total deferred tax assets	849,285	622,328
Valuation allowance	(849,285)	(622,328)
Deferred tax assets, net of valuation allowance	$—	$—

The income tax provisions for the year ended December 31, 2023 and 2022 consists of the following:

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Federal
Current	$18,169	$2,089
Deferred	(226,958)	(284,667)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	226,958	284,667
Income tax provision	$18,169	$2,089

As of December 31, 2023, and December 31, 2022, the Company had available a U.S. federal operating loss carry forward of approximately $342,018 and $112,925, respectively, that may be carried forward indefinitely.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 9 — Income Taxes (cont.)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. As of December 31, 2023 and 2022, the valuation allowance was $849,285 and $622,328, respectively.

A reconciliation of the U.S. federal income tax rate to the Company’s effective tax rate at December 31, 2023 and 2022 is as follows:

	2023	2022
Statutory U.S. Federal income tax rate	21.00%	21.00%
Change in fair market value of warrant liabilities	(8.43)%	(32.82)%
Previous tax year adjustment	4.19%	1.91%
Non-deductible transaction costs	(8.26)%	2.46%
Change in valuation allowance	(8.97)%	7.51%
Other	(0.25)%	—%
Income tax provision	(0.72)%	0.06%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in fair value of warrants, non-deductible transaction costs and the change in the valuation allowance on deferred tax assets. The Company files income tax returns in the U.S. federal and Texas jurisdictions, both of which remain open and subject to examination.

Note 10 — Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level 1	Level 2	Level 3
Liabilities
Warrant liability – Public Warrants	$1,495,000	$—	$—
Warrant liability – Private Placement Warrants	$—	$—	$705,250

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level 1	Level 2	Level 3
Liabilities
Warrant liability – Public Warrants	$805,000	$—	$—
Warrant liability – Private Placement Warrants	$—	$—	$379,750

The Company utilized a back-solve lattice model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants as of December 31, 2023 and 2022 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker BREZW. The quoted price of the Public Warrants was $0.13 and $0.07 per warrant as of December 31, 2023 and 2022, respectively.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 10 — Fair Value Measurements (cont.)

The Company utilizes a Modified Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the consolidated statement of operations. The estimated fair value of the Private Placement warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The probability of completing the business combination is derived by taking a sample of other special purpose acquisition companies and calculating the implied probability of completion for each company in the sample set. The average and 1st and 3rd quartiles of the implied probability of completion then formulates the basis for the probability utilized for the Company in the models. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. No transfers took place in either 2023 or 2022.

The following table provides the significant inputs to the Modified Black-Scholes model for the fair value of the Private Placement Warrants:

	As of December 31, 2023	As of December 31, 2022
Stock price	$11.03	$10.43
Strike price	$11.50	$11.50
Probability of completing a Business Combination	6.50%	25.2%
Dividend yield	—	—
Term (in years)	5.25	5.32
Volatility	11.30%	0.5%
Risk-free rate	3.84%	3.99%
Fair value of warrants	$0.13	$0.07

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2022	$379,750	$805,000	$1,184,750
Change in valuation inputs or other assumptions	325,500	690,000	1,015,500
Fair value as of December 31, 2023	$705,250	$1,495,000	$2,200,250

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not, except as described in these consolidated financial statements and below, identify any other subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On February 14, 2024 Breeze filed an S-4 with the SEC regarding a merger with TV Ammo, Inc., an advanced technology manufacturing and licensing company focused on revolutionizing the global ammunition and weapons industry through the introduction of its composite-cased ammunition, innovative weapons systems and advanced manufacturing technology TV Ammo, which included a preliminary proxy statement and a prospectus in connection with an Amended and Restated Merger Agreement and Plan of Reorganization, dated as of February 14, 2024 (the

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023 and 2022

Note 11 — Subsequent Events (cont.)

“A&R Merger Agreement”). Upon closing of the business combination between Breeze Holdings and TV Ammo contemplated by the A&R Merger Agreement (the “Business Combination”), True Velocity, Inc., a newly-formed holding company True Velocity, will own both Breeze Holdings and TV Ammo and is expected to be listed on the Nasdaq.

Pursuant to and in accordance with the terms of the A&R Merger Agreement, a wholly-owned subsidiary of True Velocity, Breeze Merger Sub, Inc. (“Breeze Merger Sub”), will merge with and into Breeze Holdings and, immediately following the consummation of such merger, a second wholly-owned subsidiary of True Velocity will merge with and into TV Ammo, with both Breeze Holdings and TV Ammo surviving such mergers and becoming wholly-owned subsidiaries of True Velocity, and True Velocity will seek to become a publicly traded entity listed on Nasdaq. In connection with the formation of Breeze Merger Sub on February 13, 2024, True Velocity acquired 1,000 shares of common stock of Breeze Merger Sub for $1.00.

In connection with the Business Combination, (i) the outstanding securities of TV Ammo will be converted into substantially equivalent securities of True Velocity, and (ii) the outstanding securities of Breeze Holdings will be converted into substantially equivalent securities of True Velocity.

The description of the Business Combination provided here is only a summary and should be considered as qualified in its entirety by the A&R Merger Agreement. The A&R Merger Agreement amended and restated the Merger Agreement and Plan of Reorganization previously entered into by Breeze Holdings and TV Ammo on October 31, 2022, which was disclosed in Breeze Holdings’ Current Report on Form 8-K filed with the SEC on November 1, 2022, to, among other things, change the legal structure of the business combination and to extend the term of the agreement. Breeze Holdings will file a Current Report on Form 8-K with the SEC disclosing the material terms of the A&R Merger Agreement.

The transaction has been unanimously approved by the boards of directors of both True Velocity and Breeze Holdings. It is expected to close in the second quarter of 2024, subject to regulatory and stockholder approvals, and other customary closing conditions. Additional information may be found in the Registration Statement.

Upon completion of the transaction, True Velocity will be led by Kevin Boscamp, Founder, Chairman and CEO; Chris Tedford, COO; and Craig Etchegoyen, President and Chief IP Officer. The Company’s approximate 110 employees have more than 200 years of combined military service and are experts in manufacturing, technology, engineering, and quality control.

BREEZE HOLDINGS ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets
Cash	$39,970	$4,228
Due from Sponsor	53,905	18,672
Prepaid expenses	189,084	148,953
Prepaid franchise taxes	3,697	57,550
Prepaid income taxes	24,647	36,742
Total Current Assets	311,303	266,145
Cash held in Trust Account	10,380,257	12,977,528
Total Assets	$10,691,560	$13,243,673
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$566,238	$206,639
Excise tax payable	87,087	56,270
Due to Sponsor	9,240,428	7,814,506
Total Current Liabilities	9,893,753	8,077,415
Warrant liabilities	5,856,500	2,200,250
Total Liabilities	15,750,253	10,277,665
Commitments
Common stock subject to possible redemption, 893,712 and 1,159,276 shares at redemption value of $11.50 and $10.91 as of June 30, 2024 and December 31, 2023, respectively	10,280,257	12,647,701
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,140,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023 (excluding common stock subject to possible redemption, 893,712 and 1,159,276 shares at redemption value as of June 30, 2024 and December 31, 2023, respectively)	315	315
Additional paid-in capital	—	—
Accumulated deficit	(15,339,265)	(9,682,008)
Total Stockholders’ Deficit	(15,338,950)	(9,681,693)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$10,691,560	$13,243,673

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Operating costs	$537,407	$303,335	$1,584,448	$1,193,464
Loss from operations	(537,407)	(303,335)	(1,584,448)	(1,193,464)
Other income:
Interest income	170,987	152,184	340,567	220,511
Change in fair value of warrant liabilities	17,476,250	(1,354,000)	(3,656,250)	(1,184,750)
Total other (expenses) income, net	17,647,237	(1,201,816)	(3,315,683)	(964,239)
Income (loss) before income taxes	17,109,830	(1,505,151)	(4,900,131)	(2,157,703)
Income tax expense	6,264	5,149	12,042	6,858
Net income (loss)	$17,103,566	$(1,510,300)	$(4,912,173)	$(2,164,561)
Basic and diluted weighted average shares outstanding	4,220,988	4,320,484	4,260,132	4,548,587
Basic and diluted net income (loss) per share of Common Stock	$4.05	$(0.35)	$(1.15)	$(0.48)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 2024 and 2023
(UNAUDITED)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2024	3,140,000	$315	$—	$(9,682,008)	$(9,681,693)
Re-measurement of Common Stock to redemption value	—	—	—	(521,132)	(521,132)
Net loss	—	—	—	(22,015,739)	(22,015,739)
Balance – March 31, 2024	3,140,000	$315	$—	$(32,218,879)	$(32,218,564)
Re-measurement of Common Stock to redemption value	—	—	—	(193,135)	(193,135)
Excise Tax Payable	—	—	—	(30,817)	(30,817)
Net income	—	—	—	17,103,566	17,103,566
Balance – June 30, 2024	3,140,000	$315	$—	$(15,339,265)	$(15,338,950)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2023	3,140,000	$315	$—	$(6,532,077)	$(6,531,762)
Re-measurement of Common Stock to redemption value	—	—	—	(173,001)	(173,001)
Excise taxes payable	—	—	—	(53,959)	(53,959)
Net loss	—	—	—	(654,261)	(654,261)
Balance – March 31, 2023	3,140,000	$315	$—	$(7,413,298)	$(7,412,983)
Re-measurement of Common Stock to redemption value	—	—	—	(123,951)	(123,951)
Net loss	—	—	—	(1,510,300)	(1,510,300)
Balance – June 30, 2023	3,140,000	$315	$—	$(9,047,549)	$(9,047,234)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Cash Flows from Operating Activities:
Net loss	$(4,912,173)	$(2,164,561)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest on cash held in Trust Account	(340,567)	(220,511)
Change in fair value of warrant liabilities	3,656,250	1,184,750
Changes in operating assets and liabilities:
Prepaid expenses and other liabilities	(9,415)	20,910
Accounts payable and accrued expenses	383,647	79,972
Income taxes payable	—	(2,089)
Franchise taxes payable	—	48,400
Net cash used in operating activities	(1,222,258)	(1,053,129)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(202,873)	(283,581)
Cash withdrawn from Trust Account to redeeming shareholders	3,081,712	5,395,929
Cash withdrawn from Trust Account to pay franchise and income taxes	59,000	—
Net cash provided by investing activities	2,937,839	5,112,348
Cash Flows from Financing Activities:
Proceeds from short-term working capital loan – related party	1,199,000	1,083,500
Proceeds from promissory note – related party	202,873	242,265
Redemptions of common stock	(3,081,712)	(5,395,929)
Net cash used in financing activities	(1,679,839)	(4,070,164)
Net Change in Cash	35,742	(10,945)
Cash – Beginning of period	4,228	14,129
Cash – End of period	$39,970	$3,184
Supplemental disclosure of non-cash financing activities:
Excise taxes payable	$30,817	$53,959
Re-measurement of Common Stock to redemption value	$714,267	$296,952

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 1 — Description of Organization and Business Operations

Breeze Holdings Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 11, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2024, the Company had not commenced any operations. All activity through June 30, 2024 relates to the Company’s formation, the Initial Public Offering (“Initial Public Offering”), which is described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and from changes in the fair value of its warrant liability.

The registration statement for the Company’s Initial Public Offering was declared effective on November 23, 2020. On November 25, 2020, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,425,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Breeze Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and I-Bankers Securities, Inc, generating gross proceeds of $5,425,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 25, 2020, an amount of $115,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and $1,725,000 from the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below. As of June 30, 2024 and December 31, 2023 all funds in the trust account were held in cash in an interest-bearing account.

Transaction costs incurred in connection with the Initial Public Offering amounted to $4,099,907, consisting of $2,300,000 of underwriting fees, $1,322,350 of representative share offering costs, and $477,557 of other offering costs. As of June 30, 2024, cash of $39,970 was held outside of the Trust Account and was available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased by it during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, regardless of whether they vote for or against a Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 10% or more of the Public Shares, without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the approved time period through December 26, 2024, (the “Combination Period”).

The Company held a meeting of its stockholders on March 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company.

The Company held a meeting of its stockholders on September 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of September 26, 2023, up to nine (9) times for an additional one (1) month each time (ultimately until as late as June 26, 2024), and

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

(ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. On September 27, 2023, October 25, 2023, November 27, 2023, December 27, 2023, January 26, 2024, February 27, 2024, March 26, 2024, May 7, 2024 and June 3, 2024 Breeze executed the thirteenth, fourteenth, fifteenth, sixteenth, seventeenth, eighteenth, nineteenth, twentieth and twenty-first one-month extensions through June 26, 2024.

The Company held a meeting of its stockholders on June 21, 2024 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of December 26, 2024, up to six (6) times for an additional one (1) month each time (ultimately until as late as December 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. On June 26, 2024 Breeze executed the twenty-second one-month extensions through July 26, 2024. On August 1, 2024 Breeze executed the twenty-third one-month extension through August 26, 2024. If the Company executes all six (6) extensions, up to December 26, 2024 and has not completed a business combination, the Company may hold a meeting of its stockholders to approve (i) a proposal to amend the Company’s A&R COI to authorize the Company an extension for a designated time, and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $11.12 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and will not apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On October 31, 2022, Breeze entered into the Original Merger Agreement, by and among Breeze, BH Velocity Merger Sub, Inc. (“Company Merger Sub”), and TV Ammo, Inc., an advanced technology manufacturing and licensing company focused on revolutionizing the global ammunition and weapons industry through the introduction of its composite-cased ammunition, innovative weapons systems and advanced manufacturing technology

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

(“TV Ammo”). On February 14, 2024, Breeze entered into an Amended and Restated Merger Agreement and Plan of Reorganization (the “A&R Merger Agreement”), by and among Breeze, True Velocity, Inc. (“True Velocity”), Breeze Merger Sub, Inc. (“Parent Merger Sub”), Company Merger Sub, and TV Ammo, which amended and restated the Original Merger Agreement in its entirety.

On August 5, 2024, the A&R Merger Agreement was terminated by written notice from TV Ammo. As a result of the termination, the Company is no longer pursuing a business Combination with TV Ammo.

Going Concern

As of June 30, 2024, the Company had $39,970 in cash held outside of the Trust Account and negative working capital of $9,523,707, excluding prepaid income taxes, prepaid franchise taxes and excise tax payable.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through proceeds of $25,000 from the sale of the Founder Shares, and a loan of $300,000 under an unsecured and non-interest bearing promissory note (see Note 5). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied from the net proceeds from the private placement held outside of the Trust Account.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). There is no assurance that the Company’s plans to consummate a business combination or obtain Working Capital Loans will be successful or successful within the Combination Period.

We believe we will need to raise additional funds in order to meet the expenditures required for operating our business. If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern within one year after the date that the financial statements are available to be issued. The Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of June 30, 2024 are not sufficient to complete its planned activities. These conditions raise a substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and uncertainties

With rising tensions around the world based on the current conflict between Israel and Hamas and the current conflict between Ukraine and Russia, we may be unable to complete a business combination if concerns related to this and other potential conflicts impact global capital markets, the ability to transfer money, currency exchange rates, cyber attacks and infrastructure including power generation and transmission, communications, and travel. Escalating conflicts could also have an impact on global demands for health care, international trade including vendor supply chains, and

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

energy. In addition, there have been recent threats to infrastructure and equipment including cyber attacks, physical facility destruction and equipment destruction. The outcome of these conflicts or their impact cannot be predicted and may have an adverse impact in a material way on our ability to consummate a business combination, or to operate a target business with which we ultimately consummate a business combination.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into law, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023, with certain exceptions. Because the Company is a Delaware corporation and its securities were traded on the Nasdaq Stock Market, the Company is a “covered corporation” within the meaning of the Inflation Reduction Act, and while not free from doubt, it is possible that the excise tax will apply to any redemptions of its common stock after December 31, 2022, including redemptions in connection with an initial Business Combination and any amendment to its certificate of incorporation to extend the time to consummate an initial Business Combination, unless an exemption is available. Consequently, the value of an investment in the Company’s securities may decrease as a result of the excise tax. In addition, the excise tax may make a transaction with the Company less appealing to potential Business Combination targets, and thus, potentially hinder the Company’s ability to enter into and consummate an initial Business Combination. Further, the application of the excise tax in the event of a liquidation is uncertain absent further guidance.

On March 29, 2023, the Company redeemed 509,712 shares of its common stock subject to redemption at $10.56 per share for $5.4 million. On September 26, 2023, the Company redeemed 21,208 shares of its common stock subject to redemption at $10.77 per share for approximately $231,000. On June 26, 2024, the Company redeemed 265,564 shares of its common stock subject to redemption at $11.60 per share for approximately $3.1 million. Management evaluated the classification of the stock redemption under Accounting Standards Codification (“ASC”) 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. Management determined that it should recognize a 1% excise tax on the redemption amount paid. As of June 30, 2024, the Company recorded $87,087 of excise tax liability calculated as 1% of shares redeemed. In 2023, the Company recorded a contingent liability of $56,270 for excise tax. On June 26, 2024, the Company recorded a contingent liability of $30,817 for excise tax. Any reduction to this liability resulting from either a subsequent stock issuance or an event giving rise to an exception that occurs within this tax year, will be recognized in the period (including an interim period) that such stock issuance or event giving rise to an exception occurs.

We may maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation (the “FDIC”) insurance limit. The FDIC took control and was appointed receiver of Silicon Valley Bank and New York Signature Bank on March 10, 2023 and March 12, 2023, respectively. The Company does not have any direct exposure to Silicon Valley Bank or New York Signature Bank. However, if other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability to access our existing cash, cash equivalents and investments may be threatened and could have a material adverse effect on our business and financial condition.

Note 2 — Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the period ended December 31, 2023 as filed with the SEC on April 25, 2024. The financial information as of December 31, 2023 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K/A for the period ended December 31, 2023. The interim results for the six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the period ending December 31, 2024 or for any future interim periods.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiaries, True Velocity, Parent Merger Sub, and Company Merger Sub. From the inception of each operating subsidiary through June 30, 2024, the subsidiaries had no activity.

Use of estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2024 and December 31, 2023.

Cash held in Trust Account

As of June 30, 2024 and December 31, 2023, all of the assets held in the Trust Account were held as cash in an interest-bearing bank demand deposit account.

Common stock subject to possible redemption

All of the 11,500,000 shares of common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in Accounting Standards Classification (“ASC”) 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. Therefore, all of the shares of common stock sold as part of the Units in the Initial Public offering have been classified outside of permanent equity.

On September 13, 2022, the Company held its annual stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to March 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 3,076,817 shares of the Company’s common stock were redeemed. The 1,690,196 shares of common stock remaining from the Initial Public Offering were classified outside of permanent equity at that time.

On March 22, 2023, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to September 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.56 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 509,712 shares of the Company’s common stock were redeemed.

On September 22, 2023, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to June 26, 2024 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.77 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 21,208 shares of the Company’s common stock were redeemed.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

On June 21, 2024, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to December 26, 2024 and was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($11.085 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 265,564 shares of the Company’s common stock were redeemed. The 893,712 shares and 1,159,276 shares of common stock remaining from the Initial Public Offering have been classified outside of permanent equity at June 30, 2024 and December 31, 2023, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are recorded as charges to additional paid-in capital and, if necessary, accumulated deficit. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are recorded as charges or credits to additional paid-in capital and, if necessary, accumulated deficit. Stockholders who elect to redeem their shares do so for a pro rata portion of the amount then in the Trust Account, and also receive any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses).

As of June 30, 2024 the common stock reflected in the condensed consolidated balance sheet are reconciled in the following table:

Common stock subject to possible redemption – December 31, 2023	$12,647,701
Plus:
Re-measurement of Common stock to redemption value	714,268
Less:
Common stock redeemed June 26, 2024	(3,081,712)
Common stock subject to possible redemption – June 30, 2024	$10,280,257

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, see Note 7) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the condensed consolidated balance sheet and measured at fair value at inception (on the date of the Initial Public Offering) and at each reporting date thereafter in accordance with ASC 820, “Fair Value Measurement” (“ASC 820”), with changes in fair value recognized in the condensed consolidated statements of operations in the period of change.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-270 prescribes a recognition threshold and a measurement attribute for the financial statement’s recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through June 30, 2024 and does not use the annual effective tax rate (AETR) method.

Net income (loss) per share

Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. As the Public Shares are considered to be redeemable at fair value, and a redemption at fair value does not amount to a distribution different than other shareholders, redeemable and non-redeemable shares of common stock are presented as one class of shares in calculating net income (loss) per share of common stock. As a result, the calculated net income (loss) per share is the same for redeemable and non-redeemable shares of common stock. For the six months ended June 30, 2024 and the year ended December 31, 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Basic and diluted net income (loss) per share of common stock
Numerator:
Net income (loss)	$17,103,566	$(1,510,300)	$(4,912,173)	$(2,164,561)
Denominator:
Basic and diluted weighted average shares common stock outstanding	4,220,988	4,320,484	4,260,132	4,548,587
Basic and diluted net income (loss) per share common stock	$4.05	$(0.35)	$(1.15)	$(0.48)

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the condensed consolidated balance sheet for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 9 for additional information on assets and liabilities measured at fair value.

Recent accounting pronouncements

On December 14, 2023, the Financial Accounting Standards Board (FASB or Board) issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024 (generally, calendar year 2025) and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statement disclosures.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a purchase price of $10.00 per Unit on November 23, 2020, for an aggregate purchase price of $100,000,000. Each Unit consists of one share of common stock, $0.0001 par value, one Right to receive one-twentieth (1/20) of one share of common stock upon the consummation of an initial business combination and one redeemable warrant (“Public Warrant”). In connection with the underwriters’ exercise of the over-allotment option on November 25, 2020, the Company sold an additional 1,500,000 Units at a price of $10.00 per Unit. Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per whole share (see Note 7). Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 18 months from the closing of the Initial Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to December 26, 2024, assuming all remaining one-month extensions are utilized, the Warrants will expire worthless at the end of such period.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor and I-Bankers purchased an aggregate of 5,425,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $5,425,000. Each Private Placement Warrant is exercisable to purchase one share of common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, certain of the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

In June 2020, the Sponsor purchased 100 shares of common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On July 15, 2020, the Sponsor effected a 28,750-for-1 forward stock split and, as a result, our initial shareholders held 2,875,000 Founder Shares as of the date of our initial public offering.

The 2,875,000 Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, 375,000 Founder Shares are no longer subject to forfeiture. The Founder Shares will automatically convert into shares of common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 6.

The Sponsor and each holder of Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 5 — Related Party Transactions (cont.)

The Company had agreed with each of its four independent directors (the “Directors”) subsequent to incorporation of the Company to provide them the right to each purchase 25,000 Founder Shares with a par value of $0.0001 of the Company from Breeze Sponsor, LLC (the “Sponsor”). The Directors each exercised their right in full on July 6, 2021 and purchased 100,000 shares (25,000 per each Director) of the Founder Shares from Sponsor for a total of $10 in the aggregate. Sponsor has agreed to transfer 15,000 shares of its common stock to each of the Directors upon the closing of a Business Combination by the Company, with such shares currently beneficially owned by Sponsor.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on November 23, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $5,000 per month for office space, utilities and secretarial and administrative support services. For the six months ended June 30, 2024, the Company incurred and paid $30,000 in fees for these services of which such amounts are included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. However, all working capital promissory notes specifically state that the Sponsor has elected not to convert. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loan.

On February 1, 2022 (as amended), the Company signed a Promissory Note with Sponsor, with a Maturity Date of March 26, 2023, for a total of up to $1,500,000. On October 1, 2022, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $4,000,000. On April 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $5,000,000. On October 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $6,000,000. On March 1, 2024, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $7,000,000. As of June 30, 2024, the amount outstanding under this Promissory Note was $5,811,109 for direct working capital, and $926,698 for monthly SPAC extension funds the Sponsor deposited into the Trust Account during the months of September 2022 through June 2024 for a total of $6,737,807 from Sponsor. The Promissory Note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) June 26, 2024. The Company additionally owes the Sponsor $202,621 for expenses paid by Sponsor on behalf of the Company. The total amount owed to the Sponsor as of June 30, 2024 is $9,240,428. On July 1, 2024, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of December 26, 2024 for a total of up to $7,500,000.

The Company had 12 months from the closing of the Initial Public Offering to consummate its initial Business Combination. However, by resolution of its board, requested by the Sponsor, the Company extended the period of time to consummate a Business Combination two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination). The Sponsor deposited additional funds into the Trust Account in order to extend the time available for the Company to consummate its initial Business Combination. The Sponsor deposited into the

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 5 — Related Party Transactions (cont.)

Trust Account for each three-month extension, $1,150,000 ($0.10 per share) on or prior to the date of the applicable deadline. On September 13, 2022, the Company held its annual stockholders’ meeting and approved the Company to extend the date of September 26, 2022, up to six (6) times for an additional one (1) month each time (ultimately until as late as March 26, 2023). For each one-month extension on September 26, October 26, November 26, December 26, 2022, January 25, 2023 and February 23, 2023 $59,157 ($0.035 per share) per extension, up to an aggregate of $354,942, or approximately $0.21 per share. The Company held a meeting of its stockholders on March 22, 2023 where the Company’s stockholders approved the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023). For each one-month extension through September 26, 2023, the Sponsor deposited into the Trust Account $41,317 ($0.035 per share) on March 30, 2023. April 25, 2023, May 25, 2023, June 26, 2023, August 2, 2023 and August 28, 2023. The Company held a meeting of its stockholders on September 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of September 26, 2023, up to nine (9) times for an additional one (1) month each time (ultimately until as late as June 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. For each one-month extension the Company deposited $40,575 ($0.035 per share) into the Trust Account. On September 27, 2023, Breeze executed the thirteenth one-month extension through October 26, 2023. On October 24, 2023, November 26, 2023, December 27, 2023, January 26, 2024, February 27, 2024, March 26, 2024, May 7, 2024 and June 3, 2024 Breeze executed the fourteenth, fifteenth, sixteenth, seventeenth, eighteenth, nineteenth, twentieth and twenty-first one-month extensions through June 26, 2024. The payments were made in the form of a loan. The loans are non-interest bearing and payable upon the consummation of the Company’s initial Business Combination. If the Company completes an initial Business Combination, it will repay such loaned amounts out of the proceeds of the Trust Account released to it. If the Company does not complete a Business Combination, it will not repay such loans. Furthermore, the letter agreement with the Company’s initial stockholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that the Company does not complete a Business Combination.

The Company held a meeting of its stockholders on June 21, 2024 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of June 26, 2024, up to six (6) times for an additional one (1) month each time (ultimately until as late as December 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. For each one-month extension the Company will deposit $31,280 ($0.035 per share) into the Trust Account. On June 26, 2024 and August 1, 2024 Breeze executed the twenty-second and twenty-third one-month extensions through August 26, 2024. If the Company executes all six (6) extensions, up to December 26, 2024 and has not completed a business combination, the Company may hold a meeting of its stockholders to approve (i) a proposal to amend the Company’s A&R COI to authorize the Company an extension for a designated time, and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company.

Representative and Consultant Shares

Pursuant to the underwriting agreement (the “Underwriting Agreement”) between the Company and I-Bankers Securities (the “Representative”), on November 23, 2020, the Company issued to the Representative and its designee 250,000 shares of common stock and separately agreed to issue the Company’s Consultant 15,000 shares of common stock for nominal consideration in a private placement intended to be exempt from registration under Section 4(a)(2) of the Act. In August 2021, the Company issued to the Consultant such Consultant Shares. The Company accounted for the Representative Shares and Consultant Shares as a deferred offering cost of the Initial Public Offering. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Warrants were expensed immediately in the statement of operations, while offering costs allocated to the redeemable Public Shares were deferred and subsequently charged to temporary stockholders’ equity following the completion of the Initial Public Offering.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 5 — Related Party Transactions (cont.)

In 2020, the Company estimated and recorded the fair value of the Representative Shares and Consultant Shares to be $1,322,350 based upon the price of the common stock issued ($4.99 per share) to the Representative and Consultant. The holders of the Representative Shares and Consultant Shares have agreed not to transfer, assign or sell any such shares until the later of (i) 30 days after the completion of a Business Combination and 180 days pursuant to FINRA Conduct Rule 5110(e)(1) following the effective date of the Registration Statement to anyone other than (i) the Representative or an underwriter or selected dealer in connection with the Offering, or (ii) a bona fide officer or partner of the Representative or of any such underwriter or selected dealer. Additionally, pursuant to FINRA Conduct Rule 5110(e), the Representative Shares and Consultant Shares will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement.

In addition, the holders of Representative Shares and Consultant Shares have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the time specified in the certificate of incorporation.

Note 6 — Commitments

Registration and Stockholder Rights

Pursuant to a registration rights and stockholder agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration and stockholder rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In the case of the private placement warrants and representative shares issued to I-Bankers Securities, the demand registration rights provided will not be exercisable for longer than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C) and the piggyback registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company has engaged I-Bankers Securities, Inc. on November 23, 2020, as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay I-Bankers Securities, Inc. a cash fee for such services upon the consummation of a Business Combination in an amount equal to 2.75% of the gross proceeds of Initial Public Offering, or $3,162,500.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 6 — Commitments (cont.)

Public Relations Agreement

On February 29, 2024, the Company signed a Public Relations Agreement with Gateway Group, Inc., for public relations services for a business combination. The agreement includes an obligation to pay a Transaction Success Fee of $20,000 upon the successful completion of a business combination.

Note 7 — Warrants

As of June 30, 2024 and December 31, 2023, there were 11,500,000 Public Warrants and 5,425,000 Private Placement Warrants outstanding. The Company classifies the outstanding Public Warrants and Private Placement Warrants as warrant liabilities on the balance sheet in accordance with the guidance contained in ASC 815-40. Under the guidance in ASC 815-40, certain warrants do not meet the criteria for equity treatment. These warrants include a clause whereby the warrant holder may be entitled to receive a net cash settlement upon the acceptance by the holders of the Company’s common stock of a tender, exchange or redemption offer. Upon such a qualifying tender cash offer (an event which could be outside the control of the Company), all Warrant holders would be entitled to cash. This factor precludes the Company from applying equity accounting as the warrant holder could receive a net cash settlement value that is greater than a holder of the Company’s common stock. Accordingly, the Company has concluded that liability accounting is required. As such, these warrants are recorded at fair value as of each reporting date with the change in fair value reported within other income in the accompanying condensed consolidated statements of operations as “Change in fair value of warrant liability” until the warrants are exercised, expired or other facts and circumstances lead the warrant liability to be reclassified to stockholders’ equity. The Company utilized a Modified Black Scholes Model to estimate the fair values of the warrants, which incorporates significant inputs that are not observable in the market, and thus represents a Level 3 measurement as defined in ASC 820. The unobservable inputs utilized for measuring the fair value of the contingent consideration reflect management’s own assumptions about the assumptions that market participants would use in valuing the contingent consideration. The Company determined the fair value by using the below key inputs to the Modified Black Scholes Model.

Public Warrants may only be exercised for a whole number of shares. No fractional shares are issued upon exercise of the Public Warrants. The Public Warrants are exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, it will use our reasonable best efforts to file, and within 60 business days after the closing of our initial business combination, to have declared effective, a registration statement relating to the shares of common stock issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement, and a

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 7 — Warrants (cont.)

current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the company so elect, it will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the company may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders.

The Company may not redeem the warrants when a holder may not exercise such warrants.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day after the day on which the company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the company will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 7 — Warrants (cont.)

The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the original holders or their permitted transferees. If the Private Placement Warrants are held by someone other than the original holders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units being sold in the Initial Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are substantially identical to those of the Warrants being sold as part of the Units in the Initial Public Offering.

The Sponsor and I-Bankers Securities purchased from the Company an aggregate of 5,425,000 Warrants at a price of $1.00 per Warrant (a purchase price of $5,425,000) in a private placement that occurred simultaneously with the completion of the Initial Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50. The purchase price of the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account pending completion of the Company’s initial Business Combination.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distributions to the public stockholders and the Warrants issued to the Sponsor and I-Bankers Securities will expire worthless.

The warrant liabilities were initially measured at fair value upon the closing of the Initial Public Offering and subsequently re-measured at each reporting period using a Modified Black-Scholes model. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The Company recognized a loss in connection with changes in the fair value of warrant liabilities of $3,656,250 and a loss of $1,184,750 in the condensed consolidated statements of operations for the six months ended June 30, 2024 and June 30, 2023, respectively.

Note 8 — Stockholder’s Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. As of June 30, 2024 and December 31, 2023, there were 3,140,000 shares of common stock issued and outstanding for both periods, excluding 893,712 and 1,159,276 shares of common stock subject to possible redemption, respectively.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Right will automatically receive one-twentieth (1/20) of a share of common stock upon consummation of the Business Combination, even if the holder of a Right converted all shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s certificate of incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the Business Combination, each holder of a Right will be required to affirmatively convert his, her or its Rights in order to receive the one-twentieth (1/20) of a share of common stock underlying each Right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her or its additional share of common stock upon consummation of the Business Combination. The shares issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of shares of common stock will receive in the transaction on an as-converted into common stock basis.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 8 — Stockholder’s Deficit (cont.)

The Company will not issue fractional shares in connection with an exchange of Rights. As a result, the holders of the Rights must hold Rights in multiples of 20 in order to receive shares for all of the holders’ Rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Additionally, in no event will the Company be required to net cash settle the Rights.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of June 30, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level 1	Level 2	Level 3
Liabilities
Warrant liability – Public Warrants	$—	$—	$3,795,000
Warrant liability – Private Placement Warrants	$—	$—	$2,061,500

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level 1	Level 2	Level 3
Liabilities
Warrant liability – Public Warrants	$1,495,000	$—	$—
Warrant liability – Private Placement Warrants	$—	$—	$705,250

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The value of the Public Warrants was transferred to Level 3 during the three months ended June 30, 2024 and there were no transfers during the year ended December 31, 2023.

The following table presents information about the Company’s financial assets that were transferred from Level 1 to Level 3:

Level 3 roll forward of Warrant Liability – Public Warrants	Three months ended June 30, 2024	Six months ended June 30, 2024
Beginning balance	$—	$—
Transfer in	3,795,000	3,795,000
Change in valuation inputs or other assumptions	—	—
Ending balance	$3,795,000	$3,795,000
Amount of unrealized gain for the period included in income relating to assets held at the end of the reporting period	$—	$—

The Company utilized a back-solve lattice model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants as of June 30, 2024 was based on the back-solve lattice model combined with the last public traded value on May 24, 2024 and classified as Level 3 as a result of not being publicly traded, and for December 31, 2023, classified as Level 1 due to the use of an observable market quote in an active market under the ticker BREZW. The imputed price and quoted price of the Public Warrants were $0.33 and $0.13 per warrant as of June 30, 2024 and December 31, 2023, respectively.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 9 — Fair Value Measurements (cont.)

The Company utilizes a Modified Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the condensed consolidated statement of operations. The estimated fair value of the Private Placement warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The probability of completing the business combination is derived by taking a sample of other special purpose acquisition companies and calculating the implied probability of completion for each company in the sample set. The average and 1st and 3rd quartiles of the implied probability of completion then formulates the basis for the probability utilized for the Company in the models. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

The following table provides the significant inputs to the Modified Black-Scholes model for the fair value of the Private Placement Warrants:

	As of June 30, 2024	As of December 31, 2023
Stock price	$10.93	$11.03
Strike price	$11.50	$11.50
Probability of completing a Business Combination	12.00%	6.5%
Dividend yield	—	—
Term (in years)	5.49	5.25
Volatility	22.90%	11.30%
Risk-free rate	4.33%	3.84%
Fair value of warrants	$0.38	$0.13

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2022	$379,750	$805,000	$1,184,750
Change in valuation inputs or other assumptions	(54,250)	(115,000)	(169,250)
Fair value as of March 31, 2023	$325,500	$690,000	$1,015,500
Change in valuation inputs or other assumptions	434,000	920,000	1,354,000
Fair value as of June 30, 2023	$759,500	$1,610,000	$2,369,500
	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2023	$705,250	$1,495,000	$2,200,250
Change in valuation inputs or other assumptions	8,137,500	12,995,000	21,132,500
Fair value as of March 31, 2024	$8,842,750	$14,490,000	$23,332,750
Change in valuation inputs or other assumptions	(6,781,250)	(10,695,000)	(17,476,250)
Fair value as of June 30, 2024	$2,061,500	$3,795,000	$5,856,500

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)

Note 10 — Interim Income Tax

The Company’s effective tax rate for the three and six months ended June 30, 2024 was 0.04% and -0.25%, and for the three and six months ended June 30, 2023 was -0.32% and -0.32% respectively. The Company’s effective tax rate differs from the statutory income tax rate of 21.00% primarily due to the recognition of gains or losses from the change in the fair value of warrants, non-deductible transaction costs, and the valuation allowance on the deferred tax assets for the three and six months ended June 30, 2024 and June 30, 2023, respectively. The Company has used a discrete effective tax rate method to calculate taxes for the three and six months ended June 30, 2024. The Company believes that, at this time, the use of the discrete method for the three and six months ended June 30, 2024 is more appropriate than the estimated annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pre-tax earnings or loss.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not, except as described in these condensed consolidated financial statements and below, identify any other subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On May 24, 2024, the Company received written notice (the “Notice Letter”) from the Panel indicating that the Panel had determined to delist our securities from The Nasdaq Stock Market LLC (“Nasdaq”) and that trading in our securities would be suspended at the open of trading on May 29, 2024, due to our failure to satisfy the terms of the Panel’s Decision. Pursuant to the terms of the Decision, amongst other things, we were required to close our initial business combination, with the new entity demonstrating compliance with the initial listing criteria set forth in Nasdaq Listing Rule 5500 on or before May 28, 2024. On May 24, 2024, we notified the Panel that we would not be able to close our initial business combination by the Panel’s May 28, 2024 deadline. Accordingly, the Panel determined to delist our securities from Nasdaq as set forth in the Notice Letter.

On August 20, 2024, the Company’s common stock, rights and warrants are expected to begin trading on the OTCQX Best Market.

The Amended and Restated Merger Agreement and Plan of Reorganization, dated as of February 14, 2024, by and among Breeze Holdings Acquisition Corp. (the “Company”), TV Ammo, Inc. (“TV Ammo”), True Velocity, Inc., BH Velocity Merger Sub Inc., and Breeze Merger Sub Inc. was terminated on August 5, 2024 by TV Ammo. As a result of this termination, the Company is no longer pursuing a business combination with TV Ammo.

Annex A

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

BREEZE HOLDINGS ACQUISITION CORP.,

BREEZE MERGER SUB, INC.,

AND

YD BIOPHARMA LIMITED

DATED AS OF SEPTEMBER 24, 2024

Annex A-i

Annex A-ii

Annex A-iii

MERGER AGREEMENT AND PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of September 24, 2024 (the “Effective Date”), is made by and among Breeze Holdings Acquisition Corp., a Delaware corporation (“Parent”), a Cayman Islands exempted company and a wholly-owned subsidiary of Parent, expected to be named “YD Bio Limited,” which is in the process of being formed by Parent, and once formed, Parent shall cause it to enter into a joinder to this Agreement (“Pubco”), Breeze Merger Sub, Inc., a Delaware corporation which will be a direct, wholly owned Subsidiary of Pubco (“Parent Merger Sub”), a Cayman Islands exempted company that will be a wholly-owned subsidiary of Pubco, expected to be named “BH Biopharma Merger Sub Limited,” which is in the process of being formed by Parent, and once formed, Parent shall cause it to enter into a joinder to this Agreement (“Company Merger Sub,” Company Merger Sub and Parent Merger Sub are together referred to herein as the “Merger Subs”), and YD Biopharma Limited, a Cayman Islands exempted company (the “Company”). Certain terms used herein are defined in ARTICLE I.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement, the parties hereto desire and intend to effect a business combination transaction pursuant to which (a) Parent Merger Sub will merge with and into Parent, with Parent continuing as the surviving corporation (the “Parent Merger”), and (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into the Company (the “Company Merger,” the Company Merger and the Parent Merger are together referred to herein as the “Mergers”), with the Company continuing as the surviving corporation;

WHEREAS, as a result of the Mergers, Parent and the Company will become wholly owned Subsidiaries of Pubco, and Pubco will become a publicly traded company listed on Nasdaq;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Agreements to which the Company is a party, the Company Merger and the other Transactions to which the Company is a party are fair to, and in the best interests of, the Company and its stockholders, and declared their advisability, (b) approved this Agreement, the Ancillary Agreements to which the Company is a party, the Company Merger and the other Transactions to which the Company is a party, and (c) recommended the adoption of this Agreement and the approval of the Company Merger and the other Transactions to which the Company is a party by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that (i) this Agreement, the Ancillary Agreements to which Parent is a party, the Mergers and the other Transactions are fair to, and in the best interests of, Parent and its stockholders, and declared their advisability and (ii) the fair market value of the Company is equal to at least eighty percent (80%) of the balance of the Trust Fund, (b) approved this Agreement, the Ancillary Agreements to which Parent is a party, the Mergers and the other Transactions to which Parent is a party, and (c) adopted a resolution recommending that the stockholders of Parent vote in favor of all Parent Proposals, including, without limitation, adoption of this Agreement and approval of the Transactions, and directing that this Agreement and the Mergers and the other Transactions to which Parent is a party be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting;

WHEREAS, the Board of Directors of Parent Merger Sub (the “Parent Merger Sub Board”) has (a) determined that this Agreement, the Ancillary Agreements to which Parent Merger Sub is a party, the Parent Merger and the other Transactions to which Parent Merger Sub is a party are fair to, and in the best interests of, Parent Merger Sub and Pubco as its sole stockholder, and declared their advisability, (b) adopted this Agreement and approved the Parent Merger and the other Transactions to which Parent Merger Sub is a party, and (c) recommended the adoption of this Agreement and the approval of the Parent Merger and the other Transactions to which Parent Merger Sub is a party by Pubco as the sole stockholder of Parent Merger Sub and directed that this Agreement, the Parent Merger and the other Transactions to which Parent Merger Sub is a party be submitted for consideration by Pubco as the sole stockholder of Parent Merger Sub;

WHEREAS, immediately following the execution of this Agreement (and in any event within twenty-four (24) hours herefrom), Pubco will submit this Agreement and the Transactions to Parent for adoption and approval as the sole stockholder of Pubco, and Parent will so adopt this Agreement and approve the Transactions in such capacity by irrevocable written consent;

Annex A-1

WHEREAS, immediately following the execution of this Agreement (and in any event within twenty-four (24) hours herefrom), Parent Merger Sub will submit this Agreement and the Transactions to Pubco for adoption and approval as the sole stockholder of Parent Merger Sub, and Pubco will so adopt this Agreement and approve the Transactions in such capacity by irrevocable written consent;

WHEREAS, immediately following the execution of this Agreement (and in any event within twenty-four (24) hours herefrom), Company Merger Sub will submit this Agreement and the Transactions to Pubco for adoption and approval as the sole stockholder of Company Merger Sub, and Pubco will so adopt this Agreement and approve the Transactions in such capacity by irrevocable written consent;

WHEREAS, as promptly as practicable following the execution of this Agreement (and in any event within thirty (30) days thereafter), Pubco, Parent, the Company and the Specified Stockholders shall enter into a Stockholder Support Agreement (the “Stockholder Support Agreement”), providing that, among other things, the Specified Stockholders will provide their written consent to (a) adopt this Agreement and approve the Company Merger and the other Transactions to which the Company is a party, and (b) waive any appraisal or similar rights they may have pursuant to the Companies Act of the Cayman Islands (Revised), as amended (the “Cayman Act”) with respect to the Company Merger and the other Transactions;

WHEREAS, as promptly as practicable following the execution of this Agreement (and in any event within thirty (30) days thereafter), Pubco, Parent, Breeze Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), each of the directors and officers of Parent (together with the Sponsor, the “Parent Initial Stockholders”) and the Specified Stockholders shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), providing that, among other things, Pubco will grant to the Parent Initial Stockholders and the Specified Stockholders certain demand and piggyback registration rights with respect to Pubco Ordinary Shares (or any securities convertible into or exercisable for Pubco Ordinary Shares) to be held by such Persons immediately following the Closing;

WHEREAS, as promptly as practicable following the execution of this Agreement (and in any event within thirty (30) days thereafter), Pubco, Parent, the Parent Initial Stockholders, the Company and the Specified Stockholders shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) providing that, among other things, certain Pubco Ordinary Shares held by the Parent Initial Stockholders and the Specified Stockholders will be subject to the limitations on disposition as set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Pubco, Parent, the Company and the Parent Initial Stockholders entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, (a) the Parent Initial Stockholders agreed to (i) vote all of their shares of Parent Common Stock in favor of the Parent Proposals, including the adoption of this Agreement and approval of the Transactions, and if necessary and applicable, any Extension Proposal, and (ii) abstain from exercising any Redemption Rights in connection with the Parent Merger or the other Transactions, and (b) the Sponsor has agreed to assume and pay all of the Legacy Parent Transaction Expenses in full and indemnify Parent and its Subsidiaries (including, following the Effective Time, the Company) from any and all liabilities related thereto;

WHEREAS, each individual listed on Schedule A (each, a “Key Employee”) has entered into an employment agreement with the Company (collectively, the “Employment Agreements”), which Employment Agreements shall continue in effect at and which shall be assigned to, and assumed by, Pubco at the Closing; and

WHEREAS, for U.S. federal and applicable state income Tax purposes, the parties hereto intend that, (a) taken together, the Mergers and any PIPE Investment will qualify as a transaction under Section 351 of the Code and the Treasury Regulations promulgated thereunder, (b) the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (c) that this Agreement be, and hereby is adopted as, a “plan of reorganization” (within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3) to which each of Pubco, Company Merger Sub, and the Company are parties under Section 368(b) of the Code (the “Intended Tax Treatment”).

Annex A-2

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Action” means any litigation, suit, claim, action, proceeding, audit, or investigation by or before any Governmental Authority.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Company Merger Consideration” means the aggregate Per Share Company Merger Consideration payable pursuant to this Agreement to the Participating Securityholders.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Employment Agreements and all other agreements, certificates and instruments executed and delivered by Parent, Pubco, the Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means, as applicable (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place”, “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Capital Stock” means the Company Ordinary Shares.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Convertible Securities” means, collectively, all options, warrants or rights to subscribe for or purchase any ordinary shares of the Company or securities convertible into or exchangeable for, or otherwise confer on the holder any right to acquire any ordinary shares of the Company.

“Company Equity Value” means $647,304,110.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

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“Company Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party that are licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (g) shall not prevent a determination that any event, circumstance, change or effect which is the underlying cause of such failure has resulted in a Company Material Adverse Effect to the extent not excluded by another exception herein); or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which Parent has requested or to which it has consented, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Memorandum and Articles” means the Company’s memorandum and articles of association filed with the Cayman Registrar on March 14, 2024 and as they may be amended and/or restated from time to time.

“Company Merger Sub Ordinary Shares” means the ordinary shares of Company Merger Sub designated as ordinary shares in the Company Merger Sub memorandum and articles of association filed with the Cayman Registrar.

“Company Merger Sub Organizational Documents” means the memorandum and articles of association filed with the Cayman Registrar of Company Merger Sub, as amended, modified or supplemented from time to time.

“Company Ordinary Shares” means ordinary shares, par value $0.10 per share, of the Company.

“Company Organizational Documents” means the Company Memorandum and Articles as amended, modified or supplemented from time to time.

“Company Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Reference Share Value” means a dollar amount equal to (i) the sum of the Company Equity Value, divided by (ii) the number of Fully Diluted Company Shares.

“Company Securities” means the Company Ordinary Shares and the Company Convertible Securities.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or Parent or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

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“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, instruments, conditional sales contracts, indentures, notes, bonds, loans, credit agreements, licenses, sublicenses, mortgages, deeds of trust, powers of attorney, guaranties, leases and subleases and all amendments, modifications, supplements, schedules, annexes and exhibits thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company Owned IP or Business Systems from misuse.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any Person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (i) the Company Reference Share Value by (ii) the Pubco Per Share Value.

“Fully Diluted Company Shares” means, as of the Company Merger Effective Time, the sum of: (i) the number of Company Ordinary Shares outstanding immediately prior to the Effective Time; and (ii) the number of Company Ordinary Shares issuable in respect of all issued and outstanding Company Convertible Securities.

“Fraud” means actual and intentional common law fraud committed by a party to the Agreement with respect to the making of the representations and warranties by such party set forth in ARTICLE IV or ARTICLE V as applicable. Under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Hazardous Substance(s)” means: (i) any substances, wastes, or materials defined, identified or regulated as hazardous or toxic or as a pollutant or a contaminant under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon; and (v) any other substance, material or waste regulated by, or for which standards of care may be imposed under any Environmental Law.

Annex A-5

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Sponsor Shares” means the aggregate shares of Parent Common Stock held by the Sponsor.

“Intellectual Property” means (i) issued patents and pending patent applications (including provisional and non-provisional applications), design patents, certificates of invention and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, renewals, substitutions, revisions, extensions (including supplementary protection certificates) or reexaminations thereof, as well as any other applications worldwide claiming priority to any of the foregoing (“Patents”), (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information (“Trade Secrets”), (v) rights in Software, Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Software, and (viii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” or “to the Knowledge” of a Person means in the case of the Company, the actual knowledge of the individuals listed on Section 1.01(A) of the Company Disclosure Schedule after reasonable inquiry (and for all purposes of Section 4.13 hereof, “reasonable inquiry” shall not require Company to have conducted patent clearance or similar freedom to operate searches, or other Intellectual Property searches), and in the case of Parent, the actual knowledge of the individuals listed on Section 1.01(A) of the Parent Disclosure Schedule after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Legacy Parent Transaction Expenses” means all liabilities reflected on Parent’s financial statements as of and for the period ended June 30, 2024.

“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Off-the-Shelf Software” means any commercially available, off-the-shelf Software that is licensed other than through a written agreement executed by the licensee (such as via clickwrap, browsewrap, or shrinkwrap licenses) or that has license or user-fees less than $50,000 per year.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL,

Annex A-6

the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, (iii) the Server Side Public License, or (iv) any Reciprocal License.

“Parent Bylaws” means the Bylaws of Parent, adopted as of June 11, 2020.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated as of June 11, 2020.

“Parent Common Stock” means the common stock of the Parent, par value of $0.0001 per share, designated as Common Stock in the Parent Certificate of Incorporation.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Parent Parties; or (ii) would prevent, materially delay or materially impede the performance by any Parent Party of its respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by any Parent Party as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented, except in the cases of clauses (a) through (d), to the extent that any Parent Party is disproportionately and adversely affected thereby as compared with other participants in the industry in which such Parent Party operates.

“Parent Merger Sub Common Stock” means the common stock of Parent Merger Sub, par value of $0.001 per share, designated as Common Stock in the Parent Merger Sub certificate of incorporation.

“Parent Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Parent Merger Sub, as amended, modified or supplemented from time to time.

“Parent Organizational Documents” means the Parent Certificate of Incorporation and the Parent Bylaws, in each case, as amended, modified or supplemented from time to time.

“Parent Parties” means Parent, Pubco and the Merger Subs.

“Parent Preferred Stock” means the preferred stock of the Parent, par value of $0.0001 per share, designated as Preferred Stock in the Parent Certificate of Incorporation.

“Parent Right” means a right to acquire 1/20th of a share of Parent Common Stock as set forth in the Amended and Restated Rights Agreement, dated January 26, 2022, between Parent and the Trustee.

“Parent Units” means the units issued in the IPO or the overallotment consisting of one (1) share of Parent Common Stock, one (1) Parent Right, and one (1) Parent Warrant.

“Parent Stockholder Approval” means the approval of the Parent Proposals by an affirmative vote of the holders of the requisite number of shares of Parent Common Stock (as determined in accordance with applicable Law and the Parent Governing Documents) at a Parent Stockholders’ Meeting duly called by the Parent Board and held for such purpose.

Annex A-7

“Parent Warrants” means the warrants to purchase Parent Common Stock that are outstanding immediately prior to the Closing.

“Participating Securityholders” means, as of immediately prior to the Closing, each holder of Company Ordinary Shares.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Financing Securities” means any equity securities or debt securities of the Company (or any securities convertible into or exercisable for equity securities of the Company) issued in any Permitted Financing, notes that are convertible into shares of Capital Stock and warrants exercisable for shares of Capital Stock.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (v) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Annual Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.

“Pubco Bylaws” means the Bylaws of Pubco, adopted as of February 9, 2024.

“Pubco Certificate of Incorporation” means the Certificate of Incorporation of Pubco, dated as of February 6, 2024.

“Pubco Memorandum and Articles” means the Memorandum and Articles of Pubco as filed with the Cayman Registrar, as the same may be amended and/or restated from time to time.

“Pubco Ordinary Shares” means the ordinary shares of Pubco designated in the Pubco Memorandum and Articles.

“Pubco Organizational Documents” means the Pubco Reincorporation and the Pubco Memorandum and Articles, as amended, modified or supplemented from time to time.

“Pubco Per Share Value” means $10.00.

“Privacy/Data Security Laws” means all Laws governing the creation, receipt, collection, use, storage, maintenance, protection, processing, sharing, security, disclosure, or transfer (collectively, “Processing”) of Personal Information, such as, to the extent applicable, the following Laws and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, the General Data Protection Regulation (GDPR), the Data Protection Law Enforcement Directive, HIPAA, state data security Laws, state data breach notification Laws, applicable Laws relating to the

Annex A-8

transfer of Personal Information, PCI DSS, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, including those from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled or intends to derive, revenue from the sale or provision thereof, including the products and product candidates set out on Section 1.01(B) of the Company Disclosure Schedule.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Date” means the deadline for exercising Redemption Rights in connection with the Merger.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Parent Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, registration, issue, or grant, including any issued or granted patents, registered trademarks, registered copyrights, domain names, social media accounts, and applications therefor.

“Release” means any spill, discharge, leach, leak, emission, escape, injection, dumping, pouring, emptying, disposal or other release of any materials, wastes or substances into the environment, whether or not notification or reporting to any governmental authority was or is required, including any Release which is subject to Environmental Laws.

“Required Parent Stockholder Approval” means the approval of those Parent Proposals identified in clauses (A)-(C) of Section 7.01(a) by an affirmative vote of the holders of at least a majority of the outstanding Parent Common Stock entitled to vote (as determined in accordance with applicable Law and the Parent Organizational Documents) at a Parent Stockholders’ Meeting duly called by the Parent Board and held for such purpose.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the shares of outstanding Company Ordinary Shares.

“Sanctioned Person” means at any time any Person (i) listed on any Sanctions-related list of designated or blocked Persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Specified Stockholders” means the Persons or entities listed on Section 1.01(C) of the Company Disclosure Schedule.

Annex A-9

“Stockholder” means a holder of stock or shares, as appropriate.

“Subsidiary” or “Subsidiaries” of the Company, the Parent Surviving Subsidiary, the Company Surviving Subsidiary, Parent, Pubco or any other Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental fees, assessments or charges of any kind in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, social security (or similar), unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs, duties, environmental, premium, real property gains, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect to such amounts thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.

“Trading Day” means any day on which shares of Pubco Ordinary Shares is actually traded on the principal securities exchange or securities market on which shares of Pubco Ordinary Shares are then traded.

“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, and the Ancillary Agreements.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code.

“Virtual Data Room” means the virtual data room established by the Company or its Representatives, hosted [by iDeals, with] access made available to Parent and its Representatives.

“Willful Breach” means a party’s material breach of any of its representations or warranties as set forth in this Agreement or any other Transaction Document, or such party’s material breach of any of its covenants set forth in this Agreement or any other Transaction Document, which material breach, in each case, constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement or such Transaction Document.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.05(b)
AFS	Section 10.12
Agreement	Preamble
Antitrust Laws	Section 7.14(a)
Annual Financial Statements	Section 4.07(a)
Blue Sky Laws	Section 4.05(b)
Board	Recitals
Break-Up Fee	Section 9.02(b)
Business Combination	Section 6.03
Business Combination Proposal	Section 7.06
Cancelled Shares	Section 3.01(b)(ii)
Cayman Act	Recitals

Annex A-10

Defined Term	Location of Definition
Certificates	Section 3.04(a)
Certificates of Merger	Section 2.02(a)
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 7.03
Company Certificate of Merger	Section 2.02(a)
Company Disclosure Schedule	ARTICLE IV
Company Merger Effective Time	Section 2.02(a)
Company Merger	Recitals
Company Merger Payment Schedule	Section 3.04(i)
Company Merger Sub	Preamble
Company Merger Sub Board	Recitals
Company Officer’s Certificate	Section 8.02(c)
Company Permits	Section 4.06(a)
Company Service Provider	Section 6.01(b)(vii)
Company Stockholder Approval	Section 1.01
Company Subsidiary	Section 4.01(a)
Company Surviving Subsidiary	Section 2.01(b)
Continuing Employees	Section 7.07(a)
Data Security Requirements	Section 4.13(l)
DGCL	Recitals
Dissenting Parent Shares	Section 3.07(b)
Dissenting Company Shares	Section 3.07(a)
Employment Agreement	Recitals
Environmental Permits	Section 1.01
ERISA Affiliate	Section 4.10(c)
Exchange Agent	Section 3.04(a)
Exchange Agent Agreement	Section 3.04(a)
Exchange Fund	Section 3.04(b)(i)
Extension Proposal	Section 2.06(b)
Extension Proxy Statement	Section 3.06(b)
FDA	Section 4.22
FDCA	Section 4.22
GAAP	Section 4.07(a)
Governmental Authority	Section 4.05(b)
Intended Tax Treatment	Recitals
Interim Financial Statements	Section 4.07(b)
Interim Financial Statements Date	Section 4.07(b)
Interim Period	Section 6.01(a)
IPO	Section 6.03
Key Employee	Recitals
Law	Section 4.05(a)
Lease	Section 4.12(b)
Lease Documents	Section 4.12(b)
Lock-Up Agreement	Recitals
Material Contracts	Section 4.16(a)
Maximum Annual Premium	Section 7.08(b)
Mergers	Recitals

Annex A-11

Defined Term	Location of Definition
Merger Subs	Preamble
Non-Disclosure Agreement	Section 7.04(b)
Nonparty Affiliate	Section 10.11
Ordinary Commercial Agreement	Section 4.14(b)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Section 7.02(a)
Parent Certificate of Merger	Section 2.02(a)
Parent Closing Liability Max	Section 8.03(e)
Parent Disclosure Schedule	ARTICLE V
Parent Initial Stockholders	Recitals
Pharmaceutical Product	Section 4.22
PIPE Investment	Section 7.21
Pubco LTIP	Section 7.01(a)
Parent Merger	Recitals
Parent Merger Effective Time	Section 2.02(a)
Parent Merger Sub	Preamble
Parent Merger Sub Board	Recitals
Parent Proposals	Section 7.01(a)
Parent Related Party	Section 5.21
Parent Related Party Transactions	Section 5.21
Parent SEC Reports	Section 5.07(a)
Parent Stockholders’ Meeting	Section 7.01(a)
Per Share Company Merger Consideration	Section 3.01(b)(i)
Permitted Financings	Section 6.01(b)(ii)
Plans	Section 4.10(a)
Privileged Communications	Section 10.12
Pro Rata Share	Section 3.04(i)
Prospectus	Section 6.03
Proxy Statement	Section 7.01(a)
Pubco	Preamble
Pubco Assumed Company Warrant	Section 3.01(b)(v)
Pubco Assumed Parent Warrant	Section 3.02(b)
Pubco Board	Recitals
Pubco Restricted Stock	Section 3.01(b)(i)
Public Stockholders	Section 6.03
Registration Rights Agreement	Recitals
Registration Statement	Section 7.01(a)
Related Party	Section 7.18
Released Claims	Section 6.03
Remedies Exceptions	Section 4.04
Representatives	Section 7.04(a)
SEC	Section 5.07(a)
SPAC Surviving Subsidiary	Section 2.01(a)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Surviving Provisions	Section 9.02(a)
Tax Claim	Section 4.14(a)
Terminating Company Breach	Section 9.01(h)

Annex A-12

Defined Term	Location of Definition
Terminating Parent Breach	Section 9.01(i)
Trust Account	Section 5.13
Trust Agreement	Section 5.13
Trust Fund	Section 5.13
Trustee	Section 5.13
Waiving Parties	Section 10.12
Written Consent	Section 7.03
YD Group	Section 10.12

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder, and (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Parent Merger Effective Time, Parent Merger Sub shall be merged with and into Parent. As a result of the Parent Merger, (a) the separate corporate existence of Parent Merger Sub shall cease, (b) Parent shall continue as the surviving corporation of the Parent Merger, and (c) Parent shall become a wholly owned subsidiary of Pubco. Parent as the surviving company in the Parent Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary” (and references to Parent for periods after the Parent Merger Effective Time shall include SPAC Surviving Subsidiary).

(b) Upon the terms and subject to the conditions set forth herein, and in accordance with the Cayman Act, at the Company Merger Effective Time, Company Merger Sub shall be merged with and into the Company. As a result of the Merger, (a) the separate corporate existence of Company Merger Sub shall cease, (b) the Company shall continue as the surviving corporation of the Company Merger, and (c) the Company shall become a wholly owned subsidiary of Pubco. The Company as the surviving corporation in the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (and references to the Company for periods after the Company Merger Effective Time shall include Company Surviving Subsidiary). Notwithstanding the Company Merger, for purposes of this Agreement, the Company will not be included within the meaning of the term Parent Parties for periods prior to the Company Merger Effective Time.

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Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause (i) the Parent Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the “Parent Certificate of Merger”), in each case, in form as mutually agreed by the parties (the date and time of the filing of such Parent Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Parent Certificate of Merger) being the “Parent Merger Effective Time”), and (ii) immediately following the consummation of the Parent Merger but on the same day, the Company Merger to be consummated by filing a plan of merger and such other document(s) required by the Cayman Act (the “Company Certificate of Merger,” the Company Certificate of Merger together with the Parent Certificates of Merger are herein referred to as the “Certificates of Merger”) with the Cayman Registrar, in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Act, and mutually agreed by the parties (the date and time of the filing of such Company Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Company Certificate of Merger) being the “Company Merger Effective Time”).

(b) Immediately prior to such filing of the Certificates of Merger in accordance with Section 2.02(a), the closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in ARTICLE VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03 Effect of the Mergers.

(a) At the Parent Merger Effective Time, the effect of the Parent Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Parent Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Parent and Parent Merger Sub shall vest in the SPAC Surviving Subsidiary, and all debts, liabilities, obligations, restrictions, disabilities and duties of Parent and Parent Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the SPAC Surviving Subsidiary.

(b) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided herein and in the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Company Merger Sub shall vest in the Company Surviving Subsidiary, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Company Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Surviving Subsidiary.

Section 2.04 Governing Documents.

(a) At the Parent Merger Effective Time, the Parent Certificate of Incorporation, as in effect immediately prior to the Parent Merger Effective Time, shall be amended and restated substantially in the form of the certificate of incorporation of Parent Merger Sub as in effect immediately prior to the Parent Merger Effective Time, and duly filed with the Secretary of State of the State of Delaware, and, as so amended and restated, shall be the certificate of incorporation of the Parent Surviving Subsidiary until thereafter amended in accordance with the terms thereof and the DGCL.

(b) At the Company Merger Effective Time, the Company Memorandum and Articles, as in effect immediately prior to the Company Merger Effective Time, shall be amended and restated as mutually agreed by the parties hereto and duly filed with the Cayman Registrar, and, as so amended and restated, shall be the memorandum and articles of association of the Company Surviving Subsidiary until thereafter amended in accordance with the Cayman Act and such Company Memorandum and Articles (subject to Section 7.08).

(c) At the Closing, Pubco shall amend and restate, effective as of the Parent Merger Effective Time, the Pubco Memorandum and Articles as mutually agreed by the parties hereto and duly file such amended and restated Pubco Memorandum and Articles with the Cayman Registrar.

Annex A-14

Section 2.05 Directors and Officers.

(a) The parties will take all requisite actions such that the initial directors of the Company Surviving Subsidiary and the initial officers of the Company Surviving Subsidiary at and as of immediately after the Company Merger Effective Time shall be the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the Cayman Act and the memorandum and articles of association of the Company Surviving Subsidiary and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed. At the Parent Merger Effective Time, the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule shall be the directors and officers of the SPAC Surviving Subsidiary, each to hold office in accordance with the provisions of the Cayman Act and the memorandum and articles of association of the SPAC Surviving Subsidiary.

(b) At or prior to the Company Merger Effective Time, the parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors will consist of seven (7) individuals, with such number of independent directors as is necessary to satisfy applicable Nasdaq rules. The Company shall have the right to designate five (5) members of Pubco’s board of directors and Parent shall have the right to designate two (2) members of Pubco’s board of directors, with one of Parent’s designees to serve as an independent member of Pubco’s audit committee. For purposes of this Section 2.05(b), to qualify as an “independent director,” a Person shall qualify as “independent” under the rules of the Nasdaq Capital Market.

Section 2.06 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Parent:

(i) a copy of the Registration Rights Agreement duly executed the Specified Stockholders; and

(ii) a copy of the Lock-Up Agreement duly executed by the Specified Stockholders.

(b) At the Closing, Parent will deliver or cause to be delivered to the Company:

(i) a copy of the Registration Rights Agreement duly executed by duly authorized representatives of Parent and the Parent Initial Stockholders; and

(ii) a copy of the Lock-Up Agreement duly executed by duly authorized representatives of the Parent Initial Stockholders.

ARTICLE III

CONVERSION and exchange OF SECURITIES

Section 3.01 Conversion of Company Securities.

(a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Pubco, Parent, the Company Merger Sub, the Company or the holders of any of the following securities:

(i) each Company Ordinary Share (excluding any Cancelled Shares or Dissenting Shares) that is issued and outstanding immediately prior to the Company Merger Effective Time shall be cancelled and converted into the number of Pubco Ordinary Shares equal to the Exchange Ratio (rounded to the nearest whole number) (which consideration shall hereinafter be referred to as the “Per Share Company Merger Consideration”). Each Company Ordinary Share converted into the right to receive the Per Share Company Merger Consideration pursuant to this Section 3.01(b)(i) will no longer be outstanding, will automatically be cancelled and retired and will cease to exist, and each holder of (A) any Certificate formerly representing any such Company Ordinary Shares or (B) any book-entry account which immediately prior to the Company Merger Effective Time represented Company Ordinary Shares will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Per Share Company Merger Consideration for each such Company Ordinary Share in accordance with this Section 3.01(b)(i);

Annex A-15

(ii) each share of Capital Stock owned by Pubco, Parent or the Merger Subs or held in the treasury of the Company, or owned by any of their respective direct or indirect wholly-owned Subsidiaries immediately prior to the Company Merger Effective Time (collectively, the “Cancelled Shares”), shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each Company Merger Sub Ordinary Share issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share of the Company Surviving Subsidiary;

Section 3.02 Effect of Parent Merger on Issued and Outstanding Securities of Parent. At the Parent Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of Pubco, Parent, the Parent Merger Sub or the holders of any of the following securities:

(a) Parent Common Stock. Each share Parent Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time that is not redeemed pursuant to the Redemption Rights (other than Dissenting Parent Shares and those shares described in Section 3.02(d) below) shall be automatically cancelled and extinguished and converted into the right to receive one (1) share of Pubco Ordinary Shares, following which, all shares of Parent Common Stock shall cease to be outstanding and shall automatically be canceled pursuant to the terms of this Agreement and shall cease to exist. The holders of outstanding shares of Parent Common Stock immediately prior to the Parent Merger Effective Time shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law. Each certificate previously evidencing shares of Parent Common Stock (other than Dissenting Parent Shares) shall be exchanged for a certificate (if requested) representing the same number of Parent Common Stock upon the surrender of such certificate. Each certificate formerly representing Parent Common Stock (other than Dissenting Parent Shares) shall thereafter represent the same number of Pubco Ordinary Shares.

(b) Parent Warrants. Each issued and outstanding Parent Warrant shall automatically, without any action on the part of the holder thereof, be converted into a warrant to purchase shares of Pubco Ordinary Shares (each, a “Pubco Assumed Parent Warrant”) determined in accordance with the terms of such Parent Warrants. At the Parent Merger Effective Time, the Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Assumed Parent Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Warrants, except that in each case they shall represent the right to acquire shares of Pubco Ordinary Shares in lieu of shares Parent Common Stock, in each case, determined in accordance with the terms of such Parent Warrant. At or prior to the Parent Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Assumed Parent Warrants remain outstanding, a sufficient number of shares of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Assumed Parent Warrants.

(c) Parent Rights. Each issued and outstanding Parent Right shall be automatically converted into the number of shares of Pubco Ordinary Shares that would have been received by the holder thereof if the Parent Right had been converted in accordance with the Parent Organizational Documents into shares of Parent Common Stock. At the Parent Merger Effective Time, the Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Rights outstanding immediately prior to the Parent Merger Effective Time shall cease to have any rights with respect to such Parent Rights, except as provided herein or by applicable Law. Each certificate formerly representing Parent Rights shall thereafter represent only the right to receive shares of Pubco Ordinary Shares as set forth herein.

(d) Treasury Shares. If there are any shares of Parent Common Stock that are owned by Parent as treasury shares or by any direct or indirect Subsidiary of Parent, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

Section 3.03 Effect of Parent Merger on Issued and Outstanding Securities of Parent Merger Sub and Pubco. At the Parent Merger Effective Time:

(a) each share of Parent Merger Sub Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the SPAC Surviving Subsidiary; and

Annex A-16

(b) by virtue of the Parent Merger and without any action on the part of any party hereto or any action on the part of the holders of securities of any party hereto, all of the securities of Pubco issued and outstanding immediately prior to the Parent Merger Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

Section 3.04 Exchange of Company Securities.

(a) Exchange Agent. Pubco shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into a paying and exchange agent agreement, in form and substance reasonably acceptable to Pubco and the Company (the “Exchange Agent Agreement”) for the purpose of exchanging certificates representing the Capital Stock (collectively, the “Certificates”), if any, and each share of Capital Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Company Merger Effective Time, in either case, for the portion of the Aggregate Company Merger Consideration issuable in respect of such Capital Stock pursuant to Section 3.01(b) on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with Pubco and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by Pubco, by also entering into the Exchange Agent Agreement in form and substance reasonably acceptable to the Company) and the performance of the covenants and agreements in this Section 3.04(a) (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Pubco, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) Exchange Procedures.

(i) On the Closing Date, Pubco shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Participating Securityholders, for exchange and issuance in accordance with this ARTICLE III, the number of Pubco Ordinary Shares sufficient to deliver the Aggregate Company Merger Consideration issuable pursuant to this Agreement (such Pubco Ordinary Shares being hereinafter referred to as the “Exchange Fund”).

(ii) Pubco shall cause the Exchange Agent, pursuant to irrevocable instructions, to issue such Aggregate Company Merger Consideration out of the Exchange Fund in accordance with the Company Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(iii) Upon the delivery of the Company Merger Payment Schedule to the Exchange Agent in accordance with Section 3.04(i), Pubco, Parent and the Company shall take reasonable steps to cause the applicable Aggregate Company Merger Consideration to be issued to the applicable Participating Securityholder in book-entry form as soon as reasonably practicable following the Closing Date; provided that the applicable Aggregate Company Merger Consideration shall not be issued with respect to shares of Capital Stock represented by a Certificate until the applicable holder of such Capital Stock has surrendered such Certificate to the Exchange Agent.

(iv) If any Aggregate Company Merger Consideration is to be issued to a Person other than the holder of Capital Stock in whose name the surrendered Certificate or the transferred shares of Capital Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable Aggregate Company Merger Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (A) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such share of Capital Stock in book-entry form shall be properly transferred and (B) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or share of Capital Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(c) No Further Rights in Capital Stock. The Aggregate Company Merger Consideration issuable upon conversion of the Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Capital Stock.

Annex A-17

(d) Adjustments to Aggregate Company Merger Consideration. The Aggregate Company Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Pubco Ordinary Shares), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Pubco Ordinary Shares occurring on or after the date hereof and prior to the Company Merger Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Participating Securityholders for one (1) year after the Company Merger Effective Time shall be delivered to Pubco, upon demand, and any Participating Securityholder who has not theretofore complied with this Section 3.04 shall thereafter look only to Parent for such holder’s Per Share Company Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Participating Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Pubco free and clear of any claims or interest of any Person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, Pubco, Parent or the Company Surviving Subsidiary shall be liable to any Participating Securityholder for any Pubco Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Pubco, Parent, the Company Merger Sub, the Company, the Company Surviving Subsidiary and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the Participating Securityholder (or intended recipients) in respect of which such deduction and withholding was made. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding.

(h) Fractional Shares. No certificates or scrip or shares representing fractional Pubco Ordinary Shares shall be issued upon the exchange of Capital Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Pubco or a holder of shares of Pubco Ordinary Shares. In lieu of any fractional share of Pubco Ordinary Shares to which any holder of Capital Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Pubco Ordinary Shares, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(i) Company Merger Payment Schedule. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Pubco, Parent and the Exchange Agent a schedule (the “Company Merger Payment Schedule”) showing the percentage allocation of the aggregate Per Share Company Merger Consideration to each Participating Securityholder at the Closing (such Participating Securityholder’s “Pro Rata Share”) and the corresponding number of shares of Pubco Ordinary Shares to be issued to such Participating Securityholder pursuant to Section 3.01.

Section 3.05 Stock Transfer Books. At the Company Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Ordinary Shares thereafter on the records of the Company. From and after the Company Merger Effective Time, the holders of the Capital Stock outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Capital Stock, except as otherwise provided in this Agreement or by Law.

Section 3.06 Payment of Expenses.

(a) The Company and Parent shall each pay one-half (1/2) of all costs relating to the Transactions, including (A) any EDGAR agent typesetting fees incurred in connection with the preparation and filing with the SEC of the Proxy Statement and the Registration Statement, (B) any fees relating to SEC or other regulatory

Annex A-18

filing fees (including those incurred in connection with the Proxy Statement, the Registration Statement and the Notification and Report Forms filed under the HSR Act and any other applicable Antitrust Law), and (C) all transfer taxes associated with the issuance of Pubco’s securities at Closing; provided, that each party shall bear the fees and expenses of its advisors incurred in connection with the Transactions.

(b) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all of the Legacy Parent Transaction Expenses. On or prior to the Closing Date, Parent shall cause the Legacy Parent Transaction Expenses to be forgiven, assigned to Sponsor without recourse to Parent, or to be satisfied in full with no further recourse to Parent.

Section 3.07 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, Company Ordinary Shares that are outstanding immediately prior to the Company Merger Effective Time and that are held by shareholders of the Company who have validly exercised in writing their dissenters’ rights for such Company Ordinary Shares in accordance with Section 238 of the Cayman Action, and have otherwise complied in all respects with the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Company Shares”) shall not be converted into, and such stockholders shall have no right to receive, the applicable Aggregate Company Merger Consideration unless and until such stockholder withdraws or otherwise loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Act. From and after the Company Merger Effective Time, (A) the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and extinguished by virtue of the Company Merger and shall cease to exist and (B) the holders of Dissenting Company Shares shall be entitled only to such rights as may be granted to them under Section 238 of the Cayman Act and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Company Surviving Subsidiary or any of its Affiliates (including Pubco); provided, however, that if any holder of Dissenting Company Shares effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Act, then the Company Ordinary Shares held by such Dissenting Company Shareholder (1) shall no longer be deemed to be Dissenting Company Shares and (2) shall be treated as if they had been converted automatically at the Company Merger Effective Time into the right to receive the applicable portion of the Company Merger Consideration pursuant to Section 3.01(a)(i) in accordance with the terms and conditions of this Agreement. Each holder of Dissenting Company Shares who becomes entitled to payment for his, her or its Dissenting Company Shares pursuant to the Cayman Act shall receive payment thereof from Company in accordance with the Cayman Act. The Company shall give Parent (prior to the Closing) or the Sponsor (after the Closing) prompt notice of any written demands for dissenters’ rights in respect of any Company Ordinary Share, attempted withdrawals of such demands and any other material developments related to any such demands and provide copies of all documents, instruments or other communications received by Company, any of its Subsidiaries or any of their respective Representatives related thereto and shall otherwise keep Parent (prior to the Closing) or the Sponsor (after the Closing) reasonably apprised as to the status and developments related to such matters, and Parent (prior to the Closing) or the Sponsor (after the Closing) shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Parent (prior to the Closing) or the Sponsor (after the Closing), make any payment or deliver any consideration (including Pubco Ordinary Shares) with respect to, settle or offer or agree to settle any such demands.

(b) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Parent Common Stock that are outstanding immediately prior to the Parent Merger Effective Time and that are held by stockholders of Parent who shall have neither voted in favor of the Parent Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Parent Common Stock in accordance with the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (“Dissenting Parent Shares”) shall not be converted into, and such stockholders shall have no right to receive, shares of Pubco Ordinary Shares in accordance with the terms of this ARTICLE III unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Shares held by any stockholder of Parent who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Parent Common Stock under the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, shares of Pubco Ordinary Shares, without any interest thereon, in accordance with the terms of this ARTICLE III.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to Parent and the Company Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”), (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to the Parent Parties as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Subsidiary of the Company (each a “Company Subsidiary”) is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries and each other entity in which the Company or any Company Subsidiary owns any equity or similar interest, together with the jurisdiction of incorporation of each Company Subsidiary or such other entity and the percentage of the equity interest of each Company Subsidiary or such other entity that is owned by the Company and each other Company Subsidiary, in each case, as of the date of this Agreement, is set forth in Section 4.01(b) of the Company Disclosure Schedule. As of the date of this Agreement, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity other than any entity set forth on Section 4.01(b) of the Company Disclosure Schedule.

Section 4.02 Organizational Documents. The Company has prior to the date of this Agreement made available to Parent in the Virtual Data Room a complete and correct copy of the Company Memorandum and Articles and the memorandum and articles of association, certificate of incorporation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified as of the date of this Agreement, of each Company Subsidiary. Such memoranda and articles of association, certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its memorandum and articles of association, certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 5,000,000 Company Ordinary Shares. As of the date of this Agreement, (A) 1,051,997 Company Ordinary Shares are issued and outstanding and (B) 0 Company Ordinary Shares are subject to outstanding Company Convertible Securities.

(b) There are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company or any Company Subsidiary. As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any outstanding equity appreciation rights, participations, phantom equity, restricted stock, restricted stock units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements to which the Company

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or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Capital Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Capital Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except for the Company Subsidiaries, the Company does not own any equity interests in any Person.

(c) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary.

(d) All outstanding Capital Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries, as applicable.

(e) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(f) Except for the Capital Stock held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g) Except as set forth on Section 4.02(h) of the Company Disclosure Schedule, all outstanding Capital Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted (i) in compliance in all material respects with applicable securities Laws and other applicable Laws and (ii) in compliance with any preemptive rights and other similar requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party.

Section 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been, and each Ancillary Agreement to which the Company is a party will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the Cayman Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has unanimously approved this Agreement and the Transactions. To the knowledge of the Company, except as provided under the Cayman Act, no state takeover Law is applicable to the Company Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the Cayman Act and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Memorandum and Articles or any equivalent organizational documents of the Company or

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any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing with and recordation of appropriate merger documents as required by the Cayman Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance.

(a) As of the date of this Agreement, each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Authority, necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have or would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. As of the date of this Agreement, neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(b) The business of the Company and its Subsidiaries, and each Company Product that is or has been developed or tested by or on behalf of the Company or the Subsidiaries, is in compliance in all material respects with all applicable Laws. This Section 4.06(b) shall not apply to Tax matters.

Section 4.07 Financial Statements.

(a) The Company has prior to the date of this Agreement made available to Parent in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2023 and the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2022, and the related consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Annual Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in all material respects in accordance with United States generally accepted accounting principles in effect as of the date of this Agreement (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except (A) as otherwise noted therein or (B) for any changes made in connection with the preparation of financial statements of the Company audited in accordance with the auditing standards of the PCAOB.

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(b) The Company has prior to the date of this Agreement made available to Parent in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2024 (the “Interim Financial Statements Date”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six-month period then ended (collectively, the “Interim Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c) Except as and to the extent set forth on the Annual Financial Statements or the Interim Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business or in connection with the consummation of the Transactions since the Interim Financial Statements Date, (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d) In the two (2) years prior to the date of this Agreement, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2023, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(g) All accounts payable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2023 through the date of this Agreement, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

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(h) The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s specific authorization; (ii) the preparation of the Company’s financial statements for external purposes are in conformity with GAAP and maintain asset accountability; (iii) access to assets is only permitted in accordance with management’s specific authorization and (iv) the Company’s records accurately reflect the transaction and disposition of assets, in all material respects.

(i) Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company as of the date of this Agreement,, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2023 through and until the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or the Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) neither the Company or any of the Company Subsidiaries have sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP) other than revocable non-exclusive licenses or sublicenses of Company Owned IP granted in the ordinary course of business in which grants of rights to use such Company Owned IP are incidental to performance under the agreement, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01(b), excluding the covenants set forth in Sections 6.01(b)(i), (vii), (viii), (ix) or (xiii).

Section 4.09 Absence of Litigation. There is no material Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. This Section 4.09 shall not apply to Tax matters.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”).

(b) With respect to each Plan, the Company has made available to Parent, if applicable, as of the date of this Agreement, (i) a true and complete copy of the current plan document and all amendments thereto (or a written summary if not reduced to writing) and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2020 filed IRS Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter, and (v) any non-routine correspondence to or from any Governmental Authority with respect to any Plan in the three (3) years prior to the date of this Agreement. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was in the two (2) years prior to the date of this Agreement, nor does the Company, any Company Subsidiary or any ERISA Affiliate have or reasonably expect to have any liability or obligation (contingent or otherwise) under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to

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Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under ERISA, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414 of the Code.

(d) As of the date of this Agreement and except as disclosed to the Parent in writing, neither the Company nor any Company Subsidiary is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction (whether alone or in connection with another event), nor will any such Transaction (whether alone or in connection with another event) (i) accelerate the time of payment or vesting, (ii) increase the amount or cause the funding of, of any benefit or other compensation due to any individual, (iii) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any other Person to amend or terminate any Employee Benefit Plan; (iv) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code.

(e) Except as disclosed to the Parent in writing, none of the Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder (at the sole cost of such current or former employee, officer, director or consultant).

(f) Each Plan is and has been for the six (6) years prior to the date of this Agreement in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and each Company Subsidiary have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation, and have no knowledge, of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from U.S. federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company, any Company Subsidiary or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been made to the extent due on or before their respective due dates or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

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(j) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code is in documentary compliance with, and has been administered and operated in compliance with, the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct and complete list of all employees of the Company and any Company Subsidiary, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth, as of the date of this Agreement, for each such individual the following, on a no name basis: (i) title or position (including whether full or part time); (ii) hire date and service commencement date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees; (ii) neither the Company nor any Company Subsidiary is, nor has either the Company or any Company Subsidiary been in the two (2) years prior to the date of this Agreement, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to Persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and have been in the two (2) years prior to the date of this Agreement in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, and collective bargaining as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

Section 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, the street address of each parcel of Leased Real Property, and sets forth, as of the date of this Agreement, a list of each lease, sublease, license or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or occupies any real property (each, a “Lease”), with the name of the lessor or any other party thereto, and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have prior to the date of this Agreement been made available to Parent in the Virtual Data Room. Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule as of the date of this Agreement, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any Person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and the

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Company Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company, nor any Company Subsidiary, has subleased, sublicensed or otherwise granted to any Person any right to use, occupy or possess any portion of the Leased Real Property.

(c) Other than any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule, as updated, contains a true, correct and complete list, as of the date of this Agreement, of all of the following that are (as applicable) owned or purported to be owned, used or held for use by the Company or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all material, unregistered trademarks and brand names constituting Company Owned IP, (iii) domain names and social media accounts used or held for use by the Company in the conduct of the business and (iv) all material Contracts to use any Company Licensed IP (other than (x) Contracts for Off-the-Shelf Software, (y) commercially available service agreements to Business Systems (other than Software), and (z) any Intellectual Property licenses ancillary to the purchase or use of services, equipment, reagents or other materials incorporated into the Products. The Company shall be permitted to provide an updated Section 4.13(a) of the Company Disclosure Schedule within fifteen (15) Business Days after the date hereof.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries own, have valid and enforceable licenses for, or otherwise have adequate rights to use, all Intellectual Property and technology that are or would reasonably be expected to be material to their business as currently conducted (including upon the commercialization of products or services described in the Registration Statement, the Company Disclosure Schedule or the Prospectus as under development) or to the development, manufacture, operation and sale of any products and services sold by the Company or any Company Subsidiary, and the consummation of the Transactions will not conflict with, alter or impair any such rights. No Company IP, or, to the Company’s Knowledge, Company Licensed IP, has been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or in part. The Company IP constitutes all Intellectual Property rights necessary for, or to the knowledge of the Company, otherwise used in, the operation of the business of the Company and the Company Subsidiaries as currently conducted and is sufficient for the conduct of such business as currently conducted, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.

(c) Other than as set forth in Section 4.13(c) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries (i) exclusively owns (beneficially and, with respect to Registered Intellectual Property, as record owner), free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and, (ii) has the right to use, pursuant to a valid and enforceable Contract, all Company Licensed IP. All Company Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company Owned IP is threatened in writing, or, to the Company’s knowledge, pending, and, to the Company’s knowledge, no loss or expiration of exclusively in-licensed Company IP is threatened in writing or pending. To the Company’s knowledge, the Company and the Company Subsidiaries have complied in all material respects with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or one of the Company Subsidiaries, and all such agreements are in full force and effect.

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(d) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of its Trade Secrets and other material Confidential Information, including requiring all Persons having access thereto to execute written non-disclosure agreements. Neither the Company nor any Company Subsidiary has disclosed any Trade Secrets or other Confidential Information to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality of and protect such Confidential Information. To the Company’s knowledge, no Trade Secrets of the Company have been disclosed by the Company in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(e) Other than as set forth in Section 4.13(e) of the Company Disclosure Schedules, (i) during the three (3) years prior to the date of this Agreement there have been no claims filed or claims threatened in writing, against the Company or any Company Subsidiary, by any Person (A) contesting the validity, use, ownership, enforceability, scope, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any valid Intellectual Property rights of other Persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other Person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) as currently conducted does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons; (iii) to the Company’s knowledge and except as disclosed to the Parent in writing, no other Person has infringed, misappropriated or violated any of the Company IP, and no such action, suit, proceeding or claim alleging such infringement, misappropriation or violation of Company IP has been filed or threatened in writing by the Company or its Subsidiaries against any other Person; (iv) to the Company’s knowledge, there would be no threatened action, suit, proceeding or claim by others that the Company or one of the Company Subsidiaries would, upon the commercialization of any product or service described in the Registration Statement, the Company Disclosure Schedules or the Prospectus, infringe, misappropriate or otherwise violate, any patent, trademark, tradename, service name, copyright, trade secret or other Intellectual Property or proprietary right of another; and (v) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim.

(f) To the Company’s knowledge, there is no prior art or other information that may render any Patent within the Company Owned IP invalid or unenforceable or that may render any Patent application within such Intellectual Property unpatentable that has not been disclosed to the U.S. Patent and Trademark Office or any foreign equivalent thereto. To the Company’s knowledge, there are no material defects in any of the Company Owned IP. The product candidates described in the Company Disclosure Schedules as under development or commercialization by the Company or any Company Subsidiary fall within the scope of the claims of one or more Patent or pending Patent application owned by, or exclusively licensed to, the Company or any Company Subsidiary.

(g) Other than as set forth in Section 4.13(g) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP.

(h) Other than as set forth in Section 4.13(h) of the Company Disclosure Schedule, all Persons who have contributed, developed or conceived any Company Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, pursuant to which such Persons assigned or have an obligation to assign to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of or related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further ongoing consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property; or, with respect to Intellectual Property rights that cannot be assigned (e.g., “moral rights” in certain jurisdictions), such Person has unconditionally and irrevocably waived the enforcement thereof, and no such Person has excluded works or inventions from such assignment. To the Company’s knowledge, no current or former employee, director or officer of the Company or one of the Company Subsidiaries or any consultant who has contributed, developed or conceived of any Company Owned IP is or has been in violation of any term of any employment or consulting contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment or other engagement with the Company or Company Subsidiary.

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(i) No Related Party, nor any current or former partner, director, stockholder, officer or employee of the Company or Company Subsidiaries or of any Related Party will, after giving effect to the transactions contemplated hereby, own, license or retain any rights in any of the Intellectual Property owned, used or held for use (including for defensive purposes) by the Company in the conduct of the business as currently conducted.

(j) Section 4.13(j) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all Open Source Software that has been used in connection with any Products.

(k) The Company and the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the current needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge, in the three (3) years prior to the date of this Agreement, there has not been any failure with respect to any of the Business Systems that are material to the conduct of the Company’s and the Company Subsidiaries’ business that has not been remedied or replaced in all material respects.

(l) The Company and each of the Company Subsidiaries currently and during the three (3) years prior to the date of this Agreement have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company or a Company Subsidiary, respectively, published on a Company website or otherwise made publicly available by the Company or a Company Subsidiary concerning the collection, dissemination, storage, use or other Processing of Personal Information or Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound to adhere, and (iv) all Contracts that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented data security safeguards that are designed to protect the security and integrity of the Business Systems and any Personal Information and that are otherwise consistent with the Data Security Requirements. The Company’s and the Company Subsidiaries’ employees and contractors receive commercially reasonable training on information security issues. Section 4.13(l) of the Company Disclosure Schedule identifies any Contracts under which Business Data or Personal Information of the Company or the Company Subsidiaries is hosted or processed on the systems or networks of third parties, including cloud computing arrangements. To the Company’s knowledge there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components. For the two (2) years prior to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has (i) experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or Business Data; or (ii) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements. All processing, storing and transmitting of payment card data by or for the Company and the Company Subsidiaries is compliant with PCI DSS.

(m) The Company or one of the Company Subsidiaries (i) owns the Business Data constituting Company Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of and otherwise Process the other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub, or Parent from receiving, using or otherwise Processing Personal Information after the Closing Date, in a similar manner in which the Company and the Company Subsidiaries receive, use and otherwise Process such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

Section 4.14 Taxes.

(a) The Company and each Company Subsidiary: (i) have duly and timely filed all material Tax Returns that they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as
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of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); and (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes (each, a “Tax Claim”) pending or asserted, proposed or threatened in writing for a Tax period for which the statute of limitations for a Tax assessment remains open, other than any Tax Claims that have since been resolved. The unpaid Taxes of the Company and the Company Subsidiaries as of the Interim Financial Statements Date did not materially exceed the reserves for Taxes (other than any reserves for deferred Taxes established to reflect timing differences between book and taxable income) of the Company and the Company Subsidiaries set forth in the Interim Financial Statements.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes (each, an “Ordinary Commercial Agreement”).

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of any change in method of accounting made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) entered into or created, respectively, prior to the Closing; or (v) prepaid amount received or deferred revenue booked prior to the Closing.

(d) The Company and each Company Subsidiary have withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, have complied in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group of which the Company or a Company Subsidiary was the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract.

(g) Neither the Company nor any Company Subsidiary has any request for a material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or private letter ruling from any Governmental Authority.

(h) The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of the U.S. federal income Tax Returns filed by the Company for the Tax year ended December 31, 2020, and each of the four prior Tax years prior to such Tax year.

(i) Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

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(k) Neither the IRS nor any other Governmental Authority has asserted in writing against the Company or any Company Subsidiary any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(l) There are no Liens for Taxes (other than Permitted Liens) upon any assets of the Company or any Company Subsidiary.

(m) Neither the Company nor any Company Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) Neither the Company nor any Company Subsidiary has received any written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) Neither the Company nor any Company Subsidiary has received any written claim from a Governmental Authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(p) For U.S. federal income Tax purposes, the Company is, and has been since its formation, classified as a corporation.

(q) The Company has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 4.15 Environmental Matters. Each of the Company and each Company Subsidiary is not materially violating, and for the five (5) years prior to the date of this Agreement has not materially violated, any applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with, and no Company or Company Subsidiary has Released, any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually or allegedly liable, or to the Company’s knowledge, potentially liable, pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”), and the Company and each Company Subsidiary is, and has since January 1, 2018 been, in compliance in all material respects with such Environmental Permits; and (e) neither the Company nor any Company Subsidiary is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of or, or material liability under, Environmental Laws.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such Contracts as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all Contracts with consideration payable to the Company or any of the Company Subsidiaries of more than $150,000, in the aggregate, over any 12-month period;

(ii) each Contract requiring payment by or to the Company after the date of this Agreement in excess of $150,000 pursuant to its express terms relating to (A) any agreement involving provision of services or products with respect to any pre-clinical development activities of the Company or (B) any alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing

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obligations to develop any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property rights that will not be owned, in whole or in part, by the Company;

(iii) all Contracts pursuant to which the Company or any Company Subsidiary has engaged any third party to manage the business of the Company or any Company Subsidiary (excluding contracts for employment), to the extent material to the business of the Company or any Company Subsidiary;

(iv) all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party or which otherwise govern the use of any Company Owned IP, other than any Company Permits;

(v) all Contracts evidencing indebtedness for borrowed money in an amount greater than $150,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guaranteeing the debts or other obligations of any Person;

(vi) all Contracts pursuant to which the Company or a Company Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones which would result in a payment in excess of $150,000 or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case that cannot be terminated by the Company without penalty, or without more than sixty (60) days’ notice without material payment or penalty;

(vii) all Contracts establishing any partnership, joint venture, strategic alliance or other collaboration or similar arrangement between the Company or any Company Subsidiary, on the one hand, and any third party, on the other hand (including with respect to the Products);

(viii) any Contract relating to the acquisition or disposition of any business or asset (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Affiliates has or will have obligations with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(ix) all Contracts that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time excluding customary confidentiality clauses;

(x) all Contracts that result in any Person or entity holding a power of attorney from the Company or any Company Subsidiary that materially relates to the Company, any Company Subsidiary or materially impacts their respective business;

(xi) all Leases, and all leases or master leases of personal property, reasonably likely to result in annual payments of $150,000 or more in a 12-month period;

(xii) all Contracts involving use of or granting licenses to the Company or any of the Company Subsidiaries with respect to any Company Licensed IP that are material to the business of the Company;

(xiii) all Contracts which involve the license or grant of rights to Company Owned IP by the Company or the Company Subsidiaries, other than (A) collaboration agreements entered into on the form of such agreement made available in the Virtual Data Room or (B) and license agreements granted in the ordinary course of business to customers in connection with Products or to suppliers or service providers in the ordinary course of business solely for the purpose of enabling such suppliers or service providers to provide services for the benefit of the Company or the Company Subsidiaries;

(xiv) all Contracts under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis or which otherwise establishes any exclusive sale or distribution obligation with respect to any Product or geographic area;

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(xv) all Contracts for the development of Company Owned IP for the benefit of the Company that are material to the Company, other than employment, consulting and collaboration agreements entered into on the form of such agreement made available in the Virtual Data Room, without material modification;

(xvi) all Contracts under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Company Subsidiary;

(xvii) all Contracts that provide for the settlement of any material Action that contains any ongoing material obligation on the Company or the Company Subsidiaries; and

(xviii) all Contracts between the Company and any holders of more than 2% of the Company’s Capital Stock (assuming the full conversion or exercise of all Company Securities held by such Person) that relate to such stockholder’s ownership of Company Securities.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of any material default under any such Material Contract. As of the date of this Agreement, the Company has furnished or made available to Parent in the Virtual Data Room true and complete copies, in all respects, of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Vote Required. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19 Certain Business Practices.

(a) For the three (3) years prior to the date of this Agreement, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery.

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(b) For the three (3) years prior to the date of this Agreement, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company or any Company Subsidiary; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Company Subsidiary.

(c) There are no, and for the three (3) years prior to the date of this Agreement, there have not been any, material internal investigations, external investigations to which the Company has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any Company Subsidiary, or any immediate family of any of the foregoing, to the Company’s knowledge, has or has had, directly or indirectly as of the date of this Agreement: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Contract disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any Contract with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 4.20. The Company and the Company Subsidiaries have not, for the two (2) years prior to the date of this Agreement, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.21 Brokers. Except as set forth on Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.22 FDA. As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any Company Subsidiary (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have a Material Adverse Effect. There is no pending, completed or, to the Company’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any Company Subsidiary, and none of the Company or any Company Subsidiary has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any Company Subsidiary, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any Company Subsidiary, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company or any Company Subsidiary, and which, either individually or in the aggregate, would have a Material Adverse Effect. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or

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use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.

Section 4.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE IV (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Parent Parties, their respective Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Parent Parties, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Parent Parties, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF Parent Parties

Except as set forth in Parent’s disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) and in Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), the Parent Parties hereby represent and warrant to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each Parent Party is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Parent Material Adverse Effect.

(b) Pubco is the only Subsidiary of Parent and the Merger Subs are the only Subsidiaries of Pubco. Except for Pubco and the Merger Subs, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other Person.

Section 5.02 Governing Documents. Each of the Parent Parties has heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents, Pubco Organizational Documents, the Parent Merger Sub Organizational Documents and the Company Merger Sub Organizational Documents. The Parent Organizational Documents, Pubco Organizational Documents, the Parent Merger Sub Organizational Documents and the Company Merger Sub Organizational Documents are in full force and effect. No Parent Party is in violation of any of the provisions of its respective organizational documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of Parent Preferred Stock, par value $0.0001 per share. As of the date of this Agreement, (A) 7,907,013 shares of Parent Common Stock are issued and outstanding (which includes 893,712 shares subject to Redemption Rights), (B) no shares of Parent Preferred Stock are issued and

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outstanding, (C) no shares of Parent Common Stock are held in the treasury of Parent, (D) 11,500,000 redeemable warrants to purchase Parent Common Stock and 5,425,000 private placement warrants to purchase Parent Common Stock are issued and outstanding and (E) 11,500,000 Parent Rights are issued and outstanding. Each Parent Warrant is exercisable for the number of shares of Parent Common Stock stated in each Parent Warrant at an exercise price of $11.50 per share.

(b) All outstanding shares of Parent Common Stock, Parent Warrants and Parent Rights (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are not subject to any preemptive rights, (iii) have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and (iv) were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents.

(c) Other than the Parent Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. Parent is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Parent Common Stock or any of the equity interests or other securities of Parent. Except for Pubco and the Merger Subs, Parent does not own any equity interests in any Person.

(d) Other than Redemption Rights, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Persons.

Section 5.04 Authority Relative to this Agreement. Each Parent Party has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which they are a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, in each case subject to obtainment of the Parent Stockholder Approval or the approval of Pubco as the sole stockholder of each of the Merger Subs, as applicable. The execution and delivery of this Agreement by each Parent Party and the consummation by each Parent Party of the Transactions have been, and each Ancillary Agreement to which they are a party will be, duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of any Parent Party is necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than (a) with respect to the Mergers, (i) the Parent Stockholder Approval, the approval by Parent, as the sole stockholder of Pubco Merger Sub, and the approval of Pubco as the sole stockholder of each of the Merger Subs, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL and the Cayman Act, as applicable, and (b) with respect to the issuance of Pubco Ordinary Shares and the amendment and restatement of the Pubco Memorandum and Articles pursuant to this Agreement, the Parent Stockholder Approval). This Agreement has been duly and validly executed and delivered by each of the Parent Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Parent Party enforceable against it, in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each Parent Party does not, and the performance of this Agreement by each Parent Party will not, (i) conflict with or violate such Parent Party’s organizational documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to such Parent Party or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Parent Party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Parent Party is a party or by which such Parent Party or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Parent Material Adverse Effect.

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(b) The execution and delivery of this Agreement by each Parent Party does not, and the performance of this Agreement by each Parent Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and Cayman Act, as applicable, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent any Parent Party from performing its material obligations under this Agreement.

Section 5.06 Compliance. No Parent Party is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to it, by which any property or asset of such Parent Party is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Parent Party is a party or by which such Parent Party or any property or asset of Parent Party is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Parent Material Adverse Effect. Each Parent Party is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted. This Section 5.06 shall not apply to Tax matters.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Except as set forth on Section 5.7(a) of the Parent Disclosure Schedule, Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since November 23, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective dates, the Parent SEC Reports (i) complied with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Except as set forth on Section 5.7(b) of the Parent Disclosure Schedule, each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) Except as and to the extent set forth in the Parent SEC Reports, Parent has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s business.

(d) Parent is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other

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documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(f) Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Parent has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data. Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involves management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Parent. Since December 31, 2019, there have been no material changes in Parent internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since December 31, 2021, except as expressly contemplated by this Agreement, (a) Parent has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) there has not been any Parent Material Adverse Effect, and (c) Parent has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02(b).

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. This Section 5.09 shall not apply to Tax matters.

Section 5.10 Board Approval; Vote Required.

(a) The Parent Board, by resolutions duly adopted by unanimous vote of the members of the Parent Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Ancillary Agreements to which Parent is a party, the Mergers and the other Transactions are fair to, and in the best interests of, Parent and its stockholders, and declared their advisability,

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(ii) approved (A) this Agreement, the Ancillary Agreements, the Mergers and the other Transactions to which Parent is a party, (B) the payment of the Aggregate Company Merger Consideration to the Participating Securityholders pursuant to this Agreement, (C) the issuance of Pubco Ordinary Shares in connection with the Mergers, (D) the amendment and restatement of the Pubco Memorandum and Articles, and (E) the Pubco LTIP, and (iii) adopted a resolution recommending that the stockholders of Parent vote in favor of all Parent Proposals, including, without limitation, adoption of this Agreement and approval of the Mergers and the other Transactions to which Parent is a party, and directing that this Agreement, the Mergers and the other Transactions to which Parent is a party be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Parent necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock.

(c) Each of the Pubco Board, the Parent Merger Sub Board and the Company Merger Sub Board, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Ancillary Agreements to which such Parent Party is a party, the Parent Merger and/or the Company Merger, as applicable, and the other Transactions to which such Parent Party is a party are fair to and in the best interests of such Parent Party and its sole stockholder, and declared their advisability, (ii) adopted this Agreement and approved the Parent Merger and/or the Company Merger, as applicable, and the other Transactions to which such Parent Party is a party, and (iii) recommended that Parent as the sole stockholder of Pubco, and Pubco as the sole stockholder of each of the Merger Subs, as applicable, adopt this Agreement and approve the Parent Merger and/or the Company Merger, as applicable, and the other Transactions to which such Parent Party is a party and directed that this Agreement, the Parent Merger and/or the Company Merger, as applicable, and the other Transactions to which such Parent Party is a party be submitted for consideration by Parent as the sole stockholder of Pubco or by Pubco as the sole stockholder of each of the Merger Subs, as applicable.

(d) The only vote of the holders of any class or series of capital stock of the Merger Subs that is necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of Pubco as the sole stockholder of the Merger Subs. The only vote of the holders of any class or series of capital stock of Pubco that is necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of Parent as the sole stockholder of Pubco.

Section 5.11 No Prior Operations of Pubco and the Merger Subs. Each of Pubco, Parent Merger Sub and Company Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12 Brokers. Except as set forth on Section 5.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Party.

Section 5.13 Parent Trust Fund. As of the date of this Agreement, Parent has no less than $17,700,000 held in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in cash and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of November 23, 2020, between Parent and the Trustee (the “Trust Agreement”). Except as set forth in Section 5.13 of the Parent Disclosure Schedule or in connection with the Extension Proposal, the Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the knowledge of Parent, the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Parent, that would entitle any Person (other than stockholders of Parent who shall have elected to exercise their Redemption Rights pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance

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with the provisions of the Parent Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent at the Effective Time.

Section 5.14 Employees. Other than any officers of Parent as described in the Parent SEC Reports, Parent has never employed any employees. Other than consultants and advisors retained in the ordinary course of business (including in connection with the Transactions) or as described in the Parent SEC Reports, Parent has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, officer or director. Parent has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Except as set forth in Section 5.14 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment becoming due to any director, officer or employee of Parent, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which Parent is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any Person.

Section 5.15 Taxes.

(a) Parent (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Parent is otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or are otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which assessment or deficiency has not yet been resolved; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Parent is not party to, bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) To the knowledge of Parent, as of the date hereof, Parent is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code.

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(d) Parent has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) Parent has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) Parent does not have any material liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Parent does not have any request for a material ruling in respect of Taxes pending between Parent, on the one hand, and any Tax authority, on the other hand.

(h) Parent has made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by Parent for the 2020 tax year.

(i) Parent has not since incorporation distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Parent has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) There are no Tax liens upon any assets of Parent except for Permitted Liens.

(l) Parent (A) is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(2) or (B) has not received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. Parent has not made an election under Section 965(h) of the Code.

(m) Parent has not taken or agreed to take any action and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(n) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 5.15 shall constitute the only representations and warranties by the Parent with respect to Taxes.

Section 5.16 Registration and Listing. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BREZ”. The issued and outstanding Parent Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BREZR”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BREZW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the shares of Parent Common Stock, Parent Warrants or Parent Rights or terminate the listing of Parent on the Nasdaq Capital Market. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the shares of Parent Common Stock, the Parent Warrants or the Parent Rights under the Exchange Act.

Section 5.17 Prior Business Operations. Parent has limited its activities in all material respects to those activities (a) contemplated in the prospectus of Parent, dated as of November 23, 2020, or (b) otherwise necessary to consummate the Transactions.

Section 5.18 Parent Material Contracts. The SPAC SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent is party (the “Parent Material Contracts”). Each Parent Material Contract is in full force and effect and, to the knowledge of Parent, is valid

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and binding upon and enforceable against each of the parties thereto (subject to the Remedies Exception), except insofar as enforceability may be limited by the Remedies Exceptions. True and complete copies of all Parent Material Contracts have been made available to the Company.

Section 5.19 Proxy Statement and Registration Statement. None of the information relating to Parent or Pubco supplied by such Parent Party in writing for inclusion in the Proxy Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Parent Stockholders’ Meeting, or at the Parent Merger Effective Time or Company Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that neither Parent nor Pubco makes any representation with respect to any forward-looking statements supplied by or on behalf of such Parent Party for inclusion in, or relating to information to be included in the Proxy Statement or Registration Statement.

Section 5.20 Investment Company Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

Section 5.21 Transactions with Affiliates. Section 5.21 of the Parent Disclosure Schedule sets forth all Contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager director or indirect equityholder (including the Sponsor) or Affiliate of either Parent or the Sponsor, on the other hand (each Person identified in this part (b), a “Parent Related Party”). Except as set forth in Section 5.21 of the Parent Disclosure Schedule, no Parent Related Party (i) owns any interest in any material asset used in the business of Parent, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Parent, or (iii) owes any material amount to, or is owed any material amount by, Parent. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.21 are referred to herein as “Parent Related Party Transactions.”

Section 5.22 Legacy Parent Transaction Expenses. The Legacy Parent Transaction Expenses set forth on Section 1.01 of the Parent Disclosure Schedule include in all material respects all costs, fees and expenses incurred by the Parent Parties in connection with (a) any proposed Business Combination of Parent other than the Transactions, including any fees and expenses of legal counsel to the Parent Parties and of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of the Parent Parties in connection with any such transactions, (b) the preparation and filing with the SEC of any proxy statement prior to the date hereof for the purpose of amending the Parent Organizational Documents and the Trust Agreement to extend the time period for Parent to consummate a Business Combination, including the value of any additional securities or economic inducements offered to stockholders of Parent in connection therewith and the costs, fees and expenses of any legal counsel or any other service providers engaged in connection therewith, (c) any amounts due to the underwriters of Parent’s IPO in connection with any proposed Business Combination of Parent other than the Transactions and which are not duplicative with such amounts due in connection with the Transactions, or (d) entering into any agreements with any stockholders of Parent to incentivize them to either unwind or facilitate the unwinding of their respective exercise of applicable Redemption Rights in connection with any proposed Business Combination of Parent other than the Transactions or any proxy statement prior to the date hereof for the purpose of amending the Parent Organizational Documents and the Trust Agreement to extend the time period for Parent to consummate a Business Combination.

Section 5.23 The Parent Parties’ Investigation and Reliance. Each Parent Party is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by the Parent Parties, together with expert advisors, including legal counsel, that they have engaged for such purpose. The Parent Parties and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. No Parent Party is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in ARTICLE IV (as modified by the Company Disclosure Schedule) or the Company Officer’s Certificate. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any

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liability to any Parent Party or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Parent Parties, or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE Company MERGER

Section 6.01 Conduct of Business by the Company Pending the Company Merger.

(a) The Company agrees that, between the Effective Date and the Closing or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall use its reasonable best efforts to, and shall cause each Company Subsidiary to use its reasonable best efforts to, conduct its business in the ordinary course of business; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and Key Employees of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change the Company Memorandum and Articles or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, provided that none of (1) the consummation of one or more private placement transactions by the Company of any equity securities (or securities convertible into or exercisable for equity securities) of the Company prior to the Company Merger Effective Time which raise no more than $100,000,000 in the aggregate, and (2) the consummation of any initial sale of any shares of capital stock of the Company in an underwritten public offering registered under the Securities Act or any direct listing of any shares of capital stock of the Company on a securities exchange or securities market (collectively, the “Permitted Financings”), or the issuance of any Permitted Financing Securities in connection therewith, shall require the consent of Parent; or (B) any material assets of the Company or any Company Subsidiary, other than sales of assets in the ordinary course of business;

(iii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiaries (other than the Company Merger or in connection with any Permitted Financing), acquire any equity interest or other interest in any other entity other than a Company Subsidiary or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

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(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, excluding any dividend payable in the form of shares of Capital Stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, other than a Company Subsidiary; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets, in excess of $5,000,000 in the aggregate, other than in connection with a Permitted Financing;

(vii) (A) except as provided for through the Employment Agreements, grant any increase in the compensation or incentives payable or to become payable to any current or former director, officer, employee (including any Key Employee) or service provider of the Company or any Company Subsidiary that has a base salary or compensation in excess of $150,000 (each, a “Company Service Provider”), (B) except through or in connection with the Employment Agreements, enter into any new, or terminate or amend any existing, employment, retention, bonus, change in control, or termination agreement with any Company Service Provider, (C) except as provided for through the Employment Agreements, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any Company Service Provider, or (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees; provided, however, that notwithstanding anything herein to the contrary, the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required under the terms of any Plan in existence as of the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or, for employees (other than Key Employees), in the ordinary course of business consistent with past practice, (2) change the title of its employees (other than Key Employees) in the ordinary course of business, and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans existing on the date of this Agreement;

(viii) other than as required by Law or pursuant to the terms of a Plan entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or as provided for through the Employment Agreements, grant any severance or termination pay to (A) any Key Employee or any director or officer of the Company or of any Company Subsidiary, or (B) other than in the ordinary course of business consistent with past practice, any other current employee of the Company or of any Company Subsidiary;

(ix) adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions or (C) in connection with health and welfare plan renewals in the ordinary course of business consistent with past practice (provided that such renewals do not materially increase the cost to the Company or any Company Subsidiary of providing such benefits);

(x) waive the restrictive covenant obligations of any employee of the Company or any Company Subsidiary;

(xi) materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as may be required by a change in GAAP;

(xii) make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes, execute any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or enter into any Tax sharing or similar agreement in respect of material Taxes (other than an Ordinary Commercial Agreement);

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(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiv) (A) exclusively license, sell, transfer, assign or otherwise dispose of, divest or spin-off, any material Company IP or other material Intellectual Property used or held for use in the business of the Company and the Company Subsidiaries, (B) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in, any material Company IP, or (C) disclose or otherwise make available to any Person who is not subject to a written agreement to maintain the confidentiality of such trade secrets any material Trade Secret included in the Company IP;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $1,000,000 in the aggregate; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. During the Interim Period, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

Section 6.02 Conduct of Business by the Parent Parties Pending the Mergers.

(a) Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, and except as set forth on Section 6.02 of the Parent Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Parent agrees that during the Interim Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Parent Parties shall be conducted in the ordinary course of business and in a manner consistent with past practice.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, as set forth on Section 6.02 of the Parent Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Parent Party shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change such Parent Party’s organizational documents or form any Subsidiary of Parent other than Pubco and the Merger Subs;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Common Stock, Parent Rights or Parent Warrants except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of any Parent Party, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Parent Party;

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(v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii) make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes, execute any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or enter into any Tax sharing or similar agreement in respect of material Taxes (other than an Ordinary Commercial Agreement);

(ix) liquidate, dissolve, reorganize or otherwise wind up the business and operations of any Parent Party;

(x) amend, waive, modify or consent to the termination of the Trust Agreement or any other agreement related to the Trust Account;

(xi) (A) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts to which a Parent Party is party (including engagement letters with financial advisors) in a manner that would materially and adversely affect Parent or any of its Subsidiaries after the Closing or would impose material liabilities on any Parent or any of its Subsidiaries after the Closing, or (B) enter into any Contract that would entitle any third party to any bonuses, payments or other fees upon or conditioned upon the consummation of the Closing, other than any services providers engaged by Parent prior to the Closing for printing, mailing and solicitation services with respect to the Proxy Statement or the Registration Statement; or

(xii) enter into, renew, modify or revise any Parent Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Parent Related Party Transaction); or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03 Claims Against Trust Account. Reference is made to the final prospectus of Parent, dated as of November 23, 2020 and filed with the SEC (Registration No. 333-249677) on November 24, 2020 (the “Prospectus”). The Company hereby represents and warrants that it understands that Parent has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public stockholders (including overallotment shares acquired by Parent’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Parent may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Parent Common Stock in connection with the consummation of Parent’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if Parent fails to consummate a Business Combination within 12 months after the closing of the IPO, subject to extension by amendment to Parent’s

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organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts as necessary to pay any Taxes and up to $100,000 in dissolution expenses, or (d) to Parent after or concurrently with the consummation of a Business Combination. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any Person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event (a) the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of Parent, whether in the form of money damages or injunctive relief, and (b) Parent and its Representatives, as applicable, prevails in such action or proceeding, Parent or its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As soon as reasonably practicable following the date of this Agreement, (i) Parent (with the assistance and cooperation of the Company as reasonably requested by Parent) shall prepare and Pubco shall file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Parent, in which Parent shall solicit proxies from Parent’s stockholders to vote at the special meeting of Parent’s stockholders called for the purpose of voting on the following matters (the “Parent Stockholders’ Meeting”) in favor of (A) the adoption of this Agreement and approval of the Mergers, (B) the issuance of Pubco Ordinary Shares as contemplated by this Agreement, (C) the approval and adoption of the Amended and Restated Pubco Memorandum and Articles, (D) the approval and adoption of an equity incentive plan, in form and substance reasonably acceptable to Parent and the Company that provides for grant of awards to employees and other service providers of the Company Surviving Subsidiary and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on Pubco Ordinary Shares with a total pool of awards of Pubco Ordinary Shares not exceeding, together with the number of shares of Parent Common Stock that would be issuable immediately after the Company Merger Effective Time and the Parent Merger Effective Time upon the vesting of all Converted RSUs or Converted Options, 10% of the number of Pubco Ordinary Shares outstanding as of immediately following the Closing (the “Pubco LTIP”), which Pubco LTIP shall have an annual “evergreen” increase of not more than 3% of Pubco Ordinary Shares outstanding as of the day prior to such increase, and (E) any approval of other proposals the parties deem

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necessary to effectuate the Mergers and the other Transactions (collectively, the “Parent Proposals”), and (ii) Parent shall prepare and Pubco shall file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”), which Registration Statement shall include the Proxy Statement in connection with the registration under the Securities Act of Pubco Ordinary Shares and the Pubco Assumed Parent Warrants to be issued to Participating Securityholders and/or holders of Parent securities, as applicable, pursuant to this Agreement.

(b) Pubco and Parent shall (w) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, Parent shall mail (or cause to be mailed) the Proxy Statement to its stockholders. Each of Parent, Pubco and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(c) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Pubco or Parent without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Parent and Pubco, on the one hand, and the Company, on the other hand, each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock or the Pubco Assumed Parent Warrants to be issued or issuable to Participating Securityholders and/or holders of Parent securities, as applicable, in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Pubco, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(d) Each of Parent and Pubco represents that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholders’ Meeting, (iv) the Company Merger Effective Time, and (v) the Parent Merger Effective Time. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to any of the Parent Parties, or their respective officers or directors, should be discovered by Parent or Pubco which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that each of Parent and Pubco is responsible for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholders’ Meeting, (iv) the Parent Merger Effective Time, and (iv) the Company Merger Effective Time. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent.

(f) As promptly as practicable after the initial filing of the Registration Statement, the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) shall prepare an information statement relating to the action to be taken by the stockholders of the Company pursuant to the Written

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Consent. As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall deliver the Consent Solicitation Statement and the prospectus contained in the Registration Statement to its stockholders.

Section 7.02 Parent Stockholders’ Meeting; Pubco and Merger Subs Stockholder’s Approval.

(a) Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of Parent) for the purpose of voting solely upon the Parent Proposals; provided that, with the prior consultation of the Company, Parent may postpone or adjourn the Parent Stockholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate upon the good faith determination by the Parent Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Proposals or otherwise take actions consistent with Parent’s obligations pursuant to Section 7.10 of this Agreement. Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Parent Proposals. The Parent Board shall recommend to its stockholders that they approve the Parent Proposals (the “Parent Board Recommendation”) and shall include such recommendation in the Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify the Parent Board Recommendation, (ii) publicly propose to change, withdraw, withhold, qualify or modify the Parent Board Recommendation or (iii) fail to include the Parent Board Recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement (and in any event within twenty-four (24) hours herefrom), (i) Parent shall adopt this Agreement and approve the Mergers and the other Transactions in its capacity as the sole stockholder of Pubco, and (ii) Pubco shall adopt this Agreement and approve the Mergers and the other Transactions in its capacity as the sole stockholders of each of the Merger Subs.

Section 7.03 Requisite Approval. Upon the terms set forth in this Agreement, (a) the Company shall (i) obtain the irrevocable written consent, in form and substance reasonably acceptable to Parent, of holders of Capital Stock constituting the Requisite Approval in favor of the adoption of this Agreement and the approval of the Company Merger and the other Transactions (the “Written Consent”), as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective, and (b) the Company Board shall recommend to its stockholders that they adopt this Agreement and approve the Company Merger and the other Transactions to which the Company is a party (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Consent Solicitation Statement.

Section 7.04 Access to Information; Confidentiality.

(a) During the Interim Period, the Company and Parent shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.12(c). Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

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(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Nondisclosure Agreement, dated as of August 9, 2024 (the “Non-Disclosure Agreement”), between Parent and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party hereto (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such Tax advisor as reasonably necessary such treatment and structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.

Section 7.05 Non-Solicitation.

(a) During the Interim Period, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do, or do, any of the foregoing. The Company also agrees that, immediately following the execution of this Agreement, it shall, and shall cause each of its Subsidiaries and its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within five (5) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal (and with whom the Company has had contact in the twelve (12) months prior to the date of this Agreement regarding an Acquisition Proposal) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof in accordance with the terms of the confidentiality agreement executed with such Person and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than two (2) Business Days after such party becomes aware of such inquiry or proposal) notify such Person in writing of the terms of this Section 7.05. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.05 by any of the Company Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 7.05 by the Company.

(b) For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than the Parent Parties, or their respective Affiliates) relating to, in a single transaction or series of related transactions, (i) any direct or indirect acquisition or purchase of a business that constitutes fifty percent (50%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition of fifty percent (50%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (iii) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of fifty percent (50%) or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning fifty percent (50%) or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes fifty percent (50%) or more of the net revenues, net income or assets of

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the Company and its Subsidiaries, taken as a whole) or (iv) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of fifty percent (50%) or more of the total voting power of the equity securities of the Company; provided that, for the avoidance of doubt, no Permitted Financing shall constitute an Acquisition Proposal.

Section 7.06 Exclusivity. During the Interim Period, Parent shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Business Combination other than the Transactions (a “Business Combination Proposal”), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Business Combination Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Business Combination Proposal or (v) propose, resolve or agree to do, or do, any of the foregoing. Parent also agrees that, immediately following the execution of this Agreement, it and the Sponsor shall, and shall cause each of their respective Subsidiaries and its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Business Combination Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination Proposal. Parent also agrees that within five (5) Business Days of the execution of this Agreement, Parent shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of a Business Combination Proposal (and with whom Parent has had contact in the twelve (12) months prior to the date of this Agreement regarding a Business Combination Proposal) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof in accordance with the terms of the confidentiality agreement executed with such Person and terminate access to any physical or electronic data room maintained by or on behalf of Parent or any of its Subsidiaries. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than two (2) Business Days after such party becomes aware of such inquiry or proposal) notify such Person in writing of the terms of this Section 7.06. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.06 by any of Parent’s Subsidiaries, or any of Parent’s or its Subsidiaries’ respective Representatives acting on Parent’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 7.06 by Parent.

Section 7.07 Employee Benefits Matters.

(a) Pubco shall, or shall cause the Company Surviving Subsidiary and each of its Subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by the Company Surviving Subsidiary or any of its Subsidiaries (excluding any retiree health plans or programs or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Company Merger Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by the Company Surviving Subsidiary or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the

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Company Surviving Subsidiary will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs. The Company shall provide Pubco or its designee with all information reasonably requested and necessary to allow Pubco or its designee to comply with such obligations.

(b) The Company shall cause all notices to be timely provided to each optionee under the Company Equity Incentive Plan as required by the Company Equity Incentive Plan in connection with the Transactions.

(c) The provisions of this Section 7.07 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan or other employee benefit arrangement or shall require any of the Company, Pubco, Parent, the Parent Surviving Subsidiary, the Company Surviving Subsidiary or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.08 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation of the Company Surviving Subsidiary and Pubco shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Memorandum and Articles, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Company Merger Effective Time, Pubco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Company Merger Effective Time whether asserted or claimed prior to, at or after the Company Merger Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and the Company Memorandum and Articles in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Pubco further agrees that with respect to the provisions of the bylaws and certificate of incorporation or limited liability company agreement, as applicable, of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) For a period of six (6) years from the Company Merger Effective Time, Pubco shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to Pubco or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2023 (the “Maximum Annual Premium”); provided, however, that (i) Pubco may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Company Merger Effective Time, and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.08(b) shall be continued in respect of such claim until the final disposition thereof.

(c) On the Closing Date, to the extent not already entered into, Pubco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Pubco, which indemnification agreements shall continue to be effective following the Closing.

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Section 7.09 Notification of Certain Matters. The Company shall give prompt notice in writing to Parent, and Parent shall give prompt notice in writing to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with ARTICLE IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in ARTICLE VIII to fail.

Section 7.10 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to make all filings with, respond to questions from, obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. If at any time after the Parent Merger Effective Time or Company Merger Effective Time further action is necessary or desirable to the parties to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. During the Interim Period, no party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Non-Disclosure Agreement, during the Interim Period, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Non-Disclosure Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby during the Interim Period. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) During the Interim Period, each of Parent and Pubco will provide such information and such other assistance as is reasonably requested by the Company in connection with the Permitted Financings.

(d) During the Interim Period, Parent shall use reasonable best efforts to cause holders of Parent Common Stock not to exercise or otherwise waive their Redemption Rights, including by entry into binding non-redemption agreements. Parent shall not enter into any Contracts between Parent or any of its Affiliates and any holder of Parent Common Stock or any of its Affiliates relating to any such waiver of Redemption Rights without the prior written consent of the Company; provided that the Sponsor shall be expressly permitted to transfer, assign or convey shares of Parent Common Stock beneficially owned by the Sponsor in connection with such Contracts to secure waivers of the Redemption Rights; provided, further, that any shares of Parent Common Stock transferred, assigned or conveyed in connection with securing such waivers of Redemption Rights shall remain obligated under the terms of the Sponsor Support Agreement.

Section 7.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with ARTICLE IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of Parent and Pubco, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public

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statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent Parent or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11.

Section 7.12 Tax Matters.

(a) None of the parties hereto shall (and each shall cause its Affiliates not to) take or cause to be taken (or fail to take or cause to be taken) any action, which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(b) For U.S. federal and applicable state income Tax purposes, the parties hereto intend that (i) taken together, the Mergers and any PIPE Investment shall together qualify as a transaction described in Section 351(a) of the Code, (ii) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (iii) that this Agreement be, and hereby is adopted as, a “plan of reorganization” (within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3) to which each of Pubco, Company Merger Sub, and the Company are parties under Section 368(b) of the Code. The parties hereto shall prepare and file all Tax Returns and otherwise report the Mergers consistent with the Intended Tax Treatment (including attaching a statement described in Treasury Regulations Sections 1.368-3(a) and 1.368-3(b) to applicable Tax Returns), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each party hereto shall promptly notify the other party in writing of any challenge to the Intended Tax Treatment by any Governmental Authority. The parties hereto shall use commercially reasonable efforts to cooperate in connection with fulfilling Tax reporting requirements under Treasury Regulations Sections 1.351-3, 1.368-3(a) and 1.368-3(b), as applicable.

(c) Each party hereto shall promptly notify the other party in writing if, before the Closing, such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax Treatment). In the event either (i) Parent or the Company seeks a Tax opinion from its respective Tax advisor regarding the Intended Tax Treatment or (ii) the SEC requests or requires such Tax opinion, each party hereto shall use reasonable efforts to execute and deliver customary Tax representation letters as the applicable Tax advisor may reasonably request in form and substance reasonably satisfactory to such Tax advisor. In the event the SEC requests or requires a Tax opinion with respect to the Mergers, Parent shall use reasonable best efforts to cause its legal counsel to deliver such Tax opinion, subject to customary assumptions and limitations, to Parent, and the Company shall use reasonable best efforts to cause a nationally recognized accounting firm to deliver such Tax opinion, subject to customary assumptions and limitations, to the Company.

Section 7.13 Stock Exchange Listing. Pubco will cause the Pubco Ordinary Shares and the Pubco Assumed Parent Warrants issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at the Closing. During the period from the date hereof until the Closing, Parent shall keep the Parent Common Stock, Parent Rights and Parent Warrants listed for trading on the Nasdaq Capital Market.

Section 7.14 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Parent each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b) During the Interim Period, Parent and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates

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in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, keep such party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.14(b) may be limited to outside counsel and may be redacted (x) to remove references to the valuation of the Company, and (y) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other Person or acquire a substantial portion of the assets of or equity in any other Person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.15 Trust Account. As of the Parent Merger Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Mergers or otherwise, and, except to the extent they elect to redeem their shares of Parent Common Stock in connection with the Mergers pursuant to the Parent Organizational Documents, no stockholder of Parent shall be entitled to receive any amount from the Trust Account; provided that the foregoing shall not modify or restrict the obligations of Parent to consummate the redemption of any shares of Parent Common Stock pursuant to a valid exercise of Redemption Rights prior to the Parent Merger Effective Time in accordance with the Parent Organizational Documents. At least forty-eight (48) hours prior to the Parent Merger Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Parent Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent (other than funds required to be paid from the Trust Account to stockholders of the Parent that elected to redeem their shares of Parent Common Stock in connection with the Mergers pursuant to the Parent Organizational Documents pursuant to the Trust Agreement) (to be held as available cash on the balance sheet of Parent, and to be used to pay (a) as and when due all amounts payable to the stockholders of Parent holding shares of Parent Common Stock in the event they elect to redeem their Parent Common Stock pursuant to the Parent Organizational Documents, (b) any Outstanding Transaction Expenses payable by Parent on the Closing Date pursuant to Section 3.06 or (c) for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.16 Directors. Parent and Pubco shall take all necessary action to cause the Pubco Board as of and immediately after the Company Merger Effective Time to be comprised of the individuals designated by Parent and the Company pursuant to Section 2.05.

Section 7.17 Equity Incentive Plan. Prior to the Closing and effective as of the Closing, Parent shall, and shall cause Pubco to, adopt the Pubco LTIP.

Section 7.18 Related Party Agreements. Prior to the Closing, (a) the Company shall have terminated, or caused to be terminated, all Contracts set forth in Section 4.20 of the Company Disclosure Schedule and any other Contracts between the Company and any of its directors, officers or holder of more than ten percent (10%) of the Capital Stock (assuming the full conversion or exercise of all Company Securities held by such Person), or any immediate family

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member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (a “Related Party”) or that would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K without any liability to the Company, other than (i) ordinary course agreements relating to director and employee compensation and benefits and (ii) the Contracts set forth on Section 7.18 of the Company Disclosure Schedule, and (b) Parent shall have terminated, or caused to be terminated, all Parent Related Party Transactions, other than the Contracts set forth on Section 7.18 of the Parent Disclosure Schedule.

Section 7.19 Assignment of Legacy Parent Transaction Expenses. Prior to the close of business on the Business Day immediately preceding the Closing Date, Parent shall (a) obtain the consent, in form and substance reasonably acceptable to the Company, of each payee of Legacy Transaction Expenses set forth on Section 1.01 of the Parent Disclosure Schedule, and each payee of any other transaction expenses reasonably determined by Parent and the Company to have been omitted from Section 1.01 of the Parent Disclosure Schedule but which would otherwise constitute Legacy Parent Transaction Expenses, to the assignment of such Legacy Parent Transaction Expenses to the Sponsor, and that such payee will not seek any recourse from Pubco or any of its Subsidiaries (including, following the Company Merger Effective Time, the Company) with respect to such Legacy Parent Transaction Expenses, and (b) assign to the Sponsor all of the Legacy Parent Transaction Expenses set forth on Section 1.01 of the Parent Disclosure Schedule and any other transaction expenses reasonably determined by Parent and the Company to have been omitted from Section 1.01 of the Parent Disclosure Schedule but which would otherwise constitute Legacy Parent Transaction Expenses.

Section 7.20 PIPE Investment. Each of the Company, the Parent and Pubco agree that each shall use their commercially reasonable efforts to enter into and consummate subscription agreements with investors relating to a private placement of shares (including, for the avoidance of doubt, preferred equity) in the Company, the Parent and/or Pubco, convertible loan agreements with the Company, Parent and/or Pubco, and/or enter into backstop arrangements with potential investors provided always that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by each of the Company, Parent and Pubco (a “PIPE Investment”). Each of the Company, Parent and Pubco shall use, and shall cause their respective representatives to use, their respective commercially reasonable efforts to cause such PIPE Investment to occur, and having the senior management of the Company, Parent and/or Pubco participate in any investor meetings and roadshows with respect to a PIPE Investment as reasonably requested; provided, that any such PIPE Investment must not adversely impact the Intended Tax Treatment. Each of the Company, Parent and Pubco agree that Parent or Pubco may pursue a PIPE Investment on terms that are aligned with those attached as Schedule 7.20; provided, however, that, notwithstanding Schedule 7.20 or anything to the contrary in this Agreement, the terms and conditions of any PIPE Investment must still be agreed upon, in writing, by the Company, Parent and Pubco prior to the offering of such PIPE Investment.

ARTICLE VIII

CONDITIONS TO THE MERGERs

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company and the Parent Parties to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Parent Stockholders’ Approval. The Required Parent Stockholder Approval shall have been obtained in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

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(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Parent Organizational Documents.

Section 8.02 Conditions to the Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to This Agreement), Section 4.08 (Absence of Certain Changes or Events) and Section 4.21 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 4.03 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions constituting Permitted Financings and any other actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) all other representations and warranties of the Company set forth in ARTICLE IV shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date) does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(f).

(d) Material Adverse Effect. Since the date hereof, there shall not have occurred any Company Material Adverse Effect that is continuing on the Closing Date.

(e) Lock-Up Agreements. The Specified Stockholders shall have delivered, or have caused to be delivered, to Parent duly executed copies of the Lock-Up Agreements.

(f) PIPE Investment. The PIPE Investment shall have closed.

(g) Exclusive License Agreement. The Company shall have delivered to Parent a duly executed copy of an exclusive licensing agreement with EG BioMed Co., Ltd. granting the Company exclusive rights to EG BioMed Co., Ltd.’s patents, technologies and detection products, and EG-Breast Cancer Detection-P1-Blood Monitoring Tool for the United States, European and Asian markets.

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Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Company Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Parties contained in (i) Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08 (Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the date hereof, as of the Effective Date (with respect to representations and warranties of Pubco and Parent Merger Sub), and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.03 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) other representations and warranties of the Parent Parties contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof, as of the Effective Date (with respect to representations and warranties of Pubco and Parent Merger Sub), and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date) does not result in a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of the Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) D&O Resignations. Except as otherwise agreed by Parent and the Company in writing, all directors and officers of Parent shall have resigned or otherwise been removed effective as of the Closing.

(e) Parent Liabilities. At or prior to Closing, Parent shall have paid or otherwise satisfied in full all costs relating to the Transactions payable by Parent pursuant to Section 3.06(a). To the extent Parent’s total liabilities at the time of Closing exceed $50,000 (the “Parent Closing Liability Max”), Sponsor shall have agreed to assume, pay or otherwise satisfy in full any amounts owed by Parent in excess of the Parent Closing Liability Max. All advances made by Sponsor to Parent prior to Closing shall have been forgiven, assumed by Sponsor in writing without recourse to Parent or otherwise satisfied by Sponsor and Parent. Parent shall have paid all amounts owed to Parent’s service providers and advisors, including any and all success fees at or before Closing.

(f) Material Adverse Effect. Since the date hereof, there shall not have occurred any Parent Material Adverse Effect that is continuing on the Closing Date.

(g) Stock Exchange Listing. The Pubco Ordinary Shares shall be listed on the Nasdaq Capital Market as of the Closing Date.

(h) Pubco Board. All directors and officers of Pubco that have not been designated to serve as directors and officers of Pubco as of and immediately following the Company Merger Effective Time pursuant to Section 2.05(b) shall have resigned or been removed by Pubco prior to the Closing.

(i) Closing Price of Parent Common Stock. The closing price of a share of Parent Common Stock on the OTCQX on the trading date immediately preceding the Closing Date shall not be less than $8.00 per share.

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ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Parent, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by written notice from either Parent or the Company to the other on or after April 30, 2025 (such date, as may be so extended by mutual agreement of the parties);

(c) by written notice from either Parent or the Company to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by written notice from either Parent or the Company to the other if the Parent Stockholders’ Meeting has been held (including any adjournment or postponement thereof permitted by Section 7.02(a)), has concluded, the Parent stockholders have duly voted and the Required Parent Stockholder Approval has not been obtained;

(e) by the Company if Parent shall have failed to deliver the consent of Parent, as the sole stockholder of Pubco, and the consents of Pubco, as the sole stockholder of each of the Merger Subs, to the adoption of this Agreement and the approval of the Transactions within twenty-four (24) hours after the execution of this Agreement;

(f) by written notice from Parent to the Company if the Stockholder Support Agreements have not been delivered by a number of Company stockholders sufficient to deliver the Company Stockholder Approval within thirty (30) days of the execution and delivery of this Agreement; provided, however, that if the Stockholder Support Agreements signed by such number of holders have been delivered, Parent may not terminate this Agreement pursuant to this Section 9.01(f);

(g) by written notice from Parent to the Company if the Company shall have failed to obtain the Company Stockholder Approval within five (5) Business Days after the Registration Statement becomes effective; provided, however, that if the Written Consent evidencing the Requisite Approval has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.01(g);

(h) by written notice from Parent to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections Section 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Parent has not waived such Terminating Company Breach and the Parent Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.01(h) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parent to the Company; or

(i) by written notice from the Company to Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Parent Parties set forth in this Agreement, or if any representation or warranty of a Parent Party shall have become untrue, in either case such that the conditions set forth in Sections Section 8.03(a) and 8.03(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Parent Breach is curable by the Parent Parties, the Company may not terminate this Agreement under this Section 9.01(i) for so long as the Parent Parties continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parent.

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Section 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach by such party occurring prior to such termination subject to Section 6.03. The provisions of Section 6.03, Section 7.04(b) and Article X (collectively, the “Surviving Provisions”) and the Non-Disclosure Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b) If this Agreement is validly terminated by Parent (i) pursuant to and in accordance with Section 9.01(g) or Section 9.01(h) (provided that such breach by the Company is a Willful Breach), the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the actual documented monthly extension payments made by or on behalf of the Company to the Trust Account on or after the Effective Date (provided that Parent shall provide in good faith the amount of such payments no later than one (1) Business Day following such termination), which such amount shall constitute liquidated damages under this Agreement and which amount shall not exceed $150,000 (the “Break-Up Fee”).

(c) The Parent Parties agree that in the event this Agreement is terminated by Parent pursuant to Section 9.01(g) or Section 9.01(h) and the Break-Up Fee is paid to Parent pursuant to Section 9.02(b), (i) the payment of such Break-Up Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent Parties and their respective equityholders and Affiliates against the Company or any of its directors, officers and other Affiliates for, and (ii) in no event will the Parent Parties or any of their respective equityholders or Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or Actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Parent of the Break-Up Fee in accordance with Section 9.02(b), neither the Company nor any of its directors, officers or other Affiliates shall have any further liability or obligation to the Parent Parties or any of their equityholders or Affiliates relating to or arising out of this Agreement or the Transactions.

Section 9.03 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.04 Waiver. At any time prior to the Closing, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of any Parent Party, (ii) waive any inaccuracy in the representations and warranties of any Parent Party contained herein or in any document delivered by any Parent Party pursuant hereto and (iii) waive compliance with any agreement of any Parent Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to the Parent Parties:

Breeze Holdings Acquisition Corp.
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Attention: J. Douglas Ramsey, Ph.D.
Email: doug@breezeacquisition.com

with a copy to:

Woolery & Co.
1 Pier 76
408 12th Ave
New York, NY 10018
Attention: Jim Woolery; Mathew J. Saur
Email: james@wooleryco.com; matt@ekpyrosis.co

if to the Company:

YD Bio Limited
12th Floor, No. 101, Section 2
Nanjing East Road, Zhongshan District
Taipei City, Taiwan 54186159
Attn: Dr. Ethan Shen
E-mail: ethanshen@eg-bio.com

with a copy to:

ArentFox Schiff LLP
1717 K Street NW
Suite 700
Washington, DC 20006
Attention: Ralph V. De Martino
Email: ralph.demartino@afslaw.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this ARTICLE X and any corresponding definitions set forth in ARTICLE I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is

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invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement or as set forth in Section 7.04(b). This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of

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Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11 No Recourse. Except in the case of Fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Mergers to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.11), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of Fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

Section 10.12 Conflicts and Privilege. Each of Pubco, Parent and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including, after the Closing, the Parent Surviving Subsidiary and the Company Surviving Subsidiary) (all such Parties the “Waiving Parties”), that ArentFox Schiff LLP (“AFS”) may represent the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company Surviving Subsidiary (collectively, the “YD Group”)), in each case solely in connection with any Action or obligation arising out of or relating to this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Waiving Parties, and each of Pubco, Parent and the Company, on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to AFS’s prior representation of the Company, its Subsidiaries or of Waiving Parties. Each of Pubco, Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Waiving Parties and AFS, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company Surviving Subsidiary notwithstanding the Company Merger, and instead survive, remain with and are controlled by the YD Group (the “Privileged Communications”), without any waiver thereof. Parent, Pubco and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company Surviving Subsidiary and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and Parent, Pubco and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, by virtue of the Mergers.

[Signature Page Follows]

Annex A-63

IN WITNESS WHEREOF, Parent, Pubco, Parent Merger Sub, Company Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BREEZE HOLDINGS ACQUISITION CORP.
By:	/s/ J. Douglas Ramsey, Ph.D.
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	CEO & CFO
BREEZE MERGER SUB, INC.
By:	/s/ J. Douglas Ramsey, Ph.D.
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	President
YD BIO LIMITED
By:	/s/ Dr. Hsieh Tsung Shen
	Name:	Dr. Hsieh Tsung Shen
	Title:	CEO

[Signature Page to Merger Agreement and Plan of Reorganization]

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Annex B

Annex B-1

Annex C

PUBCO INCENTIVE PLAN

YD BIO LIMITED
EQUITY INCENTIVE PLAN

Section 1. Purpose.

The purpose of the YD Bio Limited Equity Incentive Plan (as amended from time to time, “Equity Plan”) is to enhance the ability of YD Bio Limited (the “Company”) to attract and retain exceptionally qualified individuals and to encourage them to acquire a proprietary interest in the growth and performance of the Company.

This Equity Plan is adopted by the Company in connection with the anticipated consummation of the Business Combination. From and after the time of the Business Combination, the Company intends to use this Equity Plan to grant new Awards to eligible Participants from time to time, subject to and in accordance with the terms and conditions described herein.

Section 2. Structure.

Each Award (as defined below) granted by the Company pursuant to the terms of this Equity Plan, shall be granted to each participant, and the corresponding Shares issuable upon the exercise of such Award (the “Award Shares”) shall be issued to the participants or an entity designated by the participants.

Section 3. Definitions.

As used in this Equity Plan and any Award Agreement (as defined below), the following terms shall have the meanings set forth below:

(a) “Equity Plan” shall have the meaning set forth in Section 1.

(b) “Administrator” shall have the meaning set forth in Section 5.

(c) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator.

(d) “Applicable Laws” shall mean all laws, statutes, regulations, ordinances, rules or governmental requirements that are applicable to this Equity Plan or any Award granted pursuant to this Equity Plan, including but not limited to applicable laws of the Singapore, the United States and the Cayman Islands, and the rules and requirements of any applicable securities exchange.

(e) “Award” shall mean any Option, award of Restricted Share, Restricted Share Unit or Other Share-Based Award granted under this Equity Plan.

(f) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under this Equity Plan.

(g) “Board” shall mean the board of directors of the Company.

(h) “Business Combination” shall mean the transactions contemplated by that certain Agreement and Plan of Merger (“Merger Agreement”) dated September 24, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among (i) Breeze Holdings Acquisition Corp., (ii) the Company, (iii) Breeze Merger Sub, Inc., a Delaware corporation and which will be a direct, wholly-owned subsidiary of the Company (“Breeze Merger Sub”), (iv) BH Biopharma Merger Sub Limited, a Cayman Islands exempted company (“Company Merger Sub,” with Company Merger Sub and Breeze Merger Sub together referred to herein as the “Merger Subs”), and (v) YD Biopharma Limited, a Cayman Islands exempted company (“YD Biopharma”).

(i) “Committee” shall mean a compensation committee of the Board or another board committee designated by the Board to administer this Equity Plan.

(j) “Company” shall mean YD Bio Limited, a company incorporated under the laws of the Cayman Islands, together with any successor thereto.

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(k) “Consultant” means any individual, including an advisor, who is engaged by the Company or an Affiliate to render services and is compensated for such services, and any director of the Company whether or not compensated for such services.

(l) [Reserved]

(m) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities) the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Administrator.

(n) “Option” shall mean an option granted under Section 7 hereof.

(o) “Other Share-Based Award” shall mean a right granted under Section 9 hereof.

(p) “Participant” shall mean an individual granted an Award under this Equity Plan.

(q) [Reserved]

(r) “Restricted Share” shall mean any Share granted under Section 8 hereof.

(s) “Restricted Share Unit” shall mean a contractual right granted under Section 8 hereof that is denominated in Shares, each of which represents a right to receive the value of a Share (or a percentage of such value, which percentage may be higher than 100%) upon the terms and conditions set forth in this Equity Plan and the applicable Award Agreement.

(t) “Shares” shall mean Ordinary Shares of the Company, par value US$0.0001 per share.

(u) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by, or held by the employees of, a company or other entity or business acquired (directly or indirectly) by the Company or with which the Company combines.

Section 4. Eligibility.

(a) Employees (each, an “Employee”) and Consultants of the Company or an Affiliate are eligible to participate in this Equity Plan. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.

(b) An individual who has agreed to accept employment by, or to provide services to, the Company or an Affiliate shall be deemed to be eligible for Awards hereunder.

Section 5. Administration.

(a) This Equity Plan shall be administered by the Administrator formed in accordance with applicable laws and stock exchange rules, unless otherwise determined by the Board. The term “Administrator” shall refer to the Board or the Committee, as applicable. The Administrator may delegate its duties and powers under this Equity Plan in whole or in part to a person or a board committee designated by it.

(b) Subject to the terms of this Equity Plan and Applicable Laws, the Administrator shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under this Equity Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award including, but not limited to, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under this Equity Plan shall be deferred either automatically or at the election of the holder thereof or of the Administrator; (vii) interpret and administer this Equity Plan

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and any instrument or agreement relating to, or Award made under, this Equity Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Equity Plan; (ix) determine whether and to what extent Awards should comply or continue to comply with any requirement of statute or regulation; (x) determine whether and to what extent Awards should continue being effective in the event of a change of control of the Company including, but not limited to, canceling Awards and causing to be paid to the holders of vested Awards the value of such Awards, if any, as determined by the Administrator, in its sole discretion, it being understood that in the case of any Option with an exercise price that equals or exceeds the price paid for a Share in connection with a change of control of the Company, the Administrator may cancel the Option without the payment of consideration therefor; and (xi) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this Equity Plan.

(c) All decisions of the Administrator shall be final, conclusive and binding upon all persons, including the Company, the shareholders of the Company and the Participants and their beneficiaries.

(d) The Administrator may impose restrictions on any Award with respect to non-competition, confidentiality, lock-up and any other events that it considers to be detrimental to the Company, and impose other restrictive covenants as it deems necessary or appropriate in its sole discretion. In the event that these restrictions are breached, the Administrator may request the Participants to return all benefits made available to them under this Equity Plan and such Participants shall cease to be entitled to potential benefits intended to be made available to them under this Equity Plan.

Section 6. Shares Available for Awards.

(a) Subject to adjustment as provided below, the maximum aggregate number of Shares that may be issued pursuant to all Awards shall initially not exceed [•]1 Shares. In addition, subject to any adjustments as necessary provided in this Equity Plan, such aggregate number of shares of Shares will automatically increase on [January] 1 of each year for a period of ten years commencing on [January 1, 2025] and ending on (and including) [January 1, 2034], in an amount equal to 3% of the total number of shares of Shares outstanding on [December 31] of the preceding year; provided, however, that the Board may act prior to [January 1st] of a given year to provide that the increase for such year will be a lesser number of shares of Shares.

(b) If, after the effective date of this Equity Plan, any Shares covered by an Award, or to which such an Award relates, are forfeited, cancelled or if such an Award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under this Equity Plan.

(c) In the event that any Option or other Award granted hereunder (other than a Substitute Award) is exercised through the delivery of Shares, or in the event that withholding tax liabilities arising from such Option or Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under this Equity Plan shall be increased by the number of Shares so surrendered or withheld.

(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

(e) In the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined, in its absolute discretion, by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Equity Plan, then the Administrator shall, in such manner as it may deem appropriate, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 6(a) hereof, (ii) the number and type of Shares (or other securities or property) subject to

____________

1        Representing [10]% of the total issued and outstanding shares of Pubco immediately after closing of the Business Combination.

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outstanding Awards, (iii) the grant price, purchase price, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, and (iv) the minimum number of Shares which may be acquired by the holder of an outstanding Award at any one time; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(f) Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for issuance under this Equity Plan.

(g) Except as expressly provided in this Equity Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in this Equity Plan or pursuant to action of the Administrator under this Equity Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant or exercise price of any Award.

Section 7. Options.

The Administrator is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of this Equity Plan, as the Administrator shall determine and set forth in the Award Agreement:

(a) The purchase price per Share under an Option shall be determined by the Administrator.

(b) The term of each Option shall be fixed by the Administrator.

(c) The Administrator shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

Section 8. Restricted Shares and Restricted Share Units.

(a) The Administrator is hereby authorized to grant Awards of Restricted Shares and Restricted Share Units to Participants.

(b) Restricted Shares and Restricted Share Units shall be subject to such restrictions as the Administrator may impose (including, without limitation, any limitation on the right to vote a Restricted Share or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Administrator may deem appropriate.

(c) Any Restricted Share granted under this Equity Plan may be evidenced in such manner as the Administrator may deem appropriate including, without limitation, book-entry registration or issuance of a share certificate or certificates, creation of a new class of shares or amendment of the Memorandum and/or Articles of Association of the Company. In the event any share certificate is issued in respect of Restricted Shares granted under this Equity Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Share.

Section 9. Other Share-Based Awards.

The Administrator is hereby authorized to grant to Participants such other Awards (including, without limitation, share appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Administrator to be consistent with the purposes of this Equity Plan. Subject to the terms of this Equity Plan, the Administrator shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 9 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Administrator shall determine.

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Section 10. General Provisions Applicable to Awards.

(a) All Awards shall be evidenced by an Award Agreement between the Company and each Participant.

(b) Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by Applicable Laws.

(c) Awards may, in the discretion of the Administrator, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(d) Subject to the terms of this Equity Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form or forms as the Administrator shall determine including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Administrator. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(e) Unless the Board or the Administrator shall otherwise determine, no Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Administrator or the Board, a Participant may, in the manner established by the Administrator, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under Applicable Laws and the applicable Award Agreement, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, charged, mortgaged, alienated, attached, or otherwise encumbered, and any purported pledge, charge, mortgage, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms hereof and of the applicable Award Agreement.

(f) All certificates for Shares or other securities delivered under this Equity Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under this Equity Plan or the rules, regulations, and other requirements of the United States Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any Applicable Laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) No Shares shall be delivered under the Equity Plan to any Participant until such Participant has made arrangements acceptable to the Administrator for the satisfaction of any income and employment tax withholding obligations under Applicable Laws. The Company or any of its subsidiaries shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or its subsidiaries, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by Applicable Laws to be withheld with respect to any taxable event concerning a Participant arising as a result of the Equity Plan. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sum required to be withheld. Notwithstanding any other provision of the Equity Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy any income and payroll tax liabilities applicable to the Participant with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Administrator, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for the applicable income and payroll tax purposes that are applicable to such supplemental taxable income.

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Section 11. Amendment and Termination.

(a) Except to the extent prohibited by Applicable Laws and unless otherwise expressly provided in an Award Agreement or in this Equity Plan, the Administrator may amend, alter, suspend, discontinue or terminate this Equity Plan, or any Award Agreement hereunder or any portion hereof or thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval with such legally mandated threshold for a resolution of the shareholders of the Company, if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Administrator deems it necessary or desirable to qualify or comply, (ii) shareholder approval with such threshold for a resolution of the shareholders of the Company in respect of such amendment, alteration, suspension, discontinuation or termination as provided in the Company’s Memorandum and Articles of Association for any amendment to this Equity Plan that increases the total number of Shares reserved for the purposes of this Equity Plan, and (iii) with respect to any Award Agreement, the consent of the affected Participant, if such action would materially and adversely affect the rights of such Participant under any outstanding Award.

(b) The Administrator may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, however, that no such action shall materially and adversely affect the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under this Equity Plan; and provided further that, except as provided in Section 6(e) hereof, no such action shall reduce the exercise price of any Option established at the time of grant thereof.

(c) The Administrator shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 6(e) hereof affecting the Company, or the financial statements of the Company, or of changes in Applicable Laws or accounting principles); whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Equity Plan.

(d) Any provision of this Equity Plan or any Award Agreement to the contrary notwithstanding, with the affected Participant’s consent, the Administrator may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award as of the time of the cancellation.

(e) The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in this Equity Plan or any Award in the manner and to the extent it shall deem desirable to carry this Equity Plan into effect.

Section 12. Withholding Taxes.

The exercise of each Award granted under this Equity Plan shall be subject to the condition that, if at any time, the Administrator shall determine that the satisfaction of withholding tax is necessary or desirable in respect of such exercise, such exercise shall not be effective unless such withholding has been effected to the satisfaction of the Administrator. In such circumstances, the Administrator may require the exercising Participant to pay to the Company, in addition to and in the same manner as the exercise price for the Award Shares, such amount as the Company or any Affiliate is obliged to remit to the relevant taxing authority in respect of the exercise of the Awards. Alternatively, the Administrator may direct the Company or an Affiliate thereof to withhold the appropriate amount of tax from the applicable Participant’s salary in connection with a requested exercise. Any such additional payment shall be due no later than the date as of which any amount with respect to the Award exercised first becomes includable in the gross income of the exercising Participant for tax purposes.

Section 13. Miscellaneous.

(a) No employee, independent contractor, Participant or other person shall have any claim to be granted any Award under this Equity Plan, and there is no obligation for uniformity of treatment of employees, independent contractors, Participants, or holders or beneficiaries of Awards under this Equity Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

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(b) Nothing contained in this Equity Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(c) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment or terminate the services of an independent contractor, free from any liability, or any claim under this Equity Plan, unless otherwise expressly provided in this Equity Plan or in any Award Agreement or in any other agreement binding upon the parties.

(d) If any provision of this Equity Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify this Equity Plan or any Award under any Applicable Laws, such provision shall (to the fullest extent permitted by Applicable Laws) be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Equity Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of this Equity Plan and any such Award shall remain in full force and effect.

(e) Awards payable under this Equity Plan shall be payable in Shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Shares, except as expressly otherwise provided) of the Company or one of its subsidiaries by reason of any award hereunder.

(f) Neither this Equity Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) No fractional Shares shall be issued or delivered pursuant to this Equity Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h) [Reserved]

(i) In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Administrator may, in its sole discretion, provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, the Administrator may approve such supplements to, amendments, restatements or alternative versions of this Equity Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Equity Plan as in effect for any other purpose; provided, however, that no such supplements, restatements or alternative versions shall increase the share limitations contained in Section 6 hereof. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

(j) The Company shall not be obligated to grant any Awards, permit the exercise of any Awards, issue any Award Shares upon the exercise of any Awards, make any payments or take any other action pursuant to this Equity Plan if, in the opinion of the Administrator, such action would conflict or be inconsistent with any Applicable Law or the Company’s trading policies, and the Administrator reserves the right to refuse to take such action for so long as such conflict or inconsistency or issue remains outstanding.

(k) The Company shall maintain a register of Awards granted to the Participants and Award Shares issued to the Participants or an entity designated by the Participants, including the dates of grant of such Awards and the exercise of such Awards and any other details as the Administrator may deem appropriate.

(l) The Equity Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the Cayman Islands.

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Section 14. Effective Date of Equity Plan.

The Equity Plan shall be effective after the closing the Business Combination, its approval by the Board of the Company and its approval by the shareholders of the Company (the “Effective Date”).

Section 15. Term of Equity Plan.

No Award shall be granted under this Equity Plan after the tenth anniversary of the Effective Date. However, unless otherwise expressly provided in this Equity Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Administrator to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend this Equity Plan, shall extend beyond such date.

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Annex D

BDO Taiwan Valuation Report

Annex D-1

Yong Ding Biopharm Co., Ltd.

Common Share Equity Value Analysis Report

VALUATION DATE: JANUARY 1, 2024

REPORT DATE: JULY 19, 2024

FOR RESTRICTED USE

Please refer to the disclaimer for the relevant limits on the report

BDO

Annex D-2

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Private & Confidential

For Restricted Use

July 19, 2024

Yong Ding Biopharm Co., Ltd.
12F., No. 101,
Sec. 2, Nanjing E. Rd.,
Zhongshan Dist., Taipei City,
Taiwan (R.O.C.)

Subject: Equity value of Yong Ding Biopharm Co., Ltd.'s total common shares

Dear Sirs,

BDO Taiwan, in accordance with the engagement letter entered into with Yong Ding Biopharm Co., Ltd. ("Yong Ding Biopharm") on April 30, 2024, performed the evaluation and issued equity value of total common shares analysis report ("Report") under international valuation standard ("IVS") in order for Yong Ding Biopharme's internal use of management decision to understand the value range of its 100% equity ("Valuation Object") as of January 1, 2024 ("Valuation Date").

The purpose of valuation is for Yong Ding Biopharm's internal reference. Hence, the Report does not provide any investment advice and shall not be reliant upon the determination of transaction price. BDO Taiwan accept no responsibility to any potential investor or Yong Ding Biopharm which negotiates the purchase or sales price based on the Report. Yong Ding Biopharm management has reviewed the Report and confirmed the Report's accuracy of facts to BDO Taiwan.

The valuation is prepared under the assumption that there is no significant change in external conditions, including macroeconomic, political and investment environment, and the internal situations, such as Yong Ding Biopharm management and Yong Ding Biopharm operation, during the period from the Valuation Date to July 19, 2024. Under the different purpose, assumption or date of valuation, there might be significant impacts on the valuation and the report. Regarding the valuation result, BDO Taiwan does not provide any assurance on whether it remains if any of the above-mentioned conditions occurs to Yong Ding Biopharm.

To the Valuation Object, BDO Taiwan independently issued the equity value analysis report with professional due care. The preparation of Yong Ding Biopharm's financial information used in the valuation is the responsibility of Yong Ding Biopharm management. BDO Taiwan only did reasonable evaluation on the adopted financial information and did not provide any assurance or opinion on the content of financial information.

Valuation service is a type of consulting service. The valuation service BDO Taiwan provided did not include performing audit, review or investigation on any financial statement or financial forecast under generally accepted audit standard or other professional standards and the said service or the relevant report did not constitute any legal opinion and advice.

Purpose of Report and restrictions on use

The Report was prepared on Yong Ding Biopharm's specific instructions for the purpose of the Report. Apart from that, the Report shall not be used for other purposes or be reliant upon. Except for the conditions stipulated in the engagement letter, any part of the Report and its content cannot be adopted, referred to or disclosed to any third party. BDO Taiwan has no liability to any content of the Report except for Yong Ding Biopharm or the party who BDO Taiwan agree to take responsibilities for in written form. Hence, if any party chooses to rely on any content of the Report, it has to bear the risk by itself.

As an independent value measurement firm, we have no present or contemplated future interests in Yong Ding Biopharm, and we have no personal interest or bias with respect to the parties involved. The value measurement opinion stated herein is valid only for the express purpose stated within and is effective as of the report date.

Respectfully submitted,

BDO Taiwan

BDO Taiwan
Taipei Headquarter

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GLOSSARY

Abbreviation	Definition
Yong Ding Biopharm/Target	Yong Ding Biopharm Co., Ltd.
We	BDO Taiwan
NOVARTIS	Novartis AG
EG BioMed	EG BioMed Co., Ltd.
3D GLOBAL BIOTECH	3D GLOBAL BIOTECH INC.
DCF	Discounted Cash Flow Method
FCF	Free Cash Flow
FY22, FY23	Actual results for the twelve months ended December 31, 2022 and 2023
IMF	International Monetary Fund
IVS	International Valuation Standards
LSCs	Limbal stem cells
Management	Yong Ding Biopharm's management
OTC	Over-the-counter drug
Project	Equity value analysis of Yong Ding Biopharm's total common shares
S&P Capital IQ	Name of the database
Valuation Date	January 1, 2024
Valuation Object	100% common shares of Yong Ding Biopharm as of Valuation Date
WACC	Weighted Average Cost of Capital

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VALUATION ASSUMPTIONS AND CONSTRAINTS

The primary assumptions and limiting conditions pertaining to the value estimate conclusion(s) stated in this report have been summarized below. Other assumptions have cited elsewhere in this report.

1. The value measurement may not be used in conjunction with any other appraisal or study. This analysis is solely for Yong Ding Biopharm uses on a confidential basis. The value conclusion(s) stated in this report are based on the program of utilization described in the report, and may not be separated into parts. The report was prepared solely for the purpose of the party identified in the report. The report may not be reproduced, in whole or in part, and a third party may not utilize the findings of the report for any purpose, without the express written consent of the appraiser.

2. No change of any item in any of the analysis report shall be made by anyone other than the value measurement specialist, and we shall have no responsibility for any such unauthorized change.

3. The working papers for this engagement are being retained in our files and are available for your reference. We would be available to support our value measurement conclusion(s) should this be required. Those services would be performing for an additional fee.

4. Neither all nor any part of the contents of the report shall be disseminating, or referring to the public through advertising, public relations, news or sales media. Any open communication or publication reference, including any private or public offerings, but not limiting to those filed with the government organization or other governmental agency, without the prior written consent and the approval of the value measurement specialist are prohibited.

5. Management is assumed to be competent, and the ownership to be in responsible hands, unless noted in this report otherwise. The quality of business management has a direct effect on the viability and value of the business. The financial forecasts contained in the value measurement are assumed with both responsible ownership and competent management unless noted otherwise. Any variance from this assumption could have a significant impact on the final value estimation.

6. Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject business of future federal, state, or local legislation, including any environmental or ecological matters or interpretations thereof.

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7. Events and circumstances frequently do not occur as expected; there will usually be differences between actual results and prospective financial information. Those differences may be material. According to the extent that any of the information used in this analysis and the adjustment the report requires, the final value would be different.

8. All facts and data set forth in our report are true and accurate to the best of the valuator's knowledge and belief. During the course of the value measurement, we have considered information provided by Management and other third parties. We believe these sources to be reliable, but no further responsibility is assuming for their accuracy.

9. We have conducted interviews with the current Management of subject concerning the past, present, and prospective operating results of the firm.

10. No investigation of legal fees or title to the property has been made, and the owner's claim to the property has been assuming to be valid. No consideration has been giving to liens or encumbrances that may be against the property except as specifically stated in the value measurement executive summary report.

11. Any forecasts of future events described in this report represent the general expectancy concerning such events as of the Valuation Date. These future events may or may not occur as anticipated, and actual operating results may vary from those described in our report.

12. We have used financial forecasts approved by Management. We have not examined the forecast data or the underlying assumptions in accordance with the IFRSs and do not express an opinion or any other form of assurance on the forecast data and related assumptions. In the case in which the forecast data differ from the actual future events, our recommendations as to the indication of value may be materially affected.

13. Our report was based on historical and/or prospective financial information provided to us by Management and other third parties. This information has not been audited, reviewed, or compiled by us, nor has been subjected to any type of audit, review, or compilation procedures by us, nor have we audited, reviewed, or compiled the books and records of the subject company. Had we audited, reviewed or compiled the underlying data, matters may have come to our attention which would have resulted in our using amounts which differ from those provided; accordingly, we take no responsibility for the underlying data presented or relied upon in this report.

14. We have relied upon the representations of the owners, management, and other third parties concerning the value and useful conditions of all equipment, real estate, investments used in the business, and any other assets of the business are free and clear of liens and encumbrances, or that the subject company

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has good title to all assets. We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

15. All recommendations as to value are presenting as the valuator's conclusion based on the facts and data set forth in this report. Our value measurement judgment, shown herein, pertains only to the subject assets, the stated value standard (value), as at the stated the Valuation Date, and only for the stated value measurement purpose. They are applied to this report only, and may not be use out of the context presented herein.

16. In all matters that may be potentially challenged by the government organization, a court or the Internal Revenue Service, we do not take responsibility for the degree of reasonableness of contrary positions that others may choose to take, nor for the costs or fees that may be incurred in the defense of our recommendations against challenge(s). We will, however, retain our supporting work papers for your perusal, and will be available to assist in active defense of the professional positions we took, at our then current rates, plus direct expenses at actual, and according to our then current standard professional agreement.

17. Unless otherwise indicated, dollar amounts in this report are in US dollars and in thousands.

18. The numbers in the Report were rounded up, leading to minor deviation or inconsistency.

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INDEX

Glossary... 2

Valuation assumptions and constraints.......................... 3

Index 6

Result of common share equity evaluation..................... 7

Standard of value 7

Premise of value 7

Background of transaction 7

Analysis of industry 8

Introduction of target... 12

Calculation of value 12

Valuation methodologies....................................... 13

Prospective benefit stream explanation 14

The selected approach 18

Appendix 1 source of data 20

Appendix 2 selection of comparable companies............ 21

Appendix 3 calculation of discount rate 25

Appendix 4 discounted cash flow analysis (1/2)............ 27

Appendix 4 discounted cash flow analysis (2/2)............ 28

Appendix 5 prospective financial information of Yong ding biopharm (1/2).. 29

Appendix 5 prospective financial information of Yong ding biopharm (2/2).. 30

Appendix 6 yong ding biopharm's self-prepared consolidated balance sheet 31

Appendix 6-1 yong ding biopharm's self-prepared statement of comprehensive income.. 32

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RESULT OF COMMON SHARE EQUITY EVALUATION

Considering that the purpose of valuation is for Yong Ding Biopharm's internal use of management decision to understand the common share equity value, BDO Taiwan considered Yong Ding Biopharm's future profitability, characteristics of the industry Yong Ding Biopharm operates in besides its current operation and status of assets and liabilities. The valuation adopted the income approach reflecting Yong Ding Biopharm's future operation as the valuation conclusion under the premise of value, the enterprise's current use (going concern). The equity value of Yong Ding Biopharm's common shares as of Valuation Date shall fall in the range below.

Table 1 Value conclusion- Income approach

Unit: NTD in thousands /USD in thousands

Value range	Value range	Value range
Jan,.1, 2024 Yong Ding Biopharm's 100% common share equity value as of Jan. 1, 2024	NT$4,426,873	NT$5,145,584
Jan,.1, 2024 Yong Ding Biopharm's 100% common share equity value as of Jan. 1, 2024 [1]	US$140,849	US$163,716

Note:

1. The exchange rate of 1:31.43 for USD/NTD was adopted in accordance with Taiwan Bank information as of Dec.29, 2023.
2. The above calculation was made by computer. Minor calculation inconsistency came from the decimal adjustment.

STANDARD OF VALUE

In accordance with IVS, investment value is the value of an asset to a particular owner or prospective owner for an individual investment or operational objectives. This standard of value reflects the benefits received by an entity from holding the asset. Considering that the Report is for Yong Ding Biopharm's internal use of management decision to understand the equity value of 100% common share, the standard of value for this valuation is defined as the investment value.

PREMISE OF VALUE

The enterprise's current use from the investor's view is adopted as the premise of value.

BACKGROUND OF TRANSACTION

Yong Ding Biopharm would like to understand its own 100% common share equity value as of Valuation Date for internal use of management decision and engaged BDO Taiwan to analyze the value and issue the Report on the Valuation Object。

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ANALYSIS OF INDUSTRY[1]

Health and wellness market analysis

The global health and wellness market is primarily driven by the increased consumer expenditure of a wide variety of health and wellness products and service across the globe. The growing burden of physical and mental diseases, such as cancer, depression and anxiety, has a significant role in the development of the trillion dollars health and wellness industry.

Based on the region, Asia Pacific dominated the global health and wellness market in 2023 in terms of revenue, 33.6% of total market, and is estimated to sustain its dominance during the forecast period, 2024 to 2033. North America is estimated to be the most opportunistic market during the forecast period.

From the recent years, the health and wellness market grew strongly. According to PRECEDENCE RESEARCH, the global health and wellness market was valued at USD 5,546 billion in 2023 and is expected to grow at a CAGR of 5.2% from 2024 to 2033. The Asia Pacific health and wellness market size was estimated at USD 1,863.6 billion in 2023 and is predicted to be worth around USD 3,333.5 billion by 2033 at a CAGR of 5.9% from 2024 to 2033. Further data can be found in Chart 1.

Chart 1

PRECEDENCE RESEARCH
Asia Pacific Health and Wellness Market Size 2023 to 2033
(In Billion USD)
3,500
3,150
2,800
2,450
2,100
1,750
1,400
1,050
700
350
0
$ 1,863.6
$ 1,983.8
$ 2,110.3
$ 2,243.3
$ 2,383.0
$ 2,529.7
$ 2,683.7
$ 2,845.1
$ 3,004.8
$ 3,169.0
$ 3,333.5
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
Source: https://www.precedenceresearch.com/health-and-wellness-market

Contact lenses and contact lens solution market analysis

The main growth drivers of contact lenses market are rising prevalence of refractive errors, increasing geriatric population, growing preference for eye testing, pertaining to defense, early detection, care and rehabilitation, and growing developments in technological advancements for enhanced usability. According to Research Nester, contact lenses market size is estimated to reach USD 16 billion by the end of 2033, growing at a CAGR of 5% during the forecast period, i.e., 2023 to 2033.

Contact lens solution is essential to keep the lenses and the eyes moisturized.

[1] Source: PRECEDENCE RESEARCH · Grand View Research · The BRAINY Insight · Emergen Research · We Market Research website and report · BDO Taiwan summarized ·

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In addition to preventing eye infections, they are used to clean, store and disinfect the lenses. The growing need for a comfortable substitute for spectacles has led to a significant growth in the use of contact lenses, particularly in emerging countries with a growing population of wearers.

During the forecast period, the worldwide contact lens solutions market is expected to grow steadily due to the rising demand for contact lenses, driving the demand for lens cleaning solutions. North America emerged as the most significant global contact lens solution market, with a 36.7% market revenue share in 2023.

In accordance with The BRIANY Insight, the global contact lens solution market was valued at USD 1.9 billion in 2023, growing at a CAGR of 4.8% from 2024 to 2033. Further data can be found in Chart 2.

Chart 2

Market is expected to register a CAGR of 4.8%
36.7% of the global market share was accounted by North America region in 2023
%
The market was valued at USD 1.9 Billion in 2023
Based on the Type segment, the Multipurpose segment accounted for the largest market share of 59% in 2023
CONTACT LENS SOLUTION MARKET
THE BRAINY INSIGHTS
www.thebrainyinsights.com

Ophthalmic drugs market analysis

Ophthalmic drugs market can be divided into eye allergy, eye infection, Glaucoma, retinal disorders, dry eye, etc.

Dry eye syndrome is defined as a disorder wherein the eyes are unable to lubricate themselves sufficiently via tears. The increasing prevalence of dry eye syndrome worldwide is caused by the factors, such as aging populations, prolonged screen time, increased use of contact lenses and environmental conditions of pollution and dry air. In addition, rising awareness about eye health and technological advancements in formulation and delivery methods are enhancing the efficacy and convenience of demulcent eye drops and speeding up the market growth.

There is a growing awareness of eye health and the importance of preventive measures among consumers in Asia Pacific, leading to the fastest rate of expansion during the forecast period, i.e., 2024 to 2033. The application of demulcent eye drops helps to hydrate the eye surface, improve tear film stability and reduce symptoms of dryness, such as stinging, burning and itching. Demulcent eye drops serve as a valuable solution for managing dry eye symptoms. According to PRECEDENCE RESEARCH, the global demulcent eye drops market size was estimated at USD 2.25 billion in 2023 and is projected to grow at a CAGR of 6.04% from 2024 to 2033. Further data can be found in Chart 3.

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Chart 3

PRECEDENCE RESEARCH
DEMULCENT EYE DROPS MARKET SIZE 2023 TO 2033 (USD BILLION)
4.1
3.69
3.28
2.87
2.46
2.05
1.64
1.23
0.82
0.41
0
$ 2.25
$ 2.38
$ 2.53
$ 2.68
$ 2.84
$ 3.02
$ 3.20
$ 3.39
$ 3.60
$ 3.81
$ 4.04
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
Source: https://www.precedenceresearch.com/demulcent-eye-drops-market

The glaucoma category of eye diseases is characterized by elevated intraocular pressure, which can result in optic nerve damage and blindness. Treatment options include laser therapy, eye medications and surgery to maintain eyesight and control intraocular pressure. The Glaucoma market is driven by several important reasons, including the increased global prevalence of glaucoma, an aging population and developments in diagnostic technology. In general, the market of Glaucoma is kept growing by a mix of population trends, technology advancements and an emphasis on preventive healthcare.

North America dominates the Glaucoma market with the highest revenue generating market with share of more than 45%. Asia Pacific is seeing an increase in Glaucoma incidence as a result of changing lifestyles and longer life expectancies. It's expected to be the fastest-growing market for Glaucoma during the forecast period.

In accordance with We market research report, the Glaucoma market is expected to develop at a CAGR of 6.35% from 2024 to 2033 when it's projected to reach USD 13.54 billion based on an average growth pattern. Further data can be found in Chart 4.

Chart 4

We Market Research
Glaucoma Market
Market Size in USD Bn
7.32
13.54
2024
2033

Artificial cornea market analysis

Increasing prevalence of ophthalmic infection and corneal disorders is contributing significantly to the market revenue growth. Artificial cornea and corneal implantation help patients who have their cornea severely

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damaged by congenital birth defects, infections, injuries or burns undergo surgery to restore their vision. Increasing prevalence of ophthalmic infection, rising investment and initiatives in eye care, increasing research and development in artificial cornea implants, a growing number of surgeries and the demand for new techniques are the major factors driving the market growth. According to Emergen Research, the global artificial cornea and corneal implant market size was USD 437.6 million in 2022 and is expected to grow at a CAGR of 7.9% from 2019 to 2032. Further data can be found in Chart 5.

Chart 5

Market is expected to REGISTER a CAGR of 7.9%
38.0% of global market revenue was accounted for by North America in 2022
Based on type, Artificial Cornea segment is expected to register a CAGR of 8.5%
The market was valued at USD 437.6 Million in 2022
2020
2021
2022
The market is FRAGMENTED with many players accounting for majority market revenue
One of the KEY DRIVERS for market growth is increasing prevalence of ophthalmic infection
READ THE REPORT
ARTIFICIAL CORNEA AND CORNEAL IMPLANT MARKET 2019-2032
10,000+ reports covering niche topics
EMERGEN RESEARCH

Pancreatic cancer treatment and diagnostic market analysis

Pancreatic cancer is one of the leading causes of cancer-related deaths globally. The significant rise in the number of pancreatic malignancy cases is fueling the adoption of screening tests and creating a demand for novel screening tests. Moreover, technological advancements in terms of accuracy and sensitivity of diagnostic tests, evolution in molecular diagnostics and biomarker tests used to malignancy detection are other factors propelling the market demand forward. Molecular diagnostic tests can detect specific genetic mutations and biomarkers associated with pancreatic cancer, enabling earlier diagnosis and more precise treatment. For example, liquid biopsy tests that detect circulating tumor DNA are being developed that could help diagnose pancreatic cancer at an earlier stage. In accordance with GRAND VIEW RESEARCH, North America held a market share of 40.41% in 2022. The increasing demand for novel diagnostic tests and favorable reimbursement policies are also expected to support the market growth in North America. Thus, it's expected to grow at a CAGR of 5.6% from 2023 to 2030. Further data can be found in Chart 6.

Chart 6

U.S. Pancreatic Cancer Diagnostic Market
Size, by Product, 2020 - 2030 (USD Million)
$824.9M
$743.4M
2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030
Instruments
Consumables
Services
GRAND VIEW RESEARCH
5.6%
U.S. Market CAGR, 2023 - 2030
Source: www.grandviewresearch.com

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INTRODUCTION OF TARGET[2]

Yong Ding Biopharm was founded in Taipei in April of 2013. It was designated as the vendor of clinical trial drugs by NOVARTIS in 2015. Yong Ding Biopharm takes the preventive healthcare as the basis to integrate the professional healthcare team within the group, including doctors, pharmacists and dietitians, to establish the professional health supplement brand, Dr. Doctor, developing health supplements for different people and various chronic diseases from the aspects of medicine, pharmacology and nutrition and health sciences.

In addition, for the development in eye-related drugs, Yong Ding Biopharm collaborated with 3D GLOBAL BIOTECH recently to develop products based on the patent of LSCs which can be used for the indication caused by keratitis, like dry eye syndrome.

Furthermore, Yong Ding Biopharm was authorized by and collaborated with EG BioMed in the second quarter of 2024 to develop the pancreatic cancer detection technique. EG-Pancreatic Blood Test-E1 (EGPT-E1), developed by EG BioMed, excels the pancreatic cancer detection. The sensitivity and accuracy can reach above 90% and made application for the US patents in February of 2024.

CALCULATION OF VALUE

The valuation needs to consider all information that possibly affects Yong Ding Biopharm's common share equity value, including the purpose of valuation, the history of Target, financial condition, industry prospect and Target's status of the industry. Moreover, the professional capability of Management and the intangible assets owned by Target are also required to be considered with reliable supporting data for different valuation methodologies

Additionally, the valuation process shall refer to the current status of comparable companies, including their histories and current operation, industrial and economic development, profitability, financial information and trading prices in the public markets.

[2] **Source:** MOEA website, Line Yong Ding Biopharm Line group and YD Biopharma profile.

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VALUATION METHODOLOGIES

In accordance with IVS, there are three applicable valuation methodologies, Asset Approach, Market Approach and Income Approach. Among the value evaluation analysis of each asset, the above-mentioned methodologies shall be considered for selection or the most relevant ones shall be used. The brief explanation of these three valuation methodologies are as follows.

Market Approach

Income Approach

Asset Approach

This is a method of determining the value of an enterprise or a business by evaluating the total value of assets net of liabilities. Asset approach is to estimate the consideration of replacement or achievement based on the going-concern assumption Unless asset approach is appropriate due to specialties of valuation target, this approach cannot be the only method adopted for valuation. However, if the target is not assumed to be continuously going-concern or used, the asset approach is usually selected for the valuation of such target, i.e., the liquidation value. Balance sheet is the main base of this approach in consideration of off-balance-sheet assets and liabilities.

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PROSPECTIVE BENEFIT STREAM EXPLANATION

Basic Assumptions about Prospective Financial Data

- All projected numbers and schedules within the prospective financial information can be achieved.

- Revenue

Yong Ding Biopharm provides the services of selling nutritional health supplements, medicines and medical devices. Recently, Yong Ding Biopharm acquired the patent and relevant technique of the Limbal Stem Cells Cultivation Technique from 3D GLOBAL BIOTECH to develop the new drugs for dry eye syndrome, Glaucoma eye drop and corneal stem cell regeneration and obtained the Core Methylation Analysis Technique for Pancreatic Cancer and the concession of the United States market from EG BioMed. Yong Ding Biopharm's growth in revenue is mainly driven by

1. Sales of nutritional health supplements, medicines and medical devices
   - A. Health supplements - The sales level of previous year will sustain in 2024. From 2025 to 2028, the growth rates of 7% is expected. 5% is to be estimated in 2029 and onwards.
   - B. Medicine and medical devices - The expansion of medicine and medical devices purchase with global pharmaceutical companies is anticipated. The growth rates for 2024 and 2025 are set to be 100% and 20%. 10% is adopted for growth rate from 2026 to 2028. 5% is expected for 2029 and onwards.
2. LSCs and exosome products
   - A. Exosome contact lens solution - Market size of global contact lens solution is estimated to be around USD 10.35 billion. Yong Ding Biopharm expects to obtain the relevant medical device certification in 2025 and get 1.6% of market share when accessing the market in the same year. 8% of market share can be reached in 2029. For 2030 and onwards, 8% can be sustained. The revenue will rise along with the increase in market size at the CAGR of 4%.
   - B. Contact lens set (incl. exosome solution) - Taiwan contact lens market size is estimated to be around NTD 1.667 billion. Yong Ding Biopharm plans to outsource the production to the qualified factory for sales in 2025 and gain 1.6% of market share in the same year. 8% of market share in 2029 is expected. For 2030 and onwards, 8% can be sustained. The revenue will increase along with the expansion in market size at the CAGR of 3.0%.
   - C. Eye drop for dry eye syndrome (OTC) - After the completion of medical device certification in 2025, Yong Ding Biopharm will obtain the authorization and collaborate with the current sales channel. The market size is expected to be about USD 3.3 billion. The product is planning to gain 0.15% of market share when entering the market in 2025. With the steady growth each year, 3% can be reached in 2037. The revenue will increase along with the expansion in market size at the CAGR of 5.4%. The revenue is mainly generated from the production income, or 20% of total sales, and profit sharing, or 10% of total sales.

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D. Eye drop for dry eye syndrome (new drug) - After the completion of Phase II clinical trial in 2026, Yong Ding Biopharm will grant the authorization at the price of USD 19 million to the pharmaceutical plant for Phase III clinical trial and afterward market sales after obtaining the drug permit license. The market size is estimated to be around USD 2.29 billion. The product is planned to access the market and gain 1.2% of market share in 2029. The steady growth per year is expected and the market share will reach 4% in 2037 accordingly. The revenue will increase along with the expansion in market size at the CAGR of 5.4%. The revenue is mainly generated from the production income, or 20% of total sales, and profit sharing, or 10% of total sales.

E. Eye drop for glaucoma (new drug) - After the completion of Phase II clinical trial in 2027, Yong Ding Biopharm will grant the authorization at the price of USD 25 million to the pharmaceutical plant for Phase III clinical trial and afterward market sales after obtaining the drug permit license. The market size is estimated to be around USD 2.88 billion. Eye drop for glaucoma (new drug) is planned to access the market and gain 1.2% of market share in 2030. With the steady growth per year, the market share will reach 6% in 2035 accordingly. The revenue will increase along with the expansion in market size at the CAGR of 3.3%. The revenue is mainly generated from the production income, or 20% of total sales, and profit sharing, or 10% of total sales.

F. New drug of LSCs regeneration - After the completion of Phase II clinical trial in 2031, Yong Ding Biopharm will grant the authorization at the price of USD 20 million to the pharmaceutical plant currently working with and afterward market sales after obtaining the emergency use authorization. The market size is estimated to be around USD 481 million. New drug of corneal stem cells regeneration is planned to access the market and gain 2.4% of market share in 2035. 3% to 6% of steady growth per year is expected and the market share will reach 12% in 2037 accordingly. The revenue will increase along with the expansion in market size at the CAGR of 6.9%. The revenue is mainly generated from the production income, or 20% of total sales, and profit sharing, or 10% of total sales.

3. Methylation pancreatic cancer detection service (United States)

The market size of methylation pancreatic cancer detection service is estimated to be USD 920 million in the United States. The service is aimed to access American market in the 4th quarter of 2024 to gain 0.1% of market share. 0.9% to 3% of steady growth per year is expected and the market share will reach 10% in 2029 accordingly. The revenue will increase along with the expansion in market size at the CAGR of 5.6%. The revenue is mainly generated from the detection service income.

- Gross margin

1. Sales of nutritional health supplements, medicines and medical devices

A. Sales of health supplements - 35% is adopted with reference to the market condition.

B. Sales of medicine and medical devices - 70% to 75% is used with reference to the market condition ;

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2. LSCs and exosome products

   A. Exosome contact lens solution - 70% is adopted with reference to the market condition.

   B. Contact lens set (incl. exosome solution) - 70% is adopted with reference to the market condition.

   C. Eye drop for dry eye syndrome (OTC) - Gross margin for production income is 60% and that for profit sharing is 90%.

   D. Eye drop for dry eye syndrome (new drug) - Gross margin for production income is 60%, that for authorization is 80% and that for profit sharing is 90%.

   E. Eye drop for glaucoma (new drug) - Gross margin for production income is 60%, that for authorization is 80% and that for profit sharing is 90%.

   F. New drug of LSCs regeneration - Gross margin for production income is 60%, that for authorization is 80% and that for profit sharing is 90%.

3. Methylation pancreatic cancer detection service - Gross margin for service income is 45% to 50%.

- Operating expense

1. Sales expense - It mainly pertains to the expenditures made for market entry for products about contact lenses and service about methylation pancreatic cancer detection, such as ads broadcasted in various media, and is estimated with reference to total sales.

2. Administration expense - The product sales in the future will primarily be in ODM model without over-expanding the relevant teams. The ratio of the administration expense to total sales will decline with the growth of revenue. The foregoing ratio is expected to be 28.55% in 2024. With the gradual decline each year, the ratio will reach 0.68% in 2038.

3. R&D expense - The R&D amounts for LSCs, exosome products and eyes-related drugs are illustrated as follows.

   A. Contact lens set (incl. exosome solution) - The R&D expenses for 2024 and 2025 amount to NTD 7.5 million individually.

   B. Eye drop for dry eye syndrome (OTC) - The R&D expense for 2024 amounts to NTD 7.5 million.

   C. Eye drop for dry eye syndrome (new drug) - The R&D expenses for 2024, 2025 and 2026 amount to NTD 30 million respectively.

   D. Eye drop for glaucoma (new drug) - The R&D expenses for 2025, 2026, 2027 and 2028 are expected to NTD 7.5 million, 30 million, 30 million and 15 million respectively.

   E. New drug of LSCs regeneration - The R&D expenses for 2026, 2028, 2029 and 2031 are expected to NTD 15 million, 30 million, 30 million and 15 million respectively.

- Income tax rate

The Company's main operation is in Taiwan. The statutory income tax rate is 20%.

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- Capital expenditure and depreciation and amortization

Per Management, Yong Ding Biopharm's main business is to sell health supplements, drugs and medical devices, develop new drugs and provide the pancreatic cancer detection test service. The purchase of testing equipment for 2025, 2027, 2029 and 2031 are estimated to be USD 31.5 million. From 2024 and onwards, the right-of-use assets range from USD 3,572 thousand to USD 6,930 thousand, arising from the rentals for the office and laboratory. The intangible assets of patents are expected to be acquired at the costs of NTD 91,430 thousand and NTD 125,720 thousand in 2024 and 2025 respectively. The depreciation will be recognized based on the equipment's useful lives and the periods of lease contracts.

- Net working capital

Yong Ding Biopharm's net working capital is estimated on the basis of current assets, excluding cash and cash equivalents, minus current liabilities, excluding lease liabilities, from the prospective financial information.

- Discount rate

WACC minus the 0% long-term stable growth rate, 25.50%, is adopted as the discount rate to calculate Yong Ding Biopharm's common share equity value.

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THE SELECTED APPROACH

Income Approach - Discounted Cash Flow Method

In general, the equity value of an enterprise mainly comes from the future economic profits generated by the target company and mostly estimated by the use of potential future cashflow. In addition to the reasonable consideration of enterprise's going concern, the future economic profits and proper discount rate are to be considered. It's the most reasonable and commonly-accepted method.

Yong Ding Biopharm's prospective financial information for the following 15 years was discounted at WACC to calculate its common share equity value

- Refer to Appendix 3 for calculation of discount rate
- Refer to Appendix 4 for DCF analysis
- Refer to Appendix 5 for 15-year prospective financial information

Value adjustment

The value adjustment process is to adjust the output of DCF method, the enterprise value of Yong Ding Biopharm as of Jan.1, 2024. Given that the result of DCF implicitly includes the value of control premium and Yong Ding Biopharm plans to go IPO recently, the valuation analysis does not consider the liquidity discount to reflect the 100% common share equity value. The value adjustment is shown below in Table 2.

Table 2 Value Adjustment

Unit: NTD in thousands

Approach	DCF
Yong Ding Biopharm's Enterprise value before adjustment (EV)	$4,763,296
Plus cash equivalent	2,680
Minus interest-bearing debts	(1,428)
Plus non-operational assets	2,000
Yong Ding Biopharm's common share equity value as of Jan. 1, 2024	$4,766,548

Note: The above calculation was made by computer. Minor error came from the decimal adjustment.

Common Share Equity Value Conclusion

The purpose of valuation is to understand Yong Ding Biopharm's common share equity value. However, given that Yong Ding Biopharm's common share is not traded in the public market, there was no public price from the active market. Hence, the valuation methodology was adopted for setting up the investment value.

The valuation process performed by BDO Taiwan was based on the operational and financial data provided by Yong Ding Biopharm management with the adoption of DCF method to evaluate and analyze Yong Ding Biopharm's 100% of common share equity value as of Valuation Date.

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Among all factors impacting Yong Ding Biopharm common share's equity value under DCF method, WACC and long-term stable-growth rate were selected to perform the sensitivity analysis on Yong Ding Biopharm equity value. The range of common share equity value based on the result of sensitivity analysis is shown below in Table 3 and Table 3-1.

Table 3 Range of equity value and sensitivity analysis result for 100% of common share under DCF method

Unit: NTD in thousands/%

Long-term stable growth rate	WACC		
	24.50%	25.50%	26.50%
0%	$5,145,584	$4,766,548	$4,426,873

Note: The above calculation was made by computer. Minor calculation inconsistency came from the decimal adjustment.

Table 3-1 Range of equity value and sensitivity analysis result for 100% of common share under DCF method

Unit: USD in thousands/%

Long-term stable growth rate	WACC		
	24.50%	25.50%	26.50%
0%	$163,716	$151,656	$140,849

Note :

1. The exchange rate of 1:31.43 for USD/NTD was adopted in accordance with Taiwan Bank information as of Dec.29, 2023.
2. The above calculation was made by computer. Minor calculation inconsistency came from the decimal adjustment.

The value conclusion is based on DCF reflecting Yong Ding Biopharm operation performance in the future. Under the assumption of company going concern, Yong Ding Biopharm's common share equity value ranges from **NTD 4,426,873 thousand** to **NTD 5,145,584 thousand** (**USD 140,849 thousand** to **USD 163,716 thousand**).

The information used in the report was the market information as of the Valuation Date. However, due to the rapid change in the capital market, the users of the report shall pay attention to the effect the change in capital market might have on Yong Ding Biopharm's equity value after the Valuation Date. In addition, the valuation process was based on relevant information about the valuation analysis and public information subject to the limits listed in page 3.

Provided that the actual situation differs from any foregoing assumptions or the adopted assumption is different from the above-mentioned assumptions, the analysis result might have significant changes. Please note that BDO Taiwan utilized Yong Ding Biopharm potential financial forecast for value analysis and did not express any opinion or issue any guarantee on the achievability of Yong Ding Biopharm financial forecast.

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APPENDIX 1 SOURCE OF DATA

The information used in the report was listed below.

- Yong Ding Biopharm's self-prepared consolidated balance sheet as of Dec. 31, 2022 and 2023.
- Yong Ding Biopharm's self-prepared statement of comprehensive income for the year from Jan. 1 to Dec. 31, 2022 and 2023.
- Yong Ding Biopharm's prospective financial information for the following 15 years.
- Research reports about the industry and economic environments.
- The sources of other data used in the report were specified in the relevant paragraphs.

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APPENDIX 2 SELECTION OF COMPARABLE COMPANIES

Ticker	Name of company	Brief introduction
NASDAQGM:PRE	Prenetics Global Limited	Prenetics Global Limited, a genomics-driven health sciences company, engages in revolutionizing prevention, early detection, and treatment. It offers CircleDNA, a prevention arm that uses whole exome sequencing to offer comprehensive consumer DNA test. The company also, through its joint venture, Insighta, engages in pioneering multi-cancer early detection technologies. In addition, the company, through its equity interests in ACT Genomics Holdings Company Limited, is involved in genomic profiling of solid tumors through ACTOnco. Prenetics Global Limited was founded in 2007 and is based in Quarry Bay, Hong Kong.
NASDAQGS:GH	Guardant Health, Inc.	Guardant Health, Inc., a precision oncology company, provides blood and tissue tests, data sets, and analytics in the United States and internationally. The company provides Guardant360; Guardant360 LDT; Guardant360 CDx Test; Guardant360 Response Test; Guardant360 TissueNext Test; GuardantINFINITY Test; GuardantConnect, an integrated software-based solution designed for clinical and biopharmaceutical customers to connect patients tested with assays with actionable alterations with potentially relevant clinical studies; GuardantOMNI Test for advanced stage cancer; and GuardantINFORM, an in-silico research platform for tumor evolution and treatment resistance across various biomarker-driven cancers. It offers Shield Test; Guardant Reveal Test for adjuvant treatment selection in early-stage cancer patients; Smart Liquid Biopsy Platform; and Guardant Galaxy, an AI-backed digital pathology platform that helps improve cancer biomarker detection. In addition, the company offers development services, including companion diagnostic development and regulatory approval, clinical study setup, monitoring and maintenance, testing development and support, technologies licensing, and kits fulfillment. The company has a collaboration agreement with Illumina, Inc. for the sharing of specimen samples to advance cancer research. The company was incorporated in 2011 and is headquartered in Palo Alto, California.

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Ticker	Name of company	Brief introduction
NASDAQGS:ILMN	Illumina, Inc.	Illumina, Inc. offers sequencing- and array-based solutions for genetic and genomic analysis in the United States, Singapore, the United Kingdom, and internationally. It operates through Core Illumina and GRAIL segments. The company offers sequencing and array-based instruments and consumables, which include reagents, flow cells, and library preparation; whole-genome sequencing kits, which sequence entire genomes of various size and complexity; and targeted resequencing kits, which sequence exomes, specific genes, and RNA or other genomic regions of interest. It also provides whole-genome sequencing, genotyping, noninvasive prenatal testing, and product support services; and Galleri, a multi-cancer early detection test. In addition, the company is developing solutions to help accelerate cancer diagnoses, blood-based detection for minimal residual disease, and other post-diagnostic applications. The company serves genomic research centers, academic institutions, government laboratories, and hospitals, as well as pharmaceutical, biotechnology, commercial molecular diagnostic laboratories, and consumer genomics companies. It markets and distributes its products directly to customers, as well as through life-science distributors. Illumina, Inc. was incorporated in 1998 and is based in San Diego, California.
SWX:ROG	Roche Holding AG	Roche Holding AG engages in the pharmaceuticals and diagnostics businesses in Europe, North America, Latin America, Asia, Africa, Australia, and Oceania. The company offers pharmaceutical products in the therapeutic areas of anemia, blood and solid tumors, dermatology, hemophilia, inflammatory and autoimmune, neurological disorders, ophthalmology, respiratory disorders, and transplantation. It is also developing products for various therapeutic areas. In addition, it offers in vitro tests for the diagnosis of various diseases, such as cancer, diabetes, Covid-19, hepatitis, human papillomavirus, and other diseases; diagnostic instruments; and digital health solutions. Roche Holding AG was founded in 1896 and is based in Basel, Switzerland.
SWX:ALC	Alcon Inc.	Alcon Inc. researches, develops, manufactures, distributes, and sells eye care products for eye care professionals and their patients worldwide. The company's Surgical segment offers equipment, instrumentation and diagnostics, intraocular lenses (IOLs), and other implantables; and consumables, including viscoelastics, surgical solutions, incisional instruments, surgical custom packs, and other products for surgical procedures. Its cataract

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Ticker	Name of company	Brief introduction
		products include Centurion vision system, LenSx laser system, ARGOS biometer, LuxOR surgical ophthalmic microscope, SMARTCATARACT health platform, NGENUITY 3D visualization system, Verion reference unit and Verion digital marker, and ORA system for intra-operative measurements; custom pak surgical procedure packs; vitreoretinal products comprising constellation vision systems, procedure packs, lasers and hand-held microsurgical instruments, and grieshaber and MIVS instruments, as well as scissors, forceps and micro-instruments, medical grade vitreous tamponades, and Hypervit vitrectomy probes; refractive surgery products, including WaveLight lasers and Contoura Vision used for LASIK treatment; EX-PRESS glaucoma filtration device; and implantable products, including AcrySof IQ products, such as monofocal IOLs and advanced technology IOLs for the correction of presbyopia and astigmatism at the time of cataract surgery. Its Vision Care segment provides daily disposable, reusable, and color-enhancing contact lenses; ocular health products, such as dry eye, glaucoma, contact lens care, and ocular allergies; and ocular vitamins and redness relievers. The company was formerly known as Alcon Universal S.A. and changed its name to Alcon Inc. in December 2001. Alcon Inc. was founded in 1945 and is headquartered in Geneva, Switzerland.
TPEX:1784	BIONET Corp.	BIONET Corp. provides cord blood banking services in Taiwan and internationally. The company offers stem cell banking services, including stem cell storage, mesenchymal stem cell storage, dental stem cell storage, adipose stem cell, and PBSC + immune cells; and genetic testing services. It also provides stem anti-aging and ANIKINE series products. In addition, the company offers Exosome, a novel cell-free therapy. The company was founded in 1989 and is based in Taipei City, Taiwan.
TPEX:3224	MetaTech (AP) Inc.	MetaTech (AP) Inc., together with its subsidiaries, engages in the wholesale and retail of electronic products and equipment in Taiwan and internationally. It also develops and produces cell sheets and cell therapy-related products, as well as develops and operates biomedicine-related business; sells petri dishes; and tourism business. The company was founded in 1987 and is headquartered in New Taipei City, Taiwan.

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Ticker	Name of company	Brief introduction
TPEX:6712	Ever Supreme Bio Technology Co., Ltd	Ever Supreme Bio Technology Co., Ltd engages in the research, development, and manufacture of drug products related to human mesenchymal stem cells and immune cells. Its products include UMC01, a drug candidate in Phase I clinical trials for the treatment of myocardial infarction and stroke; ADCV01, a drug candidate in Phase II clinical trials for the treatment of malignant brain tumor; CAR001, a chimeric antigen receptor immune cells product; and bone-marrow stem cells (BMSC), used to treat chronic stroke, degenerative osteoarthritis, and spinal cord injuries. The company was incorporated in 2016 and is based in Taichung, Taiwan.

資料來源：S&P Capital IQ。

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APPENDIX 3 CALCULATION OF DISCOUNT RATE

Calculation of WACC

The calculation of discount rate shall consider both the entire market and various factors of Yong Ding Biopharm's industry. The calculation of WACC is as follows.

WACC= $\left(\frac{D}{D+E}\right)\times(1-t)\times K_D+\left(\frac{E}{D+E}\right)\times K_E$, including

D: Interest-bearing debt

E: Total amount of equity

K_D: Pre-tax cost of debt

K_E: Cost of equity

t: Real tax rate

(1) Interest-bearing liabilities ratio and equity ratio

The interest-bearing liabilities ratio and equity ratio (1- interest-bearing liabilities ratio) of comparable companies (Appendix 2) are 11.08% and 88.92%.

(2) Income tax rate

The statutory income tax rate in Taiwan, 20%, was implemented.

(3) Pre-tax cost of debt

The interest rate of bank loan from CTBC Bank, 4.16%, was adopted.

(4) Cost of equity

For cost of equity calculation, the build-up method, CAPM, dividend discount model and ROE can be used. CAPM was adopted in the report.

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K_E= Rf + βj × (E(Rm)-Rf) + Company size premium + Company-specific risk premium

- **Rf**: The closing interest rate of 20-year bond on Dec. 29, 2023, 1.41%, was adopted. Source: S&P Capital IQ.
- **Bj**: The Beta of comparable companies with leverage adjustment, 0.622, was adopted. Source: S&P Capital IQ.
- **(E(Rm)-Rf)**: Refer to the statistical data of January, 2024 issued by NYU Aswath Damodaran, 8.05% was adopted for Taiwan.
- **Company size premium**: Refer to DUFF & PHELPS, Cost of Capital, 10.73%.
- **Company-specific risk premium**: It reflects the risk premium potential investors would grant in consideration of Target's business size, operation performance, the industry and so forth. After BDO Taiwan considered Yong Ding Biopharm's business size, characteristics of the industry, profitability and other company-specific operation factors, the specific risk premium of 10.0% was adopted as of the Valuation Date.

To sum up, K_E was 28.26%

(5) Weighted average cost of capital

WACC = 11.08% × (1-20%) × 4.16% + 88.92% × **28.26%** = 25.50%

Long-term stable growth rate

With reference to the global long-term average economic growth rate for 2019 to 2028 issued by IMF, 2.40%, and in consideration of the potential market share erosion by competitors in the following years, the report adopted 0% as the long-term stable growth rate to reflect the project's cost of capital.

The above-mentioned WACC minus long-term stable growth rate was the capitalization rate, 25.50%, for the discount of future benefit stream. The calculation is shown below

Calculation of capitalization rate
Unit: %

Item	WACC
WACC (A)	25.50%
Minus: long-term stable growth rate (B)	(0%)
Capitalization rate (C) = (A) - (B)	25.50%

Note: The above calculation was made by computer. Minor error came from the decimal adjustment.

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APPENDIX 4 DISCOUNTED CASH FLOW ANALYSIS (1/2)

Yong Ding Biopharm - Calculation of common share equity value (1/2)

Unit: NTD in thousands

Item/Year	2024	2025	2026	2027	2028	2029	2030	2031
Revenue	47,531	490,240	1,872,390	3,295,304	4,296,103	6,236,302	7,762,411	8,972,254
Cost of sales	(22,592)	(227,522)	(821,324)	(1,475,980)	(1,971,936)	(2,625,290)	(3,112,296)	(3,554,081)
Gross profit	**24,939**	**262,718**	**1,051,066**	**1,819,324**	**2,324,167**	**3,611,012**	**4,650,115**	**5,418,173**
Operating expense	(80,327)	(161,249)	(220,422)	(194,654)	(250,802)	(266,390)	(272,676)	(306,085)
Operating income	**(55,388)**	**101,469**	**830,644**	**1,624,670**	**2,073,365**	**3,344,622**	**4,377,439**	**5,112,088**
Income tax	11,078	(20,294)	(166,129)	(324,934)	(414,673)	(668,924)	(875,488)	(1,022,418)
Net income	**(44,310)**	**81,175**	**664,515**	**1,299,736**	**1,658,692**	**2,675,698**	**3,501,951**	**4,089,670**
Plus: Depreciation and amortization	6,270	26,254	26,254	32,554	32,554	38,854	32,554	38,854
Minus: Increase in net working capital	(5,967)	(73,784)	(230,359)	(237,153)	(166,799)	(323,366)	(254,352)	(201,641)
Minus: Capital expenditure	(95,002)	(164,150)	(6,930)	(38,430)	(6,930)	(38,430)	(6,930)	(38,430)
FCF	**(139,010)**	**(130,505)**	**453,480**	**1,056,707**	**1,517,517**	**2,352,756**	**3,273,223**	**3,888,453**
Consideration of approval or success possibility								
Approval possibility for medical device 510(K)[1]	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%
Possibility for Phase I test	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Success possibility from Phase I to Phase II (POS)[2]	71.6%	71.6%	71.6%	71.6%	71.6%	71.6%	71.6%	71.6%
Success possibility from Phase II to Phase III (POS)[2]	35.5%	35.5%	35.5%	35.5%	35.5%	35.5%	35.5%	35.5%
Success possibility from Phase III to NDA/BLA (POS)[2]	51.2%	51.2%	51.2%	51.2%	51.2%	51.2%	51.2%	51.2%
Success possibility from NDA to approval [1]	91.1%	91.1%	91.1%	91.1%	91.1%	91.1%	91.1%	91.1%
FCF after risk adjustment	**(139,010)**	**(139,564)**	**402,761**	**981,171**	**1,450,028**	**1,708,196**	**2,055,643**	**2,324,239**
Capitalization rate								
Terminal value under Gordon model								
Discount factor	0.8926	0.7113	0.5667	0.4516	0.3598	0.2867	0.2285	0.1820
Discounted value as of Jan. 1, 2024	(124,080)	(99,272)	228,245	443,097	521,720	489,740	469,714	423,012

Source: 1.ARROTEK website

2.Clinical Development Success Rates and Contributing Factors 2011-2020

Note: The above calculation was made by computer. Minor error came from the decimal adjustment.

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APPENDIX 4 DISCOUNTED CASH FLOW ANALYSIS (2/2)

Yong Ding Biopharm - Calculation of common share equity value (2/2)

Unit: NTD in thousands

Item/Year	Total	2032	2033	2034	2035	2036	2037	2038	2039 onwards
Revenue		10,360,434	11,815,940	12,676,477	15,001,288	16,130,586	18,656,643	20,207,022	
Cost of sales		(4,052,021)	(4,541,533)	(4,855,515)	(5,580,474)	(6,012,941)	(6,836,491)	(7,371,020)	
Gross profit		6,308,413	7,274,407	7,820,962	9,420,814	10,117,645	11,820,152	12,836,002	
Operating expense		(296,540)	(309,847)	(317,915)	(333,040)	(342,660)	(359,422)	(377,068)	
Operating income		**6,011,873**	**6,964,560**	**7,503,047**	**9,087,774**	**9,774,985**	**11,460,730**	**12,458,934**	
Income tax		(1,202,374)	(1,392,912)	(1,500,610)	(1,817,555)	(1,954,997)	(2,292,146)	(2,491,787)	
Net income		**4,809,499**	**5,571,648**	**6,002,437**	**7,270,219**	**7,819,988**	**9,168,584**	**9,967,147**	
Plus: Depreciation and amortization		32,554	32,554	26,254	26,254	19,954	19,954	19,954	
Minus: Increase in net working capital		(231,363)	(242,584)	(143,422)	(387,469)	(188,217)	(421,008)	(258,397)	
Minus: Capital expenditure		(6,930)	(6,930)	(6,930)	(6,930)	(6,930)	(6,930)	(6,930)	
FCF		**4,603,760**	**5,354,688**	**5,878,339**	**6,902,074**	**7,644,795**	**8,760,600**	**9,721,774**	**9,980,171**
Consideration of approval or success possibility									
Approval possibility for medical device 510(K)[1]		85.0%	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%	
Possibility for Phase I test		100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	
Success possibility from Phase I to Phase II (POS)[2]		71.6%	71.6%	71.6%	71.6%	71.6%	71.6%	71.6%	
Success possibility from Phase II to Phase III (POS)[2]		35.5%	35.5%	35.5%	35.5%	35.5%	35.5%	35.5%	
Success possibility from Phase III to NDA/BLA (POS)[2]		51.2%	51.2%	51.2%	51.2%	51.2%	51.2%	51.2%	
Success possibility from NDA to approval [1]		91.1%	91.1%	91.1%	91.1%	91.1%	91.1%	91.1%	
FCF after risk adjustment		**2,566,343**	**2,829,941**	**3,107,715**	**3,224,064**	**3,634,371**	**3,757,419**	**4,181,137**	**4,439,533**
Capitalization rate									25.50%
Terminal value under Gordon model									17,409,935
Discount factor		0.1451	0.1156	0.0921	0.0734	0.0585	0.0466	0.0371	0.0371
Discounted value as of Jan. 1, 2024		372,376	327,141	286,221	236,646	212,611	175,096	155,120	645,909
Sum of discounted values	4,763,296								

Source: 1.ARROTEK website

2.Clinical Development Success Rates and Contributing Factors 2011-2020

Note: The above calculation was made by computer. Minor error came from the decimal adjustment.

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APPENDIX 5 PROSPECTIVE FINANCIAL INFORMATION OF YONG DING BIOPHARM (1/2)

Item	Year							
Unit: NTD in thousands	2024	2025	2026	2027	2028	2029	2030	2031
Revenue	47,531	490,240	1,872,390	3,295,304	4,296,103	6,236,302	7,762,411	8,972,254
Cost of sales	(22,592)	(227,522)	(821,324)	(1,475,980)	(1,971,936)	(2,625,290)	(3,112,296)	(3,554,081)
Gross profit	24,939	262,718	1,051,066	1,819,324	2,324,167	3,611,012	4,650,115	5,418,173
Operating expense	(80,327)	(161,249)	(220,422)	(194,654)	(250,802)	(266,390)	(272,676)	(306,085)
Operating income	(55,388)	101,469	830,644	1,624,670	2,073,365	3,344,622	4,377,439	5,112,088
Income tax	11,078	(20,294)	(166,129)	(324,934)	(414,673)	(668,924)	(875,488)	(1,022,418)
Net income	(44,310)	81,175	664,516	1,299,736	1,658,692	2,675,698	3,501,951	4,089,670

Source: Provided by Management and summarized by BDO Taiwan.
Note: The above calculation was made by computer. Minor error came from the decimal adjustment.

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APPENDIX 5 PROSPECTIVE FINANCIAL INFORMATION OF YONG DING BIOPHARM (2/2)

Item	Year						
Unit: NTD in thousands	2032	2033	2034	2035	2036	2037	2038
Revenue	10,360,434	11,815,940	12,676,477	15,001,288	16,130,586	18,656,643	20,207,022
Cost of sales	(4,052,021)	(4,541,533)	(4,855,515)	(5,580,474)	(6,012,941)	(6,836,491)	(7,371,020)
Gross profit	6,308,413	7,274,407	7,820,962	9,420,814	10,117,645	11,820,152	12,836,002
Operating expense	(296,540)	(309,847)	(317,915)	(333,040)	(342,660)	(359,422)	(377,068)
Operating income	6,011,873	6,964,560	7,503,047	9,087,774	9,774,985	11,460,730	12,458,934
Income tax	(1,202,374)	(1,392,912)	(1,500,610)	(1,817,555)	(1,954,997)	(2,292,146)	(2,491,787)
Net income	4,809,499	5,571,648	6,002,437	7,270,219	7,819,988	9,168,584	9,967,147

Source: Provided by Management and summarized by BDO Taiwan.
Note: The above calculation was made by computer. Minor error came from the decimal adjustment.

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Annex D-32

PAGE | 31

APPENDIX 6 YONG DING BIOPHARM'S SELF-PREPARED CONSOLIDATED BALANCE SHEET

Item/Year Unit: NTD in thousands	2022/12/31 (Self-prepared)	2023/12/31 (Self-prepared)
Current assets		
Cash and cash equivalent	925	2,680
Accounts receivable - net	1,135	3,137
Merchandise inventory	976	2,077
Prepayments and other receivables	1,383	899
Deferred tax assets-current	135	761
Current assets in total	4,554	9,554
Non-current assets		
Long-term investments	2,000	2,000
Property, plant and equipment	118	36
Right-of-use assets	1,721	368
Deferred tax assets - non-current	761	0
Non-current assets in total	4,600	2,404
Total assets	9,154	11,958
Current liabilities		
Accounts payable	417	553
Notes payable	708	375
Deferred tax liabilities	33	52
Current portion of long- term loans payable	993	1,056
Accounts payable-related parties	1,928	6,649
Accrued expenses and other current liabilities	300	474
Lease liabilities - current	1,366	372
Current liabilities in total	5,745	9,531

Item/Year Unit: NTD in thousands	2022/12/31 (Self-prepared)	2023/12/31 (Self-prepared)
Non-current liabilities		
Long-term loans	1,076	0
Lease liabilities - non-current	372	0
Non-current liabilities in total	1,448	0
Total liabilities	7,193	9,531
Equity		
Capital	15,005	15,005
Retained earnings	(13,044)	(12,578)
Total equity	1,961	2,427
Liabilities and equity in total	9,154	11,958

Source: Provided by Management and summarized by BDO Taiwan.
Note: The above calculation was made by computer. Minor error came from the decimal adjustment.

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APPENDIX 6-1 YONG DING BIOPHARM'S SELF-PREPARED STATEMENT OF COMPREHENSIVE INCOME

Item/Year Unit: NTD in thousand	FY22 (Self-prepared)	FY23 (Self-prepared)
Revenue	11,263	11,492
Cost of sales	(6,845)	(6,636)
Gross profit	4,418	4,856
Operating expense	(5,382)	(4,986)
Operating income	(964)	(130)
Non-operating income and expense	1,093	750
Profit before tax	129	620
Income tax	(90)	(176)
Net income	39	444

Source: Provided by Management and summarized by BDO Taiwan.

Note: The above calculation was made by computer. Minor error came from the decimal adjustment.

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Annex D-34

This publication has been carefully prepared, but it has been written in general terms and should be seen as containing broad statements only. This publication should not be used or relied upon to cover specific situations and you should not act, or refrain from acting, upon the information contained in this publication without obtaining specific professional advice. Please contact [member firm name] to discuss these matters in the context of your particular circumstances. BDO Taiwan, its partners, employees and agents do not accept or assume any responsibility or duty of care in respect of any use of or reliance on this publication, and will deny any liability for any loss arising from any action taken or not taken or decision made by anyone in reliance on this publication or any part of it. Any use of this publication or reliance on it for any purpose or in any context is therefore at your own risk, without any right of recourse against BDO Taiwan or any of its partners, employees or agents.

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BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Copyright © 2024 BDO Taiwan. All rights reserved. Published in Taiwan

www.bdo.com.tw

BDO

Annex D-35

Annex E

CIAA Valuation Report

Annex E-1

Investment Value of Exclusive Licensing Agreement

-Patents, technologies and detection products EG-Breast Cancer Detection-P1- Blood monitoring tool for monitoring breast cancer progression by detecting circulating methylation GCM2 and TMEM240

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Annex E-2

The Board of Directors

Yong Ding Biopharm Co., Ltd

Date: September 9, 2024

Dear Sirs/Madams,

Re : Investment Value of Exclusive Licensing Agreement

In accordance with your instructions, we have conducted a measurement of the Exclusive Licensing Agreement ("Subject Asset") held by Yong Ding Biopharm Co., Ltd ("YD BIO or Company"). As of June 30, 2024, the investment value of the underlying assets ranged from US$747,847 thousand to US$769,609 thousand.

The purpose of our valuation is to provide an independent opinion on the subject asset at valuation date above.

This report states the purpose of valuation and premise of value, sources of information, identifies the subject valued, describes the methodology and analysis of our valuation, assumptions and limiting conditions, and presents our opinion on value.

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Annex E-3

Abbreviations

YD BIO or "Company"	Yong Ding Biopharm Co., Ltd.
EG BIO	EG BIOMED CO., LTD
"We" or CIAA	China Intangible Assets Appraisement Co., Ltd.
Valuation Date	June 30, 2024
Subject Asset	Exclusive Licensing Agreement of Patents, technologies and detection products EG-Breast Cancer Detection-P1 - Blood monitoring tool for monitoring breast cancer progression by detecting circulating methylation GCM2 and TMEM240
Test-P1	EG-BREAST BLOOD TEST-P1
FDAMA	Food and Drug Administration Modernization Act.
De Novo	De Novo classification request
ccfDNA	Circulating cell-free DNA
QMSP	Quantitative Methylation-Specific PCR
LDTs	Laboratory Development Tests
IVD	In vitro diagnostic
IMF	International Monetary Fund
CAGR	Compound annual growth rate
WACC	Weighted Average Cost of Capital
PV	Present Value
TAB	Tax Amortization Benefit
S&P Capital IQ	Name of the database

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Annex E-4

Table of Contents

Abbreviations 3

1. Executive Summary 5

2. SUBJECT ASSEST OVERVIEW 10

3. Global ECONOMIC ANALYSIS 18

4. INDUSTRY ANALYSIS 20

5. Value Measurement Methodology 23

6. Conclusion of Value 25

Appendix 1. STAFF BIOGRAPHY 27

Appendix 3. Revenue Forecast from 2024-2039 30

Appendix 4. Weighted Average Cost of Capital 31

Appendix 5. Comparable licensing transaction analysis 32

Appendix 6. Market Approach 33

Appendix 7. Valuation by Relief from Royalty Method 35

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Annex E-5

1. Executive Summary

1.1 Subject Assets and Purpose of Valuation

☐ **Subject Asset:** Exclusive Licensing Agreement (America, Europe and Asia region) of Patents, technologies and detection products EG-Breast Cancer Detection-P1 - Blood monitoring tool for monitoring breast cancer progression by detecting circulating methylation GCM2 and TMEM240 (hereinafter as the "Subject Asset").

☐ **Purpose of Valuation:** YD BIO wishes to know the value of the underlying assets on the valuation date in order to provide YD BIO management with internal management decisions.

1.2 Valuation Date

☐ June 30, 2024

1.3 Premise of Value

The subject asset's current us from the investor's view adopted as the premise of value.

1.4 Standard of Value

The "Investment Value" is the standard of value in this report. Investment value is the amount of money an investor would pay for a piece of property. It refers to an asset's specific value based on certain parameters. Investment value represents an individual's measurement of the asset's property value.

1.5 Sources of Information

Information was principally obtained from YD BIO, including financial forecast and other relevant documents, and through outside research. Internally prepared financial statements and other pertinent information provided by YD BIO have been accepted without further verification as correctly reflecting the results of operations and the financial and business conditions of underlying assets. We have not performed an audit, review, or compilation of financial statements in the capacity of certified public accountants in accordance with US GAAP. Our work cannot be relied upon to discover errors, irregularities, or illegal acts.

Our analysis and conclusions are based on our discussions with the managements of YD BIO, including:

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Annex E-6

- ☐ The financial forecast of the underlying assets from July 2024 to 2039.
- ☐ Industry and economy related studies.
- ☐ Public information including data from S&P Capital IQ and ktMINE.
- ☐ Others useful information and document about valuation provided by YD BIO.

Due to the time constraints, we relied on the management of YD BIO to provide us with data and information as agreed upon. We did not take any actions to verify the accuracy of these data and information. Nor did we perform any due diligence to verify the existence of tangible and intangible assets. Should such actions be taken that lead to the revisions of data and/or other information critical for the valuation; the valuation results could be materially different.

1.6 Assumptions

The report is subject to the following general assumptions and limiting conditions as applicable:

- ☐ The operating performance of the subject company will match the financial forecast prepared by our client and there will not exist significant differences.
- ☐ There will be no significant changes in the political, legal, taxation, fiscal policy or economic conditions of the country or region in which the subject company operates.
- ☐ There will be no significant changes in long-term inflation, interest rates, and exchange rates compared to current conditions.
- ☐ The potential international crisis, epidemic, commercial disputes, severe weather, etc. will have no significant impact on the subject company's main business.
- ☐ The subject company will have no significant change in value due to business compensation or litigation.
- ☐ The subject company will not violate any legal regulation or any unusual or severe restrictions or obstructions now and in the future.
- ☐ Potential bad debts of the subject company will not cause any significant impact on its main business.

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Annex E-7

1.7 Limiting Conditions and Independence Statements

We do not make any investment in the subject assets this report and will have no related investment in the future. The expenses about this report are calculated based on working hours, and there is no contingent payment related to the results of the report. The value analysis will be significantly affected by business and industry background and there are subjective judgments. There will exist no single indisputable value.

- ☐ The characteristics of the valuation process determine the value analysis is not accurate science. There exists subjective and personal professional judgment on the conclusion of value. Therefore, there will exist no single indisputable value. To achieve the purpose of the valuation report, the report provides fair value as the conclusion of the value. Our clients should consider any special factor may affect the fair value when making any business decision.
- ☐ The intrinsic value of the subject company is affected by the internal environment including shareholders, etc. and it may differ from the conclusion of the value of the report. We claim that any party shall not make decisions solely depending on the conclusion of the report.
- ☐ The conclusion of value shall not be the only reference to any internal decision our client making, and our client shall consider various factors to make any business decision. The transaction price will be affected by other factors including awareness of stakeholders, important business information, negotiation, motivation, and other related premiums and discounts.

Except for agreements in advance, CIAA or we are exempted from the responsibility for providing further consultation and testimony in court or legal proceedings.

The conclusion of the report was based on the accuracy of the information provided by our clients and public information.

- ☐ In the process of valuation and analysis, we discussed with our client and believed the accuracy of the information provided by our client.
- ☐ We also collect public information including data from S&P Capital IQ and other public resources. The sources of related data are indicated in relevant sections in the report. We do not

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Annex E-8

take responsibility for the correctness and completeness of the data used in the report.

- ☐ We conduct a limited review of the information provided by our clients and assumes that the information mentioned above is correct. And the valuation was performed mainly based on the information above.
- ☐ The report and analysis were based on the assumptions of the accuracy and completeness of the information provided by our client.

We do not perform any audit, due diligence or review on the financial information or other data provided by our client.

- ☐ We do not be required to perform any audit, due diligence, and review of the information provided by our client and we did not independently investigate or verify the data provided by our client. We do not express an opinion or offer any form of assurance regarding its accuracy or completeness and cannot express an opinion on any adjustments to the balance sheet or income statement that may affect the conclusion of the value.
- ☐ Any conclusion or analysis from the report shall not be regarded as audit opinions. We take no responsibility or liability towards any parties for any loss, damage, cost or expense caused by use of or reliance on information provided by our client disclosed in the report.

We do not conduct a full investigation into the business of the subject company.

- ☐ We do not be required to conduct a comprehensive investigation of the business, operation and financial information of the subject company. We would not express any direct or indirect assurance and opinion on the information of the subject company.

Events occurring or changes in the environment after the report date was not being considered in the value analysis.

- ☐ The conclusion of the value of the report is analyzed based on the information available before the report date and the condition on the valuation date. Any changes in economics, industries and operating activities of the subject company may make a different conclusion of value. The conclusion only reflects the conditions

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Annex E-9

on the valuation date. We have no responsibility to update the report to reflect the events occurring after the report date.

The conclusion of value is mainly dependent on management.

- ☐ The result of the valuation analysis is mainly dependent on the rationality, commercial feasibility and achievability of the financial forecasts prepared by the management of our client. The factors above include, but are not limited to, the achievability of the revenue and the profitability of the current or expected business model under the assumption under the financial forecast of the subject company prepared by our client.

- ☐ We do not be required and express no opinion on the rationality, commercial feasibility and achievability of the financial forecasts. Our conclusions are dependent on the financial forecasts reflecting management's judgment on consistent revenue in the future, based on present circumstances, as to the most likely set of conditions and the course of action it is most likely to be anticipated.

Our client confirmed

- ☐ The draft of the report has been submitted to our client. The client has reviewed and confirmed the correctness of the information used in the report. And there exists no significant information not disclosed in the report.

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Annex E-10

2. SUBJECT ASSEST OVERVIEW

2.1 Background

Yong ding Biopharm Co., Ltd. (hereinafter as "YD BIO") plans to develop breast cancer detection services in the America, European and Asia re, and plans to obtain an exclusive technology license for breast cancer core methylation analysis from EG BioMed CO., Ltd. And use relevant detection technologies and products to accelerate its entry into the breast cancer detection market in the United States, Europe and Asia.

2.2 Company Overview

YD BIO was established in April 2013 in accordance with the Company Law of the Republic of China. As of June 30, 2024, its capital was NT$193,832,000. The main business of YD BIO is the wholesale and sale of medicines and medical supplies. Since 2015, it has become a supplier of new drug R&D drugs and related medical materials to the three major pharmaceutical companies, Novartis, Merck & Co., and Alcon. By the end of 2023, it plans to invest in the research and development of ocular stem cell technology and products and the promotion of early cancer detection business. Therefore, in 2024, It is expected to obtain the authorization of 3D GLOBAL BIOTECH INC.'s "Method for culturing human limbal cells" and the authorization of EG-BIO's "Blood monitoring tool for monitoring breast cancer progression by detecting circulating methylation GCM2 and TMEM240".

EG BioMed Co., Ltd. was established on March 23, 2022. It is a spin-off startup company transferred from Taipei Medical University. It is mainly engaged in early detection and data analysis products for cancer, as well as poor prognosis monitoring and recurrence. Commercial development of detection technology. Erica owns the "Cancer Core Methylation Analysis Technology", which detects changes in gene methylation in the blood for early detection of cancer. The technology can be applied to breast cancer, colorectal cancer, rectal cancer, esophageal cancer, gastric cancer, lung cancer, and ovarian cancer. Cancer, head and neck cancer, blood cancer, prostate cancer, pancreatic cancer, biliary tract cancer, liver cancer and uterine cancer, etc. The current research base is located in Taiwan, and in the future, it is expected to establish laboratories and R&D bases in the United States, Australia and Singapore. Currently, breast cancer methylation detection technology has been patented in Taiwan and the European Union,

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Annex E-11

and colorectal cancer methylation detection technology has been patented in Taiwan.

2.3 Subject Asset

Exclusive Licensing Agreement (hereinafter as the "Subject Asset") of Patents, technologies and detection products in the region of American, European and Asian. The main provisions of the contract are explained as follows:

Important provisions of the subject Asset

Subject Technology: The underlying technology owned by EG-BIO is "Patents, technologies and detection products EG-Breast Cancer Detection-P1 - Blood monitoring tool for monitoring breast cancer progression by detecting circulating methylation GCM2 and TMEM240" (hereinafter as the "Subject technology"), related the technical description is detailed in paragraph 2.4. The patent application details are detailed in Table 2.3. Other important provisions of the subject Asset are summarized as follows.

Effective Date and Licensing period: The licensed period will be 15 years from its effective date on June 30, 2024. After the contract expires, if both parties do not terminate the contract, the contract will be automatically extended for 5 years.

Agreement Type: Patents, detecting technologies and processes, markets.

Territory: American, European and Asian.

Exclusivity: Exclusive.

Royalty conditions: Calculated based on 19% of the "total quarterly net sales" of testing services in each region, and royalties will be paid.

2.4 Subject Technology

Patents, technologies and detection products EG-Breast Cancer Detection-P1 - Blood monitoring tool for monitoring breast cancer progression by detecting circulating methylation GCM2 and TMEM240.

Patent technical description

Breast cancer is a leading cause of cancer-related deaths among women globally. The metastatic disease is responsible for most breast cancer fatalities, with traditional biomarkers like CA-153 offering limited sensitivity and accuracy in monitoring disease

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Annex E-12

progression. This study explores the utility of circulating methylated GCM2 and TMEM240 as biomarkers for breast cancer progression, potentially providing a more reliable method for early detection of recurrence and monitoring treatment response.

Determining the Cut-off Value for Detecting Circulating Methylated GCM2 and TMEM240 in Plasma. To establish a cut-off value for detecting circulating methylated GCM2 and TMEM240 in plasma, we analyzed a test cohort of 166 breast cancer patients, comprising 14 Eastern European and 152 Taiwanese patients. Among them, 13.3% experienced recurrence or metastasis. Most patients (77.1%) were in stages II and III, with a significant number diagnosed with the IDC subtype. We observed lower Cp values for TMEM240 and GCM2 in the progression group compared to the non progression group. This classification method demonstrated an accuracy of 97.0%, sensitivity of 81.8%, and specificity of 99.3%.

Table 2.1 The performance of the EG-Breast Blood Test-P1 based on the cut-off criteria

Overall	Progression	Non-progression	
Positive	18 (TP)	1(FP)	PPV94.7%
Positive	4(FN)	143(TN)	NPV97.2%
Negative	Sensitivity 81.8%	Specificity 99.3%	Accuracy 97.0%

***
The Average of Cp Value for TMEM240
50
45
40
35
30
Non-progression
Progression
Tumor status
***
The Average of Cp Value for GCM2
50
45
40
35
30
Non-progression
Progression
Tumor status

Figure2.1 The average Cp values for TMEM240 and GCM2 in both the non-progression group and the progression group. This figure presents a box chart comparing average Cp values for TMEM240 and GCM2 in both non-progression and progression groups. The Mann-Whitney U test was used to evaluate significant differences between the two groups within a test cohort of 166 subjects. ***, $p < 0.001$.

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Annex E-13

LCI Finance Group

A
Determination of cut-off values
Progression
Non-progression
TMEM240_1
TMEM240_2
TMEM240_3
The Cp value of TMEM240 qMSP
No.
B
Determination of cut-off values
Progression
Non-progression
GCM2_1
GCM2_2
GCM2_3
The Cp value of GM2 qMSP
No.

Figure 2.2 The representative raw data and the determination of cut-off values The scatter plots for methylated cfDNA of TMEM240 (A) and GCM2 (B) were used to distinguish breast cancer patients with progression in orange color (left) and patients with non-progression in green color (right). The Y-axis represented as results of Cp value using qPCR. The X-axis represented as each patients' numbers. Three technical repeats were performed in each patient.

Clinical Validation of Circulating Methylated GCM2 and TMEM240

In a validation cohort of 325 breast cancer patients (120 from the U.S. and 205 from Taiwan), 20.3% experienced recurrence or metastasis. The combined detection of methylated GCM2 and TMEM240 outperformed traditional markers CA15-3 and CEA in terms of sensitivity, specificity, accuracy, and predictive values. Specifically, the test achieved an accuracy of 94.8%, sensitivity of 87.9%, and specificity of 96.5%, with an ROC AUC of 0.930. These results were consistent across different racial groups, confirming the robustness and global applicability of this method.

EG cfDNA extraction kit (30 test)
EG bisulfite conversion kit
(30 test)
EG pancreatic blood test kit

Figure 2.3 EG-Biomed provide IVD grade reagent sets that comply with international GMP standards

Comparative analysis of EG-Biomed's detection method and traditional detection method

For breast cancer recurrence monitoring after treatment, EG-Biomed has conducted clinical analysis on more than 500 cases in the United States and Taiwan. The test results have a sensitivity of

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Annex E-14

95.7%, a specificity of 90.3%, and an accuracy of 95.4%. The results are far superior to the currently commonly used CA15-3 and CEA detection methods.

Sensitivity
1 - Specificity
1.0
0.8
0.6
0.4
0.2
0.0
0.0
0.2
0.4
0.6
0.8
1.0
EGBC-P1
CA15-3
CEA

Figure 2.4 The ROC curve for EG-Breast Blood Test-P1, CA15-3 and CEA.

Note: The ROC curve is constructed by taking the raw data and applying the specified cutoff values to classify them as negative or positive. The Area Under the Curve (AUC) is then calculated based on these classifications. The curve was generated using SPSS version 18.0 software.

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Annex E-15

Compared with current market peers Roche/Abbott, Uni Pharma and CellSearch testing technologies, the results of EG-Biomed Test-P1 testing technology show far better tracking results after malignant tumors than other companies' technical testing results.

Product name	EG-Breast Blood Test-P1	CA15-3	DR70	CTC
Company	EG-Biomed	Roche/Abbott	Uni Pharma	CellSearch
How it works	free nucleic acid Methylation analysis	chemical luminescence immunoassay/Serum CA15-3 detection	ELISA/serum Fibrinogen	Forward screening /EpCAM
Performance for Cancer	Tracking	Screening and tracking	Multiple screening and tracking	Multiple tracking
Clinical data (Sensitivity)	95%	68%	65%	56%
product specifications	BCT/plasma	Serum	Serum	BCT/whole blood
product pricing	15,000	800	5,000	20,000

Table 2.2 Comparison of testing technology capabilities between EG-Biomed and its peers

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Annex E-16

Patent applications for this innovative technology are spread across many regions around the world, reflecting EG BIO 's comprehensive protection of intellectual property rights. In Europe and Taiwan, EG Biomed has successfully obtained patent authorization, the licensing patent numbers are 3790984 and I721414 respectively. These patents consolidate and protect EG BIO's application market in key technologies. EG biomed patent application information is as follows:

Item	Region	Type	Patent Number	Issue Date	Product
用於乳癌之早期預 Taiwan 測、治療反應、復發 及預後監控之方法	Taiwan	Invention	I721414	2021/03/11	EG-BREAST BLOOD TEST-P1
METHODS FOR EARLY PREDICTION, TREATMENT RESPONSE, RECURRENCE AND PROGNOSIS MONITORING OF BREAST CANCER	Europe	Invention	3790984	2023/11/22	
	Malaysia	Invention	To Be Assigned	2024/08/16	
	United States	Invention	17/053,688 Approval anticipated (2024)	2019/05/08	
	Australia	Invention	2019265619	2019/05/08	
	Korea	Invention	10-2020-7035311	2019/05/08	
	Japan	Invention	2020-562713	2019/05/08	
	Singapore	Invention	11202011007U	2019/05/08	
用于乳癌的早期预 测、治疗反应、复发 及预后监控的方法	China	Invention	201980031343.5	2019/05/08	

Table 2.3 List of patent application status

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Annex E-17

Current usage of technology

After the Test-P1 technology matures and stabilizes, EG-Biomed will apply to the FDA for In Vitro Diagnostic (IVD) certification through De Novo in 2024. It has completed the first phase of administrative review and entered the second phase of actual review. The overall review period is 120 days, and there should be an opportunity to complete the review before the end of 2024.

If Test-P1 does not pass the De Novo certification application, after understanding the reason, if the liquid specimen is required to adopt the PMA route, it may still be possible to adjust the indication and change the Breakthrough Devices Program, and have the opportunity to interact with FDA experts through a variety of different program options. , to effectively address topics that arise during the pre-market review phase. This interaction can help manufacturers receive feedback from FDA and identify areas of agreement in a timely manner. Manufacturers can also expect their submissions to receive priority review to assist Test-P1 in obtaining innovative device qualifications to achieve the goal of accelerating the protection of public health; Test-P1 can also begin sales under the Breakthrough Devices Program, in addition to FDA expert advice once the agreement area is determined, it can also be verified through mass sales and accumulated clinical trials.

EG-Biomed has set up a medical testing laboratory in Washington State. After submitting the CLIA/CAP certification application in September 2024 and completing the certification in December 2024, it can undertake breast cancer testing business in 2025 next year.

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Annex E-18

3. Global ECONOMIC ANALYSIS

Economic recovery in 2022-23

Economic activity has been surprisingly resilient during the global deflation period of 2022-23. Economic activity has grown steadily as global inflation recedes from its peak in mid-2022, defying warnings of stagflation and a global recession. Employment and income growth remained stable, reflecting supportive demand developments, including higher-than-expected government spending and household consumption, as well as supply-side expansion, particularly an unexpected increase in the labor force participation rate. Although central banks have sharply raised interest rates to restore price stability, the unexpected economic recovery also reflects the ability of households in major developed economies to draw on the large savings accumulated during the epidemic. In addition, changes in the mortgage and housing markets during the decade of low interest rates before the pandemic have moderated the near-term impact of policy rate hikes. Central banks in many economies have recently turned to easing policies and tightened fiscal policies aimed at curbing high government debt, including raising and lowering taxes.

Economic growth momentum will slow down in 2024-25

Global economic growth is 3.2% in 2023 and is expected to continue at the same pace in 2024 and 2025. The recent pace of economic expansion has been slower due to remaining high borrowing costs, the withdrawal of fiscal support, the COVID-19 pandemic, the long-term impact of Russia's invasion of Ukraine; weak productivity growth; and increasing geoeconomic fragmentation. Overall global inflation is expected to fall from an annual average of 6.8% in 2023 to 5.9% in 2024 and 4.5% in 2025. The latest forecast for global economic growth five years from now is 3.1%, the lowest level in decades.

	Item	2022	2023	2024	2025(F)	2026(F)
World	Gross domestic prices(%)	4.42	3.51	3.37		
	Inflation, average consumer prices(%)	3.24	3.11	3.10		
	Current Account Balances(% of GDP)					
U.S.	*Gross domestic prices(%)*	*3.52*	*1.41*	*1.48*	*1.61*	*1.61*
	Inflation, average consumer prices(%)	2.40	2.50	2.48	2.37	2.25
	Current Account Balances(% of GDP)	(733.78)	(617.65)	(577.19)	(556.25)	(550.89)
E.U.	Gross domestic prices(%)	3.94	2.27	1.91		
	Inflation, average consumer prices(%)	1.40	1.61	1.72		
	Current Account Balances(% of GDP)	3.10	3.11	3.06		
China	Gross domestic prices(%)	5.57	5.44	5.27	5.12	4.86
	Inflation, average consumer prices(%)	1.90	1.90	2.00	2.00	2.00
	Current Account Balances(% of GDP)	1.32	1.14	0.92	0.71	0.53
Japan	Gross domestic prices(%)	2.53	1.14	0.69	0.57	0.49
	Inflation, average consumer prices(%)	0.70	0.66	0.87	0.96	0.96
	Current Account Balances(% of GDP)	181.03	196.01	206.67	211.22	212.05

Source:IMF

Table 3.1 Major Economics information

Regional unrest and wars lead to economic decline and inflation

As **China** and other large emerging market economies take an increasing share of the global economy, their bleak growth prospects are also affecting the prospects of their trading partners. Risks to the global outlook are now broadly balanced. On the downside, fresh price spikes due to geopolitical tensions, including the war in Ukraine and tensions over conflicts in Gaza and Israel, combined with ongoing core inflation in

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a still-tight labor market, could lift interest rate expectations and Lower asset prices.

Artificial Intelligence to Improve Productivity

On the upside, looser fiscal policy than necessary and assumed in projections could raise economic activity in the short term, although risking more costly policy adjustment later on. Inflation could fall faster than expected amid further gains in labor force participation, allowing central banks to bring easing plans forward. Artificial intelligence and stronger structural reforms than anticipated could spur productivity.

Policy adjustments and investment to increase economic growth

A renewed focus on implementing medium-term fiscal consolidation to rebuild room for budget maneuver and prioritized investments, and to ensure debt sustainability is justified. Cross-country differences require tailored policy responses. Strengthening supply-side reforms will promote inflation and debt reduction, allowing economies to accelerate growth.

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4. INDUSTRY ANALYSIS

In 2024, Labiotech's biotechnology industry experts said that with the rapid advancement of technology, breakthrough innovations have reshaped the model of medical care, drug development and other fields, among which the combined application of AI and RNA technology is the moving point of biotechnology applications.

4.1 America Market

The breast cancer diagnostics market in the Americas includes the North American market and the Latin American market.

According to Biospace forecast the global breast cancer diagnostics market was valued at USD 4.49 billion in 2023 and is expected to reach over USD 9.00 billion by 2033, poised to grow at a noteworthy CAGR of 7.2% from 2024 to 2033 North America dominated the market with a revenue share of 46.00% in terms of revenue in 2023.

According to Marketdataforecast, the Lartin Americas breast cancer imaging diagnosis market is worth US$0.46B in 2024, and is expected to reach more than US$0.65B by 2029. The compound annual growth rate from 2024 to 2029 will reach 8.79%, and breast cancer imaging diagnosis accounts for approximately 50% to 60% of the diagnostic market value, so the Lartin Americas breast cancer diagnostic market value in 2024 is estimated to be US$2.91B, and the market compound annual growth rate is also estimated at 8.79%.

Breast Cancer Diagnostics Market Size
America Market (USD Billion)
GAGR 7.1% in North America, 8.79 %in Latin America
0
1
2
3
4
5
6
2.91
3.13
3.37
3.62
3.89
4.19
4.5
4.84
5.2
5.59
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033

Figure 4.1 Breast Cancer Diagnostics Market Size of America Market

4.2 European Market

According to Research and Markets analysis, the European next-generation breast cancer diagnostics and screening market is worth US$840 million in 2023 and is expected to reach US$2.57 billion by the end of 2032, with a compound annual growth rate of 13.20% during the forecast period of 2023-2032.

The growth of the next-generation breast cancer diagnostics and screening market is expected to be driven by the increasing prevalence

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Annex E-21

of breast cancer cases, rising awareness about early diagnosis of breast cancer, and focus on breast cancer biomarker testing for effective screening, prognosis.

European next-generation breast cancer diagnostic and screening market USD Billian
3
2.5
2
1.5
1
0.5
0
2.57
GAGR 13.2%
0.84
2023
2032

Figure 4.2 European next-generation breast cancer diagnostic and screening market

4.3 Asia-Pacific Market

According to Research and Markets analysis, the next-generation breast cancer diagnostics and screening market in the Asia-Pacific region will be worth US$554.3 million in 2023 and is expected to reach US$1.7794 billion in 2032. with a compound annual growth rate of 13.80% during the forecast period of 2023-2032.

The market is expected to grow due to many factors. These include the rising incidence of breast cancer cases, increased awareness of early detection of breast cancer, increasing emphasis on breast cancer biomarkers to improve screening, prognosis and customized treatment, and the escalation of partnerships and collaborations among industry players.

Asia-Pacific next-generation breast cancer diagnostic and screening market USD Billian
2
1.5
1
0.5
0
1.7794
GAGR 13.8%
0.5543
2023
2032

Figure 4.3 Asia-Pacific next-generation breast cancer diagnostic and screening market

4.4 Market growth drivers

- ☐ **The incidence of breast cancer continues to rise.** The American Cancer Society estimates that approximately 281,550 new cases of breast cancer will be diagnosed in 2021, with an estimated 49,290 related deaths in the United States alone. Globally, breast cancer is the most common type of cancer, with

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more than 2.3 million new cases in 2021. discovery, accurate prognosis and effective treatment strategies.

- **New technologies and government support:** The demand for cancer diagnosis tools is increasing worldwide due to technological advancements. Support from regulatory bodies such as the FDA for the development of cancer biomarkers & mass cytometry, the launch of innovative flow cytometry reagents for drug discovery & diagnosis, and the development of technologically advanced miniaturized devices for portability & precision are driving the market growth.

- **The needs of breast cancer patients.** After effective treatment, breast cancer patients are in urgent need of advanced breast cancer diagnostic solutions to facilitate early detection, more accurate prognosis and effective treatment strategies during possible recurrences in the next five years. In addition, we should pay more attention to the needs of cancer patients' families for the accuracy of cancer detection.

- **Early detection of breast cancer is key to effective treatment of the disease.** It can improve quality of life, provide multiple treatment options, and increase survival rates. Regular screening and early detection with mammograms can reduce breast cancer rates by about 30%, according to a 2021 article in Research Fast Facts. Additionally, research to develop tests that can detect breast cancer as early as possible will be the biggest driver for the growth of the breast cancer testing market in the future.

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Annex E-24

5.2 Valuation Approach

The selection and decision of the valuation approach should consider the current status of the YD BIO and the purpose of the valuation. Different valuation purposes with different status of the subject company may have different conclusions of the values.

Exclude the Asset Approach:

- ☐ According to the discussion with the management, the breast cancer detection patents, and technology are mainly used for operating activities and there are identifiable benefit flows. It is not an intangible asset proper for the cost approach.

Adopt the Market Approach:

- ☐ The market value of comparable companies without operating income can be obtained based on the public market, and the market value of breast cancer detection technology is calculated based on the proportion of Biomarker's breast cancer detection business.

Adopt the Income Approach:

- ☐ The financial forecast and royalty rates are available.

The royalty rates of comparable intangible assets are available and the management of YD BIO could provide the financial forecast for breast cancer detection related patents and technology by products and regions. Therefore, it is proper to adopt the relief from royalty method of the income approach.

Valuation Process of Relief from Royalty Method

1	Confirm the application and market of the subject assets	It is used for operating activities manufacturing and selling gas sensor-related applications.
2	Search the comparable intangible asset cases	Search breast cancer detection related licensing transactions from international royalty databases.
3	Confirm the royalty rates from the comparable cases	Summarize the royalty rates with the licensing transaction cases and determine the appropriate royalty rate.
4	Calculate the discount rate	Calculate the discount rate based on the main operating areas, comparable companies, and specific risks of the subject assets.
5	Preliminary value of the subject assets	Calculate the value in use based on the financial forecasts provided by YD BIO and royalty rates described in the previous
6	Calculate the tax amortization benefit	Estimate the tax benefit amortization based on the tax regulations of countries.
7	Determine the Investment value of subject Asset	Calculate the value of the subject assets and the tax benefit amortization and determine the Investment value

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6. Conclusion of Value

6.1 Market Approach

Based on Grail's valuation without revenue in 2019 and 2020, it is US$6B and US$7.1B respectively. The company's main value comes from the value of patents and technology. Grail mainly operates in the European and American markets.

According to the actual clinical test results they announced on May 31, 2019, 784 people were effectively diagnosed with cancer, 67 of whom were diagnosed with breast cancer, and breast cancer accounted for 8.55% of all tested people.

YD BIO has obtained the exclusive authorization for breast cancer detection in the Americas, Europe and Asia. When the detection technology level exceeds that of GRAIL, it can be confirmed by multiplying the breast cancer technology contribution ratio by GRAIL's valuation and adjusting the difference in business market scale between YDBIO and GRAIL. The value of YD BIO’s licensing of breast cancer detection technology. Detailed Appendix 6 for market method value calculation.

6.2 Relief from Royalty Method

Valuation Date: June 30, 2024

Revenue Forecast: It is based on financial forecasts provided by our clients by Licensed business areas. Please refer to Appendix 3 for the financial forecast.

Royalty Rate: According to the breast cancer detection related licensing cases from the database, we adopt the average as the royalty rate of the invention patents and the first quartile of the utility model patent. Please refer to Appendix 5 for the authorization cases.

Maintenance Expenses: According to the forecasts for the product market provided by our client, 1.0% of maintenance expenses would be invested during forecast periods.

Economic Years: Discussions with customers indicate that breast cancer detection products and services generally have a longer economic benefit life, and the estimated economic benefit life is 15 years.

Discount Rate: We adopt the weighted average cost of capital as the base and consider the specific asset risk premium, 1% for the patents and the technology. Please refer to Appendix 4 for the calculation process.

Tax Amortization Benefit: According to the provisions of the authorization contract, each royalty paid by YD BIO is recognized as a current expense, and is not recognized as an intangible asset. There is no future amortization benefit, and TAB is not calculated in this value calculation.

6.3 REMARKS

This report has been reviewed by the management, who confirms that the content of the report is true and agrees with the report. We hereby confirm that we have neither a current nor a future interest in the underlying assets, companies, or the values reported herein.

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6.4 OPINION ON VALUE

Based on the characteristics of the underlying assets and the business plan, we adopt the market approach and the royalty reduction approach. Taking into account the impact of product market risk on the conclusion, we used the discount rate and the royalty rate as factors to conduct a sensitivity analysis for fluctuations of plus or minus 1%, and also referred to the interval analysis of the market method to calculate the value. As of June 30, 2024, the investment value of the underlying assets ranged from US$747,847 thousand to US$769,609 thousand.

Unit: USD 000'	Reference	Market Approach	Relief from Royalty Method
High	Appendix 5	884,952	769,609
Low	Appendix 6	747,847	617,498

CIAA

Chien-An Lu, CVA.
Founding Partner

Analyzed and reported by:

Koff Su, MBA, CFA, CVS
Director of the valuation department

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Appendix 1. STAFF BIOGRAPHY

Chien-An Lu, MBA, CVS
Founding Partner

Vice President of the company and founding partner of CVS, Mr. Lu has been engaged in corporate, intangible assets and financial asset valuation work since 2004, and has participated in many international mergers and acquisitions financial advisory work. He is a member of the International Association of Certified Valuation Specialist

Koff Su, MBA, CFA,CVS
Director of the valuation department

Vice President of the Company's Valuation Department, CFA, CVS, Mr. Su has been engaged in corporate, intangible asset and financial asset-related valuation work since 2008, and is a member of the International Association of Certified Valuation Specialists

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Appendix 2. Comparable Companies

Based on discussions with the management of YD BIO, we selected listed companies with similar technologies or similar service nature. Selected comparable company information is as follows.

Company Name	Business Description
Prenetics Global Limited (NASDAQGM:PRE)	Prenetics Global Limited, a genomics-driven health sciences company, engages in revolutionizing prevention, early detection, and treatment in Taiwan, Hong Kong, the United Kingdom, and internationally. It operates through two segments: Prevention and Diagnostics. The company offers CircleDNA, a consumer genetic testing product to offer comprehensive DNA test. It also provides Insighta develops and commercializes multi-cancer early detection technology named Fragma. In addition, the company, through acquisition of ACT Genomics, which is involved in genomic profiling of panels through ACTOnco, ACT HRD, ACTFusion, and ACTDrug. Further, the company offers ACTLiquid Pro, an NGS-based liquid biopsy assay for pan-solid tumors; ACTMonitor which provides realtime monitoring of drug resistance, treatment response, and cancer recurrence; and ACT Risk which manages the cancer risk. Prenetics Global Limited is based in Quarry Bay, Hong Kong.
Guardant Health, Inc. (NASDAQGS:GH)	Guardant Health, Inc., a precision oncology company, provides blood and tissue tests, data sets, and analytics in the United States and internationally. The company provides Guardant360; Guardant360 LDT; Guardant360 CDx Test; Guardant360 Response Test; Guardant360 TissueNext Test; GuardantINFINITY Test; GuardantConnect, an integrated software-based solution designed for clinical and biopharmaceutical customers to connect patients tested with assays with actionable alterations with potentially relevant clinical studies; GuardantOMNI Test for advanced stage cancer; and GuardantINFORM, an in-silico research platform for tumor evolution and treatment resistance across various biomarker-driven cancers. It offers Shield Test; Guardant Reveal Test for adjuvant treatment selection in early-stage cancer patients; Smart Liquid Biopsy Platform; and Guardant Galaxy, an AI-backed digital pathology platform that helps improve cancer biomarker detection. In addition, the company offers development services, including companion diagnostic development and regulatory approval, clinical study setup, monitoring and maintenance, testing development and support, technologies licensing, and kits fulfillment. The company has a collaboration agreement with Illumina, Inc. for the sharing of specimen samples to advance cancer research. The company was incorporated in 2011 and is headquartered in Palo Alto, California.
Illumina, Inc. (NASDAQGS:ILMN)	Illumina, Inc. offers sequencing- and array-based solutions for genetic and genomic analysis in the United States, Singapore, the United Kingdom, and internationally. It operates through Core Illumina and GRAIL segments. The company offers sequencing and array-based instruments and consumables, which include reagents, flow cells, and library preparation; whole-genome sequencing kits, which sequence entire genomes of various size and complexity; and targeted resequencing kits, which sequence exomes, specific genes, and RNA or other genomic regions of interest. It also provides whole-genome

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Company Name	Business Description
	sequencing, genotyping, noninvasive prenatal testing, and product support services; and Galleri, a multi-cancer early detection test. In addition, the company is developing solutions to help accelerate cancer diagnoses, blood-based detection for minimal residual disease, and other post-diagnostic applications. The company serves genomic research centers, academic institutions, government laboratories, and hospitals, as well as pharmaceutical, biotechnology, commercial molecular diagnostic laboratories, and consumer genomics companies. It markets and distributes its products directly to customers, as well as through life-science distributors. Illumina, Inc. was incorporated in 1998 and is based in San Diego, California.
Roche Holding AG (SWX:ROG)	Roche Holding AG engages in the pharmaceuticals and diagnostics businesses in Europe, North America, Latin America, Asia, Africa, Australia, and Oceania. The company offers pharmaceutical products in the therapeutic areas of anemia, blood and solid tumors, dermatology, hemophilia, inflammatory and autoimmune, neurological disorders, ophthalmology, respiratory disorders, and transplantation. It is also developing products for various therapeutic areas. In addition, it offers in vitro tests for the diagnosis of various diseases, such as cancer, diabetes, Covid-19, hepatitis, human papillomavirus, and other diseases; diagnostic instruments; and digital health solutions. Roche Holding AG was founded in 1896 and is based in Basel, Switzerland.

Source: Provided by YD BIO, S&P Capital IQ, and analysis by CIAA.

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Appendix 3. Revenue Forecast from 2024-2039

Unit: USD'000

Region	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
American	0	187,800	404,400	579,200	778,000	838,000	900,000	968,000	1,040,000	1,118,000
European	0	70,088	150,129	214,384	287,007	307,385	329,209	352,583	377,616	404,427
Asia	0	40,513	86,779	123,920	165,898	177,676	190,291	203,802	218,272	233,769
Total	0	298,401	641,308	917,504	1,230,905	1,323,061	1,419,500	1,524,385	1,635,888	1,756,196

Source: Provide by YD BIO.

Note: Based on the market size of the Americas (North America and Latin America), Europe and Asia in 2023, the market size from 2024 to 2039 is estimated based on the GAGR of each region: 7.1%, 13.20%, and 13.80%. The market share of each market is estimated at 20%. From 2025 to 2028, the entry rates into each market will be 30%, 60%, and 80% respectively, reaching 100% in 2029, with a market share of 20%.

Unit: USD'000

Region	2034	2035	2036	2037	2038	2039
American	1,202,000	1,292,000	1,388,000	1,494,000	1,606,000	1,728,000
European	433,141	463,894	496,831	532,106	569,885	610,347
Asia	250,367	268,143	287,181	307,571	329,408	352,796
Total	1,885,508	2,024,037	2,172,012	2,333,676	2,505,293	2,691,143

Source: Provide by YD BIO.

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Appendix 4. Weighted Average Cost of Capital

Item	Rate	Description	Source
A. Risk-free Rate	1.72%	Taiwan's 10-year bond yield on June 28, 2024	S&P Capital IQ
B. Market Risk Premium	8.05%	Equity Risk Premium of US market	NYU Aswath Damodaran
C. Beta	1.1195	The median adjusted beta of the comparable companies and adjusted by Hamada Formula.	S&P Capital IQ
D. Size Risk Premium	10.73%	10z Decile Stock Premium	KROLL, Cost of Capital Navigator
E. Company-Specific Risk	3%	Based on our estimation	-
F. Cost of Equity	24.45%	F= A + B × C + D + E	-
G. Percentage of Equity	84.93%	Estimated from the Comparable Companies	S&P Capital IQ
H. Cost of Debt	4.38%	The customer's actual borrowing interest	Client Financial Report 30, June 2024
I. Tax	20.00%	The statutory income tax rate in Taiwan, 20%	-
J. Weighted Average Cost of Capital	21.29%	J= F x G + H x (1 – G) x (1 – I)	-
K. Specific Risk Premium	1.00%	Intangible Asset Risk Premium	Analyzed by CIAA
L. Discount Rate	22.29%	L = J +K	-

Source: Analyzed by CIAA

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Appendix 5. Comparable licensing transaction analysis

ktMINE Data Agreement ID	Industry	Licensor	Licensee	Effective Date	Agreement Type	Territory	Exclusivity	Royalty Rate	Agreement Base
31103	Biotechnology, Healthcare: Products and Supplies, Healthcare: Facilities, Computers: Hardware and Software	Biofield Corp.	The MacKay Group Limited	07/27/2007	Manufacturing/Process Intangible, Other	worldwide	Exclusive	10%	Gross receipts
102232	Healthcare: Pharmaceutical, Healthcare: Products and Supplies	Massachusetts Institute of Technology, Albert Einstein College of Medicine of Yeshiva University, Montefiore Medical Center	MetaStat BioMedical, Inc.	12/06/2013	Manufacturing/Process Intangible	worldwide	Exclusive	20%	Corporate Partner Income
102358	Biotechnology, Healthcare: Products and Supplies, Computers: Hardware and Software, Business Services, Healthcare: Facilities	BioMark Technologies (Asia) Limited	Jiu Feng Investment Hong Kong Ltd.	09/30/2013	Distribution, Manufacturing/Process Intangible, Marketing Intangible, Software	worldwide	Exclusive	30%	List Price
							Average	20%	
							Median	20%	

Source: ktMINE database, CIAA analysis.

Note: Based on the following principles for selecting comparable licensing transactions: Biotechnology, Healthcare industries, products include Biomarker, global licensing, licensing types include Distribution, Manufacturing, Process, Intangible asset, etc., royalties are collected based on revenue proportion, licensing transaction time is after 2000, We selected 40 comparable authorized transaction reference information, and then selected the company with the most similar transaction conditions as our reference for this evaluation.

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Appendix 6. Market Approach

Based on Grail's valuation without revenue in 2019 and 2020, it is US$6B and US$7.1B respectively. The company's main value comes from the value of patents and technology. Grail mainly operates in the European and American markets.

According to the actual clinical test results they announced on May 31, 2019, 784 people were effectively diagnosed with cancer, 67 of whom were diagnosed with breast cancer, and breast cancer accounted for 8.55% of all tested people.

Cancer Type (N)	Sensitivity (95% CI)	Number of participants
Lung	59%	151
Colorectal	74%	72
Hormone Receptor Negative Breast	64%	67
Lymphoma	70%	60
Pancreatic	78%	41
Head and Neck	86%	60
Multiple Myeloma	71%	41
Ovarian	67%	36
Esophageal	76%	30
Liver	68%	25

Cancer Type (N)	Sensitivity (95% CI)	Number of participants
Anorectal	79%	25
Gastric	78%	14
Others		162
Total detection person		784
Breast Cancer Person		67
Breast Cancer %		8.55%

Source: Grail website, CIAA analysis.

Note: Across Grail's all-stage sub-study, the overall detection rate across more than 20 cancer types was 55% (n=784/1,422; 95% confidence interval: 52.5-57.7%). Tissue of origin results were provided for 94% of all cancers detected by the GRAIL test across more than 20 cancer types (n=735/784), with the test correctly identifying the tissue of origin in 90% of cases (n=735/784). =663/735).

YD BIO has obtained exclusive authorization for breast cancer detection in the Americas, Europe and Asia. By multiplying GRAIL's valuation by multiplying the breast cancer technology contribution ratio and adjusting the difference in business market size between YD BIO and GRAIL, the value of YD BIO's breast cancer detection technology authorization can be confirmed. . The market method value is calculated in the table below.

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Unit:USD 000'	2019	2020
Grail's valuation	6,000,000	7,100,000
Get revenue	No	No
The ratio of the number of breast cancer diagnostics to the number of all cancer tests	8.55%	8.55%
Market size adjustment	145.85%	145.85%
YD BIO Breast cancer diagnostics Value	747,847	884,952

Source: Grail's value from cbinsights.

Therefore, assuming that the ratio of detectable breast cancer to all cancers is the ratio of the value of breast cancer detection technology to the value of all cancer detection technologies, we multiply the ratio of detectable breast cancer by Grail's company value, and then consider that Grail only has the U.S. market (USD 1.9B), and the regions authorized by YD BIO include the Americas, Europe and Asia (USD4.3B), the market size ratio should be additionally adjusted, and the value of YD BIO's patents and technology calculated according to the market method is US$748,847 thousand to US$884,952 thousand.

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Appendix 7. Valuation by Relief from Royalty Method

American Region (1/2)

Parameters/Assumptions	
Discount rate	22.29%
Tax rate	20.00%
Royalty rate	20.00%

Unit: USD'000

Item / Year	2024/07~12	2025	2026	2027	2028	2029	2030	2031	2032
Sales	0	187,800	404,400	579,200	778,000	838,000	900,000	968,000	1,040,000
Royalty Rate	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%
Saving Royalty	0	37,560	80,880	115,840	155,600	167,600	180,000	193,600	208,000
Maintenance Exp.	0	(1,878)	(4,044)	(5,792)	(7,780)	(8,380)	(9,000)	(9,680)	(10,400)
Pre-Tax Cash Flow	0	35,682	76,836	110,048	147,820	159,220	171,000	183,920	197,600
Tax	0	(7,512)	(16,176)	(23,168)	(31,120)	(33,520)	(36,000)	(38,720)	(41,600)
After-Tax Cash Flow	0	28,170	60,660	86,880	116,700	125,700	135,000	145,200	156,000
IVD approval rate	90.00%	90.00%	90.00%	90.00%	90.00%	90.00%	90.00%	90.00%	90.00%
Adjusted Cash Flow	0	25,353	54,594	78,192	105,030	113,130	121,500	130,680	140,400
Discount Factor	0.9509	0.8177	0.6687	0.5468	0.4471	0.3656	0.2990	0.2445	0.1999
PV of Cash Flow	0	20,732	36,506	42,755	46,962	41,364	36,327	31,950	28,070
Sum of PV	418,578								

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American Region (2/2)

Parameters/Assumptions	
Discount rate	22.29%
Tax rate	20.00%
Royalty rate	20.00%

Unit: USD’000

Item / Year	**2033**	**2034**	**2035**	**2036**	**2037**	**2038**	**2039**
Sales	1,118,000	1,202,000	1,292,000	1,388,000	1,494,000	1,606,000	1,606,000
Royalty Rate	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%
Saving Royalty	223,600	240,400	258,400	277,600	298,800	321,200	321,200
Maintenance Exp.	(11,180)	(12,020)	(12,920)	(13,880)	(14,940)	(16,060)	(16,060)
Pre-Tax Cash Flow	212,420	228,380	245,480	263,720	283,860	305,140	305,140
Tax	(44,720)	(48,080)	(51,680)	(55,520)	(59,760)	(64,240)	(64,240)
After-Tax Cash Flow	167,700	180,300	193,800	208,200	224,100	240,900	546,040
IVD approval rate	90.00%	90.00%	90.00%	90.00%	90.00%	90.00%	90.00%
Adjusted Cash Flow	150,930	162,270	174,420	187,380	201,690	216,810	491,436
Discount Factor	0.1635	0.1337	0.1093	0.0894	0.0731	0.0598	0.0489
PV of Cash Flow	24,675	21,693	19,068	16,751	14,744	12,960	24,022
Sum of PV							

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Annex E-37

European Region (1/2)

Parameters/Assumptions

Discount rate	22.29%
Tax rate	20.00%
Royalty rate	20.00%

Unit: USD'000

Item / Year	2024/07~12	2025	2026	2027	2028	2029	2030	2031	2032
Sales	0	70,088	150,129	214,384	287,007	307,385	329,209	352,583	377,616
Royalty Rate	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%
Saving Royalty	0	14,018	30,026	42,877	57,401	61,477	65,842	70,517	75,523
Maintenance Exp.	0	(701)	(1,501)	(2,144)	(2,870)	(3,074)	(3,292)	(3,526)	(3,776)
Pre-Tax Cash Flow	0	13,317	28,525	40,733	54,531	58,403	62,550	66,991	71,747
Tax	0	(2,804)	(6,005)	(8,575)	(11,480)	(12,295)	(13,168)	(14,103)	(15,105)
After-Tax Cash Flow	0	10,514	22,520	32,158	43,051	46,108	49,382	52,888	56,642
IVD approval rate	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Adjusted Cash Flow	0	10,514	22,520	32,158	43,051	46,108	49,382	52,888	56,642
Discount Factor	0.9509	0.8177	0.6687	0.5468	0.4471	0.3656	0.2990	0.2445	0.1999
PV of Cash Flow	0	8,598	15,059	17,584	19,250	16,859	14,765	12,931	11,324
Sum of PV	169,656								

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Annex E-38

European Region (2/2)

Parameters/Assumptions

Discount rate	22.29%
Tax rate	20.00%
Royalty rate	20.00%

Unit: USD’000

Item / Year	2033	2034	2035	2036	2037	2038	2039
Sales	404,427	433,141	463,894	496,831	532,106	569,885	569,885
Royalty Rate	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%
Saving Royalty	80,885	86,628	92,779	99,366	106,421	113,977	113,977
Maintenance Exp.	(4,044)	(4,331)	(4,639)	(4,968)	(5,321)	(5,699)	(5,699)
Pre-Tax Cash Flow	76,841	82,297	88,140	94,398	101,100	108,278	108,278
Tax	(16,177)	(17,326)	(18,556)	(19,873)	(21,284)	(22,795)	(22,795)
After-Tax Cash Flow	60,664	64,971	69,584	74,524	79,816	85,483	193,761
IVD approval rate	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Adjusted Cash Flow	60,664	64,971	69,584	74,524	79,816	85,483	193,761
Discount Factor	0.1635	0.1337	0.1093	0.0894	0.0731	0.0598	0.0489
PV of Cash Flow	9,918	8,686	7,607	6,662	5,835	5,110	9,471
Sum of PV							

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Asian Region (1/2)

Parameters/Assumptions	
Discount rate	22.29%
Tax rate	20.00%
Royalty rate	20.00%

Unit: USD’000

Item / Year	2024/07~12	2025	2026	2027	2028	2029	2030	2031	2032
Sales	0	40,513	86,779	123,920	165,898	177,676	190,291	203,802	218,272
Royalty Rate	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%
Saving Royalty	0	8,103	17,356	24,784	33,180	35,535	38,058	40,760	43,654
Maintenance Exp.	0	(405)	(868)	(1,239)	(1,659)	(1,777)	(1,903)	(2,038)	(2,183)
Pre-Tax Cash Flow	0	7,698	16,488	23,545	31,521	33,758	36,155	38,722	41,471
Tax	0	(1,621)	(3,471)	(4,957)	(6,636)	(7,107)	(7,612)	(8,152)	(8,731)
After-Tax Cash Flow	0	6,077	13,017	18,588	24,885	26,651	28,543	30,570	32,740
IVD approval rate	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Adjusted Cash Flow	0	6,077	13,017	18,588	24,885	26,651	28,543	30,570	32,740
Discount Factor	0.9509	0.8177	0.6687	0.5468	0.4471	0.3656	0.2990	0.2445	0.1999
PV of Cash Flow	0	4,969	8,704	10,164	11,127	9,744	8,534	7,474	6,546
Sum of PV	104,217								

39

Annex E-40

Asian Region (2/2)

Parameters/Assumptions	
Discount rate	22.29%
Tax rate	20.00%
Royalty rate	20.00%

Unit: USD'000

Item / Year	**2033**	**2034**	**2035**	**2036**	**2037**	**2038**	**2039**
Sales	233,769	250,367	268,143	287,181	307,571	569,885	569,885
Royalty Rate	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%
Saving Royalty	46,754	50,073	53,629	57,436	61,514	113,977	113,977
Maintenance Exp.	(2,338)	(2,504)	(2,681)	(2,872)	(3,076)	(5,699)	(5,699)
Pre-Tax Cash Flow	44,416	47,569	50,948	54,564	58,438	108,278	108,278
Tax	(9,351)	(10,015)	(10,726)	(11,487)	(12,303)	(22,795)	(22,795)
After-Tax Cash Flow	35,066	37,555	40,222	43,077	46,135	85,483	193,761
IVD approval rate	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Adjusted Cash Flow	35,066	37,555	40,222	43,077	46,135	85,483	193,761
Discount Factor	0.1635	0.1337	0.1093	0.0894	0.0731	0.0598	0.0489
PV of Cash Flow	5,733	5,021	4,397	3,851	3,372	5,110	9,471
Sum of PV							

40

Annex E-41

Subject Asset value by Relief from Royalty Method

Region	Reference	Value USD’000
American	American Region (1/2)	419,516
European	European Region (1/2)	167,325
Asian	Asian Region (1/2)	102,978
Total		**689,819**

Sensitivity analysis on fluctuations

Considering the impact of product market risk on the conclusion, we used the discount rate and the royalty rate to conduct a sensitivity analysis on fluctuations of plus or minus 1%. Based on the complete valuation process and analysis, as of June 30, 2024, the investment value of the underlying assets ranged from US$617,498thousand to US$769,609thousand.

Royalty Rate /Discount Rate/ USD’000	21.29%	22.29%	23.29%
21.0%	769,609	726,590	687,041
20.0%	730,662	689,819	652,271
19.0%	691,712	653,046	617,498

41

Annex E-42

Annex F

Lock-Up Agreement

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of September 24, 2024, by and among YD Biopharma Limited, a Cayman Islands exempted company (the “Company”), the undersigned shareholders of the Company (collectively, the “Company Shareholders”), Breeze Holdings Acquisition Corp., a Delaware corporation (“Parent”), Breeze Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned stockholders of Parent (the “Parent Stockholders” and together with the Sponsor, the “Parent Initial Stockholders”). The Company Shareholders and the Parent Initial Stockholders are sometimes referred to herein individually as a “Stockholder” and collectively as the “Stockholders.” The Company, Parent, and the Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

A.          Each of the Parent Initial Stockholders holds the number of shares of Parent common stock (“Parent Common Stock”) set forth opposite such Parent Initial Stockholder’s name on Exhibit A hereto.

B.          On September 24, 2024, Parent, the Company, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent, expected to be named “YD Bio Limited,” which is in the process of being formed by the Parent, and once formed, the Parent shall cause it to enter into a joinder to this Agreement (“Pubco”), Breeze Merger Sub, Inc., a Delaware corporation that will be a direct, wholly-owned Subsidiary of Pubco (“Parent Merger Sub”), and a Cayman Islands exempted company that will be a wholly-owned subsidiary of Pubco, expected to be named “BH Biopharma Merger Sub Limited,” which is in the process of being formed by the Parent, and once formed, the Parent shall cause it to enter into a joinder to this Agreement (“Company Merger Sub”), entered into that certain Merger Agreement and Plan of Reorganization (the “Merger Agreement”), pursuant to which, among other matters, (a) Parent Merger Sub will merge with and into Parent, with Parent continuing as the surviving company (the “Parent Merger”), and with the security holders of Parent receiving substantially equivalent securities of Pubco and (b) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Company Merger”; Company Merger and the Parent Merger are together referred to herein as the “Mergers”), and with the shareholders of the Company receiving Pubco Ordinary Shares, and as a result of the Mergers, Parent and the Company will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company listed on Nasdaq, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of applicable law.

C.          The Merger Agreement contemplates that the Parties will enter into this Agreement, pursuant to which the ordinary shares of Pubco (“Pubco Ordinary Shares”), held by the Stockholders immediately following the Parent Merger Effective Time and the Company Merger Effective Time, as applicable (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted), shall become subject to the limitations on disposition set forth herein.

D.          The Parties desire to enter into this Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.           For purposes of this Agreement:

(a)         the term “Early Release Period” means the period beginning on the date that is the day after the four-month anniversary of the Closing Date and ending on the date that is the eight-month anniversary of the Closing Date;

(b)         the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is eight (8) months after the Closing Date; provided, that the Lock-Up Period may be shortened in accordance with the terms of Section 2(a) or Section 2(b);

(c)         the term “Lock-up Shares” means any Pubco Ordinary Shares held by the Stockholders immediately following each of the Parent Merger Effective Time and the Company Merger Effective Time, as applicable, or acquired thereafter;

Annex F-1

(d)         the term “Permitted Transferee” means any Person to whom a Stockholder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(c);

(e)         the term “Stock Price Level” means a daily volume weighted average closing sale price of Pubco Ordinary Shares quoted on the Nasdaq Capital Market (or such other principal securities exchange or securities market on which the Pubco Ordinary Shares are then traded) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period; and

(f)          the term “Transfer” means any (i) voluntary or involuntary transfer, sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of (whether by operation of law or otherwise) or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.           Lock-Up Provisions.

(a)         Each of the Stockholders hereby agrees that it shall not, and shall cause its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except as permitted in accordance with the following:

(i)          during the Early Release Period, the Transfer Restriction shall expire with respect to ten percent (10%) of the Lock-Up Shares held by each Stockholder (the “First Tranche”) if a Stock Price Level equal to or greater than $12.50 is achieved;

(ii)         during the Early Release Period and after or concurrently with the satisfaction of the conditions precedent for the early expiration of the Transfer Restriction with respect to the First Tranche under Section 2(a)(i), the Transfer Restriction shall expire with respect to an additional ten percent (10%) of the Lock-Up Shares (the “Second Tranche”), if a Stock Price Level equal to or greater than $15.00 is achieved; and

(iii)        on the date on which Pubco completes a Subsequent Transaction, the Transfer Restriction will expire with respect to all Lock-Up Shares.

(b)         Notwithstanding anything to the contrary in this Agreement, each of the Parties hereby acknowledges and agrees that, at any time during the Lock-Up Period and no earlier than six (6) months after the Closing Date, the board of directors of Pubco (the “Board”) may, in its sole discretion, resolve to terminate, in whole or in part, the Transfer Restriction; provided, that any termination of the Transfer Restriction in part shall apply pro rata to the Stockholders; and, provided, further, that the approval of such resolution of the Board shall (i) be given at a meeting of the Board called for the purpose of considering and voting upon such resolution and (ii) include at least a majority of the “independent” (as such term is defined in Rule 5605(a)(2) of the Nasdaq Capital Market Listing Requirements) members of the Board.

(c)         Notwithstanding the provisions set forth in Section 2(a), each of the Stockholders and its respective Permitted Transferees may Transfer, in whole or in part, its Lock-up Shares during the Lock-up Period (i) to any Affiliate(s) of such Stockholder, (ii) in the case of an individual Stockholder, to a member of such individual’s immediate family (including such Stockholder’s spouse or ancestors, descendants or siblings (in each case, whether by blood, marriage or adoption)) or to a trust, the beneficiary of which is such Stockholder or a member of such Stockholder’s immediate family, or (iii), in the case of an individual Stockholder, by virtue of laws of descent and distribution upon the death of such Stockholder.

(d)         The per share prices of the Pubco Ordinary Shares referenced in this Agreement shall be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through any merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

Annex F-2

(e)         If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such Transfer and any such transferee of Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2(e), Pubco may impose stop-transfer instructions with respect to the Lock-Up Shares in accordance with the terms of this Agreement until the end of Lock-Up Period.

(f)          During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN LOCK-UP AGREEMENT, DATED AS OF SEPTEMBER 24, 2024, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) THE ISSUER’S SECURITY HOLDER NAMED IN THIS CERTIFICATE AND THE OTHER PARTIES THERETO. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(g)         For the avoidance of any doubt, each of the Stockholders shall retain all of his, her or its rights as a stockholder of Pubco with respect to his, her or its Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3.           Miscellaneous.

(a)         Effective Date. This Agreement shall become effective at the Parent Merger Effective Time.

(b)         Termination of the Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Parent Merger Effective Time, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c)         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(d)         Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto.

(e)         Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any Action relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(e) or in such other manner as may be permitted by applicable Law and that such process may be served in the manner of giving notices in Section 3(h) and that nothing in this Section 3(e) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) waives any objection that it may now or hereafter have to the venue of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same, and (e) agrees that it will not bring any such Action in any court other than the aforesaid courts. Each Party agrees that a final Order in any Action in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

Annex F-3

(f)          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(f).

(g)         Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means “including” without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(h)         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the addresses specified on the signature pages hereto (or at such other addresses for a Party as shall be specified by like notice).

(i)          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Parties or the Party agreeing to be bound thereby, respectively. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j)          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k)         Specific Performance. Each of the Parties acknowledges that its obligations under this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by such Party, money damages will be inadequate and the other Parties will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the other Parties in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the other Parties and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Parties may be entitled under this Agreement, at law or in equity.

Annex F-4

(l)          Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof and supersedes any other written or oral agreement relating to the subject matter hereof existing between the Parties; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Merger Agreement or any other Ancillary Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies or obligations of the Parties under any other agreement between any of the Parties, or any certificate or instrument executed by any of the Parties.

(m)        Further Assurances. From time to time, at another Party’s reasonable request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n)         Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document or other electronic format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex F-5

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PARENT:
BREEZE HOLDINGS ACQUISITION CORP.
By:	/s/ J. Douglas Ramsey, Ph.D.
Name:	J. Douglas Ramsey, Ph.D.
Title:	CEO & CFO
Email:	doug@breezeacquisition.com
Address:	Breeze Holdings Acquisition Corp. 955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039 Attention: J. Douglas Ramsey, Ph.D.

SPONSOR:
BREEZE SPONSOR, LLC
By:	/s/ J. Douglas Ramsey, Ph.D.
Name:	J. Douglas Ramsey, Ph.D.
Title:	Manager
Email:	doug@breezeacquisition.com
Address:	Breeze Holdings Acquisition Corp. 955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039 Attention: J. Douglas Ramsey, Ph.D.

[Signature Page to Lock-Up Agreement]

Annex F-6

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PARENT STOCKHOLDERS:
I-BANKERS SECURITIES, INC.
By:	/s/ Matthew J. McCloskey
Name:	Matthew J. McCloskey
Title:	President
Email:	matt.mccloskey@ibsgroup.net
Address:	1200 N Federal Hwy, Suite 215; Boca Raton, FL 33432

/s/ Albert McLelland
Albert McLelland
Email:	amcclelland@sbcglobal.net
Address:	9114 La Strada Ct., Dallas, TX 75220

/s/ Daniel L. Hunt
Daniel L. Hunt
Email:	DLH
Address:	DLH

/s/ Robert Lee Thomas
Robert Lee Thomas
Email:	rlt@thomasranchllc.com
Address:	112 Wild Honeysuckle Way, San Marcos, TX 78666

/s/ Bill Stark
Bill Stark
Email:	Pbdrillbit@aol.com
Address:	5416 Sectetariat St

[Signature Page to Lock-Up Agreement]

Annex F-7

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:
YD Biopharma Limited
By:	/s/ Dr. Hsieh Tsung Shen
Name:	Dr. Hsieh Tsung Shen
Title:	CEO
Email:	ethanshen@udn-pharm.com
Address:	YD Biopharma Limited 12th Floor, No. 101, Section 2 Nanjing East Road, Zhongshan District Taipei City, Taiwan 54186159

[Signature Page to Lock-Up Agreement]

Annex F-8

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY SHAREHOLDERS:
YD Biopharma Holding Limited
By:	/s/ Dr. Hsieh Tsung Shen
Name:	Dr. Hsieh Tsung Shen
Title:	CEO
Email:	ethanshen@udn-pharm.com
Address:	No. 3 Yuanqu St., Nangang Dist., Taipei City 115603, Taiwan

[Signature Page to Lock-Up Agreement]

Annex F-9

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against dishonesty, fraud, willful default and willful neglect, or against the consequence of committing a crime. Pubco’s memorandum and articles of association shall provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own fraud, dishonesty, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1

Merger Agreement and Plan of Reorganization, dated September 24, 2024, by and among Breeze Holdings Acquisition Corp., BH Biopharma Merger Sub Limited, and YD Biopharma Limited (included as Annex A to this proxy statement/prospectus)

3.1

Amended and Restated Certificate of Incorporation of Breeze Holdings Acquisition Corp. (incorporated by reference to Exhibit 3.3 of Breeze’s Registration Statement on Form S-1 filed with the SEC on October 26, 2020)

3.2

Amendment to Amended and Restated Certificate of Incorporation of Breeze Holdings Acquisition Corp., dated September 13, 2022 (incorporated by reference to Exhibit 3.1 of Breeze’s Current Report on Form 8-K filed with the SEC on September 15, 2022)

3.3*	Amended and Restated Memorandum and Articles of Association of Pubco, as currently in effect
3.4*	Form of Proposed Second Amended and Restated Memorandum and Articles of Association of Pubco
3.5	By-Laws of Breeze Holdings Acquisition Corp. (incorporated by reference to Exhibit 3.4 of Breeze’s Registration Statement on Form S-1 (file no. 333-249677))
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Breeze’s Registration Statement on Form S-1 (file no. 333-249677))
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 of Breeze’s Registration Statement on Form S-1 (file no. 333-249677))
4.3

Warrant Agreement, dated November 23, 2020, by and between Breeze Holdings Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Breeze’s Current Report on Form 8-K, filed with the SEC on November 23, 2020).

4.4

Rights Agreement, dated November 23, 2020, by and between Breeze Holdings Acquisition Corp. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 of Breeze’s Current Report on Form 8-K, filed with the SEC on November 23, 2020).

5.1*	Opinion of Ogier
8.1*	U.S. Tax Opinion of ArentFox Schiff LLP
10.1

Sponsor Support Agreement, dated September 24, 2024, by and among Breeze Holdings Acquisition Corp., YD Biopharma Limited and the Breeze Initial Stockholders (included as Annex D to this proxy statement/prospectus).

10.2

Company Support Agreement, dated September 24, 2024, by and among Breeze Holdings Acquisition Corp., YD Biopharma Limited and certain YD Biopharma Equity Holders (included as Annex E to this proxy statement/prospectus).

10.3

Lock-Up Agreement, dated September 24, 2024, by and among Breeze Holdings Acquisition Corp., YD Biopharma Limited, the Breeze Initial Stockholders and certain YD Biopharma Equity Holders (included as Annex F to this proxy statement/prospectus).

Exhibit Number	Description
10.4*	Registration Rights Agreement, dated November 21, 2024, by and among Breeze Holdings Acquisition Corp., the Breeze Initial Stockholders and certain YD Biopharma Equity Holders.
10.5

Letter Agreement, dated November 23, 2020, by and among Breeze Holdings Acquisition Corp., Breeze Sponsor, LLC and each of the officers and directors of Breeze Holdings Acquisition Corp. (incorporated by reference to Exhibit 10.1 to Breeze’s Current Report on Form 8-K, filed with the SEC on November 27, 2020).

10.6

Investment Management Trust Agreement, dated November 23, 2020, by and between Breeze Holdings Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to Breeze’s Current Report on Form 8-K, filed with the SEC on November 27, 2020).

10.7

Administrative Services Agreement, dated November 23, 2020, by and between Breeze Holdings Acquisition Corp. and Breeze Sponsor, LLC (incorporated by reference to Exhibit 10.4 to Breeze’s Current Report on Form 8-K, filed with the SEC on November 27, 2020).

10.8

Business Combination Marketing Agreement, dated November 23, 2020, by and between Breeze Holdings Acquisition Corp. and the Representative (incorporated by reference to Exhibit 10.5 to Breeze’s Current Report on Form 8-K, filed with the SEC on November 27, 2020).

10.9*	Distribution Agreement, dated September 24, 2024, by and between YD Biopharma and Great Outdoors, LLC.
23.1*	Consent of Ogier (attached as Exhibit 5.1)
23.2*	Consent of ArentFox Schiff LLP (attached as Exhibit 8.1)
23.3	Consent of Marcum LLP
23.4	Consent of ARK Pro CPA & Co
23.5	Consent of Marcum LLP
99.1	Consent of CIAA
107**	Filing Fee Table

____________

†        Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

*        To be filed by amendment.

**      Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 17, 2024.

YD Bio Limited
By:	/s/ J. Douglas Ramsey
Name:	J. Douglas Ramsey
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of J. Douglas Ramsey and Russell D. Griffin as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date
YD Bio Limited
/s/ J. Douglas Ramsey	Director	December 17, 2024
J. Douglas Ramsey	Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)
/s/ Russell D. Griffin	Director	December 17, 2024
Russell D. Griffin
/s/ James L. Williams	Director	December 17, 2024
James L. Williams
/s/ Albert McLelland	Director	December 17, 2024
Albert McLelland
/s/ Bill Stark	Director	December 17, 2024
Bill Stark
/s/ Robert Lee Thomas	Director	December 17, 2024
Robert Lee Thomas

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 17th day of December, 2024.

YD Biopharma Limited
By:	/s/ Ethan Shen
Name:	Ethan Shen
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date
YD Biopharma Limited
/s/ Ethan Shen	Chief Executive Officer and Chairman	December 17, 2024
Ethan Shen	(Principal Executive Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of America, has signed this Registration Statement in New York, on December 17, 2024.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

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